Filed pursuant to Rule 424(b)(3)
Registration No. 333-272865

PROSPECTUS

LIFEZONE METALS LIMITED

103,675,724 ORDINARY SHARES,
667,500 WARRANTS TO PURCHASE ORDINARY SHARES AND
14,467,500 ORDINARY SHARES UNDERLYING WARRANTS

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to (a) 103,675,724 ordinary shares, par value $0.0001 per share (the “Lifezone Metals Ordinary Shares”), of Lifezone Metals Limited, an Isle of Man company (“Lifezone Metals”), which includes up to 26,767,088 Lifezone Metals Ordinary Shares which may be issuable to certain shareholders of LHL and the Sponsor (each, as defined below) after the consummation of the Business Combination (as defined below) as earnout consideration upon the achievement of certain stock price thresholds for our Lifezone Metals Ordinary Shares, and (b) 667,500 Private Placement Warrants (as defined below). The Lifezone Metals Ordinary Shares described in clause (a) of the prior sentence include (i) 6,667,317 Lifezone Metals Ordinary Shares issued to the PIPE Investors (as defined below) at a cash price of $10.00 per share, (ii) 5,133,600 Lifezone Metals Ordinary Shares issued to the Sponsor upon conversion of 5,133,600 Class B ordinary shares of GoGreen (as defined below), which Class B ordinary shares of GoGreen were issued to the Sponsor at a cash price of $0.0036 per share, and which Lifezone Metals Ordinary Shares have been distributed by the Sponsor to Selling Securityholders who are limited partners of the Sponsor, (iii) 1,335,000 Lifezone Metals Ordinary Shares issued to the Sponsor upon conversion of 1,335,000 Class A ordinary shares of GoGreen, which Class A ordinary shares of GoGreen were issued to the Sponsor pursuant to a private placement of GoGreen units at a cash price of $10.00 per unit (with each GoGreen unit consisting of one Class A ordinary share of GoGreen and one-half of one warrant to purchase one Class A ordinary share of GoGreen), and which Lifezone Metals Ordinary Shares have been distributed by the Sponsor to Selling Securityholders who are limited partners of the Sponsor, (iv) 667,500 Lifezone Metals Ordinary Shares issuable upon exercise of the Private Placement Warrants at an exercise price of $11.50 per share, (v) 62,605,219 Lifezone Metals Ordinary Shares issued to Selling Securityholders who were shareholders of LHL as equity merger consideration pursuant to the Business Combination at an equity consideration value of $10.00 per share and (vi) 500,000 Lifezone Metals Ordinary Shares issued to Selling Securityholders who were shareholders of SGPL (as defined below) as consideration pursuant to the Simulus SSA (as defined below) at an equity consideration value of $10.00 per share. The Private Placement Warrants described in clause (b) of such sentence were originally issued to the Sponsor pursuant to a private placement of GoGreen units at a cash price of $10.00 per unit and were assumed by Lifezone Metals pursuant to the Warrant Assumption Agreement (as defined below), which Private Placement Warrants have been distributed by the Sponsor to Selling Securityholders who are limited partners of the Sponsor.

In addition, this prospectus relates to the issuance by us of up to (a) 13,800,000 Lifezone Metals Ordinary Shares issuable upon exercise of the Public Warrants (as defined below) and (b) 667,500 Lifezone Metals Ordinary Shares issuable upon exercise of the Private Placement Warrants.

The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We are registering these securities for resale by the Selling Securityholders, or their pledgees, transferees or their successors that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part. See the section entitled “Plan of Distribution.”

Our Lifezone Metals Ordinary Shares and Warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “LZM” and “LZM.WS,” respectively. On September 28, 2023, the closing price for our Lifezone Metals Ordinary Shares on the NYSE was $15.49. On September 28, 2023, the closing price for our Warrants on the NYSE was $1.25.

We will not receive any proceeds from the sale of the securities by the Selling Securityholders, except with respect to amounts received by Lifezone Metals upon exercise of the Warrants to the extent such Warrants are exercised for cash. Each Lifezone Metals Warrant represents the right to purchase one Lifezone Metals Ordinary Share at a price of $11.50 per share in cash. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Lifezone Metals Ordinary Shares. On September 28, 2023, the market price for our Lifezone Metals Ordinary Shares was $15.49. When the market price for our Lifezone Metals Ordinary Shares is less than $11.50 per share (i.e., the Warrants are “out of the money”), we believe warrant holders will be unlikely to exercise their Warrants.

The outstanding Lifezone Metals Ordinary Shares being offered in this prospectus represent approximately 97.5% of our outstanding Lifezone Metals Ordinary Shares, assuming the Lifezone Metals Ordinary Shares issuable upon the achievement of certain stock price thresholds are not outstanding. The outstanding Lifezone Metals Ordinary Shares being offered in this prospectus represent approximately 98.1% of our outstanding Lifezone Metals Ordinary Shares, assuming all Lifezone Metals Ordinary Shares issuable upon the achievement of certain stock price thresholds are outstanding. Additionally, if all the Warrants are exercised, an additional 14,467,500 Lifezone Metals Ordinary Shares would be outstanding, of which 1,117,500 would be owned by the Selling Securityholders. The sale of all the securities being offered in this prospectus, or the perception that these sales could occur, could result in a significant decline in the public trading price of our Lifezone Metals Ordinary Shares and Warrants.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Lifezone Metals is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

Lifezone Metals is also a “foreign private issuer” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Lifezone Metals’ officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Lifezone Metals is not be required to file periodic reports and financial statements with the Securities and Exchange Commission (the “SEC”) as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 22 of this prospectus before you make an investment in the securities.

Neither the SEC nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated September 29, 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 filed with the SEC by Lifezone Metals. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered by the Selling Securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find Additional Information.” You should rely only on information contained in this prospectus, any prospectus supplement and any related free writing prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus, any prospectus supplement and any related free writing prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

The Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See the section entitled “Plan of Distribution.”

Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding.

Throughout this prospectus, unless otherwise designated or the context otherwise requires, the terms “we”, “us”, “our”, “Lifezone” and “the Company” refer to Lifezone Metals and its subsidiaries.

FINANCIAL STATEMENT PRESENTATION

Lifezone Metals

Lifezone Metals was incorporated on December 8, 2022 for the purpose of effectuating the Business Combination described herein. Prior to the consummation of the Business Combination, Lifezone Metals had no material assets and did not operate any businesses. Accordingly, no financial statements of Lifezone Metals have been included in this prospectus. Lifezone Metals qualifies as a foreign private issuer as defined under Rule 405 under the Securities Act and will prepare its financial statements denominated in U.S. dollars and in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Accordingly, the unaudited pro forma combined financial information presented in this prospectus has been prepared in accordance with IFRS and is denominated in U.S. dollars.

GoGreen

The financial statements of GoGreen included in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are denominated in U.S. dollars.

LHL

LHL was formed as a holding company for Lifezone Limited and acquired 100% of the equity interest in Lifezone Limited on June 24, 2022 in consideration for issuing shares of LHL on a 1:1 basis to the Lifezone Limited shareholders at the time (following a 1:200 split of shares of Lifezone Limited) (the “Lifezone Holdings Transaction”). Also, on June 24, 2022 (at the same time as the Lifezone Holdings Transaction), the shareholders of Kabanga Nickel Limited (“KNL”) (other than Lifezone Limited) exchanged their shares of KNL for shares of LHL on a 1:1 basis (the “Flip-Up”). As LHL did not have any previous operations, Lifezone Limited and KNL (together with its subsidiaries) are together viewed as the predecessors to LHL and its consolidated subsidiaries. As a result, the consolidated financial statements of LHL recognize the assets and liabilities received in the Lifezone Holdings Transaction and the Flip-Up at their historical carrying amounts, as reflected in the historical financial statements of Lifezone Limited and KNL (together with its subsidiaries).

LHL’s audited financial statements as of and for the years ended December 31, 2021 and 2022 included in this prospectus have been prepared in accordance with IFRS and audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are reported in U.S. dollars. LHL’s unaudited condensed interim consolidated financial statements as of and for the six-month periods ended June 30, 2023 and 2022 included in this prospectus have been prepared in accordance with IAS 34 ‘Interim Financial Reporting’ and are reported in U.S. dollars.

INDUSTRY AND MARKET DATA

In this prospectus, we present industry data, information and statistics regarding the markets in which Lifezone Metals competes as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with Lifezone Metals’ own internal estimates and information obtained from discussions with its customers, taking into account publicly available information about other industry participants and Lifezone Metals’ management’s judgment where information is not publicly available. This information appears in “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Lifezone Metals’ Business” and other sections of this prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

Wood Mackenzie has provided us with certain data and information contained in this prospectus, including certain data and information contained in an independent report titled “Nickel Market Outlook: A Report for Lifezone Limited,” October 2022, which was commissioned by LHL in 2022. The data and information provided by Wood Mackenzie should not be interpreted as advice and you should not rely on it for any other purpose. You may not copy or use this data and information except as expressly permitted by Wood Mackenzie in writing. To the fullest extent permitted by law, Wood Mackenzie accepts no responsibility for your use of this data and information except as specified in a written agreement you have entered into with Wood Mackenzie for the provision of such data and information.

The EY Cova Study was conducted by EY Cova, which studied PGM metals at SRL’s platinum plant in South Africa under the then-applicable conditions in 2020, including the original 110 ktpa design envelope. The study assumed reagents were not manufactured on site. The actual results could differ depending on the specific project. The reports were prepared in 2023, and were prepared based on information received from Kellplant, and are wholly dependent on the accuracy and correctness of such information which was not checked by EY Cova. The reports do not contemplate the needs, purposes, or use of any person other than Kellplant and any third party use or reliance on extract contained in the report is entirely at that third-party’s own risk.

Currency and Exchange Rates

In this prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars and all references to “$” mean U.S. dollars. Certain monetary amounts described herein have been expressed in U.S. dollars for convenience only and, when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations.

CERTAIN DEFINED TERMS

In this document, unless the context otherwise requires:

“Amended and Restated Memorandum and Articles of Association of Lifezone Metals” or “A&R Articles of Association” means the memorandum and articles of association of Lifezone Metals set out in Exhibit 3.1 to the registration statement of which this prospectus forms a part.

“Ancillary Documents” means each agreement, instrument, certificate or document including the GoGreen disclosure schedules, LHL disclosure schedules, the Plan of Merger, Initial Lock-Up Agreements, the New Registration Rights Agreement, the Sponsor Support Agreement, the Warrant Assumption Agreement, any Joinder and the other agreements, instruments, certificates and documents executed or delivered by any of the parties to or in connection with the Business Combination Agreement.

“BHP” means BHP Billiton (UK) DDS Limited, a UK based subsidiary of BHP Group Limited, a leading global resource company and a strategic partner in the Kabanga Project.

“Bushveld Complex” means a basin-shaped intrusion and geological region, internationally recognized for its PGM-bearing deposits, located in South Africa.

“Business Combination Agreement” means the Business Combination Agreement, dated as of December 13, 2022, as it may be amended, supplemented or modified from time to time by and among GoGreen, Lifezone Metals, the Sponsor, Merger Sub, LHL, Keith Liddell, solely in his capacity as LHL Shareholders representative, and the shareholders of LHL party thereto.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as may be amended from time to time.

“Change of Control” means any transaction or series of transactions occurring after the Share Acquisition Closing (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons, acquires direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing more than 50% of the combined voting power of the then outstanding voting securities of Lifezone Metals, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of Lifezone Metals immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (ii) the voting securities of Lifezone Metals immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into 50% or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Lifezone Metals and its subsidiaries, taken as a whole, to any person.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Committee” means a committee of at least two people appointed to Lifezone Metals’ board.

“Company” means Lifezone Metals.

“COVID-19” means the disease known as coronavirus disease or COVID-19, the virus known as severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and any evolutions or mutations thereof.

“Cravath” means Cravath, Swaine & Moore LLP, U.S. counsel to Lifezone Metals.

“Definitive Feasibility Study” means the definitive feasibility study for both the Kabanga mine and the base metals refinery to determine the development requirements of the project, including capital and operating costs, which is expected to be completed in the second half of 2024.

“DLSA” means the development, licensing and services agreement between Lifezone Limited and KNL, pursuant to which Lifezone Limited agreed to: (i) develop the Kabanga Hydromet Technology; (ii) once developed, license that technology to KNL for use by or on behalf of KNL initially in connection with a feasibility study and thereafter in connection with the Kabanga Project; and (iii) provide a variety of related services. Unless terminated earlier, the DLSA will remain in force until completion of the Kabanga Project and any related project, following which it shall automatically expire.

“DTC” means the Depository Trust Company.

“Dutwa Acquisition” means the potential acquisition of all the tangible assets and all registered and unregistered intellectual property relating to the Dutwa Nickel Project (excluding the Ngasamo deposit in the Dutwa Nickel Project area) of Harmony Minerals Limited and Dutwa Minerals Limited.

“Dutwa Nickel Project” means the nickel laterite ore deposit at Dutwa in northern central Tanzania.

“Earnout Period” means the time period beginning on the Share Acquisition Closing Date and ending on the five-year anniversary of the Share Acquisition Closing Date.

“Earnout Shares” means the Lifezone Metals Ordinary Shares to be issued by Lifezone Metals to the eligible LHL Shareholders in connection with the Share Acquisition, within five business days after the occurrence of the triggering events described in this prospectus, upon the terms and subject to the conditions set forth in the Business Combination Agreement.

“EIA” means environment impact assessment.

“EIA Certificate” means the environmental impact assessment certificate pursuant to the EMA.

“EIA Study” means the environmental impact assessment study pursuant to the EMA.

“ELRA” means the Employment and Labour Relations Act Cap. 366 R.E. 2019 of Tanzania.

“ELRA Code” means the Employment and Labour Relations (Code of Good Practice) Rules 2007.

“EMA” means the Environmental Management Act, 2004 of Tanzania.

“EMP” means the environmental management plan in relation to the Kabanga Project.

“ESG” means environmental, social and governance.

“EV” means electric vehicle.

“EY Cova” means Cova-Advisory (Pty) Ltd, trading as EY Cova.

“EY Cova Study” means the studies conducted by EY Cova, which studied PGM metals at SRL’s platinum plant in South Africa under the then-applicable conditions in 2020, including the original 110 ktpa design envelope.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Shares” means the Lifezone Metals Ordinary Shares issued to LHL Shareholders pursuant to the terms of the Business Combination Agreement.

“Extension Notes” means, collectively, the First Extension Note and the Second Extension Note.

“Extension Payment” means the deposit into the Trust Account of additional funds of $2,760,000 for each of the available three-month extensions of the period of time for GoGreen to consummate a business combination, for a total payment of up to $5,520,000 (or approximately $0.10 per public share for each three-month extension).

“FCC” means the Fair Competition Commission of Tanzania.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“First Extension” means the extension requested by the Sponsor, on January 18, 2023, that GoGreen extend the date by which GoGreen has to consummate a business combination from January 25, 2023 to April 25, 2023, as the first of two three-month extensions permitted under GoGreen’s existing governing documents.

“First Extension Note” means the promissory note dated January 19, 2023 issued by GoGreen to the Sponsor in the principal amount of $2,760,000 in connection with the First Extension.

“First Working Capital Note” means the promissory note dated January 19, 2023 issued by GoGreen to the Sponsor in the principal amount of up to $300,000 for working capital expenses.

“Flip-Up” means the KNL shareholders’ exchange of KNL shares for LHL shares in June 2022.

“Framework Agreement” means the agreement entered into in January 2021 between Kabanga Nickel Limited and the Government of Tanzania, pursuant to which Tembo Nickel Corporation Limited, in which the Government of Tanzania holds a 16% non-dilutable free-carried interest and Kabanga Nickel Limited holds an 84% interest, was created.

“GDPR” means the U.K. General Data Protection Regulation.

“GHGs” means Greenhouse gases.

“Glencore” or “GCC” means Glencore Canada Corporation.

“GoGreen” means GoGreen Investments Corporation, a Cayman Islands exempted company.

“GoGreen founder shares” means the aggregate 6,900,000 GoGreen Class B ordinary shares issued prior to the IPO that were owned by the GoGreen Initial Shareholders.

“GoGreen Initial Shareholders” means the Sponsor and certain members of GoGreen’s board of directors and advisors.

“GoGreen ordinary shares” means the ordinary shares, with par value $0.0001 per share, of GoGreen outstanding prior to the consummation of the Business Combination.

“GoGreen PIPE Investors” means the investors that are affiliates of GoGreen that invested in the PIPE Financing and consists of John Dowd, Govind Friedland and Sergei Pokrovsky.

“GoGreen Public Unit” means a GoGreen unit issued in the IPO.

“GoGreen Warrant Agreement” means the warrant agreement governing GoGreen’s warrants prior to the consummation of the Business Combination.

“GoT” means the Government of Tanzania.

“Hydromet Technology” means the particular hydrometallurgical concentrate processing technology that has been developed, and intended to be developed further, based on Lifezone’s intellectual property which includes certain patents and proprietary information in relation to such technology, and which term includes the Kabanga Hydromet Technology and the Kell Process Technology.

“IASB” means the International Accounting Standards Board.

“ICA” means the Investment Company Act of 1940.

“ICE” means internal combustion engines.

“IDC” means Industrial Development Corporation of South Africa, a South African national development finance institution.

“IDC-KTSA Shareholder Loan Agreement” means the shareholder loan agreement between IDC and KTSA dated March 31, 2022 in terms of which the IDC agreed to advance to KTSA a shareholder loan in the amount of R407,000,000.

“IEA” means the International Energy Agency.

“IFRS” means International Financial Reporting Standards as adopted by the IASB.

“Initial Lock-Up Agreements” means, collectively, the lock-up agreements entered into by the GoGreen Initial Shareholders and LHL Shareholders at the Share Acquisition Closing in connection with the Business Combination.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IOM Companies Act” means the Companies Act 2006 of the Isle of Man.

“IP” means intellectual property.

“IPO” means GoGreen’s initial public offering of GoGreen units, consummated on October 25, 2021.

“IRS” means the U.S. Internal Revenue Service.

“ISOs” means incentive share options.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“JVC Subsidiaries” means Tembo Refining and Tembo Mining, collectively.

“JVCo” means any joint venture entity formed by KNL and BHP pursuant to the Cooperation Deed.

“Kabanga Data” means the data and information acquired by Kabanga Nickel Limited in April 2021, relating to the Kabanga Project, including historical mineral resource estimation, all metallurgical test work and piloting data, analysis and studies in conjunction with the acquisition of Kabanga Holdings Limited from Barrick International (Barbados) Corporation and Glencore and all shares of Romanex International Limited from Glencore and Sutton Resources Limited.

“Kabanga Hydromet Technology” means the Hydromet Technology proposed to be developed for refining nickel, cobalt and copper at the CTP and licensed by Lifezone Limited to KNL, pursuant to the DLSA.

“Kabanga Nickel” means Kabanga Nickel Company Limited, a Tanzanian company.

“Kabanga Project” means Lifezone Metals’ exploration project of the Kabanga deposit project area.

“Kagera Mining” means Kagera Mining Company Limited, a Tanzanian company.

“Kell Intellectual Property” means the IP rights with respect to the Kell Process Technology owned, licensed to or controlled by Lifezone Limited.

“Kell License” means the exclusive license granted by Lifezone Limited to its 50%- owned subsidiary, Kelltech Limited, to use and sub-license the Kell Process Technology in the SADC License Area.

“Kellplant” means Kellplant (Pty) Limited, a limited liability private company, registered in and incorporated under the laws of South Africa.

“Kell Pledge” means a pledge and cession over the shares in KTSA and Kellplant to be granted by KTSA (in respect of the shares in Kellplant) and the IDC and Kelltech (in respect of their shares held in KTSA).

“Kell Process Technology” means the Hydromet Technology licensed by Lifezone Limited to Kelltech pursuant to the Kelltech License Agreement for refining PGMs, gold and silver and associated base metals where the primary focus of the extraction process is a PGM, gold, or silver.

“Kelltech” means Kelltech Limited, a company registered and incorporated in Mauritius.

“Kelltech License Agreement” means a license agreement among Lifezone Limited, Keith Liddell and Kelltech, as amended.

“Kell-Sedibelo-Lifezone Refinery” means a potential refinery at SRL’s Pilanesberg Platinum Mine in South Africa that would process PGMs, and gold, nickel, copper and cobalt, applying the Kell Process Technology.

“Key LHL Shareholders” means, collectively, Keith and Jane Liddell (jointly), Varna Holdings Limited, BHP Billiton (UK) DDS Limited, Peter Smedvig, Keith Liddell, Kamberg Investments Limited, Duncan Bullivant, Hermetica Limited and Chris Showalter.

“KNL” means Kabanga Nickel Limited, a private limited company incorporated under the laws of England and Wales.

“KTSA” means Kelltechnology South Africa (RF) (Pty) Limited.

“KTSA License” means the license granted to KTSA under the KTSA License Agreement.

“KTSA License Agreement” means a license agreement between Kelltech and KTSA pursuant to which Kelltech Limited granted KTSA an exclusive sub-license to the Kell Intellectual Property under the Kelltech License Agreement to use the Kell Intellectual Property within the SADC License Area.

“LHL” means Lifezone Holdings Limited, an Isle of Man company, and its consolidated subsidiaries and, following the Share Acquisition, a wholly-owned subsidiary of Lifezone Metals.

“LHL Shareholders” means the shareholders of LHL immediately prior to the Share Acquisition Closing.

“Lifezone Limited” means Lifezone Limited, a company limited by shares incorporated under the laws of the Isle of Man.

“Lifezone Metals” means Lifezone Metals Limited, an Isle of Man company.

“Lifezone Metals Ordinary Shares” means the ordinary shares, with $0.0001 par value per share, of Lifezone Metals.

“Lifezone Metals Warrant Agreement” means the warrant agreement governing Lifezone Metals’ outstanding warrants.

“Lifezone Subscription Agreement” means the subscription agreement dated December 24, 2021 entered into between Lifezone Limited and BHP, pursuant to which BHP subscribed for ordinary shares of Lifezone Limited for an aggregate amount of $10 million.

“Lifezone’s Kabanga Emissions Estimate” means the internal CO2 eq. emissions estimates prepared by LHL in respect of our Hydromet Technology at the Kabanga Project, which is a base metals project and does not include Lifezone’s precious metals circuit, as compared against the baseline emissions CO2 eq. per tonne of class 1 nickel set forth in the study titled “Life Cycle Assessment of Nickel Products” that was published in May 2020, with a 2017 reference year, and that was performed by Sphera Solutions GmbH, a provider of ESG performance and risk management software, data and consulting services, and commissioned by The Nickel Institute. Lifezone intends to undertake an independent life cycle assessment for the Kabanga Project as part of the Definitive Feasibility Study. The actual reduction in CO2 emissions at the Kabanga Project could differ from Lifezone’s Kabanga Emissions Estimate.

“LME” means London Metal Exchange.

“Lock-Up Agreements” means, collectively, the Initial Lock-Up Agreements and the lock-up agreements entered into by the limited partners of the Sponsor in connection with the distribution of Lifezone Metals Ordinary Shares and Warrants by the Sponsor to such limited partners.

“Memorandum and Articles of Association of GoGreen” means the memorandum and articles of association of GoGreen.

“Merger” means the merger of GoGreen with and into Merger Sub, as a result of which the separate corporate existence of GoGreen ceased and Merger Sub continued as the surviving entity, and the shareholders of GoGreen (other than shareholders of GoGreen who elected to redeem their GoGreen ordinary shares and dissenting shareholders) became shareholders of Lifezone Metals.

“Merger Closing” means the closing of the Merger.

“Merger Closing Date” means the date of the Merger Closing, which was July 5, 2023.

“Merger Effective Time” means the time at which the Merger became effective, which occurred on July 5, 2023.

“Mineral Resource Estimates” means the mineral resource estimates set out in the Technical Report Summary.

“New Registration Rights Agreement” means the Registration Rights Agreement entered into by and among Lifezone Metals, certain LHL Shareholders and the Sponsor in connection with the Business Combination.

“NiEq” means nickel equivalent.

“Note” means the promissory note dated June 6, 2022 whereby the Sponsor agreed to loan GoGreen up to $300,000.

“NYSE” means the New York Stock Exchange.

“PCAOB” means the Public Company Accounting Oversight Board (United States).

“PFIC” means passive foreign investment company.

“PGM” means platinum group metals.

“Pilanesberg Platinum Mine” means the PGM-producing open pit mine complex located primarily within the farm Tuschenkomst 135JP, located in the Bushveld Complex, and which is operated by PPM and indirectly owned by SRL.

“PIPE Financing” means the private placement of 7,017,317 Lifezone Metals Ordinary Shares to the PIPE Investors for gross proceeds of $70,173,170, pursuant to the Subscription Agreements.

“PIPE Investors” means the investors (including the GoGreen PIPE Investors) in the PIPE Financing pursuant to the Subscription Agreements.

“Plan of Merger” means the plan of merger included as Exhibit 2.2 to the registration statement of which this prospectus is a part.

“PPM” means Pilanesberg Platinum Mines Proprietary Limited, a limited liability private company, registered in and incorporated under the laws of South Africa. PPM is an indirect wholly owned subsidiary of SRL.

“Private Placement Warrants” means the 667,500 warrants issued to the Sponsor in a private placement concurrently with the IPO that were assumed by Lifezone Metals pursuant to the Warrant Assumption Agreement.

“Promissory Note” means the promissory note dated March 17, 2021, as amended by the amended and restated promissory note dated September 21, 2021, whereby the Sponsor agreed to loan GoGreen up to $500,000 to be used for the payment of costs relating to the IPO.

“prospectus” means the prospectus included in this registration statement on Form F-1 (Registration No. 333-272865) filed with the SEC.

“Public Warrants” means the public warrants that were previously registered and originally issued in the initial public offering of GoGreen Units at a price of $10.00 per GoGreen Unit, with each GoGreen Unit consisting of one Class A ordinary share of GoGreen and one-half of one GoGreen public warrant, and that were assumed by Lifezone Metals pursuant to the Warrant Assumption Agreement.

“Registration and Shareholder Rights Agreement” means the registration and shareholder rights agreement dated as of October 20, 2021, among GoGreen, the Sponsor and the other “Holders” named therein.

“SADC License Area” means the countries (Angola, Botswana, the Democratic Republic of Congo, Lesotho, Malawi, Madagascar, Mozambique, Namibia, Swaziland, Tanzania, Zambia, Zimbabwe, South Africa and the Seychelles) where Kelltech Limited can use and/or exercise the Kell Process Technology, under the exclusive license granted by Lifezone Limited.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Staff” means the staff of the SEC.

“SEC Statement” means the statement issued by the SEC Staff on April 12, 2021 regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies.”

“Second Extension” means the extension requested by the Sponsor, on April 10, 2023, that GoGreen extend the date by which GoGreen has to consummate a business combination from April 25, 2023 to July 25, 2023, as the second of two three-month extensions permitted under GoGreen’s existing governing documents.

“Second Extension Note” means the promissory note dated April 11, 2023 issued by GoGreen to the Sponsor and Lifezone Limited in the aggregate principal amount of $2,760,000 in connection with the Second Extension.

“Second Working Capital Note” means the promissory note issued by GoGreen on April 10, 2023 to the Sponsor in the principal amount of up to $300,000 for working capital expenses.

“Section 404” means Section 404 of the Sarbanes-Oxley Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SGPL” means The Simulus Group Pty Limited.

“Share Acquisition” means the acquisition by Lifezone Metals of all of the issued share capital of LHL in exchange for the issue to LHL Shareholders of Lifezone Metals Ordinary Shares and, if applicable, Earnout Shares, such that LHL became a direct wholly owned subsidiary of Lifezone Metals.

“Share Acquisition Closing” means the closing of the Share Acquisition.

“Share Acquisition Closing Date” means the date of the Share Acquisition Closing, which was July 6, 2023.

“Simulus” means Simulus Pty Ltd.

“Simulus SSA” means the Share Sale Agreement, dated July 3, 2023, among Metprotech Pacific Pty Ltd, the persons set out in Schedule 1 thereto as vendors, Simon Walsh, as Management Vendors Representative, the Simulus Group Pty Ltd and Lifezone Limited.

“SML” means the special mining license for the Kabanga deposit project area issued by the GoT to TNL in October 2021.

“Sponsor” means GoGreen Sponsor 1 LP, a Delaware limited partnership.

“Sponsor Earnout Shares” means the 1,725,000 Lifezone Metals Ordinary Shares to be issued to the Sponsor that are subject to vesting upon the occurrence of the triggering events described in this prospectus, upon the terms and subject to the conditions set forth in the Business Combination Agreement and the Sponsor Support Agreement.

“Sponsor Support Agreement” means the letter agreement entered into concurrently with the Business Combination Agreement by the Sponsor, GoGreen, Lifezone Metals and LHL, pursuant to which, among other things, the Sponsor agreed to (a) waive the anti-dilution and certain other rights set forth in the organizational documents of GoGreen and (b) subject the Lifezone Metals Ordinary Shares to an earn-out subject to certain conditions.

“SRL” means Sedibelo Resources Limited.

“Subscription Agreements” means those certain subscription agreements entered into on December 13, 2022, among GoGreen, Lifezone Metals and the PIPE Investors named therein relating to the PIPE Financing.

“Technical Report Summary” means Kabanga 2023 Mineral Resource Technical Report Summary prepared by Raymond Kohlsmith, BSc (Hons.) (Geol) 1980, P.Geo (1044) PGO Canada (the “Qualified Person”) with an effective date of February 15, 2023.

“TNL” means Tembo Nickel Corporation Limited.

“Trading Day” means any day on which the Lifezone Metals Ordinary Shares are actually traded on the NYSE (or the exchange on which the Lifezone Metals Ordinary Shares are then listed).

“Tranche 1 Investment” means the investment of $40 million received by KNL from BHP by way of a convertible loan, pursuant to the Tranche 1 Loan Agreement.

“Tranche 1 Loan Agreement” means the loan agreement dated December 24, 2021 between KNL and BHP pursuant to which KNL received investment of $40 million from BHP by way of a convertible loan forming the Tranche 1 Investment.

“Tranche 2 Investment” means BHP’s investment of $50 million in KNL in form of equity under the Tranche 2 Subscription Agreement.

“Tranche 2 Subscription Agreement” means the equity subscription agreement dated October 14, 2022 between KNL and BHP, pursuant to which KNL received investment of $50 million from BHP by way of an equity subscription forming the Tranche 2 Investment.

“Tranche 3 Investment” means BHP’s potential investment in KNL in form of equity under the Tranche 3 Option Agreement, the completion of which is subject to certain conditions and pursuant to which BHP would, in aggregate, hold indirectly 51% of the total voting and economic equity rights in TNL on a fully diluted basis.

“Tranche 3 Option Agreement” means the equity option agreement dated October 14, 2022, as amended on February 8, 2023, entered into between BHP, Lifezone Limited and KNL, pursuant to which BHP has the option to consummate a further investment in KNL, subject to certain conditions being satisfied, including the satisfactory completion of, and agreement on, the Definitive Feasibility Study, agreement on the joint financial model in respect of the Kabanga Project, the amendment of the articles of association and share capital of the JVC Subsidiaries to remove the free-carried interest rights of the GoT in the JVC Subsidiaries and receipt of any necessary regulatory and tax approvals.

“Tranche 3 Shareholders’ Agreement” means the shareholders’ agreement that KNL and Lifezone Limited would enter into with BHP upon closing of the Tranche 3 Investment in respect of KNL and its subsidiaries.

“Triggering Event I” means if at any time during the Earnout Period, the daily VWAP of the Lifezone Metals Ordinary Shares during such period is equal to or exceeds $14.00 per share for any 20 Trading Days (which may or may not be consecutive) during a 30-consecutive Trading Day period.

“Triggering Event II” means if at any time during the Earnout Period, the daily VWAP of the Lifezone Metals Ordinary Shares during such period is equal to or exceeds $16.00 per share for any 20 Trading Days (which may or may not be consecutive) during a 30-consecutive Trading Day period.

“Triggering Events” means, collectively, Triggering Event I and Triggering Event II.

“Trust Account” means the trust account that held proceeds of the IPO and the concurrent sale of the GoGreen placement warrants established by GoGreen for the benefit of its shareholders.

“U.S. dollar” or “$” means the legal currency of the United States.

“U.S. GAAP” means accounting principles generally accepted in the United States of America.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange on which such security is then traded during normal trading hours of such exchange or market, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during normal trading hours of such market, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock or share dividend, stock split or share subdivision, stock combination or share consolidation, recapitalization or other similar transaction during such period.

“Warrants” means, collectively, the Private Placement Warrants and the Public Warrants.

“WCA” means The Workers’ Compensation Act Cap. 263 R.E. 2015 of Tanzania.

“WCF” means the Workers’ Compensation Fund of Tanzania.

“WHO” means the World Health Organization.

“Working Capital Loans” means the loans which may be offered by the Sponsor or certain of its officers and directors and their affiliates to GoGreen to fund working capital deficiencies.

“Working Capital Notes” means, collectively, the First Working Capital Note and the Second Working Capital Note.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, as amended, regarding, among other things, the plans, strategies and prospects, both business and financial, of Lifezone Metals and its subsidiaries. These statements are based on the beliefs and assumptions of our management. Although we believe that the plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “predicts,” “projects,” “forecasts,” “may,” “might,” “will,” “could,” “should,” “would,” “seeks,” “plans,” “scheduled,” “possible,” “continue,” “potential,” “anticipates” or “intends” or similar expressions; provided that the absence of these does not means that a statement is not forward-looking. Forward-looking statements contained in this prospectus include, but are not limited to, statements about our ability to:

•        realize the benefits expected from the Business Combination and the transactions contemplated thereby;

•        anticipate any event, change or other circumstances that could give rise to the termination of any agreement described in this prospectus;

•        maintain the listing of Lifezone Metals Ordinary Shares or Warrants on a securities exchange;

•        achieve projections and anticipate uncertainties relating to our business, operations and financial performance, including:

•        expectations with respect to financial and business performance, including financial projections and business metrics and any underlying assumptions;

•        expectations regarding product and technology development and pipeline;

•        expectations regarding market size;

•        expectations regarding the competitive landscape and the ability to develop, design and sell products and services that are differentiated from those competitors;

•        expectations regarding future acquisitions, partnerships or other relationships with third parties;

•        future capital requirements and sources and uses of cash, including the ability to obtain additional capital in the future;

•        retain and hire necessary employees;

•        attract, train and retain effective officers, key employees or directors;

•        enhance future operating and financial results;

•        comply with applicable laws and regulations;

•        stay abreast of modified or new laws and regulations applying to its business, including privacy regulation;

•        anticipate the impact of, and response to, new accounting standards;

•        anticipate the significance and timing of contractual obligations;

•        maintain key strategic relationships with partners and customers;

•        respond to uncertainties associated with product and service development and market acceptance;

•        successfully defend litigation;

•        upgrade, maintain and secure information technology systems;

•        acquire, maintain and protect intellectual property;

•        anticipate rapid technological changes;

•        meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•        effectively respond to general economic and business conditions;

•        obtain additional capital, including use of the debt market; and

•        successfully deploy the proceeds from the Business Combination.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this prospectus, could affect the future results of Lifezone Metals, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this prospectus:

•        ability to meet the NYSE’s listing standards following the consummation of the Business Combination;

•        inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the Lifezone Metals to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees;

•        risks related to disruption of management’s time from ongoing business operations due to the Business Combination;

•        litigation, complaints and/or adverse publicity;

•        changes in applicable laws or regulations;

•        possibility that Lifezone Metals may be adversely affected by other economic, business or competitive factors;

•        volatility in the markets caused by geopolitical and economic factors;

•        privacy and data protection laws, privacy or data breaches, or the loss of data;

•        the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

•        the impact of the COVID-19 pandemic on the financial condition and results of operations of the parties;

•        any defects in new products or enhancements to existing products; and

•        other risks and uncertainties detailed under the section entitled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our business, financial condition or results of operations. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can the parties assess the impact of all such risk factors on us, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Lifezone Metals undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the beliefs and opinions of our management on the relevant subject. These statements are based upon information available to such parties, as applicable, as of the date of this prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that our management has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

PROSPECTUS summary

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. You should read the following summary together with the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the section entitled “Risk Factors” in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision.

Overview

We are a modern pre-development exploration-stage metals company; based on the mineral resources in the Technical Report Summary, we believe that the Kabanga project in north west Tanzania comprises one of the world’s largest and highest grade nickel sulfide deposits. We also seek to support the clean energy transition through licensing of our proprietary Hydromet Technology as an alternative to smelting in metals production and becoming an emerging supplier of responsibly-sourced, low-carbon and low-sulfur dioxide emission metals to the battery, EV and hydrogen markets. We intend to operate across the metals extraction and metals refining industries, with their Hydromet Technology potentially also being used in the metals recycling industry. We aim to provide products that will responsibly and cost-effectively provide supply chain solutions to the global battery metals market.

Lifezone Metals Limited, or “Lifezone Metals,” is company limited by shares incorporated under the laws of the Isle of Man on December 8, 2022. Lifezone Metals was formed for the sole purpose of entering into and consummating the Business Combination described herein. The mailing address of Lifezone Metals’ registered office is Commerce House, 1 Bowring Road, Ramsey, Isle of Man IM8 2LQ. Its principal executive office is located at Commerce House, 1 Bowring Road, Ramsey, Isle of Man IM8 2LQ and the telephone number is +44 1624 811 611.

Recent Developments

Business Combination

On July 6, 2023, Lifezone Metals consummated the previously announced Business Combination pursuant to the Business Combination Agreement. On July 5, 2023, in accordance with the terms of the Business Combination Agreement, GoGreen merged with and into Merger Sub, with Merger Sub surviving the Merger. Immediately prior to the Merger Effective Time, each issued and outstanding GoGreen unit was automatically detached and separated into one Class A ordinary share of GoGreen, par value $0.0001 per share (a “GoGreen Class A Share”), and one-half of a warrant entitling the holder thereof to purchase GoGreen Class A Shares (a “GoGreen Warrant”), in each case in accordance with the terms of the applicable GoGreen unit and with fractional entitlements to GoGreen Warrants rounded down to the nearest whole number of warrants without cash settlement for such rounded fraction in accordance with the terms of the Business Combination Agreement (the “Unit Separation”).

At the Merger Effective Time, after giving effect to the Unit Separation, each issued and outstanding GoGreen Class A Share, and Class B ordinary share of GoGreen, par value $0.0001 per share (“GoGreen Class B Shares” and, together with the GoGreen Class A Shares, the “GoGreen Shares”), other than the GoGreen ordinary shares of security holders who elected to redeem their GoGreen ordinary shares or exercised their dissenters’ rights, was automatically cancelled in exchange for the right of the holder thereof to receive one Lifezone Metals Ordinary Share. Further, each GoGreen Warrant (whether or not a whole warrant) outstanding immediately prior to the Merger Effective Time (but after giving effect to the Unit Separation) was automatically and irrevocably modified such that such warrant no longer entitles the holder thereof to purchase the amount of GoGreen ordinary shares set forth therein, and in substitution thereof such warrant entitles the holder thereof to acquire such equal number of Lifezone Metals Ordinary Shares per such warrant.

On July 6, 2023, in accordance with the terms of the Business Combination Agreement, the LHL Shareholders transferred all of the outstanding ordinary shares of LHL to Lifezone Metals in exchange for the issuance of new Lifezone Metals Ordinary Shares by Lifezone Metals and, if applicable, the issuance of Earnout Shares (as defined in the Business Combination Agreement) by Lifezone Metals subject to the terms of and in accordance with the Business Combination Agreement.

The outstanding Lifezone Metals Ordinary Shares being offered in this prospectus represent approximately 97.5% of our outstanding Lifezone Metals Ordinary Shares, assuming the Lifezone Metals Ordinary Shares issuable upon the achievement of certain stock price thresholds are not outstanding. The outstanding Lifezone Metals Ordinary Shares being offered in this prospectus represent approximately 98.1% of our outstanding Lifezone Metals Ordinary Shares, assuming all Lifezone Metals Ordinary Shares issuable upon the achievement of certain stock price thresholds are outstanding. Subject to the Lock-Up Agreements and the Simulus Lock-Up (as defined below), the Selling Securityholders may sell all of their Lifezone Metals Ordinary Shares in the public market at any time, so long as the registration statement of which this prospectus forms a part remains effective and this prospectus remains usable.

Earnout Shares

Under the Business Combination Agreement, in exchange for their LHL ordinary shares and in addition to the Exchange Shares, Lifezone Metals will issue to the eligible LHL Shareholders, within five business days after the occurrence of the triggering events described below (each a “Triggering Event”), with respect to such Triggering Event the following number of Lifezone Metals Ordinary Shares (which will be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Lifezone Metals Ordinary Shares occurring after the Share Acquisition Closing and upon or prior to the applicable Triggering Event) (the “Earnout Shares”), upon the terms and subject to the conditions set forth in the Business Combination Agreement:

•        upon the occurrence of Triggering Event I, a one-time issuance of 12,536,026 Earnout Shares; and

•        upon the occurrence of Triggering Event II, a one-time issuance of 12,536,026 Earnout Shares.

For the avoidance of doubt, the eligible LHL Shareholders with respect to a Triggering Event will be issued Earnout Shares upon the occurrence of each Triggering Event. However, each Triggering Event will only occur once, if at all, and the sum of the Earnout Shares will in no event exceed 25,072,052.

If there is a Change of Control during the Earnout Period (or a definitive contract providing for a Change of Control is entered into during the Earnout Period and such Change of Control is ultimately consummated, even if such consummation occurs after the Earnout Period) pursuant to which Lifezone Metals or its shareholders will receive consideration implying a value per Lifezone Metals ordinary share (as determined in good faith by the Lifezone Metals board) of:

•        less than $14.00, then no Earnout Shares will be issuable;

•        greater than or equal to $14.00 but less than $16.00, then, (a) immediately prior to such Change of Control, Lifezone Metals will issue 12,536,026 Lifezone Metals Ordinary Shares (less any Earnout Shares issued prior to such Change of Control) and (b) thereafter, no further Earnout Shares will be issuable; or

•        greater than or equal to $16.00, then, (a) immediately prior to such Change of Control, Lifezone Metals will issue 25,072,052 Lifezone Metals Ordinary Shares (less any Earnout Shares issued prior to such Change of Control to the eligible LHL Shareholders with respect to the Change of Control), and (b) thereafter, no further Earnout Shares will be issuable.

The Lifezone Metals ordinary share price targets set forth in the definitions of “Triggering Event I” and “Triggering Event II” set forth in the Business Combination Agreement will be equitably adjusted for stock splits, share divisions, reverse stock splits, stock or share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Lifezone Metals Ordinary Shares occurring after the Share Acquisition Closing and prior to the Change of Control.

Sponsor Earnout Shares

In addition, the Sponsor agreed that 1,725,000 Lifezone Metals Ordinary Shares issued to the Sponsor at the Merger Closing shall be subject to vesting (the “Sponsor Earnout Shares”). Subject to the terms and conditions of the Business Combination Agreement and the Ancillary Documents, upon the occurrence of (a) Triggering Event I, 50% of such Sponsor Earnout Shares will vest (i.e., 862,500 Lifezone Metals Ordinary Shares) and (b) Triggering Event II, 50% of such Sponsor Earnout Shares will vest (i.e., 862,500 Lifezone Metals Ordinary Shares). For the avoidance of doubt, the Sponsor Earnout Shares will vest solely with respect to a Triggering Event that occurs. However, each Triggering Event will only occur once, if at all, and the sum of such Sponsor Earnout Shares will in no event exceed 1,725,000.

If there is a Change of Control during the Earnout Period (or a definitive Contract providing for a Change of Control is entered into during the Earnout Period and such Change of Control is ultimately consummated, even if such consummation occurs after the Earnout Period) pursuant to which Lifezone Metals or its shareholders will receive consideration implying a value per Lifezone Metals ordinary share (as determined in good faith by the Lifezone Metals board) of:

•        less than $14.00, then the Sponsor Earnout Shares will be forfeited;

•        greater than or equal to $14.00 but less than $16.00, then (a) immediately prior to such Change of Control, 50% of such Sponsor Earnout Shares will vest (i.e., 862,500 Lifezone Metals Ordinary Shares) (less any Sponsor Earnout Shares vested prior to such Change of Control) and (b) thereafter, the remaining Sponsor Earnout Shares shall be forfeited; or

•        greater than or equal to $16.00, then (a) immediately prior to such Change of Control, 100% of such Sponsor Earnout Shares will vest (i.e., 1,725,000 Lifezone Metals Ordinary Shares) (less any Sponsor Earnout Shares vested prior to such Change of Control with respect to the Change of Control), and (b) thereafter, no Lifezone Metals Ordinary Shares will constitute Sponsor Earnout Shares.

The Lifezone Metals ordinary share price targets set forth in the definitions of “Triggering Event I” and “Triggering Event II” set forth in the Business Combination Agreement will be equitably adjusted for stock splits, share divisions, reverse stock splits, stock or share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Lifezone Metals Ordinary Shares occurring after the Share Acquisition Closing and prior to the Change of Control.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, GoGreen and Lifezone Metals entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors subscribed for and purchased, and Lifezone Metals issued and sold to such PIPE Investors, Lifezone Metals Ordinary Shares for an aggregate purchase price of $70,173,170 and a per share purchase price of $10.00 in a private placement or placements consummated immediately following the closing of the Share Acquisition. The Lifezone Metals Ordinary Shares issued pursuant to the Subscription Agreements were not registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Lifezone Metals has agreed to register the resale of the Lifezone Metals Ordinary Shares issued in connection with the PIPE Financing pursuant to a registration statement that must be filed within 30 calendar days after the consummation of the Business Combination. We are registering the offer and sale of the securities issued to the PIPE Investors in connection with the PIPE Investment to satisfy these registration rights. The Subscription Agreements also contain other customary representations, warranties, covenants and agreements of the parties thereto.

Certain of the officers and directors of Lifezone Metals are also PIPE Investors. See the section entitled “Management.”

Dutwa Acquisition

On September 5, 2022, LHL entered into a non-binding term sheet with Harmony Minerals Limited and Dutwa Minerals Limited, which was subsequently amended and restated on April 27, 2023, pursuant to which LHL may acquire all the tangible assets and all registered and unregistered intellectual property related to the Dutwa Nickel Project in Tanzania (excluding the Ngasamo deposit in the Dutwa Nickel Project area) (the “Dutwa Acquisition”). Lifezone values the Dutwa assets at $13 million and paid a $400,000 non-refundable deposit on or around September 2022. Pursuant to the terms of the amended and restated term sheet, the remaining $12,600,000 will be subject to satisfaction of various conditions, and $10,000,000 of which can be paid (at Harmony Minerals Limited’s election) in either cash or shares of Lifezone Metals to be issued to Harmony Minerals Limited. The Dutwa Acquisition is subject to the parties entering into definitive documentation and various other conditions, including Lifezone entering into a framework agreement with the GoT in respect of the Dutwa Nickel Project, similar to the Framework Agreement entered into in respect of the Kabanga Project, all existing structures and agreements which could in any way have any impact or effect on the Dutwa Acquisition having been terminated, no existing or threatened dispute, complaint, claim, arbitration or litigation, or similar proceedings or disputes, relating to the Dutwa Acquisition, and Lifezone replacing Dutwa Minerals Limited in all of the applications in respect of the Dutwa Nickel Project (excluding the Ngasamo deposit). The amended and restated term sheet provided for exclusivity between the Company and Harmony Metals Limited in respect of the Dutwa Acquisition until July 26, 2023. Although the exclusivity period has expired, the parties are continuing to liaise on the remaining conditions to the completion of the transaction.

In connection with the Dutwa Acquisition, Lifezone requires customary representations and warranties, which will be set forth in the definitive acquisition agreement.

Simulus Acquisition

On July 18, 2023, Metprotech Pacific Pty Ltd, an Australian-registered company and a wholly-owned subsidiary of Lifezone Limited (“Metprotech”), completed its acquisition of the entire issued share capital of The Simulus Group Pty Ltd (“SGPL”), which, in effect, entailed the acquisition of the assets of SGPL and its subsidiaries, excluding cash and cash equivalents, subject to certain exceptions (the “Simulus Acquisition”), pursuant to a share sale agreement, dated July 3, 2023 (the “Simulus SSA”), entered into among Metprotech, the persons set out in Schedule 1 thereto as vendors, Simon Walsh, as Management Vendors Representative, the SGPL and Lifezone Limited. SGPL, established in 2004, is a boutique hydrometallurgy and mineral processing services group located in Perth, Western Australia. SGPL owns a laboratory, equipment and technical facilities and employs a staff of 21 employees. SGPL has a technical focus on battery metals and sustainable energy market products, which includes battery precursor active material, nickel sulphate, cobalt sulphate, manganese sulphate, scandium, high purity graphite, high purity alumina, rare earths, lithium salts, copper and zinc. Following the completion of the Simulus Acquisition, we intend that SGPL will operate as an in-house testing, research and development and training facility exclusively for our use as well as in connection with third party projects that we are associated with.

Under the terms of the Simulus SSA, the consideration for the Simulus Acquisition comprises an initial deposit of $1 million in cash, which was paid upon the signing of a non-binding term sheet on March 22, 2023, $7.5 million in cash, which was paid following completion of the Simulus Acquisition, and 500,000 Lifezone Metals Ordinary Shares, which were issued following completion of the Simulus Acquisition. The issuance of Lifezone Metals Ordinary Shares to the former shareholders of SGPL as part of the transaction consideration was dilutive to existing shareholders of Lifezone Metals. The Simulus SSA provides that the shareholders of SGPL receiving Lifezone Metals Ordinary Shares as consideration pursuant to the Simulus Acquisition will not, subject to certain exceptions, dispose of, transfer or assign any such Lifezone Metals Ordinary Shares for a period of six months following the closing of the Simulus Acquisition (the “Simulus Lock-Up”). The Simulus SSA provides for registration rights with respect to the Lifezone Metals Ordinary Shares issued to the shareholders of SGPL pursuant to the Simulus Acquisition. We are registering the offer and sale of the securities issued to the former shareholders of SGPL in connection with the Simulus Acquisition to satisfy these registration rights.

For more information, see the section titled “Lifezone Metals Business — Business Segments — IP Licensing”.

Emerging Growth Company

Lifezone Metals is an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find Lifezone Metals’ securities less attractive as a result, there may be a less active trading market for Lifezone Metals’ securities and the prices of Lifezone Metals’ securities may be more volatile.

Lifezone Metals will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the date on which Lifezone Metals Ordinary Shares were offered in connection with the Business Combination, (b) in which it has total annual gross revenues of at least $1.235 billion, or (c) in which it is deemed to be a large accelerated filer, which means the market value of its ordinary shares that are held by non-affiliates is equal to or exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which it has issued more than $1.00 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

Lifezone Metals is considered a “foreign private issuer” under the securities laws of the U.S. and the rules of the NYSE. Under the applicable securities laws of the U.S., “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled issuers. As a foreign private issuer, Lifezone Metals is not subject to the SEC’s proxy rules. Under the NYSE’s rules, a “foreign private issuer” is subject to less stringent corporate governance and compliance requirements and subject to certain exceptions, the NYSE permits a “foreign private issuer” to follow its home country’s practice in lieu of the listing requirements of the NYSE. Accordingly, Lifezone Metals’ shareholders may not receive the same protections afforded to shareholders of companies that are subject to all of the NYSE’s corporate governance requirements.

Lifezone Metals intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the NYSE corporate governance rules and listing standards.

Because Lifezone Metals is a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Listing of Securities

Our Lifezone Metals Ordinary Shares and Warrants are listed on the NYSE under the symbols “LZM” and “LZM.WS,” respectively. On September 28, 2023, the closing price for our Lifezone Metals Ordinary Shares on the NYSE was $15.49. On September 28, 2023, the closing price for our Warrants on the NYSE was $1.25. There can be no assurance that the listing of Lifezone Metals Ordinary Shares and Warrants will be maintained on the NYSE or that a viable and active trading market will develop. Please see the subsection entitled “Risk Factors” for more information.

Summary of Risk Factors

An investment in our securities involves substantial risks and uncertainties that may adversely affect our business, financial condition and results of operations and cash flows. Some of the more significant challenges and risks relating to an investment in Lifezone Metals include, among other things, the following:

Risks Related to Operational Factors

•        The ability to obtain the significant additional capital required to fund Lifezone’s business, including the proposed Tranche 3 Investment from BHP.

•        The impact on Lifezone’s business of geopolitical conditions and social, economic and political stability in the areas in which it operates, including in Tanzania and South Africa.

•        The absence of any operating history at Lifezone on which to evaluate Lifezone’s business and prospects.

•        The significant governmental regulations to which Lifezone is subject.

•        Risks related to Lifezone’s acquisitions, partnerships and joint ventures, including the potential Kell-Sedibelo-Lifezone Refinery.

•        Changes in consumer demand and preference for metals relevant to Lifezone’s business.

•        The ability to compete for employees, exploration, resources, capital funding, equipment and contract exploration, development and construction services.

•        Risks related to increased costs as the result of inflation or otherwise and changes in interest rates and exchange rates.

•        The ability to implement Lifezone’s business strategies.

•        Risks related to litigation and tax and other regulatory actions.

•        Lifezone’s reliance on third-party operators, providers and contractors.

•        Risks related to Lifezone Metals’ holding company structure.

•        Risks related to global resource nationalism trends.

•        The impact of accidents, natural disasters, public health or political crises or other catastrophic events.

•        Inaccuracies in Lifezone’s assumptions and analyses on which projections or forecasts are based.

Risks Related to the Hydromet Technology and Intellectual Property

•        Lifezone’s ability to obtain, maintain, protect, or enforce its intellectual property rights.

•        Risks related to the lack of prior deployment of Lifezone’s proprietary technology at a commercial scale and the ongoing development of its technology.

•        The ability to find licensees for Lifezone’s Hydromet Technology and professional services.

Risks Related to the Potential Kell-Sedibelo-Lifezone Refinery which may license our Hydromet Technology

•        Risks related to the construction of the potential Kell-Sedibelo-Lifezone Refinery, including SRL’s communication that it will discontinue its plan under the current mine plan to pursue the proposed 110 ktpa Kell-Sedibelo-Lifezone Refinery with multiple concentrate suppliers.

•        Increases in capital costs for development of mineral processing projects.

Risks Related to the Metals Extraction Operations

•        Changes in the market price of nickel, cobalt and copper.

•        The ability to replace the mineral resource base on the area covered by the SML as it depletes.

•        Lifezone’s concentration of metals extraction operations in one location.

•        Differences in Lifezone’s Mineral Resource Estimates from mineral reserves and final quantities recovered, inaccuracies in estimates of life-of-mine and market price fluctuations and changes in operating and capital costs, which may render mineral extraction uneconomic.

•        The highly speculative nature of Lifezone’s exploration activities.

•        Lifezone’s reliance on governmental approvals and permits for its metals extraction business and the risk of alterations, suspension or cancellation thereof.

Risks Relating to Lifezone Metals Operating as a Public Company

•        Failure of an active and liquid market to develop for Lifezone Metals’ ordinary shares and fluctuations in the market price thereof.

•        KNL identifying a material weakness in its internal control over financial reporting.

•        The expected lack of dividend payments for the foreseeable future.

•        Lifezone Metals’ broad discretion over the use of its cash balances.

•        Risks related to Lifezone Metals’ status as a public company, including increased costs and compliance with corporate governance and internal control requirements and its limited experience therewith.

•        Risks related to Lifezone Metals’ status as an “emerging growth company” and the reduced disclosure requirements applicable thereto.

•        Risks related to Lifezone Metals’ status as a “foreign private issuer”, including Exchange Act reporting obligations and NYSE corporate governance rules that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

•        Anti-takeover provisions in the Amended and Restated Memorandum and Articles of Association of Lifezone Metals.

•        The potential classification of Lifezone Metals as an inadvertent investment company for the purposes of the Investment Company Act of 1940.

Risks Related to ESG and Doing Business in Tanzania and South Africa

•        Exposure to environmental, social and governance (“ESG”) related risks, including failure to operate in a responsible, transparent and sustainable manner, overstatements of the ESG benefits of certain products or technology and costs related to compliance with climate-change and water use regulations.

•        Perceptions of risks in developing countries or emerging markets, such as Tanzania and South Africa.

•        The potential impact of currency controls.

Risks Related to Ownership of Lifezone Metals’ Securities

•        The ability of Lifezone Metals to list its securities on the NYSE and to comply with the NYSE’s continued listing standards.

•        The securities being offered in this prospectus represent a substantial percentage of our outstanding Lifezone Metals Ordinary Shares, and the sales of such securities, or the perception that these sales could occur, could cause the market price of our Lifezone Metals Ordinary Shares and Warrants to decline significantly.

•        The potential dilution of shareholders from Lifezone Metals issuing additional equity in the future.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Lifezone Metals’ Securities” section of this prospectus contains a more detailed description of the Lifezone Metals Ordinary Shares and the Warrants.

•        Securities being registered for resale by the Selling Securityholders:    (a) 103,675,724 Lifezone Metals Ordinary Shares, which includes up to 26,767,088 Earnout Shares and Sponsor Earnout Shares in the aggregate, and (b) 667,500 Private Placement Warrants.

•        Offering prices for resales:    The Selling Securityholders will determine when and how they will dispose of the Lifezone Metals Ordinary Shares and Private Placement Warrants registered under this prospectus for resale.

•        Lifezone Metals Ordinary Shares offered by us:    (a) 13,800,000 Lifezone Metals Ordinary Shares issuable upon exercise of the Public Warrants, which warrants were previously registered and were assumed by Lifezone Metals pursuant to the Warrant Assumption Agreement, and (b) 667,500 Lifezone Metals Ordinary Shares issuable upon exercise of the Private Placement Warrants.

•        Terms of Warrants:    Each Warrant entitles the holder to purchase one Lifezone Metals Ordinary Share at a price of $11.50 per share. The Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

•        Lifezone Metals Ordinary Shares issued and outstanding prior to any exercise of Warrants as of September 29, 2023:    79,918,599 Lifezone Metals Ordinary Shares.

•        Warrants issued and outstanding as of the date of this prospectus:    13,800,000 Public Warrants and 667,500 Private Placement Warrants.

•        Use of Proceeds:    All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will receive up to an aggregate of approximately $166.4 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. Each Lifezone Metals Warrant represents the right to purchase one Lifezone Metals Ordinary Share at a price of $11.50 per share in cash. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Lifezone Metals Ordinary Shares. On September 28, 2023, the market price for our Lifezone Metals Ordinary Shares was $15.49. When the market price for our Lifezone Metals Ordinary Shares is less than $11.50 per share (i.e., the Warrants are “out of the money”), we believe warrant holders will be unlikely to exercise their Warrants. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”

•        Dividend Policy:    We have never declared or paid any cash dividend on our Lifezone Metals Ordinary Shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our Lifezone Metals Ordinary Shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

•        Market for our Lifezone Metals Ordinary Shares and Warrants:    Our Lifezone Metals Ordinary Shares and Warrants are listed on the NYSE under the symbols “LZM” and “LZM.WS,” respectively.

•        Risk Factors:    You should carefully consider the information set forth herein under “Risk Factors.”

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks and uncertainties described below. Our business, operating results, financial condition or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occurs, our business, operating results, financial condition and prospects could be adversely affected. In that event, the market price of the Lifezone Metals Ordinary Shares and Warrants could decline, and you could lose part or all of your investment. The risks discussed below may not prove to be exhaustive and are based on certain assumptions that later may prove to be incorrect or incomplete. Lifezone Metals and its subsidiaries may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the sections entitled “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of LHL and GoGreen and the notes thereto included herein, as applicable.

Unless the context otherwise requires, all references to “we,” “us,” or “our” in this section refer to Lifezone Metals and its subsidiaries.

Risks Related to Operational Factors Affecting Lifezone Metals

We will require significant additional capital to fund our business, and no assurance can be given that such capital will be available at all or available on terms acceptable to us.

We require a substantial amount of capital to progress and develop our metals extraction business. Metals extraction requires a substantial amount of capital in order to identify and delineate mineral resources through geological mapping and drilling, identify geological features that may prevent or restrict the extraction of ore, construct extraction and processing facilities, expand production capacity (including by sinking or deepening existing shafts), replenish reserves, purchase, maintain and improve assets, equipment and infrastructure, comply with legal or regulatory requirements or industry standards and meet unexpected liabilities. Large amounts of capital are required to implement projects, and long-term production and processing require both significant capital expenditures and ongoing maintenance and working capital expenditures.

We expect to materially increase our capital expenditures to support the growth in our business and operations at Kabanga in Tanzania. We estimate that the mining and refining operations at the Kabanga Project will require capital expenditure of at least $1.3 billion, which includes funding the Definitive Feasibility Study, building out the required infrastructure, procuring equipment and commencing commercial operations.

We received an initial investment in 2021 from BHP Billiton (UK) DDS Limited (“BHP”) of $10 million in Lifezone Limited and $40 million in KNL, and a further investment of $50 million by BHP in KNL on February 15, 2023, with such investment proceeds into KNL to be used for the ongoing funding requirements of the Kabanga Project in accordance with a budget agreed between KNL and BHP.

However, our ability to develop the Kabanga Project requires significant further funding. Pursuant to the equity option agreement with BHP dated October 14, 2022 (the “Tranche 3 Option Agreement”) entered into between BHP, Lifezone Limited and KNL, BHP has the option to consummate a further investment in KNL, subject to certain conditions being satisfied, including the satisfactory completion of, and agreement on, the Definitive Feasibility Study, agreement on the joint financial model in respect of the Kabanga Project, the amendment of the articles of association and share capital of the JVC Subsidiaries to remove the free-carried interest rights of the GoT in the JVC Subsidiaries and receipt of any necessary regulatory and tax approvals. BHP is under no obligation to make such additional investment regardless of the outcome of the ongoing Definitive Feasibility Study. We cannot assure you that the conditions for such investment by BHP will be met or that the investment will ultimately materialize. For more information see “— Extraction of minerals from identified nickel deposits may not be economically viable and the development of our mineral project into a commercially viable operation cannot be assured.” Our current business strategy relies on the Tranche 3 Investment by BHP. We expect to largely rely on BHP to develop the Kabanga Project and operate the mine. If the Tranche 3 Investment is not made by BHP, we expect that we would continue developing the Kabanga Project with additional funding through debt or equity financing, and monetizing the offtake from the project and/or royalty streams, and we may also explore other strategic partners for the project. However, there can be no assurance that we will be able to raise such additional funds on favorable terms or at all. As we will require significant additional capital to fund our business, our management regularly evaluates potential sources of liquidity; however, the development stage nature of our business may make any potential equity or debt investors unwilling to provide us with the necessary funds. Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our operations. We may also have to sell existing assets, such as rights to our Hydromet Technology or interests in the Kabanga Project or other projects, which would dilute our interests in such assets and any returns therefrom. If we are unable to exercise sufficient control over the operations of KNL or if the operations of KNL are not as successful as expected, the trading price of Lifezone Metals could be adversely affected. In addition, even if we are able to raise such funds, this may take considerably more time than the timeline under the Tranche 3 Option Agreement. If Lifezone Metals raises such funds in the form of equity financing, the Lifezone Metals’ shareholders at the time may be further diluted. Further, under the A&R Articles of Association, the holders of Lifezone Metals Ordinary Shares will not be entitled to any pre-emptive rights or anti-dilution rights. Any failure to raise the necessary funds or delay in any fundraising could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

We also require a substantial amount of capital to progress and develop our Hydromet Technology and the IP licensing business. In particular, if SRL decides to pursue the potential Kell-Sedibelo-Lifezone Refinery and we continue our partnership with SRL and IDC to build the potential Kell-Sedibelo-Lifezone Refinery, we would be required to make significant contribution to the project. If the partnership is dissolved, we may also be required to provide funding to the Kelltech group to cover repayments of shareholders loans and/or working capital requirements. For details, see “Lifezone Metals’ Business — Material Contracts — Funding arrangement for Kellplant.”

The Kabanga mining and refining operations and the potential Kell-Sedibelo Lifezone Refinery will also require significant ongoing maintenance expenditures. For further details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and capital resources,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital expenditures” and “Lifezone Metals’ Business — Material Contracts.”

We may also require additional capital to fund acquisitions going forward. On September 5, 2022, we entered into a non-binding term sheet with Harmony Minerals Limited and Dutwa Minerals Limited, which was subsequently amended and restated on April 27, 2023, pursuant to which we may acquire all the tangible assets and all registered and unregistered intellectual property related to the Dutwa Nickel Project in Tanzania (excluding the Ngasamo deposit in the Dutwa Nickel Project area) (the “Dutwa Acquisition”). The Dutwa Acquisition is subject to the parties entering into definitive documentation and various other conditions, including Lifezone entering into a framework agreement with the GoT in respect of the Dutwa Nickel Project, similar to the Framework Agreement entered into in respect of the Kabanga Project. In the event we proceed with the Dutwa Acquisition, pursuant to the terms of the amended and restated term sheet, we will have to make further payments cumulatively amounting to initially $12.6 million on the satisfaction of various conditions, in addition to the non-refundable deposit amounting to $400,000 we have paid in September 2022.

In addition to proposed capital expenditures set out above, we have existing payment obligations, contingent liabilities and commitments which require capital. KNL completed the KNL Acquisitions for a cumulative amount of $13,520,763, of which $8 million was released from escrow in 2021 and an additional $2 million payment of contingent consideration relating to the acquisition of the relevant subsidiaries was made on December 15, 2022, with the remaining amount due to the sellers at the earlier of the completion of the Definitive Feasibility Study and the fifth anniversary of the contract from the date of signing, but no later than December 2024. The remaining contingent consideration consists of a $4 million contingent payment discounted at the prime rate plus 1% (which was 4.25% as of June 30, 2023) and is reported on LHL’s balance sheet as $3,768,859, as of June 30, 2023. Lifezone Limited also serves as a guarantor in relation to such an amount.

Finally, we may have additional capital requirements to the extent we identify and decide to proceed or accelerate exploration activities, develop future metals extraction operations, or take advantage of opportunities for acquisitions, joint ventures or other business opportunities. We may also incur major unanticipated liabilities or expenses or our cost estimates could prove to be inaccurate. There can be no assurance that we will be able to obtain necessary financing in a timely manner on acceptable terms, if at all.

Our business is based on, among other things, expectations as to future capital expenditures, and if we are unable to fund those capital expenditures, as a result of our operations being unable to generate sufficient cash flow or as a result of difficulties in raising debt or equity funding, we will not be able to commence operations, expand our IP licensing business or generate revenue or be able to develop future capital projects or undertake investments, and this may have a material adverse impact on the carrying value of our exploration assets and the investment of Lifezone Metals in its subsidiaries. In addition, we may be unable to develop new capital projects so as to continue production at cost-effective levels. Furthermore, any such reduction in capital expenditures may cause us to forgo some of the benefits of any future increases in commodity prices, as it is generally costly or impossible to resume production immediately or complete a deferred expansionary capital expenditure project, and we may not be able to follow our rights we may have in equity and debt participation in subsidiary companies, all of which may adversely affect our longer-term results of operations or financial condition.

As of June 30, 2023, LHL had cash and cash equivalents of $44.4 million, and working capital of $29.6 million, and as of June 30, 2023, after giving effect to the Business Combination and the PIPE Financing, we had consolidated cash and cash equivalents of $84.9 million and working capital of $64.1 million. Historically, we have financed expenditures almost entirely through equity contributions. We intend to use the cash balance of the combined company following the completion of the Business Combination and the proceeds of the PIPE Financing to finance our continued development.

It is possible that we will borrow money to finance future capital expenditures or for other uses. Our capital expenditures financed by borrowing may increase our leverage and make it more difficult for us to satisfy our obligations, limit our ability to obtain additional financing to operate our business or require us to dedicate a substantial portion of our cash flow to make payments on our debt. This may reduce our ability to use our cash flow to fund working capital, capital expenditures and other general corporate requirements, and place us at a competitive disadvantage relative to some of our competitors that have less debt.

Any future debt we incur and other agreements we enter into may contain, among other provisions, covenants that restrict our ability to finance future operations or capital needs or to engage in other business activities. Given the long-term nature of such agreements, these covenants and restrictions may present a material constraint on our operational and strategic flexibility and may preclude us from entering into strategic transactions that would be beneficial to us. A breach of any of these covenants could result in an event of default under the relevant agreement, and any such event of default or resulting acceleration under such agreements could result in an event of default under other agreements. Further, the lenders in respect of such debt may require hedging of some or all of the future metal output which may impose additional restrictions on us.

Our development, growth, future profitability and ability to continue our operations may be impacted by geopolitical conditions, including in Tanzania and South Africa.

Our proposed metals extraction operations are located in Tanzania and, to date, the only projects proposed to license our Hydromet Technology are in Tanzania and South Africa. Changes to, or increased instability in, the economic, political or social environment in Tanzania, South Africa or their respective surrounding countries could create uncertainty that discourages investment in the region and may adversely affect future investments in Lifezone Metals. In addition, socio-political instability and unrest may also disrupt our or our licensees’ and potential licensees’ businesses and operations, compromise safety and security, increase costs, affect employee morale, impact our ability to deliver our operational plans, create uncertainty regarding mining licenses and cause reputational damage, any of which could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Further, we may face additional regulatory hurdles or increase in taxation due to changes in the political regime. For instance, under the previous government in Tanzania, taxes were increased on companies in certain industries, including the mining, telecom and shipping industries. Similarly, in South Africa, there were contradictory statements made by government officials beginning in 2019 in relation to the nationalization of the South African Reserve Bank, which created uncertainty around this issue. Any economic or political instability caused by any nationalization process, whether or not fully or partially completed, may create issues with the movement of funds into or out of South Africa and impact the general business environment in South Africa.

The development and operation of the potential Kell-Sedibelo-Lifezone Refinery in South Africa would be dependent on electricity supplied by Eskom Hld SOC Ltd (“Eskom”), a state-owned electricity utility company that historically held a monopoly in the South African market, including ventilation and hoisting in the underground environment. Prolonged power outages, disruption, or shortage in supply in South Africa would have a material adverse impact on the development and operation of the potential Kell-Sedibelo-Lifezone Refinery. Over the past decade, electricity supply in South Africa has been constrained, with multiple power disruptions and load shedding constraints. After a strike at

Eskom in June 2018, Eskom commenced load shedding (i.e., a controlled process that responds to unplanned events) in order to protect the electricity power system from a total blackout. Eskom has since increased implementation of load shedding due to severe constraints placed on the generation system due to various constraints on its power generation units, including unplanned outages. Load shedding is expected to increase in the short to medium term, particularly as the South African economy recovers from COVID-19. Eskom also has increasing costs of power generation emanating from, among other things, primary energy costs, such as high diesel consumption related to its use of peaking power plants to supplement the shortfall in base load generation, reduced generation of electricity from its base load fleet as a result of a low energy availability factor at its old power stations, operating costs and asset-related revenue recovery.

There is no assurance that Eskom’s efforts to protect the national power grid will prevent a complete nationwide blackout. In February 2019, the President of South Africa announced the vertical unbundling of Eskom. While full state ownership will be maintained, the unbundling is expected to result in the separation of Eskom’s generation, transmission and distribution functions into separate entities, which may require legislative and/or policy reform. It is expected that this process will take time to implement, causing continued poor reliability of the supply of electricity, instability in prices, and a possible tariff increase above inflation, which are expected to continue through the unbundling process. Power tariff increases may increase the costs of the development and operation of the potential Kell-Sedibelo-Lifezone Refinery. The South African Department of Public Enterprises is developing a recovery program in an attempt to improve the reliability of power supply in South Africa. However, there can be no assurance that this program will provide sufficient supply for the needs of the country or for our development or operation of the potential Kell-Sedibelo-Lifezone Refinery. Eskom is required to submit regular applications to the National Energy Regulator of South Africa (“NERSA”), an independent regulatory body, established in accordance with, among others, the principles set out in the Electricity Regulation Act, 2006 (Act No. 4 of 2006), requesting an increase in the power tariffs. Each tariff increase request, if granted by NERSA, results in higher energy costs for electricity users in South Africa, which would include the potential Kell-Sedibelo-Lifezone Refinery. During certain periods of load shedding, Eskom has burned significant amounts of diesel to run its gas turbines and asked large power users to curtail their power demand. This has contributed to Eskom’s ongoing financial difficulties and above inflation tariff applications to the NERSA. NERSA granted Eskom an 18.65% increase for the 2023-2024 financial year and a 12.74% increase for the 2024-2025 financial year. It is likely that Eskom’s electricity tariffs will continue to increase significantly, despite the South African government’s announcement in 2023 that it would provide Eskom with debt relief of R254 billion in combined principal and interest over a three year period. Community disruptions could result in access to our metals extraction operations or the potential Kell-Sedibelo-Lifezone Refinery being obstructed, our property being damaged and production being interrupted. In addition, any threats, or actual proceedings, to nationalize any of our assets could cause a cessation or curtailment of our operations. In particular, resource nationalism has continued to gain traction in South Africa. This may result in a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. If any of these risks materialize, this could cause a rapid decline in the value of our securities, thereby possibly causing investors to lose their respective investments.

In addition, ongoing legal battles and civil action relating to former South African President Jacob Zuma’s corruption charges, fueled by job layoffs and economic inequality worsened by the COVID-19 pandemic, led to unprecedented civil unrest in July 2021. Riots, looting, and widespread violence continued for several days and quickly escalated. The unrest had far-reaching, adverse impacts across various industries and sectors, including impacts on logistic networks as a result of road closures and supply chain disruptions (including food, fuel and medical supply shortages).

With the above mentioned civil unrest and looting, coupled with the South Africa’s recovery from the knock-on effects of COVID-19, the South African national unemployment rate at the start of 2023 was 32.7%. High levels of unemployment and a shortage of critical skills in Tanzania and South Africa remain issues that impact the local economies. In particular, the effects of COVID-19 have, and continue to impact, stability in Tanzania and South Africa. Several other political and economic factors have led, and may continue to lead, to further downgrades in national credit ratings, and may adversely affect the Tanzanian and South African metals extraction industries as a whole, as well as our operations. Any negative impact on the Tanzanian or South African economies could adversely affect our business, operating results and financial condition. More specifically, there have been instances in the past where Tanzanian and South African metals extraction companies have experienced violence and vandalism towards mines and employees, breaches of perimeter security, robbery, the annexation of waste rock dumps and mining areas, and clashes between local villagers and the security forces of the mines.

In addition, economic and political instability and geopolitical events in regions outside of Tanzania and South Africa, including the United Kingdom’s exit from the EU, the emergence of a trade dispute between the United States and China, the invasion of Ukraine by Russia in February 2022 (and the retaliatory measures that have been taken, or could be taken in the future), recent instability in the financial services industry and rising inflation risks may result in unavoidable uncertainties and events that could negatively affect the risk appetite for investments in the equity markets and in Tanzania and South Africa and metals extraction companies in particular; cause volatility in currency exchange rates, commodity prices, interest rates and worldwide political, regulatory, economic or market conditions; and contribute to instability in political institutions, regulatory agencies and financial markets. Any of these factors could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

We have no operating history on which to base an evaluation of our business and prospects and an evolving business model, which raise doubts about our ability to achieve profitability.

We have no operating history upon which an investor can evaluate our prospects. While Lifezone Limited was established in 2008 and KNL was incorporated in 2019, no active refinery has licensed our Hydromet Technology and KNL has no metals-producing properties. As of the date of this prospectus, the only source of revenue for Lifezone Limited has been consulting fees received from affiliates and third parties. As a young business, we are unable to give potential investors any historical basis on which they can evaluate a potential investment.

Production from the Kabanga Project has yet to begin, and our activities at Kabanga as of the date of this prospectus have been largely focused on raising capital, organizational matters, staffing, studies, development of the project and setting up the required infrastructure to begin production. Further, once the Kabanga Project is commissioned, production is expected to be ramped-up to its maximum capacity in a phased manner. As an organization, we have not yet demonstrated an ability to successfully mine the mineral resources necessary for successful commercialization, or enter into offtake agreements with third parties. Consequently, any predictions about our future success or viability may not be as accurate as they could be had we had an operating history. Our operations are subject to the risks inherent in the establishment of a new business enterprise, including access to capital, successful implementation of our business plan and limited revenue from operations. We cannot assure you that our intended activities or plan of operation will be successful or result in revenue or profit to us and any failure to implement our business plan may have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. We have encountered, and may continue to encounter, unforeseen expenses, difficulties, complications, delays and other known or unknown factors in achieving our business objectives. See “Our proprietary Kell Process Technology has not been deployed at a commercial scale and we may encounter operational difficulties at that scale, and the Kabanga Hydromet Technology is yet to be developed and may not be commercially viable, each of which may in turn have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.”

We are subject to significant governmental regulations that affect our operations and costs of conducting our business and may not be able to obtain all required permits and licenses to place our properties into production.

Our exploration, development and refining activities are subject to laws and regulations governing various matters. These include laws and regulations relating to environmental protection, including emissions, the management of natural resources, management and use of hazardous substances and explosives, exploration and development of mines, production and post-closure reclamation and rehabilitation, exports, price controls, repatriation of capital and exchange controls, taxation, mining royalties, labor standards and occupational health and safety, including mine safety and historic and cultural preservation.

The costs associated with compliance with these laws and regulations are substantial. Possible future laws and regulations, and potential changes to existing laws and regulations, could cause additional expense, capital expenditures, restrictions on or suspensions of our operations and delays in the development of our metals extraction assets and those of other companies using our Hydromet Technology. Our operations require licenses and permits from various governmental authorities related to the establishment of our planned facilities, to the production, storage and distribution of our mined products, and to the disposal and storage of wastes and rehabilitation of worked-out and abandoned sites. Such licenses and permits are subject to change in various circumstances at any time and there can be no guarantee that we will be able to obtain or maintain all necessary licenses and permits. For instance, KNL’s subsidiary, TNL, was issued a special mining license in October 2021 by the GoT (the “SML”), which provides TNL with legal tenure over the Kabanga deposit project area for the existence of the nickel orebody, and is required to pay an annual fee to maintain the SML with the GoT. Additionally, in case of breach the SML can be canceled, suspended or surrendered in accordance with Tanzanian law and shall lapse if, among other things, KNL ceases mining operations or abandons the area of mining operations without prior permission of the Mining Commission of Tanzania. Similarly, we would need to obtain certain permits and licenses to construct and operate the potential Kell-Sedibelo-Lifezone Refinery. Once the Kabanga Project is commissioned, production is expected to be ramped up to its maximum capacity in a phased manner and renewed or updated licenses may be required based on the size of the project during each such phase. See “Description of the Kabanga Project” and “— Risks Related to the Potential Kell-Sedibelo-Lifezone Refinery which may license our Hydromet Technology — The regulatory approval, permitting, development, startup and/or operation of sustainable power generation facilities at SRL and its use at any potential refinery in which we hold an interest may involve unanticipated events resulting in delays that could negatively impact our business and our results of operations and cash flows.”

Moreover, certain laws and regulations may allow governmental authorities and private parties who have a substantial and direct interest in the metals extraction operations or the consequences of the metals extraction operations to bring lawsuits based upon damages to property, the environment and injury to persons (for example, resulting from the environmental and health and safety impacts of our operations), and could lead to the imposition of substantial damages awards, fines, penalties or other civil or criminal sanctions. Further, non-governmental organizations or local community organizations could direct adverse publicity against us or disrupt our operations.

Environmental, health and safety laws and regulations change frequently (due to general amendments or amendments brought about as a result of case law) and are generally becoming more stringent across the global metals extraction industry. If our environmental compliance obligations were to change as a result of changes to the legislation or in certain assumptions we make to estimate liabilities, or if unanticipated conditions were to arise in connection with our operations, our expenses and provisions and timelines would increase to reflect these changes. If material, these expenses and provisions could adversely affect our business, operating results and financial condition.

Acquisitions, strategic partnerships, joint ventures and other partnerships, including offtake agreements, may not perform in accordance with expectations, may fail to receive required regulatory approvals or may disrupt our operations and adversely affect our credit ratings and profitability.

We have entered, and in the future expect to enter, into joint ventures, strategic partnerships, partnership arrangements, acquisition agreements or offtake agreements with other parties in relation to our metals extraction business and our IP licensing business. Any failure of other parties to meet their obligations to us or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on us, the development and operations of our metals extraction business, including the Kabanga Project, and the IP licensing business, including the potential Kell-Sedibelo-Lifezone Refinery, and future joint ventures, if any, or their properties, and therefore could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

With respect to our metals extraction business, we have a strategic partnership with BHP for the development of the Kabanga Project. In 2021, BHP invested $10 million in Lifezone Limited and $40 million in KNL, and in February 2022 BHP made a further investment of $50 million in KNL, pursuant to which BHP’s ownership interest increased to 17% in KNL. Additionally, pursuant to the Tranche 3 Option Agreement, BHP has the option to consummate a further investment in KNL which will cause BHP to obtain a majority of the ownership interest in KNL. Our current business strategy relies on BHP exercising such option. We expect to largely rely on BHP to develop the Kabanga Project and operate the mine. Our ability to successfully develop and operate the Kabanga Project is dependent on the continued support from and the continued alignment of interests, plans and strategies with BHP. If we lose the support from BHP, if BHP chooses not to exercise its option pursuant to the Tranche 3 Option Agreement or BHP otherwise changes its interests, plans and strategies, this may have a material adverse effect on our ability to successfully implement our business strategy for the Kabanga Project, which in turn may have a material adverse effect on our business, operations and profits as a whole. Similarly, our ability to successfully implement our business strategy for the Kabanga Project is dependent on the financial capabilities of BHP. If BHP is unable to generate sufficient cash flow or raise debt or equity funding to support the Kabanga Project, this may have a material adverse effect on our ability to successfully implement our business strategy for the Kabanga Project, which in turn may have a material adverse effect on our business, operations and profits as a whole. For further details, see “Risk Factors — The Tranche 3 Investment by BHP into KNL is subject to negotiation, approval and various conditions, such as receiving favorable results of the Definitive Feasibility

Study, and may not be consummated. Further, BHP may choose not to invest in KNL regardless of the outcome of the Definitive Feasibility Study. Failure to receive these funds or to not have BHP’s involvement could result in delays to the development of the Kabanga Project and further have an adverse effect on KNL.”

With respect to our IP licensing business, we have a strategic partnership with SRL and IDC regarding the development of the potential Kell-Sedibelo-Lifezone Refinery, which will use the Kell Process Technology. Currently Lifezone, SRL and IDC each hold a one-third look-through ownership interest in Kellplant, which is proposed to own the potential Kell-Sedibelo-Lifezone Refinery. Our ability to successfully develop and operate the potential Kell-Sedibelo-Lifezone Refinery is dependent on the continued support from and the continued alignment of interests, plans and strategies with SRL and IDC. SRL is currently revising its mine plan for the Pilanesberg Platinum mine, and SRL has communicated to us that SRL will discontinue its plan to pursue the previously proposed 110 ktpa Kell-Sedibelo-Lifezone Refinery with multiple concentrate suppliers and will instead continue to support test work on concentrate only from its Triple Crown property and, subject to technical and economic confirmations and future board approval, pursue an initial standalone Kell-Sedibelo-Lifezone Refinery of a smaller size. We are currently assessing whether such change is compatible with our own interests and is economically viable. Before making any further commitments, we intend to evaluate SRL’s revised mine plan, including the ore mix and concentrate grade profiles that will be set forth therein. In addition, we will also require samples of SRL’s UG2 concentrate at the design grade in order to undertake further test work. Given this recent development, there can be no guarantee that the strategic partnership between Lifezone, SRL and IDC will continue. While we initially believed that first production at the potential Kell-Sedibelo-Lifezone Refinery was expected in late 2024 or early 2025, in light of SRL’s discontinuation of its existing mine plan, we can no longer provide an estimate as to when production will commence, if at all. In the event the partnership is dissolved or our joint strategy changes, we may not recover or receive the anticipated returns in relation to the incurred expenditures and the development of the Kell Process Technology may be hampered. This may have a material adverse effect on our IP licensing business and for future licensing opportunities at refineries, which in turn may have a material adverse effect on our business, operations and profits as a whole. SRL may also determine to fund an alternative refinery itself and may no longer support and select Kellplant, in which we have an ownership interest, to lead the construction, operation and ownership of the potential Kell-Sedibelo-Lifezone Refinery. For further detail, see “Risk Factors — Risks Related to the Refineries which may license our Hydromet Technology.”

Similarly, our ability to successfully implement our business strategy is dependent on the financial capabilities of our partners and their subcontractors. If any of our partners, in particular BHP, SRL and IDC, is unable to generate sufficient cash flow or raise debt or equity funding to support our joint projects, we may not be able to successfully implement our business strategy, which may have a material adverse effect on our joint projects. The same applies if our partners and their subcontractors do not perform their contractual obligations punctually.

We evaluate, and expect in the future to evaluate, potential strategic acquisitions of, and partnerships or joint ventures with, complementary businesses, services or technologies. We may not, however, be able to identify appropriate acquisition, partnership or joint venture targets in the future, and our efforts to identify such targets may result in a loss of time and financial resources. In addition, we may not be able to negotiate or finance such future acquisitions successfully, enter into partnerships or joint ventures successfully or on favorable terms, or to effectively integrate acquisitions into our current business, and we may lose customers or personnel as a result of any such strategic transaction (in particular the customers and personnel of an acquired business). The process of integrating an acquired business, technology, service or product into our business may divert management’s attention from our core businesses. The integration of any acquired assets requires management capacity. There can be no assurance that our current management team has sufficient capacity, or that it can acquire additional skills to supplement that capacity, to integrate any acquired or new assets and operations and to realize cost and operational efficiencies at the acquired assets or maintain those at the existing operations. It may result in unforeseen operating difficulties and expenditures and generate unforeseen pressures and strains on our organizational culture. There can be no guarantee that we will succeed in retaining the key personnel of any acquired businesses. Moreover, we may be unable to realize the expected benefits, synergies or developments that we initially anticipate from such a strategic transaction.

In particular, to further develop our metals extraction business, we have executed a non-binding term sheet in relation to the Dutwa Acquisition. The Dutwa Acquisition is subject to the parties entering into definitive documentation and various other conditions, including Lifezone entering into a framework agreement with the GoT in respect of the Dutwa Nickel Project, similar to the Framework Agreement entered into in respect of the Kabanga Project. There can be no assurance that the Dutwa Acquisition will be completed. In the event we proceed with the Dutwa Acquisition, we will not be able to use our Hydromet Technology in its current form for the purpose of refining the ore concentrate since the mineral ore at the Dutwa Nickel Project is an oxide ore. Accordingly, if we are to refine the mineral ore from the Dutwa Nickel Project or any other mineral project we may acquire in the future where the ore is not a sulfide ore we may have to modify our Hydromet Technology or develop new technologies or utilize the traditional methods such as smelting or high-pressure acid leaching (“HPAL”). As such, there can be no assurance that we will be successful in implementing the project.

In addition, to further develop our IP licensing business, on July 18, 2023, we completed the Simulus Acquisition, pursuant to which Metprotech acquired the entire issued share capital of SGPL which, in effect, entailed the acquisition of the assets of SGPL and its subsidiaries, excluding cash and cash equivalents, subject to certain exceptions. There is no guarantee that SGPL will perform in accordance with our expectation, or that we will be able to integrate SGPL into our business in accordance with our expectation, which each may have a material adverse effect on our business, operations and profits as a whole. For further details, see “Risk Factors — Lifezone Metals’ acquisition of SGPL may not be beneficial to Lifezone Metals, as the failure to integrate SGPL into our business may adversely affect our business and operations, and the issuance of Lifezone Metals Ordinary Shares as transaction consideration diluted the interest of our existing shareholders.”

Financing an acquisition or other strategic transaction could result in dilution to existing shareholders from issuing equity securities or convertible debt securities, or a weaker balance sheet from using cash or incurring debt. Moreover, equity or debt financing may not be available to us on favorable terms, if at all. In addition, in regard to an acquisition, it is possible that the goodwill that may be attributed to the target may have to be written down if the valuation assumptions are required to be reassessed as a result of any deterioration in the underlying profitability, asset quality and other relevant matters. There can be no assurance that we will not have to write down the value attributed to goodwill in the future, which would adversely affect our results of operations and net assets.

Furthermore, we may be unable to complete an expected transaction if we are unable to obtain required regulatory approvals, including the applicable regulatory authorities in the various jurisdictions in which we or a potential acquisition target operate. Even if we are able to obtain regulatory approval, such approval could be subject to certain conditions, which could prevent us from competing for certain customers or in certain lines of business. In addition, we may face (1) contingent liabilities in connection with our acquisitions and joint ventures, including, among others, judicial or administrative proceedings or contingencies relevant to the company, asset or business acquired, including civil, regulatory, tax, labor, social security, environmental and intellectual property proceedings or contingencies; and (2) financial, reputational and technical issues, including with respect to accounting practices, financial statement disclosures and internal controls, as well as other regulatory or compliance matters, all of which we may not have identified as part of our due diligence process and that may not be sufficiently indemnifiable under the relevant acquisition or joint venture agreement. For instance, all of the risks highlighted above may potentially be applicable to the Dutwa Acquisition and the Simulus Acquisition.

We may also enter into offtake or marketing agreements with respect to the products that will be produced at our projects, including the Kabanga Project and the potential Kell-Sedibelo-Lifezone Refinery. However, we may not realize the expected benefits from such arrangements.

Engaging in joint venture contracts exposes us to risks and uncertainties as set out above, some of which are outside our control, including through actions of our partners or by association with our partners, some of which may have reputational issues whether or not related to our joint projects. We cannot guarantee that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

As we do not own the entire interest in our technology licensing, refinery and metals extraction businesses, other shareholders in such businesses, such as SRL and BHP, particularly if BHP makes a further investment in KNL, will be able to influence the operations at the respective businesses and significant corporate actions.

We currently own 50% of the shares of Kelltech Limited, where SRL holds the remaining 50% (through its wholly owned subsidiary, Orkid S.a.r.l.). There are reserved matters in respect of certain actions and decisions to be taken by Kelltech Limited and/or any of its subsidiaries, such as entering into partnerships, issuing of long-term debt or material borrowings and paying of management fees to third parties, which require the approval of the shareholders holding not less than 80% of the shares in Kelltech Limited. Accordingly SRL will be able to influence the operations at the respective businesses of Kelltech Limited and its subsidiaries and initiate or influence significant corporate actions. We cannot assure you that this will not lead to conflicts over decision making at such businesses.

Our subsidiary, KNL, holds 84% of the interest in TNL, where the GoT holds the remaining 16%. Further, pursuant to BHP’s investment in KNL in 2021 and the Tranche 2 Investment, BHP currently owns 17% of the shareholding of KNL. Additionally, for strategic reasons to facilitate the development of the Kabanga Project, pursuant to the Tranche 3 Option Agreement BHP has the option to consummate a further investment in KNL, subject to certain conditions as discussed elsewhere in this prospectus. For further details, see “Lifezone Metals’ Business — Material Contracts — Arrangement with BHP — Tranche 3 — Tranche 3 Option Agreement.” In the event the Tranche 3 Investment is consummated, BHP would own a majority equity interest in KNL (representing a 51% indirect interest in TNL) and we would indirectly hold the remaining equity interest, and KNL would cease to be a majority-owned subsidiary of Lifezone Metals from that time onwards. Accordingly, Lifezone Metals’ shareholders’ (including GoGreen shareholders) indirect interest in KNL would be diluted following the consummation of the Tranche 3 Investment, and the economic benefit therefrom attributable to Lifezone Metals would decrease proportionally. While we expect that we would continue to have significant influence on the day-to-day operations of KNL, including through appointment of two of the board members if we own at least 15% of the voting rights of KNL (or one of the board members if we own at least 10% but less than 15% of the voting rights of KNL) and significant veto rights at the board level (including over approval of the annual budget and business plan, acquisitions and disposals outside of the annual budget or business plan over certain de minimis thresholds, entry or amendment of certain agreements or transactions outside of the annual budget or business plan over certain de minimis thresholds, changes to the dividend policy, removal of directors and approval of certain related party transactions) and shareholder level (including over material changes or cessation of the business, altering the constitution, winding up or merging of any of the companies forming part of KNL’s group or any public offering or listing of any of the companies forming part of KNL’s group), BHP would have majority ownership and day to day operatorship of KNL and we expect to largely rely on BHP to develop the Kabanga Project and operate the mine in this situation. Additionally, BHP’s investment in KNL is its first investment in Africa in the last several years and the Kabanga Project is a greenfield project, which may require additional expertise and investment on BHP’s part. If we are unable to exercise sufficient control over the operations of KNL or if the operations of KNL are not as successful as expected, the trading price of Lifezone Metals could be adversely affected. Accordingly, BHP, will be able to influence the operations at the respective businesses and initiate or influence significant corporate actions. We cannot assure you that this will not lead to conflicts over decision making at such businesses.

The Tranche 3 Investment by BHP into KNL is subject to negotiation, approval and various conditions, such as receiving favorable results of the Definitive Feasibility Study, and may not be consummated. Further, BHP may choose not to invest in KNL regardless of the outcome of the Definitive Feasibility Study. Failure to receive these funds or to not have BHP’s involvement could result in delays to the development of the Kabanga Project and further have an adverse effect on KNL.

Our operations, and specifically the metals extraction operations, will be capital intensive. We require and will continue to require significant additional capital to fund our business, including to develop the Kabanga Project into a sustainable and operational nickel mine and refinery. Pursuant to BHP’s investment in KNL in 2021 and the Tranche 2 Investment in February 2023, BHP currently owns 17% of the shareholding of KNL, having cumulatively invested $90 million directly in KNL. Additionally, for strategic reasons to facilitate the development of the Kabanga Project, pursuant to the Tranche 3 Option Agreement, BHP has the option to consummate a further investment in KNL, subject to certain conditions being satisfied.

While our senior management has substantial experience in the industry and with respect to operating projects such as the Kabanga Project, BHP’s increasing involvement with the Kabanga Project, given its reputation and experience, is a key component of our current plans to develop the Kabanga Project and our current business strategy relies on the Tranche 3 Investment by BHP.

If the Tranche 3 Investment is not made by BHP, we expect to continue developing the Kabanga Project with additional funding through debt or equity financing, monetizing the offtake from the project and/or royalty streams and we may also explore other strategic partners for the project. However, until such time as BHP completes the Tranche 3 Investment, uncertainty will exist as to the economic viability of our business. In the event that any future feasibility studies, including the Definitive Feasibility Study, have negative conclusions or are materially delayed, we may lose any future investment tranches from BHP or BHP may choose to divest its investment in KNL. Further, there may be disagreements between us and BHP in relation to the outcome of the Definitive Feasibility Study or in relation to the satisfaction of any other conditions involved in the Tranche 3 Investment. In such case, we could lose not only the additional financing from BHP, but also its mining expertise. Any loss in additional financing or mining expertise may result in a material and adverse effect on our business, financial condition, results of operations, prospects or liquidity. Further, KNL and Lifezone Limited will enter into a shareholders’ agreement with BHP upon closing of the Tranche 3 Investment (the “Tranche 3 Shareholders’ Agreement”) in respect of KNL and its subsidiaries. The Tranche 3 Shareholders’ Agreement contains, among other things, customary pre-emption rights provisions applying to new issues and transfer of KNL’s ordinary shares and tag-along and drag-along conditions. If BHP were to exercise any of such rights, we may have to sell all or part of our equity interest in KNL.

We have never generated any substantial revenue or any profit and such condition raises substantial doubt about our ability to continue as a going concern. There is uncertainty regarding our ability to implement our business plan and to grow our business to a greater extent than we can with our existing financial resources without additional financing. Our long-term future growth and success is dependent upon our ability to raise additional capital, including from BHP, and implement our business plan. However, in the event that BHP’s investment does not materialize, it could have a material adverse effect on our ability to fully implement our metals extraction business and grow our metals extraction business to a greater extent than we can with our existing financial resources and expertise or may substantially delay the project timeline if we explore other strategic partners.

The Tranche 3 Option Agreement includes certain restrictive covenants in relation to the Kabanga Project and Lifezone Limited during the period prior to the exercise of the Option under the Tranche 3 Option Agreement, which may limit our ability to explore other growth opportunities.

KNL and Lifezone Limited entered into the Tranche 3 Option Agreement, pursuant to which KNL will (at BHP’s option) receive investment from BHP by way of an equity subscription forming the Tranche 3 Investment (the “Option”). The Option grants BHP the right, subject to certain conditions (summarized below), to subscribe for the required number of shares in KNL that, in aggregate with its existing KNL holdings, would result in BHP indirectly owning 51% of the total voting and economic equity rights in TNL on a fully diluted basis. For further details, see “Lifezone Metals’ Business — Material Contracts — Arrangement with BHP — Tranche 3 — Tranche 3 Option Agreement.” Pursuant to the Tranche 3 Option Agreement, KNL and Lifezone Limited will be subject to certain restrictive covenants in relation to marketing and offtake in respect of the Kabanga Project and Lifezone Limited prior to the exercise of the Option, including:

•        a restriction on entering into off-take agreements with third parties in relation to more than 40% of, in aggregate, of the total contained nickel, cobalt and copper production from the Kabanga Project;

•        the terms of such off-take agreements must be materially consistent with certain pre-determined criteria agreed between KNL and BHP, and KNL shall seek BHP’s input in respect of any material variances from the criteria; and

•        the third party off-taker must also make an investment in Lifezone Limited or any affiliate of Lifezone Limited either as part of the Business Combination or at the same time as entering into an off-take agreement.

Further, prior to closing of the Tranche 3 Investment, Lifezone Limited, KNL and BHP have agreed to consult with each other prior to communicating with the GoT in relation to the Kabanga Project, the Tranche 2 Subscription Agreement and the Tranche 3 Option Agreement. Accordingly, in the event BHP does not exercise the Option for an extended period of time, we will be restricted with respect to agreeing to offtake arrangements with other parties.

Lifezone Metals’ acquisition of SGPL may not be beneficial to Lifezone Metals, as the failure to integrate SGPL into our business may adversely affect our business and operations, and the issuance of Lifezone Metals Ordinary Shares as transaction consideration diluted the interest of our existing shareholders.

On July 18, 2023, Metprotech completed its acquisition of the entire issued share capital of SGPL, which, in effect, entailed the acquisition of the assets of SGPL and its subsidiaries, excluding cash and cash equivalents, subject to certain exceptions, pursuant to the Simulus SSA.

SGPL is a boutique hydrometallurgy and mineral processing services group. Since 2010, we have engaged SGPL for testwork in relation to metal recoveries and process flowsheet design from time to time. We intend that SGPL will operate as an in-house testing, research and development and training facility exclusively for our use as well as in connection with third party projects that we are associated with. Integration of SGPL’s businesses and operations with our existing business and operations may be a complex and time-consuming process. While SGPL is being integrated into our business, the focus of our management may be directed toward integration planning instead of on our core business and other opportunities. There can be no assurance that we will be able to successfully integrate SGPL into our business in a timely manner or at all. The successful integration of SGPL into our business is dependent on, among other things, our ability to retain key personnel of SGPL, and there can be no guarantee that we will succeed in retaining such key personnel. If we are unable to integrate SGPL into our business in a timely manner, we may not realize the expected benefits from such acquisition when expected, if at all.

The Simulus Acquisition required payment to the former shareholders of SGPL of $8.5 million in cash and the issuance by Lifezone Metals of 500,000 Lifezone Metals Ordinary Shares to former shareholders of SGPL (which equals approximately 0.6% of Lifezone Metals’ total outstanding Lifezone Metals Ordinary Shares as of the date of this prospectus), which caused dilution to our existing shareholders.

Changes in consumer demand and preference for metals relevant to us could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Because our revenue is for the foreseeable future expected to be derived from the sale of nickel, and to a lesser extent, cobalt, copper and PGMs, changes in demand for, and the market price of, and taxes and other tariffs and fees imposed upon, these metals and products related to these metals could significantly affect our profitability. Our financial results may be significantly adversely affected by declines in the prices of such base metals. Base metals’ and PGMs’ prices may fluctuate and are affected by numerous factors beyond our control such as interest rates, exchange rates, taxes, inflation or deflation, fluctuations in the relative value of the U.S. dollar against foreign currencies on the world market, shipping and other transportation and logistics costs, global and regional supply and demand for base metals or PGMs, potential industry trends such as competitor consolidation or other integration methodologies, and the political and economic conditions of countries that produce and procure base metals or PGMs. Protracted periods of low prices for base metals, PGMs and related products could significantly reduce revenues and the availability of required development funds in the future. This could cause substantial reductions to, or a suspension of, production operations, impair asset values and reduce our proven and probable nickel, cobalt and copper orebodies. Furthermore, supply side factors have a significant influence on price volatility for base metals and PGMs.

Currently nickel is a key metal used in batteries, including those used in electric vehicles and stainless steel. Nickel prices are linked to demand for stainless steel and, in the long term, batteries, among other things. Any economic downturn or other event that reduces the sale of stainless steel or batteries will likely impact the price of nickel. Demand for our products may be impacted by demand for downstream products incorporating such metals, such as stainless steel, with stainless steel production being the single largest demand segment for primary nickel, as well as hybrid and electric vehicles, wind turbines, robotics, medical equipment, military equipment and other high-growth, advanced motion technologies, as well as demand in the general automotive and electronic industries. Lack of growth in these markets may adversely affect the demand for our products. Further, the technology pertaining to batteries, electric vehicles and energy creation and storage is changing rapidly and there is no assurance nickel and cobalt will continue to be used to the same degree as they are now, or that they will be used at all. For instance, the use of batteries such as lithium ferro-phosphate batteries or sodium-ion batteries, which do not use nickel or cobalt, may become more widely used and lead to a reduction in the demand for batteries using nickel and cobalt, such as lithium ion batteries, and several car manufacturers, such as Tesla, Inc. and Ford Motor Company, have announced plans to use lithium ferro-phosphate batteries in their EVs. Similarly, the demand for platinum is driven by, among other things, automobile catalysts used in internal combustion engines (“ICEs”) and as ICEs are phased out, the demand for automobile catalysts will also reduce. Any decline in the use of batteries utilizing nickel or related technologies or products which rely on PGMs may result in a material and adverse effect on our business, financial condition, results of operations, prospects or liquidity.

In contrast, extended periods of high commodity prices may create economic dislocations that may be destabilizing to nickel, cobalt, copper and PGM supply and demand and ultimately to the broader markets. Periods of high nickel, cobalt, copper and PGM market prices generally would be beneficial to our financial performance. However, strong nickel, cobalt, copper and PGM prices also create economic pressure to identify or create alternate technologies that ultimately could depress future long-term demand for nickel, cobalt, copper and PGMs, and at the same time may incentivize development of competing mining properties.

If we lose senior management or are unable to hire and/or retain sufficient technically skilled employees, our business may be materially adversely affected.

Our ability to commence operations and then continue to operate, innovate, implement continuous improvement or expand depends on, among other things, our ability to retain and attract senior management and key employees with appropriate knowledge and skills, experience and other competencies. For additional information regarding our employees, see “Lifezone Metals’ Business — Employees.” The metals refining industry and, to a lesser extent, the metals extraction industry, in Tanzania continue to experience a shortage of qualified senior management and technically skilled employees. We will require employees with expertise in hydrometallurgical refining processes with respect to our Hydromet Technology, and may find it difficult to find such expertise globally and particularly in the countries we operate in. Further, as the use of our Hydromet Technology grows in the future, such scarcity may be further exacerbated.

Additionally, the operations and handling of the Hydromet Technology will require employees to undergo advanced training which may require long lead times and may also require us to develop our own training programs and partnerships. Such training programs will require additional infrastructure and working capital expenditure. We may be unable to hire or retain (due to departure or unavailability) appropriate senior management, technically skilled employees (including the employees trained by us) or other management personnel, or we may have to pay and award higher levels of remuneration (for example, sign-on packages, gross packages and short- and long-term incentives) than we currently do. If we are unable to hire or retain appropriate management and technically skilled personnel, or if there are not adequate succession plans in place, this could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

We may be unable to compete successfully for employees, exploration, resources, capital funding, equipment and contract exploration, development and construction services with our competitors.

The metals extraction industry is competitive in all of its phases, and many of our competitors have greater financial resources and a longer operating history than us. We may encounter competition from other metals extraction companies in our efforts to hire experienced mining professionals and professionals having expertise in hydrometallurgical refining. In addition, competition for exploration resources at all levels is intense. Increased competition could adversely affect our ability to attract necessary capital funding, to acquire it on acceptable terms, or to acquire suitable producing properties or prospects for mineral exploration in the future. Increases in nickel, cobalt, copper, PGMs or other metal prices have in the past, and could in the future, encourage increases in mining exploration, development and construction activities, which could result in increased demand for, and cost of, exploration, development and construction services and equipment.

Increased demand for, and cost of, services and equipment could cause project costs to increase materially, resulting in delays if services or equipment cannot be obtained in a timely manner due to inadequate availability, and increased potential for scheduling difficulties and cost increases due to the need to coordinate the availability of services or equipment. Any of these outcomes could materially increase project exploration, development or construction costs or result in project delays, or both. As a result of this competition, we may be unable to maintain or acquire attractive mining properties, install, maintain or acquire refineries in respect of our Hydromet Technology or attract better or more qualified employees.

Increased labor costs could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

A number of factors may adversely affect the labor force available or increase labor costs from time to time, including high employment levels and government regulations. A sustained labor shortage or increased turnover rates within our employee base could lead to increased costs, such as increased wage rates to attract and retain employees, and could negatively affect our ability to complete our metals extraction projects according to the required schedule or otherwise efficiently operate our businesses. If we are unable to hire and retain employees capable of performing at a high level, our businesses could be adversely affected. An overall labor shortage, lack of skilled labor, increased turnover or labor inflation could have a material adverse impact on our business, financial condition, results of operations, prospects or liquidity.

Additionally, the economies of Tanzania, where our Kabanga Project is located, and South Africa, where the potential Kell-Sedibelo-Lifezone Refinery would be located, have experienced increases in inflation and labor costs in recent years.

As a result, the average wages in Tanzania and South Africa are expected to continue to grow. Our businesses are required by Tanzanian and South African laws and regulations to pay various statutory employee benefits, including pensions, medical insurance (currently not mandatory in Tanzania, but legislation has been proposed in Tanzania which would require mandatory medical insurance for employees and their immediate family), work-related injury insurance, unemployment insurance (currently not mandatory in Tanzania), and maternity insurance, as applicable, to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and those employers that fail to make adequate payments could be subject to late payment fees, fines and/or other penalties. If the relevant authorities determine that our businesses are required to make supplemental social insurance and housing fund contributions or subject them to fines and legal sanctions, our business, financial condition and results of operations could be adversely affected. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we can pass on these increased labor costs to our customers by increasing the prices of our products and services, our financial condition and results of operations will be adversely affected.

In particular, with respect to the potential Kell-Sedibelo-Lifezone Refinery, the South African National Minimum Wage Act No. 9 of 2018 (“NMWA”) and the South African Labour Laws Amendment Act No. 10 of 2018 (“Labour Laws Amendment Act”) came into effect on January 1, 2019 and the Labour Relations Amendment Act, which amended the Labour Relations Act No. 66 of 1995 (“Labour Relations Act”), came into effect on March 1, 2019, with some provisions only being effective on April 1, 2020. Among other things, the NMWA introduced a national minimum wage, which is currently R25.42 per hour (with effect from March 1, 2023). The Labour Relations Act instituted changes related to, among other things, collective bargaining and prescribed picketing rules. Further, the South African Employment Equity Act No. 55 of 1998 (“EEA”) creates obligations and administrative requirements in respect of non-discrimination and equity in employment matters. If we experience labor-related interruptions at any of our operations, or increased employment-related costs, these may have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. For further details, see “Risk Factors — Risks Related to Operational Factors Affecting Lifezone Metals — Our operations and profits may be adversely affected by labor unrest and union activity and compliance with labor legislation.”

Were Kellplant, which may construct, operate and own the potential Kell-Sedibelo-Lifezone Refinery, to employ permanent employees, non-compliance with any of the above could have a material adverse effect on its business, operating results and financial condition.

If we fail to effectively and efficiently advertise, market and license or sell our technology or products, including our Hydromet Technology or any ore that we refine, the growth of our business may be compromised.

Promoting awareness of our offerings is important to our ability to grow our business, and attracting new customers can be costly. As we expand our product offerings, our marketing initiatives may become increasingly expensive, and generating a meaningful return on those initiatives may be difficult. If our marketing efforts are not successful in promoting awareness of our offerings, such as the Hydromet Technology or any ore that we refine, or if we cannot cost-effectively manage our marketing expenses or manage the growth of our business, then our business, financial condition, results of operations, prospects or liquidity could be adversely affected.

The successful implementation of our business strategies and plans are dependent on the performance of our management and external factors. Any failure to implement our business strategies and plans may have a material adverse effect on our business and operations.

Our ability to successfully implement our business strategy and plans for our metals extraction business, in particular the Kabanga Project and our IP licensing business, and specifically the development of the potential Kell-Sedibelo-Lifezone Refinery within our IP licensing business, is dependent on the performance of our management. If our management is unable to execute on our business strategies, then our development, including the generation of revenues and our sales and marketing activities would be materially and adversely affected. In addition, our management may encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by any future growth. If we lose key members of our management team or are unable to replace or hire new management members with sufficient skill, experience and/or business relationships, this may a material adverse effect on our management’s ability to implement our business strategy and plans. This could in turn have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

However, the successful implementation of our business strategies and plans for our metals extraction business, in particular the Kabanga Project and our IP licensing business, and specifically the development of the potential Kell-Sedibelo-Lifezone Refinery within our IP licensing business, will also be dependent on external factors that our management cannot control. Unforeseen difficulties, delays or costs may adversely affect our management’s ability to successful implement of our business strategy and plans, and such strategy and plans may not result in the anticipated benefits. For example, a number of factors, which are discussed in more detail elsewhere in this section, such as, but not limited to, the continued support of and alignment of interests with our partners, such as BHP and the GoT with respect to the Kabanga Project and SRL and IDC with respect to the potential Kell-Sedibelo-Lifezone Refinery, volatility in nickel, cobalt, copper and PGM pricing, operating costs, safety-related issues, organized labor action, technical issues and shifts in demand among car manufacturers (especially in relation to the battery technologies utilizing nickel), may result in a failure to meet operations targets or strategic goals.

Further, there are also certain external factors that particularly may affect our ability to successfully implement the strategy and plans for the Kabanga Project. For instance, we will heavily rely on transport infrastructure for trucking the mineral concentrate from the mine at Kabanga to the CTP at Kahama, the backfill from Kahama to Kabanga, transporting reagents from Dar es Salaam to Kahama and transporting the refined products by rail from Kahama to Dar es Salaam. There may be disruptions to such transport infrastructure or such transport infrastructure may not be ready to use at the time the Kabanga Project begins production. Any such difficulties, delays or costs could prevent us from fully implementing our business strategy, which could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. For instance, while we aim to place orders for the machinery and equipment we will require for the Kabanga Project, the supply chain blockages may be worse than we expected due to various factors, including the conflict in Ukraine. Furthermore, the cut-off grade estimates, commodity prices and total cost estimates presented in the Technical Report Summary are based on certain assumptions, projections and estimates that are subject to considerable uncertainties, and actual results may be less favorable than current estimates. For example, the current Technical Report Summary is based on assumptions of nickel pricing being $9.50/lb and the total work plan costing $105.96 million. Any such difficulties, delays, costs or variances could prevent our management from successfully implementing our business strategy and plans, which could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

We may be involved in litigation, and unfavorable decisions may be entered against our company, subsidiaries, management, and/or controlling shareholders in legal and administrative proceedings.

We, our subsidiaries, management and/or controlling shareholders, if any, may be subject to litigation, arbitration and other legal and administrative proceedings arising in the normal course of business and may be involved in disputes that may result in litigation. The causes of potential future litigation cannot be known and may arise from, among other things, business activities, environmental, community and health and safety concerns, share price volatility or failure to comply with disclosure obligations. The results of litigation cannot be predicted with certainty but could include negative publicity, costly damage awards or settlements, fines and the loss of licenses, concessions or rights, among other things. We may also become subject to claims from individuals who live in the proximity of our projects based on alleged negative health effects related to our operations. In addition, we may subsequently become subject to legal proceedings or claims contesting the development or operation of our projects. Further, in the event of a dispute, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the Isle of Man, Tanzania, the United Kingdom, Australia or South Africa. An adverse or arbitrary decision of a foreign court could have a material adverse impact on our financial performance, cash flow and results of operations.

We currently rely on intellectual property laws and the common law in South Africa and other countries, as well as confidentiality procedures, cybersecurity practices and contractual provisions and restrictions, to protect the intellectual property rights and other proprietary rights relating to our products, proprietary processes and proprietary technology, including our Hydromet Technology. Despite efforts to safeguard and maintain our proprietary rights, there can be no assurance that we will be successful in doing so or that our competitors will not independently develop products or technologies substantially equivalent or superior to ours. Protecting or defending our intellectual property rights, determining the validity and scope of the proprietary rights of others, or defending against claims of infringement or invalidity may require litigation. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of management resources, either of which could have a materially adverse effect on our business, financial condition, results of operations, prospects or liquidity, see “— Risks Related to the Hydromet Technology.”

Any such legal proceedings or disputes could delay our ability to complete the development of a project in a timely manner or at all, or materially increase the costs associated with commencing or continuing commercial operations at a project. Moreover, our intellectual property rights may be challenged or infringed upon by third parties or we may be unable to maintain, renew or enter into new licensing agreements with third-party licensees on reasonable terms. In addition, unauthorized use of our intellectual property rights or our inability to preserve existing intellectual property rights could adversely impact our competitive position or results of operations and the loss of our patents could reduce the value of the related products and technologies. The success of our business depends, in part, on our ability to utilize our proprietary process technologies and we could encounter unforeseen problems or costs, or both, in scaling up our technologies to commercial applications. If unfavorable decisions are rendered in one or more lawsuits or should we be unable to resolve disputes favorably or to enforce our rights, we could also be required to pay substantial amounts, which could materially adversely affect our results of operations, cash flows and financial condition.

Our operations may be subject to litigation or other claims in relation to tax regulations and challenges by tax authorities.

We have a footprint in a number of countries, including Tanzania, South Africa, the United Kingdom, Australia and the Isle of Man, and are subject to numerous tax regulations in various jurisdictions and are regularly examined in this regard. Changes in our global mix of earnings could affect our effective tax rate. Furthermore, changes in tax laws could result in higher tax-related expenses and payments. Legislative changes in any of the countries in which we operate could materially impact our tax receivables and liabilities as well as deferred tax assets and deferred tax liabilities. Additionally, the uncertain tax environment in some regions in which we operate may limit our ability to successfully challenge adverse determination by any local tax authorities. We operate in countries with complex tax rules, which may be interpreted in a variety of ways and could affect our effective tax rate. Future interpretations or developments of tax regimes or a higher than anticipated effective tax rate could have a material adverse effect on our tax liability, return on investments and business operations.

In addition, we and our subsidiaries and affiliates operate in, are incorporated in, and are tax residents of, various jurisdictions. The tax authorities in the various jurisdictions in which we and our subsidiaries and affiliates operate, or are incorporated, may disagree with and challenge our assessments of our transactions, tax position, deductions, exemptions, where we or our subsidiaries or affiliates are tax resident, application of tax treaties or the content of these, or other matters. If we or our subsidiaries and affiliates are unsuccessful in responding to any such challenge from a tax authority, we, or our businesses, may be required to pay additional taxes, interest, fines or penalties, may be subject to taxes for the same activity in more than one jurisdiction or may also be subject to higher tax rates, withholding or other taxes. A successful challenge could potentially result in payments to the relevant tax authority of substantial amounts that could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Even if we, or our subsidiaries and affiliates, are successful in responding to challenges by tax authorities, responding to such challenges may be expensive, consume resources or divert management’s time and focus from our operations. Therefore, a challenge as to our, or our subsidiaries’ and affiliates’, tax position, status or transactions, even if unsuccessful, may have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

We use and expect to use third-party operators, providers and contractors, and the lack of availability, or failure to properly perform services, of one or more of these third-party operators, providers and contractors may adversely affect us.

Our current business strategy relies on the Tranche 3 Investment by BHP. We expect to largely rely on BHP to develop the Kabanga Project and operate the mine. Operational difficulties at these mines, increased competition for contract miners, equipment and personnel from other metals extraction companies and other factors beyond our control could affect the availability, cost and quality of the nickel, cobalt and copper produced for us by the operator. Disruption in our supply of nickel, cobalt and copper could impair our ability to fill our customers’ orders or require us to pay higher prices to obtain the required nickel, cobalt and copper from other sources. Any increase in the per-ton compensation for services we pay for the production and marketing of nickel, cobalt and copper products could increase our costs and therefore lower our earnings and adversely affect our results of operations. While we would have certain contractual rights of oversight over the mine and influence over the day-to-day operations of the mine, if BHP makes the Tranche 3 Investment we will not fully control, and our employees will not participate in, the day-to-day operations of the mine. Additionally, if BHP does not make the Tranche 3 Investment and consequently does not provide financial support for the Kabanga Project or operate the mine, we may engage with another joint venture or offtake partner to undertake these roles and explore other sources of capital, which may, among other things, lead to substantial delays in the project timeline. There can be no assurance that such joint venture or offtake partner willing to undertake such roles can be found in a timely manner or at all.

Further, the lack of availability of, or failure to properly perform services by, one or more third-party providers and contractors, which we depend on, could result in a decrease in our production (once commenced) or delays in the development of projects, which in turn could impact our results of operations and financial condition. In particular, certain resources are only available through a limited number of third parties, and lead-times, work slowdowns, stoppages, or other labor-related developments or disputes involving such third parties or contractors are out of our control. Additionally, we are required to abide by local content regulations in Tanzania and South Africa, pursuant to which we are required to work with select local suppliers that satisfy the local content requirements. In the event such requirements change or the local suppliers we currently work with cease to be eligible under such requirements, we may have to source the requisite materials from other local suppliers which may cause a disruption in our operations. For further details, see “Lifezone Metals’ Business — Regulatory Compliance.” There can be no assurance that we will be able to secure in a timely manner, on commercially acceptable terms or at all, the provision of all the services that we will need to execute our exploration and development plans, or that such arrangements (both current and planned) will be sufficient for our future needs or will not be interrupted. In addition, we may incur liability to third parties as a result of the actions of our contractors.

In addition, certain of the services we require are, or may in the future be, available on commercially reasonable terms only from a limited number of auditable and properly licensed providers, and we may encounter difficulties in securing the services of specialized contractors due to high demand for those services. As a result, we are dependent on external contractors performing satisfactorily and fulfilling their obligations. While we are not aware of any specific matters, our business and development plans may be adversely affected by any failure or delay by third parties in supplying these services, any change to the terms on which these services are made available, or the failure of such third-party providers to provide services that meet our quality or volume requirements. If we are obliged to change a provider of such services, we may experience additional costs, interruptions to production, or other adverse effects on our business. There is a risk that we may not be able to find adequate replacement services on commercially acceptable terms, on a timely basis, or at all.

The occurrence of one or more of these risks could have a material adverse effect on business, financial condition, results of operations, prospects, ownership of assets or liquidity. We will rely on outside contractors, such as DRA, to perform key roles, such as drilling and blasting, loading and hauling, mine development, plant, refinery and infrastructure design and construction, environmental services, relocation services, engineering, security and logistics. In the medium term, the success of our operations and activities remains dependent to a significant extent on the efforts and abilities of outside contractors, particularly in relation to the aforementioned activities, and therefore our operations remain significantly reliant on their performance.

Should we be unable to acquire or retain providers of key services on favorable terms, or should there be interruptions to, or inadequacies with, any services provided, we may need to incur capital and operating expenditure. This could have a material adverse effect on our business, financial condition, timelines, results of operations, prospects or liquidity.

Our operations and profits may be adversely affected by labor unrest and union activity and compliance with labor legislation.

Organized labor dynamics in the metals extraction and related sectors, particularly in South Africa, are volatile and uncertain and, as such, may in the future have, a material adverse impact on our operations, production and financial performance. There can be no guarantees that any wage negotiations will not be accompanied by strikes, work stoppages or other disruptions. A major disagreement or prolonged wage or compensation negotiations between management and employees may result in unauthorized absences, work stoppages, equipment sabotage, and/or picketing at our facilities and mining operations. Activist unions and rivalries between unions may destabilize labor relations in our facilities and metals extraction operations, and lead to unplanned labor action. Significant labor disputes and work stoppages may disrupt our operations. We may be forced to shut down metals extraction operations as a result of industrial action.

Further, certain legislation may specifically provide the employees’ right to strike. For instance, in Tanzania, the Employment and Labour Relations Act Cap. 366 R.E. 2019 (the “ELRA”) and the Employment and Labour Relations (Code of Good Practice) Rules 2007 (the “ELRA Code”) are examples of labor legislation that, among other things, provides for employees’ right to strike to compel an employer to accept their demands. The ELRA and the ELRA Code also provide for specific procedural requirements to exercise their organizational rights. In the event the employees exercise their right to strike, this may completely or in part cease operations at the Kabanga Project and could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

If we experience labor-related interruptions at any of our operations, or increased employment-related costs, these may have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. For further details, see “— Risks Related to Operational Factors Affecting Lifezone Metals — Increased labor costs could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.”

If our operations do not perform in line with expectations, we may be required to write down the carrying value of our investments, which could affect any future profitability and our ability to pay dividends.

Under IFRS, we are required to test the carrying value of long-term assets or cash-generating units for impairment at least annually and more frequently if we have reason to believe that our expectations for the future cash flows generated by our assets may no longer be valid. If the results of operations and cash flows generated by our Hydromet Technology licensing or the metals extraction operations are not in line with our expectations, we may be required to write down the carrying value of these assets. Any write-down could materially affect our business, operating results, operations and financial condition.

Once the Kabanga Project is commissioned, we expect to recognize revenue from the offtake from the Kabanga Project on a provisional price basis, which may result in significant revisions in later periods.

Once the Kabanga Project is commissioned, assuming KNL and TNL are consolidated in our financial statements at the time, the revenue from the offtake from the Kabanga Project is expected to be recognized when the buyer obtains control of the product, pursuant to a sales contract, which constitutes the performance obligation. In such case, the sales price and quantities are determined on a provisional basis at the date of delivery. Adjustments to the sales price occur based on movements in the metal market price, metal content quantities and exchange rate, which represent variable transaction price components, up to the date of final pricing and assays. Final pricing is expected to be based on the monthly average market price in the month of settlement. The period between provisional invoicing and final pricing is typically between three and five months.

Adjustments in respect of final assayed quantities and/or prices arising between the date of recognition and the date of settlement are recognized in the period in which the adjustment arises and reflected through revenue and receivables. These adjustments may be significant and not within our control. Such adjustments could materially affect our business, operating results, operations and financial condition.

We are subject to exchange rate and interest rate fluctuations, which may be harmful to our business. Further, our business, results of operations, and financial condition may be adversely affected by inflation.

We are exposed to exchange rate risk because we have assets and liabilities and future cash flows and earnings denominated in non-functional currencies. Our Kabanga operations are located in Tanzania and the potential Kell-Sedibelo-Lifezone Refinery that would use our Kell Process Technology is located in South Africa. When operational, any output sold therefrom will be priced in U.S. dollar terms in international markets; however, we incur expenses in respect of the Kabanga operations in Tanzanian shillings and the potential Kell-Sedibelo-Lifezone Refinery would incur expenses in South African rand. We also have personnel in the United Kingdom and Australia and accordingly incur related expenses in pound sterling and Australian dollars, respectively. The impact on our results of any change in the Tanzanian shillings, South African rand, pound sterling or Australian dollar against the U.S. dollar exchange rate could be substantial. Inversely, any depreciation of such currencies against the U.S. dollar could have a positive impact on our financial results. We do not expect to enter into long-term currency hedging arrangements and thus will be mainly exposed to the spot market exchange rate. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key factors affecting our future results of operations — G. Currency Fluctuations.”

The global commodity market is currently facing high uncertainty amid the geo-political tension relating to the Ukraine-Russia conflict and the prior supply chain crisis as a result of COVID-19. The commodity markets have faced major disruptions since early 2022 that have disrupted the global trade and consumption patterns of commodities, driving prices to all-time highs. The World Bank has indicated that it expects that commodity prices will remain elevated through the end of 2024. Further, lower than expected Chinese commodity demand influenced by strict pandemic restrictions slowed down the commodity market growth in mid-2021, and the conflict in Ukraine has aggravated the commodity market upheaval.

Further, fueled by rising energy prices and revival of demand but continued supply constraints, the world economy is facing the risk of increasingly high inflation. A sharp rise in inflation has created pressure on economies and their central banks to reconsider accommodative and expansionary monetary policies. To control rising inflation, a number of central banks have raised interest rates and rolled out measures to reduce excess liquidity in the market. Rising interest rates by central banks, the continued conflict in Ukraine and the slowing Chinese economy have created further uncertainty in the commodity markets. Tanzania and South Africa have both historically experienced high rates of inflation. Inflation, as well as government efforts to combat inflation, have significant negative effects on the Tanzanian and South African economies. Inflation rates were 3.3% in 2020, 3.7% in 2021 and 4.4% in 2022 in Tanzania, as measured by the World Bank Group. In respect of South Africa, inflation rates were 3.2% in 2020, 4.6% in 2021, 7.0% in 2022, as measured by the World Bank Group, and as of June 2023, the year-over-year inflation rate was 5.4%, as measured by Statistics South Africa. Additionally, per the National Bureau of Statistics in Tanzania, the headline annual inflation rate for Tanzania has decreased from 4% in January 2022 to 3.6% in June 2023. Conversely, more lenient government policies and interest rate decreases may trigger increases in inflation and, consequently, growth volatility and the need for sudden and significant interest rate increases, which could negatively affect our business.

Inflationary pressures may also curtail our ability to access international financial markets and may lead to further government intervention in the economy. This may include the introduction of government policies that may materially and adversely affect the overall performance of the Tanzanian and South African economies, which in turn may materially and adversely affect us. Fluctuations in exchange rates and interest rates are caused by factors beyond our control. If exchange rates or interest rates increase significantly, our finance expenses will increase and our ability to obtain financing may decrease, which may materially adversely affect our results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key factors affecting our future results of operations — H. Global inflationary pressures.”

Our holding company structure makes us dependent on the operations of our subsidiaries.

Lifezone Metals is a company limited by shares incorporated and registered under the laws of the Isle of Man. Lifezone Metals’ material assets are its direct and indirect equity interests in its subsidiaries. Lifezone Metals is, therefore, dependent on payments, dividends, distributions and royalty payments from its subsidiaries, and royalty payments from other clients, to pay its operating and other expenses and to pay future cash dividends or distributions, if any, to holders of the ordinary shares, and it may have tax costs in connection with any dividend or distribution. Furthermore, exchange rate fluctuations will affect the U.S. dollar value of any distributions our subsidiaries and joint ventures make with respect to our equity interests in those subsidiaries.

Due to an inadvertent administrative error during incorporation, the articles of association and share capital of each JVC Subsidiary provide the GoT with a 16% non-dilutable free-carried interest in such JVC Subsidiary in addition to the 16% non-dilutable free-carried interest in TNL.

The GoT and KNL entered into the Framework Agreement to jointly develop, process and refine the concentrate from the Kabanga Project. To achieve this objective, the GoT and KNL set up a Tanzanian joint venture company, TNL, which owns two Tanzanian subsidiary companies, Tembo Nickel Mining Company Limited (“Tembo Mining”) and Tembo Nickel Refining Company Limited (“Tembo Refining” and, together with Tembo Mining, the “JVC Subsidiaries”), to carry out mining operations and mineral refining, respectively. As of the date of this prospectus, the SML has been issued to TNL and the JVC Subsidiaries do not have any operations or assets. The Framework Agreement provides for ownership by TNL of the JVC Subsidiaries as wholly owned subsidiaries. However, at the time the JVC Subsidiaries were incorporated pursuant to the Framework Agreement, the GoT inadvertently formed each JVC Subsidiary such that the GoT holds a 16% non-dilutable free-carried interest and TNL holds an 84% interest in each JVC Subsidiary. Correcting the inadvertent error in the share capital of the JVC Subsidiaries will require the GoT and

TNL to amend the articles of association and share capital of the JVC Subsidiaries, which has not occurred as of the date of this prospectus. For more information, see “Lifezone Metals’ Business — Material Contracts — Arrangement with the Government of Tanzania — Framework Agreement.”

Under the terms of the Framework Agreement, KNL is expected to own an 84% indirect interest in each JVC Subsidiary. However, as of the date of this prospectus, due to the 16% non-dilutable free-carried interest held by the GoT in each JVC Subsidiary, KNL owns a 70.56% indirect interest in each JVC Subsidiary. Until the articles of association and share capital of the JVC Subsidiaries are amended to remove the GoT’s 16% non-dilutable free-carried interest, Lifezone Metals’ shareholders’ (including GoGreen shareholders’) indirect interest in the JVC Subsidiaries will be diluted.

On February 8, 2023, the Tranche 3 Option Agreement was amended to provide that the valuation process in connection with the Tranche 3 Investment may not commence until the articles of association and share capital of the JVC Subsidiaries are amended to remove the free-carried interest rights of the GoT in the JVC Subsidiaries. Amending the articles of association and share capital of the JVC Subsidiaries will require cooperation from the GoT. Until such time as BHP completes the Tranche 3 Investment, which under the terms of the amended Tranche 3 Option Agreement cannot occur until the articles of association and share capital of the JVC Subsidiaries are amended, uncertainty will exist as to the economic viability of our business. For more information, see “— Risks Related to Operational Factors Affecting Lifezone Metals — The Tranche 3 Investment by BHP into KNL is subject to negotiation, approval and various conditions, such as receiving favorable results of the Definitive Feasibility Study, and may not be consummated. Further, BHP may choose not to invest in KNL regardless of the outcome of the Definitive Feasibility Study. Failure to receive these funds or to not have BHP’s involvement could result in delays to the development of the Kabanga Project and further have an adverse effect on KNL” and “— Risks Related to Operational Factors Affecting Lifezone Metals — The Tranche 3 Option Agreement includes certain restrictive covenants in relation to the Kabanga Project and Lifezone Limited during the period prior to the exercise of the Option under the Tranche 3 Option Agreement, which may limit our ability to explore other growth opportunities.”

We expect that the GoT will amend the articles of association and share capital of the JVC Subsidiaries to provide that the JVC Subsidiaries are wholly owned subsidiaries of TNL in the second half of 2023. However, as of the date of this prospectus, the GoT has not done so and has not provided us with any written confirmation that it will amend the articles of association and share capital of the JVC Subsidiaries. We cannot guarantee the GoT will amend the articles of association and share capital of the JVC Subsidiaries in a timely manner, or that any such amendment will occur at all. We may incur expenses in connection with the GoT’s amendment of the articles of association and share capital of the JVC Subsidiaries and we cannot guarantee that obtaining such amendments will not require legal proceedings. Any such legal proceedings could delay our ability to complete the development of the Kabanga Project in a timely manner or at all, or materially increase the costs associated with commencing or continuing operations at the Kabanga Project.

Our failure to comply with applicable anti-corruption, anti-bribery, anti-money laundering, economic and trade sanctions, and other similar laws and regulations could negatively impact our reputation and results of operations.

We and our associates are required to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include Isle of Man, Tanzanian, British, Australian and South African anti-bribery and corruption legislation, as well as the laws of the other countries (e.g., the U.S. Foreign Corrupt Practices Act) where we do business. These laws and regulations may restrict our operations, trade practices, investment decisions and partnering activities. These and other applicable laws prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from, among other things, corruptly offering, promising, authorizing or providing anything of value to “foreign officials” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. We are subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and representatives into contact with “foreign officials” responsible for, among other things, issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations.

In respect of our metals extraction operations in Tanzania, there are several pieces of legislation that relate to anti-corruption activities and impose large penalties (custodial and non-custodial penalties) in the event of any breaches. The Kabanga Project in Tanzania is subject to the Prevention and Combating of Corruption Act, 2007, which applies in conjunction with other related laws, like the Anti Money Laundering Act, 2006, the Economic and

Organized Crimes Control Act, Cap 200 R.E 2002 and the Criminal Procedure Act, Cap 20 R.E 2002. These laws and regulations aim to restrict corrupt activities and impose penalties which can include imprisonment and/or fines which can be imposed on individual directors, including those of TNL and KNL and on TNL and KNL as corporate bodies.

Additionally, in respect of the potential Kell-Sedibelo-Lifezone Refinery’s operations, Kellplant would need to ensure compliance with the South African anti-corruption law, the Prevention and Combating of Corrupt Activities Act, No. 12 of 2004, as amended (“PRECCA”). This law prohibits public and private bribery and criminalizes various categories of corrupt activities. PRECCA also contains a reporting obligation to authorities of known or suspected corrupt activities which is triggered when the value of any known or suspected acts of corruption exceeds R100,000. Failure to report said corrupt activities is a criminal offense under PRECCA and imposes significant penalties on those convicted of corrupt activities. Regulation 43 of the South African Companies Act, No. 71 of 2008 (“South African Companies Act”) also contains a number of anti-corruption compliance obligations that South African incorporated companies, such as Kellplant, must adhere to.

We and our associates are also required to comply with applicable economic and trade sanctions laws and regulations, such as those administered and enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council and other relevant sanctions authorities. Our global operations expose us to the risk of violating, or being accused of violating, economic and trade sanctions laws and regulations.

Our failure to successfully comply with these laws and regulations may expose us to reputational harm, as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. We may from time to time investigate potential or alleged violations of these laws and regulations. Investigations of alleged violations can be expensive and disruptive and may lead to suspension of operations until the completion of investigations. We continuously develop and maintain policies and procedures designed to comply with applicable anti-corruption, anti-bribery, anti-money laundering, economic and trade sanctions, and other similar laws and regulations. However, there can be no guarantee that our policies and procedures will effectively prevent violations by our employees or business partners acting on our behalf, for which we may be held responsible, and any such violation could adversely affect our reputation, business, results of operations and financial condition.

We are subject to global resource nationalism trends which encompass a range of measures, such as seeking the greater participation of historically disadvantaged or indigenous people, expropriation or taxation, whereby governments seek to increase the economic benefits derived by their countries from their natural resources.

We are subject to the potential impact of resource nationalism trends. These measures include a government holding a stake directly in companies holding mineral projects (as is the case with the Kabanga Project), increased taxation of mineral projects including windfall taxes and requiring companies to meet domestic beneficiation requirements, such as local processing rules, export taxes or restrictions, charges on unprocessed ores or expropriation. Further, the countries in which we operate may in the future have political regimes that may not view foreign business interests favorably and may attempt to expropriate all or part of our local assets or impose controls on our operations.

In Tanzania, certain laws can be passed under the certificate of urgency, particularly those in the extractive sector, meaning that they may not go through the ordinary process of collecting opinions from stakeholders or publication of bills which have to be debated in the parliament prior to being passed into law. Such steps may prevent us from actively participating in the consultative process and sharing our views with the relevant governmental authorities prior to the proposed legislation becoming law. For instance, the Mining Act of 2010 was amended in 2017 under the certificate of urgency and introduced critical provisions to regulate the mining sector, such as the requirement for the GoT to have a minimum free carried interest of 16% in mining companies, introduction of local content requirements including the obligation to establish joint venture companies between foreign and local companies when servicing the mining sector, introduction of a sorting fee of 1% over the gross value of minerals produced and restrictions on exporting raw materials for beneficiation outside Tanzania. Additionally, due to lack of information regarding the new law prior to publication, we may not be able to prepare at the time when compliance becomes applicable and may not be able to foresee the challenges brought by the new law. Also, in some instances, Tanzanian governmental authorities may issue directives or orders which are not expressly provided in the law, with such orders or directives not having gone through the usual legislative process or ever being incorporated into law. Such orders or directives, even if not enshrined into Tanzanian law, may be enforced by the governmental authorities and we would be expected to comply with such orders or directives. For example, the Mining Act of Tanzania provides that royalties are payable “on the basis of a percentage calculated according to the gross value of minerals.” However, a directive issued to mining companies by the GoT indicates that royalties should instead be calculated based on the actual CFR prices (i.e., including cost of transport and freight). The Mining Act of Tanzania has since been amended multiple times, but the assessment of such royalty to include cost of transport and freight has never been incorporated into law.

We cannot predict the outcome or timing of any amendments or modifications to policy or applicable regulations or the interpretation thereof, the implementation of new policies or regulations and the impact these may have on our business. As a result, political, legal, social and economic conditions in Tanzania and South Africa and any other country in which we have interests and operations can have a significant effect on our business, financial condition, results of operations, prospects or liquidity.

Unexpected operational accidents and natural disasters, public health or political crises or other catastrophic events may adversely affect our operations.

Our operational processes may be subject to operational accidents such as underground mine and processing plant fires and explosions, damages caused by abnormal wear or manufacturing defect, inclement weather, incorrect operation, rock bursts, tailings dam failure, cave-ins or falls of ground, collapse of pit walls, flooding, loss of power or water supply, environmental pollution and mechanical critical equipment failures. Our operations may also be subject to unexpected natural disasters such as earthquakes or public health emergencies such as pandemics or political crises or other catastrophic events which could adversely affect our ability to produce and deliver minerals and in general our business, financial condition and results of operations. Further, handling metals, such as platinum and nickel, as well as chemical reagents, carries health hazards such as platinosis and nickel allergy.

The occurrence of one or more of these events may result in the death of, or personal injury to, personnel, the loss of mining and refining equipment, damage to or destruction of mineral properties or production and infrastructure facilities, disruptions in production, increased costs, environmental damage and potential legal liabilities, all of which could have an adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Our insurance coverage may not adequately satisfy all potential claims in the future.

Currently, we only have medical insurance for our employees at the Kabanga Project site, vehicle insurance and life insurance, and we anticipate purchasing director and officer insurance. Although we have an insurance program and expect to continue to have one, we may become subject to liability for pollution, occupational illness or other hazards against which we have not been insured, cannot insure or are insufficiently insured, including those relating to past mining activities. If we suffer a major loss, which is insufficiently covered, future earnings could be affected. In addition, certain classes of insurance may not continue to be available at economically acceptable premiums. As a result, in the future, our insurance coverage may not fully cover the extent of claims against it or any cross-claims made.

Further, mineral exploration, development and production involve many risks which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Our operations will be subject to all the hazards and risks inherent in the exploration for mineral resources and, if we discover a mineral resource in commercially exploitable quantity, our operations could be subject to all of the hazards and risks inherent in the development and production of resources, including liability for pollution, cave-ins or similar hazards against which we cannot insure or against which we may elect not to insure. We do not currently maintain any insurance coverage against these operating hazards. The payment of any liabilities that arise from any such occurrence would have a material adverse impact on our company.

Should we suffer a major loss, which is insufficiently covered, future earnings could be affected. In addition, certain classes of insurance may not continue to be available at economically acceptable premiums. As a result, in the future, our insurance coverage may not fully cover the extent of claims against it or any cross-claims made.

Moreover, we currently do not have cybersecurity insurance and any such insurance we may obtain in the future may not be sufficient to cover actual losses or may not apply to the circumstances relating to any particular loss.

We use information, communication and technology systems, which record personal data. Failure of or damage to these systems, cyber threats, disruption or the failure to protect personal data, could significantly impact our business and operations.

We use and are reliant on various internal and external information, communication and technology system applications to support our business activities, metals extraction systems, and other systems and applications. Damage or interruption of our information, communication and technology systems, whether due to accidents, human error, natural events, or malicious acts, may lead to important data being irretrievably lost, exposed or damaged, thereby adversely affecting our business, operating results and financial condition. Such threats are persistent and evolve quickly, and we may in the future experience such cybersecurity threats. While we continuously take measures to protect our data and to protect our computer systems from attack, including measures taken by Kellplant with respect to the potential Kell-Sedibelo-Lifezone Refinery, in accordance with our data protection obligations (for example, under the South African Protection of Personal Information Act 4 of 2013 (“POPIA”) and the Cybercrimes Act 19 of 2020), these measures may not prevent unauthorized access to our systems or theft of our data. Because the techniques used to obtain unauthorized access to or to sabotage information technology systems change frequently and are often not recognized until after they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures.

The information security management system protecting our information, communication and technology infrastructure and network may be subject to security breaches (e.g., cybercrime or activists) or other incidents that could result in loss of intellectual property, disclosure of commercially or personally sensitive information, misappropriation of funds, increased health and safety risks to people, disruption to our operations, environmental damage, legal or regulatory breaches and liability, other costs and reputational damage. Given the increasing sophistication and evolving nature of this threat, we cannot rule out the possibility of their occurring in the future. An extended failure of critical system components, caused by accidental or malicious actions, including those resulting from a cybersecurity attack, could result in a commercial loss, interruption to operations, loss of access to critical data or systems, significant environmental incident, unfavorable publicity, damage to our reputation, difficulty in marketing our services, allegations that we have not performed our contractual obligations, indemnification obligations, regulatory investigations, fines or penalties, litigation or other claims by affected parties and possible financial obligations for liabilities and damages related to the theft or misuse of our information and other business delays or disruptions, any of which could have an adverse effect on our business, financial condition, results of operations, prospects or liquidity. For example, our Hydromet Technology and related data are crucial to our operations, any cybersecurity breach involving such information will have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Further, we could be forced to expend significant financial and operational resources in response to a security breach, including repairing system damage, increasing security protection costs by deploying additional personnel and modifying or enhancing our protection technologies, investigating and remediating any information security vulnerabilities and defending against and resolving legal and regulatory claims, all of which could divert resources and the attention of our management and key personnel away from our business operations and adversely affect our business, financial condition and results of operations. Notwithstanding any contractual rights or remedies we may have, because we do not control our vendors and certain aspects of our joint ventures, including their security measures and the processing of information by our vendors and joint ventures, we cannot ensure the integrity or security of measures they take to protect personal information and prevent data loss or other cyber incidents. Although to date we have not experienced any material impact to the business or operations resulting from information or cybersecurity attacks, because of the frequently changing attack techniques and the increased volume and sophistication of the attacks, there is the potential for us to be materially adversely impacted in the future. Moreover, we currently do not have cybersecurity insurance and any such insurance we may obtain in the future may not be sufficient to cover actual losses, or may not apply to the circumstances relating to any particular loss. We also cannot ensure that any limitations of liability provisions in our customer agreements, contracts with vendors and other contracts for a security lapse or breach or other security-related matter would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim.

We receive, generate, store and process sensitive information, such as personal information in accordance with the principles of lawful processing of personal information contained in various applicable data protection laws. Notwithstanding the operational and technical measures we implement, we face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, inappropriate modification, and the risk of being unable to adequately monitor, audit and modify our controls over our critical information. This risk extends to the third-party vendors and subcontractors we use to manage this sensitive data even though our agreements with these third-party vendors and sub-contractors require that they implement technical and operational measures to protect personal information from being unlawfully disclosed or accessed.

Moreover, we may have difficulty adapting our systems and processes as new legislation in this area of the law develops and comes into effect. The changes could adversely impact our business by increasing our operational and compliance costs. Our or our third-party vendors’ and joint ventures’ failure to comply with applicable data protection laws and regulations could result in claims, disputes, proceedings, government enforcement actions (which could include civil or criminal penalties), loss of customers and suppliers, private litigation and/or adverse publicity, monetary penalties or other liabilities, and could increase our costs of doing business, distract our management, require us to change our operations and could negatively affect our operating results and business. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations or privacy policies, even if we are not found liable, could be expensive and time consuming to defend, could result in adverse publicity and could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. We may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, rules and regulations or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business.

For instance, on July 1, 2020, POPIA came into effect. Organizations were afforded a one-year grace period within which to align their activities with POPIA, which came to an end on July 1, 2021. From this date, the responsible person must ensure that it processes personal information in accordance with the principles contained in POPIA. Violations of POPIA can lead to (i) civil damages, including aggravated damages, interest and costs, (ii) enforcement action and/or fines by the relevant regulator and (iii) criminal fines and/or imprisonment. Similarly, the Personal Data Protection Bill 2022 was tabled before the Tanzanian Parliament in September 2022. The bill establishes a commission for the protection of personal data, which would, among other things, have the authority to set policies and procedures for the handling of personal data and to issue fines of up to five billion Tanzanian shillings for the mishandling of such data where a company is non-compliant.

We cannot guarantee that our and our associates’ data protection compliance efforts will be deemed appropriate or sufficient by regulatory authorities or the courts. Claims that we or our associates have violated individuals’ privacy rights, failed to comply with data protection laws, or breached contractual obligations or privacy policies, even if we or our associates, as applicable, are not found liable, could be expensive and time consuming to defend, could result in adverse publicity and could have a material adverse effect on our business, financial condition and results of operations. We and our associates may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, rules and regulations or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business.

If we fail to comply with our obligations under any shareholder, license or technology agreements with third parties, we may be required to pay damages and we could lose license rights that are critical to our business.

We may in the future license certain intellectual property rights, including technologies, programs, applications and data from third parties, that are important to our business, and in the future we may enter into additional agreements that provide us with licenses to valuable intellectual property rights or technology.

If we fail to comply with any of the obligations under such license agreements, we may be required to pay damages and the licensor may have the right to terminate the license. Termination by the licensor may cause us to lose valuable rights, and could prevent us from selling our products and services, or inhibit our ability to commercialize future products and services. Our business would suffer if any such licenses terminate, if the licensors fail to abide by the terms of the license, if the licensors fail to enforce licensed patents against infringing third parties, if the licensed intellectual property rights are found to be invalid or unenforceable or if we are unable to enter into necessary licenses on acceptable terms. Additionally, we may in the future obtain licenses or enter into leasing arrangements with third parties on a non-exclusive basis. The owners of these non-exclusively licensed technologies are therefore free to license them to third parties, including our competitors, on terms that may be superior to those offered to us, which could place us at a competitive disadvantage. Moreover, any such licensors may own or control intellectual property rights that have not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing, misappropriating or otherwise violating the licensor’s rights. In addition, the agreements under which we may license intellectual property rights or technology from third parties are generally complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property rights or technology, or increase what we believe to be our financial or other obligations under the relevant agreement. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

The current global COVID-19 pandemic has significantly impacted the global economy and markets and is likely to continue to do so, which could adversely affect our business, financial condition, results of operations and prospects.

Given the rapid spread of COVID-19 since its emergence in December 2019, the World Health Organization (“WHO”) declared the outbreak of COVID-19 to be a global pandemic in March 2020. The COVID-19 pandemic has resulted in a widespread health crisis that has adversely impacted economies, financial markets and business operations worldwide, and the conduct of commerce generally. The ongoing pandemic may (as it has for similarly situated companies that have been operational during the pandemic) disrupt operations, affect our workforce health, safety and productivity and increase volatility in metal prices and demand.

In parts of 2020, 2021 and 2022, governmental authorities in various jurisdictions imposed lockdowns or other restrictions to contain the virus, and many businesses suspended or reduced operations. Additional waves and new variants may emerge from time to time. There is no guarantee that we will be able to operate in accordance with our plans as the virus is unpredictable and the future remains uncertain.

Due to the development stage nature of our business, the COVID-19 pandemic has not significantly disrupted the operations of either Lifezone Limited or KNL or their respective suppliers. However, in the first half of FY 2022, we experienced some delays in the progress of test and study works by our contractors (more specifically providing laboratory and engineering services) located in Western Australia as the COVID-19 pandemic entered that state after it opened its borders following two years of restrictions.

However, the COVID-19 pandemic and mitigation measures have had an adverse impact on global economic conditions which could have an adverse effect on our future business and financial condition, including impairing our ability to raise capital when needed.

We may also experience difficulties related to employee productivity and absenteeism. As a result of COVID-19, we are required to and have implemented additional health and safety measures at our workplaces, mine sites and corporate offices to reduce risks to our employees and contractors and ensure compliance with regulations. These measures, however, may result in reduced productivity and increased costs due to social distancing, sanitization, compulsory PPE use, isolation of employees who may have had direct or indirect contact with COVID-19 and other operational measures to support efforts to slow the spread of the virus. We could also face increased healthcare costs in connection with testing and the potential cost of vaccinations. Absenteeism by ill, infected, isolated or quarantined employees or members of management and increased COVID-19 health and safety measures may also disrupt operations or adversely impact employee productivity.

Finally, the effects of COVID-19 and associated governmental responses have adversely affected, and may continue to adversely affect, commodity price volatility due to material slowdowns in economic growth in a number of national economies, consumer sentiment and demand deterioration from affected customers and countries, supply disruption from key producing regions and logistical constraints impacting supply chains. Economic volatility or disruptions in the financial markets could also adversely affect our ability to obtain future debt or equity financing for acquisitions or development of our projects on acceptable terms. It is difficult to determine the extent of the economic and market impacts from COVID-19 and the many ways in which they may negatively affect our business.

Although currently approved vaccines have been shown to be effective against the predominantly circulating variants, new SARS CoV-2 variants could be less impacted by existing vaccines. Should a new variant or variants emerge that are less impacted by existing vaccines, this could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

There is uncertainty regarding the effects of COVID-19 and any new SARS-CoV-2 variants, the duration of the pandemic, new information that may emerge concerning the severity of the infection, the scope, duration and economic impact of actions taken to contain the spread of the virus or treat its impact, and the impact of each of these items on macroeconomic conditions and financial markets globally. Any of these factors could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

The ongoing military action between Russia and Ukraine and the sanctions imposed in relation to such action could have a material adverse effect on the global mining industry and our business, financial condition, results of operations, prospects or liquidity.

In response to the Russian invasion of Ukraine in February 2022, the United States, the European Union and the United Kingdom, among others, have imposed targeted economic sanctions on Russia and certain Russian citizens and enterprises, including financial measures such as freezing Russia’s central bank assets and limiting its ability to access its dollar reserves.

The continuation of the conflict may trigger a series of additional economic and other sanctions enacted by the United States and other countries. The potential impact of bans, sanction programs, and boycotts on our business is uncertain at the current time due to the fluid nature of the military conflict and international responses. In addition, the potential impacts include supply chain and logistics disruptions, financial impacts including volatility in nickel, cobalt, copper and PGM prices, foreign exchange rates and interest rates, inflationary pressures on raw materials and energy, heightened cybersecurity threats and other restrictions. For additional details, see “— Changes in the market price of nickel, cobalt and copper, which in the past have fluctuated widely, may negatively affect the profitability of our metals extraction operations and the cash flows generated by those operations” and “— Our development, growth, future profitability and ability to continue our operations may be impacted by geopolitical conditions, including in Tanzania and South Africa.”

As a company that will operate in the global metals extraction industry, we monitor the developments to assess any potential future impacts that may arise as a result of the ongoing crisis. The adverse effects of the ongoing conflict between Russia and Ukraine, and/or economic sanctions and import and/or export controls to be imposed on the Russian government by the United States or others, and the above-mentioned adverse effect on the wider global economy and market conditions could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults or non-performance by financial institutions or transactional counterparties, could adversely affect the Company’s current and projected business operations and its financial condition and results of operations.

Actual events involving reduced or limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver, and on March 12, 2023, Signature Bank was closed by the New York State Department of Financial Services and swept into a similar receivership under the FDIC. Further, on March 19, 2023, UBS agreed to take over Credit Suisse following interventions by the Swiss government, and on May 1, 2023, the California Department of Financial Protection and Innovation closed First Republic Bank, appointing the FDIC as receiver. Although we did not have any cash or cash equivalent balances on deposit nor a banking relationship with any of these financial institutions, investor concerns regarding the international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses, financial obligations or fulfill our other obligations, or result in breaches of our financial and/or contractual obligations. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.

Our operating and financial results, forecasts and projections rely in large part upon assumptions and analyses developed by us. If the assumptions or analyses that we made in connection with our projections and forecasts prove to be incorrect, our actual results of operations may be materially different from our forecasted results.

The projections, including the projections set out in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus, reflect our estimates of future performance depending on the variation in the prices of nickel, cobalt and copper and the operating expenditure involved, incorporate certain financial and operational assumptions based on information available at the time the forecasts were made and should not be regarded as an indication that we or any other recipient of this information considered, or now considers, it to be predictive of actual future results. In addition, such projections incorporate assumptions relating to (a) the price of nickel, copper and cobalt, which could be significantly impacted by demand and preference for such metals and other events elaborated on elsewhere in this prospectus, (b) our expected operating expenditure, which could be impacted by various factors such as commodity and labor prices, (c) taxes, depreciation, amortization and interest expenses, (d) metal recoveries, (e) implementation, commissioning and ramp-up schedules, (f) marketing costs and fees and (g) capital expenditure estimates. Further, the projections reflect LHL’s proportionate interest in TNL and BHP’s 17% shareholding of KNL. In the event BHP exercises its Option under the Tranche 3 Option Agreement, BHP would own a majority equity interest in KNL (representing a 51% indirect interest in TNL) and the economic benefit therefrom attributable to Lifezone Metals would decrease proportionally. For further details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key factors affecting our future results of operations.”

Further, the Kabanga Project has not yet been shown to contain proven or probable mineral reserves. Investors should not assume that the projections contained in the TRS on mineralization at the Kabanga Project will ever be realized. In addition, the projected financial and operating information incorporates assumptions about our ability to maintain an effective cost structure, which could be impacted by the prices of commodities and other inputs, wage inflation, logistics costs, infrastructure and utilities costs, the costs of specialized equipment and tooling, research and development costs, facilities costs and numerous other factors. These assumptions were preliminary and there can be no assurance that the actual results upon which our assumptions were based will be in line with our expectations at the time the forecasts were made. We have no operating history on which to base an evaluation of our business and prospects and an evolving business model and accordingly we have limited data on which to base our projections of our future performance. We have limited experience forecasting revenues and volumes. The projections, including the projections set out under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the projections, including the projections set out under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Whether actual operating and financial results and business developments will be consistent with the expectations and assumptions reflected in the projections depends on a number of factors, many of which are outside of our control, including, but not limited to, the risks and uncertainties described elsewhere in this section. If we fail to meet our own financial or operating forecasts or those of securities analysts, the value of Lifezone Metals’ securities could be significantly and adversely affected.

Risks Related to the Hydromet Technology and Intellectual Property

We may not be able to adequately obtain, maintain, protect or enforce our intellectual property rights in our technology, which could result in a loss in our competitive position and/or the value of our intangible assets, and substantially harm our business.

Our business and our ability to compete effectively depend on our ability to obtain, maintain, protect and enforce our intellectual property rights, confidential information and know-how. We rely on a combination of patent, copyright, trade secret and other intellectual property laws in South Africa, Tanzania and other countries, as well as confidentiality procedures, cybersecurity practices, license agreements, non-disclosure and assignment agreements, and other contractual rights to protect the intellectual property rights and other proprietary rights relating to our products, proprietary processes and proprietary technology, including the Kell Process Technology, and we intend to rely on such laws, practices, procedures and rights to protect the Kabanga Hydromet Technology. Despite our efforts to obtain, maintain, protect and enforce our intellectual property rights and other proprietary rights, there can be no assurance that these rights will be available in all cases or will be adequate to prevent our competitors or other third parties from copying, accessing or otherwise obtaining and using our technology, intellectual property rights or other proprietary rights, products or processes without our permission. Further, there can be no assurance that our competitors will not independently develop products or processes that are substantially equivalent or superior to ours or design around our intellectual property rights and other proprietary rights. In each case, our ability to compete and our business, results of operations and financial condition could be significantly impaired.

We rely on core patents that have been granted in South Africa and other countries to protect the Kell Process Technology. We cannot assure you that the patents are sufficiently broad to protect the technology, to provide us with a competitive advantage in relation to other hydrometallurgical or other metal extraction processes, or to prevent competitors or other third parties (including our previous clients) from using the same or similar technologies. Even if our patents are sufficiently broad, patents typically have a maximum term of twenty years from when they are first filed as patent applications, after which they expire. Our patents have fixed terms, after which we cannot exclude third parties from exploiting the inventions that the patents claim. Prior to expiry, the validity and enforceability of our patents may be challenged and found invalid or unenforceable. For example, prior unauthorized or inadvertent disclosure or testing of inventions claimed in our patents, or of similar inventions, may render our patents invalid or unenforceable. Also, the inventors of the Kell Process Technology were employed by other companies when they invented it. Although we believe that we own the intellectual property rights in the technology, we cannot exclude the possibility that third parties may assert an ownership interest in it. Our patents might be circumvented or infringed by others now or in the future. If our patents are infringed, we cannot assure you that we will have adequate resources to enforce them, or that our enforcement efforts will be successful or sufficient to compensate for the infringement of the patents or the harm to our business.

We also rely on unpatented proprietary technology, including trade secrets and other confidential information and know-how, in connection with the Hydromet Technology. It is possible that others may obtain access to our unpatented technology or will independently develop the same or similar technology. To protect our trade secrets and other confidential information and know-how, we generally require employees, independent contractors and others with access to such information to enter into agreements restricting its use and disclosure. Also, we generally enter into agreements with employees and independent contractors to assign to us any intellectual property rights in the Kell Process Technology that they gain through exposure to it or our other confidential information. However, we cannot guarantee that we have entered into such agreements with each person that has developed intellectual property for us, or that has access to our trade secrets or other confidential information or know-how. Moreover, we cannot guarantee that the agreements will not be breached or that they will provide meaningful protection for our trade secrets, confidential information or know-how, including in the event of any misappropriation or unauthorized use or disclosure of such information. We may need to bring claims against employees, independent contractors or other third parties that have entered into such agreements to enforce our rights under them. We have experienced unauthorized disclosure of our confidential information in the past, including in relation to inventions claimed in one or more of our patents, and in the future we may experience unauthorized or inadvertent disclosure of our confidential information, or misappropriation of our trade secrets. Disclosure of our confidential information may result in the loss of legal protection for the information, preclude or limit our ability to obtain patent protection for any inventions that are disclosed or similar to those disclosed, or risk patents that claim such inventions being found to be invalid or unenforceable in legal or administrative proceedings. If we are unable to maintain the proprietary nature of our Hydromet Technology, we could be materially adversely affected.

In addition, our patents, trade secrets and other rights in confidential information and know-how may not be sufficient to offer us meaningful protection or provide us with any competitive advantage. We will not be able to enforce our intellectual property rights if we do not detect infringement, misappropriation or other violations of them, and such detection can be difficult or impossible. Moreover, any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our intellectual property rights. If we are unable to adequately enforce our intellectual property rights or other proprietary rights, our competitive position and our business could be harmed, as third parties may be able to commercialize and use products and technologies that are substantially the same as ours to compete with us without incurring the development and licensing costs that we have incurred. Any of our owned or licensed intellectual property rights could be challenged, invalidated, circumvented, infringed, misappropriated or violated, our trade secrets and other confidential information could be disclosed in an unauthorized manner to third parties, or our intellectual property rights may not be sufficient to permit us to take advantage of market trends or to otherwise provide us with competitive advantages, or maintain our competitive position, which could result in harm to our business.

We believe that we have sufficient intellectual property rights to allow us to conduct our business without incurring liability to third parties. However, we or the conduct of our business may nonetheless infringe, misappropriate or otherwise violate the intellectual property rights of third parties. Any claims of patent infringement or other violation of intellectual property, even those without merit, could be expensive and time-consuming to defend, divert management’s attention and resources, or require us to pay significant damages or license third parties’ intellectual property. Such licenses may not be available to us on commercially reasonable terms or at all, in which case we may be prevented from constructing, commissioning, operating, maintaining or revamping the potential Kell-Sedibelo-Lifezone Refinery, the Kahama refinery connected with the Kabanga Project or other refineries, or we may be prevented from selling the refined products. Alternatively, we may be required to modify the Hydromet Technology and reengineer the refineries that use it. Any claims of infringement or other violation of intellectual property, or an adverse result in any litigation proceeding, could harm our business.

Our proprietary Kell Process Technology has not been deployed at a commercial scale and we may encounter operational difficulties at that scale, and the Kabanga Hydromet Technology is yet to be developed and may not be commercially viable, each of which may in turn have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

A feasibility study evaluating the use of the Kell Process Technology on the concentrate from SRL’s Pilanesberg Platinum Mine based on batch testing was undertaken by Simulus in Australia in 2013. Based on a concentrate feed rate of 110 ktpa, the study demonstrated a positive net present value. Further, extended pilot plant trials were undertaken between 2014 and 2016, which were updated in 2020 for subsequent process improvements. The pilot plant was able to repeat the results achieved in the previous laboratory tests performed in 2013. However, the Kell Process Technology has not yet been used or licensed by an active refinery or tested at feed rates or other operating characteristics at an active refinery. Further, as the potential Kell-Sedibelo-Lifezone Refinery is now expected to be smaller in scale, the above studies and their results may not be indicative of the viability of the Kell Process Technology for the potential Kell-Sedibelo-Lifezone Refinery and its deployment may not be economically viable under the revised mine plan. In addition, the Kabanga Hydromet Technology is currently in the process of being developed and will undergo a pilot feasibility study as part of the Definitive Feasibility Study. The successful implementation of our operational plans depends upon many factors, including those outside our control, which are discussed in more detail elsewhere in this section. This includes unforeseen difficulties such as our partners updating their mine plans, or third-party capital funding issues, which may adversely affect the successful implementation of our business strategy and plans. Any such difficulties, including third party delays or unexpected difficulties third parties experience with capital financing, could prevent us from fully implementing our business strategy (including potential licensing of our IP to third parties), which could have a material adverse effect on our business, operating results and financial position.

There can be no guarantee that operation at a commercial scale of the Kell Process Technology, or the Kabanga Hydromet Technology when developed, will deliver the metal recovery rates, and the cost and environmental benefits described in this prospectus or commercially viable recovery rates and benefits, and actual results may differ materially from the results of our feasibility studies. When our Hydromet Technology is developed and deployed on a commercial scale, we may encounter operational difficulties which we may not have anticipated, including in cases where there is variation in the concentrate feed material. While our Hydromet Technology has the potential to be applied in various metal refining and recycling processes, if we are not able to address any such operational difficulties which may arise, we may lose then-existing licensees and any future licensees which would have otherwise licensed our Hydromet Technology.

Our partners may change their interests, plans and strategies, and we may lose the support of any or all of our partners, which may have a material adverse effect on our ability to successfully develop and deploy the Hydromet Technology on a commercial scale, which in turn may have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

If we lose the support from any of our partners or if any of our partners, including SRL, IDC, BHP and the GoT, changes its interests, plans and strategies, our ability to successfully develop and deploy the Hydromet Technology on a commercial scale may be materially adversely effected, which in turn may have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. For example, SRL’s recent revision of its mine plan creates uncertainty in relation to the further development and deployment of our Kell Process Technology specifically and our Hydromet Technology generally, as well as our investment to date in Kelltech Limited and its subsidiaries.

We may not be able to successfully develop and implement new technology initiatives and other strategic investments relating to our Hydromet Technology in a timely manner. We may not be able to obtain patent protection for such new technologies or be able to do so in a timely manner. Specifically, while we anticipate that one of our patent applications will apply to the Kabanga Hydromet Technology, we may file additional patent applications based on our ongoing development and testing, and any delay or failure to obtain patent protection for the Kabanga Hydromet Technology or other initiatives may negatively impact our business, financial condition, results of operations, prospects or liquidity.

In order to operate our business, achieve our goals, and remain competitive, we seek to identify and devise, invest in, implement and pursue technology and business initiatives, such as those relating to metals refining and initiatives seeking to ensure more energy efficient and lower emission metals extraction. For instance, while we expect that our Hydromet Technology may be utilized to refine sulfide mineral ores, we may need to modify our Hydromet Technology to refine oxide mineral ores or certain other metals.

We may, over time, increase our investment in protecting our intellectual property rights through patent, trademark, copyright and other intellectual property filings, which could be expensive and time-consuming. We may not be able to obtain registered intellectual property protection for our products or processes and even if we are successful in obtaining effective patent, trademark, trade secret and copyright protection, it is expensive to maintain these rights in terms of application and maintenance costs, and the time and costs required to defend our rights could be substantial. Moreover, our failure to develop and properly manage new intellectual property rights could hurt our market position and business opportunities.

Our future growth and financial performance will depend in part upon our ability to develop, market and integrate the Hydromet Technology to other projects and potential customers and to develop further technological advances and accommodate customer preferences. Among other forms of intellectual property, we have filed a patent application that we anticipate will apply to the Kabanga Hydromet Technology. We cannot guarantee that any current or future patent applications that apply to the Hydromet Technology, improvements to our Hydromet Technology, or other technologies will result in granted patents in a timely manner or at all, nor can we guarantee that any granted patents would sufficiently protect our investment in such technologies and improvements. Any delay or failure to obtain sufficient patent protection in respect of the Hydromet Technology more broadly or other initiatives may negatively impact our business, financial condition, results of operations, prospects or liquidity.

In addition, the introduction of new technologies or services that compete with our technology and products could result in our revenues decreasing over time. If we are unable to upgrade our processes with technological advances in a timely manner, or at all, our business, financial condition, results of operations, prospects or liquidity could suffer.

Our licensing revenues, growth and future profitability may be impacted by third parties not licensing the Hydromet Technology, or continuing to receive professional services from Lifezone Limited in accordance with our business plan and/or using substitute technology.

As part of our IP licensing business, we propose to acquire interests in and/or operate processing refineries that use our patented Hydromet Technology, and license our Hydromet Technology to other licensees. However, we cannot guarantee that we will license our Hydromet Technology to additional licensees, and failure to do so may have a material adverse effect on our financial condition, results of operations, and liquidity.

Moreover, current or future customers and licensees that enter into agreements for professional services relating to our Hydromet Technology might not renew such agreements after their expiration and in the normal course of business. In addition, future customers may renew agreements for our professional services for shorter contract lengths, or use or switch to substitute technologies. Any failure to renew professional services agreements, or renewing them on terms that are less favorable to us, may adversely affect our operational results.

Any current or future customers and licensees will have no obligation to renew their agreements for our professional services after their expiration and in the normal course of business, some customers may elect not to renew. In addition, our customers may renew agreements for our professional services for shorter contract lengths, or use or switch to substitute technologies. Our future success also depends in part on our ability to further develop technologies in relation to metals extraction. For instance, while we expect that our Hydromet Technology may be utilized to refine sulfide mineral ores, we may need to modify our Hydromet Technology to refine oxide mineral ores or certain other metals. This may also require increasingly sophisticated and costly efforts. If customers do not renew their professional services agreements or if attrition rates increase, our business could be harmed.

Risks Related to the Potential Kell-Sedibelo-Lifezone Refinery which may license our Hydromet Technology

The construction of the potential Kell-Sedibelo-Lifezone Refinery is uncertain and its operation may involve risks, including continued operating losses, the inability to fund its operations and future impairments of its assets, that could negatively impact our business, results of operations, cash flows and asset values.

Kellplant, a wholly owned subsidiary of KTSA, in which we hold an indirect 33.33% stake, was planning the development of the potential Kell-Sedibelo-Lifezone Refinery, which would use our Kell Process Technology. Initial preparatory works for the development of the potential Kell-Sedibelo-Lifezone Refinery began in June 2022. However, SRL has communicated to us that SRL will discontinue its plan under the current mine plan to pursue the proposed 110 ktpa Kell-Sedibelo-Lifezone Refinery with multiple concentrate suppliers and will instead continue to support test work on concentrate only from SRL’s Triple Crown property and, subject to technical and economic confirmations and future board approval, pursue an initial standalone Kell-Sedibelo-Lifezone Refinery of a smaller size. While we initially believed that first production at the potential Kell-Sedibelo-Lifezone Refinery was expected in late 2024 or early 2025, in light of SRL’s discontinuation of its existing mine plan, we can no longer provide an estimate as to when production will commence, if at all. We cannot ascertain whether the potential Kell-Sedibelo-Lifezone Refinery will be commissioned, the potential implementation timeframe or our indirect ownership interest, if any. Further, even if it were to proceed, there is no guarantee that the potential Kell-Sedibelo-Lifezone Refinery would be commissioned in a timely manner or as per the proposed budget or would deliver the performance or benefits we anticipate. Kellplant must also obtain certain permits and licenses to develop and operate the potential Kell-Sedibelo-Lifezone Refinery. For additional details, see “Lifezone Metals’ Business — Regulatory Compliance — South Africa.”

A feasibility study evaluating the use of the Kell Process Technology on the concentrate from SRL’s Pilanesberg Platinum Mine based on batch testing was undertaken by Simulus in Australia in 2013. Based on a concentrate feed rate of 110 ktpa, the study demonstrated a positive net present value. Further, extended pilot plant trials were undertaken between 2014 and 2016, which were updated in 2020 for subsequent process improvements. The pilot plant was able to repeat the results achieved in the previous laboratory tests performed in 2013. However, as the potential Kell-Sedibelo-Lifezone Refinery is now expected to be smaller in scale, these studies and their results may not be indicative of the viability of the Kell Process Technology for the potential Kell-Sedibelo-Lifezone Refinery and its deployment may not be economically viable under the revised mine plan. The Kell Process Technology has not yet been used or licensed by an active refinery or tested at feed rates or other operating characteristics at an active refinery.

Additionally, we may have disagreements with SRL and IDC with respect to the management of Kelltech Limited and its subsidiaries.

Given the current market conditions, the potential Kell-Sedibelo-Lifezone Refinery could face challenges during its implementation phase and commissioning phase, and this may include, once the plant is operational, continued operating losses and the inability to fund operations from its operating cash flows, by obtaining third-party financing or through capital contributions from SRL, IDC or us. Further, in the event of a tighter monetary policy prevailing in South Africa, it may be challenging to obtain debt financing on terms agreeable to Kellplant. The funding of the potential Kell-Sedibelo-Lifezone Refinery’s development and operations may be undertaken in South African rand. Accordingly, if Kellplant is required to make payments in respect of the raw materials the refinery requires or any other supplies in currencies other than the South African rand, it would be exposed to the risk of foreign exchange rate fluctuations. We may have to assess the potential for a future impairment charge if current market conditions persist, with respect to our indirect ownership interest in the potential Kell-Sedibelo-Lifezone Refinery. In addition, the operation of the potential Kell-Sedibelo-Lifezone Refinery would involve many risks, which may include a breakdown or failure of the equipment and systems; variations in the feed concentrate; higher than anticipated operating costs; lack of suitably qualified labor; inability to operate within environmental permit parameters; inability to produce refined products to required specifications; inability to produce saleable metal; inability to effectively manage distribution channels; changes in markets and market prices for the refined products; and operating cost increases; as well as the risk of performance below expected levels of output or efficiency. Such events could negatively impact the plant’s business, its results of operations, cash flows and asset values.

It is possible the potential Kell-Sedibelo-Lifezone Refinery will be unsuccessful, which could result in a loss of our investment in the development and associated impairment charge, loss of ownership of KTSA and/or Kelltech and/or Kellplant, the need for further optimization of the process flowsheet, adjustment of the equipment selection or other changes to the project, which may result in increases in capital cost and operating cost, and delays in achieving commercial operation. In addition, the failure of the potential Kell-Sedibelo-Lifezone Refinery could have implications for future licensing opportunities at refineries, which could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. SRL may also determine to fund an alternative refinery itself and may no longer support and select Kellplant, in which we have an ownership interest, to lead the construction, operation and ownership of the potential Kell-Sedibelo-Lifezone Refinery.

In addition, despite KTSA’s ability to sub-license the Kell Process Technology to allow third-party facilities in the SADC License Area to use the process, KTSA has yet to enter into a sub-license agreement with any third parties. Therefore, we may not realize our potential to receive future royalty revenue or other income from the Kell Process Technology based on our 50% shareholding in Kelltech or royalties pursuant to the Kelltech License Agreement.

The regulatory approval, permitting, development, startup and/or operation of sustainable power generation facilities at SRL and its use at the potential Kell-Sedibelo-Lifezone Refinery may involve unanticipated events resulting in delays that could negatively impact our business and our results of operations and cash flows.

The development, startup and operation of sustainable power generation at SRL for use at the potential Kell-Sedibelo-Lifezone Refinery involve many risks, which may include delays; breakdown or failure of equipment; inability to obtain required governmental permits and approvals; inability to obtain or renew easements; public opposition; inability to complete financing; inability to negotiate acceptable equipment acquisition, development, fuel supply, off-take, transmission, transportation or other material agreements; changes in markets and market prices for power; cost increases and overruns; the risk of performance below expected levels of output or efficiency; inability to meet projected carbon emissions targets; and the inability to obtain full cost recovery in reduced production rates. Such unanticipated events could negatively impact the plant’s business, its results of operations and cash flows, which could in turn have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Capital costs for development of a precious and base metals refinery and other mineral processing projects have increased substantially in recent years, and further increases could negatively impact our business, financial condition, results of operations, prospects or liquidity.

Capital costs for development of a precious and base metals refinery and other mineral processing projects have increased substantially in recent years on account of commodity prices, inflationary pressures and supply chain blockages. Further, regulatory change by governments in response to greenhouse gas emissions may represent an increased cost to us. A significant increase in the capital costs associated with the operations at the potential Kell-Sedibelo-Lifezone Refinery or delays in commissioning of the project and any future project would impact Kellplant’s cash flow and profitability, which would in turn have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

The potential Kell-Sedibelo-Lifezone Refinery may be subject to compliance with certain Broad-Based Black Economic Empowerment (“B-BBEE”) requirements which could impose significant costs and burdens and which impose certain ownership requirements.

The Precious Metals Act, 2005 (the “PMA”) is the primary legislation regulating the South African precious metals industry. The South African Diamond and Precious Metals Regulator (“SADPMR”) is the regulating authority responsible for the implementation of the PMA. As per section 6 of the PMA, the SADPMR, in its consideration of any application for any authorization under the PMA, must have regard to the requirements of the broad-based socio-economic empowerment Charter developed in terms of section 100 of the Mineral and Petroleum Resources Development Act, 2002 (Act No. 28 of 2002) (“MPRDA”). In principle, this requires an applicant for an authorization under the PMA to comply with the black economic empowerment requirements of the Mining Charter published by the Minister of Mineral Resources and Energy in terms of the MPRDA. By virtue of section 6 of the PMA, the Mining Charter published under the MPRDA is also made applicable to applicants for, and holders of, authorizations under the PMA, including Kellplant. The B-BBEE requirements are aimed at redressing historical racial imbalances and including historically disadvantaged South Africans in the ownership and management of companies in the mining industry, including the refining industry. The B-BBEE requirements are also aimed at addressing human resources development, procurement, employment equity and rural and local community development requirements. Legislation also requires Kellplant to take proactive steps to achieve an equitable representation of historically disadvantaged South Africans at all occupational levels and to report on the extent to which its plan is being achieved.

Several of the B-BBEE requirements are subject to possible amendment and review by the South African government, as well as disputes in relation to the interpretation of such requirements. In particular, an application for a judicial review of the 2018 Mining Charter instituted by the Minerals Council against the Minister of Mineral Resources and Energy in the High Court of South Africa, Gauteng Provincial Division, Pretoria, was commenced in early May 2020. On September 21, 2021, the High Court of South Africa in Minerals Council of South Africa vs Minister of Mineral Resources and 13 Others (case no.: 20341/19) held that a mining charter gazetted under section 100 of the MPRDA is a policy instrument rather than a binding and enforceable legal instrument. The High Court set aside several provisions of the 2018 Mining Charter, including the provisions relating to the precious metals industry in the 2018 Mining Charter. Consequently, despite section 6 of the MPRDA obliging the SADPMR to apply the 2018 Mining Charter to applications for authorizations under the PMA, there are no provisions in the 2018 Mining Charter which are capable of enforcement by the SADPMR. For the time being, therefore, black economic empowerment is not a prerequisite in order to be authorized under the PMA.

Notwithstanding the above, Kellplant may, in the future, be required to incur significant costs to implement changes to the management and shareholding structure in order to comply with any amended requirements as a result of changes in applicable law and any B-BBEE requirements, and the interpretation of such new laws and requirements. This may have a material adverse effect on Kellplant’s and, in turn, our business, financial condition, results of operations, prospects or liquidity.

There is no assurance that any steps Kellplant has already taken or might take in the future will ensure the retention of its existing refining license and the successful renewal of such refining license. Further, Kellplant may, in the future, incur significant costs or have to issue additional shares as a result of changes in the interpretation of existing laws and guidelines or the imposition of new laws relating to black economic empowerment ownership requirements. This may have a material adverse effect on Kellplant’s and, in turn, our business, financial condition, results of operations, prospects or liquidity. For further details, see the section entitled “Regulatory Overview — South Africa — Black Economic Empowerment.”

Because the potential Kell-Sedibelo-Lifezone Refinery would be concentrated in the Bushveld Complex, disruptions in this and neighboring regions could have a material adverse impact on our operations.

Due to the geographic concentration of the potential Kell-Sedibelo-Lifezone Refinery, proposed to be located at the Pilanesberg Platinum Mine in the western limb of the Bushveld Complex, which is in close proximity to the towns of Rustenburg and Northam in the North West Province of South Africa, any adverse economic, political or social conditions affecting this region or surrounding regions, as well as natural disasters or coordinated strikes or other work stoppages, could have a material adverse effect on Kellplant’s and, in turn, our business, financial condition, results of operations, prospects or liquidity.

Social unrest, sickness or natural or man-made disaster at informal settlements in the vicinity of the potential Kell-Sedibelo-Lifezone Refinery may disrupt our business or may lead to greater social or regulatory impositions on us.

There are several informal settlements located in the vicinity of the potential Kell-Sedibelo-Lifezone Refinery. These settlements are populated by mining and mineral company employees (including employees of PPM), the families of mining and mineral company employees and others. In recent years, the size of these settlements has grown substantially.

Poor living conditions in these settlements may lead to the spread of disease or other health hazards, which may affect the productivity of employees or those appointed as subcontractors. The population of such settlements or the surrounding communities may also demand jobs, social services or infrastructure from the local mining and refining operations, including Kellplant. Any such demands or other demands from these communities may lead to increased costs or regulatory burdens on Kellplant. Such demands may also lead to protests or other actions that may hinder Kellplant’s ability to operate. Any of the above factors could have a material adverse effect on Kellplant’s and, in turn, our business, financial condition, results of operations, prospects or liquidity.

The potential Kell-Sedibelo-Lifezone Refinery is subject to costs and liabilities related to stringent environmental and health and safety standards.

Environmental legislation on a global basis is evolving in a manner that will ensure stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessment of proposed developments and a higher level of responsibility and potential liability for companies and their officers, directors, employees and, potentially, shareholders. Compliance with environmental laws and regulations may require significant capital outlays on behalf of Kellplant and may cause material changes or delays in Kellplant’s intended activities. There can be no assurance that future changes to environmental legislation in South Africa will not adversely affect its operations. Environmental hazards may exist on the properties where the potential Kell-Sedibelo-Lifezone Refinery is to be developed which are unknown at present and which have been caused by previous or existing owners or operators for which Kellplant could be held liable. Furthermore, future compliance with environmental reclamation, closure and other requirements may involve significant costs and other liabilities. In particular, Kellplant’s operations are subject to South African national and provincial laws and regulations governing protection of the environment. Such laws are continually changing and, in general, are becoming more onerous.

Amendments to current laws, regulations and permits governing operations and activities of mineral processing and refining companies, or more stringent implementation thereof, could have a material adverse impact on Kellplant and in turn adversely affect our business, results of operations and financial condition. Environmental hazards may exist on the properties where the potential Kell-Sedibelo-Lifezone Refinery is to be developed that are unknown at the present time, and that may have been caused by previous owners or operators or that may have occurred naturally. These hazards, as well as any pollution caused by Kellplant’s activities, may give rise to significant financial obligations in the future and such obligations could have a material adverse effect on Kellplant’s financial performance, which in turn could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

A majority of the environmental and health and safety licenses and approvals are currently not held by Kellplant directly.

As at the date of this prospectus, certain regulatory approvals required for the implementation and operation of the potential Kell-Sedibelo-Lifezone Refinery, as set out below, are currently held by PPM and not Kellplant:

•        An environmental authorization under the National Environmental Management Act, 1998 (“NEMA”) was issued to PPM for the implementation of the potential Kell-Sedibelo-Lifezone Refinery and PPM and Kellplant have applied for the transfer of the environmental authorization from PPM to Kellplant. However, this transfer is currently pending.

•        PPM applied for and was issued a provisional atmospheric emissions license under the National Environmental Management: Air Quality Act 39 of 2004 and is in the process of having it transferred to Kellplant.

•        PPM holds a water use license issued under the National Water Act 36 of 1998 related to its water management facilities, which is expected to be made available to Kellplant under contract. PPM also obtains its bulk water supply from a water board under a long-term water supply agreement that is also expected to be made available to Kellplant under contract.

•        While none of Kellplant’s potential activities currently require it to apply for a waste management license under the National Environmental Management: Waste Act 59 of 2008, Kellplant will produce hazardous tailings once it commences operations. Such activity is regulated under NEMA and will be managed by PPM by virtue of its authorized tailings storage facility.

For as long as PPM remains a holder of the relevant licenses and authorizations and such licenses or approvals are not transferred in the name of Kellplant, this presents an operational risk for Kellplant, as Kellplant is dependent on PPM with respect to the continuance of its operations. This could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

The development and operation of the potential Kell-Sedibelo-Lifezone Refinery would rely substantially on the Pilanesberg Platinum Mine’s existing infrastructure.

Given that the potential Kell-Sedibelo-Lifezone Refinery would be situated on a portion of land within the Pilanesberg Platinum Mine area, the potential Kell-Sedibelo-Lifezone Refinery and its operations would rely on the existing infrastructure of the Pilanesberg Platinum Mine and the revised mine plan to be finalized by SRL. If the potential Kell-Sedibelo-Lifezone Refinery proceeds, it is expected that PPM would provide infrastructure and other related services to Kellplant by way of an agreement to be entered into between PPM and Kellplant for the infrastructure services required for the development and operation of the potential Kell-Sedibelo-Lifezone Refinery. Such infrastructure services would include, among others, the provision of electricity, bulk water supply, tailings storage facilities and sewage facilities. Without the infrastructure services to be provided by PPM for the potential Kell-Sedibelo-Lifezone Refinery, the potential Kell-Sedibelo-Lifezone Refinery would not be able to operate independently.

Any risks faced by PPM and its operations including, but not limited to, mine and production stoppages, restrictions to access the Pilanesberg Platinum Mine, labor unrest and strikes would have a direct and material impact on the potential Kell-Sedibelo-Lifezone Refinery’s operations. Consequently, Kellplant would be subject to, among other things, the same power stoppages, fluctuations, usage constraints and limited access to sufficient water that PPM is subject to at the Pilanesberg Platinum Mine. This may force Kellplant to halt or curtail operations or increase costs or may even be required to procure its own infrastructure and relevant permits.

The potential Kell-Sedibelo-Lifezone Refinery would also rely on certain permits and authorizations granted to PPM in connection with PPM’s operations at the Pilanesberg Platinum Mine. For example, none of Kellplant’s potential activities currently require it to apply for a waste management license under NEMA; however, as Kellplant would produce tailings for storage once it commences operations, this would be managed by PPM by virtue of its authorized tailings storage facility activity, which is regulated under NEMA. Any failure by PPM to comply with its permits and authorizations could have an impact on Kellplant and the continued operations of the potential Kell-Sedibelo-Lifezone Refinery.

There can be no assurance that PPM will retain and maintain the relevant permits and authorizations which are required for the operations of the potential Kell-Sedibelo-Lifezone Refinery. Further, failure to properly perform services by PPM, which Kellplant depends on, could result in a decrease in its production (once commenced) or delays in the development of the potential Kell-Sedibelo-Lifezone Refinery.

Any of the above factors could have a material adverse effect on the success of the potential Kell-Sedibelo-Lifezone Refinery, and an adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Kellplant, as the owner of the potential Kell-Sedibelo-Lifezone Refinery, would not have any formal rights of access in respect of the land upon which the potential Kell-Sedibelo-Lifezone Refinery would be developed.

As at the date of this prospectus, Kellplant does not have any formal rights of access to the property upon which the potential Kell-Sedibelo-Lifezone Refinery would be developed and operated. The properties covered by the Pilanesberg Platinum Mine are primarily farms which are state-owned land. PPM is entitled to access these properties primarily by virtue of the mining rights granted to it. Kellplant will rely on PPM’s mining rights for access to the property where the potential Kell-Sedibelo-Lifezone Refinery would be situated (within the Pilanesberg Platinum Mine). Kellplant does not have any security of tenure and may be required to vacate the property and may not have adequate legal recourse.

The lack of security of tenure could, in turn, have a material adverse effect on the operations of the potential Kell-Sedibelo-Lifezone Refinery and a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Economic, political or social instability in South Africa may have a material adverse effect on Kellplant’s and, in turn, our operations and profits.

The potential Kell-Sedibelo-Lifezone Refinery would be located in South Africa. Any adverse economic, political or social conditions affecting this region or surrounding regions, as well as natural disasters or coordinated strikes or other work stoppages, could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. For instance, South Africa has been suffering from rolling blackouts recently and ESKOM,

South Africa’s electricity public utility, has reported financial difficulties and stated that such rolling blackouts may continue or may become more severe. For details, see “— Risks Related to Operational Factors Affecting Lifezone Metals — Our development, growth, future profitability and ability to continue our operations may be impacted by geopolitical conditions, including in Tanzania and South Africa.”

Additionally, in February 2023, the Financial Action Task Force (“FATF”), an independent inter-governmental body that develops and promotes policies to protect the global financial system against money laundering, terrorist financing and the financing of proliferation of weapons of mass destruction, announced that South Africa will be added to its “Increased Monitoring” list. This designation could impair the country’s links to the global financial system, increase the cost of capital and create additional barriers to doing business in South Africa, and may have an impact on the South African mining and metals industry, including the potential Kell-Sedibelo-Lifezone Refinery.

There are certain risks associated with the funding arrangement for the potential Kell-Sedibelo-Lifezone Refinery.

The potential Kell-Sedibelo-Lifezone Refinery would require further development expenditures and capital commitments to Kellplant. The funding arrangement for the potential Kell-Sedibelo-Lifezone Refinery is dependent on the funding capabilities of and the alignment on a joint strategy with the other direct and indirect owners of KTSA. SRL is currently revising its mine plan for the Pilanesberg Platinum mine, and SRL has communicated to us that SRL will discontinue its plan to pursue the proposed 110 ktpa Kell-Sedibelo-Lifezone Refinery with multiple concentrate suppliers and will instead continue to support test work on concentrate only from SRL’s Triple Crown property and, subject to technical and economic confirmations and future board approval, pursue an initial standalone Kell-Sedibelo-Lifezone Refinery of a smaller size. While we initially believed that first production at the potential Kell-Sedibelo-Lifezone Refinery was expected in late 2024 or early 2025, in light of SRL’s discontinuation of its existing mine plan, we can no longer provide an estimate as to when production will commence, if at all. We are currently assessing whether such change is compatible with our own interests and is economically viable. Before making any further commitments, we intend to evaluate SRL’s revised mine plan, including the ore mix and concentrate grade profiles that will be set forth therein. In addition, we will also require samples of SRL’s UG2 concentrate at the design grade in order to undertake further test work. Given this recent development, there can be no guarantee that the strategic partnership between Lifezone, SRL and IDC will continue. Moreover, any future commitments by our partners, SRL and IDC would be subject to their own assessments of the economic viability of the refinery once the studies on the potential, smaller Kell-Sedibelo-Lifezone Refinery.

On December 4, 2019 Kelltech Limited entered into a loan agreement with KTSA. As of the date of this prospectus, Kelltech Limited has made shareholder loans of $7,979,768 to KTSA under the agreement for the purposes of the construction and development of the potential Kell-Sedibelo-Lifezone Refinery, which funding KTSA has, as at the date of this prospectus, utilized for purposes of, and in connection with, the furtherance of the potential Kell-Sedibelo-Lifezone Refinery.

On November 9, 2021, Kellplant entered into the PPM Loan Agreement pursuant to which PPM agreed to advance to Kellplant, for purposes of, inter alia, the design, engineering, construction, commissioning and operation of the potential Kell-Sedibelo-Lifezone Refinery, a rand-denominated loan in an amount equivalent to $10 million. The loan advanced by PPM to Kellplant bears interest at the published prime rate from time-to-time, on a 365-day basis and compounded monthly in arrears, plus a margin. The loan is unsecured and will immediately become repayable once Kellplant receives: (i) debt funding from IDC or PPM or (ii) equity funding by KTSA, whichever is earlier, and Kellplant shall be obliged to immediately apply the proceeds it receives from such debt funding or equity funding to the repayment of the loan. SRL is currently in the process of finalizing its revised mine plan and obtaining other corporate approvals for such revised mine plan and any decision on proceeding with the potential, smaller Kell-Sedibelo-Lifezone Refinery will only be made once additional studies and engineering works are completed. In this regard, we do not expect the PPM Loan Agreement repayment mechanism to be triggered in the near future, if at all.

Further, on March 31, 2022, IDC and KTSA entered into a shareholder loan agreement pursuant to which IDC agreed to advance to KTSA a shareholder loan in the amount of R407,000,000. As at the date of this prospectus, IDC has advanced an amount of R57,809,290.71 to KTSA, and KTSA has on-lent such funds to Kellplant, but such funds have not yet been utilized. Disbursement of the balance of the IDC shareholder loan is subject to certain customary conditions precedent which have not yet been fulfilled, including entry into other funding arrangements. Until SRL has finalized its revised mine plan and received board approval for such revised plan, we expect that there will be no further advancements of loans under the loan agreement.

Given that the development and operation of the potential Kell-Sedibelo-Lifezone Refinery is dependent on the funding capabilities of and the alignment on a joint strategy with the other direct and indirect owners of KTSA, such as SRL, which currently is revising its mine plan and has communicated changes with respect to the contemplated scale of the potential Kell-Sedibelo-Lifezone Refinery, there can be no guarantee that a funding arrangement for the potential Kell-Sedibelo-Lifezone Refinery will be agreed in a timely manner or at all. In the event no funding arrangement is agreed in a timely manner or at all, the potential Kell-Sedibelo-Lifezone Refinery may not be developed and we may not receive the anticipated returns in relation to the expenditures incurred in this regard. This may adversely impact our business, financial condition, operating results and cash flows, including our ability to service debt and to make distributions to our shareholders. In addition, the failure of the potential Kell-Sedibelo-Lifezone Refinery could have implications for future licensing opportunities at refineries, which could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. For further details, see “Lifezone Metals’ Business — Material Contracts — Funding arrangement for Kellplant.”

Risks Related to the Metals Extraction Operations

Changes in the market price of nickel, cobalt and copper, which in the past have fluctuated widely, may negatively affect the profitability of our metals extraction operations and the cash flows generated by those operations.

Our metals extraction business and financial performance will be significantly affected by fluctuations in the prices of the principal metals we seek to extract (nickel, cobalt and copper). The prices of these metals are volatile and are affected by numerous factors that are beyond our control, including prevailing interest rates and returns on other asset classes; expectations regarding inflation, monetary policy and currency values; speculative activities; governmental and foreign exchange rate decisions; decisions regarding the creation and disposal of metal stockpiles; political and economic conditions; structural changes in demand including electrification; the availability and costs of metal substitutes; the location and the demand for products containing these key metals; technological changes and changes in industrial processes; and economic slow-downs or recessions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key factors affecting our future results of operations — B. Prices of nickel, cobalt and copper.”

We cannot predict the effect of these factors on metal prices. Significant and/or prolonged reductions in prices for these metals would materially and adversely affect our ability to raise capital, and if not considered viable for exploration activities, would cause us to delay, halt or stop exploration and development activities altogether. If we are operating a producing mine at the time of such reduction, we would expect to suffer decreasing revenues and profitability which could materially and adversely affect our results of operations and financial condition. Should nickel, cobalt or copper prices decline below our production costs, we may experience losses and, should this situation remain for an extended period, we may be forced to curtail or suspend some or all of our projects, operations and/or reduce operational capital expenditures. We might not be able to recover any losses incurred during, or after, such events. A sustained period of significant nickel, cobalt and copper price volatility may also adversely affect our ability to undertake new capital projects or to make other long-term strategic decisions. The use of lower nickel, cobalt and copper prices in reserve calculations and life-of-mine plans could also result in material impairments of our investment in nickel, cobalt and copper mining properties or a reduction in our Mineral Resource Estimates and corresponding restatements of our mineral resources and increased amortization, reclamation and closure charges.

Additionally, oversupply of such metals has in the past had and may in the future have a negative impact on their respective prices. Oversupply may result from various factors, including the release of such metals into the market by exchange traded funds (“ETFs”), de-stocking by producers and others with similar stockpiles, forced selling of such metals held for investment purposes, and through increased production. Oversupply may also result from increased recycling levels, the impact of which is difficult to predict, as recycling is measured differently between producers and various industry analysts. Furthermore, if our competitors significantly increase their production, either from primary sources of supply or as by-products from the production of other metals, or if major new bodies of metal-bearing ore are discovered and brought into production, in the absence of an increase in demand, the price of such metals would likely fall. Global supply of such metals could also increase as a result of significantly improved mining or refining techniques which increase worldwide production from existing mines, substantially increased recovery rates, or from the winding-up of ETFs and the corresponding release of such metals holdings back into the market.

An oversupply of such metals resulting from a combination of some or all of these factors could result in their respective prices falling to levels where production is not economically viable, which may require us to delay commencement or suspend further operations. The effect of these factors on the price of nickel, cobalt and copper, and therefore the economic viability of our business, could negatively affect our ability to secure financing or our results of operations.

Significant and/or prolonged increase in prices for these metals may decrease the demand for these metals and increase the demand for substitute metals. A fall in demand could also decrease the price for these metals, thereby reducing the attractiveness of conducting exploration activities. A fall in demand may also adversely affect our ability to raise capital and develop or operate a mine. In addition, an increase in worldwide supply, and consequent downward pressure on prices, may result over the longer term from increased metal production from mines developed or expanded as a result of current metal price levels.

Additionally, the Mining Commission of Tanzania (the “Mining Commission”) has authority to indicate the prices for various minerals in Tanzania. While TNL or KNL may agree the price between itself and its customers, the indicative prices set by the Mining Commission can be used to assess various fees, royalties and payments which may be payable by KNL. Accordingly, in the event that the prices for the minerals that the Kabanga Project will produce fall and the Mining Commission has not amended its indicative prices at or below market prices, KNL may incur further costs with respect to compliance with Tanzanian law by paying higher fees, royalties and payments as compared to the global market. In challenging such assessments by the GoT, KNL may have to involve itself in dispute resolution to ascertain the correct value of the minerals which deviate from the pricing that has been set by the Mining Commission.

This prospectus contains certain third-party views on the future price developments of certain metals, but there is no certainty such views will be correct; and actual price developments may be materially different. Also see “Cautionary Note Regarding Forward-Looking Statements”.

We may be unable to replace the mineral resource base on the area covered by the SML as it becomes depleted.

As we produce nickel, cobalt, copper and other metals, we will deplete our respective ore resources for such metals located within the area covered by the SML. To maintain production levels and because mines have limited lives based on proven and probable ore resources, we may seek to replace and expand our ore resources, by exploiting other ore bodies and locating new deposits. Exploration for such metals produced is highly speculative in nature. Our exploration projects will involve significant risks, and exploration projects are often unsuccessful. Once a site is discovered with mineralization, we may require several years between initial drilling and mineral production, and the economic feasibility of production may change during such period. Substantial expenditures are required to establish proven and probable reserves and to construct mining and processing facilities. There can be no assurance that current or future exploration projects will be successful and there is a risk that our depletion of resources will not be offset by new discoveries. Furthermore, we encounter strong competition from other mining companies in connection with the acquisition of properties producing or capable of producing nickel. Many of these companies have greater financial resources than we do. Consequently, we may be unable to replace and expand future ore resources through the acquisition of new mining properties or interests therein on terms we consider acceptable. As a result, our future revenues from the sale of nickel, cobalt and copper, if any, may decline, resulting in lower income and reduced growth.

Because our only metals extraction development project, the Kabanga Project, is concentrated in Tanzania, disruptions in Tanzania and its neighboring regions could have a material adverse impact on our operations.

Due to the geographic concentration of our metals extraction project in Tanzania, any adverse economic, political or social conditions affecting this region or surrounding regions, as well as natural disasters or coordinated strikes or other work stoppages, could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. For instance, the border with Burundi, which in recent times has faced multiple waves of armed conflict, is very close in proximity to the Kabanga Project. For details, see “— Risks Related to Operational Factors Affecting Lifezone Metals — Our development, growth, future profitability and ability to continue our operations may be impacted by geopolitical conditions, including in Tanzania and South Africa.”

Concentration of our operations in one location may increase our risk of production loss and could have a material adverse impact on our operations.

Our metals extraction business relates to a single project in Tanzania. Because our operations will not be as diversified as some of our competitors, the success of our operations and our profitability may be disproportionately exposed to the effect of any events occurring at the site of the project or in the region, including: fluctuations in prices of base metals produced in the area, geologic and engineering constraints associated with this area, accidents or natural disasters, restrictive governmental regulations, including ozone non-attainment, climate action or other legislation and/or regulation within Tanzania, anti-industry activism and litigation, curtailment of production, interruption in the availability of gathering, processing or transportation infrastructure and services, and any resulting delays or interruptions of production from existing or planned metals extraction operations. Similarly, the concentration of our operations within a single location exposes us to risks, such as changes in local regulations, which could adversely affect development activities or production. These constraints and the resulting shortages or high costs could delay our operations and have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Our Mineral Resource Estimates may be materially different from mineral reserves and final quantities we may ultimately recover, our estimates of life-of-mine may prove inaccurate and market price fluctuations and changes in operating and capital costs may render all or part of our mineral resources uneconomic to extract.

We have reported our Mineral Resource Estimates in accordance with the requirements of the Modernization of Property Disclosures for Mining Registrants set forth in subpart 1300 of Regulation S-K. Our reported Mineral Resources Estimates represent our estimate of quantities of nickel, copper and cobalt that have the reasonable potential to be economically extracted and refined under anticipated geological and economic conditions. There are numerous uncertainties inherent in estimating quantities of mineral resources and in projecting potential future mineral reserves and rates of mineral production, including many factors beyond our control. The accuracy of any mineral resource and mineral reserves estimate is a function of a number of factors, including the quality of the methodologies employed, the quality and quantity of available data and geological interpretation and judgment, and is also dependent on economic conditions, such as commodity prices and exchange rates, and market prices being generally in line with estimates.

Furthermore, estimates of different geologists and mining engineers may vary, and results of our mining and production subsequent to the date of an estimate may lead to revision of estimates due to, for example, fluctuations in the market price of ores and metals, reduced metal recovery or increased production costs due to inflation or other factors which may render mineral resources containing lower grades of mineralization uneconomic to exploit and may ultimately result in a restatement of mineral resources and may adversely impact future cash flows. Furthermore, mineral resource and reserve estimates are based on limited sampling and, consequently, are uncertain as the samples may not be representative of the entire body of mineralization. As a better understanding of a body of mineralization is obtained, the estimates may change significantly. In addition, the mineral reserves we ultimately exploit may not conform to geological, metallurgical or other expectations and the volume and grade of ore recovered may be below the estimated levels. Mineral resources data is not indicative of future production.

Substantial capital expenditure is required to identify and delineate mineral resources through geological and geotechnical surveying and drilling, to identify geological features that may prevent or restrict the extraction of ore, to determine the metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. Accordingly, it may not always be possible or economical to conduct such exercises at regular intervals or at all in the future.

There can be no assurance that we will in the long term be able to identify additional mineral resources and reserves or continue to extend the mine life of our existing operations. Without such additional mineral resources and reserves, any increase in the level of annual production would therefore shorten the life of our existing operations. Any failure to identify, delineate and realize mineral resources and reserves in the future could have an adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Extraction of minerals from identified nickel deposits may not be economically viable and the development of our mineral project into a commercially viable operation cannot be assured.

The economic viability of a nickel deposit, including at the Kabanga Project, is dependent on several factors, not all of which are within our control. These include deposit attributes such as size and grade, structural setting, government regulation, the prevailing price for nickel and other metals such as cobalt and copper which are also found along with nickel mineralization, prevailing currency exchange rates, land tenure and titles, availability of capital, local infrastructure and other factors. Further, the development and operations of the Kabanga Project will depend heavily on the local infrastructure such as road, railways, hydroelectricity projects and electricity transmission lines being developed in Tanzania, including in relation to the transport of mineral concentrate from Kabanga to Kahama and transport of the saleable products from Kahama to the port at Dar es Salaam. The full effect of these factors, either alone or in combination, cannot be entirely predicted, and their impact may result in our not being able to economically extract minerals from any identified mineral resource.

The Kabanga Project has no operating history on which to base estimates of future commercial viability. The Mineral Resource Estimates are based on the interpretation of geological data obtained from drill holes and other sampling techniques. Generally, this information is used to calculate estimates of the capital cost and operating costs based on anticipated tonnage and grades of ore to be mined and processed, the configuration of the mineral resource, expected metals recoveries, comparable facility and equipment operating costs, anticipated climatic conditions, and other factors. As a result, the actual capital cost, operating costs and economic returns of any proposed mine may differ from those estimated, and such differences could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. There can be no assurance that we will be able to complete the development of the Kabanga Project, or any future project, at all or on time or to budget due to, among other things, and in addition to those factors described above, changes in the economics of the mineral projects, inability to attract the required funding, delays in receiving required consents, permits and licenses (including mining, refining and environmental licenses), the delivery and installation of plant and equipment and cost overruns, or that the current personnel, systems, procedures, and controls will be adequate to support our operations. For additional information about our environmental licensing requirements and the status of our environmental licenses, see “Lifezone Metals’ Business — Regulatory Compliance — Tanzania” and “— Our operations are subject to environmental, health and safety regulations, which could impose additional costs and compliance requirements, and we may face claims and liability for breaches, or alleged breaches, of such regulations and other applicable laws.” Should any of these events occur, it would have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Our exploration activities on our properties are highly speculative in nature and may not be commercially successful, which could lead us to abandon our plans to develop our properties and our investments in further exploration.

While we are currently considered an exploration-stage company in accordance with subpart 1300 of Regulation S-K, with respect to the Kabanga Project, our exploration activities are largely complete and we are currently in the pre-development stage. However, we are, in part, currently in the process of exploration activities on certain areas around and within the Kabanga Project. In addition, if we pursue other acquisitions, we will need to engage in extensive exploration activities in respect thereof. Our long-term success depends on our ability to identify mineral deposits at our Kabanga Project and other properties we may acquire, if any, that we can then develop into commercially viable mining operations. Exploration for metals such as nickel and cobalt is highly speculative in nature, and there is no guarantee of exploration success. Our exploration in Tanzania involves many risks, and success in exploration is dependent on several factors including, but not limited to, quality of management, quality and availability of geological expertise and availability of exploration capital. As a result of the above, we cannot provide any assurance that we will be able to extract quantities of nickel, cobalt and copper at such additional locations or that our future exploration efforts will result in the discovery of mineral resources or result in the discovery of any mineral resource suitable for economic extraction.

Mineral operations are subject to applicable law and government regulation. Such laws and regulations could restrict or prohibit the exploitation of the mineral resource we have or might find in the future. If we cannot exploit any mineral resource that we discover on our properties, our business may fail.

Both mineral exploration and extraction in Tanzania require obtaining exploration and mining concessions and associated permits from various foreign, federal, state, provincial and local governmental authorities, and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production and refining, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that we will be able to obtain or maintain any of the mining rights and permits required for the continued exploration of mineral properties or for the construction and operation of a mine on our properties (especially but not limited to extracting nickel) nor that we will be able to obtain or maintain any of such rights and permits at economically viable costs.

The mining legislation in Tanzania authorizes mining companies which hold mineral rights to mine minerals which appear on their licenses. In the event there are additional discoveries other than the minerals for which the licenses have been granted, it will be necessary to apply for separate rights from the GoT to mine the additional minerals found. Such a separate license may be accompanied with additional free carried interest to be issued to the GoT and additional capital investment requirements. Additionally, if there are any defaults with respect to laws within the mining area, environmental or otherwise, the mine operations may be suspended or the license may be revoked by the relevant governmental authorities. While under the Mining Act R.E. 2019 government authorities are required to provide KNL an opportunity to be heard, there is no guarantee that despite opposition by KNL, the governmental authority will retract its decision.

Our operations are subject to environmental, health and safety regulations, which could impose additional costs and compliance requirements, and we may face claims and liability for breaches, or alleged breaches, of such regulations and other applicable laws.

Our operations are subject to extensive environmental, health and safety laws and regulations in the various jurisdictions in which we operate. These regulations, as well as international standards for the industry, establish limits and conditions on our ability to conduct our operations and govern, among other things, extraction, use and conservation of water resources; air emissions (including dust control); water treatment and discharge; regulatory and community reporting; clean-up of contamination; land use and conservation of protected areas; safety and health of employees and community health; and the generation, handling, transportation, storage, disposal and release of solid and hazardous wastes, such as reagents, radioactive materials and mine tailings.

Tanzania has multiple environmental laws including the Environmental Management Act, 2004, which governs measures for sustainable management of the environment, prevention and control of pollution, waste management, regulation of compliance, impact and risk assessment, and environmental impact assessment requirements; the Industrial and Consumer Chemicals (Management and Control) Act, No. 3, 2003, which provides for the control of production, importation, exportation, transportation, storage of chemicals, and management of industrial and consumer chemicals, including associated wastes; the Land Use Planning Act No. 6, 2007, which requires waste disposal sites to be included in land use plans; the Occupational Health and Safety Act, 2003, which regulates the safety, health and welfare of workers, places of work and protection of persons, against hazards to health and safety arising out of, or in connection with, activities of persons at work; the Public Health Act, 2009, which prohibits the discharge of oil, grease, ballast, waste, sewage or any other polluting substance into the environment; and the Environmental Impact Assessment and Audit Regulations, 2005 (subsequently amended in 2018), which emphasizes environmental audits and monitoring.

The cost of compliance with environmental, health and safety laws and regulations is expected to be significant. From time to time, new or updated laws, regulations and standards are introduced and may be more stringent than those to which we are currently subject. In Tanzania, KNL is required to undertake an environmental audit every year and pay relevant fees to the National Environment Management Council (“NEMC”) for such an audit report. The NEMC has the authority to require additional audits to be undertaken within the same year which may lead to increased costs to KNL. Further, in Tanzania, there is an obligation on KNL to register and obtain registration and compliance certificates from the Occupational and Safety Health Authority (“OSHA”). Such compliance certificate is renewable annually after a site audit/visit is undertaken by OSHA, among other health compliance requirements that are required to be undertaken by KNL with respect to the Kabanga Project.

Should compliance with these laws, regulations and standards require a material increase in expenditures or material changes or interruptions to operations or production, including as a result of any incident or failure to comply with applicable regulations, our business, financial condition, results of operations, prospects or liquidity could be adversely affected. We could incur fines, penalties and other sanctions, clean-up costs and third-party claims for personal injury or property damage, suffer reputational damage, or be required to install costly pollution control equipment or to modify or suspend operations, as a result of actual or alleged violations of environmental, health and safety laws and regulations or the terms of our permits.

The GoT, or any jurisdiction in which we may operate in the future, may enforce a total or partial shutdown of operations to enable investigations into the cause of accidents at those operations. Our reputation could be damaged by any significant governmental investigation or enforcement action for non-compliance with health and safety laws, regulations or standards. Any of these factors could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Failure to comply with applicable environmental, health and safety laws and regulations may also result in the suspension or revocation of, or failure to obtain or renew operating permits. Pending proposals for new mining concession contracts could also be cancelled and the company could be banned from doing business with the government for a period.

Our ability to obtain and maintain permits and to successfully operate in particular communities may be adversely impacted by real or perceived effects on the environment or human health and safety associated with our or other mining companies’ activities. Further, the proposed site for the development of the CTP at Kahama was previously a gold mine that is now under rehabilitation, and which includes an open pit, waste dumps, a tailings dam and processing facility. While we expect to take the requisite measures, there may be environmental effects of the previous operations at the site or proceedings or claims in relation to the previous operations which we may not be able to foresee.

Environmental impacts arising in connection with our operations could lead to the imposition of legal obligations, including the remediation of environmental contamination, claims for property damage and personal injury from adjacent communities and restrictions on metals extraction operations. Leaks or discharges of hazardous materials could result in liabilities for clean-up or personal injury that may not be covered by insurance. In addition, closure of a mine could trigger or accelerate obligations, including to conduct environmental rehabilitation activities and/or to address historical impacts on environmental quality in the area surrounding the mine. Costs incurred by us in excess of its existing provisions for such matters, or on a more accelerated or compressed timeline than currently anticipated, could have a material adverse impact on our results of operations and financial condition.

In addition, the use of hazardous materials in metallurgical processing remains under continued scrutiny. As there are few, if any, effective substitutes when extracting metals from the ore, any ban or material restrictions on the use of such materials in mining operations in the jurisdictions where we conduct our operations could adversely affect our results of operations and financial condition.

Our operations are expected to be heavily dependent upon access to substantial volumes of water for use in the metals extraction processes and typically are subject to water-use permits or rights to extract water from certain natural sources that govern usage and require, among other things, that mining operations maintain certain water quality upon discharge. Water supply, quality and usage are areas of concern across all of our business, including with respect to the Kabanga Project in Tanzania. See “— Risks Related to Doing Business in Tanzania and South Africa — Our operations are subject to water use regulation, which could impose significant costs and burdens.”

Additionally, our current and future assets and projects may be located in areas of significant biodiversity value and diverse ecosystems. While we expect to have biodiversity action plans in place, failure to properly manage these risks could have an impact on species and the environment. We may be exposed to challenges related to proper biodiversity management, which could delay and/or increase the cost of our exploration and development projects.

Environmental laws, regulations and standards are continually changing and are generally becoming more stringent. Changes to our environmental compliance obligations or operating requirements could adversely affect our operations, rate of production and revenue. Variations in laws and regulations, assumptions made to estimate liabilities, standards or operating procedures, more stringent emission or pollution thresholds or controls, or the occurrence of unanticipated conditions, may require operations to be suspended or permanently closed, and could increase our expenses and provisions. These expenses and provisions could adversely affect our results of operations and financial condition.

Our mining rights and licenses, including our SML and the Framework Agreement in relation to the Kabanga Project, could be altered, suspended or cancelled for a variety of reasons, including breaches in our obligations in respect of such mining rights.

Various national and local laws govern our mineral and mining rights, policies and regulations in Tanzania, which are characterized by significant uncertainties associated with both their formulation as well as implementation. Should we breach any of our obligations in respect of our mining rights, including the special mining license, such rights could be altered, suspended or canceled. Further, the GoT and KNL entered into the Framework Agreement to jointly develop, process and refine the concentrate from the Kabanga Project. The key principles of the Framework Agreement are intended to underline and guide the development of the Kabanga Project for the mutual benefit of the GoT and KNL. The Framework Agreement sets out certain obligations on the part of KNL, such as overseeing the construction of the MMPF at Kahama and to prepare the requisite reports, including feasibility studies for the Kabanga Project, MMPF and environmental impact assessments as required by the law. In the event KNL is not able to comply with such obligations, the GoT may raise a dispute which may disrupt our operations at the Kabanga Project. The Framework Agreement also sets out certain obligations on the part of the GoT, such as in relation to procuring certain approvals required for the Kabanga Project and certain exemptions from requirements which would otherwise be applicable to TNL. The Government Proceedings Act in Tanzania prohibits any person from attaching any assets of the GoT, including bank accounts, in satisfaction of a judgment or arbitral award. Further, in order for arbitral awards to be enforced in Tanzania, the said award must be filed before the High Court of Tanzania and the court would have to issue a judgment and decree for the said award to be enforceable. Accordingly, in case the Framework Agreement and/or the license awarded to TNL is terminated for any reason, TNL and we may encounter challenges to stop such termination and/or obtain fair compensation from the GoT arising from such termination. There may also be unpredictability with respect to court judgments, including in cases involving the local government. Even if such courts uphold the award in our favor, we may not be able to attach the assets of the GoT in satisfaction of the decree. In such a case, we may not be able to implement the award in a timely manner or at all. As the GoT is our counterparty in relation to the Framework Agreement, we face the risk of a change in policy directives or agendas which may adversely affect the Kabanga Project. Furthermore, if we are found not to be in compliance with the requirements stipulated in the relevant governing laws in Tanzania this may have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Title to our properties may be subject to other claims that could affect our property rights and claims.

Title to our properties may be challenged, and we may not have or be able to obtain, all necessary surface rights to develop a property. An unknown title defect on the Kabanga Project or any of our future mineral projects (or any portion thereof) could adversely affect our ability to explore, develop and/or mine the projects and/or process the minerals that we mine in the future. In addition to termination, failure to make timely tenement maintenance payments and otherwise comply with applicable laws, regulations and local practices relating to mineral right applications and tenure could result in reduction or expropriation of entitlements.

Title insurance is generally not available for mineral projects, or where available is cost prohibitive, and our ability to ensure that we have obtained secure claim to individual mineral projects or mining tenements may be severely constrained. Further, the laws of Tanzania restrict KNL and TNL from obtaining insurance from outside of Tanzania unless we obtain the consent of the Commissioner of Insurance prior to obtaining foreign insurance coverage. We rely on title information and/or representations and warranties provided by the grantors. Any challenge to our title could result in litigation, insurance claims and potential losses, hinder our access to capital, delay the exploration and development of a property and ultimately result in the loss of some or all of our interest in the mineral project. A successful challenge could also result in our not being compensated for our prior expenditures relating to the property.

Metals extraction and related activities are inherently hazardous and the related risks of events that cause disruptions to such of our operations may adversely impact cash flows and overall profitability.

Metals extraction and the related activities by their very nature involve significant risks and hazards, including environmental hazards, as well as industrial and mining accidents. These include, for example, death or injury, seismic events, fires, cave-ins and blockages, flooding, tailings dam failure, discharges of gasses and toxic substances, contamination of water, air or soil resources, unusual and unexpected rock formation affecting ore or wall rock characteristics, ground or slope failures, rock bursts, wildfires, radioactivity and other accidents or conditions resulting from mining activities, including, among others, blasting and the transport, storage and handling of hazardous materials. Since the Kabanga Project is expected to be an underground mine, during the construction and operation phases of the Kabanga Project, geotechnical conditions pose a risk to ground stability around major infrastructure on the site and the use of pastefill to fill the holes drilled for the extraction of the ores poses the risk of pipe bursts, barricade failures and blockages of such pastefill. Further, since the Kabanga Project is a sulfide ore, there are inherent risks in mining high sulfur-content ore such as sulfuric dust bursts during mining and acidic run-off which pose health and safety risks. In addition, production, in general, at Kabanga and the potential Kell-Sedibelo-Lifezone Refinery will be negatively affected in the summer months, with high rainfall and inclement weather conditions affecting mining, infrastructure and surface operations.

We are at risk of experiencing environmental and other industrial hazards, as well as industrial and mining accidents. Any such incidents could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. Seismic activity is of particular concern in the underground environment. Seismic events have intermittently in the past caused death and injury, and can result in safety-related stoppages. Additionally, seismic activity may also cause a loss of mining equipment, damage to and destruction of mineral properties and production facilities, monetary losses, environmental damage and potential legal liabilities.

Furthermore, there is the risk that relevant regulators may impose fines and work stoppages for non-compliant mining operating procedures and activities, which could reduce or halt production until lifted. The occurrence of any of these events could delay or halt production, increase production costs and result in financial and regulatory liability for us, which could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

In addition, the relevant environmental authorities may issue administrative directives and compliance notices in the future to enforce the provisions of the relevant statutes to take specific anti-pollution measures, continue with those measures and/or complete those measures. The authorities may also order the suspension of part, or all of, our operations if there is non-compliance with legislation. Contravention of some of these statutes may also constitute a criminal offense and an offender may be liable for a fine or imprisonment, or both, in addition to administrative penalties.

As a result, the occurrence of any of these events may have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Metals extraction operations and projects are vulnerable to supply chain disruption such that operations and development projects could be adversely affected by shortages of, as well as the lead times to deliver, strategic spares, critical consumables, mining equipment or metallurgical plant.

Our operations and development projects could be adversely affected by both shortages and long lead times to deliver strategic spares, critical consumables, including, for example, equipment, explosives, fuel, steel, spare parts, consumables and reagents, metals extraction equipment and metallurgical plant, as well as transportation delays. Import restrictions can also delay the delivery of parts and equipment. In the past, other metals extraction companies have experienced shortages in critical consumables, particularly as production capacity in the global mining industry expanded in response to increased demand for commodities. Shortages may result in unanticipated price increases and production delays and shortfalls, resulting in a rise in both operating costs and in the capital expenditure necessary to maintain and develop mining operations.

Individually, we and other metals extraction companies have limited influence over manufacturers and suppliers of these items. In certain cases, there are a limited number of suppliers for certain strategic spares, critical consumables, metals extraction equipment or metallurgical plant who command superior bargaining power relative to us. We could at times face limited supply or increased lead time in the delivery of such items.

Our procurement policy will be to source metals extraction, processing equipment and consumables from suppliers that meet our corporate values and ethical standards. Although we expect to monitor and assess suppliers on their governance conduct, there is a risk that we may fail to identify actual instances of unethical conduct by those suppliers or other activities that are inconsistent with our values and standards. In certain locations, where a limited number of suppliers meet these standards, additional strain may be placed on the supply chain, thereby increasing the cost of supply and delivery times. In addition, our efforts to monitor supply chain activities, including freight and logistics routes, and our engagement with our suppliers to identify disruptions on our ability to source materials or equipment or otherwise impact our operations, may not be sufficient to avoid disruptions that could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. The Ukraine-Russia conflict has led to supply chain disruptions especially with respect to the supply of certain specific reagents and equipment.

Furthermore, supply chains and rates can be impacted by natural disasters, such as earthquakes and severe weather, such as storms, heavy rainfall and other impacts that may be increasing due to climate change, as well as other phenomena that include unrest, strikes, theft and fires. If we experience shortages, or increased lead times in the delivery of strategic spares, critical consumables, metals extraction equipment or processing plant, we might have to suspend some of our operations and our results of operations and financial condition could be adversely impacted.

Additionally, an outbreak of infectious diseases, a pandemic or other public health threat, such as the outbreak of the SARS-CoV-2 virus responsible for COVID-19 or an outbreak of the Ebola virus or the Marburg virus, or a fear of any of the foregoing, could adversely impact our operations by causing supply chain delays and disruptions, import restrictions or shipping disruptions, as well as operational shutdowns (including as part of government-mandated containment measures). For example, in response to the COVID-19 outbreak, during the months of March and December 2020, governments around the world imposed significant restrictions on the movement of goods, services and persons (including travel), including a nationwide lockdown of businesses and their citizens (quarantine). They could also result in the need to increase inventories on long lead time items and critical consumables and spares which may lead to an increase in working capital. In addition, restrictions in travel, including air travel, and border access may impact our ability to source and transport goods and services required to operate projects, transport the materials to refineries and ship salable products from refineries as well as increase the costs of so doing. On March 21, 2023, the Ministry of Health of the United Republic of Tanzania declared an outbreak of Marburg virus disease (“MVD”) in the country. As of June 2, 2023, a total of nine cases, including six deaths were reported from two villages in the Kagera region of Tanzania. As per the WHO, due to the high fatality rate and existing risk of spread of the outbreak to other areas of the country, inadequate human, financial and material resources to implement response interventions, and the likelihood of existing capacities being overwhelmed if the cases increase, the risk at the national level is assessed as very high. We cannot guarantee that our crisis management measures will be adequate, that our supply chain and operations will not be adversely affected by a future Ebola, COVID-19, Monkeypox, Marburg or other epidemic or pandemic outbreak or that there would be no related consequences, such as severe food shortages and social impact. Export restrictions related to any epidemic or pandemic (including as a result of government regulation and prevention measures) could similarly adversely impact our business, financial condition, results of operations, prospects or liquidity.

Power stoppages, fluctuations and usage constraints may force us to halt or curtail operations or increase costs.

Our primary source of electricity for the Kabanga Project will be supplied by TANESCO, a state-owned electricity utility company. Prolonged power outages, disruption or shortage in supply to our operations would have a material adverse impact on production and employee safety. In the past, electricity supply in Tanzania has been constrained, with multiple power disruptions and load shedding limitations. Further, Tanzania has recently begun rationing electricity due to a drop in hydroelectric output after a severe drought. As a result of the droughts, hydropower generation has slumped in Tanzania due to decreased water levels in rivers and reservoirs. Tanzania has begun efforts to increase its reliance on gas-fired electricity plants to mitigate this; however, there is no assurance that efforts to protect the national power grid will prevent a complete nationwide blackout, which would have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. Moreover, a switch from hydropower to gas-fired power at the Kabanga Project would increase the carbon footprint of our operations, which could in turn attract adverse publicity resulting in reputational damage or a negative impact on our “social license” to operate.

In respect of the potential Kell-Sedibelo-Lifezone Refinery, its operations will be dependent on electricity supplied by Eskom, which has commenced load shedding to protect the South African national system from a total blackout. There is no assurance that Eskom’s efforts to protect the national power grid will prevent a complete nationwide blackout, which would have a material adverse effect on the operations and profitability of the potential Kell-Sedibelo-Lifezone Refinery. For more information, see “— Our development, growth, future profitability and ability to continue our operations may be impacted by geopolitical conditions, including in Tanzania and South Africa.”

Our business will be subject to high fixed costs in the future, which may impact our profitability.

A substantial portion of our operating costs is comprised of fixed costs that do not vary based on production levels. These fixed costs include labor and benefits, base energy usage, property taxes, insurance, maintenance expenditures and depreciation. We expect that our fixed costs will increase as we ramp up our activity and begin operations. In particular, we will need to incur a substantial level of fixed costs prior to the commencement of the operations at the Kabanga Project. Fixed costs will generally include labor costs (including independent contractors), load and haul, drilling, blasting, rock breaking/crushing, electricity, reagents/grinding media and diesel. Moreover, once production begins, such increases in fixed costs will generally increase our per-ton costs and correspondingly decrease our per-ton operating margin. Higher fixed costs increase the risk that a relatively small change in productivity as a result of, for example, strikes or other work stoppages could have a disproportionate effect on operating and financial results.

In addition, above-inflation increases in fixed costs such as labor or base electricity costs may cause parts of our resources to become uneconomical to mine and lead to the closure of marginal sections of our operations. This would impact planned production levels and declared reserves and could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Our actual costs of reclamation and mine closure may exceed current estimates, which may, along with an inability to safely close redundant operations, adversely affect our business.

Companies engaged in mining activities are required to set aside financial provisions for the costs associated with the rehabilitation, closure and ongoing post-decommissioning management of negative environmental impacts arising from such mining company’s prospecting, exploration, mining or production activities. Such requirements may include controlling the discharge of potentially dangerous effluents from a site, maintaining tailings storage facilities and restoring a site’s landscape to its pre-exploration form. If there is mismanagement or if any adverse events take place in relation to the aforementioned requirements, we could be held liable. Increasingly, regulators are seeking security in the form of cash collateral or bank guarantees in respect of environmental obligations. Estimates of the total ultimate closure, reclamation and rehabilitation costs for metals extraction operations are significant and based principally on life-of-mine profiles, changing inflation and discount rate assumptions, changing infrastructure and facilities design and current legal and regulatory requirements that may change materially. The actual costs of reclamation and mine closure are uncertain and planned expenditures may differ from the actual expenditures required. Further, sudden changes in a life of mine plan or the accelerated closure of a mine may give rise to the recognition of additional liabilities that are not anticipated. Therefore, the amount that we are required to spend could be materially higher than any current or future estimates. Any additional amounts required to be spent on reclamation and mine closure may have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity and may cause us to alter our operations. In addition, we may be required to maintain financial assurances, such as letters of credit, to secure reclamation obligations under certain laws and regulations. The failure to acquire, maintain or renew such financial assurances could subject us to fines and penalties or suspension of our operations. Letters of credit or other forms of financial assurance may represent only a portion of the total amount of money that will be spent on reclamation over the life of a mine’s operation. Although we will include liabilities for estimated reclamation and mine closure costs in our financial statements, it may be necessary to spend more than what we projected to fund required reclamation and mine closure activities.

Theft of the mineral concentrate, final metals and production inputs may occur. These activities are difficult to control, can disrupt our business and can expose us to liability.

We may experience illegal and artisanal mining activities and theft of metals bearing materials (which may be by employees or third parties), final metallic products or theft of or damage to infrastructure such as water pumps and environmental monitoring equipment at the Kabanga Project or future properties. The activities of illegal and artisanal miners could lead to reduction of mineral resources, potentially affecting the economic viability of mining certain areas and shortening the lives of the operations as well as causing possible operational disruption, project delays, disputes with illegal miners and communities, pollution or damage to property for which we could potentially be held responsible, leading to fines or other costs. Rising metal prices may result in an increase in mineral and metal theft. Further, in the case of any mineral projects which we may acquire in the future and which have historically had mining activity, we face an increased risk of theft with artisanal miners. The occurrence of any of these events could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Any failure in the operation or maintenance of a tailings storage facility could negatively impact our business, reputation, operating results and financial condition.

Metals extraction companies face inherent risks in their operation of tailings storage facilities. Tailings storage facilities are structures built for the containment of fine mining waste, known as tailings. This waste, which consists mainly of material that is extracted during metals extraction but not used in the production of metals, must be disposed of in an appropriate manner so as not to impact the safety of the workforce and communities or cause environmental damage. However, the use of tailings storage facilities exposes us to certain risks, among them seepage of decanted tailings water or acid mine drainage and the failure of a dam wall at a tailings storage facility. Tailings storage facilities designed with upstream constructed embankments may present greater risk, particularly where the facility is located in a high seasonal rainfall area and where the embankments are constructed using reclaimed tailings materials. For example, in November 2022, the tailings dam of a diamond mine in Tanzania suffered a breach and caused mining waste and water to spill into surrounding areas. Similarly, in January 2019, the dam of a Brazilian mining company’s tailings storage facility (not associated with us) failed, releasing muddy tailings downstream, reaching and flooding certain communities, causing multiple deaths and extensive property and environmental damage in the surrounding area. The dam failure resulted in the immediate stoppage of that company’s mining operations pursuant to an order by government authorities. This dam failure followed another similar incident in Brazil in 2015 and in Canada in 2014. The occurrence of a dam failure at our tailings storage facility could also lead to the loss of human life and/or extensive property and permanent environmental damage, leading to the need for large expenditures on contingencies and on recovering the regions and people affected and the payment of penalties, fines or other money damages.

We cannot guarantee the effectiveness of our designs, construction quality or regular monitoring throughout our operations or that these measures will prevent the failure of one or more of our tailings dams or that such potential failure will be detected in advance.

The failure of a dam at a tailings storage facility could lead to multiple legal proceedings and investigations, which could include securities class actions, criminal proceedings and public civil actions (against us and/or individuals) for significant amounts of damages, including under applicable environmental laws. Furthermore, the elimination of the “conventional” practice of storing wet tailings (e.g. alternatively filtering, “dry” stacking and compacting the tailings) could require the research, development and deployment of new technologies, which could lead to additional large expenditures. As a result of the recent dam failures described above or as a result of future dam failures, additional environmental and health and safety laws and regulations may be forthcoming globally, which may ban or curtail any storage of wet tailings or the construction or use of upstream tailings dams. In addition, changes in industry standards, laws and regulations may impose more stringent conditions in connection with the licensing process of projects and operations and increased criminal and civil liability for companies, officers and contractors. For example, the International Council on Mining and Metals, the United Nations Environment Programme and the Principles for Responsible Investment have co-convened a global tailings review to establish an international tailings standard, the Global Tailings Standard.

The occurrence of any of the above mentioned risks could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

We face intense competition in the metals extraction and mining industry.

The metals extraction and mining industries are highly competitive in all of their phases, both domestically and internationally. Our ability to acquire properties and develop mineral resources and reserves in the future will depend not only on our ability to develop the Kabanga Project, but also on our ability to select and acquire suitable producing properties or prospects for mineral exploration, of which there is a limited supply. We may be at a competitive disadvantage in acquiring additional mining properties because we must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than we. We may also encounter competition from other mining companies in our efforts to hire experienced mining professionals. Competition could adversely affect our ability to attract necessary funding or acquire suitable producing properties or prospects for mineral exploration in the future. Competition for services and equipment could result in delays if such services or equipment cannot be obtained in a timely manner due to inadequate availability, and could also cause scheduling difficulties and cost increases due to the need to coordinate the availability of services or equipment. Any of the foregoing effects of competition could materially increase project development, exploration or construction costs, result in project delays and generally and adversely affect our business and prospects.

Risks Related to Lifezone Metals Operating as a Public Company

Prior to the Business Combination, there was no public market for Lifezone Metals Ordinary Shares, and there is no guarantee that an active and liquid market will develop and be maintained.

Prior to the Business Combination, there was no public market for Lifezone Metals Ordinary Shares, and there can be no assurance that one will develop or be maintained. If a market does not develop or is not maintained, it may be difficult for you to sell your Lifezone Metals Ordinary Shares. Public trading markets may also experience volatility and disruption. This may affect the pricing of Lifezone Metals’ securities in the secondary market, the transparency and availability of trading prices, the liquidity of Lifezone Metals Ordinary Shares and the extent of regulation applicable to Lifezone Metals. Lifezone Metals cannot predict the prices at which Lifezone Metals Ordinary Shares or Warrants will trade.

In addition, it is possible that, in future quarters, Lifezone Metals’ operating results may be below the expectations of securities analysts and investors. As a result of these and other factors, the price of Lifezone Metals Ordinary Shares and Warrants may decline.

The market price of Lifezone Metals Ordinary Shares and Warrants could fluctuate significantly, which could result in substantial losses for purchasers of Lifezone Metals Ordinary Shares and Warrants.

The market price of Lifezone Metals Ordinary Shares and Warrants is affected by the supply and demand for such shares, which may be influenced by numerous factors, many of which are beyond Lifezone Metals’ control, including:

•        fluctuation in actual or projected operating results;

•        failure to meet analysts’ earnings expectations;

•        the absence of analyst coverage;

•        negative analyst recommendations;

•        changes in trading volumes in Lifezone Metals Ordinary Shares;

•        changes in Lifezone Metals’ shareholder structure;

•        changes in macroeconomic conditions;

•        the activities of competitors;

•        changes in the market valuations of comparable companies;

•        changes in investor and analyst perception with respect to Lifezone Metals’ business or the metals extraction or metals refining IP industries in general; and

•        changes in the statutory framework applicable to Lifezone Metals’ business.

As a result, the market price of Lifezone Metals Ordinary Shares may be subject to substantial fluctuation.

In addition, general market conditions and fluctuation of share prices and trading volumes could lead to pressure on the market price of Lifezone Metals Ordinary Shares and Warrants, even if there may not be a reason for this based on Lifezone Metals’ business performance or earnings outlook. Furthermore, investors in the secondary market may view Lifezone Metals’ business more critically than prior or current investors, which could adversely affect the market price of Lifezone Metals Ordinary Shares and Warrants in the secondary market.

If the market price of Lifezone Metals Ordinary Shares and Warrants declines as a result of the realization of any of these or other risks, investors could lose part or all of their investment in Lifezone Metals Ordinary Shares and Warrants.

Additionally, in the past, when the market price of a company’s shares has been volatile, holders of those shares have sometimes instituted securities class action litigation against the company that issued the shares. If any of Lifezone Metals’ shareholders were to bring a lawsuit against Lifezone Metals, Lifezone Metals could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of management from the business, which could significantly harm Lifezone Metals’ business, financial condition and operating results.

KNL has identified a material weakness in its internal control over financial reporting and Lifezone Metals may be unable to remediate this material weakness or may identify additional material weaknesses in the future and, for these reasons, may fail to maintain effective internal control over financial reporting, which in turn may result in material misstatements of the consolidated financial statements and a loss of investor confidence in Lifezone Metals.

As a private limited liability company prior to the consummation of the Business Combination, LHL was not required to document and test its internal controls over financial reporting, nor was its management required to certify the effectiveness of its internal controls, and its auditors were not required to opine on the effectiveness of its internal control over financial reporting. Similarly, neither LHL nor its subsidiaries had been subject to the SEC’s internal control reporting requirements. Following the Business Combination, Lifezone Metals is subject to the requirement for management to certify the effectiveness of its internal controls and, in due course, the requirement with respect to auditor attestation on internal control effectiveness.

In connection with the audit of the consolidated financial statements of a predecessor of LHL, KNL, as of and for the year ended December 31, 2021, KNL and its independent registered public accounting firm identified a material weakness in KNL’s internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

KNL outsourced its accounting and financial reporting to a third-party service provider, and as of and for the year ended December 31, 2021, did not have its own finance function or finance or accounting professionals that had the requisite experience or were in a position to appropriately perform the supervision and review of the information received from that third-party service provider. As a result, KNL identified a factual misstatement in the statements of cash flows for the years ended December 31, 2021 and December 31, 2020, whereby KNL believes that the classification of a restricted deposit released from escrow amounting to $8,004,370 was improperly classified as a cash flow from operating activities in the statement of cash flows for the year ended December 2021 and a restricted deposit withheld in escrow amounting to $1,003,795 was improperly classified as an operating cash flow in the statement of cash flows for the year ended December 31, 2020. In both cases, the proper classification of the transactions should have been as a cash flow from investing activity. This material weakness was due to reviews of the overall financial statement presentation disclosures not being completed in a timely manner due to limited inhouse accounting and financial reporting personnel. The KNL financial statements were subsequently reissued to rectify these errors.

The management of KNL and now Lifezone, with oversight from the board of directors, has implemented a remediation plan for this material weakness, including, among other things, hiring inhouse accounting and financial reporting personnel and implementing process level and management review controls to ensure the financial statement presentation disclosures are complete and accurate and to identify and address emerging risks. These remediation efforts are very recent, and management has not had sufficient time to evaluate and validate them. There can be no assurance that our remediation efforts will be completed successfully in a timely or cost-effective manner, or at all. There also can be no assurance that senior financial and accounting personnel that lead these activities at Lifezone Metals have the requisite skills or the ability to sustain and ensure the remediation of the identified material weakness, nor that there are not other material weaknesses in Lifezone Metals’ internal control over financial reporting that we have to date failed to identify or that we will be able to prevent the development of new material weaknesses.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about Lifezone Metals’ business, the market price for Lifezone Metals Ordinary Shares and Warrants and trading volume could decline.

The trading market for Lifezone Metals Ordinary Shares and Warrants depends in part on the research and reports that securities or industry analysts publish about Lifezone Metals or its business. If securities or industry analyst coverage results in downgrades of Lifezone Metals Ordinary Shares or such analysts publish inaccurate or unfavorable research about Lifezone Metals’ business, the share price of Lifezone Metals Ordinary Shares and Warrants would likely decline. If one or more of these analysts ceases coverage of Lifezone Metals or fails to publish reports on Lifezone Metals regularly, Lifezone Metals could lose visibility in the financial markets and demand for Lifezone Metals Ordinary Shares and Warrants could decrease, which, in turn, could cause the market price or trading volume for Lifezone Metals Ordinary Shares and Warrants to decline significantly.

In addition, organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters. Such ratings are used by some investors to inform their investment and voting decisions. Inaccurate or unfavorable ESG ratings could lead to negative investor sentiment towards Lifezone Metals, which could have a negative impact on the market price and demand for Lifezone Metals Ordinary Shares and Warrants, as well as Lifezone Metals’ access to and cost of capital.

Lifezone Metals incurs increased costs as a result of operating as a public company, and its management is required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, Lifezone Metals incurs significant legal, accounting and other expenses that LHL did not incur as a private company. For example, Lifezone Metals is subject to the reporting requirements of the Exchange Act and is required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations of the SEC and NYSE.

Compliance with these requirements increases Lifezone Metals’ legal and financial compliance costs and makes some activities more time-consuming and costly. In addition, our management and other personnel is required to divert their attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase further when Lifezone Metals is no longer an “emerging growth company” as defined under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a public company, Lifezone Metals is hiring additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and may need to establish an internal audit function.

We do not anticipate paying dividends before we achieve significant profitability and, as a result, your ability to achieve a return on capital of your investment may depend on appreciation in the price of Lifezone Metals Ordinary Shares.

None of Lifezone Limited, KNL and LHL has ever declared or paid any cash dividends on its ordinary shares and we do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. In addition, our ability to pay cash dividends is not currently, but may in the future be, limited by the terms of our credit agreements, and any future credit or other agreements may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our ordinary shares. Accordingly, investors must rely on sales of their ordinary shares after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

We have broad discretion over the use of our cash balances and may not apply such balances in ways that increase the value of your investment.

Our management has broad discretion in the application of the cash balances of Lifezone Metals and, as a result, you will have to rely on the judgment of our management with respect to the use of such balances. Our management may spend a portion or all of our cash balances in ways that not all shareholders approve of, or that may not yield a favorable return. Management failure to apply these funds effectively could harm our business.

Lifezone Metals’ management team has limited experience managing a public company, which may result in difficulty adequately operating and growing Lifezone Metals’ business.

Lifezone Metals’ management team has limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Lifezone Metals’ management team may not successfully or efficiently manage their new roles and responsibilities or the transition to being a public company subject to significant regulatory oversight and reporting obligations under U.S. federal securities laws and the continuous scrutiny of analysts and investors. These new obligations and constituents require significant attention from Lifezone Metals’ senior management and could divert their attention from the day-to-day management of Lifezone Metals’ business, which could adversely affect Lifezone Metals’ business, financial condition and operating results.

As a private company, Lifezone Limited had not endeavored to establish and maintain public-company-quality internal controls over financial reporting. If Lifezone Metals fails to establish and maintain proper and effective internal controls over financial reporting, as a public company, its ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in its financial reporting and the trading price of its shares may decline.

Pursuant to Section 404 of the Sarbanes-Oxley Act, following the consummation of the Business Combination, the report by management on internal controls over financial reporting is on LHL’s financial reporting and internal controls (as accounting acquirer). As a private company, neither Lifezone Limited nor Lifezone Metals had previously been required to conduct an internal control evaluation and assessment. The rules governing the standards that must be met for management to assess internal controls over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the Sarbanes-Oxley Act, the requirements of being a reporting company under the Exchange Act and any complex accounting rules in the future, Lifezone Metals may need to upgrade its information technology systems, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting and finance staff. If Lifezone Metals is unable to hire the additional accounting and finance staff, including a permanent chief financial officer, necessary to comply with these requirements, it may need to retain additional outside consultants. Lifezone Metals may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable after the consummation of the Business Combination.

Any failure to maintain internal controls over financial reporting could severely inhibit Lifezone Metals’ ability to accurately report its financial condition, operating results or cash flows. If Lifezone Metals is unable to comply with the requirements of the Sarbanes-Oxley Act or conclude that its internal controls over financial reporting is effective, investors may lose confidence in the accuracy and completeness of its financial reports, the market price of its securities could decline, and Lifezone Metals could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. Failure to remedy any material weakness in Lifezone Metals’ internal controls over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict Lifezone Metals’ future access to the capital markets. In addition, failure to implement adequate internal controls or ensure that books and records accurately reflect transactions could result in criminal and civil fines and penalties under the FCPA, as well as related reputational harm and legal fees in defense of such investigations. Any of the foregoing risks could have an adverse effect on Lifezone Metals’ business, financial condition, results of operations, prospects or liquidity.

Lifezone Metals is an “emerging growth company”, and the reduced disclosure requirements applicable to emerging growth companies may make Lifezone Metals Ordinary Shares less attractive to investors.

Lifezone Metals is an “emerging growth company,” as defined in the JOBS Act. As a result, Lifezone Metals may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including the ability to furnish two rather than three years of income statements and statements of cash flows in various required filings and not being required to include an attestation report on internal controls over financial reporting issued by Lifezone Metals’ independent registered public accounting firm. As a result, Lifezone Metals’ shareholders may not have access to certain information that they deem important. Lifezone Metals could be an emerging growth company for up to five years, although Lifezone Metals would lose that status sooner if its gross revenue exceeds $1.235 billion, if it issues more than $1.0 billion in nonconvertible debt in a three-year period, or if the fair value of its common stock held by non-affiliates is equal to or exceeds $700.0 million (and Lifezone Metals has been a public company for at least 12 months and has filed one annual report on Form 20-F).

Lifezone Metals cannot predict if investors will find Lifezone Metals Ordinary Shares less attractive if it relies on these exemptions. If some investors find Lifezone Metals Ordinary Shares less attractive as a result, there may be a less active trading market for the Lifezone Metals Ordinary Shares and its share price may be more volatile.

As a foreign private issuer, Lifezone Metals is not subject to U.S. proxy rules and is subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company, which may make Lifezone Metals Ordinary Shares less attractive to investors.

Lifezone Metals reports under the Exchange Act as a non-U.S. company with foreign private issuer status. Because Lifezone Metals qualifies as a foreign private issuer under the Exchange Act, Lifezone Metals is exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, holders of Lifezone Metals Ordinary Shares may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

As a company incorporated in the Isle of Man, Lifezone Metals is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from NYSE corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if Lifezone Metals complied fully with NYSE corporate governance listing standards.

As a company incorporated in the Isle of Man and listed on the NYSE, Lifezone Metals is subject to NYSE corporate governance listing standards. However, NYSE rules permit a foreign private issuer such as Lifezone Metals to follow the corporate governance practices of its home country. Certain corporate governance practices in the Isle of Man, Lifezone Metals’ home country, may differ significantly from NYSE corporate governance listing standards. For instance, Lifezone Metals may choose to follow home country practice in lieu of NYSE corporate governance listing standards such as:

•        having a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act);

•        having a compensation committee and a nominating or corporate governance committee consisting entirely of independent directors;

•        having annual meetings and director elections; and

•        obtaining shareholder approval prior to certain issuances (or potential issuances of securities).

Lifezone Metals intends to follow home country practice and be exempt from requirements to obtain shareholder approval for the issuance of 20% or more of its outstanding shares under NYSE listing rule 312.03(c). If, in the future, Lifezone Metals chooses to follow other home country practices in lieu of NYSE corporate governance listing standards (such as the ones listed above), Lifezone Metals’ shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers. For more information about Lifezone Metals’ corporate governance practices, please see the subsection entitled “Management — Foreign Private Issuer Status” below.

We may lose our foreign private issuer status which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant additional legal, accounting and other expenses.

We are a foreign private issuer and therefore we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers. If in the future we are not a foreign private issuer as of the last day of the second fiscal quarter in any fiscal year, we would be required to comply with all of the periodic disclosure, current reporting requirements and proxy solicitation rules of the Exchange Act applicable to U.S. domestic issuers. In order to maintain our current status as a foreign private issuer, either (a) a majority of our ordinary shares must be directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of our directors and executive officers may not be U.S. citizens or residents, (ii) more than 50% of our assets cannot be located in the United States and (iii) our business must be administered principally outside the United States. If we were to lose this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and stock exchange rules. The regulatory and compliance costs to us if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the costs we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. These rules and regulations could also make it more difficult for us to attract and retain qualified executive directors and non-executive directors.

As the rights of shareholders under Isle of Man law differ from those under U.S. law, you may have fewer protections as a shareholder.

Lifezone Metals’ corporate affairs are governed by the Amended and Restated Memorandum and Articles of Association of Lifezone Metals, the Isle of Man Companies Act and the common law of the Isle of Man. The rights of shareholders to take legal action against Lifezone Metals’ directors, actions by minority shareholders and the fiduciary responsibilities of directors under Isle of Man law are governed by the Isle of Man Companies Act and the common law of the Isle of Man. The common law of the Isle of Man is derived in part from comparatively limited judicial precedent in the Isle of Man. The rights of Lifezone Metals’ shareholders and the fiduciary responsibilities of Lifezone Metals’ directors under Isle of Man law are partially codified in the Isle of Man Companies Act but are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. The duties and liabilities of directors of an Isle of Man company are governed by a combination of statute and common law (based primarily on English common law). The laws in the Isle of Man do not expressly set out the directors’ common law fiduciary duties in statute. In particular, the Isle of Man has a less exhaustive body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law. There is no statutory recognition in the Isle of Man of judgments obtained in the U.S., although the courts of the Isle of Man will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. As a result of all of the above, holders of Lifezone Metals Ordinary Shares may have more difficulty in protecting their interests in the face of actions taken by Lifezone Metals’ management, members of the board of directors or major shareholders than they would as shareholders of a U.S. company.

The Amended and Restated Memorandum and Articles of Association of Lifezone Metals contains certain provisions, including anti-takeover provisions, that limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.

The Amended and Restated Memorandum and Articles of Association of Lifezone Metals contains provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for Lifezone Metals Ordinary Shares, and therefore depress the trading price. These provisions could also make it difficult for shareholders to take certain actions, including electing directors who are not nominated by the incumbent members of the Lifezone Metals’ Board or taking other corporate actions, including effecting changes in Lifezone Metals’ management, and may inhibit the ability of an acquiror to effect an unsolicited takeover attempt. Shareholders may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the jurisdictions in which Lifezone Metals is incorporated or in which Lifezone Metals operates based on U.S. or other foreign laws against Lifezone Metals, its management or the experts named in this registration statement.

Lifezone Metals is an Isle of Man incorporated company and substantially all of its assets and operations are located outside of the U.S. In addition, most of Lifezone Metals’ directors and officers reside outside the U.S. and the substantial majority of their assets are located outside of the U.S. As a result, it may be difficult to effect service of process within the U.S. or elsewhere upon these persons. It may also be difficult to enforce judgments in the jurisdictions in which Lifezone Metals operates or Isle of Man courts against Lifezone Metals and its officers and directors. It may be difficult or impossible to bring an action against Lifezone Metals in the Isle of Man if you believe your rights under the U.S. securities laws have been infringed. In addition, there is uncertainty as to whether the courts of the Isle of Man or jurisdictions in which Lifezone Metals operates would recognize or enforce judgments of U.S. courts against Lifezone Metals or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state and it is uncertain whether such Isle of Man courts or courts in jurisdictions in which Lifezone Metals operates would hear original actions brought in the Isle of Man or jurisdictions in which Lifezone Metals operates against Lifezone Metals or such persons predicated upon the securities laws of the U.S. or any state. Please see the section entitled “Service of Process and Enforceability of Civil Liabilities Under U.S. Securities Laws.”

There is no statutory procedure in the Isle of Man for the recognition or enforcement of judgments of the courts of the United States. However, under Isle of Man common law, a foreign judgment in personam given by the court of a foreign country with jurisdiction to give that judgment may be recognized and enforced by an action for the amount due under it provided that the judgment: (i) is for a debt or definite sum of money (not being a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty); (ii) is final and conclusive; (iii) was not obtained by fraud; (iv) is not one whose enforcement would be contrary to public policy in the Isle of Man; and (v) was not obtained in proceedings which were opposed to natural justice in the Isle of Man.

Mail sent to Lifezone Metals may be delayed.

Mail addressed to Lifezone Metals and received at its registered office will be forwarded unopened to the forwarding address supplied by Lifezone Metals. None of Lifezone Metals, its directors, officers, advisors or service providers (including the organization which provides registered office services in the Isle of Man) will bear any responsibility for any delay howsoever caused in mail reaching the forwarding address. As a result, shareholder communications sent by mail to Lifezone Metals may be delayed.

In the event BHP completes the Tranche 3 Investment and gains majority ownership of KNL, LHL and Lifezone Limited may be classified as inadvertent investment companies for the purposes of the Investment Company Act of 1940 (“ICA”), which may have a material adverse effect on us.

We require and will continue to require significant additional capital to fund our business, including to develop the Kabanga Project into a sustainable and operational nickel mine and refinery. Pursuant to BHP’s investment in KNL in 2021 and the Tranche 2 Investment, BHP currently owns 17% of the shareholding of KNL, having cumulatively invested $90 million directly in KNL. Additionally, for strategic reasons to facilitate the development of the Kabanga Project, pursuant to the Tranche 3 Option Agreement, BHP has the option to consummate a further investment in KNL, subject to certain conditions being satisfied.

As of date of this prospectus, neither LHL nor Lifezone Limited are investment companies. Further, none of their total assets as of June 30, 2023 consists of investment securities. However, in the event the Tranche 3 Investment is consummated, BHP would own a majority equity interest in KNL (representing a 51% indirect interest in TNL) and we would indirectly hold the remaining equity interest, and KNL would cease to be a majority-owned subsidiary of Lifezone Metals from that time onwards. As a result of such investment, Lifezone Limited may be deemed to be an investment company under the ICA. LHL and Lifezone Limited are in the process of applying for an order from the SEC declaring that both LHL and Lifezone Limited are engaged primarily in a business other than that of investing, reinvesting, owning, holding, or trading in securities, which would in turn mean that they will no longer be deemed to be investment companies under the ICA. We cannot assure you that we will receive the order in a timely manner or at all.

In the event we do not receive such order, we would be required to substantially restructure our business so as to otherwise be excepted from the ICA, which would materially and adversely affect the ongoing viability of our metals extraction and IP licensing businesses. In addition, if we choose not to restructure our businesses, we believe that it would be extremely difficult for us to obtain financing necessary to pursue our strategic objectives due to regulatory restrictions under the ICA. Any such alternatives would have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Risks Related to ESG

We are increasingly expected to operate in a responsible and sustainable manner and to provide benefits and mitigate adverse impacts to affected communities. Failure, or perceived failure, to do so may result in legal suits, additional costs to address social or environmental impacts of operations, investor divestment, adverse reputational impacts and loss of “social license to operate,” and could adversely impact our financial condition.

As a result of public concern about the perceived ill effects of economic globalization and resource extraction activities, businesses in general and metals extraction companies in particular face increasing public scrutiny of their activities. The cost of measures and other issues relating to the sustainable development of metals extraction operations could place significant demands on personnel resources, could increase capital and operating costs and could have an adverse impact on our reputation, results of operations and financial condition.

Metals extraction companies are under increasing pressure to demonstrate that, while they seek a satisfactory return on investment for shareholders, other social partners, including employees, host communities and, more broadly, the countries in which they operate, also benefit from their commercial activities. Such pressures tend to be particularly focused on companies whose activities are perceived to have a high impact on their social and physical environment.

Social media and other web-based tools to share user-generated content further increase the potential scope and force of public scrutiny. Adverse publicity in cases where companies are believed not to be creating sufficient social and economic benefit may result in reputational damage, active community opposition, allegations of human rights abuses, legal suits and investor withdrawal. In addition, there have been many instances in which local community groups have opposed metals extraction activities, which have resulted in disruption and delays to the relevant operation.

Metals extraction operations are often located at or near existing towns and villages, natural waterways and other infrastructure or natural resources. As the impacts of dust generation, waste storage, increase in vehicular activity, water pollution or water shortages may be directly adverse to those communities, poor environmental management practices, or, in particular, adverse changes in the supply or quality of water, can result in community protest, regulatory sanctions or ultimately in the withdrawal of community and government support for such operations.

If we are unsuccessful in securing community support for our projects, or groups opposed to mining successfully pursue similar or other legal mechanisms to attempt to block exploration or extraction activities, there could be an adverse impact on our reputation, our ability to develop our mining concessions, and our results of operations and financial condition. For example, the Resettlement Action Plan (“RAP”) with respect to the Kabanga Project is currently under development and will move to the implementation phase subsequently, including physical relocation and resettlement of the project affected people (“PAPs”). There is a risk that the RAP does not move to the implementation phase due to court cases or grievances of PAPs or other parties, which would delay the project construction and production timelines. Further, there is also a risk that the PAPs, related parties, NGOs or governmental departments raise grievances or court cases related to the RAP, several years after the commencement of operations at Kabanga. In both scenarios, in addition to the risk of litigation and increase of costs and delays, our reputation and the reputation of the project may be adversely affected.

Disputes with surrounding communities may also affect our metals extraction operations, particularly where they result in restrictions of access to supplies and to metals extraction operations. Workers’ access to land may be subject to the rights or asserted rights of various community stakeholders, including indigenous people. Access to land and land use is of critical importance to us for exploration and metals extraction, as well as for ancillary infrastructure.

Any such actions and the resulting media coverage could have an adverse effect on our reputation and financial condition or our relationships with the communities in which we operate, which could adversely impact our “social license to operate” and in turn have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

A failure to understand, manage and provide greater transparency of our exposure to environmental, social and governance (“ESG”) related risks or an overstatement of the potential ESG benefits of our products or technology may have adverse implications for us and stakeholders.

ESG-related risks may directly or indirectly impact our business and the achievement of our strategy and consequently those of our key stakeholders, which range from customers, institutional investors, employees and suppliers, to policymakers, regulators, industry organizations and local communities. A failure to transparently and consistently implement our ESG strategy across IP licensing business and the metals extraction business may adversely impact our financial condition and reputation and may negatively impact our stakeholders, who all have expectations, concerns and aims related to ESG matters, which may differ, both within and across the markets in which we operate.

While we may create and publish voluntary disclosures regarding ESG matters from time to time, many of the statements in those voluntary disclosures will be based on hypothetical expectations and assumptions that may or may not be representative of current or actual risks or events or forecasts of expected risks or events, including the costs associated therewith. Such expectations and assumptions are necessarily uncertain and may be prone to error or subject to misinterpretation given the long timelines involved and the lack of an established single approach to identifying, measuring, and reporting on many ESG matters. Voluntary disclosures regarding ESG matters, as well as any ESG disclosures mandated by law, could result in private litigation or government investigation or enforcement action regarding the sufficiency, veracity, or validity of such disclosures. In addition, failure or a perception (whether or not valid) of failure to implement ESG strategies or achieve ESG goals or commitments, including any GHG reduction or neutralization goals or commitments, could result in private litigation and damage our reputation, cause investors or consumers to lose confidence in us, and negatively impact our operations. For example, while a study by EY Cova has indicated that the Kell Process Technology results in lower GHG emissions and lower consumption of electricity compared to smelting, no active refinery currently licenses our Hydromet Technology and we are currently in the process of developing the Kabanga Hydromet Technology. Accordingly, our Hydromet Technology and the resultant metals may not achieve the expected ESG-related benefits or at all. In particular, we have revised the data that we initially provided to EY Cova, such that the CO2 emission reduction at the originally proposed Kell-Sedibelo-Lifezone Refinery has been amended to correct an input error. Specifically, the data that we initially provided to EY Cova indicated that our Hydromet Technology was expected to result in an 81% reduction in CO2 emissions compared with the traditional smelting process (in the case of PGMs, based on the EY Cova Study initially issued in 2020 for the potential Kell-Sedibelo-Lifezone Refinery with the original 110 ktpa design envelope); taking into account our revised data, this estimate has now been adjusted downwards to 46%. Although this has now been updated, any overstatement of the ESG benefits in this regard may have adverse implications for us and our stakeholders. For further details, see “Lifezone Metals’ Business — Environmental, social and governance matters,” while studies have indicated that the Kell Process Technology results in lower GHG emissions and lower consumption of electricity compared to smelting, no active refinery currently licenses our Hydromet Technology and we are currently in the process of developing the Kabanga Hydromet Technology. Accordingly, our Hydromet Technology and the resultant metals may not achieve the ESG-related benefits to the extent we expect or at all. Any overstatement of the ESG benefits in this regard may have adverse implications for us and our stakeholders. For further details see, “Lifezone Metals’ Business — Environmental, social and governance matters.”

Further, governments around the world are increasingly regulating the reporting of ESG metrics and their ESG standards generally. The requirement to meet particular ESG standards has already been made abundantly clear by “western” car and battery manufacturers when sourcing battery raw materials used in their supply chains. However, the countries in which we operate may not adhere to the international best practices or have as stringent rules as other jurisdictions. If we are unable to meet the global ESG standards or reporting metrics satisfactorily, due to their internal ESG-related requirements, customers may not purchase our products in the quantities that we expect or at all, which would in turn have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Greenhouse gases (“GHGs”) are and will be emitted directly by our operations, by external utilities from which we may need to purchase electricity and by suppliers from which we may need to purchase consumables. Although refineries using our Hydromet Technology are expected to emit fewer GHGs than refineries using traditional smelting and refining technologies, they will still emit substantial levels of GHGs. Certain members of the international community negotiated a treaty at the Conference of the Parties of the UN Framework Convention on Climate Change in Paris in December 2015 (the “Paris Agreement”). The Paris Agreement, which came into force in November 2016, requires developed countries to set targets for GHG emissions reductions. In order to meet national reductions commitments, including a goal of “net zero” carbon or carbon neutrality by 2050 set by numerous jurisdictions, it is likely that additional measures addressing GHG emissions, including stricter GHG emissions limits and/or some form of carbon pricing, will be implemented in various countries in the future. Additionally, the UN Climate Change Conference of Parties, held in November 2021, concluded with the finalization of the Glasgow Climate Pact, which stated long-term global goals (including those in the Paris Agreement) to limit the increase in the global average temperature to 1.5°C and emphasized reduction in GHG emissions and a commitment that countries would phase out inefficient fossil fuel subsidies.

Carbon pricing refers to various initiatives that seek to internalize the social or environmental cost of carbon on industries by imposing taxes, cap-and-trade schemes and/or the elimination of free credits for carbon emissions. As governments continue to set aggressive decarbonization targets to meet the commitments made as a result of the Paris Agreement, carbon pricing systems are likely to be implemented in a number of jurisdictions, including in Tanzania where we operate and other areas where we have or may in the future have licensees and operations. Such measures could require us to reduce our direct GHG emissions or energy use or to incur significant costs for GHG emissions allowances or taxes, including as a result of costs or taxes passed on by electricity utilities and consumable suppliers which supply our operations. We could also incur significant costs associated with capital equipment to reduce GHG emissions, as well as GHG monitoring and reporting and other obligations to comply with applicable requirements. Such measures could drive up the costs of capital goods, energy and other utility and consumable costs that are critical inputs to our metals extraction operations.

Certain countries, including Australia and Brazil, have passed or are considering GHG trading or tax schemes and/or other regulation of GHG emissions. In regions which rely more on fossil fuels for energy, such as Tanzania and South Africa, mandated GHG reductions and/or carbon pricing measures could have a material adverse effect on our production activities, business, financial condition, results of operations, prospects or liquidity.

For instance, with respect to the potential Kell-Sedibelo-Lifezone Refinery, the South African government introduced a carbon tax under the Carbon Tax Act effective as of June 1, 2019. The carbon tax, which was introduced in a phased manner, is levied on the carbon dioxide equivalent of a company’s greenhouse gas emissions (referred to as CO2e emissions). The first phase of the Carbon Tax Act, which was initially meant to run from June 1, 2019 to December 31, 2022, has been extended to December 31, 2025. The basic rate for the tax period January 1, 2022 to December 31, 2022 was R144 per tonne of CO2e emissions and has been increased for the 2023 tax period to R159 per tonne of CO2e emissions. The carbon tax rate is expected to continue to increase. Allowances under the Carbon Tax Act result in an effective carbon tax rate ranging from R7.20 to R57.60 per tonne of CO2e emitted for the 2022 tax period, and R7.95 to R63.60 per tonne of CO2e emitted for the 2023 tax period. A paper will be published in 2023 on possible design options for the allowances for public comment and further stakeholder consultation. The South African government indicated that a review of the impact of the carbon tax will be conducted before the second phase, after at least three years of implementation of the carbon tax. While the carbon tax would become applicable to the potential Kell-Sedibelo-Lifezone Refinery once it is operational, the impact and possible changes to the amount of the carbon tax in future years may have a more significant impact on Kellplant’s operations than anticipated.

Simultaneously with the introduction of the carbon tax under the Carbon Tax Act, a carbon fuel levy was introduced under the Customs and Excise Act No. 91 of 1964, as part of the current South African fuel levy regime. The carbon fuel levy now includes a carbon levy, which applies to stationary and non-stationary mobile emissions resulting from the use of liquid fuels, mostly petrol and diesel. The carbon fuel levy on diesel, which came into effect on June 5, 2019, was R0.10 per liter and is now R0.11 per liter for 2023-2024. In addition, a notice published in the South African Government Gazette on May 31, 2019, stated that the carbon fuel levy was excluded from the diesel refund regime. As such, a person who becomes liable for the carbon fuel levy will not be able to claim a refund on the R0.09 per liter of diesel paid in respect of the carbon fuel levy on diesel.

In addition, the South African Department of Forestry, Fisheries and the Environment (“DFFE”) has published draft bills for comment that will impose so-called “carbon budgets” on entities in identified high-emitting industries, including refining (the “Climate Change Bill”). The “carbon budgets” are intended to operate as statutory limits for greenhouse gas emissions, emissions in excess of which will attract a higher carbon tax rate at a rate of R640 per tonne of CO2e emitted. The South African National Treasury and the DFFE have reviewed various options for aligning the carbon tax with the carbon budgets, with the most recent proposal being that emissions below the carbon budget will be taxed according to the current carbon tax rates, and those exceeding the carbon budget will be taxed at a rate of R640 per tonne of CO2e emissions. Since the Climate Change Bill has not been promulgated, the Carbon Tax Act has not been drafted to reflect this alignment at this stage. Once the Climate Change Bill is assented to as an act of Parliament, the Carbon Tax Act can then be amended to include the higher rate of carbon tax.

There can be no assurance that we will be able to meet our voluntary targets relating to GHG emissions or comply with targets that may be imposed on the mining and refining industries by external regulators. Further, additional, new and/or different regulations in this area, such as the imposition of stricter limits than those currently contemplated, could be enacted, all of which could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Furthermore, the potential physical impacts of climate change on our operations are highly uncertain and may adversely impact the cost, production and financial performance of our operations. Finally, litigation risks are also increasing as a number of parties have sought to bring suit against various companies in court, alleging, among other things, that such companies created public nuisances by producing products or fuels that contributed to climate change or alleging that the companies have been aware of the adverse effects of climate change for some time but defrauded their investors or customers by failing to adequately disclose those impacts. Should we be targeted by any such litigation, we may incur liability, which, to the extent that societal pressures or political or other factors are involved, could be imposed without regard to causation or contribution to the asserted damage, or to other mitigating factors. An unfavorable ruling in any such case could significantly impact our operations and could have an adverse impact on our financial condition.

Risks Related to Doing Business in Tanzania and South Africa

Investor perceptions of risks in developing countries or emerging markets, including in Tanzania and South Africa, could reduce investor appetite for investments in these countries or for the securities of issuers operating in these countries, such as Lifezone Metals.

Emerging markets, including Tanzania and South Africa, are generally subject to greater risks, including legal, regulatory, economic and political risks, than more developed markets. There may also be unpredictability with respect to court judgments, including in cases involving the local government. Accordingly, investors should exercise particular care in evaluating the risks involved and should consider whether, in light of these risks, investing in the shares of a company whose assets and operations are based in an emerging market is appropriate. Economic crises in one or more such countries may reduce overall investor appetite for securities of issuers operating in developing countries generally, even for such issuers that operate outside the regions directly affected by the crises. Past economic crises in developing countries have often resulted in significant outflows of international capital and caused issuers operating in developing countries to face higher costs for raising funds, and in some cases have effectively impeded access to international capital markets for extended periods.

Thus, even if the economies of the countries in which Lifezone Metals operates remain relatively stable, financial turmoil in any developing market country could have an adverse effect on Lifezone Metals’ business, financial condition, results of operations, prospects or liquidity.

Our operations are subject to water use regulation, which could impose significant costs and burdens.

Tanzania and South Africa are water-scarce countries, where the demand for water exceeds natural water availability in river basins. As a result, our operations will be subject to regulatory controls on usage and disposal of water. Under Tanzanian and South African law, metals extraction operations are subject to water use licenses and/or authorizations that govern each operation’s water usage and that require, among other things, metals extraction companies to achieve and maintain certain water quality limits regarding all water discharges. We may therefore face increasing competition for water uses both in respect of surface and groundwater, which will not only have implications from a water allocation and entitlement perspective but may result in higher operating costs from a tariff perspective, as water use charges may increase. If water scarcity becomes acute, this would raise risks in relation to the sustainability of supply, and there may be a need for us to implement new technology in order to use water more efficiently. In Tanzania, the use of water is subject to the prior permit from the regional water board which has jurisdiction where the mine is located. The regional water board, expected to be Kagera Basin Water Board, will impose a limit on the quantity of water that the Kabanga Project is authorized to use in its operations for a specified period of time. Such permit will be subject to payment of fees, which will be assessed by the water board. Further to the environmental effects that the world is currently going through, the fees imposed by the water board may increase substantially which may affect the profitability of our operations at Kabanga.

Any failure by us to secure access to suitable water supplies, or achieve and maintain compliance with applicable requirements of the permits or licenses, could result in curtailment or halting of commencement or ongoing production at the affected operations. Incidents of water pollution or shortage can, in certain cases, lead to community protest and ultimately to the withdrawal of community and government support for our operations. A failure by us to comply with water contamination related directives may result in further, more stringent, directives being issued against us, which may, in some cases, result in a temporary or partial shutdown of our operations.

Any failure by us to achieve or maintain compliance with the requirements of any of our water use licenses with respect to any of our operations, including poor water management and control of current operating mines and redundant operations, could result in our being subject to substantial claims, penalties, fees and expenses, significant delays in operations, or the suspension or withdrawal of our entitlement to use water and negatively impact operating licenses. This could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Our business and operations may be negatively impacted by laws and regulations applicable to foreign owned companies and barriers to foreign investment in Tanzania.

The political and business climate in Tanzania have often been marked by strong economic nationalism manifested by direct legal barriers or indirect business climate barriers. These barriers include but are not limited to unpredictable actions of nationalization, opaque regulatory approval processes which may favor local firms, delays in customs clearances or visa approvals for expatriate workers, and foreign ownership restrictions in respect of lands and infrastructure. We anticipate that any lack of predictability with respect to the treatment of foreign investment in Tanzania may negatively affect our ability to raise project financing. Additionally, any adverse legal or political shift targeted at foreign owned enterprise or investment may result in cost increases, business interruptions, asset seizures or other adverse consequences for our business. Although we intend to mitigate the risk of these possibilities by conducting our business through domestically incorporated subsidiaries and local agents, and although we cannot identify any particular policy, law, or condition that may negatively impact our business at this time, we will have little recourse should any negative conditions arise, and our business could suffer irrecoverable loss or fail as a result.

The potential impact of the control of currency conversion, restrictions on dividends or the ability to transfer funds out of Tanzania and/or South Africa may negatively impact our business.

In Tanzania, transactions larger than $10,000 must be reported to the Bank of Tanzania. Therefore, we may potentially find our business operations delayed due to administrative burdens and business growth limited or slowed due to a lack of adequate infrastructure in place in Tanzania. In case similar restrictions or other controls on currency conversion or restrictions on dividends are introduced in South Africa, we may not be able receive royalty or dividend payments arising out of the potential Kell-Sedibelo-Lifezone Refinery.

Any downgrading of Tanzania’s debt rating by an international rating agency, or an increase in interest rates in Tanzania, could adversely affect our ability to generate or use letters of credit.

With our vendors we will attempt to establish a record of execution that can eventually lead to back-to-back letters of credit, which would greatly enhance our business and help us grow rapidly. Back-to-back letters of credit are used primarily in international transactions, with the first letter of credit serving as collateral for the second. Any adverse revisions to the credit ratings for Tanzania for domestic and international debt by international rating agencies as well as an increase in interest rates or a tightening of credit may adversely affect our ability to finance growth through back-to-back letters of credit, which could lead to a decrease in our growth rate, adversely affecting our share price.

Risks Related to Ownership of Lifezone Metals’ Securities

There can be no assurance that Lifezone Metals will be able to comply with the continued listing standards of NYSE.

Our Lifezone Metals Ordinary Shares and Warrants are listed on the NYSE. If we violate the NYSE’s listing requirements or if we fail to meet any of the NYSE’s continued listing standards, Lifezone Metals’ securities may be delisted. If the NYSE delists the Lifezone Metals’ securities from trading, then Lifezone Metals and its shareholders could face significant material adverse consequences including:

•        limited availability of market quotations for the combined company’s securities;

•        determination that the combined company common stock is a “penny stock” which would require brokers trading in the combined company’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the combined company’s common stock;

•        limited analyst coverage; and

•        decreased ability to issue additional securities or obtain additional financing in the future.

A significant portion of Lifezone Metals’ total outstanding shares following the closing of the Business Combination may not be immediately resold but may be sold into the market soon after the closing. This could cause the market price of the Lifezone Metals Ordinary Shares and Warrants to drop significantly, even if Lifezone Metals’ business is doing well.

Sales of a substantial number of Lifezone Metals Ordinary Shares in the public market could occur at any time after the consummation of the Business Combination. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Lifezone Metals Ordinary Shares and Warrants.

Pursuant to the New Registration Rights Agreement, Lifezone Metals has agreed that, within 30 calendar days after the Share Acquisition Closing, Lifezone Metals will file with the SEC a resale registration statement and Lifezone Metals will use its commercially reasonable efforts to have such resale registration statement declared effective as soon as reasonably practicable after the filing thereof. Further, pursuant to the Subscription Agreements, Lifezone Metals has agreed that, within 30 calendar days after the consummation of the Business Combination, Lifezone Metals will file with the SEC (at Lifezone Metals’ sole cost and expense) a resale registration statement, and Lifezone Metals will use its commercially reasonable efforts to have such resale registration statement declared effective as promptly as practicable after the filing thereof. Additionally, the Simulus SSA provides registration rights to the former shareholders of SGPL with respect to the Lifezone Metals Ordinary Shares issued to them pursuant to the Simulus Acquisition. We are registering the offer and sale of the securities issued to the LHL Shareholders, the Sponsor (which securities have been distributed by the Sponsor to Selling Securityholders who are limited partners of the Sponsor), the PIPE Investors and the former shareholders of SGPL in connection with the Business Combination, the PIPE Investment and the Simulus Acquisition, as applicable, to satisfy these registration rights. The sale of Lifezone Metals Ordinary Shares under the resale registration statement of which this prospectus forms a part is likely to have an adverse effect on the trading price of the Lifezone Metals Ordinary Shares.

In connection with the Share Acquisition Closing, the Key LHL Shareholders entered into agreements (the “LHL Shareholder Lock-Up Agreements”) providing that the Key LHL Shareholders will not, subject to certain exceptions (including the payment of taxes arising from the Business Combination), transfer any Restricted Securities (as defined in the LHL Shareholder Lock-Up Agreements) during the period commencing from the Share Acquisition Closing Date until 180 days after the Share Acquisition Closing Date. In connection with the Share Acquisition Closing, the Sponsor entered into an agreement (the “Sponsor Lock-Up Agreement”) providing that it will not, subject to certain exceptions, transfer (i) Phase I Lock-up Shares (as defined below) until the date that is 60 days after the Share Acquisition Closing Date and (ii) Phase II Lock-up Shares (as defined below) until the date that is 180 days after the Share Acquisition Closing Date. For purposes of the Sponsor Lock-Up Agreement, “Phase I Lock-up Shares” means the number of Lifezone Metals Ordinary Shares that are received by the Sponsor in exchange for the number of GoGreen Class A ordinary shares held by the Sponsor immediately prior to the Merger Effective Time, and “Phase II Lock-up Securities” means any Lifezone Metals Ordinary Shares and any warrants to purchase Lifezone Metals Ordinary Shares that are held by the Sponsor following the Merger Closing Date, other than Phase I Lock-up Shares or Lifezone Metals Ordinary Shares acquired in the PIPE Financing.

Upon the distribution of the Lifezone Metals Ordinary Shares and Warrants received by the Sponsor in connection with the Business Combination to the Selling Securityholders who are limited partners of the Sponsor, each such Selling Securityholder entered into an agreement substantially similar to the Sponsor Lock-Up Agreement providing that such Selling Securityholder will not, subject to certain exceptions, transfer (i) Phase I Lock-up Shares until the date that is 60 days after the Share Acquisition Closing Date and (ii) Phase II Lock-up Shares until the date that is 180 days after the Share Acquisition Closing Date. Further, the Simulus SSA provides that the shareholders of SGPL receiving Lifezone Metals Ordinary Shares as consideration pursuant to the Simulus Acquisition will not, subject to certain exceptions, dispose of, transfer or assign any such Lifezone Metals Ordinary Shares for a period of six months following the closing of the Simulus Acquisition.

For more information about the New Registration Rights Agreement, Lock-up Agreements and Subscription Agreements, please see the subsections entitled “Lifezone Metals Ordinary Shares Eligible for Future Sale — Registration Rights,” “Lifezone Metals Ordinary Shares Eligible for Future Sale — Lock-up Agreements” and “Prospectus Summary — Overview — Subscription Agreements.”

The securities being offered in this prospectus represent a substantial percentage of our outstanding Lifezone Metals Ordinary Shares, and the sales of such securities, or the perception that these sales could occur, could cause the market price of our Lifezone Metals Ordinary Shares and Warrants to decline significantly, even if Lifezone Metals’ business is doing well.

This prospectus relates to the offer and sale from time to time by the Selling Securityholders of up to (a) 103,675,724 Lifezone Metals Ordinary Shares, which includes up to 26,767,088 Lifezone Metals Ordinary Shares which may be issuable to certain shareholders of LHL and the Sponsor after the consummation of the Business Combination as earnout consideration upon the achievement of certain stock price thresholds for our Lifezone Metals Ordinary Shares, and (b) 667,500 Private Placement Warrants. The Lifezone Metals Ordinary Shares described in clause (a) of the prior sentence include (i) 6,667,317 Lifezone Metals Ordinary Shares issued to the PIPE Investors at a cash price of $10.00 per share, (ii) 5,133,600 Lifezone Metals Ordinary Shares issued to the Sponsor upon conversion of 5,133,600 Class B ordinary shares of GoGreen, which Class B ordinary shares of GoGreen were issued to the Sponsor at a cash price of $0.0036 per share, and which Lifezone Metals Ordinary Shares have been distributed by the Sponsor to Selling Securityholders who are limited partners of the Sponsor, (iii) 1,335,000 Lifezone Metals Ordinary Shares issued to the Sponsor upon conversion of 1,335,000 Class A ordinary shares of GoGreen, which Class A ordinary shares of GoGreen were issued to the Sponsor pursuant to a private placement of GoGreen units at a cash price of $10.00 per unit (with each GoGreen unit consisting of one Class A ordinary share of GoGreen and one-half of one warrant to purchase one Class A ordinary share of GoGreen), and which Lifezone Metals Ordinary Shares have been distributed by the Sponsor to Selling Securityholders who are limited partners of the Sponsor, (iv) 667,500 Lifezone Metals Ordinary Shares issuable upon exercise of the Private Placement Warrants at an exercise price of $11.50 per share, (v) 62,605,219 Lifezone Metals Ordinary Shares issued to Selling Securityholders who were shareholders of LHL as equity merger consideration pursuant to the Business Combination at an equity consideration value of $10.00 per share and (vi) 500,000 Lifezone Metals Ordinary Shares issued to Selling Securityholders who were shareholders of SGPL as consideration pursuant to the Simulus SSA at an equity consideration value of $10.00 per share. The Private Placement Warrants described in clause (b) of such sentence were originally issued to the Sponsor pursuant to a private placement of GoGreen units at a cash price of $10.00 per unit and were assumed by Lifezone Metals pursuant to the Warrant Assumption Agreement, which Private Placement Warrants have been distributed by the Sponsor to Selling Securityholders who are limited partners of the Sponsor.

The trading price of our Lifezone Metals Ordinary Shares may be lower than the initial trading price of the units sold pursuant to the initial public offering of GoGreen. Sales of a substantial number of Lifezone Metals Ordinary Shares or Warrants in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could result in a significant decline in the public trading price of our Lifezone Metals Ordinary Shares and Warrants and could impair our ability to raise capital through the sale of additional equity securities. Despite the differences in the trading price of our securities and the initial trading price of the securities of GoGreen, certain of the Selling Securityholders, including the Sponsor and Selling Securityholders who are limited partners of the Sponsor, may be incentivized to sell their shares because they may experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described in the preceding paragraph and the public trading price of our securities. Based on the closing price of our Lifezone Metals Ordinary Shares on September 28, 2023 of $15.49, (a) the Sponsor and Selling Securityholders who are limited partners of the Sponsor may experience potential profit of up to (i) $15.49 per share in respect of the Lifezone Metals Ordinary Shares issued upon conversion of Class B ordinary shares of GoGreen and (ii) $5.49 per share in respect of the Lifezone Metals Ordinary Shares issued upon conversion of Class A ordinary shares of GoGreen (which amount excludes any potential profit from the one-half of one warrant to purchase one Class A ordinary share of GoGreen included in each GoGreen unit, which were assumed by Lifezone Metals pursuant to the Warrant Assumption Agreement and had a closing price on September 28, 2023 of $1.25) and (b) the PIPE Investors, the Selling Securityholders who were shareholders of LHL and the Selling Securityholders who were shareholders of SGPL may experience potential profit of up to $5.49 per share. Each Lifezone Metals Warrant represents the right to purchase one Lifezone Metals Ordinary Share at a price of $11.50 per share in cash. The holders of Warrants may experience potential profit if they exercise their Warrants and sell the resulting Lifezone Metals Ordinary Shares at a time when the price of our Lifezone Metals Ordinary Shares exceeds $11.50 per share, which it does as of the date of this prospectus, resulting in a potential profit per Warrant of $3.99. Public stockholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current trading price of Lifezone Metals Ordinary Shares.

As of the date of this prospectus, approximately 2% of our outstanding Lifezone Metals Ordinary Shares are owned by public shareholders. The Lifezone Metals Ordinary Shares and Warrants being offered for resale in this prospectus represent a substantial percentage of the total outstanding shares of our Lifezone Metals Ordinary Shares. The outstanding Lifezone Metals Ordinary Shares being offered in this prospectus represent approximately 97.5% of our outstanding Lifezone Metals Ordinary Shares, assuming the Lifezone Metals Ordinary Shares issuable upon the achievement of certain stock price thresholds are not outstanding. The outstanding Lifezone Metals Ordinary Shares being offered in this prospectus represent approximately 98.1% of our outstanding Lifezone Metals Ordinary Shares, assuming all Lifezone Metals Ordinary Shares issuable upon the achievement of certain stock price thresholds are outstanding. Additionally, if all the Warrants are exercised, an additional 14,467,500 Lifezone Metals Ordinary Shares would be outstanding, of which 1,117,500 would be owned by the Selling Securityholders. The sale of all the securities being offered in this prospectus, or the perception that these sales could occur, could result in a significant decline in the public trading price of our Lifezone Metals Ordinary Shares and Warrants.

These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Each Lifezone Metals Warrant represents the right to purchase one Lifezone Metals Ordinary Share at a price of $11.50 per share in cash. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Lifezone Metals Ordinary Shares. On September 28, 2023, the market price for our Lifezone Metals Ordinary Shares was $15.49. When the market price for our Lifezone Metals Ordinary Shares is less than $11.50 per share (i.e., the Warrants are “out of the money”), we believe warrant holders will be unlikely to exercise their Warrants.

During the Earnout Period, we may issue up to an aggregate of 26,797,052 additional Lifezone Metals Ordinary Shares to LHL Shareholders and the Sponsor upon the occurrence of Earnout Triggering Events (i.e. achieving a share price of $14.00 (Triggering Event I) and $16.00 (Triggering Event II)), or earlier upon the Change of Control. A significant decline in the public trading price of our Lifezone Metals Ordinary Shares could result in no Earnout Triggering Events occurring and no Earnout Shares being issued. If Earnout Shares are issued, the holders thereof may seek to sell some or all of Earnout Shares on or after an Earnout Triggering Event, which sales or perception of potential sales could also depress the market price of our securities.

We may issue additional equity in the future, which could cause significant dilution to our shareholders.

Our A&R Articles of Association authorize the issuance of an unlimited number of Lifezone Metals Ordinary Shares. As of the date of this prospectus, we had 79,918,599 Lifezone Metals Ordinary Shares outstanding; however, we may issue additional Lifezone Metals Ordinary Shares in the future in connection with a financing or an acquisition. For more information, see “— We will require significant additional capital to fund our business, and no assurance can be given that such capital will be available at all or available on terms acceptable to us.” We may also grant options to purchase Lifezone Metals Ordinary Shares, stock appreciation rights, restricted shares, restricted stock units or other equity or equity related awards, in each case, in respect of Lifezone Metals Ordinary Shares as compensation to our directors, officers, employees and consultants, including under the 2023 Omnibus Incentive Compensation Plan. See “Executive Compensation — 2023 Omnibus Incentive Compensation Plan.” Together with our brokers and financial advisors, we continuously monitor capital market conditions, and our board of directors recurrently considers various forms of financing available to Lifezone.

Such issuances may not require the approval of our shareholders. Any issuance of Lifezone Metals Ordinary Shares, or equity securities convertible into Lifezone Metals Ordinary Shares, including but not limited to, preferred stock, warrants and options, will dilute the percentage ownership interest of all shareholders, may dilute the book value per share of our Lifezone Metals Ordinary Shares and may negatively impact the market price of our Lifezone Metals Ordinary Shares and Warrants.

There is no guarantee that the Warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for our Warrants is $11.50 per Lifezone Metals Ordinary Share. The Lifezone Metals warrants will become exercisable 30 days after the date of the consummation of the Business Combination (subject to the effectiveness of a registration statement with respect to the Lifezone Metals Ordinary Shares to be issued upon exercise of the Warrants, provided that if no such registration statement is effective within 60 business days after the consummation of the Business Combination, the Warrants will become exercisable on a cashless basis until the effectiveness of such registration statement; the registration statement of which this prospectus forms a part registers such Lifezone Metals Ordinary Shares) and will expire upon the earlier of (a) the date that is five (5) years after the date of the consummation of the Business Combination and (b) a liquidation of Lifezone Metals. There is no guarantee that the Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Warrants may expire worthless.

We may amend the terms of the Warrants in a manner that may be adverse to holders with the approval by the holders of a majority of the then-outstanding Warrants. As a result, the exercise price of your Warrants could be increased, the exercise period could be shortened and the number of Lifezone Metals Ordinary Shares purchasable upon exercise of a Warrant could be decreased, all without your approval.

We may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to Warrant holders, thereby making their Warrants worthless.

Once the Warrants become exercisable, Lifezone Metals will have the right to redeem not less than all of the Warrants at any time prior to their expiration, at a redemption price of $0.01 per warrant, if (i) the last reported sales price of Lifezone Metals Ordinary Shares has been at least $18.00 per share on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given and (ii) there is an effective registration statement covering the Lifezone Metals Ordinary Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period or Lifezone Metals has elected to require the exercise of the Warrants on a “cashless basis.” Redemption of the outstanding Warrants could force you to (a) exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (b) sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (c) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants.

Past performance by GoGreen’s management team may not be indicative of future performance of an investment in Lifezone Metals.

Past acquisition and operational experience of GoGreen’s management and their affiliates is not a guarantee that the intended benefits of the Business Combination will be achieved. John Dowd and Govind Friedland, previously GoGreen’s Chief Executive Officer and Chief Operating Officer, respectively, became directors of Lifezone Metals immediately following the Business Combination, but they may not continue as directors of Lifezone Metals and their views may not prevail in relation to any decisions or actions taken by the Lifezone board of directors or Lifezone. You should not rely on the historical record of prior GoGreen management or their affiliates’ performance as indicative of the future performance of Lifezone Metals or of an investment in Lifezone Metals.

The Committee on Foreign Investment in the United States (“CFIUS”) may impose conditions on the Business Combination.

CFIUS has authority to review certain direct or indirect foreign investments in U.S. businesses for national security considerations. Among other things, CFIUS is authorized to require mandatory filings for certain foreign investments in the United States and to self-initiate national security reviews of certain foreign direct and indirect investments in U.S. businesses if the parties to such investments choose not to file voluntarily. With respect to transactions that CFIUS determines present unresolved national security concerns, CFIUS has the power to suspend transactions, impose mitigation measures or recommend that the president of the United States block pending transactions or order divestitures of completed transactions when national security concerns cannot be mitigated. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, whether the target company is a U.S. business, the level of beneficial ownership and voting interests acquired by foreign persons, and the nature of any information, control, access or governance rights that the transaction affords foreign persons. For example, any transaction that could result in foreign “control” (as such term is defined in the CFIUS regulations) of a U.S. business is within CFIUS’s jurisdiction. In addition, CFIUS has jurisdiction over certain investments that do not result in control of a U.S. business by a foreign person but that afford a foreign person certain access, involvement or governance rights in a “TID U.S. business”, that is, a U.S. business that: (1) produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies”; (2) owns, operates, manufactures, supplies or services certain “critical infrastructure”; or (3) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens.

Certain Key LHL Shareholders (representing, in the aggregate, approximately 91.5% of all LHL shares held by the LHL Shareholders) are non-U.S. persons, including without limitation: (1) Keith Liddell (UK national); (2) Keith and Jane Liddell jointly (both UK nationals); (3) Varna Holdings Limited (an entity organized under the laws of the British Virgin Islands); (4) BHP Billiton (UK) DDS Limited (an entity organized under the laws of England and Wales); (5) Peter Smedvig (a UK national); (6) Kamberg Investments Limited (an entity organized under the laws of the British Virgin Islands); (7) Duncan Bullivant (a UK national); and (8) Hermetica Limited (an entity organized under the laws of England and Wales). In addition, GoGreen, Merger Sub, certain of the PIPE Investors and the GoGreen Initial Shareholders are non-U.S. persons.

Each of the Company and LHL is a foreign person. Each of them is organized under the laws of the Isle of Man and has its principal place of business in the Isle of Man. Neither the Company nor LHL is an operating company. LHL conducts operations through its subsidiaries, and these operations are focused in Europe and Africa. Neither the Company nor LHL has any subsidiary, branch office or fixed place of business in the United States.

CFIUS has broad discretion to interpret its regulations, and we cannot predict whether CFIUS may seek to review the Business Combination. If CFIUS were to determine that the Business Combination or any portion thereof are within its jurisdiction, it might request that the parties submit a filing with respect to the Business Combination. If CFIUS reviews the Business Combination and identifies an unresolved national security concern as part of such review, CFIUS could recommend that the president of the United States order one or more foreign persons to divest all or a portion of the Lifezone Metals Ordinary Shares that they acquired without first obtaining CFIUS approval. Moreover, should CFIUS determine that any parties to the Business Combination were required to make a filing with CFIUS but failed to do so, CFIUS could impose a civil penalty not to exceed $250,000 or the value of the relevant transaction, whichever is greater, on the parties it determines were subject to a mandatory filing requirement.

Our ability to successfully operate the business is largely dependent upon the efforts of certain key personnel. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

The ability to successfully operate Lifezone Metals’ business following the consummation of the Business Combination is dependent upon the efforts of key personnel. The role of key personnel in Lifezone Metals, however, cannot presently be ascertained. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause Lifezone Metals to have to expend time and resources helping them become familiar with such requirements.

In addition, the directors and officers of Lifezone Metals may resign following the completion of the Business Combination. The departure of Lifezone Metals’ key personnel could negatively impact the operations and profitability of Lifezone Metals. It is possible that some members of Lifezone Metals’ management team will not wish to continue their employment with Lifezone Metals. The loss of key personnel could negatively impact the operations and profitability of the Company.

Risks Related to Taxation

Lifezone Metals may be a “passive foreign investment company,” or “PFIC”, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If Lifezone Metals is a PFIC for any taxable year (or portion thereof) in which a U.S. Holder (as defined below in the section of this prospectus entitled “Taxation”), holds Lifezone Metals Ordinary Shares, such U.S. Holder may be subject to material adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. U.S. Holders are strongly encouraged to consult with their own tax advisors to determine the application of the PFIC rules to them in their particular circumstances and any resulting tax consequences. Please see the section of this prospectus entitled “Taxation” for a more detailed discussion with respect to the PFIC status of Lifezone Metals and the resulting tax consequences to U.S. Holders.

If a U.S. person is treated as owning at least 10% of Lifezone Metals’ ordinary shares, such holder may be subject to adverse U.S. federal income tax consequences.

If a U.S. person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of Lifezone Metals’ ordinary shares, such person may be treated as a “United States shareholder” with respect to Lifezone Metals or certain non-U.S. subsidiaries that constitute a “controlled foreign corporation” as a result of certain attribution rules (in each case, as such terms are defined under the Code). United States shareholders of a controlled foreign corporation may be required to annually report and include in their U.S. taxable income, as ordinary income, their pro rata share of “Subpart F income,” “global intangible low-taxed income” and certain investments in U.S. property by controlled foreign corporations, whether or not Lifezone Metals makes any distributions to such United States shareholders. A failure by a United States shareholder to comply with its reporting obligations may subject the United States shareholder to significant monetary penalties and other adverse tax consequences, and may extend the statute of limitations with respect to the United States shareholder’s U.S. federal income tax return for the year for which such reporting was due. Lifezone Metals’ management cannot provide any assurances that Lifezone Metals will assist investors in determining whether any of its non-U.S. subsidiaries are controlled foreign corporations or whether any investor is a United States shareholder with respect to any such controlled foreign corporations. Lifezone Metals’ management also cannot guarantee that it will furnish to United States shareholders information that may be necessary for them to comply with the aforementioned obligations. United States investors should consult their own advisors regarding the potential application of these rules to their investments in Lifezone Metals. The risk of being subject to increased taxation may deter Lifezone Metals’ current shareholders from increasing their investment in Lifezone Metals and others from investing in Lifezone Metals, which could impact the demand for, and value of, its ordinary shares and/or warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is provided to assist you in your analysis of the financial aspects of the Transactions (as defined below) and the PIPE Financing. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and should be read in conjunction with the accompanying notes. The unaudited pro forma condensed combined financial information presents the pro forma effects of the Transactions and the PIPE Financing. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Transactions and the PIPE Financing.

LHL was formed as a holding company for Lifezone Limited and acquired 100% of the equity interest in Lifezone Limited on June 24, 2022 in consideration for issuing shares of LHL on a 1:1 basis to the Lifezone Limited shareholders at the time (following a 1:200 split of shares of Lifezone Limited) (the “Lifezone Holdings Transaction”). Also, on June 24, 2022 (at the same time as the Lifezone Holdings Transaction), the shareholders of KNL (other than Lifezone Limited) exchanged their shares of KNL for shares of LHL on a 1:1 basis. As LHL did not have any previous operations, Lifezone Limited and KNL (together with its subsidiaries) are together viewed as the predecessors to LHL and its consolidated subsidiaries. As a result, the consolidated financial statements of LHL recognize the assets and liabilities received in the Lifezone Holdings Transaction and the Flip-Up at their historical carrying amounts, as reflected in the historical financial statements of Lifezone Limited and KNL (together with its subsidiaries).

The unaudited pro forma condensed combined statement of financial position as of June 30, 2023 combines the historical consolidated statement of financial position of LHL as of June 30, 2023 and the historical balance sheet of GoGreen as of June 30, 2023 on a pro forma basis as if the Transactions and the PIPE Financing had been consummated on June 30, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical consolidated statement of comprehensive loss for LHL for the year ended December 31, 2022 and the historical statement of operations of GoGreen for the year ended December 31, 2022 on a pro forma basis as if the Transactions and the PIPE Financing had been consummated on January 1, 2022, the beginning of the earliest year presented. The unaudited pro forma condensed combined statement of operations for the six month period ended June 30, 2023 combines the historical consolidated statement of comprehensive loss for LHL for the six month period ended June 30, 2023 and the historical statement of operations of GoGreen for the six month period ended June 30, 2023 on a pro forma basis as if the Transactions and the PIPE Financing had been consummated on January 1, 2022, the beginning of the earliest year presented.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Transactions and the PIPE Financing or the Lifezone Holdings Transaction and the Flip-Up, as applicable, occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of Lifezone Metals. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the preparation date of the unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analysis is performed. This information should be read together with LHL’s and GoGreen’s historical financial statements and related notes thereto, as applicable, and the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

Description of the Transactions and the PIPE Financing

On December 13, 2022, GoGreen, Lifezone Metals, the Sponsor, Merger Sub, LHL, Keith Liddell, solely in his capacity as the representative of LHL Shareholders, and those LHL Shareholders party thereto entered into the Business Combination Agreement.

Pursuant to the Business Combination Agreement and the Ancillary Documents, (a) on July 5, 2023, GoGreen merged with and into Merger Sub, as a result of which the separate corporate existence of GoGreen ceased and Merger Sub continued as the surviving company, and each issued and outstanding ordinary share of GoGreen immediately prior to the Merger Effective Time was automatically cancelled in exchange for the issuance of one Lifezone Metals ordinary share in accordance with the terms of the Business Combination Agreement and (b) on July 6, 2023, Lifezone Metals acquired all of the issued share capital of LHL from LHL Shareholders and the LHL Shareholders were issued Lifezone Metals Ordinary Shares and, subject to the terms and conditions of the Business Combination Agreement and the Sponsor Support Agreement, the Earnout Shares, such that LHL became a direct wholly owned subsidiary of Lifezone Metals (collectively, with the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents referred to therein, the “Transactions”). Please see the section of this prospectus entitled “Prospectus Summary — Recent Developments” for additional information about the Business Combination Agreement and the other transactions contemplated thereby.

In addition, the PIPE Investors subscribed for and purchased newly issued Lifezone Metals Ordinary Shares for an aggregate purchase price of $70,173,170 at a per share purchase price of $10.00 in a private placement or placements consummated immediately following the closing of the Share Acquisition, as discussed further in the section of this prospectus entitled “Prospectus Summary — Recent Developments — Subscription Agreements”.

The following are the key steps within the Transactions and the PIPE Financing:

Conversion of Securities

Under the Business Combination Agreement and the Warrant Assumption Agreement, at the Merger Effective Time:

•        each issued and outstanding GoGreen ordinary share was automatically converted into the right to receive one Lifezone Metals ordinary share;

•        each issued and outstanding GoGreen public warrant (rounded down to the nearest whole number of warrants without cash settlement for such rounded fraction in accordance with the terms of the Business Combination Agreement) was automatically converted into and exchanged for the right to receive one Lifezone Metals public warrant; and

•        each issued and outstanding GoGreen private warrant (rounded down to the nearest whole number of warrants without cash settlement for such rounded fraction in accordance with the terms of the Business Combination Agreement) was automatically converted into and exchanged for the right to receive one Lifezone Metals private warrant.

Each of the Lifezone Metals public warrants and Lifezone Metals private warrants have substantially the same terms and conditions as were in effect with respect to the GoGreen public warrants and GoGreen private warrants immediately prior to the Merger Effective Time.

Share Exchange

Under the Business Combination Agreement, at the Share Acquisition Closing, in exchange for their LHL ordinary shares, LHL Shareholders (taking into account the exercise and vesting of any LHL RSUs and LHL Options) were or may be issued (a) 62,680,128 ordinary shares of Lifezone Metals and (b) if applicable, the Earnout Shares on the occurrence of a Triggering Event in accordance with the Business Combination Agreement and subject to the occurrence of the Triggering Event or Change of Control. No fractional Exchange Shares or Earnout Shares were or will be issued and the number of Exchange Shares or Earnout Shares issued or to be issued were or will be rounded down to the nearest whole share.

Earnout

Under the Business Combination Agreement, in exchange for their LHL ordinary shares and in addition to the Exchange Shares, Lifezone Metals will issue to the eligible LHL Shareholders, within five business days after the occurrence of the Triggering Events described below, with respect to such Triggering Event the following number of Earnout Shares, upon the terms and subject to the conditions set forth in the Business Combination Agreement:

•        upon the occurrence of Triggering Event I, a one-time issuance of 12,536,026 Earnout Shares; and

•        upon the occurrence of Triggering Event II, a one-time issuance of 12,536,026 Earnout Shares.

For the avoidance of doubt, the eligible LHL Shareholders with respect to a Triggering Event will be issued Earnout Shares upon the occurrence of each Triggering Event. However, each Triggering Event will only occur once, if at all, and the sum of the Earnout Shares will in no event exceed 25,072,052.

If there is a Change of Control during the Earnout Period (or a definitive contract providing for a Change of Control is entered into during the Earnout Period and such Change of Control is ultimately consummated, even if such consummation occurs after the Earnout Period) pursuant to which Lifezone Metals or its shareholders will receive consideration implying a value per Lifezone Metals ordinary share (as determined in good faith by the Lifezone Metals board) of:

•        less than $14.00, then no Earnout Shares will be issuable;

•        greater than or equal to $14.00 but less than $16.00, then (a) immediately prior to such Change of Control, Lifezone Metals will issue 12,536,026 Lifezone Metals Ordinary Shares (less any Earnout Shares issued prior to such Change of Control) and (b) thereafter, no further Earnout Shares will be issuable; or

•        greater than or equal to $16.00, then (a) immediately prior to such Change of Control, Lifezone Metals will issue 25,072,052 Lifezone Metals Ordinary Shares (less any Earnout Shares issued prior to such Change of Control to the eligible LHL Shareholders with respect to the Change of Control), and (b) thereafter, no further Earnout Shares will be issuable.

In addition, the Sponsor agreed that 1,725,000 Lifezone Metals Ordinary Shares issued to the Sponsor at the Merger Closing shall be subject to vesting. Subject to the terms and conditions of the Business Combination Agreement and the Ancillary Documents, upon the occurrence of (a) Triggering Event I, 50% of such Sponsor Earnout Shares will vest (i.e., 862,500 Lifezone Metals Ordinary Shares) and (b) Triggering Event II, 50% of such Sponsor Earnout Shares will vest (i.e., 862,500 Lifezone Metals Ordinary Shares). For the avoidance of doubt, the Sponsor Earnout Shares will vest solely with respect to a Triggering Event that occurs. However, each Triggering Event will only occur once, if at all, and the sum of such Sponsor Earnout Shares will in no event exceed 1,725,000.

If there is a Change of Control during the Earnout Period (or a definitive Contract providing for a Change of Control is entered into during the Earnout Period and such Change of Control is ultimately consummated, even if such consummation occurs after the Earnout Period) pursuant to which Lifezone Metals or its shareholders will receive consideration implying a value per Lifezone Metals ordinary share (as determined in good faith by the Lifezone Metals board) of:

•        less than $14.00, then the Sponsor Earnout Shares will be forfeited;

•        greater than or equal to $14.00 but less than $16.00, then (a) immediately prior to such Change of Control, 50% of such Sponsor Earnout Shares will vest (i.e., 862,500 Lifezone Metals Ordinary Shares) (less any Sponsor Earnout Shares vested prior to such Change of Control) and (b) thereafter, the remaining Sponsor Earnout Shares shall be forfeited; or

•        greater than or equal to $16.00, then (a) immediately prior to such Change of Control, 100% of such Sponsor Earnout Shares will vest (i.e., 1,725,000 Lifezone Metals Ordinary Shares) (less any Sponsor Earnout Shares vested prior to such Change of Control with respect to the Change of Control), and (b) thereafter, no Lifezone Metals Ordinary Shares will constitute Sponsor Earnout Shares.

The Lifezone Metals ordinary share price targets set forth in the definitions of “Triggering Event I” and “Triggering Event II” set forth in the Business Combination Agreement will be equitably adjusted for stock splits, share divisions, reverse stock splits, stock or share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Lifezone Metals Ordinary Shares occurring after the Share Acquisition Closing and prior to the Change of Control.

PIPE Financing

In connection with the execution of the Business Combination Agreement, GoGreen and Lifezone Metals entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors subscribed for and purchased, and Lifezone Metals issued and sold to such PIPE Investors, Lifezone Metals Ordinary Shares for an aggregate purchase price of $70,173,170 and a per share purchase price of $10.00 in a private placement or placements consummated immediately following the closing of the Share Acquisition. The Lifezone Metals Ordinary Shares issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Lifezone Metals has agreed to register the resale of the Lifezone Metals Ordinary Shares issued in connection with the PIPE Financing pursuant to a registration statement that must be filed within 30 calendar days after the consummation of the Transactions. The Subscription Agreements also contain other customary representations, warranties, covenants and agreements of the parties thereto.

The closings under the Subscription Agreements occurred substantially concurrently with the closing of the Transactions (but after giving effect to the Share Acquisition).

For more information about the Transactions, please see the section of this prospectus entitled “Prospectus Summary — Recent Developments.” A copy of the Business Combination Agreement is attached as Exhibit 2.1 to the registration statement of which this prospectus is a part.

Anticipated Accounting Treatment of the Transactions

The Transactions are accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, GoGreen is treated as the “acquired” company for financial reporting purposes. Accordingly, the Transactions are treated as the equivalent of LHL issuing shares at the closing of the Transactions for the net assets of GoGreen as of the Share Acquisition Closing Date, accompanied by a recapitalization. The net assets of GoGreen are stated at historical cost, with no goodwill or other intangible assets recorded.

LHL has been determined to be the accounting acquirer based on the following:

•        LHL Shareholders have the largest voting interest in Lifezone Metals as described below under “Basis of Pro Forma Presentation”;

•        LHL has the ability to nominate the majority of the members of the board of directors of Lifezone Metals;

•        the prior senior management of LHL constitutes much of the senior management of Lifezone Metals;

•        the business of LHL comprises the ongoing operations of Lifezone Metals; and

•        LHL is the larger entity, both in terms of substantive operations and number of employees.

The Transactions are not within the scope of IFRS 3, Business Combinations (“IFRS 3”) because GoGreen does not meet the definition of a “business” in accordance with IFRS 3. Rather, the Transactions are accounted for within the scope 13 of IFRS 2, Share-based Payment (“IFRS 2”). Any excess of fair value of equity in Lifezone Metals issued to participating GoGreen shareholders over the fair value of GoGreen’s identifiable net assets acquired represents compensation for the service of a stock exchange listing, which is expensed as incurred. The fair value of Lifezone Metals equity, and ultimately the expense recognized in accordance with IFRS 2, may differ materially from the unaudited pro forma condensed combined financial information, due to developments occurring prior to the date of consummation of the Transactions.

The PIPE Subscription Agreements related to the PIPE Financing resulted in the issuance of Lifezone Metals Ordinary Shares, leading to an increase in share capital and share premium along with a corresponding increase in cash and cash equivalents reflecting the funds from the PIPE Financing.

Basis of Pro Forma Presentation

Pursuant to Memorandum and Articles of Association of GoGreen, GoGreen public shareholders were offered the opportunity to redeem, upon the consummation of the Transactions, GoGreen ordinary shares held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account. The unaudited pro forma condensed combined financial statements reflect the actual redemption of 26,072,446 GoGreen ordinary shares at approximately $10.76 per share.

The future exercise of warrants outstanding after the consummation of the Transactions, including those held by redeeming GoGreen shareholders, will increase the number of Lifezone Metals Ordinary Shares eligible for future resale in the public market and may result in dilution to the holders of Lifezone Metals Ordinary Shares.

Upon the consummation of the Transactions and the PIPE Financing, the ownership of Lifezone Metals is as follows:

	Redemptions of 94.47%
Shareholders	Ownership in shares	% Ownership
LHL Shareholders(1)	62,680,128	81%
Sponsor(2)	6,468,600	8%
GoGreen Public Shareholders(3)	1,527,554	2%
PIPE Investors	7,017,317	9%
Grand Total	77,693,599	100%

____________

(1)      The shareholding of LHL Shareholders excludes the impact of shares issuable under the earnout arrangement. In aggregate, a maximum of 25,072,052 Lifezone Metals Ordinary Shares are issuable to LHL Shareholders upon the occurrence of Earnout Triggering Events (i.e. achieving a share price of $14.00 (Triggering Event I) and $16.00 (Triggering Event II), or earlier upon the Change of Control.

(2)      The shareholding of the Sponsor (which shares have been distributed by the Sponsor to Selling Securityholders who are limited partners of the Sponsor) includes (i) 5,175,000 Lifezone Metals Ordinary Shares issued upon conversion of 5,175,000 Class B ordinary shares of GoGreen and (ii) 1,335,000 Lifezone Metals Ordinary Shares issued upon conversion of 1,335,000 Class A ordinary shares of GoGreen issued to the Sponsor in a private placement concurrently with the IPO (the “Private Placement”). The shareholding of the Sponsor excludes the impact of (i) 667,500 Lifezone Metals warrants to be issued in connection with the conversion of the GoGreen warrants issued in the Private Placement (the “GoGreen Private Placement Warrants”) and (ii) the Lifezone Metals Ordinary Shares issuable under the earnout arrangement. In aggregate, a maximum of 1,725,000 Lifezone Metals Ordinary Shares are issuable to the Sponsor upon the occurrence of Earnout Triggering Events (i.e. achieving a share price of $14.00 (Triggering Event I) and $16.00 (Triggering Event II)). The shareholding of the Sponsor has been reduced by 41,400 Lifezone Metals Ordinary Shares, as in connection with the issuance of the Second Extension Note, the Sponsor, effective as of immediately prior to the Share Acquisition Closing on the Share Acquisition Closing Date, forfeited its right to receive 41,400 Lifezone Metals Ordinary Shares.

(3)      The shareholding of GoGreen public shareholders excludes the impact of 13,800,000 warrants of Lifezone Metals issued to GoGreen public shareholders upon conversion of their GoGreen warrants (the “GoGreen Public Warrants”).

The pro forma book value per share after the Transactions, assuming the share ownership amounts above, is as follows:

As of June 30, 2023	Lifezone Holdings Limited (Historical)	GoGreen Investments Corporation (Historical)	Lifezone Metals
Net assets (in thousands)(1)	$63,262	$(12,448)	$97,790
Total outstanding shares(6)	620,290	8,235,000	77,693,599
Book value per share (undiluted)(2)	$101.99	$(1.51)	$1.26
Net assets after exercise of warrants (in thousands)(3)			264,166
Total outstanding shares considering the exercise of GoGreen Public Warrants(4)			92,161,099
Implied book value per share(5)			2.87

____________

(1)      Net assets equals total equity excluding common stock subject to possible redemption.

(2)      Book value per share equals net assets divided by total shares outstanding. GoGreen’s historical shares outstanding excludes 27,600,000 shares subject to redemption for GoGreen at June 30, 2023.

(3)      The net assets after the exercise of warrants are calculated as (i) net assets prior to the exercise of warrants; plus (ii) increase to the net assets resulting from the inflow of cash from the exercise of a total of 14,467,500 warrants including 13,800,000 GoGreen Public Warrants and 667,500 GoGreen Private Placement Warrants at an exercise price of $11.50 per share.

(4)      This reflects the total number of outstanding shares including the shares issued upon the exercise of the GoGreen Public Warrants and the GoGreen Private Placement Warrants.

(5)      Book value per share equals net assets after exercise of the GoGreen Public Warrants and the GoGreen Private Placement Warrants divided by total shares outstanding including the shares issued upon the exercise of the GoGreen Public Warrants and the GoGreen Private Placement Warrants.

(6)      Includes the aggregate number of Lifezone Metals Ordinary Shares issued to the PIPE Investors.

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
AS OF JUNE 30, 2023
(in thousands)

	Lifezone Holdings Limited (IFRS Historical)	GoGreen Investments Corporation (US GAAP Historical)	IFRS Policy and Presentation Alignment (Note 2)	94.47% Redemptions into Cash
				Transaction Accounting Adjustments		Pro Forma Combined
Non-current assets
Cash held in trust	—	296,895		(296,895)	E	—
Property, plant and equipment	1,030	—	—	—		1,030
				—

Right-of-use assets	441	—	—	—		441
Patents	614	—	—	—		614
Other intangibles	92	—	—	—		92
Exploration and evaluation assets	35,921	—		—		35,921
Total non-current assets	38,098	296,895	—	(296,895)		38,098
Current assets
Cash and cash equivalents	44,411	—	—	296,895	E	84,867
				(280,426)	B
				70,173	A
				(29,926)	G
				(9,851)	CC
				(6,520)	F
				111	J
Trade and other receivables	10,247	—	—	—		10,247
Inventories	67	—	—	—		67
Total current assets	54,725	—	—	40,456		95,181
Total assets	92,823	296,895	—	(256,439)		133,279
Commitments and Contingencies
Class A shares subject to possible redemption $0.0001 par value; 27,600,000 shares at redemption value of $10.76 per share	—	296,895	(296,895)	—		—
Liabilities and shareholders’ equity (deficit)
Shareholders’ equity (deficit)
Class A ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 1,335,000 issued and outstanding	—	—	—	—	B	—
Class B ordinary shares, $0.0001 par value, 50,000,000 shares authorized, 6,900,000 shares issued and outstanding	—	1	—	(1)	B	—
Share capital	3	—	—	1	B	8
				—	B
				1	A
				6	D
				(3)	D

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
AS OF JUNE 30, 2023 — (Continued)
(in thousands)

	Lifezone Holdings Limited (IFRS Historical)	GoGreen Investments Corporation (US GAAP Historical)	IFRS Policy and Presentation Alignment (Note 2)	94.47% Redemptions into Cash
				Transaction Accounting Adjustments		Pro Forma Combined
Share premium	25,437	—	—	(25,437)	D	474,523
				4,020	B
				105,731	C
				50,917	D
				70,172	A
				(9,379)	G
				16,283	H
				236,668	I
				111	J
Share based payment reserve	25,483	—	—	(25,483)	D	1,576
				1,576	DD
Translations reserve	32	—	—	—		32
Redemption reserve	281	—	—	—		281
Noncontrolling interests	82,215	—	—	—		82,215
Accumulated deficit	(54,694)	(12,449)	—	12,449	B	(445,350)
				(105,731)	C
				(20,547)	G
				(9,851)	CC
				(16,283)	H
				(236,668)	I
				(1,576)	DD
Other reserves	(15,495)	—	—	—		(15,495)
Total shareholders’ equity	63,262	(12,448)	—	46,976		97,790
Non-current liabilities
Contingent consideration	3,769	—	—	—		3,769
Long term asset retirement obligation provision	303	—	—	—		303
Non-current portion of lease liabilities	350	—	—	—		350
Class A ordinary shares, $0.0001 par value	—	—	296,895	(296,895)	B	—
Total non-current liabilities	4,422	—	296,895	(296,895)		4,422
Current liabilities
Trade and other payables	24,994	5,928	—	—		30,922
Current portion of lease liabilities	145	—	—	—		145
Note payable to Sponsor	—	1,000	—	(1,000)	F	—
Extension note payable	—	5,520	—	(5,520)	F	—
Total current liabilities	25,139	12,448	—	(6,520)		31,067
Total liabilities and shareholders’ equity	92,823	296,895	—	(256,439)		133,279

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Lifezone Holdings Limited (IFRS Historical)	GoGreen Investments Corporation (US GAAP Historical)	94.47% Redemptions into Cash
			Transaction Accounting Adjustments		Pro Forma Combined
Revenue	507	—	—		507
Gain on foreign exchange revaluation	87	—	—		87
Gross profit	594	—	—		594
General and administrative expenses	(13,413)	(2,749)	—		(16,162)
			—
Operating loss	(12,819)	(2,749)	—		(15,568)
Other income (expense)	178	5,725	(5,725)	CC	178
Income (loss)	(12,641)	2,976	(5,725)		(15,390)
Tax expense	—	—	—		—
Net income (loss)	(12,641)	2,976	(5,725)		(15,390)
Exchange differences on translation of foreign operations	(84)
Other comprehensive loss	(84)
Total comprehensive loss	(12,725)

Net income (loss):
Attributable to shareholders of the company	(10,403)	2,976
Attributable to noncontrolling interests	(2,238)	—

Total comprehensive loss:
Attributable to shareholders of the company	(10,487)
Attributable to noncontrolling interests	(2,238)
Weighted average shares outstanding	Class A Non-redeemable	Class A Redeemable
Basic	620,290	27,600,000
Diluted	620,290	27,600,000

Net loss per share ($)
Basic	$(16.77)	$0.21
Diluted	$(16.77)	$0.21

Total comprehensive loss per share ($)
Basic	$(16.91)	$—
Diluted	$(16.91)	$—
Weighted average shares outstanding (in thousands)	Class A & B Non-redeemable
Basic	8,235,000
Diluted	8,235,000

Net loss per share ($)
Basic	$(0.35)
Diluted	$(0.35)

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022

	Lifezone Holdings Limited (IFRS Historical)	GoGreen Investments Corporation (US GAAP Historical)	94.47% Redemptions into Cash
			Transaction Accounting Adjustments		Pro Forma Combined
Revenue	2,927	—	—		2,927
Loss on foreign exchange revaluation	(56)	—	—		(56)
Gross profit	2,871	—	—		2,871
General and administrative expenses	(28,559)	(5,397)	(20,547)	AA	(160,234)
			(105,731)	BB
Share-based compensation	—	—	(1,576)	DD	(254,527)
			(16,283)	EE
			(236,668)	FF
Operating loss	(25,688)	(5,397)	(380,805)		(411,890)
Other income (expense)	194	4,126	(4,126)	CC	194
Loss	(25,494)	(1,271)	(384,931)		(411,696)
Tax expense	—	—	—		—
Net loss	(25,494)	(1,271)	(384,931)		(411,696)
Exchange differences on translation of foreign operations	116
Other comprehensive income	116
Total comprehensive loss	(25,378)

Net loss:
Attributable to shareholders of the company	(23,583)	(1,271)
Attributable to noncontrolling interests	(1,911)	—

Total comprehensive loss:
Attributable to shareholders of the company	(23,467)
Attributable to noncontrolling interests	(1,911)
Weighted average shares outstanding	Class A Non-redeemable	Class A Redeemable
Basic	620,290	27,600,000
Diluted	620,290	27,600,000

Net loss per share ($)
Basic	$(38.02)	$(0.04)
Diluted	$(38.02)	$(0.04)

Total comprehensive loss per share ($)
Basic	$(37.83)	$—
Diluted	$(37.83)	$—
Weighted average shares outstanding (in thousands)	Class A & B Non-redeemable
Basic	8,235,000
Diluted	8,235,000

Net loss per share ($)
Basic	$(0.04)
Diluted	$(0.04)

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED
FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited proforma condensed combined statement of financial position as of June 30, 2023 assumes that the Transactions occurred on June 30, 2023. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 present a proforma effect to the Transactions as if they had been completed on January 1, 2022. This period is presented on the basis that LHL is the accounting acquirer.

The unaudited pro forma condensed combined financial information has been prepared using the following:

•        The historical unaudited consolidated financial statements of Lifezone Holdings Limited as of June 30, 2023, and for the six months then ended and the related notes included in this prospectus.

•        The historical unaudited financial statements of GoGreen as of June 30, 2023, and for the three and six months then ended and the related notes included in this prospectus.

•        The historical audited consolidated financial statements of Lifezone Holdings Limited as of December 31, 2022, and for the year then ended and the related notes included in this prospectus.

•        The historical audited financial statements of GoGreen as of December 31, 2022, and for the year then ended and the related notes included in this prospectus.

The historical financial statements of Lifezone Holdings Limited have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. The historical financial statements of GoGreen have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The historical financial information of GoGreen has been adjusted to give effect to the differences between US GAAP and IFRS for the purposes of the unaudited pro forma condensed combined financial information. The presentation and reporting currency of Lifezone Holdings Limited and GoGreen is the US Dollar.

The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of Lifezone Metals after giving effect to the Transactions and the PIPE Financing. Management has made estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The proforma adjustments reflecting the consummation of the Transactions and the PIPE Financing are based on certain currently available information and certain assumptions and methodologies that Lifezone Metals management believes are reasonable under the circumstances. Adjustments in the unaudited pro forma condensed combined financial information, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustment and it is possible the difference may be material. Lifezone Metals believes that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Lifezone Holdings Limited and GoGreen.

2. IFRS Policy and Presentation Alignment

The unaudited pro forma condensed combined financial information includes an adjustment to the historical financial information of GoGreen to give effect to the differences between US GAAP and IFRS. The adjustment reclassifies GoGreen Class A ordinary shares, subject to redemption from temporary equity under US GAAP to non-current financial liabilities under IFRS.

3. Pro-Forma Adjustments

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position

A)

Reflects proceeds from the PIPE Financing, which results in additional cash proceeds of $70.2 million and corresponding increases in share capital and share premium of approximately $1 thousand and $70.2 million, respectively.

B)

Reflects the exchange of issued and outstanding GoGreen Class A ordinary shares, GoGreen Class B ordinary shares, GoGreen Public Warrants and GoGreen Private Placement Warrants for Lifezone Metals Ordinary Shares and Lifezone Metals warrants, as applicable.

•   The holders of 26,072,446 redeemable GoGreen Class A ordinary shares exercised their redemption rights resulting in a decrease of $280.4 million to the marketable securities held in the Trust Account. Lifezone Metals issued 7,996,154 Lifezone Metals Ordinary Shares and recognized share capital of approximately $1 thousand and share premium of $4.0 million. The historical equity and Class A ordinary shares subject to redemption of GoGreen are eliminated, resulting in a decrease to accumulated deficit of $12.4 million.

C)

The Transactions are accounted for in accordance with IFRS 2 with an expense reflected for the difference between the fair value of Lifezone Metals Ordinary Shares issued to GoGreen shareholders as compared to the fair value of GoGreen’s net assets contributed.

The estimated fair value of the equity instruments issued to GoGreen shareholders considers the impact of Lifezone Metals Ordinary Shares contingently issuable to LHL Shareholders upon the occurrence of the Triggering Events or earlier, on the change of control in accordance with the earnout provisions. Please see the section of this prospectus entitled “Prospectus Summary — Recent Developments — Earnout Shares” for additional information on such provisions. This dilutive effect of the earnout reduces the fair value of Lifezone Metals Ordinary Shares issued to GoGreen shareholders. Since there is no service condition attached to these Earnout Shares, their impact is taken immediately by reducing the fair value of the Lifezone Metals Ordinary Shares issued to GoGreen’s shareholders.

The value of the expense recorded in accordance with IFRS 2 Paragraph 13A is as follows:

The fair value of share consideration of $110 million and GoGreen’s net assets of approximately $4 million result in an excess of the fair value of the shares issued over the value of the net monetary assets acquired of approximately $106 million. This difference is reflected as a transaction expense of approximately $106 million for the services provided by GoGreen in connection with the listing. The fair value calculation of approximately $110 million is based on the combined company estimated fair value derived from the Lifezone Metals enterprise valuation of approximately $852 million and the level of ownership that existing GoGreen shareholders will have in Lifezone Metals after taking into account the earnout arrangement for LHL Shareholders and the Sponsor, and redemptions by GoGreen shareholders.

(in thousands)
Fair value of share consideration	109,752
GoGreen’s net assets	(4,021)
Transaction expense	105,731

The expense ultimately recorded by Lifezone Metals in accordance with IFRS may differ materially from the amounts presented in the unaudited pro forma condensed combined financial information, due to changes in the fair value of the equity of Lifezone Metals, including the value of Lifezone Metals Ordinary Shares and warrants to purchase Lifezone Metals Ordinary Shares.

The Lifezone Metals enterprise value calculation is presented below, as well as the fair value of the consideration transferred and GoGreen net assets.

Lifezone Metals Enterprise Value
Outstanding Shares at Closing (actual no. of shares)	77,693,599
Value per Share(1)	10.75565034
Value of Share Consideration	835,645
GoGreen Cash at June 30, 2023	296,895
Less: Cash used for redemptions	(280,426)
Total Enterprise Valuation	852,114

Lifezone Metals Enterprise Value	852,114
GoGreen ownership – fully diluted basis(2)	12.88%
Fair value of share consideration	109,752

GoGreen Net Assets at June 30, 2023:
Marketable securities held in Trust Account	296,895
Cash and cash equivalents	—
Prepaid expenses	—
Deferred underwriting commissions	—
Trade and other payables	(12,448)
Less: Cash used for redemptions	(280,426)
Net Assets	4,021
Transaction Expense	105,731

____________

(1)      The value per share in the Lifezone Enterprise Value calculation above represents the redemption value of the GoGreen Class A Shares at the date of the transaction.

(2)      The GoGreen ownership on a fully diluted basis excludes the 6,468,000 Sponsor shares.

D)

Reflects the adjustments to share capital, share premium, and share based payment reserve after the acquisition of LHL shares outstanding by Lifezone Metals in exchange for 62,680,128 Lifezone Metals Ordinary Shares resulting in an increase to share capital, share premium, and share based payment reserve of approximately $3 thousand, $25 million, and $25 million, respectively. The share capital adjustments increase of $6 thousand is due to the issuance of 62,680,128 Lifezone Metals Ordinary Shares at $0.0001 par value per share. The share premium increase of $51 million is calculated as follows:

Eliminate historical shared capital (LHL)	3
Eliminate historical share premium (LHL)	25,437
Eliminate historical share based payment reserve (LHL)	25,483
Par value of issued shares	(6)
Increase to share premium	50,917
E)	Reflects the reclassification of cash held in the Trust Account to cash and cash equivalents. These funds became available to the combined company following the Business Combination.
F)	Reflects the payoff at closing of the Working Capital Notes of $1 million and the Extension Notes of $5.52 million.

G)

Reflects transaction costs incurred by LHL and GoGreen of approximately $29.9 million for advisory, banking, printing, legal and accounting fees incurred as part of the Business Combination. $9.4 million out of the total transaction costs represent equity issuance costs and have been accounted for as a reduction from share premium while $20.5 million has been accounted for as an expense and has been reflected as an increase in the accumulated deficit. Following are the details of the transaction costs for LHL and GoGreen:

For GoGreen’s transaction costs, $2.3 million represents equity issuance costs related to the PIPE Financing, which is reflected as a reduction in share premium. The remaining amount of $8.7 million is reflected as an increase to the accumulated deficit. These costs have been excluded from the unaudited pro forma condensed combined statement of operations.

For LHL’s transaction costs, $7.1 million represents transaction costs related to capital markets and accounting advisory services, legal fees and investment bankers’ fee with respect to the Business Combination. The fees paid to the investment bankers by LHL do not vary with the funds being contributed to Lifezone Metals through the Trust Account maintained by GoGreen. The remaining amount of approximately $11.8 million is included as an expense through accumulated loss and is reflected in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 as discussed in (AA) below.

It is assumed that these transaction costs will be paid subsequent to the Share Acquisition Closing Date and hence the cash and cash equivalents will decrease by $29.9 million.

The following tables summarize the above mentioned transaction costs and the related treatment within the unaudited pro forma condensed combined financial information:

GoGreen transaction costs	$ (in thousands)
Transaction costs eligible for capitalization	2,255
Transaction costs expensed as incurred	8,731
Total GoGreen transaction costs	10,986
LHL transaction costs	$ (in thousands)
Transaction costs eligible for capitalization	7,124
Transaction costs expensed as incurred	11,816
Total LHL transaction costs	18,940
H)

Reflects the estimated share-based contingent payments of 1,725,000 Sponsor Earnout Shares to be granted when a Sponsor Earnout Triggering Event occurs based on a preliminary valuation. The aforementioned Earnout Shares are a potential contingent payment arrangement with the Sponsor, based on a market condition without a link to service. Thus, the award vests immediately and should be considered as an adjustment to the grant date fair value of the IFRS 2 expense, regardless of whether the target share price of the Sponsor Earnout Event is achieved or not. A valuation assessment was performed for the purpose of determining an estimate of the financial liability using a Monte Carlo simulation using key assumptions for: volatility based on peer company data, risk-free rate and beginning post-combination Company share price of $10.00.

The Shares are issuable to the Sponsor upon the occurrence of Earnout Triggering Events of achieving a share price of $14.00 and $16.00. The share-based compensation expense attributable to the two Triggering Events is detailed below:

Triggering Event #1 ($14.00 per share)	862,500 shares at $9.4986 per share	$8,193
Triggering Event #2 ($16.00 per share)	862,500 shares at $9.3804 per share	$8,090
Total expense		$16,283

This results in an increase to share premium of $16,283 and an increase to the accumulated deficit of $16,283.

The actual compensation expense recorded for such Sponsor Earnout Shares may differ from these estimates, and such difference may be material.

I)

Reflects the estimated share-based contingent payments of 25,072,052 LHL Shareholder Earnout Shares to be granted when a LHL Shareholder Earnout Triggering Event occurs based on a preliminary valuation. The aforementioned Earnout Shares are a potential contingent payment arrangement with the LHL Shareholders, based on a market condition without link to service. Thus, the award vests immediately and should be considered as an adjustment to the grant date fair value of the IFRS 2 expense, regardless of whether the target share price of the Sponsor Earnout Event is achieved or not. A valuation assessment was performed for the purpose of determining an estimate of the financial liability using a Monte Carlo simulation using key assumptions for: volatility based on peer company data, risk-free rate and beginning post-combination Company share price of $10.00.

The Shares are issuable to the Shareholders upon the occurrence of Earnout Triggering Events of achieving a share price of $14.00 and $16.00. The share-based compensation expense attributable to the two Triggering Events is detailed below:

Triggering Event #1 ($14.00 per share)	12,536,026 shares at $9.4986 per share	$119,075
Triggering Event #2 ($16.00 per share)	12,536,026 shares at $9.3804 per share	$117,593
Total expense		$236,668

This results in an increase to share premium of $236,668 and an increase to the accumulated deficit of $236,668.

The actual compensation expense recorded for such Shareholder Earnout Shares may differ from these estimates, and such difference may be material.

J)	Reflects the exercise of certain options at closing, resulting in an increase of $111 thousand to cash and cash equivalents and a corresponding increase to share premium.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 are as follows:

(AA)

Reflects the transaction costs of approximately $20.5 million to be expensed and incurred by LHL and GoGreen as part of the Business Combination as described in (G), which are reflected entirely in the year ended December 31, 2022 in the unaudited pro forma condensed combined statement of operations.

(BB)

Represents approximately $106 million of expense, in accordance with IFRS 2 as discussed in adjustment (C) above for the difference between the fair value of Lifezone Metals Ordinary Shares and the fair value of GoGreen’s identifiable net assets (including the GoGreen Public Warrants and the GoGreen Private Placement Warrants) after taking into account the impact of the earnout arrangement. These costs are a nonrecurring item.

(CC)	Reflects the elimination of interest income on the GoGreen cash balance for the six months ended June 30, 2023 and the year ended December 31, 2022.
(DD)	Represents GoGreen stock-based compensation expense of $1.6 million resulting from the Business Combination reflected entirely in the year ended December 31, 2022.
(EE)

Reflects the estimated grant date fair value of the Sponsor Earnout Shares to be granted when a Sponsor Earnout Triggering Event occurs, as described in (H) above, reflected entirely in the year ended December 31, 2022.

(FF)

Reflects the estimated grant date fair value of the LHL Shareholder Earnout Shares to be granted when a LHL Shareholder Earnout Triggering Event occurs, as described in (I) above reflected entirely in the year ended December 31, 2022.

4. Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2022. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. As Lifezone Metals was in a net loss under both scenarios for the six months ended June 30, 2023 and the year ended December 31, 2022, giving effect to outstanding GoGreen Public Warrants and GoGreen Private Placement Warrants was not considered in the calculation of diluted net loss per share, since the inclusion of such GoGreen Public Warrants and GoGreen Private Placement Warrants would be anti-dilutive. The 26,797,052 Earnout Shares are subject to certain share price targets such that they are not determined to be participating securities at issuance, and are not included in the calculation of pro forma EPS for the six months ended June 30, 2023 and the year ended December 31, 2022.

The unaudited pro forma condensed combined financial information has been prepared using the actual redemption of GoGreen ordinary shares:

94.47% Redemptions
For the six months ended June 30, 2023
Net loss per share
Pro forma net loss ($ in thousands)	(15,390)
Weighted average shares outstanding (basic and diluted)(in thousands)	77,694
Net loss per share (basic and diluted)	(0.20)
For the year ended December 31, 2022
Net loss per share
Pro forma net loss ($ in thousands)	(411,696)
Weighted average shares outstanding (basic and diluted)(in thousands)	77,694
Net loss per share (basic and diluted)	(5.30)
Weighted average shares outstanding (basic and diluted) (in thousands) (applicable to both December 31, 2022 and June 30, 2023)
Lifezone Holdings Shareholders	62,680
Sponsor	6,469
GoGreen Public Shareholders	1,528
PIPE investors	7,017
Total	77,694

USE OF PROCEEDS

All of the Lifezone Metals Ordinary Shares and the Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

We will receive up to an aggregate of approximately $166.4 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. Each Lifezone Metals Warrant represents the right to purchase one Lifezone Metals Ordinary Share at a price of $11.50 per share in cash. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Lifezone Metals Ordinary Shares. On September 28, 2023, the market price for our Lifezone Metals Ordinary Shares was $15.49. When the market price for our Lifezone Metals Ordinary Shares is less than $11.50 per share (i.e., the Warrants are “out of the money”), we believe warrant holders will be unlikely to exercise their Warrants.

MARKET PRICE OF OUR SECURITIES AND DIVIDEND POLICY

Our Lifezone Metals Ordinary Shares and Warrants began trading on the NYSE under the symbols “LZM” and “LZM.WS”, respectively, on July 6, 2023. On September 28, 2023, the last reported sales price of the Lifezone Metals Ordinary Shares on the NYSE was $15.49, and the last reported sales price of the Warrants was $1.25.

As of September 29, 2023, there were approximately 105 holders of record of our Lifezone Metals Ordinary Shares and approximately 27 holders of record of our Warrants. Such numbers do not include beneficial owners holding our securities through nominee names.

Lifezone Metals has not paid any cash dividends on the Lifezone Metals Ordinary Shares to date. It is presently intended that Lifezone Metals will retain its earnings for use in business operations and, accordingly, it is not anticipated that Lifezone Metals’ board of directors will declare dividends in the foreseeable future.

Lifezone Metals’ BUSINESS

Overview

We are a modern pre-development exploration-stage metals company. Based on the mineral resources presented in the Technical Report Summary, we believe that our Kabanga project in north-west Tanzania (the “Kabanga Project”) comprises one of the world’s largest and highest grade nickel sulfide deposits. We also seek to support the clean energy transition through licensing of our proprietary Hydromet Technology as an alternative to smelting in metals refining and to become an emerging supplier of responsibly-sourced, low-carbon and low-sulfur dioxide emission metals to the battery, electric vehicle (“EV”) and hydrogen markets. We intend to operate across the metals extraction and metals refining industries, with our Hydromet Technology potentially also being used in the metals recycling industry. We aim to provide products that will responsibly and cost-effectively deliver supply chain solutions to the global battery metals market.

We believe that our metals resources, technology and expertise position us for long term growth as customers continually look for cleaner sources of metals for the development of EVs and batteries.

Business Segments

Our business consists of two segments: (i) our metals extraction and refining business and (ii) our intellectual property (“IP”) licensing business.

Structure Chart as of the date of this prospectus

SGPL Shareholders
PIPE Investors
Sponsor*
Public Shareholders
LHL Shareholders
BHP Billiton (UK) DDS Ltd**
1%
9%
8%
2%
79%
1%
Lifezone Metals
100%
100%
Aqua Merger Sub
LHL
17%
100%
IP licensing business
Sedibelo Resources Ltd
Lifezone Limited
83%
Metals extraction and refining business
50%
50%
Industrial Development Corporation
Kelltech Ltd
Metprotech Pacific Pty Ltd
LZ Services Limited
100%
KNL
Govt. of Tanzania Treasury Register
100%
33%
67%
100%
100%
100%
84%
16%
Kelltechnology South Africa (RF) (Pty) Ltd
The Simulus Group Pty Ltd
Lifezone US Holdings Limited
Kabanga Holdings Ltd
Romanex International Ltd
Tembo Nickel Corp. Ltd
100%
100%
100%
60%
60%
40%
40%
***
100%
***
100%
Kellplant (Pty) Ltd
Simulus Pty Ltd
Lifezone Holdings US, LLC
Kabanga Nickel Company Ltd
Kagera Mining Company Ltd
Tembo Nickel Mining Company Ltd
Tembo Nickel Refining Company Ltd
100%
100%
Lifezone Services US, LLC
Lifezone Recycling US, LLC

* Includes Lifezone Metals Ordinary Shares received by the Sponsor pursuant to the Business Combination that have been distributed to the limited partners of the Sponsor.

 = Holdings by third parties.

 Licensing of the Hydromet Technology.

Metals extraction and refining

The metals extraction and refining segment of our business is undertaken primarily through KNL. KNL was formed in February 2019 for the purpose of developing and operating a base metal production facility in the north-west region of Tanzania. In January 2021, KNL entered into a framework agreement (the “Framework Agreement”) with the Government of Tanzania (the “GoT”) pursuant to which Tembo Nickel Corporation Limited (“TNL”), in which the GoT holds a 16% non-dilutable free-carried interest and KNL holds an 84% interest, was created. The Framework Agreement includes provisions setting out the arrangement in relation to the conduct of future mining operations, the grant of the GoT’s non-dilutable free-carried interest in TNL and its participation in mining and the financing of any future mining operations. In April 2021, KNL acquired certain data and information relating to the Kabanga Project, including historical mineral resource estimation, all metallurgical test work and piloting data, analysis and studies in conjunction with the acquisition of Kabanga Holdings Limited from Barrick International (Barbados) Corporation and Glencore Canada Corporation and all shares of Romanex International Limited from GCC and Sutton Resources Limited (collectively, the “KNL Acquisitions”). The various previous owners of the Kabanga Project cumulatively conducted drilling of 587 kilometers through 1,404 drillholes and cumulatively spent approximately $293 million on drilling and studies. For further details, see “Description of the Kabanga Project.”

In October 2021, TNL was issued a special mining license for the Kabanga mine site (“SML”) and, in addition, we hold five prospecting licenses surrounding the SML. We are currently in the process of reviewing and updating our project development plan, which is proposed to include two operational areas: (i) a mine in the SML area; and (ii) a base metals refinery (a concentrate treatment plant) located at Buzwagi, near Kahama (the “CTP”), using our Hydromet Technology. The refinery site in Kahama is expected to be located within a special economic zone, which would provide fiscal benefits. We are also undertaking a Definitive Feasibility Study to determine the development requirements of the project, including capital and operating costs, which is expected to be completed in the second half of 2024. We concluded a drilling program in 2022 to obtain fresh samples of the mineral ore at Kabanga and the samples are undergoing metallurgical test work. Furthermore, a resettlement action plan and environmental studies within the SML area are both underway. For further details, see “Description of the Kabanga Project.” BHP (UK) Billiton DDS Limited, a UK based subsidiary of BHP Group Limited, a leading global resource company (“BHP”), is a strategic partner in the Kabanga Project. BHP has made a $10 million investment in Lifezone Limited pursuant to the Lifezone Subscription Agreement and a $40 million investment in KNL pursuant to the Tranche 1 Loan Agreement. In October 2022, BHP agreed to invest a further $50 million in KNL in the form of equity under the Tranche 2 Subscription Agreement, which investment was consummated on February 15, 2023. In addition, pursuant to the Tranche 3 Option Agreement entered into between BHP, Lifezone Limited and KNL, also entered into in October 2022, BHP has the option to consummate a further investment in KNL, subject to the satisfaction of certain conditions, including the completion of, and agreement on, the Definitive Feasibility Study, agreement on the joint financial model in respect of the Kabanga Project, the amendment of the articles of association and share capital of the JVC Subsidiaries to remove the free-carried interest rights of the GoT in the JVC Subsidiaries and receipt of any necessary regulatory and tax approvals. In the event such further investment is consummated, BHP would own a majority stake in KNL and BHP would play a key role in the development of the project, including directing and overseeing the extraction operations at the project. However, notwithstanding that BHP would own a majority of the shares of KNL, given the governance framework in the Tranche 3 Option Agreement, we expect that we would continue to have significant influence on the day-to-day operations of KNL. For details, see “— Our Competitive Strengths — Our Strategic Partnership with BHP” and “— Material Contracts — Arrangements with BHP.” Further, pursuant to the Tranche 3 Option Agreement, we are entitled to certain off-take marketing rights with respect to the Kabanga Project, and have retained the marketing rights for up to 40%, in aggregate, of the total refined nickel, cobalt and copper production from the CTP. For further details, see “— Material Contracts — Tranche 3 — Tranche 3 Option Agreement.” We have formally commenced off-take marketing of Kabanga nickel cathode, creating an off-take monetization opportunity for the nickel, copper and cobalt production from Kabanga given the interest in these products from original equipment manufacturers. Once in production, we also expect to generate revenue from the licensing of our Kabanga Hydromet Technology in the form of a royalty from the sale of base metals from the Kabanga Project refined at the CTP. For further details, see “— Material Contracts — Licensing Arrangements.” If BHP does not make the Tranche 3 Investment, we will have 100% of the off-take marketing rights from the Kabanga Project and expect that we would continue developing the Kabanga Project and would expect to fund such development through debt or equity financing, the monetization of the offtake and/or royalty streams and possibly exploring other strategic partners for the project.

In addition to the extraction and refining business undertaken through KNL with respect to the Kabanga Project, we are continuously evaluating other potential extraction and refining business opportunities, such as the Dutwa Nickel Project.

IP Licensing

The IP licensing segment of our business is undertaken by Lifezone Limited, which is a wholly owned subsidiary of LHL. Lifezone Limited owns a family of patents for hydrometallurgical metal beneficiation. Lifezone Limited’s business model is to use its patented technology and accumulated IP and skills to develop, in collaboration with other companies, our Hydromet Technology to economically beneficiate metals to produce refined products for sale with potentially significantly reduced carbon footprint and cost when compared to traditional smelting and refining methods. Lifezone Limited expects to both (i) license its proprietary technology to potential parties in return for royalties and (ii) own interests in and/or operate processing refineries that utilize its proprietary technology jointly with other potential parties. We continuously evaluate potential licensing and co-development opportunities, and test work involving our Hydromet Technology is at various stages with potential parties. As discussed further herein, our most advanced projects include the Kabanga Hydromet Technology, which is undergoing test work and engineering studies, and the Kell Process Technology, which may be utilized at the potential Kell-Sedibelo-Lifezone Refinery. We are also looking into licensing and co-development opportunities within the metals recycling industry. We believe our Hydromet Technology has the potential to be used to cleanly and economically recycle critical elements of metal waste, and we consider this as a potential source of revenue in the future. On June 15, 2023, we signed a memorandum of understanding with a global PGM customer to establish a commercial scale PGM recycling facility. If a robust business model can be developed, the target is to install a hydromet PGM recycling refinery by the end of 2025. Lifezone Limited also expects to generate income from consulting fees, technical services and monetization of the offtake and/or royalty streams for projects in which Lifezone Limited holds a direct or indirect interest, such as the Kabanga Project.

Lifezone Limited has granted an exclusive license to its 50%-owned subsidiary, Kelltech Limited, to use the Kell Process Technology in Angola, Botswana, the Democratic Republic of Congo, Lesotho, Malawi, Madagascar, Mozambique, Namibia, Swaziland, Tanzania, Zambia, Zimbabwe, South Africa and the Seychelles (the “SADC License Area” and the license, the “Kell License”). The Kell License also includes the right to: (i) sub-license the rights granted under it for use within the SADC License Area on an exclusive basis (on the basis that the sub-licensee is permitted to further sub-license the rights on a non-exclusive basis but without the right for the further sub-licensee to further sub-license the same); and (ii) grant a non-exclusive license to sell goods and products that are the result of Kelltech Limited’s use of the Kell Process Technology granted through the exclusive license, with such sales not restricted to the SADC License Area.

Kelltech Limited has further exclusively sub-licensed to its 66.66% subsidiary, Kelltechnology South Africa (RF) (Pty) Limited (“KTSA”), the rights to the Kell Process Technology in the SADC License Area. The remaining 33.33% interest in KTSA is held by the Industrial Development Corporation of South Africa (“IDC”), a South African national development finance institution. Mr. Keith Liddell, our chairman, serves as a non-executive director on the board of Sedibelo Resources Limited (“SRL”), which indirectly holds the other 50% interest in Kelltech Limited. For further details, see “Lifezone Metals’ Business — Material Contracts — Licensing Arrangements.”

To date, the Kell Process Technology has been sub-licensed by KTSA to Kellplant (Pty) Limited (“Kellplant”), a limited liability private company, registered in and incorporated under the laws of South Africa, in which KTSA holds a 100% interest. Kellplant may own and operate a potential refinery at SRL’s Pilanesberg Platinum Mine in South Africa (the “Kell-Sedibelo-Lifezone Refinery”) that would process platinum group metals (collectively, “PGMs”), and gold, nickel, copper and cobalt, applying the Kell Process Technology.

The potential Kell-Sedibelo-Lifezone Refinery would process and refine PGMs, precious metals, and base metal by-products. Detailed design and engineering work for the potential Kell-Sedibelo-Lifezone Refinery commenced in July 2021. As of the date of this prospectus, the site for the potential Kell-Sedibelo-Lifezone Refinery at SRL’s Pilanesberg Platinum Mine in South Africa has been prepared, but no physical construction activities have taken place.

The proposed location of the potential Kell-Sedibelo-Lifezone Refinery at SRL’s Pilanesberg Platinum Mine in South Africa and a preliminary layout of the refinery are shown below.

Site Overview	Preliminary Layout

The detailed design and engineering work package undertaken to date for the potential Kell-Sedibelo-Lifezone Refinery has been on a design envelope basis of processing 110 ktpa of PGM concentrate feed. SRL’s business currently comprises an open cast Merensky and Upper Group 2 (“UG2”) PGM reef mining operation with a future underground mining expansion into a higher PGM grade predominantly UG2 PGM reef. The design envelope for the potential Kell-Sedibelo-Lifezone Refinery was based on a mine plan from SRL that contemplated that the Pilanesberg Platinum Mine would provide the refinery’s primary supply of concentrate.

SRL has communicated to us that SRL is currently revising its mine plan for the Pilanesberg Platinum Mine and, on March 29, 2023, SRL informed us that SRL has determined not to pursue the potential Kell-Sedibelo-Lifezone Refinery with a 110 ktpa design envelope at this time. SRL has communicated to us that SRL intends to conduct further technical and economic analyses in respect of the potential Kell-Sedibelo-Lifezone Refinery and, subject approval by SRL’s board of directors, may in the future pursue a smaller Kell-Sedibelo-Lifezone Refinery. Before committing further resources to the potential Kell-Sedibelo-Lifezone Refinery, we intend to evaluate the ore mix and concentrate grade profiles that will be set forth in SRL’s updated mine plan. In addition, we will also require samples of SRL’s UG2 concentrate at the design grade in order to undertake further test work. These technical inputs and steps will be needed before we can scope a redesigned study for the potential Kell-Sedibelo-Lifezone Refinery. However, we cannot guarantee that the technical inputs and steps required to be completed prior to the construction of the potential Kell-Sedibelo-Lifezone Refinery will be completed in a timely manner, or at all. For further details, see “Risk Factors — The construction of the potential Kell-Sedibelo-Lifezone Refinery is uncertain and its operation may involve risks, including continued operating losses, the inability to fund its operations and future impairments of its assets, that could negatively impact our business, results of operations, cash flows and asset values.”

The two other indirect shareholders of the potential Kell-Sedibelo-Lifezone Refinery are SRL and IDC, with each party owning a one-third look-through interest in the project. Until SRL has finalized its revised mine plan and received board approval for such revised plan, we expect that there will be no further development expenditures or capital commitments to Kellplant relating to the project from any shareholder.

In addition to direct and indirect royalties relating to the potential Kell-Sedibelo-Lifezone Refinery, any future sub-licenses of the Kell License by KTSA, including with third parties, will give us the ability to earn royalties according to the license agreement entered into with Kelltech Limited in this regard and, additionally, pro rata based on our 50% shareholding in Kelltech Limited and Kelltech Limited’s 66.66% shareholding in KTSA. Our ability to earn such royalties, however, will depend on the efficacy of our Hydromet Technology and the level of take-up by new refining plants of our Hydromet Technology.

To further develop our IP licensing business, on July 18, 2023, Metprotech completed its acquisition of the entire issued share capital of SGPL, which, in effect, entailed the acquisition of the assets of SGPL and its subsidiaries, excluding cash and cash equivalents, subject to certain exceptions, pursuant to the Simulus SSA. Under the terms of the Simulus SSA, the consideration for the Simulus Acquisition comprises an initial deposit of $1 million in cash, which was paid upon the signing of a non-binding term sheet on March 22, 2023, $7.5 million in cash, which was paid following completion of the Simulus Acquisition, and 500,000 Lifezone Metals Ordinary Shares, which were issued following completion of the Simulus Acquisition. The Simulus SSA provides that the shareholders of SGPL receiving Lifezone Metals Ordinary Shares as consideration pursuant to the Simulus Acquisition will not, subject to certain exceptions, dispose of, transfer or assign any such Lifezone Metals Ordinary Shares for a period of six months following the closing of the Simulus Acquisition. The Simulus SSA provides for registration rights with respect to the Lifezone Metals Ordinary Shares issued to the shareholders of SGPL pursuant to the Simulus Acquisition. We are registering the offer and sale of the securities issued to the former shareholders of SGPL in connection with the Simulus Acquisition to satisfy these registration rights.

SGPL, established in 2004, is a boutique hydrometallurgy and mineral processing services group located in Perth, Western Australia. SGPL owns a laboratory, equipment and technical facilities and employs a staff of 21 employees. SGPL has a technical focus on battery metals and sustainable energy market products, which includes battery precursor active material, nickel sulphate, cobalt sulphate, manganese sulphate, scandium, high purity graphite, high purity alumina, rare earths, lithium salts, copper and zinc. Since 2010, we have been in engagement with SGPL to perform test work, piloting programs and engineering studies for the majority of our clients, which includes SRL since 2012. In addition, SGPL has provided services to us for our proprietary projects, such as the Kabanga Project and recycling of PGMs from spent catalytic converters.

By acquiring SGPL, including its assets and skilled technical employees, we believe that we will be able to more effectively control our project technical timelines and deliverables, offer more streamlined and robust test work and engineering design packages to our clients, increase the R&D output streams of our Hydromet Technology to expand our patent portfolio and provide an excellent training facility for new staff as we look increase our technical team. However, the expected benefits of the Simulus Acquisition may not be realized in a timely manner or at all. For further details, see “Lifezone Metals’ acquisition of SGPL may not be beneficial to Lifezone Metals, as the failure to integrate SGPL into our business may adversely affect our business and operations, and the issuance of Lifezone Metals Ordinary Shares as transaction consideration diluted the interest of our existing shareholders.”

Following the completion of the Simulus Acquisition, we intend that SGPL will operate as an in-house testing, research and development and training facility exclusively for our use as well as in connection with third party projects that we are associated with.

Corporate History

Lifezone Metals was incorporated on December 8, 2022 for the purpose of effectuating the Business Combination described herein. Prior to the consummation of the Business Combination, Lifezone Metals had no material assets and did not operate any businesses. Pursuant to the Business Combination, Lifezone Holdings Limited (“LHL”) became a wholly owned subsidiary of Lifezone Metals.

LHL was formed as a holding company for Lifezone Limited and acquired 100% of the equity interest in Lifezone Limited on June 24, 2022 in consideration for issuing shares of LHL on a 1:1 basis to the Lifezone Limited shareholders at the time (following a 1:200 split of shares of Lifezone Limited) (the “Lifezone Holdings Transaction”). As LHL did not have any previous operations, Lifezone Limited and KNL are viewed as the predecessors to LHL and its consolidated subsidiaries.

Lifezone Limited was incorporated in 2008 in Mauritius. Subsequently, it redomiciled itself from Mauritius to the Isle of Man on September 29, 2021. Lifezone Limited has been primarily engaged in the development, patenting and licensing of Hydromet Technology for use in the extractive metallurgy, minerals and recycling industries. Additionally, third parties commission Lifezone Limited to undertake reports and studies relating to the potential application of its Hydromet Technology.

KNL is a private company incorporated in February 2019 as “LZ Nickel Limited” and subsequently renamed “Kabanga Nickel Limited” in January 2021. KNL is domiciled in England and Wales. In January 2021, KNL entered into the Framework Agreement in relation to the Kabanga Project pursuant to which TNL, in which the GoT holds a 16% non-dilutable free-carried interest and KNL holds an 84% interest, was created. Subsequently, in April 2021, the IP rights and existing assets (such as the existing camp) on the site were acquired by us from Glencore Canada Corporation and Barrick Gold Corporation as part of the KNL Acquisitions.

In December 2021, we received an equity investment of $50 million from BHP. This investment was made (i) under the Lifezone Subscription Agreement (defined below), in the form of equity amounting to $10 million in Lifezone Limited pursuant to which (following the Lifezone Holdings Transaction) BHP currently owns 1.99% of the shares of LHL on a fully-diluted basis, and (ii) under the Tranche 1 Loan Agreement (defined below), in the form of a convertible loan amounting to $40 million to KNL, which was converted to ordinary shares on July 1, 2022 pursuant to which BHP acquired an 8.9% direct interest in KNL. In October 2022, BHP also agreed to invest a further $50 million in KNL in the form of equity under the Tranche 2 Subscription Agreement, which investment was consummated on February 15, 2023, pursuant to which BHP currently, in aggregate, holds 17% of the shares of KNL. Additionally, pursuant to the Tranche 3 Option Agreement entered into between BHP, Lifezone Limited and KNL, BHP has the option to consummate a further investment in KNL, subject to the satisfaction of certain conditions, including the completion of, and agreement on, the Definitive Feasibility Study, agreement on the joint financial model in respect of the Kabanga Project, the amendment of the articles of association and share capital of the JVC Subsidiaries to remove the free-carried interest rights of the GoT in the JVC Subsidiaries and receipt of any necessary regulatory and tax approvals. See “— Material Contracts — Arrangements with BHP.”

Description of the Kabanga Project

The Kabanga Project is an exploration-stage project. Based on the Mineral Resource Estimates in the Technical Report Summary, we believe that our Kabanga Project in north-west Tanzania comprises one of the world’s largest and highest grade nickel sulfide deposits (the “Kabanga Project”). We acquired the IP rights and existing assets (such as the existing camp) on the site from Glencore Canada Corporation and Barrick Gold Corporation in 2021. Pursuant to the Framework Agreement, the Kabanga Project is proposed to include two key assets:

•        the rights to exploit the Kabanga Project; and

•        the CTP, which will be a part of a proposed multi metals processing facility (the “MMPF”) located at Buzwagi, a former gold mining site near Kahama.

Under the Framework Agreement, the GoT has committed to working with TNL to facilitate the acquisition of the necessary mineral and surface rights, which are subject to certain regulatory conditions, including implementation of the proposed resettlement and compensation plan. TNL is in the process of updating the existing plan. The GoT has also committed to facilitate receipt of the environmental approvals required in Tanzania, which TNL has subsequently received. See “— Regulatory Compliance — Tanzania — General laws relating to mining — Tanzanian Mining Act and Tanzanian Mining Regulations” and “Description of the Kabanga Project — Mineral and Surface Rights and Permits.”

The Framework Agreement, amongst other things:

•        Provides for the GoT to have a 16% non-dilutable, free-carried share interest in the capital of TNL (with the remaining interest being held by KNL);

•        Includes royalties on the gross value of minerals to be paid;

•        Requires beneficiation of mineral products of operations in country; and

•        Includes requirements to procure goods and services locally.

In addition to royalties, the Framework Agreement elaborates on other taxes and fiscal levies that will apply, such as inspection fees, service levies, non-deductibility of royalty for the calculation of corporate income tax, corporate income tax of 30%, indefinite carry forward of losses (with the ability to offset against taxable income in any given tax year subject to a cap of 70% of the taxable income in a given tax year) and the application of straight line pooled asset depreciation at a rate of 20% per annum.

TNL is expected to manage the operations of the mine and the CTP while the GoT will assist TNL in acquiring suitable land for the construction of the MMPF within the vicinity of Kahama. KNL is required to oversee the construction of the MMPF (including the CTP) and to prepare the requisite reports including the Definitive Feasibility Study and the corresponding environment impact assessment (“EIA”) reports required by law. We received the EIA certificate and expect the Definitive Feasibility Study to be completed in the second half of 2024. We are also in the process of applying for a refining license to the regulatory authorities in Tanzania.

Further, the Framework Agreement requires the management of TNL’s operations to be carried out in Tanzania, with a focus on engaging local talent to maximize employment of Tanzanians, including preference for Tanzanian nationals to be appointed to management positions within TNL, and implementing a local procurement plan that emphasizes spending in Tanzania, except where goods or supplies are not available in Tanzania (or on commercially viable or competitive terms in Tanzania) or supplies are permitted to be procured from sources outside Tanzania provided that such foreign supplier has established a joint venture company with an indigenous Tanzania company as provided for under relevant laws. For further details, see “— Regulatory Compliance — Tanzania.” Additionally, TNL is required to acquire up to 4,300 ha of land for relocating the SML area’s existing inhabitants.

For further details in relation to the Kabanga Project, see “Description of the Kabanga Project.”

Description of our Hydromet Technology

We have granted our 50% owned subsidiary, Kelltech Limited, the exclusive license to use and to sub-license our Kell Process Technology within the SADC License Area, and also to sell goods and products that are the result of Kelltech Limited’s use of the Kell Process Technology granted through the exclusive license. Any such sales are not restricted to the SADC License Area. Further, Kelltech Limited has further exclusively sub-licensed to its 66.66% subsidiary, KTSA, the rights to the Kell License in the SADC License Area. Our Hydromet Technology is a hydrometallurgical alternative to smelting of concentrates, ores or residues containing precious, rare and/or base metals, such as nickel, copper and cobalt. In the case of feedstocks containing precious and base metals, our Hydromet Technology includes three basic sequential unit operations, all of which are well proven and commonly utilized in the metallurgical industry and provide high recoveries of base metals and precious metals: (i) pressure oxidation to leach base metal sulfides; (ii) thermal treatment of the sulphate leach residue, if required, to condition the relevant minerals; and (iii) atmospheric leaching of the relevant metals in chloride media. The metals are subsequently separated, purified and converted into final metal or other products. In the case of feedstocks containing base metals but negligible precious metals, pressure oxidation is used to leach base metal sulfides, and the metals are subsequently separated, purified and converted into final metal or other products.

We believe our Hydromet Technology uses less electricity, has competitive water consumption and produces lower greenhouse gas emissions than the traditional metals smelting process. We believe that our Hydromet Technology also allows its users to recover higher amounts of metals than under traditional smelting technology. In addition, compared to other hydrometallurgical processes, our Hydromet Technology does not use cyanide or release effluent into the environment. Compared with the traditional smelting process, we believe our Hydromet Technology requires less energy and has lower CO2 emissions (up to 46% lower, in the case of PGMs based on the EY Cova Study issued in 2023 for the potential Kell-Sedibelo-Lifezone Refinery with the original 110 ktpa design envelope, and up to 73% lower, in the case of the Kabanga Project, based on Lifezone’s Kabanga Emissions Estimate), and is not sensitive to the typical impurities in the feed that impact traditional smelters negatively. The technology treats low-grade concentrates as well as high-grade concentrates, and recovers both base and precious metals into separate product streams. The final products from the base metals flow sheet may be London Metal Exchange (“LME”) A Grade copper cathode, high-purity nickel cathode and cobalt rounds, and the final products in the PGM circuit will be refined platinum, palladium, rhodium and gold metal sponge powders. However, our Hydromet Technology allows us to customize the form of the final product. Using our Hydromet Technology, for the majority of concentrates tested to date, we can extract the value metals from the raw concentrate after a period of 60 minutes, with an overall processing time to saleable products of around two weeks.

A feasibility study evaluating the use of the Kell Process Technology on the concentrate from SRL’s Pilanesberg Platinum Mine based on batch testing was undertaken by Simulus in Australia in 2013. Based on a concentrate feed rate of 110 ktpa, the study demonstrated a positive net present value. Further, extended pilot plant trials were undertaken between 2014 and 2016, and the feasibility study was updated in 2020 for subsequent process improvements. The pilot plant was able to repeat the results achieved in the previous laboratory tests performed in 2013. However, as described in “— IP Licensing”, SRL has communicated to us that SRL is currently revising its mine plan for the Pilanesberg Platinum Mine, and we believe it is likely that the outcome of such revision will have a direct impact on the design parameters of the potential Kell-Sedibelo-Lifezone Refinery. Further test work will be needed before we can scope a redesigned study for the potential Kell-Sedibelo-Lifezone Refinery. For further details, see “Risk Factors — Risks Related to the Hydromet Technology and Intellectual Property — Our proprietary Kell Process Technology has not been deployed at a commercial scale and we may encounter operational difficulties at that scale, and the Kabanga Hydromet Technology is yet to be developed and may not be commercially viable, each of which may in turn have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.”

In addition, the capital costs, operating costs and emissions are potentially significantly lower with respect to our Hydromet Technology compared to traditional smelting, refining and certain other hydrometallurgical processes, as illustrated by the study commissioned by Kelltech Limited in 2018. For further details in relation to the CTP, see “Description of the Kabanga Project.”

____________

Source: Lifezone proprietary research, SFA (Oxford) Ltd, Gates Notes.

(1)      Figures are estimates from EY Cova which studied PGM metals at the SRL’s plant in South Africa under the then-applicable conditions in 2020, including the original 110 ktpa design envelope. This assumes reagents are not manufactured on-site. The figures are to be verified once SRL’s plant is operational and actual results could differ by specific project.

(2)      Internal data from an independent study commissioned by Lifezone — SFA (Oxford) Ltd, 2018. Figures presented are based on a study extracting PGM metals. The example shown above compares a 110 ktpa PGM refining plant which relates to the potential refinery at Pilanesberg Platinum Mine in South Africa as originally conceived, which is expected to utilize the Kell Process Technology and an average South African PGM refinery of the same capacity using conventional pyrometallurgical (i.e. smelting) processes.

(3)      – 4E includes platinum, palladium, rhodium and gold.

Our Competitive Strengths

Well-situated to benefit from the compelling outlook for nickel demand and other responsibly-sourced metals like cobalt, copper and PGM metals

Based on the Mineral Resource Estimates in the Technical Report Summary, we believe that the Kabanga Project is one of the world’s largest and highest quality undeveloped nickel sulfide deposits, which positions us well to benefit from the expected surge in demand for nickel and other metals linked to EV development. The Kabanga Project has undergone several phases of exploration and assessment since the 1970s. We acquired the SML and existing assets on the site in 2021 (such as the existing camp) and since then have refurbished the camp, with a new drilling program completed to provide core samples for metallurgical testing relating to the hydrometallurgical refinery. Set out below is the mineral resource summary as of February 15, 2023:

A summary of the mineral resources at the Kabanga Project (reflecting only the portion of the total mineralization that is attributable to LHL’s interest in the property) is set out below:

Mineral Resource Classification	LHL Tonnage (Mt)	Grades				Recovery
		NiEq23 (%)	Ni (%)	Cu (%)	Co (%)	Nickel (%)	Copper (%)	Cobalt (%)
OVERALL MINERAL RESOURCE
Measured	9.6	3.20	2.49	0.34	0.21	87.2	85.1	88.1
Indicated	16.3	3.40	2.71	0.36	0.19	87.2	85.1	88.1
Measured+Indicated	25.8	3.33	2.63	0.35	0.20	87.2	85.1	88.1
Inferred	14.6	3.21	2.57	0.34	0.18	87.2	85.1	88.1

____________

(1)      Mineral resources are reported exclusive of mineral reserves. There are no mineral reserves to report.

(2)      Mineral resources are reported showing only the LHL attributable tonnage portion, which is 69.713% of the total.

(3)      Cut-off uses the NiEq23 using a nickel price of $9.50/lb, copper price of $4.00/lb, and cobalt price of $26.00/lb with allowances for recoveries, payability, deductions, transport, and royalties.

NiEq23% = Ni% + Cu% x 0. 411 + Co% x 2.765.

(4)      The point of reference for mineral resources is the point of feed into a processing facility.

(5)      All mineral resources in the Technical Report Summary were assessed for reasonable prospects for eventual economic extraction by reporting only material above a cut-off grade of 0.58% NiEq23.

(6)      Totals may vary due to rounding.

For further details, see “Description of the Kabanga Project.”

Based on the Kabanga Project’s Mineral Resource Estimates in the Technical Report Summary, we believe that the Kabanga Project has the highest NiEq grade of 3.28% among the top 20 largest nickel deposits in the world.

The clean energy transition is supporting a rising demand for batteries for EVs and energy storage, which is expected to lead to a significant increase in demand within global raw materials and battery precursor supply chains that service the market. According to Wood Mackenzie, forecast global demand for nickel in battery precursors for EVs and energy storage is up 36% in 2022, to 434 kt, and will increase to 750 kt in 2025. Wood Mackenzie expects that a subsequent compound annual growth of 9% per annum will take forecast global demand in this segment to 1.7 Mt in 2035 and 2.3 Mt by 2050. Nickel provides high energy density for batteries and significant storage capacity, both of which are needed to scale up electrification. The response to the climate change crisis is accelerating demand for EVs, renewable energy storage and related infrastructure. In August 2021, the U.S. government announced a target of 50% EV sales by 2030. The announcement was followed by a ramp-up of industry commitments to build battery cell manufacturing “gigafactories” in the U.S. In October 2021, a number of the world’s largest nations and automakers at COP26 in Glasgow committed to 100% EV sales by 2035 in leading markets and by 2040 globally. To manufacture battery cells and meet rising battery demand, gigafactories will need critical battery metals like nickel, cobalt and copper. Nickel, manganese and cobalt battery chemistries are becoming the prevailing battery technologies supplying the EV market. As higher grade nickel sulfide deposits in active mines are being depleted, new battery-grade nickel supply has begun to rely heavily on the processing of lateritic ores via both HPAL and rotary kiln — electric furnace (“RKEF”) processes, which are environmentally complex (in particular the RKEF process), while HPAL specifically has a history of cost overruns and delays. This creates an even greater demand profile for the identification of, and investment in battery grade nickel sulfide deposits.

According to Wood Mackenzie, battery demand of 434 kt in 2022 is five times what it was only five years ago and will account for 15% of total global primary metal demand in 2022. Wood Mackenzie anticipates that battery demand will double again in the next four years, with nickel demand in rechargeable batteries accounting for over 21% of the total nickel market by 2026, increasing to 33% by 2035. Cobalt is essential to many of the lithium-ion battery chemistries due to its ability to reduce thermal runaway and prevent battery fires. Copper is inherently difficult to substitute and is used in a broad range of applications and is known for its superior performance in electrical applications. As a result, copper demand in clean energy technologies remains one of the largest both by weight and monetary value and is the fastest growing segment for copper demand, as per the International Energy Agency (“IEA”).

However, the rapid shift to electrification presents its own unique set of challenges to overcome. According to Wood Mackenzie, production of green energy materials such as nickel is lacking compared to current and projected future demand, as illustrated below.

We believe that this gap presents a significant opportunity for us, as much investment and governmental interest will be focused on establishing the requisite supply chains for the clean energy transition.

Further, the Kabanga Project has the potential to be one of the cleanest nickel projects in the world based on, among other things, its anticipated emissions profile and reduced carbon footprint, driven by factors such as its relatively higher nickel grade, the use of the Kabanga Hydromet Technology and its integrated plan and in-country beneficiation reducing transport of ores and concentrates.

Given the compelling outlook for more responsibly sourced metals, we believe we are in a strong position to address the market demand on commencement of production at the Kabanga Project and through licensing of our Hydromet Technology going forward.

Our strategic partnership with BHP

BHP, a leading global resources company, is a strategic partner in the Kabanga Project. In December 2021, we received an equity investment of $50 million from BHP (including $10 million in Lifezone Limited). Further, in October 2022, BHP also agreed to invest a further $50 million in KNL in the form of equity under the Tranche 2 Subscription Agreement, which investment was consummated on February 15, 2023, and pursuant to which BHP currently, in aggregate, holds 17% of the shares of KNL. Additionally, pursuant to the Tranche 3 Option Agreement entered into between BHP, Lifezone Limited and KNL, BHP has the option to consummate a further investment in KNL, subject to the satisfaction of certain conditions, including the completion of, and agreement on, the Definitive Feasibility Study, agreement on the joint financial model in respect of the Kabanga Project, the amendment of the articles of association and share capital of the JVC Subsidiaries to remove the free-carried interest rights of the GoT in the JVC Subsidiaries and receipt of any necessary regulatory and tax approvals. In the event such further investment is consummated, BHP would own a majority stake in KNL and BHP would play a key role in the development of the project, including directing and overseeing the extraction operations at the project. However, notwithstanding that BHP would own a majority of the shares of KNL, given the governance framework in the Tranche 3 Option Agreement, we expect that we would continue to have significant influence on the day-to-day operations of KNL, including through appointment of two of the board members if we own at least 15% of the voting rights of KNL (or one of the board members if we own at least 10% but less than 15% of the voting rights of KNL) and significant veto rights at the board level (including over approval of the annual budget and business plan, acquisitions and disposals outside of the annual budget or business plan over certain de minimis thresholds, entry or amendment of certain agreements or transactions outside of the annual budget or business plan over certain de minimis thresholds, changes to the dividend policy, removal of directors and approval of certain related party transactions) and shareholder level (including over material changes or cessation of the business, altering the constitution, winding up or merging of any of the companies forming part of KNL’s group or any public offering or listing of any of the companies forming part of KNL’s group and any termination, cancellation, suspension or surrender of the SML). If BHP does not make the Tranche 3 Investment, we expect that we would continue developing the Kabanga Project and would expect to fund such development through debt or equity financing, the monetization of the offtake and/or royalty streams and possibly exploring other strategic partners for the project.

BHP’s extensive experience and know-how in the mining industry provide us with robust support in the development and future operations of the Kabanga Project.

Development of our proprietary lower emission Hydromet Technology

We believe that our Hydromet Technology is a “greener” hydrometallurgical process alternative to traditional smelting, and that its use eliminates certain of the most environmentally-harmful segments of the typical metal production value chain and downstream processing to refined products. We believe the Hydromet Technology offers a number of environmental and financial benefits as compared to traditional smelting and over time may be adopted by other producers in the industry, which may provide us with future royalty revenue or other income. We believe that these benefits may include: (1) higher metal recoveries providing improved revenue; (2) reduction in capital costs for equivalent production capacity; (3) reduction in operating costs; (4) reduction in electricity and overall energy consumption; (5) lower CO2 emissions (up to 46% lower, in the case of PGMs based on the EY Cova Study issued in 2023 for the potential Kell-Sedibelo-Lifezone Refinery with the original 110 ktpa design envelope, and up to 73% lower, in the case of the Kabanga Project, based on Lifezone’s Kabanga Emissions Estimate) and the elimination of SO2 emissions; (6) a cyanide free, lower water-intensive process; and (7) a scalable, modular design that can be scaled to suit marketing and site location requirements.

KTSA completed an updated definitive feasibility study in the fourth quarter of 2020 for the potential Kell-Sedibelo-Lifezone Refinery at SRL’s Pilanesberg platinum mine to process PGM concentrates with the original 110 ktpa design envelope. We are also in the process of developing the Kabanga Hydromet Technology for refining base metals at the CTP. In addition, we intend to license our Hydromet Technology to others in the industry, including through our 50%-owned subsidiary, Kelltech Limited, and its 66.66%-owned subsidiary, KTSA, in the SADC License Area.

Experienced leadership and project execution team

We have a highly experienced management team with a proven track record of bringing resource deposits into production. Keith Liddell, who conceived our Hydromet Technology, has been our Chairman since 2008 and has over 40 years of experience in the mining industry, including as the founding chairman of Panoramic Resources Limited from 2000 to 2005, chairman of Australian Mines Limited and as managing director of Aquarius Platinum plc. Chris Showalter, our Chief Executive Officer, has over 17 years of experience in corporate finance and merchant banking, with a particular focus on southern Africa and the mining industry. Ingo Hofmaier, our Chief Financial Officer, has over 20 years of experience in external reporting, tax, project and corporate finance, commercial contracts, M&A and ECM transactions. He was the CFO of SolGold plc, a TSX and LSE listed company and worked in natural resources in Africa, Asia and the Americas including for Rio Tinto plc. Gerick Mouton, our Chief Operating Officer, has over 25 years of experience as a mechanical engineer developing capital intensive mineral projects. Dr. Mike Adams, our Chief Technical Officer, is an experienced metallurgist with almost 40 years of experience in the metallurgical engineering space, including over 15 years of work on the development, implementation and commercialization of our Hydromet Technology. We believe our management and technical project team’s collective commercial experience combined with their deep technical expertise in mining, mineral processing and extractive metallurgy, provides the essential foundation to make the Kabanga Project operational and to further develop the use and licensing of our Hydromet Technology.

Our Strategies

Our objective is to maximize shareholder value through capital efficient growth, development of the Kabanga Project and deployment of our Hydromet Technology to facilitate greener metals production, while also adhering to industry best-practice ESG principles. Our key strategies to achieve this objective are described below:

Developing the Kabanga Project as a feasible metals extraction site and developing the refinery near Kahama to realize full beneficiation within Tanzania

Our aim is to make the Kabanga Project a cradle-to-gate mining operation producing low-carbon high-purity nickel, cobalt and copper saleable products and to realize full beneficiation within Tanzania by developing the Kabanga Project as a feasible metals extraction site, adopting our proprietary Hydromet Technology and leveraging Tanzania’s growing infrastructure. Towards this aim, we are currently in the process of reviewing and updating our project development plan, which is proposed to include two operational areas: (i) a mine and concentrator plant processing facility located in the SML area; and (ii) a base metals refinery which is proposed to use our Kabanga Hydromet Technology located near Kahama. The refinery site in Kahama is expected to be located within a special economic zone, which would provide fiscal benefits. The relatively short distance (approximately 340 km) between the proposed metals extraction site at Kabanga and the proposed refinery near Kahama will contribute towards eliminating the carbon footprint of bulk shipping and significantly reduce carbon emissions. Further, while BHP may opt to further invest in the Kabanga Project pursuant to the Tranche 3 Option Agreement, in the event that BHP opts to not complete such investment, we expect that we would continue developing the Kabanga Project with the help of additional funding through debt or equity financing, the monetization of offtake and/or royalty streams and other strategic partners for the project. Once in production, through the licensing of our Kabanga Hydromet Technology, we also expect to generate revenue from royalties from the sale of base metals from the Kabanga Project refined at the CTP.

Invest in and secure world class deposits of metals and refining businesses

We continue to search for world-class mineral deposits of critical base metals such as nickel, cobalt and copper globally, with a focus predominantly on deposits that could benefit from the application of our Hydromet Technology. Access to critical base metals has become a strategic focus in terms of enhancing supply chain security for most EV and battery manufacturers. As demand for such critical materials strengthens globally, we believe securing additional sources of supply for these commodities will grow in importance for such manufacturers. In this regard, we may make majority or minority investments in metals extraction operations at such mineral deposits or may acquire such operations. For instance, on September 5, 2022, we entered into a non-binding term sheet with Harmony Minerals Limited and Dutwa Minerals Limited, which was subsequently amended and restated on April 27, 2023, pursuant to which we may acquire all the tangible assets and all registered and unregistered intellectual property related to the Dutwa Nickel Project in Tanzania (excluding the Ngasamo deposit in the Dutwa Nickel Project area) (the “Dutwa Acquisition”). Lifezone values the Dutwa assets at $13 million and paid a $400,000 non-refundable deposit on or around September 2022. Pursuant to the terms of the amended and restated term sheet, the remaining $12,600,000 will be subject to satisfaction of various conditions, and $10,000,000 of which can be paid (at Harmony Minerals Limited’s election) in either cash or Lifezone Metals Ordinary Shares to be issued to Harmony Minerals Limited. The Dutwa Acquisition is subject to the parties entering into definitive documentation and various other conditions, including Lifezone entering into a framework agreement with the GoT in respect of the Dutwa Nickel Project, similar to the Framework Agreement entered into in respect of the Kabanga Project, all existing structures and agreements which could in any way have any impact or effect on the Dutwa Acquisition having been terminated, no existing or threatened dispute, complaint, claim, arbitration or litigation, or similar proceedings or disputes, relating to the Dutwa Acquisition, and Lifezone replacing Dutwa Minerals Limited in all of the applications in respect of the Dutwa Nickel Project (excluding the Ngasamo deposit). The amended and restated term sheet provided for exclusivity between the Company and Harmony Metals Limited in respect of the Dutwa Acquisition until July 26, 2023. Although the exclusivity period has expired, the parties are continuing to liaise on the remaining conditions to the completion of the transaction. In connection with the Dutwa Acquisition, Lifezone requires customary representations and warranties, which will be set forth in the definitive acquisition agreement.

Leverage the licensing growth potential of our proprietary Hydromet Technology

We believe we are uniquely positioned to facilitate the evolution of our industry to a greener and more profitable and higher-yielding supply chain. We believe that, once operational and deployed on a commercial scale, the reduced environmental footprint of nickel, cobalt, copper and PGMs produced using our Hydromet Technology will lead to their being a preferred source of material for carbon conscious OEMs and consumers, which may lead to premium pricing over time as seen in other metals. While we have granted to our 50%-owned affiliate, Kelltech Limited, exclusive rights to sub-license the Hydromet Technology to other PGM concentrate producers in the SADC License Area, and Kelltech Limited has in turn sub-licensed such rights on an exclusive basis to its 66%-owned subsidiary, KTSA, we aim to further license the Hydromet Technology to refiners around the world. We are also further evaluating the application of the Hydromet Technology on other traditionally complex ore types such as refractory gold deposits elsewhere in the SADC region. In exchange for third party use of the Hydromet Technology, we expect to receive a royalty income stream on future production. Additionally, just as we hold an interest in the potential Kell-Sedibelo-Lifezone Refinery, we will endeavor to take interests (whether majority or minority interests) in other refining companies that may license our Hydromet Technology in the future as a further source of revenue.

Applying the Hydromet Technology for recycling and decarbonizing the secondary supply chain of metals such as nickel, cobalt, copper and PGM metals

Recycling base metals such as nickel, cobalt and copper and PGM metals found in spent catalytic converters, used EV batteries and other electronic waste generally requires multiple cycles of smelting which increases the environmental impact of such recycled metals. We believe our Hydromet Technology can be used to significantly reduce the carbon footprint and cost of recycling these critical elements. Additionally, we have conducted test work and studies since 2014 that show that our Hydromet Technology can be used to recycle PGMs from spent catalytic converters. While further detailed studies are required to establish the project economics, we intend to use our Hydromet Technology to not only recover PGMs but also base metals such as nickel from spent catalytic converters and electronic waste. We believe this opportunity has become even more compelling as the drive to recycle automobiles and other vehicles at the end of their useful lives has increased and is now mandated by legislation in some jurisdictions. On June 15, 2023, we signed a memorandum of understanding with a global PGM customer to establish a commercial scale PGM recycling facility. If a robust business model can be developed, the target is to install a hydromet PGM recycling refinery by the end of 2025.

Continuously improve our commitment to industry best-practice ESG principles

We are committed to making a positive impact on our local communities, our workforce and the environment in which we operate. We aim to provide the highest standards of community support for the local population around the project area in the Kabanga region. In addition, at the Kahama refinery site, we intend to create skilled and technical jobs for the regional workforce. We recognize the importance of safety and well-being of all employees, local communities and other stakeholders and are committed to high environmental, social and governance (“ESG”) standards that are central to maintaining our social license to operate, as well as create value for all stakeholders and deliver commercial success. We apply these standards throughout LHL and its subsidiaries and expect all our employees and stakeholders to do the same. We are committed to continuously improving our strong environmental credentials through continued development of our Hydromet Technology and applying stringent compliance at the Kabanga Project. For more information about our ESG program, see “— Environmental, social and governance matters.”

Market Opportunity

Nickel provides high energy density for batteries and greater storage capacity, both of which are needed to scale up electrification. Nickel, manganese and cobalt battery chemistries are integral to the battery technology that is becoming the prevalent technology supplying the EV market. As higher grade nickel sulfide deposits are being depleted, new battery-grade nickel supply has begun to rely heavily on the processing of lateritic ores via HPAL and RKEF processes, which are environmentally complex (in particular the RKEF process), while HPAL specifically has a history of cost overruns and delays. As per Wood Mackenzie, going forward the growth of nickel supply is expected to be dominated by laterite ores as compared to sulfide ores.

____________

(Source: Wood Mackenzie)

This creates an even greater demand profile for the identification of, and investment in battery grade nickel sulfide deposits that do not require such whole of ore leaching, such as the Kabanga Project. As highlighted by the comparison below, nickel sulfide deposits have a reduced greenhouse gas emissions as compared to the nickel laterite deposits.

70
60
50
40
30
20
10
0
tCO2 eq. per metric ton of nickel
Laterite
(matte via NPI)
Laterite
(HPAL)
Sulfide
(smelting)

____________

(Source: IEA (2021), The Role of Critical Minerals in Clean Energy Transitions, IEA)

Cobalt is essential to many of the lithium-ion battery chemistries due to its ability to reduce thermal runaway and prevent battery fires. Cobalt is largely produced as a by-product of copper and nickel ore processing.

Copper is known for its superior performance in electrical applications, is inherently difficult to substitute and is used in a broad range of applications. As a result, copper demand in clean energy technologies remains one of the largest both by weight and monetary value and is the fastest growing segment for copper demand, according to the IEA. Production costs, emissions and waste volumes have all increased, which has created more challenges for developing new projects. We believe technologies like our Hydromet Technology can be used to offset some of these impacts in a cost-effective manner.

Intellectual Property

Our business and our ability to compete effectively depend on our ability to obtain, maintain, protect and enforce our IP rights, confidential information and know-how. We rely on a combination of trade secret protection, non-disclosure and licensing agreements and patents to establish and protect our proprietary IP rights, especially in relation to our Hydromet Technology. As of the date of this prospectus, we have been granted or issued 98 patents and have 7 applications pending in 59 jurisdictions relating to our Hydromet Technology and associated processes. The table below sets forth a description of our principal patents, as well as the jurisdiction of such principal patents, all of which patents are owned by Lifezone Limited.

Territory	Official Title	Application/ Patent Number	Expiration Date
United States	HYDROMETALLURGICAL TREATMENT PROCESS FOR EXTRACTION OF METALS FROM CONCENTRATES	9,540,706	July 12, 2033
Australia	TREATMENT PROCESS FOR EXTRACTION OF METALS FROM ORES	2013263848	November 29, 2033
United States	TREATMENT PROCESS FOR EXTRACTION OF PRECIOUS, BASE AND RARE ELEMENTS	9,982,320	November 24, 2035
United States	TREATMENT PROCESS FOR RECOVERY AND SEPARATION OF ELEMENTS FROM LIQUORS	10,011,889	November 24, 2035
United States	HYDROMETALLURGICAL TREATMENT PROCESS FOR EXTRACTION OF PRECIOUS, BASE AND RARE ELEMENTS	10,988,826	June 21, 2038
Patent Cooperation Treaty	HYDROGEN-BASED VALORISATION OF METAL-CONTAINING FEED MATERIALS TO EXTRACT METALS	PCT/IB2022/061519	N/A

We have also been granted patents corresponding to such principal patents in other relevant jurisdictions, other than the most recent patent application, PCT/IB2022/061519, which is still pending.

We exclusively own the patents for the Kell Process Technology, and have granted to our 50%-owned subsidiary, Kelltech Limited, the Kell License, which is both an exclusive license to use and sub-license our Kell Process Technology within the SADC License Area and a non-exclusive license to sell products produced by our Kell Process Technology. Pursuant to our licensing arrangement with Kelltech Limited, we are entitled to a royalty based on a percentage of net revenue from refined platinum group metals (and certain other metals) produced from concentrate originating from a member of the Sedibelo group. In relation to the potential Kell-Sedibelo-Lifezone Refinery, the percentage is subject to adjustment based on whether or not the plant meets the predicted operating cost per ounce of platinum, palladium, rhodium and gold. Royalties would also be payable to us if the potential Kell-Sedibelo-Lifezone Refinery were to process concentrate from other platinum producers or if Kelltech Limited were to license the Kell Process Technology to others. Kelltech Limited is also required to reimburse us for a royalty payable to a third party in relation to the use of the Kell Process Technology.

Kelltech Limited in turn has entered into a sub-license agreement with KTSA on substantially the same terms. In addition, KTSA has entered into a sub-license agreement with Kellplant to sub-license the right to use the Hydromet Technology on a non-exclusive basis within South Africa. Pursuant to such sub-license agreement, Kellplant may not further sub-license the Hydromet Technology. Pursuant to all such license agreements, royalties are payable to licensors according to the terms of the licensing agreements.

Further, in relation to the Kabanga Project, our Kabanga Hydromet Technology will be licensed to the CTP to be developed at Buzwagi, near Kahama. Pursuant to the DLSA, the royalty payments for such licensing would include monthly services fees calculated on a time and materials basis, a quarterly technology fee from the date of the successful completion of the Definitive Feasibility Study in respect of the Kabanga Hydromet Technology until the date of KNL’s acceptance of the technology and a quarterly technology fee applicable from KNL’s acceptance of the Kabanga Hydromet Technology.

Moreover, to the extent any other refineries are constructed in the future that license our Hydromet Technology, we intend to charge a royalty that will be income to Lifezone.

For additional information about how IP protection affects our business, see “Risk Factors — Risks Related to the Hydromet Technology — We may not be able to adequately obtain, maintain, protect or enforce our intellectual property rights in our technology, which could result in a loss in our competitive position and/or the value of our intangible assets, and substantially harm our business.”

Capital Expenditure or Divestiture

For details in relation to the capital expenditure undertaken by Lifezone Limited and KNL and the capital expenditure proposed to be undertaken by Lifezone Metals, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — LHL — E. Capital Expenditures” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital expenditures.”

Our ongoing capital expenditures primarily relate to the Definitive Feasibility Study and the RRAP (as defined below). Currently, we do not have any divestitures in progress and have not had any divestitures in the last three financial years.

Properties

Corporate Office

Our corporate office is located in the Isle of Man at Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

Overview of the Kabanga Project

The Kabanga Project is a pre-development exploration-stage project. Based on the mineral resources in the Technical Report Summary, we believe that the Kabanga Project is one of the world’s largest and highest quality nickel sulfide deposits. It has undergone several phases of exploration and assessment since the 1970s. We acquired the IP rights and existing assets (such as the existing camp) on the site from Glencore Canada Corporation and Barrick Gold Corporation in 2021, with a new drilling program completed in 2022 to provide core samples for metallurgical testing relating to the CTP.

For further details in relation to the Kabanga Project, see “Description of the Kabanga Project.”

Mineral resources are estimates that contain inherent risk and depend upon geologic interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. For additional information on the risks and uncertainties associated with our metals extraction business, see “Risk Factors — Risks Related to the Metals Extraction Operations.”

Others

Other than the above, our property, plant and equipment includes transportation equipment, and office and computer equipment.

Employees

The table below sets out our permanent employees by function as of the dates indicated:

Function	As of December 31
	2022		2021		2020
	Number of employees	% of total	Number of employees	% of total	Number of employees	% of total
General & Administration	31	36.90	8	36.36	0	0.00
Community Relations	16	19.05	3	13.64	0	0.00
Management	4	4.76	2	9.09	0	0.00
Technical – Exploration/Geology	10	11.90	8	36.36	0	0.00
Finance	7	8.33	1	4.55	0	0.00
Technical – Engineering	6	7.14	0	0.00	0	0.00
Technical – Refining	1	1.19	0	0.00	0	0.00
Communication	4	4.76	0	0.00	0	0.00
Technical – Mining	1	1.19	0	0.00	0	0.00
Environment	2	2.38	0	0.00	0	0.00
OHS	2	2.38	0	0.00	0	0.00
Total	84		22		0

As the development of the Kabanga Project progresses, we expect to increase the number of employees and currently expect to have approximately over 1,000 employees once the Kabanga Project is operating at full scale and based on any additional projects which we may acquire in the future. We consider our employee relations to be good. We also retain qualified technical contractors and utilize the services of qualified consultants with geological and mineralogical expertise as deemed necessary. As on December 31, 2022, in addition to our employees, we engaged 12 consultants and 24 professional service providers and we are likely to engage additional consultants going forward.

Seasonality

The nickel, cobalt, copper and PGM markets do not demonstrate seasonality effects.

Raw Materials

Given that operations with respect the potential Kell-Sedibelo-Lifezone Refinery and the MMPF have not commenced, no specific raw materials are required beyond gasoline and diesel fuel for the site vehicles and heavy equipment required to build roads and conduct drilling and pre-development operations. While we are currently considered as an exploration-stage company in accordance with subpart 1300 of Regulation S-K, with respect to the Kabanga Project, our exploration activities are largely complete and we are currently in the pre-development stage and as such we do not require any significant raw materials in order to carry out our primary operating activities. Our primary operating objective is to develop the Kabanga Project.

Marketing

While we are currently a pre-development exploration-stage metals company, we continue to explore arrangements with customers for the eventual offtake of the metals we produce in the future. In relation to our Hydromet Technology, we aim to leverage its licensing potential with other companies involved in metals processing. During the year ended December 31, 2022 and the six-month period ended June 30, 2023, we spent $329,875 and $244,393, respectively, in the aggregate on advertising and marketing expenses.

Competition

The metals extraction industry is competitive in all of its phases. The nickel, cobalt and copper exploration and production industries are fragmented, and we expect initially to be a small participant in this sector. Many of our competitors explore for a variety of minerals and control many different properties around the world. Many of them have been in business longer than we have and have established operations. In addition, while our joint venture partners include BHP and SRL, many of our competitors have more strategic partnerships and relationships and have greater financial accessibility than we have.

However, based on the Mineral Resource Estimates in the Technical Report Summary, we believe that the Kabanga Project is one of the world’s largest and highest quality nickel sulfide deposits. For further details, see “Risk Factors — Risks Related to Operational Factors Affecting Lifezone Metals — We may be unable to compete successfully for employees, exploration, resources, capital funding, equipment and contract exploration, development and construction services with our competitors,” and “Risk Factors — Risks Related to Operational Factors Affecting Lifezone Metals — We may be unable to compete successfully for employees, exploration, resources, capital funding, equipment and contract exploration, development and construction services with our competitors.”

Insurance

Currently, we have medical insurance for our employees at the Kabanga Project site, vehicle insurance and life insurance, and we anticipate purchasing director and officer insurance. However we currently do not insure against mine exploration and development risks or business interruption risks or other losses. See also, “Risk Factors — Our insurance coverage may not adequately satisfy all potential claims in the future.”

Material Contracts

The following section contains a summary of certain key terms of each of our material agreements.    This section is intended to be a summary only and does not purport to be a complete or exhaustive description of the topics summarized. Reference should be made to the full text of these agreements, which are included as exhibits to the registration statement of which this prospectus forms a part.

Arrangements with BHP

Lifezone Subscription Agreement

Lifezone Limited entered into a subscription agreement with BHP dated December 24, 2021 (the “Lifezone Subscription Agreement”), pursuant to which BHP subscribed for ordinary shares of Lifezone Limited for an aggregate amount of $10 million.

Tranche 1 — Tranche 1 Loan Agreement

KNL entered into a loan agreement with BHP dated December 24, 2021 (the “Tranche 1 Loan Agreement”), pursuant to which KNL received investment of $40 million from BHP by way of a convertible loan. Following receipt of approval from the Tanzanian Fair Competition Commission and the fulfilment of the other conditions, such convertible loan was converted into an 8.9% equity interest in KNL on July 1, 2022.

Deed of Cooperation

In addition to the Tranche 1 Loan Agreement, KNL also entered into a deed of cooperation with BHP dated December 24, 2021, as amended on April 23, 2022 (as so amended, the “Cooperation Deed”), in relation to one or more possible direct or indirect investments by BHP (or another member of its group) in all or part of the Kabanga Project (the “Proposed Investment”). The Cooperation Deed set out various matters such as exclusivity, timetables and the proposed key terms in relation to the Proposed Investment.

Pursuant to the Cooperation Deed, KNL and BHP committed to act reasonably and in good faith to agree to legally binding documentation in respect of the Proposed Investment in accordance with the term sheet forming part of the Cooperation Deed. The Cooperation Deed, amongst other things, set out terms for two tranches of investment by BHP in KNL, TNL or such other joint venture entity which the parties to the Cooperation Deed decide (the “JVCo” and such proposed investments, the “Tranche 2 Investment” and “Tranche 3 Investment”). The Tranche 2 Subscription Agreement was entered into on October 14, 2022 and provides for a direct equity investment by BHP in KNL, pursuant to which BHP’s shareholding in KNL rose to 17.0% in aggregate upon consummation of the investment on February 15, 2023. The Tranche 3 Option Agreement was also entered into on October 14, 2022 pursuant to which BHP has the option to consummate a further investment in KNL, subject to the satisfaction of certain conditions, which would result in BHP indirectly owning 51% of the total voting and economic equity rights in TNL on a fully diluted basis.

The Cooperation Deed also included an exclusivity provision that set out, amongst other things, that any connected person (as defined in the Cooperation Deed, including LHL and Lifezone Limited) or anyone authorized by or acting under the authority of any connected person in connection with the Kabanga Project shall not enter into, solicit, initiate any discussions or proposals involving any investment, acquisition, merger, reorganization, financing with any party other than BHP. However, the Cooperation Deed included certain exceptions to the exclusivity arrangement, such as transactions involving the MMPF, certain initial public offering transactions, certain transactions involving a special purpose acquisition company (including the Business Combination) and certain transactions involving offtake arrangements. Additionally, BHP retained a right of first refusal in case KNL or a connected person (which includes LHL and Lifezone Limited) engaged in certain transactions, including a business combination, involving third parties. Pursuant to such exclusivity provision, LHL, Lifezone Limited and KNL collectively sent a notice to BHP dated September 2, 2022 in relation to the Business Combination. BHP declined to exercise its right of first refusal on October 2, 2022.

The Cooperation Deed terminated in accordance with its terms upon the signing of the Tranche 2 Subscription Agreement and Tranche 3 Option Agreement on October 14, 2022, save for the right of first refusal which terminated on December 29, 2022.

Tranche 2 — Tranche 2 Subscription Agreement

KNL entered into an equity subscription agreement with BHP dated October 14, 2022 (the “Tranche 2 Subscription Agreement”), pursuant to which KNL received investment of $50 million from BHP by way of an equity subscription forming the Tranche 2 Investment. Following the satisfaction of the conditions set forth in the Tranche 2 Subscription Agreement, on February 15, 2023, BHP subscribed for an 8.9% equity interest in KNL, giving BHP a total equity interest in KNL of 17.0% in aggregate.

The Tranche 2 Investment proceeds shall be used for the ongoing funding requirements of the Kabanga Project in accordance with a budget agreed between KNL and BHP. KNL gave customary warranties for the benefit of BHP at signing of the Tranche 2 Subscription Agreement and immediately prior to closing of the Tranche 2 Investment.

Tranche 3 — Tranche 3 Option Agreement

KNL and Lifezone Limited entered into an equity option agreement with BHP dated October 14, 2022, as amended on February 8, 2023 (the “Tranche 3 Option Agreement”), pursuant to which KNL will (at BHP’s option) receive an investment from BHP by way of an equity subscription forming the Tranche 3 Investment (the “Option”). The Option grants BHP the right, subject to certain conditions (summarized below), to subscribe for the required number of KNL shares that, in aggregate with its existing KNL shareholding, would result in BHP indirectly owning 51% of the total voting and economic equity rights in TNL on a fully diluted basis as at the closing of the Tranche 3 Investment (the “Option Shares”) at a price to be determined through an independent expert valuation in accordance with certain pre-agreed principles. If exercised as at the date of this prospectus, the Option would result in BHP owning 60.71% of the total voting and economic equity rights in KNL on a fully diluted basis.

BHP may (at its sole option) deliver a maximum of one valuation notice to KNL and Lifezone Limited requiring the commencement of a valuation process in respect of KNL (the “Option Valuation”) during the period which shall:

•        commence on the latest of the date on which: (i) the Definitive Feasibility Study is received by BHP from KNL or deemed to be final between BHP and KNL (the “Definitive Feasibility Study Agreement Date”); (ii) the joint financial model in respect of the Kabanga Project (“JFM”) is agreed between BHP and KNL (including the relevant discount rate), or such earlier date as the parties may agree in writing, and (iii) the articles of association and share capital of the JVC Subsidiaries are amended to remove the GoT’s free-carried interest rights; and

•        end on the date falling 30 calendar days after the later of: (i) the Definitive Feasibility Study Agreement Date; and (ii) the date on which the JFM is agreed between BHP, KNL and the GoT.

BHP has until 90 calendar days from the date on which the valuation price and diluted share count in respect of the Option Valuation are finalized to deliver an option notice. If no option notice in respect of the Option Valuation is delivered by BHP during such period, the Option will lapse and become incapable of being exercised.

The Option Valuation will be conducted by multiple experts from an agreed list. Each expert will conduct a valuation and determine the net asset value of KNL (“NAV Amount”) within 20 business days of appointment in accordance with certain prescribed valuation principles. The mean average of the experts’ aggregate valuations will be discounted by a pre-determined amount and divided by the number of Option Shares to determine the price per share at which BHP will subscribe for its Option Shares.

The NAV Amount will be calculated at the relevant time based on KNL’s enterprise value less forecast indebtedness owed by any member of the KNL group plus cash or cash equivalents.

Within 90 calendar days following the finalization of the Option Valuation, BHP may (at its sole discretion) exercise the Option via irrevocable written notice to KNL (the “Option Notice”). Closing of the Tranche 3 Investment shall occur on the first business day of the calendar month, following the calendar month in which the later of the following occurs (provided that, if the Option Notice is delivered within five (5) business days of a calendar month end, then such date shall be extended to the first Business Day of the second calendar month following the calendar month in which the Option Notice is delivered): (i) satisfaction or waiver of all applicable conditions (summarized below); and (ii) delivery of the Option Notice by BHP to KNL.

Following delivery of the Option Notice, if any of the following conditions have not been satisfied (or, if applicable, waived) within nine (9) months, the Option Notice will lapse and be irrevocably withdrawn:

•        the receipt of approval from the Tanzanian FCC in respect of the Tranche 3 Investment;

•        the receipt of approval by the Tanzanian Mining Commission to TNL in respect of the change in control of TNL resulting from BHP being issued the Option Shares;

•        the receipt of relief from the GoT in respect of Section 56 of the United Republic of Tanzania’s Income Tax Act, Cap 332 (as amended from time-to-time) pursuant to which: (i) a legally binding exemption notice is published in the GoT Gazette (or a change in law is effected) by the GoT; (ii) the relevant tax authorities issue appropriate clarification in order to either remove any tax liability of KNL and its subsidiaries and subsidiary undertakings from time to time (the “KNL Group”) that may arise under, or confirm the non-application of, the relevant section in relation to any direct or indirect investments in, and deemed disposals of, part or all of the Kabanga Project taking place prior to the time that it commences production; or (iii) such other form of waiver, decree, judgment, order or agreement is made in a form agreed by each of BHP and KNL; and/or

•        the receipt of any other bona fide consent or clearance from any governmental authority by BHP or KNL deemed necessary by those parties (acting reasonably and in good faith) in order to complete the Tranche 3 Investment.

BHP and KNL intend to seek satisfaction of the relevant conditions above in advance of the completion of the Definitive Feasibility Study. BHP may elect to lapse the Option Notice if, at any time prior to closing of the Tranche 3 Investment, any of the following occurs:

•        any of the above conditions have not been satisfied (or, if applicable, waived) by the date falling nine months after the date of the Option Notice;

•        KNL and/or Lifezone Limited is in breach of any warranty given to BHP;

•        KNL and/or Lifezone Limited has committed a material breach of its respective conduct of business obligations;

•        KNL and/or Lifezone Limited has committed a breach of any anti-corruption laws, sanctions laws and/or any applicable anti-money laundering laws or counter-terrorism financing laws;

•        the SML is terminated, cancelled, suspended, surrendered, varied in any material adverse way for the KNL group companies, or otherwise ceases to subsist, or any governmental authority gives a written communication or makes a public statement which could reasonably be expected to result in any of the above in respect of the SML or the Framework Agreement, or there is a material breach of the SML by the holder thereof or of the Framework Agreement by KNL; and

•        an event occurs that results, or would be reasonably likely to result, in a material adverse effect on the value of the Kabanga Project or the Option Shares.

Prior to closing of the Tranche 3 Investment, the KNL Group will be subject to certain customary restrictive covenants preventing KNL from carrying out certain actions without the prior consent of BHP (such consent not to be unreasonably withheld or delayed) and give certain undertakings to BHP including to carry on the business of the KNL Group as a going concern in the ordinary course consistent with past practice and existing policies.

None of the restrictive covenants or undertakings will restrict the KNL Group from, among other things:

•        taking reasonable action in an emergency or disaster with the intention of minimizing any adverse effects;

•        ensuring compliance with applicable law and regulation or the rules of any relevant stock exchange; or

•        complying with the agreements entered into and/or agreed with BHP.

KNL and Lifezone Limited will be subject to certain restrictions in relation to marketing and offtake in respect of the Kabanga Project prior to the exercise of the Option, including:

•        a restriction on entering into off-take agreements with third parties in relation to more than 40% of, in aggregate, of the total contained nickel, cobalt and copper production from the Kabanga Project;

•        the satisfaction of certain minimum requirements regarding the terms and conditions (including the identity of the third party off-taker) of any such off-take agreement unless BHP has consented otherwise (such consent not to be unreasonably withheld or delayed); and

•        the third party off-taker must also make an investment in Lifezone Limited or any affiliate of Lifezone Limited at the same time as entering into an off-take agreement.

Prior to closing of the Tranche 3 Investment, Lifezone Limited, KNL and BHP have agreed to consult with each other prior to communicating with the GoT in relation to the Kabanga Project, the Tranche 2 Subscription Agreement and the Tranche 3 Option Agreement.

BHP gives customary warranties for the benefit of KNL and Lifezone Limited, Lifezone Limited and KNL give customary warranties for the benefit of BHP and KNL gives additional compliance related warranties for the benefit of BHP, in each case, at signing, on the date of the Option Notice and at closing of the Tranche 3 Investment.

Tranche 3 — Shareholders’ Agreement

KNL and Lifezone Limited would enter into a shareholders’ agreement with BHP upon closing of the Tranche 3 Investment (the “Tranche 3 Shareholders’ Agreement”) in respect of KNL and its direct and indirect subsidiaries from time to time (together with KNL, the “KNL Subsidiary Group”).

Subject to certain reserved matters (summarized below), the KNL board will have responsibility for the day-to-day supervision and management of KNL and its business. The board at closing of the Tranche 3 Investment will comprise five directors, made up of:

•        three directors appointed by the largest KNL shareholder from time-to-time (which will be BHP as at closing of the Tranche 3 Investment); and

•        two directors appointed by the second largest KNL shareholder from time-to-time (for so long as that KNL shareholder holds at least 15% or more of the voting rights of all KNL shares then in issue) (which will be Lifezone Limited as at closing of the Tranche 3 Investment), and, in circumstances where it holds more than 10% of the voting rights of all KNL shares then in issue but less than 15%, it shall be entitled to appoint only one director.

Any additional directors up to the maximum limit of five directors may be appointed by KNL shareholders holding 80% or more of the voting rights of all KNL shares then in issue.

The KNL board may not, and will ensure that each member of the KNL Subsidiary Group does not, make any decision in relation to:

•        certain customary shareholder reserved matters without first obtaining approval from one or more KNL shareholders holding more than 80% of the voting rights of all KNL shares then in issue, including over:

•        material changes to or cessation of the business;

•        altering the constitution;

•        reduction, repayment, redemption or repurchase of the share capital of any member of the KNL Subsidiary Group;

•        reconstruction, consolidation, amalgamation or merger of any member of the KNL Subsidiary Group with any other person;

•        entry by any member of the KNL Subsidiary Group into any joint venture, partnership, profit sharing agreement or collaboration with expenditure above a de minimis threshold;

•        any termination, cancellation, suspension or surrender of SML by any member of the KNL Subsidiary Group;

•        winding up or merging of any of the companies forming part of the KNL Subsidiary Group; and

•        any public offering or listing by KNL; and

•        certain customary board reserved matters without obtaining approval from a simple majority of the KNL board and, for so long as the second largest KNL shareholder holds 20% or more of the voting rights of all KNL shares then in issue, the approval of any nominee director appointed to the KNL board by the second largest KNL shareholder, including over:

•        approval of the annual budget and business plan;

•        acquisitions and disposals over certain de minimis thresholds;

•        entry or amendment of certain material contracts;

•        the making of any loan other than intra group in the ordinary course and on arm’s length terms;

•        the incurrence of any borrowing above a de minimis threshold;

•        changes to the dividend policy;

•        the establishment or amendment of any profit sharing, share option, bonus or other incentive scheme of any nature for directors or employees of the KNL Subsidiary Group;

•        removal of directors; and

•        approval of certain related party transactions.

No KNL shareholder will be obliged to contribute further funds to the KNL Subsidiary Group whether by way of subscription, loan, the provision of guarantees or security or otherwise. Where necessary and to the extent feasible, the funding of the KNL Subsidiary Group may be satisfied from loans made by financial institutions or one or more KNL shareholders on commercial terms. A loan proposed to be advanced from any KNL shareholder or a member of such KNL shareholder’s group to KNL shall first be offered to all KNL shareholders in proportion to the aggregate number of KNL shares held by them on the same terms and pro rata with all other KNL shareholders.

No transfer of shares may be made in any circumstances to a “restricted person,” being any person, entity or government that is designated for export controls or sanctions restrictions under any sanctions laws, or a person who is in actual or is reasonably likely to become in imminent breach of applicable anti-corruption laws or sanctions laws.

The Tranche 3 Shareholders’ Agreement contains customary pre-emption rights provisions applying to new issues and transfer of KNL Shares. Such pre-emption provisions in respect of new issues of KNL shares may be disapplied by KNL shareholders holding more than 90% of the voting rights of all the KNL shares then in issue. The Tranche 3 Shareholders’ Agreement contains customary tag-along and drag-along conditions.

Following certain compliance events (summarized below):

•        BHP has the option (but not the obligation) of giving a compliance notice to KNL and/or Lifezone Limited within 30 business days of becoming aware of such compliance event, informing the recipient(s) of BHP’s intention to sell for £1.00 or gift for nil consideration all (or some) of the KNL shares held by BHP to the recipient(s) and binding the recipient(s) to effect such transfer and/or gift; and

•        BHP shall at any time be entitled to sell or gift and transfer all (or some) of the KNL shares held by BHP to a third party.

A compliance event for these purposes will include:

•        the issue or transfer of KNL shares to any restricted person;

•        any KNL shareholder or member of the KNL Subsidiary Group becoming a restricted person;

•        any court of competent jurisdiction or arbitral tribunal determining that a KNL shareholder or any member of the KNL Subsidiary Group has violated any applicable compliance laws; or

•        any settlement or compromise by any KNL shareholder or any member of the KNL Subsidiary Group of any claim or allegation by a governmental authority that a KNL shareholder or any member of the KNL Subsidiary Group has breached any applicable compliance law.

If an event of default (as summarized below) occurs in respect of a KNL shareholder, the affected KNL shareholder shall notify any KNL shareholder(s) that are not associates of the affected KNL shareholder within three (3) business days. Following delivery of such a notice, the open market value of the KNL shares held by the affected KNL shareholder and its associates shall then be determined. Within ninety (90) days after the date on which the KNL shares are so valued, any non-affected KNL shareholder(s) may give notice to the affected KNL shareholder requiring the affected KNL shareholder to sell, or procure the sale of, all the KNL shares held by the affected KNL shareholder and its associates, at the determined open market value to the electing non-affected KNL shareholders. An event of default for these purposes occurs where:

•        a KNL shareholder transfers or is deemed to have transferred any of its KNL shares other than as permitted by the Tranche 3 Shareholders’ Agreement;

•        a KNL shareholder fails to transfer its shares when required under the Tranche 3 Shareholders’ Agreement; or

•        an insolvency event occurs in relation to a KNL shareholder.

If a minority KNL shareholder holding not less than 15% of the voting rights of all the KNL shares then in issue is subject to a significant transaction (as summarized below), it:

•        must (subject to applicable securities laws) notify the majority KNL shareholder in writing by no later than three business days following the date the relevant KNL shareholder becomes aware of the proposed significant transaction; and

•        must not implement or announce any significant transactions within 10 business days following any notification to the majority KNL shareholder.

A significant transaction for these purposes occurs in relation to a minority KNL shareholder if it receives a written proposal/offer from a person in respect of an investment, offer, acquisition, transfer and/or subscription of shares that will result in that person holding not less than a 20% equity interest in such minority KNL shareholder (or a member of that minority KNL shareholder’s group).

The Lifezone Subscription Agreement, the Tranche 1 Loan Agreement, the Cooperation Deed, the Tranche 2 Subscription Agreement, the Tranche 3 Option Agreement and the Tranche 3 Shareholders’ Agreement are, or will be when entered into, each governed by English law.

Arrangement with the Government of Tanzania

Framework Agreement

The GoT and KNL entered into the Framework Agreement to jointly develop, process and refine the concentrate from the Kabanga Project. To achieve this objective, the GoT and KNL have set up a Tanzanian joint venture company, TNL, which owns two Tanzanian subsidiary companies, Tembo Nickel Mining Company Limited (“Tembo Mining”) and Tembo Nickel Refining Company Limited (“Tembo Refining” and, together with Tembo Mining, the “JVC Subsidiaries”), to carry out mining operations and mineral refining, respectively. The key principles of the Framework Agreement are intended to underline and guide the development of the Kabanga Project for the mutual benefit of the GoT and KNL. The key principles are as follows:

•        the application of the economic benefits sharing principle (as set out below) shall be on the life of mine plans of the Kabanga Project and the MMPF;

•        having a joint financial model to guide the management and operations of TNL and the JVC Subsidiaries;

•        jointly managing TNL pursuant to the shareholders’ agreement and the related agreements (each as described in the Framework Agreement);

•        agreeing on the fiscal assumptions underlying the Economic Benefits Sharing Principle;

•        intention for TNL to hold all proceeds from the sale of mineral products in local and foreign currency bank accounts in Tanzania;

•        issuing the SML to TNL;

•        establishing minerals beneficiation facilities at Kahama township in Shinyanga Region in Tanzania, in accordance with KNL’s proposal;

•        ownership by TNL of the JVC Subsidiaries as wholly owned subsidiaries(1); and

•        entry by the GoT, KNL, TNL and the JVC Subsidiaries into a management and administrative services agreement.

Pursuant to the terms of the Framework Agreement, the GoT and KNL agreed to equitably share the economic benefits derived from the Kabanga Project in accordance with the joint financial model, which will be concluded as we progress through the Definitive Feasibility Study. The Framework Agreement provides that KNL shall receive its 84% share of the economic benefits through payment of dividends and proportionate returns of capital to shareholders of TNL and the JVC Subsidiaries and that the GoT will receive its share of the economic benefits through the payment by TNL and the JVC Subsidiaries of taxes, royalties, fees and other fiscal levies and through any distributions on the shares of TNL held by the GoT. The economic benefits to the GoT through payment of taxes shall cover only taxes directly payable by TNL and the JVC Subsidiaries to the GoT and limited to local government levies, petroleum and fuel levies, import duties, skills development levy, royalties, inspection fees, corporate income tax, withholding tax on dividends, and any other fiscal levies imposed by any agency of the GoT (other taxes not directly receivable from TNL and the JVC Subsidiaries’ income shall not be construed as forming part of the GoT share of economic benefits). Further, the fiscal regime governing the mining, smelting and refining operations of TNL and the JVC Subsidiaries shall comprise a royalty in respect of mining operations payable to the GoT, an inspection fee payable to the GoT, service levy payable to the GoT, non-deductibility of royalties for the calculation of corporate income tax, a corporate income tax of 30%, indefinite carry forward of losses but with the ability to offset against taxable income in any given tax year subject to a cap of 70% of the taxable income in a given tax year, and application of straight line pooled asset depreciation at a rate of 20% per annum. The Framework Agreement also allows shareholders in the JVCo or the JVC Subsidiaries to provide non-interest bearing shareholder loans to the JVCo, JVC Subsidiaries or to otherwise fund the Kabanga Project or the MMPF.

As part of the Framework Agreement, the GoT provided certain undertakings, including:

•        to procure the approval of TNL as the local company to which the GoT can issue its mineral rights over the Kabanga Project;

•        to procure the issuance of the SML over the Kabanga Project to TNL;

•        to procure that TNL and the JVC Subsidiaries are not obligated to list their shares on the Dar es Salaam Stock Exchange;

•        to assist TNL to acquire suitable land for the construction of the MMPF within the Kahama township;

____________

(1)      At the time the JVC Subsidiaries were incorporated by the GoT, the articles of association and share capital of each of Tembo Mining and Tembo Refining provided the GoT with a 16% non-dilutable free-carried interest in each entity, with TNL holding the remaining 84% interest. Based on discussions with the GoT, LHL understands that the GoT has acknowledged TNL’s right under the Framework Agreement to own 100% of each JVC Subsidiary and expects that the GoT will amend the articles of association and share capital of the JVC Subsidiaries to correct this administrative error, which correction is expected to occur in the second half of 2023. However, as of the date of this prospectus, the GoT continues to hold a 16% non-dilutable free-carried interest in each JVC Subsidiary and we cannot guarantee that the articles of association and share capital of the JVC Subsidiaries will be amended in a timely manner. For more information, see “Risk Factors — Risks Related to Operational Factors Affecting Lifezone Metals — Due to an inadvertent administrative error during incorporation, the articles of association and share capital of each JVC Subsidiary provide the GoT with a 16% non-dilutable free-carried interest in such JVC Subsidiary in addition to the 16% non-dilutable free-carried interest in TNL.”

•        upon commissioning of the operations at the Kabanga Project and MMPF and commencing of mineral production, TNL shall be entitled to repay shareholder loans or pay dividends or returns of capital to the GoT, KNL and to offshore shareholders and affiliates of TNL into their respective accounts outside Tanzania;

•        to procure that the bank accounts of TNL opened in Tanzania shall not be subject to administrative attachment orders for purposes of enforcement of taxes, except where a court decree is issued to that effect after final completion of judicial proceedings; and

•        the GoT agreed that none of the transactions or steps involved in the entry into force and implementation of the Framework Agreement and the related agreements shall at any time be subject to any tax in Tanzania.

Further, as part of the Framework Agreement, KNL provided certain undertakings, including:

•        to oversee the construction of the MMPF at Kahama township as part of the Kabanga Project;

•        to acquire data and all the information in relation to the Kabanga Project from the previous investors at the Kabanga Project and discharge all obligations thereof in accordance with the agreement executed in accordance with the memorandum of preliminary undertakings (which KNL has completed pursuant to the KNL Acquisitions);

•        following the completion and meeting of all undertakings, to transfer to TNL all IP, studies, reports, physical property and any other assets acquired under the arrangement secured in accordance with the memorandum of preliminary undertakings; and

•        to prepare the requisite reports, including feasibility studies for the Kabanga Project, MMPF, environmental impact assessment as required by the law.

The Framework Agreement also includes, amongst other things, the executed copy of the memorandum of preliminary undertakings which sets out certain undertakings of the GoT and KNL for the period during the negotiations for finalizing the Framework Agreement. The Framework Agreement is governed by the laws of Tanzania.

Licensing Arrangements

Kelltech License Agreement

Lifezone Limited, Mr. Keith Liddell and Kelltech Limited entered into a license agreement dated April 16, 2014, as amended (the “Kelltech License Agreement”), pursuant to which, amongst other things, Lifezone Limited granted Kelltech Limited an exclusive license to the IP rights with respect to the Kell Process Technology owned, licensed to or controlled by Lifezone Limited (the “Kell Intellectual Property”) to use the processes and technologies that form the subject matter of the Kell Intellectual Property within the SADC License Area. The licensed rights granted to Kelltech under the Kelltech License Agreement include the right to: (i) sub-license the whole or any part of the Kell Intellectual Property within the SADC License Area on an exclusive basis to use the Kell Intellectual Property (on the basis that the sub-licensee (KTSA) is permitted to further sub-license the Kell Intellectual Property on a non-exclusive basis but without the right for the further sub-licensee to further sub-license same) and (ii) grant a non-exclusive license to the Kell Intellectual Property to sell goods and products that are the result of Kelltech Limited’s use of the Kell Intellectual Property granted through the exclusive license, with such sales not restricted to the SADC License Area.

The Kelltech License Agreement will remain in force indefinitely, unless earlier terminated due to (i) a force majeure event that results in an impediment enduring for more than six months, in which case a party to the Kelltech License Agreement shall be entitled to terminate the Kelltech License Agreement by written notice to the other parties; or (ii) SRL ceasing to be ultimately controlled, directly or indirectly, by the person(s) that controlled SRL on the date of signature of the Kelltech License Agreement, being April 16, 2014, and Kelltech Limited failing (other than due to a fault of Lifezone Limited) to use its reasonable endeavors to utilize the Kell Intellectual Property in the SADC License Area so that royalties payable to Lifezone in any consecutive 12-month period are, in aggregate, less than $500,000, (unless Kelltech Limited is able to demonstrate that the delay or suspension in utilizing the Kell Intellectual Property is due to sound commercial reasons), in which case Lifezone Limited shall be entitled to terminate the Kelltech License Agreement. The aforementioned termination right exercisable by Lifezone Limited will only be exercisable after the completion of six months from the occurrence of the change of control of SRL.

The Kelltech License Agreement is governed by the laws of Mauritius.

KTSA License Agreement

Kelltech Limited and KTSA entered into a license agreement dated April 16, 2014, as amended (the “KTSA License Agreement”), pursuant to which Kelltech Limited granted KTSA an exclusive sub-license to the Kell Intellectual Property under the Kelltech License Agreement to use the Kell Intellectual Property within the SADC License Area. The license rights granted to KTSA under the KTSA License Agreement (“KTSA License”) includes the right to: (i) sub-license the whole or any part of the Kell Intellectual Property within the SADC License Area on an non-exclusive basis to use the Kell Intellectual Property (on the basis that the further sub-licensee is not permitted to further sub-license the Kell Intellectual Property); and (ii) grant a non-exclusive license to the Kell Intellectual Property to sell goods and products that are the result of Kelltech Limited’s use of the Kell Intellectual Property granted through the exclusive license, with such sales not restricted to the SADC License Area.

The KTSA License Agreement will remain in force until the date upon which the Kelltech License Agreement terminates unless terminated earlier due to a force majeure event that results in an impediment enduring for more than six months, in which case either party shall be entitled to terminate the KTSA License Agreement by written notice to the other party.

The KTSA License Agreement is governed by the laws of Mauritius.

Kellplant License Agreement

KTSA and Kellplant entered into a license agreement dated February 12, 2016, as amended (the “Kellplant License Agreement”), pursuant to which KTSA granted Kellplant a non-exclusive sub-license to the Kell Intellectual Property to use the Kell Intellectual Property within South Africa and to construct, commission and operate a plant utilizing Kell Intellectual Property at the site of a mine operated by the SRL group in South Africa conducting the beneficiation of PGMs. In addition, under the Kellplant License Agreement, KTSA granted Kellplant a non-exclusive license to the Kell Intellectual Property to sell goods and products that are the result of Kellplant’s use of the Kell Intellectual Property granted through the exclusive license, with such sales not restricted to South Africa. Kellplant does not have the right to further sub-license the Kell Intellectual Property.

The Kellplant License Agreement will remain in force until the date upon which the KTSA License Agreement terminates unless terminated earlier due to a force majeure event that results in an impediment enduring for more than six months, in which case either party shall be entitled to terminate the Kellplant License Agreement by written notice to the other party.

The Kelltech License Agreement is governed by the laws of Mauritius.

In consideration for the rights granted under each of the license agreements described above (collectively, the “Kell License Agreements”), each of KTSA, Kelltech Limited and Lifezone Limited are entitled to a royalty payment based on a percentage of the income (after transport costs, customs clearing costs, refining charges and realizations) received from the sales of the refined PGMs produced from concentrate (i.e., the product arising from the process of crushing, milling, flotation or any other method of separation whereby material containing PGMs is separated from tailings and concentrated from the ore and waste rock) from a plant using Kell Process Technology (excluding any value added tax payable). KTSA’s royalty payment flows up to Kelltech and a portion of Kelltech’s royalty payment flows up to Lifezone Limited. Part of Kelltech’s royalty payment to Lifezone Limited is linked to the amount of PGMs contained in the feed material processed.

In the context of the Kell License Agreements, PGMs means: (a) platinum, palladium, rhodium, ruthenium, iridium and osmium (“Specific PGMs”), but only where the primary focus of the extraction process is on the extraction of one or more of the Specific PGMs; (b) gold and silver (“Precious Metals”) but only where the primary focus of the extraction process is on the extraction of one or more of Specific PGMs or one or more of the Precious Metals; and (c) nickel, copper, cobalt, and other metals, elements or compounds but only where the primary focus of the extraction process is on the extraction of one or more of the Specific PGMs and gold or one or more of the Precious Metals.

Lifezone-KNL Development, Licensing and Services Agreement

On October 14, 2022, Lifezone Limited and KNL entered into a development, licensing and services agreement (the “DLSA”), pursuant to which Lifezone Limited agreed to: (i) develop the Kabanga Hydromet Technology; (ii) once developed, license that technology to KNL for use by or on behalf of KNL initially in connection with a feasibility study and thereafter in connection with the Kabanga Project; and (iii) provide a variety of related services. Unless terminated earlier, the DLSA will remain in force until completion of the Kabanga Project and any related project, following which it shall automatically expire.

Lifezone Limited is required to use reasonable endeavors to develop the Kabanga Hydromet Technology as soon as reasonably practicable, so that it meets the specifications set out in the DLSA, in accordance with a project plan that will be agreed by Lifezone Limited and KNL following commencement of the DLSA. Once developed, Lifezone Limited will assist KNL in preparing the Definitive Feasibility Study. Once prepared, the KNL board shall consider the results of the Definitive Feasibility Study and determine (acting reasonably and in good faith) whether the Definitive Feasibility Study is acceptable and if the Definitive Feasibility Study recommends the use of the Kabanga Hydromet Technology, and whether the Kabanga Project shall continue to the next stage (being financing and construction). If the KNL board does not affirm these matters, the parties shall agree on and perform remedial work. If the KNL board, after one year, decides (acting reasonably and in good faith) that the matters still not can be affirmed, then either party may terminate the DLSA. If the KNL board affirms the matters, KNL will, among other things: (i) commence the installation of the technology at the Kabanga Project site; and (ii) following commissioning of the installation, undertake acceptance testing based on agreed criteria to determine whether the Kabanga Hydromet Technology meets the agreed specifications. If the acceptance tests are unsuccessful, the parties will agree on and perform remedial actions and the tests will be repeated. If acceptance tests are failed for a third time (or have not been passed within 36 months of commissioning of the refining business at the site), KNL may terminate the DLSA or choose to accept the Kabanga Hydromet Technology subject to payment of reduced fees (please see details of these reduced fees below).

From the date of installation of the Kabanga Hydromet Technology at the site, Lifezone Limited will grant KNL a non-exclusive, sub-licensable, non-transferable license to use the technology at the site for the duration of the Kabanga Project (and any related project). Lifezone Limited will grant KNL a right of first refusal in respect of any other proposal in respect of the development, licensing and/or use of the Kabanga Hydromet Technology (or substantially similar technology) and/or provision of services analogous to the services to be provided by Lifezone Limited under the DLSA in respect of the beneficiation of a mineral deposit (actual or expected) from Tanzania where nickel derived from nickel sulfidic ore bodies is, or can reasonably be expected to be, the most significant revenue-generating component in the refined products to be derived from such deposit (an “Alternative Deposit Transaction”). Lifezone Limited will be required to notify KNL of any preliminary testing and/or study work in respect of any such deposit, provide to KNL details of the terms of any Alternative Deposit Transaction discussed with a third party and collaboratively discuss alternative arrangements with KNL whereby the relevant mineral deposits would be beneficiated by the KNL group at the CTP or another relevant site in Tanzania (or elsewhere if agreed).

Following receipt of a notice of intent from KNL to enter into discussions in respect of any such Alternative Deposit Transaction, Lifezone Limited and KNL will be required to use their reasonable endeavors to agree the material terms of such alternative transaction, failing which Lifezone Limited will be free to enter into a transaction with the original third party to the Alternative Deposit Transaction provided that the terms of such transaction are not more favorable to such third party than those notified to KNL at the beginning of the process outlined above.

The services to be provided by Lifezone Limited include: (i) bespoke design of the Kabanga Hydromet Technology; (ii) development and management of test work programs and process design and engineering services; (iii) financial modelling; and (iv) any other services agreed between the parties. The services fee payable by KNL to Lifezone Limited will be calculated on a time and materials basis and include a pass-through of costs in respect of third-party expenses. Between the date of the DLSA and the date of confirmation of successful completion of the acceptance tests, Lifezone Limited and KNL will discuss and seek to agree any services required by KNL following the consummation of a further investment in KNL by BHP pursuant to the Tranche 3 Option Agreement, failing which the services will otherwise continue to be provided in the same manner, scope and timing as previously provided by Lifezone Limited and in accordance with the agreed budget.

Between commissioning and acceptance of the technology, KNL will be required to pay a quarterly technology fee calculated by reference to a percentage of the capital costs in respect of the site and any related sites (subject to adjustment in certain circumstances). From the acceptance date, KNL will be required to pay a quarterly royalty fee calculated by reference to a percentage of the gross revenues derived from the sale of products originating from or processed at the site and/or any related sites (subject to adjustment in certain circumstances).

Services agreements

Lifezone-KTSA Technical Services Agreement

Lifezone Limited and KTSA entered into a technical services agreement on June 10, 2020 (as amended, the “Lifezone-KTSA Technical Services Agreement”), with effect from January 1, 2020, pursuant to which, amongst other things, Lifezone Limited provides certain technical services to KTSA including business operational support services required for the development of the potential Kell-Sedibelo-Lifezone Refinery and the utilization of our Hydromet Technology in South Africa.

The Lifezone-KTSA Technical Services Agreement has an initial fixed period ending January 1, 2023, after which the agreement will continue unless the agreement is terminated by either party (i) with 6 months’ advance notice; or (ii) immediately on giving notice to the other party upon the occurrence of a termination event set out therein, such as in the event the KTSA License is terminated for any reason, material breach by any party or any party suspends or threatens to suspend payments of its debts to the other party.

In consideration for the aforementioned services provided by Lifezone Limited to KTSA, KTSA pays Lifezone Limited a fixed service fee per calendar month, which fee shall be increased by a specified percentage per annum. Additional fees are chargeable if Lifezone Limited renders services to third parties at the request of KTSA. The total service fees paid to Lifezone Limited by KTSA in terms of the Lifezone-KTSA Technical Services Agreement for the years ended December 31, 2022 and 2021 were $595,203 and $625,750, respectively.

Lifezone-Kellplant Technical Services Agreement

On October 24, 2021, Lifezone Limited and Kellplant entered into a technical services agreement (the “Lifezone-Kellplant Technical Services Agreement”), with effect from January 1, 2021, pursuant to which, amongst other things, Lifezone Limited provided certain technical services to Kellplant, including business operational support services required for the development, operation and maintenance of the potential Kell-Sedibelo-Lifezone Refinery and the utilization of our Hydromet Technology in South Africa.

In consideration for the aforementioned services provided by Lifezone Limited to Kellplant, Kellplant paid Lifezone Limited a fixed service fee per calendar month, which fee was increased by a specified percentage per annum. The total service fees paid to Lifezone Limited by Kellplant in terms of the Lifezone-Kellplant Technical Services Agreement for the years ended December 31, 2022 and 2021 were $1,510,830 and $1,466,825, respectively. All activity under the Lifezone-Kellplant Technical Services Agreement was suspended from February 1, 2023 per informal agreement between Lifezone and Kellplant.

PPM-KTSA Support Services Agreement

On November 4, 2021, Pilanesberg Platinum Mines Proprietary Limited (“PPM”) (a wholly-owned subsidiary of SRL) and KTSA entered into a support services agreement (the “PPM-KTSA Support Services Agreement”), effective from January 1, 2021, pursuant to which, inter alia, PPM provides certain support services to KTSA, including, without limitation marketing of the Kell Process Technology to producers of PGMs, services related to preparation of management accounts and accounts for audit, corporate administration, preparation and taking of the minutes of director and shareholder meetings and facilitation of financial audits in respect of Kellplant. PPM shall provide the aforementioned services indefinitely until such time that the PPM-KTSA Support Services Agreement is terminated, by either party giving not less than six months’ written notice to the other party, or otherwise as provided for in the

KTSA Support Services Agreement. In consideration for the aforementioned services provided by PPM to KTSA, KTSA pays PPM a fixed service fee per calendar month, which fee shall be increased by a specified percentage per annum. The total service fees paid to PPM by KTSA in terms of the PPM-KTSA Support Services Agreement for the years ended December 31, 2022 and 2021 were approximately $65,000 and $63,000, respectively.

PPM-Kellplant Support Services Agreement

On January 20, 2022, PPM and Kellplant entered into a personnel and support services agreement (the “PPM-Kellplant Support Services Agreement”), with effect from January 1, 2021, pursuant to which, inter alia, PPM provided certain support and personnel services to Kellplant for purposes of the design, construction, development, commissioning and operation of the potential Kell-Sedibelo-Lifezone Refinery, including, without limitation, accounting services, liaison services, environmental monitoring services, reporting services and assistance with negotiation of offtake agreements.

In consideration for the aforementioned services provided by PPM to Kellplant, Kellplant paid PPM a fixed service fee per calendar month, which fee was increased by a specified percentage per annum. The total service fees paid to PPM by Kellplant in terms of the PPM-Kellplant Support Services Agreement for the years ended December 31, 2022 and 2021 were approximately $972,000 and $943,000, respectively. All activity under the PPM-Kellplant Support Services Agreement was suspended from February 1, 2023 per informal agreement between PPM and Kellplant.

Funding arrangement for Kellplant

Lifezone Limited holds a 50% interest in the Kelltech joint venture arrangement with Orkid S.a.r.l (a wholly owned subsidiary of SRL), which holds the remaining 50% interest in Kelltech. Kelltech holds an approximate 66.67% interest in KTSA, a South African incorporated company, with the remaining 33.33% interest being held by IDC, a South African national development finance institution. KTSA holds a 100% interest in Kellplant, a South African incorporated company that is set up to own and operate the potential Kell-Sedibelo-Lifezone Refinery. Until SRL has finalized its revised mine plan and received board approval for such revised plan, and we have re-scoped the project after receiving such revised plan and completed further test work and studies, we expect that there will be no further development expenditures or capital commitments to Kellplant relating to the potential Kell-Sedibelo-Lifezone Refinery. Pursuant to SRL’s communication as set out above, the development expenditures for the potential Kell-Sedibelo-Lifezone Refinery are subject to update pending the outcome of SRL’s revised mine plan and subsequent re-scoping, test work and studies. As of the date of this prospectus, Kelltech Limited has made shareholder loans of $7,979,768 to KTSA for the purposes of development of the potential Kell-Sedibelo-Lifezone Refinery, which funding KTSA has, as of the date of this prospectus, utilized for purposes of, and in connection with, the furtherance of the potential Kell-Sedibelo-Lifezone Refinery.

On March 31, 2022, IDC and KTSA entered into a shareholder loan agreement (“IDC-KTSA Shareholder Loan Agreement”) pursuant to which IDC agreed to advance to KTSA a shareholder loan in the amount of R407,000,000. The shareholder loan is non-interest bearing, unsecured, subordinated to all other loans owing by KTSA to third parties and shall only be repayable out of excess cash flow of KTSA (determined after taking into account the future operational requirements of KTSA). KTSA shall be obliged to apply the proceeds of the shareholder loan for the purpose of funding Kellplant for, inter alia, the design, engineering, construction, commissioning and operation of the potential Kell-Sedibelo-Lifezone Refinery. As of the date of this prospectus, an amount of R57,809,290.71 has been advanced by IDC to KTSA under the IDC-KTSA Shareholder Loan Agreement, and KTSA has on-lent such funds to Kellplant, but such funds have not yet been utilized. Disbursement of the balance of IDC shareholder loan is subject to certain customary conditions precedent which have not yet been fulfilled and, as of the date of this prospectus, we do not expect such conditions precedent to be fulfilled. Until SRL has finalized its revised mine plan and received board approval for such revised plan, and we have re-scoped the project after receiving such revised plan and completed further test work and studies, we expect that there will be no further development expenditures or capital commitments to Kellplant relating to the potential Kell-Sedibelo-Lifezone Refinery.

On November 9, 2021, Kellplant entered into an agreement (the “PPM Loan Agreement”) with PPM pursuant to which PPM agreed to advance to Kellplant, for purposes of, inter alia, the design, engineering, construction, commissioning and operation of the potential Kell-Sedibelo-Lifezone Refinery, a rand-denominated loan in an amount equivalent to $10 million. The loan advanced by PPM to Kellplant bears interest at the published prime rate from time-to-time, on a 365-day basis and compounded monthly in arrears, plus a margin. The loan is unsecured and will immediately become repayable once Kellplant receives: (i) debt funding from IDC or PPM or (ii) equity funding by KTSA, whichever is earlier, and Kellplant shall be obliged to immediately apply the proceeds it receives from such debt funding or equity funding to the repayment of the loan. SRL is currently in the process of finalizing its revised mine plan and obtaining other corporate approvals for such revised mine plan and any decision on proceeding with the potential, smaller Kell-Sedibelo-Lifezone Refinery will only be made once additional studies and engineering works are completed. In this regard, we do not expect the PPM Loan Agreement repayment mechanism to be triggered in the near future, if at all.

Environmental, social and governance matters

We are committed to high ESG standards. These are central to maintaining our social license to operate, as well as creating value for all stakeholders and delivering commercial success. Mining in Africa, and Tanzania specifically, has historically brought with it several unique ESG risks and opportunities. In recent years, the GoT has pushed for the opportunities and benefits that come from mining to be realized in country rather than taken offshore.

We have undertaken an analysis along with external consultants in order to develop a suitable ESG framework and strategy. Our high-level approach to sustainability is guided by, amongst others:

•        United Nations Sustainable Development Goals (UN SDGs);

•        Global Reporting Initiative (GRI);

•        Sustainability Accounting Standards Board (SASB); and

•        International Council of Mining and Metals (ICMM).

In addition, we expect to supplement the above frameworks with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD DDG) and The Global Battery Alliance (GBA) Guiding Principles. We believe that the development of an ESG strategy and reporting framework is an iterative process. To move into the next stage of our ESG journey, we have identified three high-level goals and relevant objectives and actions:

(i)     Development of an ESG Vision and Pathway for KNL;

(ii)    Definition of material topics that drive focus and positive impact; and

(iii)   Establishment of structure and systems that support ESG data management and disclosures.

Environmental

We have extensively tested and further developed our Hydromet Technology and we believe our Hydromet Technology will deliver an improved environmental footprint for our industry given lower energy consumption and reduced greenhouse gas emissions compared to the traditional smelting process.

Further, as part of the EIA certificate granted to us in relation to the Kabanga Project, we have undertaken to, amongst other things, ensure safe disposal of all waste, ensure environmental sustainability and avoid any form of pollution by using the most viable management techniques, adhere to the environmental management plan (“EMP”) agreed with the GoT and conduct periodical environmental audits and facilitate monitoring by the relevant authorities. The EMP was developed in 2012 as part of the EIA to comply with the Mining Act 2010. The EMP includes supporting management plans to mitigate the negative impacts and enhance the positive ones including the biophysical management plan, the social management plan, the Relocation-Resettlement Action Plan (“RRAP”), the Local Stakeholder Engagement Plan (“LSEP”) and various operational management plans. An updated EMP was submitted to the Tanzanian National Environmental Management Council and approved on June 19, 2023. Furthermore, the Definitive Feasibility Study will provide any amendments and annexures to the EIA and the EMP, which will be submitted to NEMC once updates from the Definitive Feasibility Study are sufficient for submission. Tembo Nickel plans ongoing engagement with NEMC as these updates occur.

Social

An LSEP was developed in 2013 that describes the strategy and program for engaging with stakeholders in a culturally appropriate manner through the timely provision of relevant and understandable information.

The LSEP documents engagement activities prior to 2007, through the EIA process and during the development of the RRAP. Over 170 consultation meetings were held in 2007, 2008, 2009 and 2011 with local stakeholder representatives from various groups, including potentially affected villages, government officials at the national, regional, district and village level and other interested groups. A grievance management process was also developed for the Kabanga Project as part of the 2013 LSEP. We have engaged consultants to carry out a survey of current relations with both the local administrative personnel and local community members and intend to use the findings of this survey to re-establish formal engagement with local stakeholders and their representatives in relation to the project development.

The RRAP was prepared in 2013 and described the baseline conditions and anticipated impacts of land acquisition and resettlement on affected persons. The RRAP also served as the foundational Resettlement Policy Framework (“RPF”) to guide the overall resettlement process for the Kabanga Project. Over 2022 and 2023, we have updated the previous RRAP to Tanzanian Regulations and we obtained approval of the compensation schedules by the Chief Government Valuer in May 2023. The RRAP has been submitted to the Mining Commission as part of the SML conditions and we are working to uplift the RRAP to align with international best practice and World Bank and International Finance Corporation standards. We continue to progress the completion of the new resettlement agreements and have initiated a program to evaluate the reduction of direct and indirect impacts on people and their livelihoods.

We are committed to being an active participant in the sustainable development of the local community, in partnership with affected people, the GoT and other development partners. We have also implemented previous community development initiatives in response to specific requests from either the local community or local government authorities.

Further, as part of our social performance program, our strategy for community development will be guided by five-year community development plans aimed at generating shared value for both the community and us. The community development strategy has four key areas of focus: institutional capacity building, local livelihoods development, education and community and environmental health. In line with the Tanzanian legislation and regulations, we also expect to provide local employment, procurement and training opportunities.

Governance

Lifezone Metals is considered a “foreign private issuer” under U.S. securities laws and NYSE listing rules. NYSE listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of NYSE. Despite these accommodations, we intend to follow the rules generally applicable to U.S. domestic companies listed on the NYSE, subject to certain exceptions. In particular, a majority of our board of directors is considered “independent” as defined under NYSE listing rules.

We have also formed board committees beyond those required under Isle of Man law. In addition to maintaining an audit committee consisting of at least three independent directors under NYSE listing rules, we established the following board committees: (1) a compensation committee; (2) a nominating and corporate governance committee; (3) an investment and finance committee; and (4) a sustainability and impact council focused on ESG matters. For more information, see “Management — Board Committees.”

In addition, we have policies and systems in place to promote ethical conduct and mitigate against a variety of risks, including ethics, conduct, modern slavery, anti-bribery and corruption, human rights, environmental, health and safety, insider trading and disclosure, trade compliance and sanctions, data protection and whistle-blowing.

Regulatory Compliance

Tanzania

General laws relating to mining

Tanzania Mining Act and Tanzania Mining Regulations

Mineral rights in the United Republic of Tanzania are principally governed by the Mining Act, Chapter 123 (R.E. 2019), as amended (“Tanzania Mining Act”) and the Mining Regulations, 2010, as amended (“Tanzania Mining Regulations”). The Tanzania Mining Act and the Tanzania Mining Regulations came into force in November 2010 followed by amendments to the Tanzania Mining Act in 2017 and subsequent amendments to the Tanzania Mining Regulations in 2018 and 2019. Those amendments, together with an Executive Order, introduced, among other matters: (i) the Tanzania Mining Commission; (ii) local content requirements for procurement of goods and services where mineral rights holders are required to give priority to goods and services available in Tanzania and provided by an indigenous Tanzania company and that, if such goods or services are not available in Tanzania, then such goods or services can be procured from a foreign service provider who has established a joint venture company in Tanzania and at least 20% of the issued share capital is held by an indigenous Tanzanian company. An indigenous Tanzanian company is a company in which Tanzanians hold not less than 20% of the issued share capital, 80% of its managerial positions are held by Tanzanians and 100% of other positions are held by Tanzanians; and (iii) Mining License requirements of 5% of a licensee’s equity to be held by Tanzanians, in addition to the shareholding of the GoT pursuant to Section 10 of the Tanzania Mining Act (i.e. non-dilutable free-carried interest of not less than 16%). The terms of our Framework Agreement, which provide for a 16% non-dilutable free-carried interest in TNL held by the GoT and an economic benefits sharing arrangement, supersede the ownership requirements disclosed above for TNL.

The Tanzania Mining Regulations require that applications for mining licenses are accompanied by:

•        an approval certificate issued in terms of the Environment Management Act;

•        a proposed plan for resettlement and compensation of people within the mining areas;

•        a plan for procurement of goods and services in Tanzania; and

•        a plan for employment and training of citizens of Tanzania, coupled with a succession plan for expatriate employees.

An EIA process must be followed to obtain the environmental certificate as outlined in the following section on environmental management legislation. Surface rights and resettlement are also covered in the Tanzania Mining Act. Subject to payment of compensation and implementation of a resettlement plan, the mineral rights confer surface rights. Restrictions applicable to both mineral rights and surface rights holders are explained as follows:

•        Holders of mineral rights (mining license holders) must implement the proposed resettlement and compensation plan. In the course of implementing this plan, consultations with the landowners and land users is necessary.

•        Consultation with the relevant local government authority, including the village council, is required and, thereafter, the written contract with the lawful occupier must be obtained. This contract will include details of the compensation payable and the resettlement plan agreed. Once such compensation is paid and resettlement plan is implemented, occupiers are required to vacate the mining area and the mineral rights holder can fully enjoy the surface rights within the coordinates of the mineral right license.

•        In a mining license area, if the mineral right holder has not implemented the compensation and resettlement plan for all lawful occupiers of the land, then the mineral rights holder is allowed to co-exist with the lawful occupier but the latter must get consent to erect structures in the area from the mining license holder. The consent cannot be withheld unreasonably.

•        Where mining development necessitates displacement of occupiers of land, a resettlement and compensation plan must be developed and implemented.

•        The plan must observe procedures defined under the Land Act and Village Act, including procedures for determining fair and reasonable compensation.

The Mining Act 2010 requires each mine to have an environmental management plan and a Closure Plan and mineral wastes to be managed as provided for in the EMP and relevant regulations. It also specifies that the above-mentioned plans and license conditions are implemented. Furthermore, it provides for posting of a rehabilitation bond to finance the costs of rehabilitating and making safe the mining area on termination of mining operations if the holder of the SML fails to meet its obligations.

The Tanzanian Mining Regulations require mine closure plans to be submitted by applicants for a SML and for posting of adequate financial assurance for mine closure by holders of the SML. Closure-related topics in the regulations include: land productivity, physical stability, national heritage, reclamation of mine facilities, monitoring, mine closure plan and posting of a rehabilitation bond.

The closure plan must be updated regularly and must also be reviewed, deliberated and approved by the National Mine Closure Committee. This committee is convened by the Ministry of Minerals (“MEM”). It must include representatives of ministries responsible for the management of the environment, land use and natural resources. It must also include regional and district authorities. Rehabilitation bonds can be in the form of an escrow account, capital bond, insurance guarantee bond or bank guarantee bond. The bond may be coupled with an agreement between the mining license holder and the GoT.

Minimum shareholding and public offering

In 2016, the Mining (Minimum Shareholding and Public Offering) Regulations, 2016, as amended, was adopted. The regulations set out the requirement to sell shares to Tanzanian nationals by way of a public offering and listing on the Dar es Salaam Stock Exchange, which applies to companies that carry out large scale mining operations. The regulations also require all existing holders of a SML to list a minimum of 30 percent of their shares on either the Main Investment Market or the Enterprise Growth Market Segment of the Dar es Salaam Stock Exchange. In September 2020, the GoT published the Mining (Minimum Shareholding and Public Offering) (Amendment) Regulations, 2020, which exempts companies holding SMLs from local listing requirements if such mining companies have entered into an agreement with the GoT that provides for a non-dilutable free-carried interest in such mining company and an economic benefits sharing arrangement. As a result of the 2020 amendment and the 16% non-dilutable free-carried interest in TNL held by the GoT, we believe the listing requirement does not apply to us, Kabanga or any of its subsidiaries, including TNL.

Categories of mineral right licenses

Ownership of and control over minerals on, in or under the land vest in the President of the United Republic of Tanzania. No person is allowed to prospect for minerals or carry on mining operations except pursuant to the authority of a mineral right license granted, or deemed to have been granted, under the Tanzania Mining Act or its predecessor acts. To enable a company to prospect or mine, the Tanzania MEM initially grants an exclusive prospecting license. Upon presentation of a feasibility study, together with certain other environmental, social and financial assurances, the MEM may then grant a form of license for mining. Three categories of licenses can be applied for under the Tanzania Mining Act: licenses for exploration, licenses for mining, and licenses for ancillary activities. Licenses for exploration include prospecting licenses and gemstone prospecting licenses. Licenses for mining include special mining licenses (if the proposed capital investment is equal to at least $100 million), mining licenses (if the proposed capital investment is equal to between $100,000 and $100 million) and primary mining licenses (reserved for Tanzanian citizens).

A prospecting license grants the holder the exclusive right to prospect in the area covered by the license for all minerals within the class of minerals applied for. An application for a prospecting license is made to the Mining Commission and the license, once granted, is valid for an initial term of four years. After the initial term, the license is renewable for a further period of three years, with no option for renewal thereafter. Upon renewal, 50 percent of the area covered by the license must be relinquished.

Mining by companies which have foreign ownership is mainly carried out through either a mining license or a special mining license, both of which confer on the holder the exclusive right to conduct mining operations in or on the area covered by the license. A special mining license is granted for the shorter of either the estimated life of the ore body indicated in the feasibility study report and such period as the applicant may request. The holder of a special mining license may apply for renewal of its license at any time but no later than one year before the expiry of the license and such renewal shall not be for a period exceeding the estimate life of the remaining ore body. Subject to pre negotiation with the GoT and as stipulated in the relevant framework agreement, a special mining license holder may have certain fiscal and other advantages over other mineral rights holders for example: entering into the framework agreement with the GoT to guarantee the stability of a long-term mining project and make special provision for the payment of royalties, taxes, fees and other fiscal imposts. A special mining license holder may, in certain circumstances, with prior approval from the MEM amend the program of the mining operations agreed with the MEM. TNL holds a Special Mining License for the Kabanga Project.

Tax laws relating to mining

Currently, the main tax laws in Tanzania comprise the Finance Act, 2015 (No. 16), which came into force on July 1, 2015, and the Finance Act, 2017 (No. 4), which came into force on July 1, 2017. Both tax laws impose and revise certain taxes, duties, levies and fees. Among other provisions, inspection or clearance fees on the exportation or domestic use of minerals were introduced. Such exportation or domestic use is restricted unless such minerals have been inspected or cleared at the mining areas, ports, airports, border or posts and the clearing fee of 1 percent of the gross value of the minerals has been paid by the exporter or any other person in possession thereof. Local government levies and environmental management fees and charges apply as well.

Natural resources, export and other rules

Natural resources legislation

In Tanzania, two laws in respect of natural resources came into force in July 2017: the Natural Wealth and Resources Contracts (Review and Re-negotiation of Unconscionable Terms) Act, 2017 (No. 6) (the “Unconscionable Terms Act”) and the Natural Wealth and Resources (Permanent Sovereignty) Act, 2017 (No. 5) (the “Permanent Sovereignty Act” and together with the Unconscionable Terms Act, the “Natural Resources Laws”). Implementing regulations were published in January 2020. The Natural Resources Laws provide that Tanzania has sovereignty over its natural resources and that all arrangements or agreements that relate to “natural wealth and resources” are subject to review by the National Assembly to ensure that they are in the interests of the people of Tanzania. During a review, all unconscionable terms as interpreted in accordance with the law are expunged from the agreement. In addition, under the laws, disputes over natural wealth and resources will not be subject to any proceedings in any foreign court or tribunal. As a result, investors are restricted from accessing international dispute resolution mechanisms. Accordingly, companies are now required to adopt Tanzanian law and dispute resolution by bodies in Tanzania in all mining agreements. As such, all disputes will be handled by judicial bodies in Tanzania. The nature of dispute resolution is negotiated between the GoT and the special mining license holder under the framework agreement. In addition, to ensure that the GoT and the people of Tanzania obtain an equitable stake in the exploitation of mining resources, all project earnings must be retained in Tanzanian banks. Investors are also prevented from freely exporting raw minerals and repatriating funds unless the relevant taxes and royalties have been paid in Tanzania prior to such exportation and all raw minerals must first be processed in country before export.

Section 6 of the Unconscionable Terms Act specifically provides that where there is an unconscionable term, the National Assembly may pass a resolution for re-negotiation of the agreement whereupon the GoT shall serve notice to the investor to re-negotiate the term or agreement. The GoT and the particular investor have 90 days from the notice date to re-negotiate the term or agreement. If both parties fail to revise the unconscionable term, the term will be deemed removed from the agreement. A term is considered “unconscionable” under the Unconscionable Terms Act if, among other grounds, the requirements or provisions of the agreement restrict the right of the state to exercise authority over foreign investment within the country and in accordance with the laws of Tanzania, are inequitable and onerous to the state, secure preferential treatment designed to create a separate legal regime to be applied discriminatorily for the benefit of a particular investor, deprive the people of Tanzania of the economic benefits derived from subjecting natural wealth and resources to beneficiation in the country, or subject the state to the jurisdiction of foreign laws and foreign courts or tribunals.

The Environmental Management Act, 2004

The Environmental Management Act, 2004 (“EMA”) is the primary legislation regulating environmental activities in Tanzania. The purpose of the EMA is to provide for and promote the enhancement, protection, conservation and management of the environment. The EMA provides that any person, being a proponent or a developer of a project or undertaking of a type specified in the EMA, which environmental impact assessment is required to be made by the law governing such project shall undertake at his own cost an environmental impact assessment study (“EIA Study”). The EIA Study is required to be undertaken prior to commencement or financing of any project or undertaking. The EMA further provides that a permit or license for the carrying out of any project or undertaking shall not entitle the developer of the project to undertake any activity without an environmental impact assessment certificate (“EIA Certificate”). The EMA requires all mining activities to undertake the EIA Study and obtain the EIA Certificate. The EIA Study shall be undertaken by experts or firms of experts who have been pre-approved by the Environmental Management Council.

The Environmental Management (Hazardous Waste Control and Management) Regulations, 2021

The Environmental Management (Hazardous Waste Control and Management) (“EMH Regulations”) apply to all categories of hazardous waste and to the generation, collection, storage, transportation treatment, recycling, reuse, recovery and disposal of hazardous waste and their movement in, into and outside of Tanzania. The EMH

Regulations provide that any person who generates, stores, transport, treats, etc. any hazardous waste shall be guided by the principle of hazardous waste management. It further states that, any person who owns or operates facilities which generate hazardous and toxic waste shall minimize waste generated by adopting cleaner production principles like improvement of production process through conserving raw materials and energy by eliminating use of hazardous and toxic raw materials, reducing toxic emissions and hazardous wastes, etc. The EMH Regulations clarify how the hazardous waste should be packed, labeled, transported and disposed. Further to that, there is a requirement to obtain a permit from the Minister responsible for environmental matters to handle hazardous waste in any manner, including transportation, collection, storage, treatment and disposition of the hazardous waste.

The Environmental Impact Assessment and Audit Regulations, 2005

The Environmental Impact Assessment and Audit Regulations, 2005 (“Audit Regulations”) provides further details on the manner in which the application of the EIA Certificate should be undertaken and imposes a requirement to perform annual and several other audits on mining projects. The Audit Regulations clearly provide that no licensing authority shall issue a license or a permit to any project for which an EIA Certificate is required unless the applicant for that license/permit provides the EIA Certificate to such authority. The Audit Regulations provide that the application for the EIA Certificate shall be preceded by a project brief which shall highlight the key details of the project.

Water Licenses

Water Supply and Sanitation Act, 2019

The Water Supply and Sanitation Act, 2019 provides for the sustainable management and adequate operation and transparency in the regulation of water supply and sanitation services. It also provides for establishment and management of water authorities. It provides that the water authority established in a particular area shall be responsible for providing water supply and sanitation services to the area falling under its jurisdiction. In addition to the foregoing, the water authority is authorized to install meters for the purpose of measuring the amount of water supplied to the consumer and to prohibit the discharge of certain wastes into a sewage system. Also, this authority may enter into agreements on disposition or discharge of waste into a sewage system. Overall, this Act will be applied to the Kabanga Project with respect to the supply of water, management and use of water and disposition of waste.

The Water Resources Management Act, 2009

This Act provides for institutional and legal framework for sustainable management and development of water resources to outline principles for water resources management and to provide for prevention and control of water pollution. The Act imposes an obligation on each person in the Tanzania mainland to safeguard and protect water resources and to inform the relevant authority of any activity or phenomenon that may affect the quantity and quality of water resources significantly. Further, the Act states that all water resources remain public water and are vested in the President as a trustee for and on behalf of citizens. This Act establishes the Basin Water Boards from which the Kabanga Project shall apply and obtain a water use permit to allow TNL to harness the water for the Kabanga Project’s activities. The Act also states that the owner or occupier of land on which any activity is undertaken shall take all reasonable measures to prevent any pollution from occurring or continuing to occur and if such occupier fails to take such measures, the Basin Water Board may take measures against such person to remedy the situation. This Act imposes the obligation on TNL to apply for a water use permit that will allow it to divert, dams, store, abstract or use water from surface or underground water source for any purposes as shall be disclosed to the Basin Water Board. Such Water Use Permit shall put a restriction on the amount of water to be used by the holder thereof and if there is breach of the amount of water to be used, the person holding such permit shall be obligated to pay a fine or be imprisoned.

Labor-related legislation

Employment in Tanzania is regulated by the law of contract and numerous employment legislations. There is a body of legislation providing minimum protection for employees out of which employers and employees cannot contract. These employment legislations regulate, among other things, maximum hours of work, rates applicable to work performed overtime, minimum periods of leave, notice of termination, organizational rights in respect of trade unions, strike and lockout procedures, rights and responsibilities of employers and workers in the event of retrenchments, insolvency and transfers of businesses, protection from unfair dismissal and the prohibition of unfair discrimination. Below is a brief overview of the relevant legislation and its purpose.

The Employment and Labour Relations Act

The Employment and Labour Relations Act Cap. 366 R.E. 2019 (the “ELRA”) is the primary labor law statute in Tanzania. It gives employees the right to fair labor practices, and it: (i) regulates the organizational rights of trade unions; (ii) promotes and facilitates collective bargaining at the workplace and at sectoral level; (iii) regulates the right to strike and the recourse to lock-out; (iv) promotes employee participation in decision-making through the establishment of workplace forums; (v) provides simple procedures for the resolution of labor disputes through statutory mediation and arbitration; and (vi) sets out prescribed procedures for termination of employment on the ground of conduct, incapacity, incompatibility and operational requirements.

Additionally, the ELRA ensures that the minimum acceptable conditions of employment are implemented by employers and regulates other working conditions such as working hours, leave, termination, severance pay and deductions from remuneration. It also regulates the variation of basic conditions of employment. According to section 19(5) of the ELRA, it is mandatory to make overtime payments to non-senior management employees who work overtime. The prescribed minimum overtime pay is not less than one and one-half times the employee’s basic wage for any overtime worked. According to section 17(1) of the ELRA, the prescribed hours of work and overtime do not apply to employees who manage other employees on behalf of the employer and who report directly to a senior management employee.

Section 7(1) of the ELRA requires every employer to ensure that he promotes equal opportunity in employment and strives to eliminate discrimination in any employment policy and practice. More particularly, section 7(4) of the ELRA prohibits the employer from, directly or indirectly, discriminating against an employee, in any employment policy or practice, on any of the following grounds: color, nationality, tribe or place of origin, race, national extraction, social origin, political opinion or religion, sex, gender, pregnancy, marital status or family responsibility, disability, HIV/Aids status, age or station of life. According to section 102(3) of the ELRA, a person who offends section 7 of the ELRA may be sentenced to a fine not exceeding five million shillings.

Labour Institutions Wage Order

On November 25, 2022, the Ministry of State, Prime Minister’s Officer (Labour, Youth Employment and Persons with Disability) published the Labour Institutions Wage Order, GN. No. 687 of 2022 (the “LIWO”) which shall come into effect on January 1, 2023. The LIWO revokes the Labour Institutions Wage Order GN. No. 196 of 2013 and establishes the minimum hourly, daily, weekly, fortnightly and monthly wage rates for workers working in different sectors and areas in Tanzania. The prescribed minimum rates depend on the sector and area of work. Failure to comply with the LIWO may lead to the imposition of fines on employers. The minimum prescribed monthly wage rate for the mining sector where the employer holds a mining and prospecting license is TZS. 500,000 and TZS. 300,000 for employers holding a primary mining license.

Non-Citizens (Employment Regulations) Act

The Non-Citizens (Employment Regulations) Act No. 11 of 2015 (the “NERA”) prohibits foreign nationals from being employed in Tanzania without being in possession of a valid work permit obtained from the Labour Commissioner. Currently, there is no limitation under Tanzanian law on the number of foreign employees that a Tanzanian company may employ. However, each foreign employee is required to obtain a work permit from the Labour Commissioner and a residency permit from the Commissioner General of Immigration to be able to work and reside in Tanzania. The employer intending to employ a foreign individual must demonstrate to the Labour Commissioner that there are no other persons in Tanzania with suitable skills to fill a vacancy prior to recruiting a foreign national and requiring the employer to prepare a skills transfer plan in respect of any position in which a foreign national is employed.

Occupational Health and Safety Act

The Occupational Health and Safety Act No. 5 of 2003 (“OHSA”) sets out the minimum rights and duties of employers and employees to maintain, as far as reasonably practicable, a healthy and safe working environment. The OHSA contains duties relating to the identification, assessment and control of occupational health and safety risks, which are enforced by inspectors from the Occupation Safety and Health Authority. Each employer remains responsible for the occupational health and safety of their own employees and where an employer has engaged contractors, the employer can enter into a contract with the contractor agreeing to the arrangements and procedures between them to ensure compliance by the contractor with the provisions of the OHSA. This has the effect of the employer contracting out of its obligations in respect of the employees of contractors.

Workers’ Compensation Act

The Workers’ Compensation Act Cap. 263 R.E. 2015 (the “WCA”) provides for compensation to employees for disability or death caused by, or resulting from, injuries or diseases sustained or contracted in the course of employment. Additionally, the WCA established the Workers’ Compensation Fund (the “WCF”) for the administration and regulation of workers’ compensation. Employers must be registered with the WCF and pay all levies and amounts due to the WCF.

In the event of an occupational injury or disease resulting in the disability or death of an employee, the employee or the dependents of such deceased employee (as the case may be) are not prevented from recovering damages from the employer of the employee or deceased employee in civil suits, if the injury or disease was caused by negligence, breach of statutory duty or any other wrongful act or omission of the employer (section 30(2) of the WCA).

Damage awarded to an employee or dependent of an employee in an action at common law or any other law in respect of the negligence, breach of statutory duty or other wrongful act or omission of the employer or any other person, shall be reduced by the value of any compensation which has been paid or is payable by the Fund under the WCA in respect of the injury, death or disease (section 30(2) of the WCA).

The protection of employers under the WCA does not extend to a third-party contractors, and the employer may still be liable for any civil claims relating to occupational diseases and injuries contracted and sustained by a contractor’s employees while working at the employer’s operations.

Foreign exchange regulations

On May 13, 2022, the Foreign Exchange Regulations of 2022 (the “2022 Regulations”) came into force. The 2022 Regulations repealed the Foreign Exchange Regulations of 1998 and the Foreign Exchange (Listed Securities) Regulations, 2003. The 2022 Regulations, amongst other things, provide as follows:

•        all remittances outside of Tanzania are subject to specified restrictions and must be done through authorized/licensed banks or financial institutions in Tanzania;

•        banks and financial institutions are obligated to undertake due diligence before remitting any funds outside of Tanzania. Further, additional documentation is required to be provided to the bank to justify such remittances, including proof of payment of relevant taxes for remittances of dividends;

•        loans with a tenure exceeding 365 days are compulsorily required to be registered by the Bank of Tanzania within 14 days of the loan being approved;

•        prohibition of residents of Tanzania (including companies registered in Tanzania) from opening or maintaining bank accounts outside of Tanzania except for settlement of securities within East Africa or SADC regions;

•        offsetting of financial claims between affiliates is restricted;

•        funds remitted for foreign direct investment in the form of equity shall not be converted into a loan;

•        no lender shall obligate a borrower in Tanzania to open a foreign currency account outside of Tanzania; and

•        all residents of Tanzania looking for financial accommodation from a non-resident are obliged to carry out such transaction through resident banks and financial institutions.

In addition, the 2022 Regulations co-exist with the Foreign Exchange Circular No. 6000/DEM/EX.REG/58 of 24 September 1998 (the “1998 Circular”) which has similar provisions to the 2022 Regulations. However, while the 1998 Circular restricts offsetting of financial claims between associate resident and non-resident companies (inter-company) accounts, the restriction on offsetting under the 2022 Regulation is limited to export and import transactions.

Local participation policy

On September 15, 2015, the Non-Citizens (Employment Regulation) Act, 2015 (No. 1) came into force, which vests powers concerning work permits with the Labour Commissioner. Therefore, non-citizens wishing to be employed in the country are required to apply and be granted a work permit before applying for a residence permit. Before granting the work permit, the Labour Commissioner must be satisfied that all efforts have been explored to acquire a local expert. Further, the company is required to submit a succession plan which sets out a well-articulated plan for the transfer of the non-citizen’s knowledge and expertise to Tanzanian citizens. Moreover, the Commissioner General of Immigration is required to take into consideration conditions of the work permit issued by the Labour Commissioner when granting a residence permit.

South Africa

The Precious Metals Act

Background

The Precious Metals Act, 2005 (the “PMA”) is the primary legislation regulating the South African precious metals industry. The South African Diamond and Precious Metals Regulator (the “SADPMR”) is the regulating authority responsible for the implementation of the PMA.

The PMA specifically regulates the acquisition, possession, smelting, refining, beneficiation, use and disposal of precious metals (the “Regulated Activities”). For the purpose of the PMA, precious metals are limited to the metal gold, any metal of the platinum group and the ores of such metals. The Minister of Mineral Resources and Energy may also, in terms of the PMA, declare any other metal, and the ores of any such metal, by notice in the Government Gazette, to be precious metal for the purpose of the PMA. No such declaration has been made to date.

The scope of the PMA is limited to two categories of precious metals, namely semi-fabricated precious metal and unwrought precious metal. Semi-fabricated precious metal is defined in the PMA as “refined precious metal that is in the form of sheet, tube, wire, granule, plate, strip, rod, or sponge (including carat gold alloys as prescribed), or such other refined precious metal as may be prescribed.” Unwrought precious metal means:

“(a)  precious metal that–

(i)     is unrefined (including concentrate and matte), or has been refined to a purity less than 99,9% and has not undergone any manufacturing process other than being refined or formed into a bar (but not a minted bar), an ingot, a button, plate, sponge, powder, granules, (excluding granules made from precious metal that has been refined to or beyond 99,9% purity, and carat gold alloys), solution; or

(ii)    is prescribed as any substance, material or product of similar form to any such substance, material or product listed in paragraph (a)(i); or

(b)    any article or substance containing or consisting of precious metal contemplated in paragraph (a), but does not include any article that is of archaeological interest or that has been processed or manufactured for one or more specific industrial, professional or artistic uses.”

The principal distinction between unwrought precious metal and semi-fabricated precious metal is that the latter is refined precious metal whereas the former is unrefined. The PMA defines “refined precious metal” as “precious metal that has been refined to or beyond 99,9% purity.”

Kellplant may potentially construct a hydrometallurgical refinery, the Kell-Sedibelo-Lifezone Refinery, within the mining area of PPM, which holds a mining right granted to it in terms of the Mineral and Petroleum Resources Development Act, 2002 (Act No. 28 of 2002) (the “MPRDA”) to mine, inter alia, platinum group minerals. Kellplant would receive concentrate produced by PPM. Kellplant will need to be authorized in terms of the PMA in order to receive the platinum group mineral-bearing concentrate and refine such concentrate, which is a Regulated Activity.

One of the categories of authorizations provided for by the PMA is a refining license. In terms of section 7 of the PMA, the holder of a refining license may buy, receive, smelt, refine, or change the form of, precious metal, and may extract precious metal from any material, substance or solution in its lawful possession and sell such precious metal in accordance with the conditions of the refining license issued. The holder of a refining license may also import precious metal in accordance with the terms of the refining license however, the refining license does not include the right to export precious metals and thus a refining license holder will have to apply for permission to export precious metal in terms of section 13 of the PMA.

The SADPMR issued Kellplant a refining license on September 1, 2022 and such license is valid until August 31, 2052. Section 13 of the PMA entitles Kellplant to apply for renewal of the refining license for further year periods. Kellplant may not, without consent of the SADPMR, undertake any of the Regulated Activities on site other than the one specified in its license, which is the premises of “Pilanesberg Platinum Mines, Farm Tusschenkomst 135 JP, Road P50-1, Mankwe, 0727.”

The SADPMR may cancel an authorization issued in terms of the PMA if the holder of such authorization has furnished false or incomplete information in its application for such authorization, or if the holder has contravened or fails to comply with any provision of the PMA or any condition of the relevant authorization, or is convicted of an offence in terms of the PMA or any other offence involving fraud, theft, corruption or forgery.

In terms of section 6 of the PMA, the SADPMR, in its consideration of any application for any authorization under the PMA, must have regard to the requirements of the broad-based socio-economic empowerment Charter developed in terms of section 100 of the MPRDA. In principle, this obliges an applicant for an authorization under the PMA to comply with the black economic empowerment requirements of the Mining Charter published by the Minister of Mineral Resources and Energy in terms of the MPRDA. By virtue of section 6 of the PMA, the Mining Charter published under the MPRDA is also made applicable to applicants for, and holders of, authorizations under the PMA. The Mining Charter historically included provisions which expressly applied to applicants for, and holders of, authorizations under the PMA. These provisions included, among other things, requirements relating to black economic empowerment.

The summary below in respect of black economic empowerment applies mutatis mutandis to the precious metals industry, however, as set out further below, the application of the Mining Charter and the requirements for black economic empowerment set out therein has, for the time being, been set aside in relation to the precious metals industry.

Black Economic Empowerment

The objectives of the PMA include the following:

•        ensure that the precious metal resources of the Republic are exploited and developed in the best interest of the people of South Africa (section 2(a) of the PMA);

•        promote equitable access to the Republic’s precious metals (section 2(b) of the PMA);

•        advance the objectives of the broad-based socio-economic empowerment (section 2(d) of the PMA), (collectively, the “Transformation Objectives”).

The SADPMR is required to exercise its administrative discretion under the PMA in a manner that ensures that the Transformation Objectives are fulfilled.

Under section 7 of the PMA, the SADPMR must have regard to the requirements of the broad-based socio-economic empowerment Charter developed pursuant to section 100 of the MPRDA in considering an application for any license, permit or certificate under the PMA.

The MPRDA provides that the Minister of Mineral Resources and Energy must develop a “broad-based socio-economic charter” for the South African mining industry. The Mining Charter is a policy instrument which supports the transformation objectives in both the precious metals and mining industries. The first version of the Mining Charter was published in 2004 and there have been four revisions since, the most recent of which is the 2018 Mining Charter. On April 4, 2018, the High Court of South Africa, Gauteng Provincial Division, Pretoria in Chamber of Mines of South Africa v the Minister of Mineral Resources and Energy and Another (case number 41661/2015) held that:

•        once the Minister of Mineral Resources and Energy is satisfied that the grant of a mining right applied for will further the applicable objects of the MPRDA (relating to HDSA participation and beneficiation, and the promotion of employment and social and economic welfare of all South Africans), the mining right holder is not required to restore the percentage ownership continually, however, measured, controlled by HDSAs to the 26% target referred to in the 2004 Mining Charter and the 2010 Mining Charter where such percentage falls below 26%, unless such obligation is specified as an obligation in terms of the conditions stated in the right;

•        the failure by a holder of a mining right or converted mining right to meet the requirements of the 2004 Mining Charter and the 2010 Mining Charter does not constitute a breach of a material term of the mining right entitling the Minister of Mineral Resources and Energy to cancel or suspend the mining right in terms of the MPRDA, nor does it constitute an offense under the MPRDA, unless an obligation to meet such a requirement is specified as an obligation in the terms attached to the granting of the mining right; and

•        neither the 2004 Mining Charter nor the 2010 Mining Charter requires the holder of a mining right who has, subsequent to the grant of the right, fallen below the 26% HDSA ownership threshold to enter into further HDSA empowerment transactions to increase its HDSA ownership percentage.

The Minister of Mineral Resources and Energy appealed this decision by the High Court of South Africa, Gauteng Provincial Division, Pretoria but has subsequently withdrawn its appeal. The withdrawal of the appeal by the Minister of Mineral Resources and Energy means that the principles set out in the above are settled law until such time as there are further legislative changes or new matters are brought before the judiciary.

The 2018 Mining Charter serves as a guideline for the framing, measurement and implementation of a precious metals company’s and a mining company’s contribution to the achievement of the transformation objectives under the PMA of the MPRDA. This guidance includes descriptions of what initiatives would qualify for recognition, the targeted impact, and the timeline for implementation, as well as the manner of measuring completion. As this guidance is a policy instrument, it does not give rise to any binding legal obligations. The notion that the 2018 Mining Charter is a policy document, as opposed to law, was confirmed by the High Court of South Africa in Minerals Council of South Africa vs Minister of Mineral Resources and 13 Others (case no.: 20341/19), as further described below.

For all applications for new mining rights, the 2018 Mining Charter requires a minimum of 30% HDSA ownership. At a minimum, the HDSA ownership must be comprised as follows: (i) 5% non-transferrable carried interest to qualifying employees; (ii) 5% non-transferrable carried interest to host communities; and (iii) 20% effective ownership in the form of shares to a BEE entrepreneur. There have also been material adjustments to the minimum compliance requirements relating to, among other things, employment equity, inclusive procurement, and supplier and enterprise development, which all mining companies must comply with within five years from the commencement of the 2018 Mining Charter. The consequences of the holding that the 2018 Mining Charter is policy, as opposed to law, with respect to new applicants for mineral rights, remain to be seen. While the DMRE will not be able to enforce the policy as if it is law, it is likely that the mining industry will comply with the 2018 Mining Charter in respect of new applications for mineral rights (as it has done with previous Mining Charters). The implication of the finding that a Mining Charter is policy is that a policy may not be applied rigidly. However, the DMRE may attempt to incorporate provisions of the 2018 Mining Charter into the terms of an applicant’s mining or prospecting right.

An application for a judicial review of the 2018 Mining Charter instituted by the Minerals Council of South Africa against the Minister of Mineral Resources and Energy in the High Court of South Africa, Gauteng Provincial Division, Pretoria, was commenced in early May 2020. On September 21, 2021, the High Court of South Africa in Minerals Council of South Africa vs Minister of Mineral Resources and 13 Others (case no.: 20341/19) held that a mining charter gazetted under section 100 of the MPRDA is a policy instrument rather than a binding and enforceable legal instrument. The High Court set aside several provisions of the 2018 Mining Charter, which were construed as if the 2018 Mining Charter was a legal instrument rather than a policy instrument.

The High Court also set aside the provisions relating to the precious metals industry in the 2018 Mining Charter. Consequently, despite section 6 of the MPRDA obliging the SADPMR to apply the 2018 Mining Charter to applications for authorizations under the PMA, there are no provisions in the 2018 Mining Charter which are capable of enforcement by the SADPMR. For the time being therefore, black economic empowerment is not a prerequisite in order to be authorized under the PMA.

As stated, the Industrial Development Corporation of South Africa (“IDC”) holds a one-third interest in Kellplant. Under the Mining Charter, where a state-owned entity, like IDC, holds shares in a company to which the Mining Charter applies, those shares do not count towards the company’s fulfillment of the black economic empowerment requirements. However, under the Codes of Good Practice for the Minerals Industry (published in terms of section 100(1)(b) of the MPRDA) (“Minerals Codes”), which applies to the precious metals industry according to section 4 thereof, shares held by a state owned entity, like IDC, indirectly contribute to fulfilling Transformation Objectives in that those shares must be excluded from the aggregate of shares in respect of which black economic empowerment must be calculated (see paragraph 2.1.3.4 of the Minerals Codes). For example, as IDC holds an effective 33.33% of the issued share capital of KTSA (the holding company of Kellplant), the percentage of shares held by historically disadvantaged persons must be calculated as a percentage of the remaining 66.67% of shares as opposed to a percentage of a 100% of the issued share capital.

IDC has been granted “Facilitator Status” under the Broad-based Black Economic Empowerment Act 53 of 2003 (the “B-BBEE Act”) until 2026. This means that a company that is required to comply with the B-BBEE Act may count the shares held by IDC in it towards its black economic empowerment status under the B-BBEE Act. There is currently uncertainty whether precious metals companies are required to comply with the B-BBEE Act and the B-BBEE Codes, which generally apply to other industries in South Africa. The PMA does not require precious metals companies to comply with the B-BBEE Act and the B-BBEE Codes. Companies in the precious metals industry may wish to have their black economic empowerment status rated under the B-BBEE Act but there is no provision in the PMA which empowers the SADPMR to have regard thereto.

Environmental regulations

Section 24 of the South African Constitution compels the South African government to make legislation and to take other measures to protect the environment, prevent pollution and ecological degradation, promote conservation and secure sustainable development in South Africa.

The National Environmental Management Act, 1998 (the “NEMA”) is the overarching legislation which gives effect to the environmental right protected in section 24 of the Constitution, which provides the underlying framework and principles underpinning the coordinated and integrated management of environmental activities. There is an array of national, provincial and local government legislation related to the environment which may also be applicable on a site specific basis including the National Environmental Management: Biodiversity Act, No. 10 of 2004, the National Water Act, No. 36 of 1998, the National Environmental Management: Waste Act, No. 59 of 2008 and local government by-laws regarding matters such as water and sanitation, waste related practices, fire safety, generator use and storage of dangerous goods and hazardous products.

Environmental authorizations

An environmental authorization is required under NEMA to commence a listed activity, including activities that relate to the deposition of mine residue and tailings generated from the secondary processing of concentrate and activities that require an atmospheric emission license for the secondary processing (for example, refining of concentrate) of minerals. Commencing such a listed activity without an environmental authorization is an offense under NEMA.

Applicants for environmental authorizations are required to follow a public participation process to enable meaningful consultation with all interested and affected parties, which include host communities. In doing so, applicants must submit an environmental impact assessment report and an environmental management plan containing, among other things: information on the pre-mining environment; identification and quantification of any potential environmental, economic and social impacts; and providing appropriate mitigating measures to minimize any negative impacts caused by the mining operations and enhance any positive impacts. The Environmental Minister remains the appeal authority in respect of any appeals against the issue of an environmental authorization. The necessary environmental authorization was applied for, and obtained, by PPM and a decision on PPM’s application to transfer the said environmental authorization to Kellplant is pending.

Atmospheric emissions licenses

An atmospheric emissions license is required in terms of the South African National Environmental Management: Air Quality Act 39 of 2004 (the “NEMAQA”) to undertake listed activities, including certain mining-related and processing activities. NEMAQA requires the Minister responsible for Environmental Affairs to establish a national framework for achieving the objectives of NEMAQA, which must include, among other things, minimum emission standards and norms and standards. Local government is entrusted with the competence to manage air pollution, with municipalities being the licensing authority for purposes of issuing atmospheric emissions licenses. The necessary atmospheric emissions license was applied for, and obtained, by PPM and PPM will apply for the transfer of the license to Kellplant in due course.

The measurement and monitoring of atmospheric emissions are regulated through various tools, such as: the air dispersion modeling framework, the declaration of priority pollutants and pollutant areas, and the mandatory reporting of data and information from identified point, non-point, and mobile sources of atmospheric emissions to the National Air Emission Inventory System. The declaration by the Department of Forestry, Fisheries and the Environment (“DFFE”) of greenhouse gases as priority air pollutants in 2017 has been followed by the imposition of a regulatory framework for greenhouse gas emission reporting, which forms the basis and input for the imposition of the carbon tax, which commenced on June 1, 2019.

The South African Carbon Tax Act, which took effect on June 1, 2019, introduces a carbon tax on identified affected sectors on the basis of their greenhouse gas emission concentrations as a controlled climate change mitigation measure. Under the Carbon Tax Act, a person is liable to pay carbon tax if that person conducts an activity in South Africa resulting in greenhouse gas emissions equal to or above the defined threshold. A detailed list of activities and sectors, as well as their capacity thresholds and applicable allowances are set out in a schedule to the Carbon Tax Act. Activities carried out at the Kellplant’s operations may fall within a number of these categories.

Carbon tax is being introduced in a phased manner, with the first phase running until December 31, 2022. The Carbon Tax Act imposed a carbon tax of R120 per tonne of CO2-eq of the greenhouse gas emissions of a taxpayer for the initial tax period from June 1, 2019 to December 31, 2019, which will increase annually at the consumer price index plus 2% until December 31, 2022. The carbon tax rate for the tax period January 1, 2022 to December 31, 2022 was R144 per tonne of CO2-eq emissions, and the carbon tax rate has been increased for the 2023 tax period to R159 per tonne of CO2-eq emissions. Carbon tax liability is calculated as the tax base (sum of greenhouse gas emissions from combustion, industrial processes and fugitive emissions in accordance with a reporting methodology approved by the DFFE, proportionately reduced by certain tax-free allowances and, to the extent applicable, certain deductions) multiplied by the rate of the carbon tax. However, a number of transitional tax-free allowances apply during the Carbon Tax Act’s first phase of implementation, which aim to ensure a smooth transition to a low carbon economy. The first phase maximum percentages of each permissible allowance for each listed activity conducted are set out in a schedule to the Carbon Tax Act.

The Carbon Offset Regulations issued under section 19 of the Carbon Tax Act, which took effect on June 1, 2019, provide the first material mechanism permitting companies to reduce their carbon tax liability (between 5% to 10% of their total greenhouse gas emissions) through investment in a carbon offset program. On June 19, 2020, the Minister of Finance finalized the next set of regulatory mechanisms applicable to the Carbon Tax Act, which include regulations governing trade exposure allowances, greenhouse gas emissions intensity benchmarks, and a notice regarding a renewable energy premium. Kellplant will be subject to carbon tax once the potential Kell-Sedibelo-Lifezone Refinery has been commissioned.

Water use licenses

South Africa’s water resources are regulated by the South Africa National Water Act No. 36 of 1998 (as amended from time to time) (“NWA”). A water-use license is required under the NWA to undertake one of the specified water uses in the NWA, subject to a number of exceptions. Water uses include, among others: the taking of water from a water resource, the diversion of watercourses, mine dewatering, discharge of wastewater, and the disposal of waste on land. Most precious metals operations situated in rural areas without access to water services from a local municipality require a water use license in order to conduct their operations, particularly for activities relating to water abstraction, storage, effluent discharge, diversions, and facilities that have the potential to pollute groundwater resources. The Minister of Water and Sanitation is responsible for issuing water use licenses and has issued regulations setting out the procedural requirements and steps for applications for water use licenses, as well as appeal processes for decisions taken. The regulations provide that security, in the form of a deed of suretyship, may have to be provided to the Department of Human Settlements, Water and Sanitation pursuant to a water use license application. Such security, where required, must be enforceable for a period of at least five years after the water use license activities have lapsed. The regulated water uses applicable to Kellplant have been authorized under the water use license issued to PPM and these use rights will be extended to Kellplant under a service level agreement.

Waste management licenses

A waste management license is required in order to undertake certain waste management activities that are listed in regulations published by the Minister responsible for environmental affairs under the South African National Environmental Management: Waste Act 59 of 2008 (the “NEMWA”). The Minister responsible for environmental affairs may, by notice in the South African Government Gazette, prohibit or restrict the granting of a waste management license by the licensing authority for a listed activity in a specified geographical area if deemed necessary to ensure the protection of the environment, conservation of resources, sustainable development or human health and well-being. The regulated waste management activities applicable to Kellplant have been authorized under the authorizations issued to PPM and these activities will be managed by Kellplant under a service level agreement.

NEMWA also regulates contaminated land, including land where the contamination arose before the commencement of NEMWA. Any land identified as an investigation area by the environmental authorities, or which a landowner notifies as contaminated to the environmental authorities, is to be assessed and reported. A directive or remediation order may be issued by the environmental authorities requiring the remediation of the site following such assessment and report, depending on the level of risk associated with the contamination.

Certain regulatory approvals required for the operations at the potential Kell-Sedibelo-Lifezone Refinery are currently held by PPM and Kellplant. For details, see “Risk Factors — Risks Related to the Potential Kell-Sedibelo-Lifezone Refinery which may license our Hydromet Technology — The potential Kell-Sedibelo-Lifezone Refinery is subject to costs and liabilities related to stringent environmental and health and safety standards.” and “Risk Factors — Risks Related to the Potential Kell-Sedibelo-Lifezone Refinery which may license our Hydromet Technology — A majority of the environmental and health and safety licenses and approvals are currently not held by Kellplant directly.”

Financial Provisioning

On June 24, 2022, amendments to NEMA were published which are yet to be brought into operation by the President of South Africa by notice in the Government Gazette. One of the amendments to NEMA empowers the Minister responsible for environmental affairs to identify those activities subject to environmental authorization for which the applicant for, and holder of, an environmental authorization will be obliged to make financial provision for the rehabilitation, closure and ongoing post decommissioning management of negative environmental impacts. The financial provision contemplated here is more than a financial accounting exercise. It requires the responsible party to provide a form of security, for example a bank guarantee, in favor of the competent authority. Historically, this obligation only rested on the mining industry but by virtue of above mentioned amendment, the net of responsible parties will be made wider and it is likely to include the precious metals industry as well.

Environmental liability

As set out above, precious metals companies operating in South Africa are subject to extensive environmental laws and regulations. In particular, NEMA imposes a duty of care on every person who causes, has caused or may cause significant pollution or degradation of the environment to take reasonable steps to prevent such pollution or degradation from occurring, continuing or recurring, or, insofar as such harm to the environment is authorized by law or cannot reasonably be avoided or stopped, to minimize and rectify such pollution or degradation. It is arguable that given the stringent requirements to comply, any breach of such duty is subject to strict liability.

A similar duty of care exists under the NWA where owners, controllers or occupiers of land on which an activity, or process, is or was performed that causes, has caused, or is likely to cause, the pollution of a water resource, must take all reasonable measures to prevent such pollution from occurring, continuing or recurring. Contravention of NEMA and the NWA is an offense and an offender may be liable for significant penalties in the form of a fine and/or imprisonment. Both NEMA and the NWA permit the DFFE or DWS to issue administrative directives to persons to take reasonable measures to prevent pollution from occurring, continuing or recurring where such measures have not been taken. In addition, these authorities can order the suspension of part or all of a company’s operations for non-compliance.

A person who was a director of the offending company at the time the offense under NEMA was committed may be held jointly and severally liable for any negative impact on the environment, whether advertently or inadvertently caused by the company which they represent, including damage, degradation or pollution. In order for liability to be established, the director in question must have been: (i) the principal in control at the time of the commission of the offense; (ii) an accomplice (if the director was party to the offense committed by the company or its employees); (iii) a co-conspirator (if it is alleged that the director was party to a conspiracy to commit an offense); or (iv) cited as a party to the proceedings where the company is found to have committed an offense, and the director failing to discharge the onus that they took reasonable measures to prevent or mitigate the offense. If a company receives a directive ordering it to take reasonable measures to prevent pollution or to rectify or minimize pollution or degradation and fails to take such measures, the authority may recover the cost of implementing the measures from, among others, any person who directly or indirectly contributed to the pollution or degradation, or negligently failed to prevent the pollution. Directors may be cited as jointly and severally liable for such claims in the event that they meet the requirements for associated liability (any person responsible for, or who directly or indirectly contributed to the pollution) with the amount being apportioned according to the degree to which each party was responsible for the pollution.

NEMA does not expressly provide for shareholder liability. However, there is a possibility that a shareholder may be deemed to be liable where it exercises a sufficient degree of control over the company to satisfy the test of “control” (i.e., shareholders who exercise sufficient control over a company so as to influence the manner in which it is managed) may be in a position where they are exposed to statutory liability under NEMA. There is no legal precedent in South Africa to support this interpretation as there have been no reported judgments in South Africa where a court has been asked to deal with the issue of shareholders’ liability under environmental law. However, various foreign jurisdictions have, to varying degrees, imputed environmental liability to a shareholder who exercises sufficient control over the company so as to influence the manner in which it is managed. In these jurisdictions, the question of whether a shareholder exercises sufficient control over a company is a question of fact that must be determined on a case-by-case basis. The relevant provisions of NEMA upon which regulatory authorities may rely to hold shareholders liable have been made expressly retrospective.

NEMA facilitates private prosecution by any person in a matter which relates to the protection of the environment or a breach or threatened breach of the environmental duty of care. The offenses are listed in NEMA, which range from the commencement of unauthorized activities, failure to comply with a condition in a license to operate, unlawful or intentional acts which lead to significant pollution and failure to comply with compliance orders or directives. Under NEMA, any person may initiate the prosecution of an entity, its directors or employees in their personal capacity. The person initiating prosecution does not require the public prosecutor’s permission and does not need to provide security for such action. The accused on conviction may be ordered to pay the costs of the prosecution.

Labor-related legislation

Employment in South Africa is regulated by the law of contract and by legislation. There is a body of legislation providing minimum protection for employees out of which employers and employees cannot contract. This legislation is found in a number of acts that regulate, among others, maximum hours of work, rates applicable to work performed overtime, minimum periods of leave, notice of termination, organizational rights in respect of trade unions, strike law, rights and responsibilities of employers and workers in the event of retrenchments, insolvency and transfers of businesses, protection from unfair dismissal and the prohibition of unfair discrimination. Below is an overview of the relevant legislation and its purpose.

Labour Relations Act

The South African Labour Relations Act 66 of 1995 is the primary labor law statute in South Africa. It gives effect to section 23 of the South African Constitution, being the right to fair labor practices, and it: (i) regulates the organizational rights of trade unions; (ii) promotes and facilitates collective bargaining at the workplace and at sectoral level; (iii) regulates the right to strike and the recourse to lock-out in conformity with the South African Constitution; (iv) promotes employee participation in decision-making through the establishment of workplace forums; (v) provides simple procedures for the resolution of labor disputes through statutory conciliation, mediation and arbitration and through independent alternative dispute resolution services accredited for that purpose; and (vi) regulates the employment-related consequences of a transfer of a business or a part thereof as a going concern.

Basic Conditions of Employment Act

The South African Basic Conditions of Employment Act 75 of 1997 (“BCEA”) applies to all employees and employers in South Africa and ensures that the minimum acceptable conditions of employment are implemented by employers and regulates other working conditions such as working hours, leave, termination, severance pay and deductions from remuneration. It also regulates the variation of basic conditions of employment.

According to section 10(2) of the BCEA, it is mandatory to make overtime payment to an employee whose earnings do not exceed the threshold of R241,110.59 per annum and works overtime. The BCEA, however, excludes certain employees earning more than the prescribed threshold from the application of the aforementioned provision in section 10(2) of the BCEA and certain other sections of the BCEA. Employees in those excluded categories who work overtime are instead compensated at the normal rate or wage for the extra hours worked. Accordingly, the BCEA would not be applicable to those employees whose terms and conditions of employment are governed by a collective agreement. To the extent that terms and conditions are not governed by collective agreements, the BCEA will apply to these employees.

National Minimum Wage Act

On January 1, 2019, the South African National Minimum Wage Act 9 of 2018 (the “NMWA”) came into force and established minimum hourly wage rates for workers. The prescribed minimum rates depend on the type of worker. Failure to comply with the NMWA may lead to the imposition of fines on employers. An exemption process has been established for employers who cannot afford to comply with the prescribed minimum rates. Customarily in the mining industry, wages are governed by wage agreements and the provisions of the NMWA would only be applicable to these employees if the wage agreement provides a minimum wage that is less favorable than the prescribed national minimum wage.

Employment Equity Act

The South African Employment Equity Act 55 of 1998 (“EEA”) is intended to achieve equity in the workplace by promoting equal opportunity and fair treatment in employment through the elimination of unfair discrimination and by implementing affirmative action measures to redress disadvantages in employment experienced by people of designated groups. If an employer does not comply with affirmative action measures in terms of the EEA, a labor inspector may issue a compliance order to a designated employer if the employer has refused to give a written undertaking or failed to comply with a written undertaking in respect of compliance with such affirmative action measures. For greater enforcement prospects, the director-general may apply to the Labour Court of South Africa to have the compliance order made an order of court. Non-compliance with such court order may result in a fine of up to R2.7 million or up to 10% of the revenue of the employer, depending on the number of contraventions by the employer in a specified period.

Unemployment Insurance Act

The South African Unemployment Insurance Act 63 of 2001 established the Unemployed Insurance Fund, which provides for the payment of benefits to certain employees in certain express circumstances, such as unemployment, maternity leave, parental leave, adoption leave, commissioning parental leave, illness and reduced work time.

The South African Unemployment Insurance Contributions Act 4 of 2002 regulates the payment of contributions to the UIF. Employers are required to pay an amount equivalent to 2% of the employee’s monthly remuneration to the UIF, made up of 1% of the employee’s contribution (deducted from the employee’s remuneration) and 1% of the employer’s contribution (not deducted from the employee’s remuneration). With effect from June 1, 2021, the remuneration threshold for the calculation of the contribution to be made to the UIF is ZAR17,712.00 per month. This means that the monthly contribution is capped at R177.12 per month, for the employer and employee, respectively. In respect of learners undergoing learnership training in terms of the Skills Development Act 97 of 1998 (as defined and more fully discussed below), at the completion of the “learnership” contract, and provided that they are subsequently employed, the employer would be required to contribute to the UIF on their behalf and to deduct their contribution from their remuneration.

In response to the COVID-19 pandemic and the resultant lockdown, in 2020, the Department of Employment and Labour introduced the COVID-19 Temporary Employer-Employee Relief Scheme. In terms of this scheme, certain employers may claim benefits from the UIF on behalf of their employees.

Skills Development Act

The South African Skills Development Act No. 97 of 1998 aims to develop the skills of the South African workforce. Sector Education and Training Authorities have been established in terms of the Skills Development Act, with the task of contributing to the improvement of skills in South Africa, thereby establishing “learnerships,” to improve workplace skills plans, allocate grants and monitor education and training in the sector, and to collect and disburse skills development levies. Training is financed by a levy equivalent to 1% of each employer’s payroll, which is levied in terms of the Skills Development Levies Act No. 9 of 1999. All employers are required to budget for such levy, which cannot be deducted from workers’ pay.

Occupational Health and Safety Act

The South African Occupational Health and Safety Act 95 of 1993 (“OHSA”) sets out the minimum rights and duties of employers and employees to maintain, as far as reasonably practicable, a healthy and safe working environment. The OHSA contains duties relating to the identification, assessment and control of occupational health and safety risks, which are enforced by inspectors from the Department of Employment and Labour. Each employer remains responsible for the occupational health and safety of their own employees and where an employer has engaged contractors, the employer can enter into a contract with the contractor agreeing to the arrangements and procedures between them to ensure compliance by the contractor with the provisions of the OHSA. This has the effect of the employer contracting out of its obligations in respect of the employees of contractors.

Compensation for Occupational Injuries and Diseases Act

The South African Compensation of Occupational Injuries and Diseases Act 130 of 1993 (“COIDA”) provides a system of “no-fault” compensation for employees who are injured or killed in accidents that arise out of, and in the course and scope of their employment, or who contract occupational diseases. Employers must be registered with the Compensation Commissioner, or approved Mutual Assurance, and pay all levies and amounts due to the fund.

In the event of an occupational injury or disease resulting in the disablement of an employee or the death of an employee, the employee or the dependents of such deceased employee (as the case may be) are prevented from recovering damages from the employer of the employee or deceased employee, but must follow the procedures in place in terms of COIDA. Accordingly, the aforementioned persons shall have no civil claim against the employer of the injured or deceased employee. The employee or the dependents of the deceased employee, however, may lodge a claim with the Compensation Commissioner in terms of COIDA for increased compensation if the occupational injury or disease was due to the negligence of an employer or other persons stipulated in section 56 of COIDA.

Legal Proceedings

From time-to-time, we may become involved in actions, claims, suits, and other legal proceedings arising in the ordinary course of business, including assertions by third parties relating to IP infringement, breaches of contract or warranties or employment-related matters. We are not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition and results of operations.

THE DESCRIPTION OF THE KABANGA PROJECT

This description of the Kabanga Project (as defined below) has been prepared by Lifezone Metals. Certain information that follows relating to the Kabanga Project is derived from, and in some instances is an extract from, the Technical Report Summary prepared in accordance with Item 1300 of Regulation S-K promulgated by the SEC (“S-K 1300”). Portions of the following information are based upon assumptions, qualifications and procedures that are not fully described herein. Reference should be made to the full text of the Technical Report Summary, which is included as an exhibit to this prospectus.

Overview

The Kabanga nickel project (the “Kabanga Project”) is an exploration-stage project. Lifezone Metals believes that the Kabanga Project, located in north-west Tanzania, comprises one of the world’s largest and highest grade nickel sulfide deposits. The Kabanga Project has undergone several distinct phases of exploration and assessment since the 1970s. KNL acquired the site in 2019 and since has refurbished the camp and is currently progressing a new drilling program. The total cost of the gross mineral properties, plant and equipment at the Kabanga Project as of December 31, 2022 was $0.9 million.

Location

The Kabanga Project is located 44 km south of the town of Ngara, southeast of the nearest town of Bugarama, close to the border with Burundi. Figure 1 shows the Kabanga Project location in Tanzania. Figure 2 shows the Kabanga Project site, nearby villages and the Burundi border. Ngara District is one of the eight districts of the Kagera region of Tanzania. It is bordered to the north by Karagwe District, to the east by Biharamulo District, to the south by the Kigoma region, to the northeast by Muleba District and to the west by the countries of Rwanda and Burundi. Lake Victoria is approximately 130 km northeast of the Kabanga Project site. The Kabanga Project camp is located at 2° 53.161’S and 30° 33.626’E.

Figure 1 — Kabanga Project Location

Figure 2 — Local Area Plan

Rulenge
North
Access
Road
Muhongo River
Muyenzi
Bukiriro
Nyabihanga
Rwinyana
Mukubu
Nyamwongo River
Muruhamba River
Mu-Kinyangona River
Bugarama
Ruvubu River
Mumiramira
Muganza
Muruhamba River
Magasenyi River
TANZANIA
BURUNDI
Mukalinzi
Murusagamba
Magamba
South
Access
Road
Ntanga
Kumubuga
Nyakahura
Ruborogo River
Proposed
Nyakahura
Bypass
Paved
Road
Mwiruzi River
N
210000
220000
230000
240000
250000
260000
270000
9700000
9690000
9680000
9670000

Ownership History

The Kabanga Project has undergone several distinct phases of exploration and assessment since the 1970s. The first drilling program was undertaken by the United Nations Development Program (the “UNDP”) between 1976 and 1979. This program targeted ultramafic bodies throughout the region (Burundi and Tanzania) and comprised some 20,068 m of drilling in 61 drillholes. After the UNDP program, there was a 10-year hiatus during which a GoT policy did not allow exploration by foreign companies.

In 1988, Sutton Resources Ltd (“Sutton”) entered into negotiations with the GoT and in 1990, Kabanga Nickel Company Limited (“KNCL”) and Kagera Mining Company Limited (“Kagera Mining”) were formed, with exploration resuming later that year. Sutton, in joint venture with BHP, explored the property between 1991 and 1995. BHP subsequently withdrew from the joint venture in 1995, and, in July 1997, Anglo American Corporation (“Anglo”) signed a joint venture agreement with Sutton. Between 1997 and 1999, this new joint venture completed a prefeasibility study. In 1999, Barrick Gold Corporation (“Barrick”) purchased Sutton, thereby acquiring KNCL and Kagera Mining and becoming, through two wholly owned subsidiaries, a joint venture partner with Anglo. After the withdrawal of Anglo from the Kabanga Project in 2000, Barrick went on to complete the first scoping study on the Kabanga Project in 2003, and then entered a joint venture agreement with Glencore Canada Corporation (“Glencore”), which produced an updated scoping study in November 2006. This updated scoping study was followed by a prefeasibility study in 2008, and an unpublished draft feasibility study in 2014. After 2015, the Kabanga Project was put on care and maintenance, and Barrick prepared a number of studies of the Kabanga Project in the intervening period. KNL acquired the site in 2019 and since then has refurbished the camp and is currently progressing a new drilling program.

For further details, see Section 2.1 of the Technical Report Summary.

Mineral and Surface Rights and Permits

In Tanzania, minerals and natural resources are state owned and the rights to explore and mine minerals and to use natural resources are obtained from regulatory bodies defined in legislation, and such rights have a defined duration and are conditional. Mineral rights are held in the form of prospecting licenses and mining licenses. There are several types of prospecting licenses and mining licenses, depending on the nature of the minerals being mined and the size of the mine. A Special Mining License (“SML”) is the type of license required for large-scale mining operations, which are defined as those requiring a capital investment not less than $100 million, and a SML is required for the Kabanga Project. Associated with each SML is an investor — state framework agreement, between the holder of the SML and the GoT. The agreement includes clauses on the conduct of mining operations, the grant of the GoT free-carried interest and state participation in mining and the financing of any mining operations.

The Framework Agreement is focused on equitable economic benefit sharing according to the principles included in Article 3 of that agreement. It recognizes the formation of TNCL, which has two subsidiaries: Tembo Nickel Mining Company Limited and Tembo Nickel Refining Company Limited. Pursuant to the terms of the Framework Agreement, the GoT and KNL agreed to equitably share the economic benefits derived from the Kabanga Project in accordance with the joint financial model, which will be concluded as we progress through the Definitive Feasibility Study. The Framework Agreement provides that KNL shall receive its 84% share of the economic benefits through payment of dividends and proportionate returns of capital to shareholders of TNL and the JVC Subsidiaries and that the GoT will receive its share of the economic benefits through the payment by TNL and the JVC Subsidiaries of taxes, royalties, fees and other fiscal levies and through the GoT’s 16% non-dilutable free-carried interest in TNL. The economic benefits to the GoT through payment of taxes shall cover only taxes directly payable by TNL and the JVC Subsidiaries to the GoT and limited to local government levies, petroleum and fuel levies, import duties, skills development levy, royalties, inspection fees, corporate income tax, withholding tax on dividends, and any other fiscal levies imposed by any agency of the GoT (other taxes not directly receivable from TNL and the JVC Subsidiaries’ income shall not be construed as forming part of the GoT share of economic benefits). Further, the fiscal regime governing the mining, smelting and refining operations of TNL and the JVC Subsidiaries shall comprise a royalty in respect of mining operations payable to the GoT, an inspection fee payable to the GoT, service levy payable to the GoT, non-deductibility of royalties for the calculation of corporate income tax, a corporate income tax of 30%, indefinite carry forward of losses but with the ability to offset against taxable income in any given tax year subject to a cap of 70% of the taxable income in a given tax year, and application of straight line pooled asset depreciation at a rate of 20% per annum. For more information, see “Lifezone Metals’ Business — Material Contracts — Arrangement with the Government of Tanzania — Framework Agreement.”

The beneficiation facility in the Framework Agreement is referred to as a Multi-purpose Mineral Processing Facility (“MMPF”), and its purpose is stated as processing, smelting and refining of nickel and other mineral concentrates, albeit no smelting is envisaged in the Kabanga Project, as all metal extraction is expected to utilize a hydrometallurgical process. TNCL will manage the operations of the mine and the MMPF through subsidiaries, while the GoT will assist TNCL in acquiring suitable land for the construction of the MMPF within the vicinity of Kahama township. KNL is required to oversee the construction of the MMPF at Kahama and to prepare the requisite reports on Kabanga, including feasibility studies for the mine and the MMPF and the corresponding environmental impact assessments (“EIA”).

On October 25, 2021, the GoT granted SML 651/2021 to TNCL for the Kabanga Project. TNCL held the area under Retention License RL 0001/2009 and submitted a feasibility study over the license area in compliance with Parts A, B, and C of the SML for the grant. The SML conferred to TNCL the exclusive right to search for mine, dig, mill, process, refine, transport, use and/or market nickel, or other minerals found to occur in association with nickel, in and vertically under the SML area, and to execute such other works as are necessary for that purpose. The SML at Kabanga is within the geographical district of Ngara in the Kagera region, with an approximate area of 201.85 km2. Pursuant to the provisions of the Tanzania Mining Act, the SML shall be valid for a period of up to 33 years, effective from October 25, 2021, subject to terms and conditions set out under Parts A, B and C of the SML.

TNCL will need to acquire surface use rights for up to 4,300 ha of land in order to develop the Kabanga Project. The Kabanga Project will trigger both physical and economic displacement of households across the different villages that have administrative control over land within the Kabanga Project area boundary. A Relocation-Resettlement Action Plan (“RRAP”) was produced for the Kabanga Project in 2013, which also serves as the foundational Resettlement Policy Framework (“RPF”) to guide any further Kabanga Project components that might result in displacement. According to the RRAP, a Resettlement Working Group (“RWG”) was established in 2007, and consultations were initiated with impacted households and local government authorities to collectively develop the resettlement strategy.

The RRAP was submitted to the GoT as part of the application for a SML and TNCL now needs to apply for Granted Rights of Occupancy to the area. KNL engaged independent consultants to undertake a new RRAP in 2022 and, the land survey and the asset and valuation survey has been completed over the Kabanga Project area. Over 2022 and 2023, we have updated the previous RRAP to Tanzanian Regulations and we obtained approval of the compensation schedules by the Chief Government Valuer in May 2023. The RRAP has been submitted to the Mining Commission as part of the SML conditions and we are working to uplift the RRAP to align with international best practice and World Bank and International Finance Corporation standards. The socio-economic survey will be complete shortly. Further analysis of these surveys is ongoing, including livelihood assessment and planning, as the RRAP moves to the next stage and then implementation.

An EIA certificate (EC/EIS/824) for the mine was granted in 2013 based on the EIA process and report completed in 2013. The certificate, originally granted to KNCL, was transferred to TNCL on June 16, 2021. The transfer certificate specifically states that the Kabanga Project’s objective is mining, processing and refining of high-purity nickel with cobalt and copper co-products. The EIA certificate requires compliance with the environmental management plan (“EMP”), which is in the process of being updated.

For further details, see Sections 3.3, 3.7 and 17 of the Technical Report Summary.

Geology and Mineralization

The Kabanga Project is located within the East African nickel belt which extends 1,500 km along a north-east trend that extends from Zambia in the south-west, though the Democratic Republic of Congo, Burundi, Rwanda, Tanzania and Uganda in the north-east, and straddles the western boundary of the Tanzania Craton to the east and the eastern boundary of the Congo Kasai Craton to the West.

The intrusions that host the known potentially economic nickel-bearing massive sulfide zones in the Kabanga Project area (Figure 3), namely North, Tembo, Main and MNB, are found within steeply dipping and overturned metasediments, dipping to the west (70° to 80°) with a north — north east strike orientation (025°) from Main to North zone, changing to a north-east strike orientation (055°) from North to Tembo.

Three lithological groups are present at Kabanga:

•        Remobilized massive sulfide (>80% sulfide) (“MSSX”), which carries 90% of the sulfide occurrence and massive sulfide with xenoliths of metasedimentary or gabbro/ultramafic rock (≥50% to 80% sulfides).

•        Ultramafic — mafic intrusive complex rocks, which display a wide range of metamorphism/metasomatism. These lithologies can also carry significant sulfide mineralization, such as in the ultramafic unit named UMAF_1a (>30% sulfides, located adjacent to the MSSX, present at Tembo and North).

•        Metasediments comprising a series of pelitic units, schists and quartzites, forming the hanging wall and footwall of the massive sulfide lenses.

Figure 3 — Plan View Schematic of Geology of the Kabanga Project Area

The massive sulfide comprises principally pyrrhotite, with up to 15% pentlandite, which shows distinct globular recrystallisation textures and crystals that may reach up to five cm in size. Accessory sulfides include chalcopyrite and traces of pyrite, galena, arsenopyrite, cubanite, niccolite, cobaltite and mackinawite.

At surface, the ultramafic bodies are completely weathered to saprolite. The depth of the saprolite profile ranges from 40 m to 100 m in the project area. At the North zone, massive sulfides are weathered to depths of 80 m to 100 m. The massive sulfide horizon at the Tembo zone is more than 98% within fresh material, with minor oxidation present in the upper southern and northern parts of the mineralization. In general, nickel laterite formation over the associated ultramafic rock is only weakly developed with minor nickel-bearing serpentine and rare garnierite.

For further details, see Section 1.4 of the Technical Report Summary.

Processing and Infrastructure

The Kabanga Project is located approximately 25 km (via unpaved road) from Rulenge, which is a further 50 km away from the district capital of Ngara. Ngara is connected by a paved trunk road to Dar es Salaam, (approximately 1,300 km to the south-east), and to Burundi (approximately 40 km to the south-west). The Kabanga site is accessible by road connecting to the National Route B3 at Muzani. Three potential access routes have been identified: northern, central and southern, with the southern route currently preferred due to the shorter distance (approximately 80 km to Muzani) and having the lowest environmental and social impact. This is presently a dirt road prone to rutting in the rainy season and occasional flooding in at least two places, and a study is underway to assess alternatives to upgrade and seal this road. There is a railway from Dar es Salaam to Isaka, which is currently being upgraded and rehabilitated. Isaka is approximately 350 km from the Kabanga Project. The nearest airstrip to the Kabanga Project is approximately a two hour drive via a dirt road.

Within the Kabanga Project area, domestic water supplies are typically obtained from the small tributary streams, from springs on the Kabanga Project ridge, and from shallow dug wells in the valley bottom lands. The rivers are not used for domestic water supply. Infrastructure in the Ngara district is limited in terms of national grid power and reticulated potable water supplies. A transmission line and sub-station from a new hydroelectric project to the north-west of Tanzania is within 70 km of the Kabanga Project site and an extension of the 200kV line to the project is planned within the development time of the Kabanga Project.

The KNL camp, which was on care and maintenance from 2015 through 2020, is in an overall good state of repair. It comprises buildings for administration and security, geology and technical services, community relations, canteen, clinic, workshops, staff housing, and dedicated spaces for sample and core storage (located both within the confines of the camp and one large overflow area to the north-west of the camp). Power is supplied by diesel generators located on site. Water is provided by a borehole located 900 m to the north-west of the camp, near the summit of the hill. The KNL camp is currently undergoing an upgrade to meet the demands of on-site employees to support ongoing project-related activities.

For further details, see Section 4 of the Technical Report Summary.

The 2014 feasibility study considered export of sulfide concentrate to commercial smelters, which is no longer allowed by the GoT. To address this strategic change, KNL is currently considering locating CTP at the site of the Buzwagi Gold Mine near Kahama, 35 km from the proposed rail loadout facility at Isaka. The Buzwagi Gold Mine has now ceased operations and the site is expected to be available for redevelopment.

We expect that the CTP will consist of the following process operations:

•        pressure oxidation leaching through oxygen injection;

•        solid-liquid separation followed by pre-neutralization, to remove excess free acid;

•        copper separation using Solvent Extraction (“SX”) followed by metal recovery by Electrowinning (“EW”);

•        iron removal using limestone under aeration; and

•        nickel and cobalt separation and metal recovery using SX/EW.

It is planned that the final products will be nickel and copper cathode and cobalt rounds. The CTP will be sized to process the concentrate produced at Kabanga. Residues from the CTP at Kahama shall be used as pastefill at Kabanga.

We anticipate the following surface infrastructure requirements:

•        site support and operational infrastructure at the mine and processing facility and the CTP located at the external metallurgical facility;

•        power supply infrastructure at both locations; and

•        transport infrastructure and access between both locations and between the external metallurgical facility and the port.

The key infrastructure assets are proposed to include:

•        site wide earthworks, roads, services and utilities (drainage/electrical distribution/communications) and security;

•        buildings and facilities to support mining, processing and administrative functions including buildings such as offices, workshops, and warehousing, waste management and consumables supply and storage; and

•        the accommodation camps for construction and operations.

Design work is underway to complete the North Zone portal earthworks, civils and storm water management. Once the design is complete, enquiries are expected to be issued to the Tanzanian market for tender purposes during the fourth quarter of 2023.

KNL’s intended downstream process for metal recovery from the flotation concentrate consists of pressure oxidation followed by sequential stages of separation using solvent extraction, with final metal recovery (separately) by electrowinning. As of the date of this prospectus, a series of preliminary pressure oxidation leach tests have been conducted to provide an indication of refinery metal recoveries at a small scale on various Kabanga concentrate samples. Pressure oxidization autoclave tests resulted in high nickel, copper and cobalt recoveries of 98% into solution. Since late 2022, metallurgical test work for the concentrator, a flotation process which will yield a metal concentrate from the ore, has been ongoing at Bureau Veritas laboratory in Perth, Australia. The latest concentrator test work results have been positive with recoveries of approximately 91% to rougher concentrate, with final recoveries projected to be in the high 80s. Open circuit bench-scale cleaner optimization test work has indicated the potential of achieving concentrate grades of 18%–20%. These results indicate that Kabanga nickel concentrate is amenable to processing using our Hydromet Technology. We concluded the final flow sheet design for the refinery in August 2023 following various trade-off studies conducted during the first half of the year.

Status of Exploration, Development and Operations

Exploration at Kabanga has been undertaken in a number of different phases spanning over 47 years, with more than 621 km of drilling having been completed in total, less than 5% of which was on regional targets.

Years	Companies	Meters Drilled	Discovery (purpose)
1976 – 1979	UNDP Regional Exploration	20,068	Main
1991 – 1992	Sutton Resources	12,974	Main
1993 – 1995	Sutton-BHP JV	37,947	North
1997 – 1999	Sutton-Anglo American JV	56,227	North
2000 – 2004	Barrick Gold Corporation	39,931	MNB
2005 – 2008	Glencore-Barrick Gold JV	64,957	North Deep (Scoping Study 1)
2005 – 2008	Glencore-Barrick Gold JV	81,256	Tembo (Scoping Study 2)
2005 – 2008	Glencore-Barrick Gold JV	242,347	Safari/Kima zones (prefeasibility study)
2008 – 2009	Glencore-Barrick Gold JV	21,368	North (feasibility study)
2011 – 2012	Glencore-Barrick Gold JV	5,303	Regional
2014	Glencore-Barrick Gold JV	3,320	Regional and Tembo North
2021 – August 18, 2023	KNL	23,748	Tembo (infill and extension)
2021 – August 18, 2023	KNL	768	Safari (extension)
2021 – August 18, 2023	KNL	4,116	North (infill)
2021 – August 18, 2023	KNL	4,416	Tembo and North (metallurgical)
2021 – August 18, 2023	KNL	2,312	Tembo and North (geotechnical)
Total		621,058

The first drilling on the deposit was undertaken between 1976 and 1979 by the UNDP, and by the start of the year 2000, a total of 127 km of drilling had been carried out on the Kabanga Project by various parties as set out above. In 2003, a scoping study was completed by Barrick on the Kabanga Project, and in 2005, Barrick issued a press release announcing a signed joint venture partnership with Falconbridge Limited.

A combined total of 146,213 m of drilling in 257 drillholes was completed for the scoping studies. Borehole electromagnetic surveys with physical properties were completed, superconducting quantum interference device and fixed loop transient electromagnetic surface geophysical surveys, as well as an airborne helicopter versatile time domain electromagnetics survey were conducted to characterize the mineralized zones and explore the surrounding area.

A total of 5,508 kg of sample across the two scoping study phases was shipped for metallurgical testing. Five geotechnical holes were drilled at proposed infrastructure sites. A further 242,347 m in 555 drillholes was completed for the prefeasibility study phase. This exploration program was designed to continue to improve the confidence of the North and Tembo resources and discover additional resources to improve the project’s economics within 15 km trucking distance of planned mine infrastructure. Further metallurgical samples were also required for two pilot plant test runs.

From December 2008 through August 2009, a total of 21,368 m of drilling was completed. An independent consultancy performed a quality assurance/quality control (“QA/QC”) audit and a mineral resource audit. From 2010 to 2014, extensive geological/geophysical interpretation was carried out over the Kabanga Project area, coupled with assaying of non-sampled historical BHP and Anglo holes in Main Zone, and led to the development of several high-tenor nickel targets in the southern part of the Kabanga Project area. Regional exploration work in this era was confined to geological mapping over regional licenses and establishing access routes for planned 2011 programs. Subsequent drilling in 2014 was limited to four holes, which were drilled testing two new target areas, and an additional two holes were drilled into the north end of the Tembo Zone.

In December 2021, KNL recommenced activities after the granting of the SML. Since December 2021, KNL has completed 82 holes for more than 35 km of diamond core drilling at Tembo, North and Safari through August 18, 2023 (“recent drilling”):

•        December 2021 to May 2022: 4,163 m of drilling in 14 holes to provide 2,727 kg of metallurgical sample (in three bulk samples) from the North and Tembo zones for hydrometallurgical test work in Perth, Australia.

•        May 2022 to December 2022: 7,843 m of infill drilling in 23 holes at Tembo North to increase confidence in this zone over a 700 m strike length, and to provide an additional bulk sample (464 kg) for hydrometallurgical test work in Perth, Australia. An additional 768 m in one drillhole was completed at the Safari prospect.

•        January 2023 to August 18, 2023: 22,630 m of infill drilling in 38 holes at Tembo and North zones to continue the geological confidence which included 154 m and three wedges for metallurgical sampling and 2,312 m in four holes of geotechnical drilling to support the technical work for the Definitive Feasibility Study.

Infill and extensional drilling at the Tembo Zone was successfully completed in July 2023 using four diamond drill rigs on average. Tembo Zone drilling completed from 2021 through July 2023 (see Figure 4) by TNL comprised of 49 holes, resulting in a total of 23,748 m of diamond drill core available for geological logging and sampling. A further nine holes for a total of 2,596 m were drilled at the Tembo Zone for metallurgical sampling, plus six geotechnical holes (2,312 m) to support the ongoing Definitive Feasibility Study. Drill core was logged to capture geological and geotechnical features in the on-site drillhole database, and samples were submitted for analysis to SGS’s laboratory in Mwanza, Tanzania. Infill drilling continues at the North Zone, with five diamond drill rigs in operation since late-June 2023. Three holes have since been completed and seven are underway (two currently pre-collared only) for a total of 6,626 m of drill core (to August 18, 2023).

Figure 4 — Oblique Long Section of Kabanga Project Mineralization Zones showing Drilling Eras and Mineralized Intercepts >0.58% NiEq23 (looking north-west)

Drilling has been completed exclusively by diamond drilling, with holes collared in PQ diameter to drill through the highly weathered quartzite, then downsizing to HQ diameter down to 300 – 600 m, and then typically finishing in NQ diameter for drilling into the deeper parts. Core recovery for the recent drilling has resulted in an average of 98% recovery overall. An example cross section is shown in Figure 5.

Figure 5 — Example Cross Section showing Post-2021 Drillhole Traces and Historical Ni%>0.5 Assays and Mineralization Interpretations (through December 2022)

11000 mRL
10950 mRL
10900 mRL
10850 mRL
10800 mRL
10750 mRL
10700 mRL
10650 mRL
10600 mRL
83850 mN
29100 mE
83800 mN
29150 mE
83750 mN
29200 mE
83700 mN
29250 mE
83650 mN
KN06-39
KN06-31A
KN06-31B
KN06-37A
KN07-10B
KN08-61B
KN08-61A
KN06-37B
KN08-15E
KN05-58A
KN05-76C
KN05-58C
KN05-58D
KN05-58
KN08-21A
KN08-21B
Ni% Legend
[0.5,0.75]
[0.75,1]
[1,1.5]
[1.5,2]
[2,2.5]
[2.5+]
0
20
40
60
80
100

Only Ni%>0.5 shown for pre-2021 drillholes

Drillhole collar locations are surveyed in UTM ARC 1960 grid using differential GPS in units of metres. Drillhole collar details are shown in Table 2. The drillhole data is subsequently converted to the MG09 grid by subtracting 200,000 from the easting and 9,600,000 from the northing and adding 10,000 to the elevation.

The KNL drilling is yet to be incorporated into the mineral resource database, therefore is currently not able to be considered in the discussion of the mineral resources.

For further details, see Section 1.5 of the Technical Report Summary.

Internal Controls

The sample preparation, assaying and QA/QC activities and protocols at the Kabanga Project are consistent with industry standards.

From 2003 onwards, sample preparation was completed in Tanzania at ALS-Chemex laboratory in Mwanza. Drill core was crushed to – 2 mm and 2 x 250 g pulps were nitrogen-purged and vacuum sealed in plastic bags and sent to ALS-Chemex Perth laboratory (with duplicate insertion at a rate of 1 in every 40 samples) where samples were pulverized to – 75 μm prior to analysis. Prior to February 2007, quarter core samples (NQ core) were sent for assaying (only North zone), thereafter, half core samples (NQ core) were used for assaying. All coarse rejects (–2 mm crusher rejects) were preserved in vacuum sealed nitrogen purged bags, stored at the Kabanga site. All unused pulverized pulp material was hermetically sealed in a cryovac bag for long-term storage in Perth.

The ALS-Chemex Perth laboratory was the primary analytical laboratory for 100% of the Tembo assay results available in the database. For North, all 1994 – 1995 and 2001 – 2009 assay results are from ALS-Chemex, but for the 42 holes drilled in this zone by Anglo in 1997 – 1998, most of the results are from the Anglo American Research Laboratory (“AARL”) in Johannesburg using the ICP technique. The Anglo drillholes used for the North 2021 model update account for 11% of the total meters used to estimate the Mineral Resource Estimates.

A detailed list of the analytical laboratory and assaying technique used by drilling campaign is given below:

•        1991 – 1992: Sutton – Cominco AA – Main zone only

•        1992 – 1995: BHP – ALS Chemex Acid digest ICP primarily – Main and North zones

•        1997 – 1999: Anglo – AARL Acid digest ICP primarily – Main and North zones

•        2001 – 2004: Barrick – ALS Chemex Acid digest ICP – Main, MNB and North zones

•        2005 – 2014: KNCL – ALS Chemex Acid digest ICP – Main, MNB, North and Tembo zones

At the ALS-Chemex Perth laboratory, pulps were analyzed as follows:

•        4-acid digest/ICP for Ni, Cu, Co, Ag, Fe, Cr, Mg, Mn, As, Pb, Bi, Cd and Sb

•        Fire assay/ICP-MS for Au, Pd, and Pt

•        Ni and Cu samples exceeding 10,000 ppm, and Au, Pd, and Pt samples exceeding 1 g/t were re-analyzed by a 3-acid digest/ICP finish with a high-degree of accuracy and precision

•        All Au, Pd, and Pt analyses exceeding 1.0 g/t also were assayed by a more accurate fire assay/ICP MS technique (see note below)

•        Leco method for S

•        Gravimetric method for density (pycnometry) on all samples

Not all samples have been assayed for the complete suite: only 66% for North (10,053 of 15,200 samples), and 95% for Tembo (6,422 out of 6,717 samples). The acid digest/ICP method has very limited incorporation of Ni originating from silicate minerals. However, as demonstrated by the results obtained from umpire assays on Kabanga massive sulfide samples by SGS using XRF, there are essentially no significant nickel-bearing silicates in Kabanga MSSX, and all nickel mineralization is present as sulfides. In the ultramafic UMAF_1a material, however, the SGS XRF results report clearly higher total Ni in comparison to the acid digest/ICP results due to the presence of nickel silicates in this material.

In respect of recent drilling, assaying is routinely undertaken on 1.0 m samples, with reduction in sample length permitted to honor changes in lithology or style of mineralization. Assaying is conducted at SGS laboratories in Johannesburg, South Africa and Mwanza, Tanzania. The analyses undertaken are Na peroxide fusion/ICP analysis; FA/ICP assays; sulphur analysis by ICP/Infrared/CS Analyzer; Ag by AAS; and SG determination by pycnometer. Check assaying of approximately 10% of the results is undertaken at Nesch Mintech laboratory in Mwanza, where Ni, Cu, and Co assays are undertaken by 4-acid microwave digestion with ICP/plasma-atomic emission spectrometer finish and sulphur analyses by Infrared/CS Analyzer.

An industry standard QA/QC protocol was used at Kabanga with screen tests and the use of duplicates (coarse rejects, core), pulp check assays, certified reference material standards and blanks to monitor sample preparation and assaying quality. 100% of the assays in the project database from 2001 – 2009 are from ALS-Chemex Perth. There are no Genalysis or SGS Lakefield results in the database used for the Mineral Resource Estimates. Since routine QA/QC procedures started in 2005, 73% of the North data and 100% of the Tembo data has been subjected to a standard QA/QC protocol. In respect of recent drilling, QA/QC insertion includes Certified Reference Materials standards, blanks and pulp duplicates. NiEq is calculated by TNL using the formula: Ni% + Cu% x 0.411 + Co% x 2.765.

In the opinion of the Qualified Person, the sample preparation, security and analytical procedures meet industry standards for data quality and integrity, and there are no factors related to sampling or sample preparation that would materially impact the accuracy or reliability of the samples or the assay results. Recent infill drilling results have corroborated historical results. The outcomes of the QA/QC procedures indicate that the assay results are within acceptable levels of accuracy and precision and the resulting database is sufficient to support the estimation of mineral resources. However, there are numerous uncertainties inherent in estimating quantities of mineral resources and in projecting potential future mineral reserves and rates of mineral production, including many factors beyond our control. The accuracy of any mineral resource and mineral reserves estimate is a function of a number of factors, including the quality of the methodologies employed, the quality and quantity of available data and geological interpretation and judgment, and is also dependent on economic conditions, such as commodity prices, and market prices being generally in line with estimates. For more information, see “Risk Factors — Risks Related to the Metals Extraction Operations — Our Mineral Resource Estimates may be materially different from mineral reserves and final quantities we may ultimately recover, our estimates of life-of-mine may prove inaccurate and market price fluctuations and changes in operating and capital costs may render all or part of our mineral resources uneconomic to extract.”

For further details, see Section 8 of the Technical Report Summary.

Lifezone Metals Commentary

A new resource definition drill program is underway at North and Tembo, which will be ongoing though the second half of 2023 to support an update to the Mineral Resource Estimates and Geological Block Model that will be used for the Definitive Feasibility Study mine plan and Reserve Statement. After the completion of the North Zone drilling program, we expect to shift focus to a new drilling program that has been developed for the currently untested zone between Tembo North and Safari, known as the Safari Link program. Drilling in Tembo North and Safari shows that the shallow mineralization trend is open along strike. The Safari Link drilling program aims to test for the presence of Tembo-style mineralization, as signaled by airborne EM/magnetics and ground EM coverage, which shows no significant gaps along strike to the north-east of Tembo. The Safari Link drilling program, which covers a strike length of approximately 1.5 km and comprises 62 diamond core drillholes for approximately 34 km of drilling, has been approved by TNL. This program is expected to require approximately six months to complete with six diamond drill rigs and will proceed in three phases: the first of which will test the presence of mineralization in the Safari Link Zone, and the subsequent phases will infill as required to increase confidence in the characteristics and volume of any mineralization that is identified to enable its incorporation into subsequent geological modelling.

A memorandum of understanding has been signed with Tanesco, the Tanzanian national electricity supplier, regarding the connections of interim and permanent power supply for construction and operational needs via a new high voltage overhead line to Kabanga. Consultation is also ongoing with Tanroads and Tanzania Railways Corporation regarding the upgrades and improvements of existing roads to support Kabanga’s concentrate road transport from Kabanga to Kahama and rail to allow final metals product transport from Kahama to Dar es Salaam.

DRA Global Limited (“DRA”) has been appointed as the principal consultant for the Definitive Feasibility Study, and study work is underway across all technical disciplines.

As per the requirements of the issuing of the SML, the EMP has been updated taking into consideration of the modifications to the previously issued certificate. The draft plan was submitted to National Environment Management Council (“NEMC”) in December 2022. All fieldwork for a new environmental and social impact assessment for the Kahama refinery operations has been completed and the assessment was approved by the NEMC on June 19, 2023. We will also conduct another environmental impact assessment in connection with the Definitive Feasibility Study.

Following a site visit by the Tanzania Civil Aviation Authority, an airdrome study has confirmed that the proposed area at the Kabanga site and presented design is suitable for an 80-seater aircraft (e.g., a typical 80-seater aircraft Dash 8 Q400). TNL received approval for the construction of the airstrip from the Tanzania Civil Aviation Authority in July 2023. An early works program is being prepared to commence work on construction of a new airdrome and Phase 1 of the permanent camp, pending availability of a resettled section of the Kabanga Project footprint. Construction of the aerodrome and supporting infrastructure is planned to commence by 2024.

Initial Assessment

The Technical Report Summary describes the Mineral Resource Estimates of the Kabanga Project.

The initial assessment assumes an underground mining rate of 2.2 Mtpa. The mining method is underground stopping with backfill, and the extracted mineralized material will feed into an on-site concentrator. Concentrate is assumed to be transported to an off-site hydrometallurgical processing facility to produce final nickel, copper, and cobalt metal, with transport of the final metal to Dar es Salaam and export to markets for sale.

A cash flow analysis was not performed for the Kabanga Project. The initial assessment has been prepared to demonstrate reasonable prospects of economic extraction, not the economic viability of the Mineral Resource Estimates. The initial assessment is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have modifying factors applied to them that would enable them to be categorized as mineral reserves. There is no certainty that this economic assessment will be realized.

The Qualified Person has concluded that the Mineral Resource Estimates meet reasonable prospects for eventual economic extraction.

For further details, see Section 1.6.4 of the Technical Report Summary.

Mineral Resources

Mineral resources for the Kabanga Project have been estimated using industry best practices and conform to the requirements of S-K 1300 as Mineral Resource Estimates.

The Mineral Resource Estimates discussed in this section are based on the mineral resources reported by Glencore and Barrick, as current in their 2016 annual reports. The nickel equivalent grade and the modifying factors for the cut off grade were updated with 2023 assumptions for reporting of the Mineral Resource Estimates.

By the end of 2012, under the Barrick-Glencore joint venture, 582 km of diamond drilling had been completed at the Kabanga Project. The North and Tembo mineralized zones are the most densely drilled of all the mineralized zones identified to date. A resource estimate was completed in 2008 as part of a prefeasibility study. An independent technical audit of the database, QA/QC, and the resource estimate was completed in 2009. The final estimate update from the Barrick-Glencore joint venture was completed in 2010 after an infill drilling campaign. This 2010 estimate forms the basis of a 2014 draft feasibility study.

A check model was completed for North and Tembo in 2021 using the same drillhole database as the 2010 estimates with a different modelling approach. All grade elements and density were estimated by ordinary kriging. Additionally, inverse distance weighting to the power of two and nearest neighbor estimates were completed for validation purposes. The 2010 and 2021 models were validated and compared visually and statistically for all grade elements estimated and for density. The Qualified Person has reviewed and accepted this information for validation purposes in the Technical Report Summary.

As the Kabanga North and Tembo zones contain multi-element mineralization, a nickel-equivalent (“NiEq”) formula updated for current metal prices, costs and other modifying factors has been used for reporting from the Mineral Resource Estimates.

The 2023 nickel equivalent (“NiEq23”) formula is as follows: NiEq23 (%) = Ni% + Cu% x 0.411 + Co% x 2.765.

The 2023 NiEq cut-off grade is 0.58% NiEq. Metal price assumptions used for cut-off grade determination were $9.50/lb for nickel, $4.00/lb for copper and $26.00/lb for cobalt.

The Mineral Resource Estimates are shown in the table below. Mineral resources are reported showing only the LHL attributable tonnage portion, which is 69.713% of the total at February 15, 2023:

Mineral Resource Classification	LHL Tonnage (Mt)	Grades				Recovery
		NiEq23 (%)	Ni (%)	Cu (%)	Co (%)	Nickel (%)	Copper (%)	Cobalt (%)
MAIN
Measured	—	—	—	—	—	—	—	—
Indicated	2.14	2.44	1.92	0.28	0.15	87.2	85.1	88.1
Measured+Indicated	2.14	2.44	1.92	0.28	0.15	87.2	85.1	88.1
Inferred	—	—	—	—	—	—	—	—
MNB
Measured	—	—	—	—	—	—	—	—
Indicated	—	—	—	—	—	—	—	—
Measured+Indicated	—	—	—	—	—	—	—	—
Inferred	0.51	1.98	1.52	0.20	0.13	87.2	85.1	88.1
NORTH
Measured	4.7	3.37	2.64	0.35	0.21	87.2	85.1	88.1
Indicated	11.9	3.80	3.05	0.41	0.21	87.2	85.1	88.1
Measured+Indicated	16.6	3.68	2.93	0.39	0.21	87.2	85.1	88.1
Inferred	12.0	3.29	2.64	0.35	0.18	87.2	85.1	88.1
TEMBO
Measured	4.9	3.03	2.34	0.32	0.20	87.2	85.1	88.1
Indicated	2.2	2.20	1.69	0.22	0.15	87.2	85.1	88.1
Measured+Indicated	7.1	2.77	2.14	0.29	0.19	87.2	85.1	88.1
Inferred	2.1	3.05	2.41	0.31	0.18	87.2	85.1	88.1
OVERALL MINERAL RESOURCE
Measured	9.6	3.20	2.49	0.34	0.21	87.2	85.1	88.1
Indicated	16.3	3.40	2.71	0.36	0.19	87.2	85.1	88.1
Measured+Indicated	25.8	3.33	2.63	0.35	0.20	87.2	85.1	88.1
Inferred	14.6	3.21	2.57	0.34	0.18	87.2	85.1	88.1

____________

(1)      Mineral resources are reported exclusive of mineral reserves. There are no mineral reserves to report.

(2)      Mineral Resources are reported showing only the LHL attributable tonnage portion, which is 69.713% of the total.

(3)      Cut-off uses the NiEq23 using a nickel price of $9.50/lb, copper price of $4.00/lb, and cobalt price of $26.00/lb with allowances for recoveries, payability, deductions, transport, and royalties. NiEq23% = Ni% + Cu% x 0. 411 + Co% x 2.765.

(4)      The point of reference for mineral resources is the point of feed into a processing facility.

(5)      All mineral resources in the Technical Report Summary were assessed for reasonable prospects for eventual economic extraction by reporting only material above a cut-off grade of 0.58% NiEq23.

(6)      Totals may vary due to rounding.

For further details, see Section 11 of the Technical Report Summary.

INDUSTRY

The Outlook for Nickel

According to Wood Mackenzie, over the past ten years, average global nickel demand grew annually by just under 6%, and supply grew by just over 5%. As both Chinese investments and western ferronickel projects came on stream, the shortfall in supply was not as significant as some had previously predicted. However, Wood Mackenzie believes that, when considering the modern day “constraints” of ESG requirements, there could be a shortfall in the supply of nickel that meets specific criteria for particular consumers. The requirement to meet particular ESG standards has been expressed by “western” car and battery manufacturers when sourcing battery raw materials used in their supply chains, and Wood Mackenzie expects this growth in nickel consumption in the battery sector to be dominant in the coming years.

Through to 2035, Wood Mackenzie forecasts global primary nickel demand rising by 4.5% a year, as electrification continues to grow, which growth in demand is expected to be supported by stainless steel melt shop production growth in Asia. Wood Mackenzie believes that sustained global primary nickel demand at such level should benefit nickel prices. According to Wood Mackenzie, supply (when measured by its base case output plus probable projects only) averages 3% a year over the same period through 2035, with such annual supply growth averaging 7% from 2022 – 2027. While this growth trend points to renewed tightening in nickel supply before the end of the 2020s, Wood Mackenzie is aware of industry announcements of potential new supply that could come on stream from 2026, which Wood Mackenzie expects to narrow the differential with demand. Material nickel tonnes required from unidentified resources to retain relatively equal levels of demand and supply are not needed until 2030, and the current figure of less than 100 kt of unidentified supply needed by 2030 appears to Wood Mackenzie to be manageable in light of the proliferation of Chinese funded projects in Indonesia. However, the picture is complicated by an imbalance between supply-side investments in primary nickel mining and smelting facilities producing intermediates, and those for new refining capacity and first-use consumption points. According to Wood Mackenzie, the impact of this is already visible in the 2022 surplus of nickel — now in excess of 200 kt — which reflects the supply increase from both nickel pig iron (up 22.5% compared to 2021) and chemicals (up 32% compared to 2021). But even with a 36% year-on-year increase in nickel demand from batteries in 2022, according to Wood Mackenzie, the total growth in global nickel demand is comparatively low, at 6.2%, due to the weakening stainless steel market (especially in China during the second and third quarters of 2022).

Wood Mackenzie believes that global nickel supply cannot yet accommodate all of the nickel intermediates coming from new matte and mixed hydroxide precipitate smelters in Indonesia, since Wood Mackenzie has not seen available refining capacity increase at the points of their transformation. The same is true of nickel pig iron. Even with a sharp drop in scrap use, Chinese stainless steel production in 2022 is below the level needed to absorb all the nickel pig iron now being produced in Indonesia and China. Wood Mackenzie believes that “unevenness” will reverse in 2023, as demand is expected to increase by more than 15% yet refined supply is expected to rise by only 6.5%. This will allow much of the excess supply in 2022 to be absorbed and push the market into deficit (-45 kt, according to Wood Mackenzie).

According to Wood Mackenzie, the tight markets of 2023 and 2024 offer a rationale for sustained strength in prices albeit at prices lower than in 2022. Wood Mackenzie expects 2023’s prices will remain above the $10/lb ($22,200/t) level, while 2024 is expected to hold firm in the slightly lower range of $20,000 – 22,000/t. Wood Mackenzie expects global nickel markets then to remain in balance through to 2028, with only slight moderation in price thereafter, to averages of $18,000-19,000/t ($8.15-8.60/lb, before inflation). However, the potential for even more new supply coming on stream in the near-term is a downside risk preventing Wood Mackenzie from forecasting higher average prices for that period.

According to Wood Mackenzie, the need for new nickel developments from 2029 should increase nickel prices to a year average of $19,700/t ($9.00/lb, before inflation) during the 2029 – 2035 period, and by 2033, the additional requirement for nickel from as-yet unidentified sources exceeds the 0.5 Mt level and approaches almost 0.8 Mt by 2035. According to Wood Mackenzie, this degree of escalation is normal for most metals markets that enjoy one or two growing significant demand sectors, but it also comes at a time of considerable contraction in nickel supply, given that a handful of long-standing mining operations are scheduled to close by the mid-2030s due to reserve exhaustion. While there remains the possibility that additional resources can be identified at those operations to extend their useful lives, Wood Mackenzie is not able to reflect such potential in its data.

Global nickel balance and price outlook

12
10
8
6
4
2
0
Price (US$/lb, real)
250
200
150
100
50
0
-50
-100
-150
Balance (kt)
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032

Source: Wood Meckenzie

Demand

Despite the interest in global electrification and the increase in rechargeable battery markets, Wood Mackenzie expects that stainless steel will remain the main consumer of primary nickel, although its share of world demand is expected to decrease from 65% in 2022 to 51% in 2035. According to Wood Mackenzie, after a 14% increase in output in 2021, to 59.8 Mt, global stainless steel melt shop production in 2022 will decrease by 3%, to 57.9 Mt, with 6% and 9% declines of global stainless steel melt shop production in Europe and the US, respectively, and a 2.6% contraction in Asia (with China down 3.6%). Wood Mackenzie expects that rebounding stainless steel demand in China, helped by new production capacity, will reverse the decline in 2023, further helped by economic recovery in Europe and elsewhere. As a result, according to Wood Mackenzie, global stainless steel melt shop output will increase by 13% in

2023, to 65.5 Mt, with China increasing production by more than 5 Mt, and then growth will slow as the current wave of Chinese expansions comes to an end around 2025, with global output reaching 72 Mt in 2025, 77.5 Mt in 2030 and 81.7 Mt in 2035.

Global nickel consumption by first use

Stainless
Alloy Steel
NF Alloys
Plating
Foundry
Other
Battery precursors
Consumption (kt)
7000
6000
5000
4000
3000
2000
1000
0
2015
2017
2019
2021
2023
2025
2027
2029
2031
2033
2035
2037
2039
2041
2043
2045
2047
2049

Source: Wood Mackenzie

According to Wood Mackenzie, in 2022, China will account for 56% of global stainless steel melt shop production, and, with Chinese investment, Indonesian stainless steel melt shop production has risen from zero in 2016 to 5 Mt in 2021, accounting for a further 8.4% of global stainless steel melt shop production. Wood Mackenzie expects that known expansion plans in the near term will consolidate China’s position as the dominant supplier in the stainless steel business, taking its proportion of global stainless steel melt shop production up to almost 60% by 2035. Wood Mackenzie also expects that, based on known investments, Indonesia will increase its stainless steel melt shop production to 7.3 Mt by 2028, accounting for 9.7% of global stainless steel melt shop production.

There are few known greenfield stainless steel melt shop expansions taking place outside China and Indonesia over the next decade. Wood Mackenzie expects India’s national stainless steel melt shop production to increase by two thirds, from 4.1 Mt in 2022 to almost 7 Mt in 2035, but India’s stainless steel melt shop production will still be less than the production in China. Wood Mackenzie also believes that Indian production growth could be partially offset by closures and consolidations in the stainless steel long products sector. According to Wood Mackenzie, a new stainless steel industry may be in the early stages of development in Turkey and interest in stainless steel investment is growing in the Middle East, but in the mature economies of Europe, US and Japan, future evolution is flat to down.

Despite the lack of stainless steel investment outside Asia, Wood Mackenzie believes this sector will still remain the principal consumer of primary nickel. Wood Mackenzie expects that growth in nickel demand serving the stainless steel melting sector for the next decade will be 3.2% a year (compared with 5.7% a year in the past 10 years); however, electrification may have a greater effect on nickel demand. According to Wood Mackenzie, battery demand of 434 kt in 2022 is five times what it was only five years ago and will account for 15% of total global primary metal demand in 2022. Wood Mackenzie anticipates that battery demand will double again in the next four years, with nickel demand in rechargeable batteries accounting for over 21% of the total nickel market by 2026, increasing to 33% by 2035.

Change in global nickel consumption by first use

2020
Stainless
NF Alloys
Battery precursors
Plating
Alloy Steel
Foundry
Other

Source: Wood Mackenzie

2050
Stainless
Battery precursors
NF Alloys
Plating
Alloy Steel
Foundry
Other

Source: Wood Mackenzie

According to Wood Mackenzie, China accounts for 80-85% of global consumption in battery precursors, the raw materials which form the final product in batteries, cathode active materials. Much of the rest of battery precursors is produced and consumed in South Korea and Japan, while the European segment continues to expand, in many cases with the help of Korean and Chinese investment. According to Wood Mackenzie, forecast global demand for nickel in battery precursors for EVs and energy storage is up 36% in 2022, to 434 kt, and will increase to 750 kt in 2025. Wood Mackenzie expects that subsequent compound annual growth of 9% per annum will take forecast global demand in this segment to 1.7 Mt in 2035 and 2.3 Mt by 2050.

Two other principal consumption segments contribute to nickel’s overall growth profile over the long term. Nickel’s use in non-ferrous alloys is cyclical, tied principally to the use of superalloys in aerospace. International travel was negatively impacted by the COVID-19 outbreak and kept demand subdued during 2020 – 2022, and Wood Mackenzie expects that the 2017 – 2019 peak demand period for non-ferrous alloys, consuming 220-230 kt per annum, will not be reached again until 2023 – 2024. But Wood Mackenzie expects that the resumption of airline travel, the return of supersonic aircraft and the increased acceptance and application of powder alloys and 3D printed parts will support nickel’s place in the long-term growth of this sector.

The second major market — plating — has many industrial and retail consumer applications, so a downturn in demand in some markets is often offset by higher use elsewhere, which according to Wood Mackenzie will typically ensure an average annual global growth rate of between 2-3%. According to Wood Mackenzie, plating should absorb 160-170 kt in 2022 and will increase steadily to 230 kt by 2035.

On this basis, Wood Mackenzie expects that global primary nickel demand will increase by 6% in 2022, to 2.96 Mt, that growth will remain robust, with consumption increasing to 3.82 Mt in 2025, and that expansion in the battery segment will help to maintain a compound annual growth rate of 3%, to 5.12 Mt in 2035.

Supply

Wood Mackenzie forecasts that refined nickel production will increase by 1.7% a year through to 2035, reaching 3.92 Mt by that time (before adjustments), with probable projects contributing 100 kt by 2027, rising to 160 kt by 2035. Recoverable nickel units from secondary sources (battery and cell manufacturing scrap) will contribute 100 kt by 2030, rising to over 300 kt by 2035, according to Wood Mackenzie.

The type of projects now on drawing boards differs from what Wood Mackenzie has seen historically, and the geographic location has shifted, too. One example is the increase in nickel-in-sulphate production which has come about to service the production of battery precursors: under 60 kt per annum prior to 2015, accounting for 3% of global refined nickel units, increasing to 350 kt (11%) in 2022, according to Wood Mackenzie. By 2028, Wood Mackenzie believes those figures will reach 830 kt and 20%, respectively. Chinese companies initiated the rise in output of a new product, nickel pig iron, in 2005 – 2006, which product Wood Mackenzie expects to account for 50% of global finished nickel units produced in 2022. And while China’s domestic production of nickel pig iron peaked in 2019, China has shifted its production bases to Indonesia, which continues to invest in new facilities today.

As with nickel pig iron, Chinese-supported operations in Indonesia are significant in the fields of battery raw materials production and consumption. Nickel chemicals suppliers and precursor makers are either in China or have Chinese financial backing. Wood Mackenzie expects Indonesia to remain the primary area of growth in nickel production through to 2035, both in nickel pig iron and via nickel intermediates for nickel sulphate production, most of the latter taking place in China. Wood Mackenzie forecasts that over 50% of new global nickel capacity will be in Indonesia, and when combined with the capacity additions in China to process intermediates produced in Indonesia, the figure exceeds 80%. Further, there is a growing number of projects being announced in Indonesia which could add additional tonnage of nickel-in intermediates should they all come to fruition.

The growth in nickel demand for energy transition, and particularly electric vehicles, both currently and as expected in the future, has been a driving force in the rapid development of intermediate production, especially in Indonesia. The preference for the use of intermediates, such as matte and mixed hydroxide precipitate, rather than finished nickel dissolution (for example), is grounded in cost reduction as well as the ability to also recover cobalt units. Mixed hydroxide precipitate is preferable to matte as it does not require pressure to get nickel and cobalt into solution. For that reason, the capital requirement for processing mixed hydroxide precipitate is lower compared with that for matte on the same scale.

Class I nickel (typically as briquettes or powder) has been and continues to be an important raw material to meet near-term requirements. Wood Mackenzie’s view is that the absolute tonnage of Class I metal consumed in sulphate-making will remain stable going forward; however, given the large number of intermediate projects, there is a possibility that use of Class I nickel in this way will decline in absolute terms. Further, Class I nickel metal is also the highest cost feed to produce nickel sulphate. Metal is procured at the prevailing nickel price, with a likely premium to obtain it from a suitably located warehouse or in the preferred form (e.g., as briquettes). It must then be dissolved and potentially re-crystallized as a dry sulphate, which all adds to the cost of the nickel sulphate product. And there is no “bonus” cobalt produced by this process.

While China has continued to invest in Indonesia to ensure its electrification needs are met, according to Wood Mackenzie, the rest of the world has less certainty regarding the servicing of its electrification requirements. While lagging in terms of market share, leading Korean battery raw material companies are following LG Energy Solution’s prompt earlier in 2022 of raising cash in initial public offerings to fund their investment plans. As Hyundai and LG investments bear witness, South Korea’s chaebols are beginning to participate in the Indonesian ore-to-EV supply chain effort, but Wood Mackenzie expects they will struggle to compete with Chinese companies.

Companies in the West are making investments at a different level of the battery supply chain. Across Europe and North America, funds are being directed into battery cell and module manufacturing plants, led largely by the auto and cell original equipment manufacturers (“OEMs”) themselves. The “home-based” drivers of such investments are the auto OEMs, whose electric vehicles are the end consumers of those modules, while their partners providing the raw materials for the cells or even the ready-made cells themselves are most likely from South Korea or China. Europe and the Americas have expressed a desire to become self-sufficient in the metals and chemicals going into batteries, but have not yet significantly invested in order to do so.

From an overall industry point of view, Wood Mackenzie believes the bulk of nickel and cobalt units required to service the future need for nickel chemicals will have to come from current centers of primary mining activity, but according to Wood Mackenzie there has so far been limited appetite by western nickel majors to embark on another round of in-ground investment following the protracted and costly expansion phase seen between 2005 – 2012.

In general, however, as the search for “green” nickel units intensifies, western funds have turned to the scrap sector. Wood Mackenzie expects that secondary units from spent battery and cell manufacturing scrap recycling will grow in importance and will make a valuable contribution to the total nickel units consumed. While Chinese and

South Korean companies have been leading the way, almost all western nations holding a pool of spent consumer batteries and intending to become main centers of electric vehicle sales are seeing large investments in spent battery recycling facilities, mainly by a new crop of junior “urban miners.” Even so, Wood Mackenzie predicts that nickel units from such recycling, in the near to mid-term, will still account for low percentages of total nickel both produced for and consumed in the rechargeable battery markets, particularly as Wood Mackenzie believes the crop of new urban miners will probably be challenged to find sufficient raw material feed to fill their proposed refineries. Wood Mackenzie reports that, while these new companies indicate that “proprietary processes” protect their scrap-to-chemicals production routes (some extending to patents), the protection that the individual members might need in the future will likely have to come in the form of alliances with scrap generators, conventional mine-to-metal producers and traders of metals, chemicals and precursors, and with auto OEMs. Many such companies have already engaged in one or several of those partnerships, but this new business is still in the expansion phase, and Wood Mackenzie expects that many new names will emerge before the industry moves towards consolidation.

Nickel Prices

The project incentive price (high case long-term price forecast)

A price that will generate the required return on capital for new operations is commonly referred to as the “project incentive price” and is often used as a surrogate for forecast long term metal prices. This is premised on the broad assumption that new production required to meet market demand will not be forthcoming unless the market delivers a price that generates a satisfactory return on capital, and therefore, over the longer term, annual prices will default to the long-run project incentive price. Wood Mackenzie believes that, as a theory such assumption is intuitively sound, but it possibly ignores the real-world dynamic. New operations are commissioned on price expectation, but, once in production, pre-production capital costs are sunk and neither the capital cost nor the previously required return on capital is relevant to future production decisions for that operation. Once commissioned, production levels for individual operations are driven by the need to sustain positive cash flow and profits. According to Wood Mackenzie, this explains the poor historical correlation that exists between actual prices and incentive prices for the nickel industry. Wood Mackenzie reports that from 2002 to 2010, the market delivered a nickel price that was on average 37% higher than the project incentive price, and from 2011 to 2020, the nickel price averaged 35% below the project incentive price. While the past ten-year market price would imply that no projects would get developed, this has not been the case. According to Wood Mackenzie, the prior ten-year period has seen the largest growth in nickel supply the industry has ever seen, growing by 55%, from 1.65 Mt in 2011 to 2.57 Mt in 2020. This compares with just 27% in the prior ten-year period where, in theory, prices should have incentivized a large number of projects to fruition.

However, the second half of the 2001 to 2010 period saw the advent of nickel pig iron production in China, which development was born out of adversity. The slow pace of development in the West of a number of large projects, which were intended to supply the growing stainless steel sector in China, meant that China needed to develop its own supply. And China has continued to develop its own supply since then, according to Wood Mackenzie — firstly, in China, and now Indonesia, China has rapidly delivered new projects to the extent that forecast nickel in nickel pig iron production in Indonesia will increase from 3 kt in 2013 to over 1.5 Mt by 2023. It is this capability to deliver nickel units quickly, and at lower capital costs than western production, which has kept western new project development almost at a standstill. According to Wood Mackenzie, nickel prices have not risen high enough, and not had enough certainty of staying at higher prices for any period of time, to convince lenders to western producers of the investment merits of a nickel project.

Consequently, under present market conditions, Wood Mackenzie believes the project incentive price must be considered as the “High Case” or Wood Mackenzie’s long-term price forecast. Wood Mackenzie’s supply and demand analysis predicts that by 2037 (taking a 15-year time horizon for nickel project development), the market needs an extra 1.46 Mt per annum of new production capability, of which 1.05 Mt is required by China. Assuming China continues to provide the nickel units it requires, regardless of current or future prices, this leaves 0.41 Mt to be delivered by new projects in the rest of the world.

Wood Mackenzie calculates the incentive price at a 15% internal rate of return, all equity and pre-tax. The price to incentivize 0.41 Mt per annum of new project production is $19,580/t ($8.88/lb). Wood Mackenzie’s high case, long-term, real-dollar price is therefore $19,580/t.

The price/C1 operating cost relationship — low case forecast

According to Wood Mackenzie, it is rare for supply to precisely match demand, and when the market moves out of balance generating unsustainable surpluses or deficits, decisions to decrease or increase production are determined by the profitability of producers — thus changes to the metal price should drive the system back to equilibrium. However, in reality, the nickel industry is slow to react, with producers preferring to defer any decisions until there is a real perception that low prices are going to prevail for a lengthy period of time. Wood Mackenzie believes that the breakeven percentile of the annual nickel price on the nickel industry C1, or cash operating, cost curve is a good measure of this profitability.

According to Wood Mackenzie, for the two decades from 2001 to 2020, the average breakeven position was the 91st percentile (i.e., 91% of production generated positive operating cash flow and 9% of production incurred negative cash flow), and over the 2011 to 2020 decade, the average breakeven percentile was the 86th percentile. Over the past three years, according to Wood Mackenzie, the breakeven percentile has been at or higher than the 95th percentile. Wood Mackenzie therefore uses the average of 95th percentile of costs to represent the break-even price, and considers that a breakeven price derived from future C1 cost curves (the M1 margin is equivalent to earnings before interest, taxes, depreciation and amortization), comprising a population of base case operations and probable and possible projects, to be a minimum sustaining price for the nickel industry. Using this methodology, Wood Mackenzie’s low case, long-term, real-dollar price is $16,340/t ($7.41/lb).

The price/C2 operating cost relationship — base case scenario

Wood Mackenzie believes that a healthy mining sector must deliver not just positive C1 operating cash flows but profits, and also that satisfactory profits will contribute not only to sustained production but also new investment in the industry. The measure for profitability is the C2 cost curve, which is the C1 operating cost plus depreciation. Wood Mackenzie believes that a breakeven price derived from the 95th percentile of the future C2 cost curves (the M2 margin, equivalent to earnings before interest and taxes), comprising a population of base case operations and probable and possible projects, to be the most appropriate measure for a long-term price. Therefore, Wood Mackenzie’s base case, long-term, real-dollar price is $18,360/t ($8.33/lb).

Forecast high, low and base case long-term prices

Long term prices in $, real	Basis	Nickel price $/t Ni	Nickel price $/lb Ni
Base Case	C2 operating cost	18,360	8.33
Low case	C1 cash cost	16,340	7.41
High case	Project incentive for 0.5Mt/a	19,580	8.88

____________

Source: Wood Mackenzie

The Influence of Carbon Costs

The issue of climate change has risen in significance over the past few years and is expected to have far-reaching economic consequences in the future. To address this, pledges are being made by governments to reduce CO2e emissions as well as policies enacted to charge emitters of greenhouse gases through taxation. While the number of carbon pricing schemes has risen, there is no universally recognized standard yet. However, according to Wood Mackenzie, all the taxation schemes will increase production costs of commodities, impacting corporate profitability and investor sentiment to those companies not addressing these challenges and wider ESG aspects of their business.

Nickel industry emissions

The production of nickel can be very energy intensive and, therefore, can have a high CO2e footprint. However, emissions intensity varies greatly by process and ore type.

CO2e emissions by process

The high moisture content of laterite ores requires them to be dried prior to undergoing any smelting process. Consequently, the production of nickel pig iron and iron-nickel alloy is very energy intensive. In addition, many of the recent nickel pig iron developments in Indonesia source power from coal-fired facilities, which makes them high CO2e emitters.

In high pressure acid leaching, there is no need to dry the laterite ore prior to processing. In addition, many plants also operate a sulfur burning plant to produce the acid required for leaching which also provides energy which can be used in the processing of the laterite ore. However, leaching itself generates CO2 via the dissolution of carbonate minerals, and any excess acid must be neutralized prior to waste disposal, which also generates CO2.

Sulfide smelting on the other hand benefits from the fact that nickel concentrates have far less moisture and the sulfur acts as a fuel in the smelting process, reducing the requirement for fossil fuels to be used in the reduction process to produce a matte.

Our Hydromet Technology is a hydrometallurgical alternative to the smelting of nickel. We believe our Hydromet Technology uses less electricity, has competitive water consumption and produces lower greenhouse gas emissions than the traditional smelting process. Compared with the traditional smelting process, we believe our Hydromet Technology requires less energy and has lower CO2 emissions, and is not sensitive to the typical impurities in the feed that impact traditional smelters negatively.

The implication for nickel industry costs

To illustrate the impact of a carbon tax on the costs of production of nickel, Wood Mackenzie applied a universal carbon tax of $100/t CO2e to its 2022 forecast C1 cash cost curve for the nickel industry. The emissions data is sourced from Wood Mackenzie’s Emissions Benchmarking Tool. The tool covers Scope 1 and Scope 2 emissions, but Wood Mackenzie has incorporated data to account for mines shipping concentrate to third party smelters and refineries for processing through to finished nickel to help ensure comparability across the assets.

Nickel industry C1 cash cost curve plus carbon tax

C1 ($/t)
CO2e cost
Average inc. Carbon cost
Average C1 ($/t)
Costs (US$/t Ni)
40000
35000
30000
25000
20000
15000
10000
5000
0
-5000
-10000
0
500
1,000
1,500
2,000
2,500
Production (kt Ni)

Source: Wood Mackenzie

Wood Mackenzie’s analysis indicates that the impact on average industry costs is an increase of $3,857/t of nickel production. Average C1 cash costs for 2022 are estimated by Wood Mackenzie to be $7,649/t Ni ($3.47/lb). With the inclusion of the carbon tax, this rises to $11,506/t Ni ($5.22/lb).

According to Wood Mackenzie, the largest impact of such a carbon tax on a single asset is a lowering of revenues by around $1.8 billion and, across the industry as a whole, the impact is a reduction in revenues by $10.3 billon, which is around 30% of the cash cost margin based on an average nickel price of $20,000/t. Therefore, the application of carbon taxation has the potential to have a significant impact on profitability and is something that Wood Mackenzie believes the industry will need to address. As a key material in the energy transition journey, particularly in the West, a low-cost position on the traditional “cost curve” will not be the sole factor determining whether a project gets financed. According to Wood Mackenzie, a “low” carbon footprint is becoming as important to show as is economic robustness, and low carbon credentials can even offset some internal rate of return percentage points. Therefore, any nickel project that can demonstrate a low CO2e footprint, combined with a competitive cost structure, is expected to have advantages both in terms of any carbon tax impact on its cost structure and also with investors wishing to secure “green” nickel units.

The implication for nickel prices

Applying the same methodology used to determine its base case long-term price, Wood Mackenzie evaluated the difference in C2 costs at the 95th percentile with and without Wood Mackenzie’s view on carbon costs that may be applied to developed and developing economies. Wood Mackenzie then applied the resulting difference to its base case price forecast to indicate where prices would rise to should carbon costs be applied to the industry from 2023 and that the market needs to ensure that all the current production remains operational.

According to Wood Mackenzie’s analysis, the overall impact of the application of carbon costs to the nickel industry is that nickel prices would average $973/t ($0.44/lb) higher than Wood Mackenzie’s base case forecast over the ten-year period to 2032.

Price scenario

Base case price and price scenario

	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Base case
Nominal US$/t	13903	13772	18476	24789	22827	21716	20503	20503	21164	22046	23259	25044	26015	24691
Real US$/t	15841	15499	19862	24789	22034	20450	18930	18555	18778	19177	19835	20939	21323	19842

Scenario
Nominal US$/t	13903	13772	18476	24789	23447	22296	20834	21169	22171	23196	24822	26674	27437	27081
Real US$/t	15841	15499	19862	24789	22632	20997	19236	19158	19671	20177	21168	22301	22489	21763

____________

Source: Wood Mackenzie

The Outlook for Cobalt

Wood Mackenzie forecasts that cobalt demand will grow at a compound annual growth rate of 3.4% from 2022 to 2035, rising from 190-195 kt in 2022 to 280 kt in 2035. Automotive, portable electronics and energy storage are expected to lead future growth and in turn service demand for battery-grade chemicals. Aerospace recovery and rising power generation requirements continue to drive metal demand. According to Wood Mackenzie, the proportion of total demand accounted for by secondary batteries and the requirement for electrification will move up from 45% in 2022 to 66% by 2035.

According to Wood Mackenzie, the supply requirement will widen from the mid-2020s, as base case mine supply struggles to cover growing demand requirements. According to Wood Mackenzie, over $7 billion of investment will be required to bring additional feedstocks to the market by the mid-2030s, and further investment is also required for technical upgrades of refineries to enable handling of versatile feedstocks and improving product quality. Wood Mackenzie expects mine production to decrease from 2026 due to falling ore grades in the Democratic Republic of the Congo. An increasing portion of mined supply is forecast by Wood Mackenzie to come from the nickel by-product stream, as Indonesia continues to develop high pressure acid leaching processes and increase production.

Wood Mackenzie predicts that recycling will play an increasingly important role in the market, not only for environmental purposes, but also as a necessity for ex-China regions to secure crucial cobalt supply. EV battery recycling is forecast by Wood Mackenzie to gain momentum from late 2020s. Wood Mackenzie estimates that end-of-life batteries, principally NMC 111 and LCO, will contribute to providing 80 kt useable cobalt units by 2035, but to fully utilize this feedstock source, additional recycling capacity needs to be built.

According to Wood Mackenzie, cobalt prices decreased in the third quarter of 2022 due to weak China demand and a quieter European market over summer. Wood Mackenzie expects that prices will recover in the fourth quarter of 2022 and should provide an annual average for 2022 of $70,500/t ($31.98/lb, real). With refined cobalt unit availability rising faster than demand through to early 2026, Wood Mackenzie expects prices to stabilize in 2023 at around $48,000/t ($21,500/lb), but to weaken in 2024 and 2025 as a result of mid-term market surplus.

According to Wood Mackenzie, a new price cycle is needed between 2026 – 2035 to incentivize investment into both mine projects and recycling. Wood Mackenzie anticipates an average price level of $50,000/t ($22.60/lb) during the period. Wood Mackenzie believes that future cycles are likely to see less volatility as the cobalt market is showing signs of maturing with a growing futures market and improved ESG practices.

The Outlook for Copper

According to Wood Mackenzie, demand for copper will be aligned with the outlook of the global economy, particularly over the next couple of years. Increased interest rates may disrupt economic growth and, therefore, end-use copper demand, especially across consumer-led sectors. Uncertainty over when the global economy will emerge from the current slowdown and when cost pressures, such as high energy prices, will dissipate means that buyers of metal will remain cautious in placing orders other than for immediate needs, according to Wood Mackenzie. Moreover, the combination of higher and more volatile copper prices, alongside the logistics challenges over the past two years, would suggest that consumers have adapted to lower levels of inventories. As such, Wood Mackenzie believes that the stocking and de-stocking cycles are likely to be more muted in the coming years.

Despite these concerns, Wood Mackenzie believes that the demand outlook for copper remains aligned to the energy transition. According to Wood Mackenzie, copper’s role will only intensify on the back of decarbonization and the ‘greening’ of the economy, underpinning global total and refined copper consumption, which are forecast by Wood Mackenzie to grow at a compound annual growth rate of 2.4% and 2.2%, respectively, between 2022 and 2032. This in turn places increasing pressure on producers to begin the development of the next stage of projects.

Copper output has not been materially affected by escalating energy prices, according to Wood Mackenzie, unlike more energy-intensive commodities such as aluminum and zinc. However, as inflation continues to track higher and copper prices lower, producer cash margins are expected to come under pressure. This comes at a time when the refined copper market moves into a period of surplus, which from a fundamental perspective will also adversely impact prices. Wood Mackenzie expects that the lower trend in prices over the 2023 to 2025 period could lead to delays and/or deferrals to those projects that are either in construction or due to come online over the coming years. Moreover, a weaker price environment is not expected to encourage new project development.

Benchmarking the Kabanga Project

The following charts are based on data provided by the Company that have been incorporated by Wood Mackenzie with its nickel industry data to give an indicative position on the nickel industry C1 cash cost curve and the nickel industry CO2e emissions curve for 2030. Wood Mackenzie believes that the year 2030 provides a suitable time frame over which the project could be expected to be financed, built and reach steady-state production levels.

Wood Mackenzie forecasts that the Kabanga Project will have a C1 cash cost of $2074/t Ni ($0.97/lb Ni) in 2030, based on Wood Mackenzie’s commodity price outlook. The Kabanga Project is therefore forecast by Wood Mackenzie to be in the first quartile of the nickel industry C1 cash cost curve.

Production

Wood Mackenzie forecasts that the Kabanga Project will be low on the industry CO2e emissions curve, based on a production flowsheet which includes the production of metal on-site. The Kabanga Project’s forecast emissions are 2.13 t CO2e/t Nieq, compared to an industry average of 28 t CO2e/t Nieq forecast at that time.

Wood Mackenzie believes that a “low” carbon footprint is becoming as important as economic robustness when it comes to project financing and development. According to Wood Mackenzie, while the Kabanga Project can be considered as being somewhat geographically challenging, given its remote location, its low-cost base and low emissions profile should sit favorably with financiers and off-takers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

LHL was formed on March 28, 2022, as a holding company for Lifezone Limited, and acquired 100% of the equity interest in Lifezone Limited on June 24, 2022, in consideration for issuing shares of LHL on a 1:1 basis to the Lifezone Limited shareholders at the time (following a 1:200 split of shares of Lifezone Limited) (the “Lifezone Holdings Transaction”). In addition, at the same time as the Lifezone Holdings Transaction, on June 24, 2022, the shareholders of KNL (other than Lifezone Limited) exchanged their shares of KNL for shares of LHL on a 1:1 basis (the “Flip-Up”). As LHL did not have any previous operations, Lifezone Limited and KNL (together with its subsidiaries) are viewed as the predecessors to LHL and its consolidated subsidiaries. The Lifezone Holdings Transaction and the Flip-Up were each accounted for as a business combination of entities under common control. Further, LHL’s consolidated financial statements have been prepared using the predecessor accounting method. Accordingly, the Lifezone Holdings Transaction and the Flip-Up have been retrospectively applied to the financial statements of all prior periods and the consolidated financial statements of LHL have been prepared as if the Lifezone Holdings Transaction and the Flip-Up had been consummated on January 1, 2021, the beginning of the earliest period presented, and recognize the assets and liabilities received in the Lifezone Holdings Transaction and the Flip-Up at their historical carrying amounts, as reflected in the historical financial statements of Lifezone Limited and KNL. The consolidated audited financial statements for LHL as of and for the years ended December 31, 2022 and 2021 and the unaudited condensed consolidated interim financial statements for LHL as of and for the six-month periods ended June 30, 2023 and 2022 include activities for Lifezone Limited, Kabanga Holdings Limited, Kabanga Nickel Company Limited, KNL, Kagera Mining Company Limited, Metprotech Pacific Proprietary Limited, Romanex International Limited, TNL, Tembo Nickel Mining Company Limited, Tembo Nickel Refining Company Limited and LZ Services Limited.

You should read the following discussion and analysis of LHL’s financial condition and results of operations together with LHL’s consolidated financial statements and the related notes thereto, included elsewhere in this prospectus. The following discussion and analysis is based on LHL’s financial information prepared in accordance with IFRS as issued by the IASB and related interpretations issued by the IFRS Interpretations Committee. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to LHL’s plans and strategy for LHL’s business, includes forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the results discussed in the forward-looking statements. Please see the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of the risks, uncertainties and assumptions associated with these statements and for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. LHL’s historical results are not necessarily indicative of the results that may be expected for any period in the future.

The audited financial statements as of and for the years ended December 31, 2022 and 2021 for LHL are prepared pursuant to IFRS and in accordance with the standards of the U.S. Public Company Accounting Oversight Board. The unaudited condensed consolidated interim financial statements as of and for the six-month periods ended June 30, 2023 and 2022 have been prepared in accordance with IAS 34 ‘Interim Financial Reporting’. As permitted by the rules of the SEC for foreign private issuers, we have not reconciled our financial statements to U.S. generally accepted accounting principles.

Unless the context otherwise requires, for the purposes of this section, “Lifezone,” “we,” “us,” “our,” or the “Company” refer to the business of LHL and, in each case, its subsidiaries; “FY 2022” refers to the fiscal year ended December 31, 2022 and “FY 2021” refers to the fiscal year ended December 31, 2021; “H1 2023” refers to the six-month period ended June 30, 2023 and “H1 2022” refers to the six-month period ended June 30, 2022.

Overview

We are a modern pre-development exploration-stage metals company. Based on the mineral resources presented in the Technical Report Summary, we believe that our Kabanga project in north-west Tanzania (the “Kabanga Project”) comprises one of the world’s largest and highest grade nickel sulfide deposits. We also seek to support the clean energy transition through licensing of our proprietary Hydromet Technology as an alternative to smelting in metals refining and to become an emerging supplier of responsibly-sourced, low-carbon and low-sulfur dioxide emission metals to the battery, electric vehicle (“EV”) and hydrogen markets. We intend to operate across the metals extraction and metals refining industries, with our Hydromet Technology potentially also being used in the metals recycling industry. We aim to provide products that will responsibly and cost-effectively deliver supply chain solutions to the global battery metals market.

We believe that our metals resources, technology and expertise position us for long term growth as customers continually look for cleaner sources of metals for the development of EVs and batteries.

Recent developments

Consummation of the Business Combination

On July 6, 2023, Lifezone Metals consummated the previously announced Business Combination pursuant to the Business Combination Agreement. On July 5, 2023, in accordance with the terms of the Business Combination Agreement, GoGreen merged with and into Merger Sub, with Merger Sub surviving the Merger. Immediately prior to the Merger Effective Time, each issued and outstanding GoGreen unit was automatically detached and separated into one Class A ordinary share of GoGreen, par value $0.0001 per share (a “GoGreen Class A Share”), and one-half of a warrant entitling the holder thereof to purchase GoGreen Class A Shares (a “GoGreen Warrant”), in each case in accordance with the terms of the applicable GoGreen unit and with fractional entitlements to GoGreen Warrants rounded down to the nearest whole number of warrants without cash settlement for such rounded fraction in accordance with the terms of the Business Combination Agreement (the “Unit Separation”).

At the Merger Effective Time, after giving effect to the Unit Separation, each issued and outstanding GoGreen Class A Share, and Class B ordinary share of GoGreen, par value $0.0001 per share (“GoGreen Class B Shares” and, together with the GoGreen Class A Shares, the “GoGreen Shares”), other than the GoGreen ordinary shares of security holders who elected to redeem their GoGreen ordinary shares or exercised their dissenters’ rights, was automatically cancelled in exchange for the right of the holder thereof to receive one Lifezone Metals Ordinary Share. Further, each GoGreen Warrant (whether or not a whole warrant) outstanding immediately prior to the Merger Effective Time (but after giving effect to the Unit Separation) was automatically and irrevocably modified such that such warrant no longer entitles the holder thereof to purchase the amount of GoGreen ordinary shares set forth therein, and in substitution thereof such warrant entitles the holder thereof to acquire such equal number of Lifezone Metals Ordinary Shares per such warrant.

On July 6, 2023, in accordance with the terms of the Business Combination Agreement, the LHL Shareholders transferred all of the outstanding ordinary shares of LHL to Lifezone Metals in exchange for the issuance of new Lifezone Metals Ordinary Shares by Lifezone Metals and, if applicable, the issuance of Earnout Shares (as defined in the Business Combination Agreement) by Lifezone Metals subject to the terms of and in accordance with the Business Combination Agreement.

Prior to the extraordinary general meeting of GoGreen in connection with the Business Combination, holders of 26,072,446 GoGreen Class A Shares, representing approximately 94.5% of the total GoGreen Class A Shares held by public shareholders, exercised their right to redeem their shares for cash at a redemption price of approximately $10.76 per share, for an aggregate redemption amount of $280,426,112.72. The outstanding Lifezone Metals Ordinary Shares being offered in this prospectus represent approximately 97.5% of our outstanding Lifezone Metals Ordinary Shares, assuming the Lifezone Metals Ordinary Shares issuable upon the achievement of certain stock price thresholds are not outstanding. The outstanding Lifezone Metals Ordinary Shares being offered in this prospectus represent approximately 98.1% of our outstanding Lifezone Metals Ordinary Shares, assuming all Lifezone Metals Ordinary Shares issuable upon the achievement of certain stock price thresholds are outstanding. Additionally, if all the Warrants are exercised, an additional 14,467,500 Lifezone Metals Ordinary Shares would be outstanding, of which 1,117,500 would be owned by the Selling Securityholders. The sale of all the securities being offered in this prospectus, or the perception that these sales could occur, could result in a significant decline in the public trading price of our Lifezone Metals Ordinary Shares and Warrants and could impair our ability to raise capital through the sale of additional equity securities. For more information, see “Risk Factors — The securities being offered in this prospectus represent a substantial percentage of our outstanding Lifezone Metals Ordinary Shares, and the sales of such securities, or the perception that these sales could occur, could cause the market price of our Lifezone Metals Ordinary Shares and Warrants to decline significantly, even if Lifezone Metals’ business is doing well.”

Dutwa

On September 5, 2022, we entered into a non-binding term sheet with Harmony Minerals Limited and Dutwa Minerals Limited, which was subsequently amended and restated on April 27, 2023, pursuant to which we may acquire all the tangible assets and all registered and unregistered intellectual property related to the Dutwa Nickel Project in Tanzania (excluding the Ngasamo deposit in the Dutwa Nickel Project area) (the “Dutwa Acquisition”). Lifezone values the Dutwa assets at $13 million and paid a $400,000 non-refundable deposit on or around September 2022. Pursuant to the terms of the amended and restated term sheet, the remaining $12,600,000 will be subject to satisfaction of various conditions, and $10,000,000 of which can be paid (at Harmony Minerals Limited’s election) in either cash or shares of Lifezone Metals to be issued to Harmony Minerals Limited. The Dutwa Acquisition is subject to the parties entering into definitive documentation and various other conditions, including Lifezone entering into a framework agreement with the GoT in respect of the Dutwa Nickel Project, similar to the Framework Agreement entered into in respect of the Kabanga Project, all existing structures and agreements which could in any way have any impact or effect on the Dutwa Acquisition having been terminated, no existing or threatened dispute, complaint, claim, arbitration or litigation, or similar proceedings or disputes, relating to the Dutwa Acquisition, and Lifezone replacing Dutwa Minerals Limited in all of the applications in respect of the Dutwa Nickel Project (excluding the Ngasamo deposit). The amended and restated term sheet provided for exclusivity between the Company and Harmony Metals Limited in respect of the Dutwa Acquisition until July 26, 2023. Although the exclusivity period has expired, the parties are continuing to liaise on the remaining conditions to the completion of the transaction.

In connection with the Dutwa Acquisition, Lifezone requires customary representations and warranties, which will be set forth in the definitive acquisition agreement.

Simulus Acquisition

On July 18, 2023, Metprotech Pacific Pty Ltd, an Australian-registered company and a wholly-owned subsidiary of Lifezone Limited (“Metprotech”), completed its acquisition of the entire issued share capital of The Simulus Group Pty Ltd (“SGPL”), which, in effect, entailed the acquisition of the assets of SGPL and its subsidiaries, excluding cash and cash equivalents, subject to certain exceptions (the “Simulus Acquisition”), pursuant to the Simulus SSA. Under the terms of the Simulus SSA, the consideration for the Simulus Acquisition comprises an initial deposit of $1 million in cash, which was paid upon the signing of a non-binding term sheet on March 22, 2023, $7.5 million in cash, which was paid following completion of the Simulus Acquisition, and 500,000 Lifezone Metals Ordinary Shares, which were issued following completion of the Simulus Acquisition. The Simulus SSA provides that the shareholders of SGPL receiving Lifezone Metals Ordinary Shares as consideration pursuant to the Simulus Acquisition will not, subject to certain exceptions, dispose of, transfer or assign any such Lifezone Metals Ordinary Shares for a period of six months following the closing of the Simulus Acquisition. The Simulus SSA provides for registration rights with respect to the Lifezone Metals Ordinary Shares issued to the shareholders of SGPL pursuant to the Simulus Acquisition. We are registering the offer and sale of the securities issued to the former shareholders of SGPL in connection with the Simulus Acquisition to satisfy these registration rights.

SGPL, established in 2004, is a boutique hydrometallurgy and mineral processing services group located in Perth, Western Australia. SGPL owns a laboratory, equipment and technical facilities and employs a staff of 21 employees. SGPL has a technical focus on battery metals and sustainable energy market products, which includes battery precursor active material, nickel sulphate, cobalt sulphate, manganese sulphate, scandium, high purity graphite, high purity alumina, rare earths, lithium salts, copper and zinc. Since 2010, we have been in engagement with SGPL to perform test work, piloting programs and engineering studies for the majority of our clients, which includes SRL since 2012. In addition, SGPL has provided services to us for our proprietary projects, such as the Kabanga Project and recycling of PGMs from spent catalytic converters. Following the completion of the Simulus Acquisition, we intend that SGPL will operate as an in-house testing, research and development and training facility exclusively for our use as well as in connection with third party projects that we are associated with.

For more information, see the section titled “Lifezone Metals Business — Business Segments — IP Licensing”.

Business Segments

We are a development stage company and have not generated material revenue to date and our metals extraction business has no producing properties. Our business consists of two segments: (i) our metals extraction and refining business and (ii) our intellectual property (“IP”) licensing business.

Structure Chart as of the date of this prospectus

Metals extraction and refining

The metals extraction and refining segment of our business consists of our interest in KNL. KNL was formed in February 2019 for the purpose of developing and operating a base metal production facility in the northwest region of Tanzania. In January 2021, KNL entered into a framework agreement (the “Framework Agreement”) with the Government of Tanzania (the “GoT”) pursuant to which Tembo Nickel Corporation Limited (“TNL”), in which the GoT holds a 16% non-dilutable free-carried interest and KNL holds an 84% interest, was created. The Framework Agreement includes provisions setting out the arrangement in relation to the conduct of future mining operations, the grant of the GoT’s non-dilutable free-carried interest in TNL and its participation in mining and the financing of any future mining operations. In April 2021, KNL acquired certain data and information relating to the Kabanga Project, including historical mineral resource estimation, all metallurgical test work and piloting data, analysis and studies (the “Kabanga Data”) in conjunction with the acquisition of Kabanga Holdings Limited from Barrick International (Barbados) Corporation and Glencore Canada Corporation and all shares of Romanex International Limited from GCC and Sutton Resources Limited (collectively, the “KNL Acquisitions”). The various previous owners of the Kabanga Project cumulatively conducted drilling of 587 kilometers through 1,404 drillholes and cumulatively spent approximately $293 million on drilling and studies. For further details, see “Description of the Kabanga Project.”

In October 2021, TNL was issued a special mining license for the Kabanga mine site (“SML”) and, in addition, we hold five prospecting licenses surrounding the SML. We are currently in the process of reviewing and updating our project development plan, which is proposed to include two operational areas: (i) a mine in the SML area; and (ii) a base metals refinery (a concentrate treatment plant) located at Buzwagi, near Kahama (the “CTP”), using our Hydromet Technology. The refinery site in Kahama is expected to be located within a special economic zone, which would provide fiscal benefits. We are also undertaking a Definitive Feasibility Study to determine the development requirements of the project, including capital and operating costs, which is expected to be completed in the second half of 2024. We concluded a drilling program in 2022 to obtain fresh samples of the mineral ore at Kabanga and the samples are undergoing metallurgical test work. Furthermore, a resettlement action plan and environmental studies within the SML area are both underway. For further details, see “Description of the Kabanga Project.” BHP (UK) Billiton DDS Limited, a UK based subsidiary of BHP Group Limited, a leading global resource company (“BHP”), is a strategic partner in the Kabanga Project. BHP has made a $10 million investment in Lifezone Limited pursuant to the Lifezone Subscription Agreement and a $40 million investment in KNL pursuant to the Tranche 1 Loan Agreement. In October 2022, BHP agreed to invest a further $50 million in KNL in the form of equity under the Tranche 2 Subscription Agreement, which investment was consummated on February 15, 2023. In addition, pursuant to the Tranche 3 Option Agreement entered into between BHP, Lifezone Limited and KNL, also entered into in October 2022, BHP has the option to consummate a further investment in KNL, subject to the satisfaction of certain conditions, including the completion of, and agreement on, the Definitive Feasibility Study, agreement on the joint financial model in respect of the Kabanga Project, the amendment of the articles of association and share capital of the JVC Subsidiaries to remove the free-carried interest rights of the GoT in the JVC Subsidiaries and receipt of any necessary regulatory and tax approvals. In the event such further investment is consummated, BHP would own a majority stake in KNL and BHP would play a key role in the development of the project, including directing and overseeing the extraction operations at the project. However, notwithstanding that BHP would own a majority of the shares of KNL, given the governance framework in the Tranche 3 Option Agreement, we expect that we would continue to have significant influence on the day-to-day operations of KNL. For details, see “— Our Competitive Strengths — Our Strategic Partnership with BHP” and “— Material Contracts — Arrangements with BHP.” Further, pursuant to the Tranche 3 Option Agreement, we are entitled to certain off-take marketing rights with respect to the Kabanga Project, and have retained the marketing rights for up to 40%, in aggregate, of the total contained nickel, cobalt and copper production from the CTP. For further details, see “— Material Contracts — Tranche 3 — Tranche 3 Option Agreement.” We have formally commenced off-take marketing of Kabanga nickel cathode, creating an off-take monetization opportunity for the nickel, copper and cobalt production from Kabanga given the interest in these products from original equipment manufacturers. Once in production, we also expect to generate revenue from the licensing of our Kabanga Hydromet Technology in the form of a royalty from the sale of base metals from the Kabanga Project refined at the CTP. For further details, see “— Material Contracts — Licensing Arrangements.” If BHP does not make the Tranche 3 Investment, we will have 100% of the off-take marketing rights from the Kabanga Project and expect that we would continue developing the Kabanga Project and would expect to fund such development through debt or equity financing, the monetization of the offtake and/or royalty streams and possibly exploring other strategic partners for the project.

In addition to the extraction and refining business undertaken through KNL with respect to the Kabanga Project, we are continuously evaluating other potential extraction and refining business opportunities, such as the Dutwa Nickel Project.

IP Licensing

The IP licensing segment of our business is undertaken by Lifezone Limited, which is a wholly owned subsidiary of LHL. Lifezone Limited owns a family of patents for hydrometallurgical metal beneficiation. Lifezone Limited’s business model is to use its patented technology and accumulated IP and skills to develop, in collaboration with other companies, our Hydromet Technology to economically beneficiate metals to produce refined products for sale with potentially significantly reduced carbon footprint and cost when compared to traditional smelting and refining methods. Lifezone Limited expects to both (i) license its proprietary technology to potential parties in return for royalties and (ii) own interests in and/or operate processing refineries that utilize its proprietary technology jointly with other potential parties. We continuously evaluate potential licensing and co-development opportunities, and test work involving our Hydromet Technology is at various stages with potential parties. As discussed further herein, our most advanced projects include the Kabanga Hydromet Technology, which is undergoing test work and engineering studies, and the Kell Process Technology, which may be utilized at the potential Kell-Sedibelo-Lifezone Refinery. We are also looking into licensing and co-development opportunities within the metals recycling industry. We believe our Hydromet Technology has the potential to be used to cleanly and economically recycle critical elements of metal waste, and we consider this as a potential source of revenue in the future. On June 15, 2023, we signed a memorandum of understanding with a global PGM customer to establish a commercial scale PGM recycling facility. If a robust business model can be developed, the target is to install a hydromet PGM recycling refinery by the end of 2025. Lifezone Limited also expects to generate income from consulting fees, technical services and monetization of the offtake and/or royalty streams for projects in which Lifezone Limited holds a direct or indirect interest, such as the Kabanga Project.

Lifezone Limited has granted an exclusive license to its 50%- owned subsidiary, Kelltech Limited, to use the Kell Process Technology in Angola, Botswana, the Democratic Republic of Congo, Lesotho, Malawi, Madagascar, Mozambique, Namibia, Swaziland, Tanzania, Zambia, Zimbabwe, South Africa and the Seychelles (the “SADC License Area” and the license, the “Kell License”). The Kell License also includes the right to: (i) sub-license the rights granted under it for use within the SADC License Area on an exclusive basis (on the basis that the sub-licensee is permitted to further sub-license the rights on a non-exclusive basis but without the right for the further sub-licensee to further sub-license the same); and (ii) grant a non-exclusive license to sell goods and products that are the result of Kelltech Limited’s use of the Kell Process Technology granted through the exclusive license, with such sales not restricted to the SADC License Area.

Kelltech Limited has further exclusively sub-licensed to its 66.66% subsidiary, Kelltechnology South Africa (RF) (Pty) Limited (“KTSA”), the rights to the Kell Process Technology in the SADC License Area. The remaining 33.33% interest in KTSA is held by the Industrial Development Corporation of South Africa (“IDC”), a South African national development finance institution. Mr. Keith Liddell, our chairman, serves as a non-executive director on the board of Sedibelo Resources Limited (“SRL”), which indirectly holds the other 50% interest in Kelltech Limited. For further details, see “Lifezone Metals’ Business — Material Contracts — Licensing Arrangements.”

To date, the Kell Process Technology has been sub-licensed by KTSA to Kellplant (Pty) Limited (“Kellplant”), a limited liability private company, registered in and incorporated under the laws of South Africa, in which KTSA holds a 100% interest. Kellplant may own and operate a potential refinery at SRL’s Pilanesberg Platinum Mine in South Africa (the “Kell-Sedibelo-Lifezone Refinery”) that would process platinum group metals (collectively, “PGMs”), and gold, nickel, copper and cobalt, applying the Kell Process Technology.

The potential Kell-Sedibelo-Lifezone Refinery would process and refine PGMs, precious metals, and base metal by-products. Detailed design and engineering work for the potential Kell-Sedibelo-Lifezone Refinery commenced in July 2021. As of the date of this prospectus, the site for the potential Kell-Sedibelo-Lifezone Refinery at SRL’s Pilanesberg Platinum Mine in South Africa has been prepared, but no physical construction activities have taken place.

The proposed location of the potential Kell-Sedibelo-Lifezone Refinery at SRL’s Pilanesberg Platinum Mine in South Africa and a preliminary layout of the refinery are shown below.

Site Overview	Preliminary Layout

The detailed design and engineering work package undertaken to date for the potential Kell-Sedibelo-Lifezone Refinery has been on a design envelope basis of processing 110 ktpa of PGM concentrate feed. SRL’s business currently comprises an open cast Merensky and Upper Group 2 (“UG2”) PGM reef mining operation with a future underground mining expansion into a higher PGM grade predominantly UG2 PGM reef. The design envelope for the potential Kell-Sedibelo-Lifezone Refinery was based on a mine plan from SRL that contemplated that the Pilanesberg Platinum Mine would provide the refinery’s primary supply of concentrate.

SRL has communicated to us that SRL is currently revising its mine plan for the Pilanesberg Platinum Mine and, on March 29, 2023, SRL informed us that SRL has determined not to pursue the potential Kell-Sedibelo-Lifezone Refinery with a 110 ktpa design envelope at this time. SRL has communicated to us that SRL intends to conduct further technical and economic analyses in respect of the potential Kell-Sedibelo-Lifezone Refinery and, subject approval by SRL’s board of directors, may in the future pursue a smaller Kell-Sedibelo-Lifezone Refinery. Before committing further resources to the potential Kell-Sedibelo-Lifezone Refinery, we intend to evaluate the ore mix and concentrate grade profiles that will be set forth in SRL’s updated mine plan. In addition, we will also require samples of SRL’s UG2 concentrate at the design grade in order to undertake further test work. These technical inputs and steps will be needed before we can scope a redesigned study for the potential Kell-Sedibelo-Lifezone Refinery. However, we cannot guarantee that the technical inputs and steps required to be completed prior to the construction of the potential Kell-Sedibelo-Lifezone Refinery will be completed in a timely manner, or at all. For further details, see “Risk Factors — The construction of the potential Kell-Sedibelo-Lifezone Refinery is uncertain and its operation may involve risks, including continued operating losses, the inability to fund its operations and future impairments of its assets, that could negatively impact our business, results of operations, cash flows and asset values.”

The two other indirect shareholders of the potential Kell-Sedibelo-Lifezone Refinery are SRL and IDC, with each party owning a one-third look-through interest in the project. Until SRL has finalized its revised mine plan and received board approval for such revised plan, we expect that there will be no further development expenditures or capital commitments to Kellplant relating to the project from any shareholder.

In addition to direct and indirect royalties relating to the potential Kell-Sedibelo-Lifezone Refinery, any future sub-licenses of the Kell License by KTSA, including with third parties, will give us the ability to earn royalties according to the license agreement entered into with Kelltech Limited in this regard and, additionally, pro rata based on our 50% shareholding in Kelltech Limited and Kelltech Limited’s 66.66% shareholding in KTSA. Our ability to earn such royalties, however, will depend on the efficacy of our Hydromet Technology and the level of take-up by new refining plants of our Hydromet Technology.

To further develop our IP licensing business, on July 18, 2023, Metprotech completed its acquisition of the entire issued share capital of SGPL, which, in effect, entailed the acquisition of the assets of SGPL and its subsidiaries, excluding cash and cash equivalents, subject to certain exceptions, pursuant to the Simulus SSA. Under the terms of the Simulus SSA, the consideration for the Simulus Acquisition comprises an initial deposit of $1 million in cash, which was paid upon the signing of a non-binding term sheet on March 22, 2023, $7.5 million in cash, which was paid following completion of the Simulus Acquisition, and 500,000 Lifezone Metals Ordinary Shares, which were issued following completion of the Simulus Acquisition. The Simulus SSA provides that the shareholders of SGPL receiving Lifezone Metals Ordinary Shares as consideration pursuant to the Simulus Acquisition will not, subject to certain exceptions, dispose of, transfer or assign any such Lifezone Metals Ordinary Shares for a period of six months following the closing of the Simulus Acquisition. The Simulus SSA provides for registration rights with respect to the Lifezone Metals Ordinary Shares issued to the shareholders of SGPL pursuant to the Simulus Acquisition. We are registering the offer and sale of the securities issued to the former shareholders of SGPL in connection with the Simulus Acquisition to satisfy these registration rights.

SGPL, established in 2004, is a boutique hydrometallurgy and mineral processing services group located in Perth, Western Australia. SGPL owns a laboratory, equipment and technical facilities and employs a staff of 21 employees. SGPL has a technical focus on battery metals and sustainable energy market products, which includes battery precursor active material, nickel sulphate, cobalt sulphate, manganese sulphate, scandium, high purity graphite, high purity alumina, rare earths, lithium salts, copper and zinc. Since 2010, we have been in engagement with SGPL to perform test work, piloting programs and engineering studies for the majority of our clients, which includes SRL since 2012. In addition, SGPL has provided services to us for our proprietary projects, such as the Kabanga Project and recycling of PGMs from spent catalytic converters.

By acquiring SGPL, including its assets and skilled technical employees, we believe that we will be able to more effectively control our project technical timelines and deliverables, offer more streamlined and robust test work and engineering design packages to our clients, increase the R&D output streams of our Hydromet Technology to expand our patent portfolio and provide an excellent training facility for new staff as we look increase our technical team. However, the expected benefits of the Simulus Acquisition may not be realized in a timely manner or at all. For further details, see “Risk Factors — Lifezone Metals’ acquisition of SGPL may not be beneficial to Lifezone Metals, as the failure to integrate SGPL into our business may adversely affect our business and operations, and the issuance of Lifezone Metals Ordinary Shares as transaction consideration diluted the interest of our existing shareholders.”

Following the completion of the Simulus Acquisition, we intend that SGPL will operate as an in-house testing, research and development and training facility exclusively for our use as well as in connection with third party projects that we are associated with.

Key factors affecting our future results of operations

We believe that our future performance and success depend to a substantial extent on the following factors, each of which is in turn subject to significant risks and challenges, including those discussed below and in the section of this prospectus entitled “Risk Factors.”

A.     Decarbonization and supply and demand for minerals we produce

Nickel and cobalt are base metals with physical and chemical properties that make them suitable for use in a wide variety of products across the commercial, industrial, construction and transport sectors. Cobalt is on the list of the 35 minerals considered critical to the economic and national security of the United States as first published by the U.S. Department of the Interior on May 18, 2018. Nickel demand is separated into primary and secondary demand. Primary nickel demand is met directly by supply from extracted material. On the other hand, secondary demand is met by supply from recycled scrap products that contain nickel. Cobalt is generally extracted as a by-product of nickel extraction.

Stainless steel production is the single largest demand segment for primary nickel, accounting for 66% of overall demand in 2022, according to Wood Mackenzie. We expect the demand for nickel will continue to be dominated by stainless steel although non-stainless sectors are forecast by Wood Mackenzie to grow at a higher rate. The majority of growth in non-stainless demand is expected to be driven by battery precursors for EVs and energy storage by Wood Mackenzie.

More than 60% of the world’s cobalt is currently used in the manufacture of batteries, with cobalt playing an integral role in ensuring both the stability and the high-performance of many types of batteries, including many used in EVs. As per Wood Mackenzie, cobalt demand is forecast to grow at a CAGR of 3.4% to 2035, rising from 190-195 kt in 2020 to 280 kt. In the same timeframe, there are expected to be limited opportunities, globally, for mining companies to substantially increase production of cobalt as a by-product (or as a primary product). With a supply deficit currently prevailing in the cobalt market, further and substantial shortfalls in cobalt supply are forecast over the same period. While EV demand is currently driven by consumer appetite, future demand growth for EVs will be increasingly driven by government policy as regulation begins to phase out internal combustion engines. Nickel and cobalt are key components of many batteries used in EVs. Although batteries used in EVs is already the leading growth area in non-stainless nickel demand and general cobalt demand, there is additional upside potential in the case of more rapid decarbonization and technology developments. Growth in this segment will be driven by both the uptake of EVs, as well as by the chemistry of the batteries that are being used in EVs.

Our Hydromet Technology can be used for the refining of nickel, cobalt and other base metals, as well as PGMs. PGMs are extracted either from newly-mined primary ore or from used, scrap, or by-product metal. PGMs and their compounds have inherent properties — such as their unique catalytic activity, resistance to corrosion and oxidation, mechanical strength, biocompatibility and electrical conductivity that make them of significant benefit to society. Applications of PGMs vary from environmental protection (as components of automobile catalytic converters) to health care (as ingredients in pharmaceuticals and medical devices) to making useful chemicals and consumer products (as in fertilizers, gasoline, electronic equipment, computers, and plastics). Further, platinum is also used as a catalyst in hydrogen fuel cell vehicles. Market interest in palladium and in PGMs in general has been strong in recent years and the market price for PGMs was generally increasing until early 2021. A key driver of PGM demand is both the number of vehicles utilizing autocatalysts as well as the amount of PGMs per autocatalyst in each vehicle. A global shortage in semiconductor chips in 2021 resulted in a material reduction in the global production of automobiles, resulting in a concurrent fall in demand for the use of PGMs in automotive catalytic converters.

B.      Prices of nickel, cobalt and copper

The ability to develop the Kabanga Project is directly related to the market prices of nickel, and to a lesser extent cobalt and copper. These metals are sold in an active global market and traded on commodity exchanges, such as the LME and the New York Mercantile Exchange. Nickel, cobalt and copper prices are subject to significant fluctuations. Nickel prices are affected by many factors, including actual and expected macroeconomic and political conditions, levels of supply and demand, the availability and costs of substitutes, input costs, foreign exchange rates, inventory levels, investments by commodity funds and other actions of participants in the commodity markets. For example, nickel prices sharply increased in March 2022 and the LME ceased trading of nickel for a period of time as a consequence of a short squeeze in the market precipitated by the war in Ukraine. Moreover, nickel prices may remain volatile due to fears of Russian exports disruptions due to banking difficulties and the potential of further sanctions resulting from the Russian invasion of Ukraine in February 2022.

The volatility of the price of nickel is illustrated in the table below (which shows the annual high, low and average of the market price of nickel). Over the period from January 1, 2020 to June 30, 2023, the nickel price on the London Metal Exchange has fluctuated between a high price of $48,241 per tonne and a low price of $11,055 per tonne. Given the fluctuation in nickel prices, it is difficult to predict the economic viability of the Kabanga Project. See also “Risk Factors — Risks Related to Operational Factors Affecting Lifezone Metals — Changes in consumer demand and preference for metals relevant to us could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.”

	$/tonne
	High	Low	Average
2020	17,650	11,055	13,791
2021	21,135	15,907	18,470
2022	48,241	19,100	26,227
2023 (through June 30, 2023)	31,200	19,745	24,161

Source: London Metal Exchange.

The market price of nickel was $20,925 per tonne on December 31, 2021, $30,425 per tonne on December 31, 2022 and $20,125 per tonne on June 30, 2023.

Further, the escalation in the price of cobalt and copper is illustrated in the table below (which shows the annual high, low and average of the market price of cobalt and copper). Over the period from January 1, 2020 to June 30, 2023, the cobalt price on the London Metal Exchange has fluctuated between a high price of $82,700 per tonne and a low price of $28,000 per tonne, while the price of copper on the London Metal Exchange has fluctuated between a high price of $10,730 per tonne and a low price of $4,618 per tonne.

Cobalt	$/tonne
	High	Low	Average
2020	34,750	28,000	31,405
2021	70,210	32,000	51,328
2022	82,700	46,500	63,770
2023 (through June 30, 2023)	51,515	29,085	36,088

Copper	$/tonne
	High	Low	Average
2020	7,964	4,618	6,178
2021	10,725	7,742	9,315
2022	10,730	7,000	8,815
2023 (through June 30, 2023)	9,436	7,910	8,696

Source: London Metal Exchange.

The market price of cobalt was $70,195 per tonne on December 31, 2021, $51,515 per tonne on December 31, 2022 and $30,960 per tonne on June 30, 2023. The price escalation in 2021 was driven predominantly by the increasing demand for the “battery metals,” as the global green energy transition and particularly, the take-up of EVs, escalated. However, the decrease in the price of cobalt in 2022 was primarily due to over-supply in the market.

The market price of copper was $9,692 per tonne on December 31, 2021, $8,387 per tonne on December 31, 2022 and $8,210 per tonne on June 30, 2023. Copper is one of the most widely used metals in energy generation, transmission infrastructure, and energy storage. It is also one of the most used metals along with aluminum in the construction, telecommunications, transportation, and automobile manufacturing sectors.

Our IP licensing business is expected to derive revenue from royalties from the sale of metals, including PGMs, refined at licensees of the Hydromet Technology. Market interest in palladium and in PGMs in general has been strong in recent years and the market price for PGMs was generally increasing until early 2021. A global shortage in semiconductor chips in 2021 resulted in a material reduction in the global production of automobiles, resulting in a concurrent fall in demand for the use of PGMs in automotive catalytic converters.

PGM	High price during 2022 $/ounce	Date	Low price during 2022 $/ounce	Date	Average $/ounce	Price as of December 31, 2022 $/ounce	Price as of June 30, 2023 $/ounce
Platinum	1,152	March 8th	804	September 1st	963	1,073	905
Palladium	2,979	March 4th	1,642	December 19th	2,092	1,789	1,213
Rhodium	22,000	March 8th	12,250	December 30th	15,492	12,250	4,500
Gold	2,040	March 8th	1,623	September 26th	1,801	1,820	1,921

Source: New York Mercantile Exchange for platinum, palladium and gold prices and Johnson Matthey for rhodium prices

We expect a medium-term recovery in the market for PGMs based on projections for strong car sales in China, where the largest amount of palladium and rhodium are used, the potential for the emergence of a hydrogen-based economy and the concurrent use of PGMs, as well as the potential for the use of PGMs in new lithium battery technologies. As the world seeks to decarbonize and look for solutions to climate change, the unique properties of PGMs as powerful catalysts are being applied to various technologies as possible solutions for more efficient energy generation.

C.     Kabanga mineral resources

Based on the Mineral Resource Estimates, we believe that our Kabanga Project in north-west Tanzania comprises one of the world’s largest and highest-grade nickel sulfide deposits. As of February 15, 2023, as set forth in the Technical Report Summary, the Mineral Resource Estimate attributable to LHL for the total measured and indicated resources is 25.8 million tonnes with a NiEq ore grade of 3.33% and total inferred resources is 14.6 million tonnes with a NiEq ore grade of 3.21%. This represents 69.713% of the total mineral resources for the Kabanga Project, which is the portion attributable to LHL. The Mineral Resource Estimates in the Technical Report Summary were assessed for reasonable prospects for eventual economic extraction by reporting only material above a cut-off grade of 0.58% nickel equivalent. Our current estimated annual production rate is 2.2 Mtpa of feed producing approximately 220 ktpa of concentrate. We expect to be able to grow Kabanga’s expected life through exploration and drilling programs to incorporate further resources into the operations at the Kabanga Project over time.

D.     Our Hydromet Technology and maximizing the efficiency of production

We believe that our Hydromet Technology is a “greener” hydrometallurgical process alternative to traditional smelting, and its use eliminates certain of the most environmentally harmful segments of the typical metal production value chain and downstream processing to refined products. Specifically, we believe our Hydromet Technology uses less electricity, has competitive water consumption and produces lower greenhouse gas emissions than the traditional metals smelting process. We believe that our Hydromet Technology also allows us and our licensees to recover higher amounts of metals than under traditional smelting technology. In addition, compared to other hydrometallurgical processes, our Hydromet Technology does not use cyanide or release effluent. Compared with the traditional smelting process, we believe the Hydromet Technology requires less energy and has lower CO2 emissions (up to 46% lower, in the case of PGMs based on the EY Cova Study issued in 2023 for the potential Kell-Sedibelo-Lifezone Refinery with the original 110 ktpa design envelope, and up to 73% lower, in the case of the Kabanga Project, based on Lifezone’s Kabanga Emissions Estimate), and is not sensitive to the typical impurities in the feed that impact traditional smelters negatively. The technology treats low grade concentrates as well as high-grade concentrates and recovers both base and precious metals into separate product streams. The final products from the base metals flow sheet may be London Metal Exchange (“LME”) A Grade copper cathode, high-purity nickel cathode and cobalt rounds, and the final products in the PGM circuit will be refined platinum, palladium, rhodium and gold metal sponge powders. However, our Hydromet Technology allows us to customize the form of the final product. See “Lifezone Metals’ Business — Description of the Hydromet Technology.”

We have granted our 50% owned associate, Kelltech Limited, the exclusive license to use and to sub-license our Kell Process Technology within the SADC License Area, and also to sell goods and products that are the result of Kelltech Limited’s use of the Kell Process Technology granted through the exclusive license, with such sales not restricted to the SADC License Area. Further, Kelltech Limited has further exclusively sub-licensed to KTSA, its 66.66% subsidiary, the rights to the Kell License in the SADC License Area. The Kell Process Technology has been sub-licensed by KTSA to Kellplant, which may own and operate the potential Kell-Sedibelo-Lifezone Refinery. Any sub-licenses of the Kell License by KTSA in the future, any future sub-licenses of the Kell License by KTSA, including with third parties, will give us the ability to earn royalties according to the license agreement entered into with Kelltech Limited in this regard and, in addition, pro rata based on our 50% shareholding in Kelltech Limited and Kelltech Limited’s 66.66% shareholding in KTSA. Our ability to earn such royalties, however, depends on the efficacy of our Hydromet Technology and success in take-up of new refining plants using our Hydromet Technology. The development of newer technologies that may prove to be more efficient and less resource-intensive than our Hydromet Technology will have an adverse impact on our ability to commercialize the technology and generate royalties therefrom.

E.      Potential contracted revenues and dividend income from KNL and Kelltech

LHL is a holding company without substantive business operations. LHL conducts its operations primarily through its subsidiaries in the jurisdictions in which it operates and accordingly will be largely reliant on the dividend income from its subsidiaries, such as KNL, and associates, such as Kelltech Limited. We exclusively own the patents for the Kell Process Technology, and have granted to our 50%-owned associate, Kelltech Limited, the Kell License, which includes an exclusive license to use and sub-license our Kell Process Technology within the SADC License Area and a non-exclusive license to sell products produced by our Kell Process Technology. Pursuant to our licensing arrangement with Kelltech Limited, we are entitled to a royalty based on a percentage of revenue from refined platinum group metals (and certain other metals) produced from concentrate originating from a member of the Sedibelo group. In relation to the potential Kell-Sedibelo-Lifezone Refinery, the percentage is subject to adjustment based on whether or not the plant meets the predicted operating cost per ounce of platinum, palladium, rhodium and gold. Royalties would also be payable to us if the potential Kell-Sedibelo-Lifezone Refinery were to process concentrate from other platinum producers or if Kelltech Limited were to license the Kell Process Technology to others. Kelltech Limited is also required to reimburse us for any royalty payable to a third party in relation to the use of the Kell Process Technology.

Kelltech Limited in turn has entered into a sub-license agreement with KTSA on substantially the same terms as the Kell License. In addition, KTSA has entered into a sub-license agreement with Kellplant, an entity specific to the potential Kell-Sedibelo-Lifezone Refinery, to sub-license the right to use the Hydromet Technology on a non-exclusive basis within South Africa. Pursuant to such sub-license agreement, Kellplant may not further sub-license the Hydromet Technology. Pursuant to all such license agreements, royalties are payable to licensors according to the terms of the licensing agreements.

Further, in relation to the Kabanga Project, our Kabanga Hydromet Technology will be licensed to the CTP to be developed at Buzwagi, near Kahama, pursuant to the DLSA, the royalty payments for which would include monthly services fees calculated on a time and materials basis, a quarterly technology fee from successful completion of the Definitive Feasibility Study in respect of the Kabanga Hydromet Technology until KNL’s acceptance of the technology and a quarterly technology fee applicable from KNL’s acceptance of the Kabanga Hydromet Technology.

Moreover, any other refineries constructed in the future that license our Hydromet Technology, will be charged a royalty that will be income for Lifezone.

F.      Capital requirements

In FY 2022 and FY 2021, the capital expenditure of LHL totalled $6.2 million and $8.2 million, respectively. In H1 2023 and H1 2022, the capital expenditure of LHL totalled $17.5 million and $2.0 million, respectively. To date, our capital expenditures have primarily related to exploration and evaluation assets, transportation, office and computer equipment and our expenditure relating to legal and professional fees required to expand and maintain our six active patent families that we license to customers.

Large amounts of capital will be required to take us from a development stage company to a revenue generating one. For additional information, see “— Capital expenditures.”

Additionally, we have also executed a non-binding term sheet dated September 5, 2022 with Harmony Minerals Limited and Dutwa Minerals Limited, which was subsequently amended and restated on April 27, 2023, in relation to the Dutwa Acquisition. Lifezone values the Dutwa assets at $13 million and paid a $400,000 non-refundable deposit on or around September 2022. Pursuant to the terms of the amended and restated term sheet, the remaining $12,600,000 will be subject to satisfaction of various conditions, and $10,000,000 of which can be paid (at Harmony Minerals Limited’s election) in either cash or shares of Lifezone Metals to be issued to Harmony Minerals Limited. The Dutwa Acquisition is subject to the parties entering into definitive documentation and various other conditions, including Lifezone entering into a framework agreement with the GoT in respect of the Dutwa Nickel Project, similar to the Framework Agreement entered into in respect of the Kabanga Project, all existing structures and agreements which could in any way have any impact or effect on the Dutwa Acquisition having been terminated, no existing or threatened dispute, complaint, claim, arbitration or litigation, or similar proceedings or disputes, relating to the Dutwa Acquisition, and Lifezone replacing Dutwa Minerals Limited in all of the applications in respect of the Dutwa Nickel Project (excluding the Ngasamo deposit). In the event we proceed with the Dutwa Acquisition, we will have to make further payments cumulatively amounting to initially $12.6 million on the satisfaction of various conditions, in addition to the non-refundable deposit amounting to $400,000 we have paid in September 2022.

G.     Currency fluctuations

Our Kabanga operation is located in Tanzania and the potential Kell-Sedibelo-Lifezone Refinery that may use our Kell Process Technology is located in South Africa. When operational, any output sold therefrom will be priced in U.S. dollar terms in international markets; however, we incur expenditures in respect of the Kabanga operations in Tanzanian shillings. Further, our associate, Kelltech Limited, and its subsidiaries have incurred and may, in the future, incur expenditures in respect of the potential Kell-Sedibelo-Lifezone Refinery in South African rand. Further, we also have personnel in the United Kingdom and Australia and accordingly incur related expenses in pounds sterling and Australian dollars, respectively. The impact on our results of any change in the Tanzanian shillings, South African rand, pound sterling or Australian dollars against the U.S. dollar exchange rate could be substantial. Inversely, any depreciation of such currencies against the U.S. dollar could have a positive impact on our financial results. As a general rule, we do not expect to enter into long-term currency hedging arrangements and thus will be mainly exposed to the spot market exchange rate.

For further information, see “Currency and Exchange Rates” and “Risk Factors — Risks Related to Operational Factors Affecting Lifezone Metals — We are subject to exchange rate and interest rate fluctuations, which may be harmful to our business. Further, our business, results of operations, and financial condition may be adversely affected by inflation.”

H.     Global inflationary pressures

The global commodity market is currently facing high uncertainty amid the geo-political tension relating to the Ukraine-Russia conflict in addition to the prior supply chain crisis as a result of COVID-19. The commodity markets have faced major disruptions since early 2022, which have disrupted the global trade pattern and consumption of commodities driving prices to all-time highs. The World Bank has indicated that it expects that commodity prices will remain elevated through the end of 2024. Further, lower than expected Chinese commodity demand influenced by strict pandemic restrictions had slowed down the commodity market growth in mid-2021, and the conflict in Ukraine has aggravated the commodity market upheaval. To support the ongoing recovery of the global economies, central banks had kept the interest rates low to allow the economy to bounce back from the COVID-19 related economic crisis.

However, fuelled by rising energy prices and a revival of demand but continued supply constraints, the world economy is experiencing increasingly high inflation. A sharp rise in inflation has created a pressure on economies and their central banks to reconsider accommodative and expansionary monetary policies. To control rising inflation, a number of central banks have raised interest rates and rolled out measures to reduce excess liquidity in the market. Rising interest rates by central banks and continuity of the conflict in Ukraine and the slowing Chinese economy have created further uncertainty in the commodity market. According to the IMF, the global economic crisis may delay investments related to climate change initiatives and is expected to make economies more vulnerable to commodity prices. The United States’ economy, for example, has witnessed improvement in the unemployment rate, but the high cost of energy and other commodities is expected to continue the uncertainty. Furthermore, Europe has been impacted by the geo-political crisis more adversely with the dependency of energy supply and other major commodities from Russia. In addition to the inflationary pressures and economic recovery from the pandemic, European countries have been facing additional fiscal pressure from the spending on energy security and defense budgets.

Tanzania and South Africa have both historically experienced high rates of inflation. Inflation, as well as government efforts to combat inflation, have significant negative effects on the Tanzanian and South African economies. Inflation rates were 3.3% in 2020, 3.7% in 2021 and 4.4% in 2022 in Tanzania, as measured by the World Bank Group. In respect of South Africa, inflation rates were 3.2% in 2020, 4.6% in 2021, 7.0% in 2022, as measured by the World Bank Group, and as of June 2023, the year-over-year inflation rate was 5.4%, as measured by Statistics South Africa. Additionally, per the National Bureau of Statistics in Tanzania, the headline annual inflation rate for Tanzania has decreased from 4% in January 2022 to 3.6% in June 2023. Conversely, more lenient government policies and interest rate decreases may trigger increases in inflation and, consequently, growth volatility and the need for sudden and significant interest rate increases.

Although our businesses have not been impacted by inflation to date as our operations have been limited, no active refinery has licensed our Hydromet Technology and KNL has no metals-producing properties, the rising risks of inflation may result in unavoidable uncertainties and events that could negatively affect the risk appetite for investments in the equity markets and in Tanzania and South Africa and metals extraction companies in particular; cause volatility in currency exchange rates, commodity prices, interest rates, and worldwide political, regulatory, economic or market conditions; and contribute to instability in political institutions, regulatory agencies, and financial markets. Any of these factors could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

I.       Geopolitical Conditions

Geopolitical conditions may also impact our operations. Changes to, or increased instability in, the economic, political or social environment in Tanzania, South Africa or their respective surrounding countries could create uncertainty that discourages investment in the region and may affect future investments in Lifezone Metals. In addition, socio-political instability and unrest may also disrupt our business and operations, compromise safety and security, increase costs, affect employee morale, impact our ability to deliver our operational plans, create uncertainty regarding mining licenses, and cause reputational damage, any of which could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. Further, we may face additional regulatory hurdles or increase in taxation due to changes in the political regime. For instance, under the previous government in Tanzania, taxes were increased on companies in certain industries, including the mining, telecoms, and shipping industries. However, in recent years, the GoT has been in favor of promoting business within the country and international investment and cooperation, including with the United States, the European Union, the United Kingdom and China, among others. In addition, the country has a number of infrastructure projects underway, including in electricity development, roads and rail lines and port improvements, which will all support the country’s growing economy.

J.       COVID-19 and the Marburg virus disease

Due to the stage of development of our business, the COVID-19 pandemic has not significantly disrupted the operations of either Lifezone or KNL or their respective suppliers. However, in the first half of FY 2022, we experienced some delays in the progress of test and study works by our contractors (more specifically providing laboratory and engineering services) located in Western Australia as the COVID-19 pandemic entered that state after it opened its borders following two years of restrictions.

However, the COVID-19 pandemic and mitigation measures have had an adverse impact on global economic conditions which could have an adverse effect on our future business and financial condition, including impairing our ability to raise capital when needed. Management continues to monitor the pandemic.

Further, on March 21, 2023, the Ministry of Health of the United Republic of Tanzania declared an outbreak of Marburg virus disease (“MVD”) in the country. As of June 2, 2023, a total of nine cases, including six deaths were reported from two villages in the Kagera region of Tanzania. As per the WHO, due to the high fatality rate and existing risk of spread of the outbreak to other areas of the country, inadequate human, financial and material resources to implement response interventions, and the likelihood of existing capacities being overwhelmed if the cases increase, the risk at the national level is assessed as very high. There is uncertainty surrounding the extent and duration of any disruptions caused due to the MVD. Any such disruptions will could adversely affect our operations at the Kabanga Project.

H.     Research and development, patents and licenses

Existing IP and the experience of an internal technical team of skilled chemical engineers and metallurgists is a core competence of our ability successfully to commercialize our proprietary Hydromet Technology for the Kabanga Project, other projects and across the broader downstream metals processing industry as a cleaner and cheaper alternative to smelting. Along with trade secret protection, non-disclosure and licensing agreements, our IP comprises a collection of global patents focused on the economic processing and recovery of metals from sulfide ore and concentrates. As of June 30, 2023, Lifezone Limited has been granted or issued 96 patents and has 9 applications pending in 59 jurisdictions relating to the Hydromet Technology and associated processes. These are categorized into six families of principal patents.

Research and development expenditures for the six months ended June 30, 2023 were $49,047 (June 30, 2022: $35,395) and focused on the application of the Hydromet Technology to process and recover nickel derived from lateritic ore and recovering platinum group metals from spent autocatalytic converters, as well as optimization and value engineering of primary nickel sulfide and PGM applications. We estimate that our IP licensing business will require capital expenditure over the next 24 months for research and development, and patent applications and laboratory equipment, with estimated capital expenditures over such period of approximately $1.5 million.

Following closing of the Simulus Acquisition, we own an in-house laboratory in Australia to undertake additional test work and engineering design to further streamline timelines and advance its research and development initiatives to current projects and importantly potentially widen the portfolio of our IP with new patents.

Through our Tanzanian subsidiary, TNL, we currently hold an SML over the Kabanga Project area with an approximate area of 201.85 square kilometers. An SML is the type of license required develop large-scale mining operations in Tanzania defined as requiring a capital investment of not less than $100 million. The SML was issued on October 25, 2021 and shall remain valid for a period of the estimated life of the orebody indicated in a feasibility study report or such period as the applicant may request unless it is cancelled, suspended, or surrendered in accordance with the law.

The SML carries an annual rent of $1,009,250. In addition, we hold five prospecting licenses surrounding the SML and an Environmental Impact Assessment certificate was transferred from the legacy Kabanga acquisition entities to TNL on June 16, 2021. Subsequently, an updated environmental and social management plan was submitted to the NEMC and approved by the NEMC on June 19, 2023.

LHL

A.     Key Components of Results of Operations for LHL

i.       Revenue

To date, LHL’s revenue has been exclusively attributable to Lifezone Limited’s consulting and management services with regard to its licenses of patents for use in mineral beneficiation operations primarily in Africa to affiliated companies KTSA and Kellplant and consulting and management services to non-affiliated companies. KNL is yet to generate revenues from its operations.

ii.      Gain/(Loss) on foreign exchange

Foreign exchange gains and losses resulting from the settlement of transactions in non-U.S. dollar currencies, as well as from the translation at year-end exchange rates of monetary assets and liabilities denominated in non-U.S. dollar currencies, are recognized in the statement of comprehensive income.

iii.     General and administrative expenses

LHL’s general and administrative expenses primarily relate to consulting fees paid to certain service providers providing professional management services to LHL and its subsidiaries, wages and employee benefits, professional fees, mining license expenses, audit and accountancy fees, share-based compensation, security and logistics, travel expenses, advertising and marketing expenses and legal expenses.

iv.      Interest income

Interest income represents the income earned by LHL pursuant to the interest on the financial instruments and cash balances held by it with banks.

v.       Gain on remeasurement of contingent consideration

Gain on remeasurement of contingent consideration represents the change in the assumed repayment date of the contingent consideration.

vi.     Interest expense

Interest expense is the interest accretion related to contingent consideration in relation to the KNL Acquisitions, interest on leases and other interest expense.

vii.    Exchange differences on translation of foreign operations

Exchange differences on translation of foreign operations represents the cumulative exchange rate adjustments associated with the net assets of foreign subsidiaries.

B.      Results of Operations for H1 2023 and H1 2022

The following table sets out results of operations for LHL for H1 2023 and H1 2022.

	H1 2023	H1 2022	$ change	% change
	(Unaudited)
	($)
Revenue
(Including related party revenues of $495,048 and $1,065,162 for the six-month periods ended June 30, 2023 and June 30, 2022, respectively)	506,748	1,114,305	(607,557)	(55)%
Gain/(loss) on foreign exchange	86,547	(30,473)	117,020	(384)%
General and administrative expenses	(13,412,649)	(5,515,073)	(7,897,576)	143%
Operating loss	(12,819,354)	(4,431,241)	(8,388,113)	189%
Interest income
(Including interest income on shareholder loans of $6,841 and $4,165 for the six-month periods ended June 30, 2023, and 2022, respectively)	269,800	27,816	241,984	870%
Interest expense	(91,668)	(130,555)	38,887	(30)%
Loss before taxes	(12,641,222)	(4,533,980)	(8,107,242)	179%
Exchange (loss)/gain on translation of foreign operations	(84,291)	35,189	(119,480)	(340)%
Total comprehensive loss for the financial period	(12,725,513)	(4,498,791)	(8,226,722)	183%

C.     Comparison of LHL’s results of operations for H1 2023 and H1 2022

i.       Revenue

Revenue at LHL for H1 2023 was $506,748, compared to $1,114,305 for H1 2022, a decrease of $607,557. The decrease in revenue was primarily on account of decreased revenue derived from consultancy services as the development of the Kell-Sedibelo-Lifezone Refinery is on hold and will need to be rescoped following SRL’s decision to update their mine plan and scope the refinery to process its underground mining operations, which have not been developed yet.

ii.      Gain on foreign exchange

The gain on foreign exchange at LHL for H1 2023 was $86,547, as compared to a loss of $30,473 in H1 2022, an increase of $117,020. The increase in the gain on foreign exchange was primarily due to improvements in exchange rates in subsidiary operations.

iii.     General and administrative expenses

Total general and administrative expenses at LHL for H1 2023 were $13,412,649, compared to $5,515,073 for H1 2022, an increase of $7,897,576. The increase in the general and administrative expenses was primarily due to an increase of $517,408 in wages and employee benefits on account of an increase in the number of employees, an increase of $7,928,873 in professional and legal expenses associated increased expenses in connection with the Business Combination, an increase of $323,056 in consulting fees on account of increased professional services supporting the business and an increase in travel expenses of $186,322, primarily from the increase in travel in relation to supporting the mine development at the Kabanga Project.

The details of the general and administrative expenses for LHL for H1 2023 and H1 2022, respectively, are set out below:

	H1 2023	H1 2022	$ change	% change
	$
Wages & employee benefits	1,816,542	1,299,134	517,408	40%
Professional fees	2,189,645	1,969,720	219,925	11%
Non-recurring listing and equity raising costs	8,003,016	74,143	7,928,873	10,694%
Directors’ fees	86,500	87,125	(625)	(1)%
Legal expenses	465,220	142,164	323,056	227%
Mining expenses	—	583,238	(583,238)	(100)%
Depreciation of property and equipment	107,692	45,689	62,003	136%
Depreciation of right of use asset	62,029	23,487	38,542	164%
Amortization of intangible assets	38,301	33,619	4,682	14%
Audit & accountancy fees	81,751	441,119	(359,368)	(81)%
Drilling and site costs	—	68,435	(68,435)	(100)%
Insurance	6,953	11,318	(4,365)	(39)%
Other administrative expenses	190,219	498,101	(307,882)	(62)%
Taxes & licenses	—	59,322	(59,322)	(100)%
Travel	364,781	178,459	186,322	104%
	13,412,649	5,515,073	7,897,576	143%
(Loss) gain on foreign exchange	(86,547)	30,473	(117,020)	(384)%
	13,326,102	5,545,546	7,780,556	140%

iv.      Interest income

Interest income at LHL for H1 2023 was $269,800, compared to $27,816 for H1 2022, an increase of $241,984. The increase in interest income was primarily on account of increased cash balances in bank deposits (on account of the Tranche 2 Investment) during much of the period.

v.       Interest expense

Interest expense at LHL for H1 2023 was $91,668, compared to $130,555 for H1 2022, a decrease of $38,887. The decrease in interest expense was primarily on account of a decrease in accretion charges on deferred consideration liability due to payment of $2 million on December 15, 2022 by KNL as part of the contingent payment in connection with the KNL Acquisitions.

vi.     Loss before taxes

Loss before taxes at LHL for H1 2023 was $12,641,222, compared to $4,533,980 for H1 2022, an increase of $8,107,242, for the reasons stated above.

vii.    Exchange (loss)/gain on translation of foreign operations

Exchange differences on translation of foreign operations at LHL for H1 2023 was a loss of $84,291, compared to a gain of $35,189 for H1 2022. The movements in exchange differences arise on translation of foreign operations primarily on account of an Australian subsidiary acquired in H1 2022 (being Metprotech Pacific Proprietary Limited) and a UK subsidiary incorporated in August 2022 (being LZ Services Limited).

viii.   Total comprehensive loss for the financial period

Total comprehensive loss at LHL for H1 2023 was $12,725,513, compared to $4,498,791 for H1 2022, an increase of $8,226,722 for the reasons stated above.

D.     Results of Operations for FY 2022 and FY 2021

The following table sets out results of operations for LHL for FY 2022 and FY 2021.

	FY 2022	FY 2021	$ change	% change
	(Audited)
	($)
Revenue
(Including related party revenues of $2,854,869 and $2,092,575 for the years ended December 31, 2022, and 2021, respectively)	2,927,460	2,092,575	834,885	40%
Loss on foreign exchange	(55,701)	(66,295)	10,594	(16)%
General and administrative expenses	(28,559,519)	(20,055,303)	(8,504,216)	42%
Operating loss	(25,687,760)	(18,029,023)	(7,658,737)	42%
Interest income
(Including interest income on shareholder loans of $10,137 and $7,357 for the years ended December 31, 2022 and 2021, respectively)	224,389	10,979	213,410	1,944%
Gain on remeasurement of contingent consideration	235,505	—	235,505	0%
Interest expense	(266,354)	(160,840)	(105,514)	66%
Loss before taxes	(25,494,220)	(18,178,884)	(7,315,336)	40%
Exchange gain on translation of foreign operations	115,864	—	115,864	0%
Total comprehensive loss for the financial year	(25,378,356)	(18,178,884)	(7,199,472)	40%

E.      Comparison of LHL’s results of operations for FY 2022 and FY 2021

i.       Revenue

Revenue at LHL for FY 2022 was $2,927,460, compared to $2,092,575 for FY 2021, an increase of $834,885. The increase in revenue was primarily on account of increased revenue derived from consultancy services.

ii.      Loss on foreign exchange

The loss on foreign exchange at LHL for FY 2022 was $55,701, as compared to $66,295 in FY 2021, a decrease of $10,594. The decrease in the loss on foreign exchange was primarily due to improvements in exchange rates in subsidiary operations.

iii.     General and administrative expenses

Total general and administrative expenses at LHL for FY 2022 were $28,559,519, compared to $20,055,303 for FY 2021, an increase of $8,504,216. The increase in the general and administrative expenses was primarily due to an increase of $9,044,741 in legal expenses, driven primarily by increased expenses in connection with the Business Combination, an increase of $3,860,074 in wages and employee benefits, an increase of $1,446,033 in transactions with shareholders stamp duty taxes and an increase in mining expenses of $1,097,493 driven by increased pre-mining development activity in the Tanzania operations. The details of the general and administrative expenses for LHL for FY 2022 and FY 2021, respectively, are set out below:

	FY 2022	FY 2021	$ change	% change
	($)
Consulting fees	4,992,307	5,742,829	(750,522)	(13)%
Wages & employee benefits	4,403,080	543,006	3,860,074	711%
Professional fees	1,202,857	207,620	995,237	479%
Mining license expense	1,019,194	169,625	849,569	501%
Audit & accountancy fees	906,964	255,896	651,068	254%
Security & Logistics	1,124,792	465,811	658,981	141%
Travel	629,108	203,753	425,355	209%
Advertising & marketing	329,875	305,818	24,057	8%
Legal expenses	10,278,807	1,234,066	9,044,741	733%
IT software and consumables	177,358	124,852	52,506	42%
Fuel	147,312	37,204	110,108	296%
Taxes & licenses	187,041	143,062	43,979	31%
Transactions with shareholders stamp duty taxes	1,446,033	—	1,446,033	0%
Rent	87,122	53,710	33,412	62%
Depreciation of property and equipment	129,596	25,527	104,069	408%
Depreciation of right of use asset	117,436	—	117,436	0%
Loss on disposal of property and equipment	271,789	—	271,789	0%
Community relationship costs	147,977	10,161	137,816	1,356%
Amortization of intangible assets	71,096	62,646	8,450	13%
Directors fees	192,298	30,353	161,945	534%
Insurance	65,253	45,731	19,522	43%
Other administrative expenses	482,051	179,711	302,340	168%
Drilling and site costs	150,173	225,828	(75,655)	(34)%
Share-based payment expense – share options	—	463,094	(463,094)	(100)%
Share-based payment expense – restricted stock units	—	9,525,000	(9,525,000)	(100)%
Total	28,559,519	20,055,303	8,504,216	42%

iv.      Interest income

Interest income at LHL for FY 2022 was $224,389, compared to $10,979 for FY 2021, an increase of $213,410. The increase in interest income was primarily on account of increased cash balances in bank deposits during much of the period.

v.       Gain on remeasurement of contingent consideration

Gain on remeasurement of contingent consideration at LHL for FY 2022 was $235,505, compared to $nil for FY 2021. The increase in gain on remeasurement of contingent consideration was primarily due to the change in the assumed repayment date of the remaining $4 million to be payable at the earlier of the completion of the Definitive Feasibility Study and the fifth anniversary of the contract signing, as compared to the completion of the Definitive Feasibility Study in the second quarter of 2023.

vi.     Interest expense

Interest expense at LHL for FY 2022 was $266,354, compared to $160,840 for FY 2021, an increase of $105,514. The increase in interest expense was primarily on account of an increase in accretion charges on deferred consideration liability due to the contingent payment in connection with the KNL Acquisitions.

vii.    Loss before taxes

Loss before taxes at LHL for FY 2022 was $25,494,220, compared to $18,178,884 for FY 2021, an increase of $7,315,336 for the reasons stated above.

viii.   Exchange differences on translation of foreign operations

Exchange differences on translation of foreign operations at LHL for FY 2022 was $115,864, compared to $nil for FY 2021. The increase in exchange differences on translation of foreign operations was primarily on account of Australian and UK subsidiaries which were acquired and incorporated in 2022.

ix.     Total comprehensive loss for the financial year

Total comprehensive loss at LHL for FY 2022 was $25,378,356, compared to $18,178,884 for FY 2021, an increase of $7,199,472 for the reasons stated above.

F.      Liquidity and Capital Resources

Liquidity refers to LHL’s ability to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital and capital expenditure needs, contractual obligations, any debt service and other commitments.

For the purpose of LHL’s capital management, capital includes issued capital and share premium. LHL assesses its capital requirements in order to maintain an efficient overall financing structure while avoiding excessive leverage. LHL manages the capital structure and make adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets.

Through our wholly-owned subsidiary, Lifezone Limited, we own a family of hydrometallurgical patents for metal beneficiation, and our business model for the IP licensing business is to generate income from consulting fees and licensing our proprietary technology in return for royalties. We may also own interests in and/or operate processing refineries that use our patented technology and accumulated intellectual property and skills to economically beneficiate metals to produce refined products for sale with significantly reduced carbon intensity and cost when compared to traditional smelting and refining methods.

LHL’s liquidity requirements arise primarily from the need to fund our capital expenditure programs. Historically, LHL and its subsidiaries’ principal source of liquidity has been equity funding.

LHL has ongoing payment obligations, contingent liabilities and commitments, other than its proposed capital expenditure as set out below. LHL has also incurred a comprehensive loss amounting to $25,378,356 and $12,725,513 for the year ended December 31, 2022 and the six-month period ended June 30, 2023, respectively. Additionally, SRL is currently revising its mine plan for the Pilanesburg Platinum mine and has communicated that SRL will discontinue its plan to pursue the previously proposed 110 ktpa Kell-Sedibelo-Lifezone Refinery with multiple concentrate suppliers and will instead endeavor in the future to support test work and engineering from its UG2 orebody and, subject to technical and economic confirmations and future board approval, may pursue an initial standalone Kell-Sedibelo-Lifezone Refinery of a smaller size. Accordingly, we may also be required to provide funding to the Kelltech group to cover repayments of shareholders loans and working capital requirements.

As of the date of this prospectus, Kelltech Limited has made shareholder loans of $7,979,768 to KTSA for the purposes of development of the potential Kell-Sedibelo-Lifezone Refinery, which funding KTSA has, as of the date of this prospectus, been utilized for purposes of, and in connection with, the furtherance of the potential Kell-Sedibelo-Lifezone Refinery. Further, as a part of a contemplated funding arrangement for the potential Kell-Sedibelo-Lifezone Refinery, IDC and KTSA entered into a shareholder loan agreement on March 31, 2022 pursuant to which IDC agreed to advance to KTSA a shareholder loan in the amount of R407,000,000. As at the date of this prospectus, IDC has advanced an amount of R57,809,290.71 to KTSA, and KTSA has on-lent such funds to Kellplant, but such funds have not yet been utilized. Disbursement of the balance of IDC shareholder loan is subject to certain customary conditions precedent which have not yet been fulfilled and, as of the date of this prospectus, we do not expect such conditions precedent to be fulfilled. Until SRL has finalized its revised mine plan and received board approval for such revised plan, we expect that there will be no further development expenditures or capital commitments to Kellplant relating to the potential Kell-Sedibelo-Lifezone Refinery. On November 9, 2021, Kellplant entered into an agreement with PPM pursuant to which PPM agreed to advance to Kellplant, for purposes of, inter alia, the design, engineering, construction, commissioning and operation of the potential Kell-Sedibelo-Lifezone Refinery, a rand-denominated loan in an amount equivalent to $10 million. The loan advanced by PPM to Kellplant bears interest at the published prime rate from time-to-time, on a 365-day basis and compounded monthly in arrears, plus a margin. The loan is unsecured and will immediately become repayable once Kellplant receives: (i) debt funding from IDC or PPM; equity funding by KTSA, whichever is earlier, and Kellplant shall be obliged to immediately apply the proceeds it receives from such debt funding or equity funding to the repayment of the loan. SRL is currently in the process of finalizing its revised mine plan and obtaining other corporate approvals for such revised mine plan and any decision on proceeding with the potential, smaller Kell-Sedibelo-Lifezone Refinery will only be made once additional studies and engineering works are completed. In this regard, we do not expect the PPM Loan Agreement repayment mechanism to be triggered in the near future, if at all. For further details, see “Lifezone Metals’ Business — Material Contracts — Kellplant Fund Arrangements”.

KNL completed the KNL Acquisitions for a cumulative amount of $13,520,763, of which $8 million was released from escrow in 2021 and an additional $2 million payment of contingent consideration relating to the acquisition of the relevant subsidiaries was made on December 15, 2022, with the remaining amount due to the sellers at the earlier of the completion of the Definitive Feasibility Study and the fifth anniversary of the contract from the date of signing, but no later than December 2024. The remaining contingent consideration consists of a $4 million contingent payment discounted at the prime rate plus 1% (which was 4.25% as of June 30, 2023) and is reported on LHL’s balance sheet as $3,768,859, as of June 30, 2023. Lifezone Limited also serves as a guarantor in relation to such an amount. LHL also incurred general and administrative expenses amounting to $28,559,519 during the year ended December 31, 2022, of which $10,764,540 is considered operating expenses and the remaining $17,794,979 is considered administrative expenses. LHL incurred general and administrative expenses amounting to $13,412,649 during the six-month period ended June 30, 2023, of which $2,120,623 is considered operating expenses and the remaining is considered $11,292,026 administrative expenses.

Further, we are dependent on funding expected from internal and external sources to further develop the Kabanga Project (acquired in April 2021) in northwest Tanzania into a sustainable and operational nickel mine and refinery. KNL was issued a special mining license in October 2021 by the Tanzanian government, which provides KNL with legal tenure over the Kabanga deposit project area for the existence of the nickel orebody.

Additional investments are still required for the development of the Kabanga Project. While KNL has received an initial investment in 2021 from BHP of $40 million, and BHP invested a further $50 million directly in KNL on February 15, 2023, our metals extraction business is based on, among other things, expectations as to future capital expenditures. Our long-term future growth and success is dependent upon our ability to raise additional capital, including from BHP, and implement our metals extraction business. If the Option is not exercised by BHP and the related investment in KNL is not made, LHL expects that it would continue developing the Kabanga Project and would expect to fund such development through debt or equity financing, monetization of the offtake and/or royalty streams and possibly exploring other strategic partners for the project. See “Risk Factors — Risks Related to Operational Factors Affecting Lifezone Metals — The Tranche 3 Investment by BHP into KNL is subject to negotiation, approval and various conditions, such as receiving favorable results of the Definitive Feasibility Study, and may not be consummated. Further, BHP may choose not to invest in KNL regardless of the outcome of the Definitive Feasibility Study. Failure to receive these funds or to not have BHP’s involvement could result in delays to the development of the Kabanga Project and further have an adverse effect on KNL.”

LHL’s business is based on, among other things, expectations as to future capital expenditures. LHL (including its subsidiaries) has never generated any substantial revenue or any profit and such a condition raises substantial doubt about its ability to continue as a going concern. There is uncertainty regarding LHL’s ability to implement its business and to grow its business to a greater extent than it can with its existing financial resources without additional financing. Our long-term future growth and success is dependent upon our ability to raise additional capital and implement our business.

We believe LHL’s existing cash and cash equivalent balances, together with the funds raised in connection with the Business Combination, will be sufficient to meet LHL’s operating expenses and working capital needs for at least the 12 months from June 30, 2023. Based on the Company’s current liquidity and anticipated funding requirements, we will need additional capital for project development, including but not limited to early works and expenditure to expand the known mineral resource, new projects, acquisitions, and to fund our operations (beyond the next 12 months). We intend to finance our future working capital requirements and capital expenditures from cash generated from operating activities, funds raised from financing activities, and funds raised in connection with the Business Combination, including proceeds raised from the PIPE Financing and the funds released from the Trust Account after giving effect to redemptions. On July 6, 2023, Lifezone Metals consummated the Business Combination pursuant to the Business Combination Agreement and the PIPE Financing pursuant to the Subscription Agreements. Prior to the extraordinary general meeting of GoGreen in connection with the Business Combination, holders of 26,072,446 GoGreen Class A Shares, representing approximately 94.5% of the total GoGreen Class A Shares held by public shareholders, exercised their right to redeem their shares for cash at a redemption price of approximately $10.76 per share, for an aggregate redemption amount of $280,426,112.72. Furthermore, pursuant to the closing of the Simulus Acquisition on July 18, 2023, $7.5 million in cash was paid to the SGPL shareholders.

LHL’s future operating losses and capital requirements may vary materially from those currently planned and will depend on many factors including LHL’s growth rate, the execution of various growth projects and the demand for the Hydromet Technology, capital costs for the construction costs for the Kabanga Project and the demand for the minerals we intend to extract in our metals extraction business and Lifezone’s working capital requirements. To enhance our liquidity position or increase our cash reserve for future investments or operations, we continue to explore arrangements with potential customers for the eventual offtake of the metals we produce in the future at the Kabanga Project and we may in the future seek equity and mezzanine or alternative debt financing. The issuance and sale of additional equity would result in further dilution to our shareholders, and any issuance and sale of additional equity at our subsidiaries, including in connection with the Tranche 3 Investment in KNL by BHP, would dilute our interest in KNL. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available from any source in amounts or on terms acceptable to us, if at all or, therefore, that we will be able to alleviate our anticipated funding requirements. The outstanding Lifezone Metals Ordinary Shares being offered in this prospectus represent approximately 97.5% of our outstanding Lifezone Metals Ordinary Shares, assuming the Lifezone Metals Ordinary Shares issuable upon the achievement of certain stock price thresholds are not outstanding. The outstanding Lifezone Metals Ordinary Shares being offered in this prospectus represent approximately 98.1% of our outstanding Lifezone Metals Ordinary Shares, assuming all Lifezone Metals Ordinary Shares issuable upon the achievement of certain stock price thresholds are outstanding. Additionally, if all the Warrants are exercised, an additional 14,467,500 Lifezone Metals Ordinary Shares would be outstanding, of which 1,117,500 would be owned by the Selling Securityholders. The sale of all the securities being offered in this prospectus, or the perception that these sales could occur, could result in a significant decline in the public trading price of our Lifezone Metals Ordinary Shares and Warrants, which could negatively impact our ability to raise additional capital. For more information, see “Risk Factors — We may issue additional equity in the future, which could cause significant dilution to our shareholders” and “Risk Factors — We will require significant additional capital to fund our business, and no assurance can be given that such capital will be available at all or available on terms acceptable to us.” Additionally, we may receive the proceeds from any exercise of any Warrants in cash. Each Lifezone Metals Warrant represents the right to purchase one Lifezone Metals Ordinary Share at a price of $11.50 per share in cash. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Lifezone Metals Ordinary Shares. On September 28, 2023, the market price for our Lifezone Metals Ordinary Shares was $15.49. When the market price for our Lifezone Metals Ordinary Shares is less than $11.50 per share (i.e., the Warrants are “out of the money”), we believe warrant holders will be unlikely to exercise their Warrants. As of June 30, 2023, after giving effect to the Business Combination and the PIPE Financing, we had consolidated cash and cash equivalents of $84.9 million and working capital of $64.1 million. Therefore, the Company does not expect to depend on external financing or receiving the cash proceeds from the exercise of any Warrants in the short-term.

LHL has generated significant losses from its operations as reflected in LHL’s accumulated deficit of $54,694,202 as of June 30, 2023. Additionally, LHL has generated significant negative cash flows from operations and investing activities as we continue to support the development of our business and the Kabanga Project. For a discussion of our expected spending on capital expenditures to support our continued commercialization and growth objectives as we strategically invest in studies, test work, equipment and infrastructure, see “— Liquidity and capital resources”. In addition to our capital expenditures, we expect our operating expenses to increase for both infrastructure and workforce-related costs as we seek to expand our patent portfolio, continue to invest in research and development activities, seek to expand the market penetration of our Hydromet Technology and develop the Kabanga Project.

As of June 30, 2023, LHL’s non-cancellable commitments, as disclosed below, do not include any commitments related to capital expenditures as LHL does not have any material commitments related to capital expenditures that it cannot cancel without a significant penalty.

Other than the $4 million contingent payment due to the sellers of the Kabanga Data upon the earlier of the completion of the Definitive Feasibility Study and the fifth anniversary of the contract from the date of signing, but no later than December 2024, we did not have any material commitments or contingencies as at June 30, 2023.

The following table sets forth a summary of cash flows for the periods indicated for LHL.

	H1 2023	H1 2022	FY 2022	FY 2021
	(Unaudited)		(Audited)
	($)
Cash flow from:
Operating activities	(6,056,295)	(4,774,642)	(17,035,315)	(7,088,808)
Investing activities	(17,505,408)	(1,952,043)	(7,964,515)	(192,901)
Financing activities	47,437,225	(38,610)	(80,933)	49,799,630
Net increase/(decrease) in cash and cash equivalents	23,875,522	(6,765,295)	(25,080,763)	42,517,921

i.       Cash flow from operating activities

Net cash used in operating activities of LHL was $6,056,295 for H1 2023, primarily consisting of $12,725,513 of comprehensive loss for the period, adjusted for (i) items such as interest income, amortization of intangibles, foreign exchange loss, interest income, interest expense and depreciation of property and equipment and right-of-use assets cumulatively amounting to $56,657 and (ii) working capital changes, primarily consisting of an increase in trade and other receivables of $1,072,573, increase in related party receivables of $1,374,175, increase in prepaid expenses of $2,202,145, changes in prepaid mining license of $499,903 and an increase in trade and other payables of $10,892,071.

Net cash used in operating activities of LHL was $4,774,642 for H1 2022, primarily consisting of $4,498,791 of consolidated loss for the period, adjusted for (i) items such as interest income, amortization of intangibles, foreign exchange loss, interest income, interest expense, loss on disposal of property and equipment, and depreciation of property and equipment and right-of-use assets cumulatively amounting to $236,007 and (ii) working capital changes, primarily consisting of an increase in trade and other receivables of $1,138,799, changes in prepaid mining license of $503,436, an increase in customer credits to a related party amounting to $208,550 (representing amounts as of December 31, 2021, due from vendors and suppliers for expenses incurred during the normal course of business which were applied during H1 2022) and an increase in trade and other payables of $618,571.

Net cash used in operating activities of LHL was $17,035,315 for FY 2022, primarily consisting of $25,378,356 of comprehensive loss for the period, adjusted for (i) items such as interest income, amortization of intangibles, foreign exchange loss, loss on disposal of property and equipment, gain on remeasurement of contingent consideration and depreciation, interest expense, depreciation, depletion, amortisation and right-of-use assets cumulatively amounting to $452,079 and (ii) working capital changes, primarily consisting of an increase in trade and other payables of $12,243,791 (on account of accrued stock issuance fees related to the shares issued to BHP and professional fees for services performed near year-end) and an increase in trade and other receivables of $2,596,111.

Net cash used in operating activities of LHL was $7,088,808 for FY 2021, primarily consisting of $18,178,884 of consolidated loss for the period, adjusted for (i) items such as interest income, amortization of intangibles, foreign exchange loss, interest expense, movements in fair value adjustments in RSUs and options reserves of $9,988,094 and depreciation, depletion and amortization cumulatively amounting to $10,131,583 and (ii) working capital changes, primarily consisting of an increase in prepaid expenses of $52,225, the $848,125 prepayment of the Special Mining License fee and an increase of $1,660,002 (on account of accrued stock issuance fees related to the shares issued to BHP and professional fees for services performed near year-end) in trade and other payables.

ii.      Cash flow from investing activities

Net cash used in investing activities of LHL was $17,505,408 for H1 2023, primarily relating to the investment in exploration and evaluation assets amounting to $17,465,815, expenditures on property and equipment amounting to $253,505 and patent costs incurred amounting to $49,047, which were partially offset by interest received from banks amounting to $262,959.

Net cash used in investing activities of LHL was $1,952,043 for H1 2022, primarily relating to the investment in exploration and evaluation assets amounting to $1,998,059, acquisition of subsidiaries (in connection with the KNL Acquisitions) (net of cash acquired) amounting to $7,591, which were partially offset by interest received from banks amounting to $23,651.

Net cash used in investing activities of LHL was $7,964,515 for FY 2022, primarily relating to the investment in exploration and evaluation assets amounting to $5,709,171, interest received from banks of $214,252, the payment of contingent consideration amounting to $2,000,000, patent costs incurred of $92,545, expenditures on property and equipment amounting to $277,364 and expenditures on other intangible assets amounting to $92,096 and acquisition of subsidiaries, net of cash acquired of $7,591.

Net cash used in investing activities of LHL was $192,901 for FY 2021, primarily relating to the acquisition of subsidiaries (in connection with the KNL Acquisitions) amounting to $7,997,155, patent costs incurred of $110,239 and expenditures on property and equipment amounting to $93,750, partially offset by a restricted deposit released from escrow of $8,004,370.

iii.     Cash flow from financing activities

Net cash provided by financing activities of LHL was $47,437,225 for H1 2023, primarily on account of the Tranche 2 Investment by BHP in KNL, offset by account of payment of lease liabilities.

Net cash used in financing activities of LHL was $38,610 for H1 2022, on account of payment of lease liabilities.

Net cash used in financing activities of LHL was $80,933 for FY 2022, consisting of payment of lease liabilities.

Net cash provided by financing activities of LHL was $49,799,630 for FY 2021, consisting of proceeds from the issuance of a loan instrument amounting to $39,040,000 and from the issuance of shares amounting to $10,759,630.

G.     Capital expenditures

LHL’s capital expenditure for H1 2023 was $17.5 million while LHL’s capital expenditures in H1 2022 was $2.0 million. The capital expenditure by LHL for H1 2023 was in relation to exploration and evaluation assets, transportation, office, and computer equipment and LHL’s expenditures in H1 2022 relate to legal and professional fees required to expand and maintain Lifezone Limited’s six active patent families that it licenses to customers.

LHL’s capital expenditure for FY 2022 was $6.2 million while LHL’s capital expenditures in FY 2021 was $8.2 million. The capital expenditure by LHL for FY 2021 was in relation to transportation, office, and computer equipment and LHL’s expenditures in FY 2022 relate to legal and professional fees required to expand and maintain Lifezone Limited’s six active patent families that it licenses to customers.

H.     Indebtedness

As of June 30, 2023, LHL did not have any borrowings.

I.       Off-Balance Sheet arrangements

As of June 30, 2023, LHL did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

J.       Quantitative and Qualitative Disclosures about Market Risks

LHL has in the past and may in the future be exposed to certain market risks, including credit risk, liquidity risk and foreign exchange risk, in the ordinary course of our business, as discussed further below.

i.       Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. LHL’s revenue is currently concentrated with two major customers, affiliated companies KTSA and Kellplant, and accordingly LHL is exposed to the possibility of loss if such customers default. LHL is addressing this risk by monitoring its commercial relationship with such customers and by seeking to develop additional patented technology and entering into new partnerships.

ii.      Liquidity risk

Liquidity risk arises from the possibility that LHL will not be able to meet its financial obligations as they fall due. LHL has historically been supported financially by its shareholders. The risk of its shareholders discontinuing the provision of financing was historically regarded as low. LHL proposes to fund its upfront capital requirements and ongoing operations through current cash reserves, selling equity securities or obtaining debt financing.

iii.     Foreign exchange risk

LHL has financial instruments which are denominated in currencies other than U.S. dollars, its reporting currency. LHL mostly incurs expenditures for which it owes money denominated in non-U.S. dollar currencies, including pounds sterling and Australian dollars. As a result, movement of such currencies could adversely affect LHL’s results of operations and financial position.

K.     Critical Accounting Policies and Estimates

LHL’s consolidated financial statements are prepared in accordance with IFRS. The preparation of these consolidated financial statements requires it to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. LHL evaluates its estimates and assumptions on an ongoing basis. Its estimates are based on historical experience and other assumptions that it believes to be reasonable under the circumstances. LHL’s actual results could differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies reflect the more significant judgments, estimates and assumptions used in the preparation of our consolidated financial statements.

i.       Revenue recognition

LHL’s revenue is attributable to Lifezone’s principal activity from its consulting and management services with regard to its licenses of patents for use in mineral beneficiation operations to affiliated companies primarily in Africa to affiliated companies KTSA and Kellplant and consulting and management services to non-affiliated companies. To determine whether to recognize revenue, Lifezone follows a five-step process: (i) identifying the contract with a customer; (ii) identifying the performance obligations; (iii) determining the transaction price; (iv) allocating the transaction price to the performance obligations; and (v) recognizing revenue when or as the performance obligations are satisfied.

Contracts are identified with customers based on implicit or explicit terms as expressed verbally or within written agreements. The consulting and management services provided are not individually distinct and accordingly contracts entered into do not have multiple performance obligations. Transaction prices are stated within the agreement or are verbally agreed to with no variable elements and are allocated to one performance obligation. Accordingly, revenues from the sale of consulting and management services are recognized at the transaction price during the period the services were provided.

ii.      Intangible assets

LHL’s intangible assets consist of Lifezone Limited’s patents. The intangible assets are initially recognized at acquisition cost and carried at historical cost less accumulated amortization and impairment losses. Subsequent acquisitions are included in the asset’s carrying amount or recognized as a separate asset as appropriate only when it is probable that future economic benefits associated with the item will flow to LHL and the cost of the item can be measured reliably.

Amortization is calculated using the straight-line method to allocate the intangible asset’s value over the lower of its legal or estimated useful life, which in the IP licensing business averages approximately 12 years. LHL estimates the useful life of its intangible assets based on expected utility of the assets. The useful life could be impacted due to certain events such as LHL’s failure to manage its available funds to meet the business plan.

Intangible assets with indefinite lives are not amortized and are assessed for impairment on an annual basis.

iii.     Exploration and evaluation expenditure

LHL activity involves the search for mineral resources, the determination of technical feasibility and the assessment of commercial viability of an identified resource, and reports Exploration and evaluation expenditure under IFRS 6 as the basis of accounting. These assets consist of Kabanga Data acquired in connection with the Kabanga Acquisitions and drilling (to upgrade resource status), resettlement work (mainly land survey and valuation of assets that includes land and crops within the Special Mining License) and environmental impact studies. Exploration costs arising following the issuance of a mining license are capitalized on a project-by-project basis as exploration assets. Management considers that the following exploration and evaluation costs, among others, meet the criteria under IFRS 6 for capitalization:

•        purchase of legal rights to explore for natural resources;

•        costs to conduct topographical, geochemical, geophysical investigations and related technical services;

•        trenching, pitting and soil sampling;

•        any type of exploratory drilling and assaying and related consulting services;

•        generation of any geotechnical information;

•        related costs to access the site and provide accommodation and basic services including security and transport for employees and contractors;

•        license fees and other cost to keep the licenses in good standing, including external affairs, government relationship and community work related to an exploration asset;

•        costs related to feasibility studies, including trade-off and commercial studies;

•        statutory reporting requirements,

•        metallurgical tests including testing of the ore for processing and refining, stacking and storage, acid mine drainage or transport;

•        all labor and contractor costs related to the activities above;

•        finance costs to the extent they are directly attributable to financing these activities, following IFRS 7; and

•        costs incurred as part of exploration activities include appropriate technical and administrative overheads, that might be provided by offshore and group entities.

It can be assumed that if a legal entity only holds one exploration asset, most, if not all costs, are related to such asset and are capitalized in respect of such asset.

The capitalization of exploration costs operates on the premise that the expenditure could result in cash in-flows over time, meaning there is a reasonable prospect that the project can be developed into a profitable mining operation and that the expenditure is correlated with the exploration activities and study work of a mineral resource within a valid license area. Exploration expenditures are recognized and measured at cost, giving rise to an exploration asset. We consider exploration assets as intangible assets. We assess impairment when facts and circumstances suggest that the carrying amount of an exploration and evaluation asset may exceed its recoverable amount. In making this assessment, we have regard to the facts and circumstances noted in IFRS 6 paragraph 20. In performing the assessment of each of these factors, as at June 30, 2023, we have:

•        reviewed the time period that we have the right to explore the area and noted no instances of expiration, or licenses that are expected to expire in the near future and not be renewed;

•        determined that further exploration and evaluation expenditure is either budgeted or planned for all licenses;

•        not decided to discontinue exploration activity due to there being a lack of quantifiable mineral resource; and

•        not identified any instances where sufficient data exists to indicate that there are licenses where the exploration and evaluation expenditure is unlikely to be recovered from successful development or sale.

We assess on a project-by-project basis if the exploration and evaluation phase has concluded. At the earliest, an exploration asset will be reclassified as a development asset when a current and positive feasibility study describing the development path for the mineral resource is released and is available publicly. That will be usually also the time when a mineral reserve is declared. A reclassification will happen at the latest when an exploration asset is approved for development. Where we are unsuccessful in acquiring or being granted a tenement area, any such costs are immediately expensed. All other costs incurred prior to securing the legal right to undertake exploration activities on a project are written-off as incurred. Exploration expenditures to be capitalized do not include expenditures incurred after the technical feasibility and commercial viability of extracting a mineral resource are demonstrable.

iv.      Convertible loan

LHL has determined that the convertible loan provided by BHP to KNL should be classified as an equity instrument based on characteristics that conversion to equity was dependent on certain conversion events, which were ultimately controlled by KNL, and that the conversion to equity was 35,277 shares, which equated to an 8.9% equity stake in KNL. KNL had no intention of issuing additional shares during the period from the date of the financial statements to the expected conversion date. The agreement required the approval of the FCC. As KNL had had success in receiving approval from the FCC in similar previous matters and it was the intention of the directors of KNL and BHP that this transaction be settled with a conversion of the loan to an equity instrument (and ultimately was so settled on July 1, 2022), LHL accounted for such loan instrument as an equity instrument.

v.       Impairment

LHL assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, LHL estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s (“CGU”) fair value less costs of disposals and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. For assets where an impairment loss subsequently reverses, the carrying amount of the CGU is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the CGU in prior years. A reversal of an impairment loss is recognized immediately in the statement of comprehensive loss.

LHL’s methods to test for impairment of financial assets are dependent on management’s estimate surrounding the economic and contractual factors relating to the assets. Estimation uncertainty relates to assumptions about future operating results, licensing fee arrangements and the determination of a suitable discount rate.

Non-financial assets subject to amortization are reviewed annually for impairment when events or changes in circumstances occur indicating that their carrying values may not be recoverable. An impairment loss is recognized as the amount by which an asset’s carrying amount is greater than its recoverable amount, which is the higher of an asset’s fair value less costs to sell and its value in use.

vi.     Contingent consideration

LHL has measured the contingent consideration incurred in the acquisitions undertaken by KNL during FY 2022 at the expected payment adjusted for present value at the date of the acquisition. Other than the $4 million contingent payment due to the sellers of the Kabanga Data upon earlier of completion of the Definitive Feasibility Study or the fifth anniversary of the contract from date of signing, which is expected to be paid by the fourth quarter of 2024, we did not have any material commitments or contingencies as at June 30, 2023. The contingent consideration has been discounted using KNL’s incremental borrowing rate, prime plus 1% (4.25% as of June 30, 2023) and is reported on LHL’s balance sheet as $3,768,859, as of June 30, 2023.

vii.    Accounting treatment for acquired assets and liabilities

LHL has determined that the Kabanga Data, assets and liabilities acquired in the KNL Acquisitions do not constitute a business as defined by IFRS. LHL has determined that it has acquired a set of assets and liabilities which do contribute to an output. No workforce or process has been acquired which would convert the set of assets and liabilities to an output. As such LHL has accounted for the acquisition of this set of acquired assets and liabilities as an asset acquisition.

viii.   Going concern

The validity of LHL’s going concern assumption is dependent on the ability of LHL to secure additional funding to meet the business plan for the Kabanga Project. With the obtainment of the Special Mining License in October 2021, a key component required to advance the viability of the Kabanga Project, LHL believes that it will obtain necessary funding to continue its operations for a period of at least 12 months from the date of approval of the financial statements. As mentioned above, KNL received additional funding from BHP through the Tranche 2 Investment on February 15, 2023. Further, pursuant to the Tranche 3 Option Agreement entered into between BHP, Lifezone Limited and KNL, BHP has the option to consummate a further investment in KNL, subject to the satisfaction of certain conditions, in particular, the satisfactory completion of, and agreement on, the Definitive Feasibility Study, agreement on the joint financial model in respect of the Kabanga Project, the amendment of the articles of association and share capital of the JVC Subsidiaries to remove the free-carried interest rights of the GoT in the JVC Subsidiaries and receipt of any necessary regulatory and tax approvals. In the event such investment is consummated, KNL’s upfront capital requirements can also be funded from such investment. Further, if the option under the Tranche 3 Option Agreement is not exercised by BHP and the related investment is not made, we would expect to continue developing the Kabanga Project and would expect to fund such development through debt or equity financing, monetization of the offtake and/or royalty streams and possibly exploring other strategic partners for the project. Accordingly, LHL continues to adopt the going concern basis of accounting in preparing the consolidated financial statements.

Capital expenditures

We estimate that our IP licensing business will require significant capital expenditure over the next 24 months for research and development, patent applications and laboratory equipment, with estimated capital expenditures over such period of approximately $1.5 million. In addition, through our 50% associate, Kelltech Limited (our IP licensing business in the SADC License Area), we may take equity ownership interests in operations that will comprise future refineries that license our Hydromet Technology, which would require significant investment.

The processing plants in the IP licensing business will also require significant ongoing maintenance expenditure. We intend to use the cash balance of the combined company following the completion of the Business Combination, the proceeds of the PIPE Financing and/or the proceeds from the sales of additional equity to finance any expenditure required.

We estimate that our Kabanga mining and refining operation will require capital expenditure of at least $1.3 billion, which includes funding the Definitive Feasibility Study, building out the required infrastructure, procuring equipment and commencing commercial operations. Pursuant to BHP’s investment in KNL in 2021 and the Tranche 2 Investment, BHP currently owns 17% of the shareholding of KNL, having cumulatively invested $90 million directly in KNL. Further, pursuant to the Tranche 3 Option Agreement entered into between BHP, Lifezone Limited and KNL, BHP has the option to consummate a further investment in KNL, subject to the satisfaction of certain conditions, in particular, the satisfactory completion of, and agreement on, the Definitive Feasibility Study, agreement on the joint financial model in respect of the Kabanga Project, the amendment of the articles of association and share capital of the JVC Subsidiaries to remove the free-carried interest rights of the GoT in the JVC Subsidiaries and receipt of any necessary regulatory and tax approvals. In the event such investment is consummated, BHP would own a majority stake in KNL. The proceeds of such investment will be used to further advance the Kabanga Project by taking the project through into formal construction. If the Tranche 3 Investment is not made by BHP, we expect that we would continue developing the Kabanga Project with additional funding through debt or equity financing, and monetizing the offtake from the project and/or royalty streams, and we may also explore other strategic partners for the project or sell certain of our assets. We do not expect additional equity funding would be needed if we are able to monetize our portion of the marketing rights with an offtake agreement. If we are unable to monetize our portion of the marketing rights with an offtake agreement, then additional funding may be required.

The Kabanga operations will also require significant ongoing maintenance expenditure. We intend to use the cash balance of the combined company following the completion of the Business Combination, the proceeds of the PIPE Financing and/or the proceeds from the sales of additional equity to finance any expenditure required on completion of the Definitive Feasibility Study and prior to receiving the investment from BHP pursuant to the Tranche 3 Option Agreement or in the event BHP opts to not exercise its option under the Tranche 3 Option Agreement. If the aforementioned subsequent investment pursuant to the Tranche 3 Option Agreement is not made by BHP, we expect that we would continue developing the Kabanga Project and would expect to fund such development through debt or equity financing, monetization of the offtake and/or royalty streams and possibly exploring other strategic partners for the project.

Holding company structure

LHL is a holding company without substantive business operations. LHL conducts its operations primarily through its subsidiaries in the jurisdictions in which it operates. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, as determined in accordance with local regulations, our subsidiaries in certain jurisdictions may be restricted from paying us dividends offshore or from transferring a portion of their assets to us, either in the form of dividends, loans or advances, unless certain requirements are met and regulatory approvals are obtained.

We may in the future require additional cash resources from them, to fund future acquisitions and development, or merely to declare and pay dividends or distributions to our shareholders. We cannot assure you that we will be able to pay dividends or distributions to our shareholders.

Emerging Growth Company status

We qualify as an “emerging growth company” pursuant to Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act. Please see the section entitled “Risk Factors — Risks Related to Lifezone Metals Operating as a Public Company.”

Internal Control Over Financial Reporting

Prior to the consummation of the Business Combination, we had been a private company with the size of accounting personnel, and other resources with which to address our internal control over financial reporting, being in line with early-stage private companies. We had not been required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act, but, following the consummation of the Business Combination, we are required to comply with the internal control requirements of Section 404(a) of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2023. Only in the event that we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company would we be required to comply with the independent registered public accounting firm attestation requirement on internal control over financial reporting. Further, for as long as we remain an emerging growth company as defined in the JOBS Act or a smaller reporting company as defined in the Exchange Act, we intend to take advantage of certain exemptions from various reporting including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirement.

Recent accounting pronouncements

See Note 2 to LHL’s consolidated financial statements “Significant Accounting Policies — Adoption of new and revised standards” for more information.

MANAGEMENT

Executive Officers and Directors

The following table lists the names, ages as of the date of this prospectus and positions of the individuals who currently serve as directors and executive officers of Lifezone Metals:

Name	Age	Position(s)
Keith Liddell	64	Chair, Director
Chris Showalter	48	Chief Executive Officer, Director
Ingo Hofmaier	47	Chief Financial Officer
Gerick Mouton	46	Chief Operating Officer
Dr. Mike Adams	63	Chief Technical Officer
Spencer Davis	45	Group General Counsel
Natasha Liddell	39	Chief Sustainability Officer
Anthony von Christierson	35	Senior Vice President: Commercial and Business Development
Govind Friedland	48	Director
John Dowd	55	Director
Robert Edwards	57	Director
Jennifer Houghton	61	Director
Mwanaidi Maajar	69	Director
Beatriz Orrantia	52	Director

Executive Officers

Chris Showalter, Chief Executive Officer.    With over 17 years of experience, Mr. Showalter brings a corporate finance and merchant banking background to the Lifezone team. Mr. Showalter also has extensive experience across Africa. In additional to capital markets and fundraising, Mr. Showalter brings strong expertise originating, sourcing and developing relationships across Africa, having held previous roles as Chief Executive Officer at KellTech and the role as Director and Partner at merchant bank Hannam & Partners in Zimbabwe, where he focused on the African mining sector. Mr. Showalter is an integral part of the negotiations and development of relations with the Government of Tanzania. In additional to capital markets and fundraising, Mr. Showalter brings strong expertise originating, sourcing and developing relationships across Africa. Having spent over six years in Zimbabwe, he has developed specific expertise in the platinum sector and advised on a number of platinum mining companies on their current operations and future expansion potential, after relocating to the country as co-CEO of Renaissance Capital. Prior to this, he spent nine years at Goldman Sachs as a Vice President in the New York office where he held various sales roles in equity and capital markets while also exploring opportunities for Goldman Sachs across southern Africa. Mr. Showalter has been CEO of KNL since 2019 when KNL was incorporated. Mr. Showalter received his Bachelor of Arts with Honors in environmental studies from Dartmouth College and his Masters of Business Administration from Fordham University.

Ingo Hofmaier, Chief Financial Officer.    Mr. Hofmaier is a market-facing finance executive with over 20 years of experience in financial reporting, tax, commercial contracts, project corporate finance and mergers and acquisitions and investment banking. Mr. Hofmaier was previously the chief executive officer at Omico Mining Corp., a Namibian copper exploration and development company, and he has also served as the chief financial officer of SolGold plc, an LSE and TSX-listed copper and gold developer. He brings corporate finance, financial and risk management experience in global commodity markets across a diverse range of geographies, including Africa and the Americas. Mr. Hofmaier’s experience also includes time as a partner at Hannam & Partners in London, where he was responsible for metals & mining corporate finance, as well as at Rio Tinto, Capgemini and Wienerberger AG, a building material and industrial minerals group, where he was financial controller for the US business and commercial director during the successful project execution and market entry in India, among other roles. Mr. Hofmaier is also an independent board member of First Tin plc, an LSE main market-listed tin development company, where he chairs both the audit and risk and nominations and remuneration committees. Mr. Hofmaier is based in London, while travelling frequently to North America and Tanzania.

Gerick Mouton, Chief Operating Officer.    Mr. Mouton, a mechanical engineer and professional project manager, is a global metals and mining professional with 25 years’ experience in strategic mining and mineral processing development, capital raising, leadership, organizational establishment and execution of multifaceted capital-intensive mining and mineral projects. He held senior and executive management positions within established international listed mining companies and engineering consultancies such as Merdeka Copper Gold, Ivanhoe Mines, Bateman and DRA Global where he gained unique experiences throughout the project life cycle spanning: high level strategic project development scenarios; challenging project development expectations; partnership negotiations; project marketing; and the dynamic stakeholder relationships. Mr. Mouton’s work experience includes countries like Botswana, Ghana, Democratic Republic of Congo (DRC), Zambia, Madagascar, Tanzania, South Africa and Indonesia. He has worked extensively with interested and affected parties and other stakeholders to ensure uninterrupted development of large-scale projects in challenging social locations. His interaction with multicultural stakeholders over his career has enhanced his mitigation knowledge with regards to environmental, social and government (ESG) challenges facing the development of new mining projects.

Dr.    Mike Adams, Chief Technical Officer.    Dr. Adams has been working as process consultant with Lifezone Limited and for over 10 years has been focused on the implementation and commercialization of the Hydromet Technology for the environmentally and economically effective recovery of PGM, gold, base and rare metals. His work for over 40 years has included process and resource development for metals recovery. He has project managed the bankable piloting of several nickel sulfide and nickel laterite projects worldwide. He has also consulted independently for over 10 years and was previously Director of Rockwell Minerals Ltd (now ASX-listed Elementos Ltd), Metallurgical Manager with SGS Lakefield Oretest and Head of Process and Environmental Chemistry at Mintek. Dr. Adams completed a Bachelor of Science (BSc) honors and Master of Science (MSc) degrees in applied chemistry at Witwatersrand University, a PhD on the chemistry of the carbon-in-pulp process and a Doctor of Science (DSc) in engineering on advances in the processing of gold ores. He was Associate Editor for Hydrometallurgy Journal for eight years and has edited three books, including Gold Ore Processing, second edition, published in 2016 by Elsevier. Dr. Adams has made a significant contribution to the chemistry and optimization of the carbon-in-pulp process for gold recovery, for which he received the Raikes Gold Medal from the South African Chemical Institute and two silver medals from the Southern African Institute of Mining and Metallurgy.

Spencer Davis, Group General Counsel.    Mr. Davis is an experienced general counsel having advised multiple global businesses and teams across multiple jurisdictions (UK; US; EU; Africa, Middle East and Asia-Pacific). He has held general counsel and chief legal officer roles at various companies including Ioconic Ltd, Kisloop and DMGT plc. Previously, Mr. Davis has been responsible for providing expert, pragmatic and strategic legal advice internationally to leadership teams and boards. He has experience advising boards, executives and senior management on all legal matters, risks and laws, balancing legal compliance and risk, with pragmatism and commercial solutions. Mr. Davis is also a qualified company secretary (ACIS, Chartered Institute of Governance 2016), with experience in corporate governance issues, legal compliance, oversight of boards and group committees, corporate secretarial duties, ethics, regulatory and business conduct, preserving corporate records and managing statutory filings and forms. Mr. Davis has significant experience in hyper-growth business, complex commercial transactions, M&A, funding and investments, venture capital financing, technology, IP, data and privacy and has experience setting priority areas for companies preparing for US IPOs. Mr. Davis also has previous experience serving as the chair of a risk and compliance committee and experience maintaining internal processes, codes of conduct and procedures in anti-trust, data protection and privacy, anti-bribery and money laundering. Mr. Davis is licensed to practice law in England, New York and Ireland and has an MBA from London Business School.

Natasha Liddell, Chief Sustainability Officer.    Ms. Liddell brings communications, analytical and sustainability experience from her work on ESG, strategy, communications and market analysis for global resource clients. Most recently, Ms. Liddell worked with BHP’s sustainability and climate change team on their decarbonization strategy and innovation. Ms. Liddell started her career at Clough Engineering, where she worked to deliver the environmental impact statement for the Newmont Boddington Gold Mine and went on to consult with Snowden Mining Consultants before spending time as a sell-side analyst in London for the small-mid cap resource sector. Her remit covered various projects, regions and commodities. Ms. Liddell spent over seven years at BHP in various capacities across strategy, business development and corporate communications where she was responsible for numerous speeches and presentations for the CEO and executive leadership team along with annual reporting and AGM preparation and communications delivery. Ms. Liddell holds a Bachelor of Science with Honors in Natural Resource Management, a Graduate Certificate of Applied Finance and Investment and is an Associate of the Australian Institute of Company Directors.

Anthony von Christierson, Senior Vice President: Commercial and Business Development.    Mr. von Christierson is responsible for investment appraisal, business development and commercial activities at Lifezone and plays an important role in the commercialization of its hydrometallurgical technology. He started his career at Goldman Sachs in London in the European and Emerging Markets leveraged finance team within the investment banking division. Before transitioning into resources, Mr. von Christierson co-founded a mobile application business that was subsequently acquired. Mr. von Christierson is also a director of the Southern Prospecting Group, a private equity family office with focus on the resources and technology spaces. Mr. von Christierson attended Durham University and holds a Bachelor of Science with Honors in Natural Sciences.

Directors

Keith Liddell, Chair.    Mr. Liddell is an experienced metallurgical engineer, resource company director and investor in the natural resource space. Mr. Liddell has an honors Bachelor of Science (Minerals Engineering) from the University of Birmingham and a Master of Science in Engineering from the University of the Witwatersrand. Working since 1981 exclusively in the mineral and metals industry, he has experience in management and ownership of a number of public and private businesses and joint ventures with a variety of participants. In various roles he has taken a number of resource projects, including nickel and PGM, through exploration, development and production. Through Lifezone Limited, Mr. Liddell is primarily focused on developing and marketing Lifezone Limited’s Hydromet Technology, including the Kell Process Technology. Having been involved in technical and corporate roles, company management, capital raising and managing stakeholder relationships, Mr. Liddell has a unique blend of attributes that allow concurrent appreciation of the various social, environmental, commercial and technical components that constitute successful modern resource companies. Mr. Liddell has been Chair of KNL since 2019 when KNL was incorporated.

Chris Showalter.    For an overview of Mr. Showalter’s business experience, please see the section entitled “Management — Executive Officers and Directors — Executive Officers.”

John Dowd.    Mr. Dowd was the Chief Executive Officer and Chairman of the board of directors of GoGreen from April 2021 until the Merger Effective Time, and he has decades of experience generating attractive risk-adjusted returns as a manager of capital. He currently serves on the board of directors at the Commonwealth School in Boston. Mr. Dowd previously spent more than three decades researching and investing in the global energy industry. From 2006 to 2019, he served as portfolio manager at Fidelity Research & Management Co., LLC, managing Fidelity’s energy and natural resources oriented sector funds. Mr. Dowd previously served as a Senior Research Analyst of Sanford C. Bernstein & Co., LLC from 2000 to 2006 and from 1995 to 1997, where he covered the oil service and equipment, and refining and integrated oil segments. Mr. Dowd also previously served as a partner of Lawhill Capital Partners, an energy focused investment management firm, from 1997 to 2000. He holds a Bachelor’s degree in Mechanical Engineering from Carnegie Mellon University.

We believe that Mr. Dowd’s extensive experience generating attractive risk-adjusted returns, as well as researching and investing in the global energy industry, bring important and valuable skills and make him qualified to serve as a member of the Lifezone Metals board.

Govind Friedland.    Mr. Friedland is founder and chairman of Ivanhoe Capital Corp., an international venture capital firm. He has also served as the Chairman and Chief Executive Officer of Ivanhoe Capital Acquisition Corp., a special purpose acquisition corporation, since July 2020. Over 30 years, Ivanhoe Capital has invested in a diverse portfolio of businesses, but focused primarily in the mining and disruptive technology sectors. These investments have been in ventures that led to the discovery and development of some of the world’s most significant mineral deposits, development and applications of advanced technologies across various industries, and the advancement and commercialization of, among others, grid scale vanadium battery technology. Mr. Friedland’s mining interests are targeted toward companies exploring for and seeking to develop the metals needed for the paradigm electrification shift: copper, nickel, cobalt, and the platinum group metals — platinum, palladium and rhodium, which are also known as the electrification metals.

We believe that Mr. Friedland’s extensive experience working internationally to finance, explore and develop strategic mineral deposits critical for combating global air pollution, bring important and valuable skills and make him qualified to serve as a member of the Lifezone Metals board.

Robert Edwards.    Mr. Edwards brings 30 years of experience in the natural resource sector primarily from production mining, new business development, equity research, investment banking, and board level experience predominately across numerous markets. He started his career in South Africa working in production mining and new business roles before joining HSBC as a precious metals equities analyst within the HSBC Global Mining team. Thereafter he moved to Russia and was instrumental in transforming Renaissance Capital from a niche single country investment bank into a successful boutique resource focused investment bank operating across the CIS, Africa and Asia. When he left Renaissance Capital (Renaissance) after a decade, he was serving as its Chairman of Mining and Metals managing all investment banking and principal investment activity in the mining, metals sector and fertilizer sectors. After leaving Renaissance he has worked as a Senior Advisor to the Royal Bank of Canada (Europe) Investment Banking Division working on mergers and acquisitions and senior client coverage. Mr. Edwards also served as the Independent Non-Executive Chairman of Sierra Rutile until its sale to Iluka Resources as well as an Independent Non-Executive Director of GB Minerals until its sale to Itafos, a major phosphate and specialty fertilizer company. He served as an Independent Non-Executive Director of MMC Norilsk Nickel (NorNickel), the world’s biggest producer of nickel and palladium as well as major producer of copper and platinum, for over eight years until March 2022. Mr. Edwards served on the Audit, Corporate Governance and ESG Committees of NorNickel. Mr. Edwards also serves as an Independent Non-Executive Director of Chaarat Gold Limited which is listed in London and of Sandfire Resources Limited, an ASX listed copper and zinc producer with assets in Spain and Botswana. Mr. Edwards graduated from the Camborne School of Mines with an Honours Degree in Mining Engineering and holds both a Mine Managers and a Mine Overseers certificate of competency (South Africa). He is also a Member of the Institute of Materials, Minerals and Mining.

Jennifer Houghton.    Ms. Houghton brings board level experience as an independent non-executive director for Santander International where she has chaired the board audit committee and has been a member of the board risk committee and board nomination committee since 2020. Ms. Houghton has also been chair of the Institute of Directors (“IoD”) Isle of Man since 2017. In addition, she has been a director of IoD Isle of Man Limited since 2020. Ms. Houghton has also chaired the Diana Princess of Wales Hospice Care at Home Trust since 2019. Ms. Houghton has also held various other roles, including working as a senior manager within the audit department of Deloitte in California, Luxembourg, Sweden and the Isle of Man, as a finance manager of AXA for two years from 2006-2008, and as the finance director of an Isle of Man regulated business from 2008-2016. Ms. Houghton has been a Chartered Director since 2021, a Fellow of the Institute of Directors since 2019, a qualified accountant since 1989 and has worked within regulated and unregulated sectors as a director since 2008.

Beatriz Orrantia.    Ms. Orrantia brings sustainability expertise as a consultant in ESG, decarbonization and Just Transition for EY’s Centre of Excellence for Metals and Mining and Ceres, a non-governmental organization focusing on climate and sustainability matters. Ms. Orrantia also has legal experience, having worked as a mergers and acquisitions, securities and mining lawyer from 2005 to 2015 at large Canadian law firms (Gowlings LLP, McCarthy Tetrault LLP and Heenan Blaikie LLP). In addition to legal mining expertise, Ms. Orrantia has operational mining experience cultivated during her time with Barrick Gold Corporation as VP Special Projects, focusing on mining operations and capital projects across assets in Latin America and certain global projects, including Kabanga, from February 2015 until February 2017. Ms. Orrantia also obtained directorship certification by the National Association of Corporate Directors, the leading certification in the United States for board members. Ms. Orrantia has a degree in civil law from the Universidad del Rosario in Colombia and a degree in common law from Osgoode Hall Law School in Canada. She also holds a certificate in sustainability and innovation from Harvard University (Extension School) and is pursuing a master’s degree in sustainability from Harvard University (Extension School). Ms. Orrantia is currently a member of the board of directors of Star Royalties Ltd., having been a director since 2020, and a member of the board of directors of Fission Uranium Corporation, having been a director since 2023.

Mwanaidi Maajar.    Ms. Maajar is an advocate and senior partner at REX Advocates, a law firm in Tanzania. She is also an accredited arbitrator and negotiator. Ms. Maajar has experience in corporate commercial law practice, corporate secretarial practice and corporate governance. She has chaired and sat on the boards of private and listed companies as well as public corporations. As part of her corporate governance practice she trains the boards of directors of companies and board committees in corporate governance practice. She also has relevant experience in natural resources law (Mining, Oil & Gas) in Tanzania. Ms. Maajar also has experience in banking and finance, competition law, property and energy law. Ms. Maajar served as the Tanzanian Ambassador to the United States of America after having served for four years as the Tanzanian High Commissioner to the United Kingdom between 2006 and 2013.

Ms. Maajar is currently a member of the governing council of the University of Dar Es Salaam, having been a member since 2018, a member of the board of directors of TANESCO, having been a director since 2021, and a member of the board of trustees of the Jakaya Kikwete Cardiac Institute, having been a trustee since 2021.

Family Relationships

Keith Liddell is the father of Natasha Liddell. There are no other family relationship between the other directors, director nominees, or executive officers.

Foreign Private Issuer Status

Lifezone Metals is considered a “foreign private issuer” under the securities laws of the U.S. and the rules of the NYSE. Under the applicable securities laws of the U.S., “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled issuers. As a foreign private issuer, Lifezone Metals is not subject to the SEC’s proxy rules. Under the NYSE’s rules, a “foreign private issuer” is subject to less stringent corporate governance and compliance requirements and subject to certain exceptions, the NYSE permits a “foreign private issuer” to follow its home country’s practice in lieu of the listing requirements of the NYSE. Accordingly, Lifezone Metals’ shareholders may not receive the same protections afforded to shareholders of companies that are subject to all of the NYSE’s corporate governance requirements.

Lifezone Metals intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the NYSE corporate governance rules and listing standards.

Because Lifezone Metals is a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Board Composition

The Lifezone Metals board is composed of eight directors and is divided into three classes. At each annual general meeting, each of the Directors of the relevant class the term of which shall then expire shall be eligible for re-election to the Board for a period of three years. Lifezone Metals’ directors is divided among the three classes as follows:

•        the Class I directors include John Dowd, Govind Friedland and Mwanaidi Maajar and their terms will expire at the first annual general meeting of shareholders following the consummation of the Business Combination;

•        the Class II directors include Robert Edwards, Jennifer Houghton and Beatriz Orrantia and their terms will expire at the second annual general meeting of shareholders following the consummation of the Business Combination; and

•        the Class III directors include Keith Liddell and Chris Showalter and their terms will expire at the third annual general meeting of shareholders following the consummation of the Business Combination.

Director Independence

The Lifezone Metals board has determined that each member of the Lifezone Metals board qualifies as independent, as defined under the listing rules of NYSE, other than Mr. Liddell and Mr. Showalter.

Board Oversight of Risk

One of the key functions of the Lifezone Metals board is informed oversight of the Company’s risk management process. The Lifezone Metals board does not have a standing risk management committee of the board, however, Lifezone Metals has formed a risk management committee composed of officers of Lifezone Metals, which reports to the Lifezone Metals audit committee, and which analyzes, reviews and considers risks and trends relevant to business continuity, disaster recovery and operational risks, as well as changes in legal and compliance requirements. The risk management committee recommends to the audit committee adequate processes and procedures to enable Lifezone Metals to operate with an appropriate balance of risks and controls, and monitors internal and external compliance activities and satisfy itself that they are effective. It also prepares the risk and compliance register, and provides a report at least quarterly to the Lifezone Metals audit committee. In addition, Lifezone Metals board as a whole, as well as through the various standing committees of the Lifezone Metals board, addresses risks inherent in their respective areas of oversight. For example, the audit committee is responsible for overseeing the management of risks associated with the Company’s financial reporting, accounting and auditing matters, and the Company’s compensation committee oversees the management of risks associated with Lifezone Metals’ compensation policies and programs.

Board Committees

The Lifezone Metals board has established an audit committee, a compensation committee, a nominating and corporate governance committee, an investment and finance committee and a sustainability and impact council. The Lifezone Metals board may establish other committees to facilitate the management of the Company’s business. The Lifezone Metals board and its committees hold scheduled meetings throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. The Lifezone Metals board has delegated various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full Lifezone Metals board. Each committee of the Lifezone Metals board has a written charter approved by the Lifezone Metals board. Copies of each charter are posted on the Company’s website at https://lifezonemetals.com/. The inclusion of the Company’s website address in this prospectus does not include or incorporate by reference the information on Lifezone Metals’ website into this prospectus, and you should not consider information contained on the Company’s website to be part of this prospectus. Members will serve on these committees until their resignation or until otherwise determined by the Lifezone Metals board.

Audit Committee

The members of Lifezone Metals’ audit committee are Robert Edwards, Jennifer Houghton and Mwanaidi Maajar, each of whom is financially literate. Ms. Houghton qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the accounting or related financial management expertise requirements of the NYSE. Each of Mr. Edwards, Ms. Houghton and Ms. Maajar is independent under the rules and regulations of the SEC and the listing rules of the NYSE applicable to audit committee members. Lifezone Metals’ audit committee assists the Lifezone Metals board with its oversight of, among other things, the following: the financial statements of Lifezone Metals, including such financial statements’ integrity; Lifezone Metals’ compliance with legal and regulatory requirements; the qualifications, independence, appointment and performance of Lifezone Metals’ independent registered public accounting firm; and the design and implementation of Lifezone Metals’ internal audit function and risk assessment and risk management. The audit committee also discusses with Lifezone Metals’ management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of Lifezone Metals’ financial statements, and the results of the audit, quarterly reviews of Lifezone Metals’ financial statements and, as appropriate, initiates inquiries into certain aspects of Lifezone Metals’ financial affairs. Lifezone Metals’ audit committee is responsible for establishing, maintaining and overseeing the processes and procedures for the receipt, retention and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by Lifezone Metals’ employees of concerns regarding questionable accounting or auditing matters. In addition, Lifezone Metals’ audit committee has direct responsibility for the appointment, compensation, retention and oversight of the work of Lifezone Metals’ independent registered public accounting firm. Lifezone Metals’ audit committee has sole authority to approve the hiring and discharging of Lifezone Metals’ independent registered public accounting firm, all audit engagement terms and fees and all permissible non-audit engagements with the independent auditor. Lifezone Metals’ audit committee reviews and oversees all related person transactions in accordance with Lifezone Metals’ policies and procedures.

Compensation Committee

The members of Lifezone Metals’ compensation committee are John Dowd, Robert Edwards and Keith Liddell. Lifezone Metals’ compensation committee assists the Lifezone Metals board in discharging certain of Lifezone Metals’ responsibilities with respect to compensating its directors and executive officers, and the administration and review of its incentive and equity-based compensation plans, including its equity incentive plans, and certain other matters related to Lifezone Metals’ compensation programs.

Nominating and Corporate Governance Committee

The members of Lifezone Metals’ nominating and corporate governance committee are Govind Friedland and Jennifer Houghton. Lifezone Metals’ nominating and corporate governance committee assists the Lifezone Metals board with its oversight of, among other things, the size, composition and structure of the Lifezone Metals board, identification, recommendation, recruitment and retention of high-quality board members, and annual self-evaluation of the board and management. The nominating and corporate governance committee also develops and make recommendations to the Lifezone Metals board regarding a set of corporate governance guidelines.

Investment and Finance Committee

The members of Lifezone Metals’ investment and finance committee are John Dowd, Robert Edwards, Keith Liddell and Beatriz Orrantia. Lifezone Metals’ investment and finance committee assists the Lifezone Metals board in oversight of, among other things, long term stewardship of the investments and assets of Lifezone Metals in order to best further the aims of Lifezone Metals, and the implementation, returns and review of Lifezone Metals’ investment strategy to deliver and maintain the returns and value of Lifezone Metals’ investment portfolio over the long term; as well as how best to generate a consistent and sustainable return to fund Lifezone Metals’ annual expenditure, and the best means to deliver the investment objectives within an acceptable level of risk. The investment and finance committee works with and, if necessary, advises the other committees of the Lifezone Metals board on those specific areas that primarily come within the mandate of the other committees but also are part of Lifezone Metals’ policies, goals, initiatives, programs and strategies overseen by the investment and finance committee.

Sustainability and Impact Council

The members of Lifezone Metals’ sustainability and impact council are Govind Friedland, Mwanaidi Maajar and Beatriz Orrantia. Lifezone Metals’ sustainability and impact council assists the Lifezone Metals board in oversight of, among other things, the development, implementation and monitoring of the Lifezone Metals policies, goals, initiatives and programs related to ESG matters; the systems and processes designed to manage and mitigate ESG-related risks, opportunities, commitments and compliance; the policies, goals, initiatives and programs relating to community relationships and impacts with respect to ESG matters; public policy and advocacy strategies with respect to ESG matters; strategies relating to the protection or enhancement of the Lifezone Metals’ reputation with respect to corporate social responsibility and ESG matters; and the consideration of any potential environmental benefits of projects or initiatives. The sustainability and impact council works with and, if necessary, advises the other committees of Lifezone Metals board on those specific areas that primarily come within the mandate of the other committees but also are part of the Lifezone Metals’ policies, goals, initiatives, programs and strategies overseen by the sustainability and impact council.

Code of Business Conduct and Ethics

Lifezone Metals has adopted a Code of Business Conduct and Ethics that applies to all of Lifezone Metals’ employees, officers and directors. The full text of the Company’s Code of Business Conduct and Ethics is posted on the Company’s website at https://lifezonemetals.com/. Lifezone Metals intends to disclose future amendments to, or waivers of, the Company’s Code of Business Conduct and Ethics, as and to the extent required by SEC regulations, at the same location on the Company’s website identified above or in public filings. Information contained on the Company’s website is not incorporated by reference into this prospectus, and you should not consider information contained on the Company’s website to be part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the intended members of Lifezone Metals’ compensation committee has ever been a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Lifezone Metals Board or compensation committee.

Conflicts of Interest

Under Isle of Man law, the directors owe fiduciary duties at both common law and under statute, including a duty to act honestly, and in good faith with a view to the best interests of Lifezone Metals. In exercising the powers of a director, the directors must exercise their powers for a proper purpose and shall not act or agree to the company acting in a manner that contravenes the Amended and Restated Memorandum and Articles of Association of Lifezone Metals of the IOM Companies Act.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

Isle of Man law does not regulate transactions between a company and its significant members; however it does provide that such transactions must be entered into in good faith in the best interests of the company and not with the effect of constituting a fraud on the minority members.

Directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. This duty is subject to the IOM Companies Act and the Amended and Restated Memorandum and Articles of Association of Lifezone Metals which provide, in summary, that subject to a director having duly declared his or her interests to the board that director may be party to a transaction with the company and may vote and count in quorum at a board meeting in respect of a matter in which such director is interested.

The board of Lifezone Metals has adopted a Code of Conduct and Ethics, the full text of which is posted on Lifezone Metals’ website at www.lifezonemetals.com. The Code of Conduct applies to all of Lifezone Metals’ employees, officers and directors. Lifezone Metals intends to disclose future amendments to, or waivers of, such Code of Conduct and Ethics, as and to the extent required by SEC regulations, at the same location on such website identified above or in public filings. Information contained on Lifezone Metals’ website is not incorporated by reference into this prospectus, and you should not consider information contained on Lifezone Metals’ website to be part of this prospectus.

Accordingly, as a result of multiple business affiliations, the directors of Lifezone Metals may have similar legal obligations relating to presenting business opportunities to multiple entities. In addition, conflicts of interest may arise when the board of Lifezone Metals evaluates a particular business opportunity. Lifezone Metals cannot assure you that any of the above-mentioned conflicts will be resolved in its favor. Furthermore, each of the directors of Lifezone Metals may have pre-existing fiduciary obligations to other businesses of which they are officers or directors.

Limitation on Liability and Indemnification of Officers and Directors

The IOM Companies Act provides that, subject to contrary provision in its articles, a company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who: (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company; or (b) is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise. The IOM Companies Act provides that this does not apply to a person referred to above unless such person acted honestly and in good faith and in what such person believed to be in the best interests of the company and, in the case of criminal proceedings, had no reasonable cause to believe that the conduct of such person was unlawful.

The Amended and Restated Memorandum and Articles of Association of Lifezone Metals provide that Lifezone Metals shall indemnify each of its directors and officers (including former directors and officers) out of its assets, to the fullest extent permissible under the laws of the Isle of Man, against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever, which any of those directors or officers may incur as a result of any act or failure to act in carrying out their functions unless that liability arises through their actual fraud or willful default.

Lifezone Metals has purchased a policy of directors’ and officers’ liability insurance that insures Lifezone Metals officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Lifezone Metals against its obligations to indemnify its officers and directors.

These provisions may have the effect of reducing the likelihood of derivative litigation against Lifezone Metals officers and directors, even though such an action, if successful, might otherwise benefit Lifezone Metals and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Lifezone Metals pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

Lifezone Metals believes that these provisions and the insurance and the indemnity provisions are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Lifezone Metals pursuant to the foregoing provisions, the directors, officers or persons controlling Lifezone Metals have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Executive Compensation

Lifezone Metals is a newly formed company, and as a result did not have any directors or executive officers in the prior fiscal year, and therefore did not pay or grant any compensation to individuals in such positions.

Director Compensation

Lifezone Metals’ non-executive directors are entitled to receive as compensation for their service on the board a fee of $100,000 per annum, which is paid monthly in arrears, subject to required withholdings. Lifezone Metals also reimburses each non-executive director for his or her reasonable and properly documented expenses incurred in performing the duties of a director in accordance with Lifezone Metals’ policies that may be in effect from time to time.

2023 Omnibus Incentive Compensation Plan

Following the consummation of the Business Combination, the Company adopted the 2023 Omnibus Incentive Compensation Plan (the “2023 Plan”) in order to give the Company a competitive advantage in attracting, retaining, awarding and motivating directors, officers, employees and consultants by granting equity and equity-based awards. The 2023 Plan permits the grant of options to purchase Ordinary Shares, stock appreciation rights, restricted shares, restricted stock units or other equity or equity related awards, in each case, in respect of Ordinary Shares and cash incentive awards, thus enhancing the alignment of employee and shareholder interests.

The initial share limit under the 2023 Plan is the number of Ordinary Shares equal to 10% of the Company’s fully-diluted share capital as of immediately following the consummation of the Business Combination.

BENEFICIAL OWNERSHIP OF SECURITIES

Beneficial Ownership of Securities

The following table and accompanying footnotes set forth information regarding the beneficial ownership of the Lifezone Metals Ordinary Shares as of September 29, 2023 by:

•        each person known by Lifezone Metals to be the beneficial owner of more than 5% of its outstanding ordinary shares;

•        each of Lifezone Metals’ current executive officers and directors; and

•        all of Lifezone Metals’ executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Pursuant to the Amended and Restated Memorandum and Articles of Association of Lifezone Metals, each Lifezone Metals ordinary share will entitle the holder to one vote per share.

The beneficial ownership of Lifezone Metals Ordinary Shares is based on 79,918,599 shares outstanding as of September 29, 2023.

Except as otherwise indicated, the address for each shareholder listed below is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

Beneficial Owner	Lifezone Metals Ordinary Shares	% of Lifezone Metals Ordinary Shares
Five Percent Holders of Lifezone Metals:
Peter Smedvig(1)	13,820,941	17.29%
Celtic Trust Company Limited(2)	9,833,069	12.30%
Directors and Officers of Lifezone Metals:
Keith Liddell(3)	23,701,437	29.66%
Chris Showalter	3,438,942	4.30%
Ingo Hofmaier	—	—
Gerick Mouton	—	—
Dr. Mike Adams	242,960	*
Spencer Davis	—	—
Natasha Liddell	186,003	*
Anthony von Christierson	506,128	*
Govind Friedland	663,657	*
John Dowd	1,269,512	1.59%
Robert Edwards	—	—
Jennifer Houghton	—	—
Mwanaidi Maajar	—	—
Beatriz Orrantia	—	—
All Directors and Executive Officers of Lifezone Metals as a Group (14 Individuals)	30,008,639	37.55%

____________

*        Less than one percent.

(1)      The business address for Peter Smedvig is 52 Chelsea Square, London SW3 6LH, United Kingdom.

(2)      Consists of 5,770,889 shares owned by Varna Holdings Limited and 4,062,180 shares owned by Kamberg Investments Limited. The Company has been informed that (i) Varna Holdings Limited and Kamberg Investments Limited are wholly owned by Varna Trust and The Kamberg Trust, respectively, (ii) the trustee of each of Varna Trust and The Kamberg Trust is Celtic Trust Company Limited, a company established in the British Virgin Islands, (iii) the board of directors of Celtic Trust

Company Limited makes voting and investment decisions on a joint decision making basis, and no single individual has sole decision making power, and (iv) that the beneficiaries of each of Varna Trust and The Kamberg Trust include members of the von Christierson family. The business address for the reporting persons is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.

(3)      Consists of 5,172,747 shares beneficially owned solely by Keith Liddell, 18,045,777 shares beneficially owned jointly between Keith Liddell and Jane Liddell and 482,913 shares beneficially owned solely by Jane Liddell. By virtue of his relationship with Jane Liddell, Keith Liddell may be deemed to have beneficial ownership of the shares owned solely by Jane Liddell. Keith Liddell disclaims any beneficial ownership of the shares owned solely by Jane Liddell other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

SELLING SECURITYHOLDERS

This prospectus relates to the offer and sale from time to time by the Selling Securityholders of up to (a) 103,675,724 Lifezone Metals Ordinary Shares, which includes up to 26,767,088 Lifezone Metals Ordinary Shares which may be issuable to certain shareholders of LHL and the Sponsor after the consummation of the Business Combination as earnout consideration upon the achievement of certain stock price thresholds for our Lifezone Metals Ordinary Shares, and (b) 667,500 Private Placement Warrants. The Lifezone Metals Ordinary Shares described in clause (a) of the prior sentence include (i) 6,667,317 Lifezone Metals Ordinary Shares issued to the PIPE Investors, (ii) 6,468,600 Lifezone Metals Ordinary Shares issued to the Sponsor immediately prior to the consummation of the Business Combination, which Lifezone Metals Ordinary Shares have been distributed by the Sponsor to Selling Securityholders who are limited partners of the Sponsor, (iii) 667,500 Lifezone Metals Ordinary Shares issuable upon exercise of the Private Placement Warrants, (iv) 62,605,219 Lifezone Metals Ordinary Shares issued to Selling Securityholders who were shareholders of LHL immediately prior to the consummation of the Business Combination and (v) 500,000 Lifezone Metals Ordinary Shares issued to Selling Securityholders who were shareholders of SGPL as consideration pursuant to the Simulus SSA.

The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) selling securities received after the date of this prospectus from the Selling Securityholders that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering securities for resale to the public and the number of Lifezone Metals Ordinary Shares and Private Placement Warrants that the Selling Securityholders may offer pursuant to this prospectus, which to the extent applicable includes the maximum number of Earnout Shares and Sponsor Earnout Shares that may be issued to the LHL Shareholders and the Sponsor, respectively, after the consummation of the Business Combination. While we are registering for resale to the public the maximum number of Lifezone Metals Ordinary Shares (including the maximum number of Earnout Shares and Sponsor Earnout Shares) that may be issued by Lifezone Metals at or following the consummation of the Business Combination, the actual number of Lifezone Metals Ordinary Shares, Earnout Shares and Sponsor Earnout Shares issued by Lifezone Metals will depend on, among other things, the trading price of Lifezone Metals Ordinary Shares after the consummation of the Business Combination. For more information, see the sections titled “Prospectus Summary — Earnout Shares” and “Prospectus Summary — Sponsor Earnout Shares.” The number of securities set forth in the table below indicates the maximum number of securities that a Selling Securityholder may offer and sell pursuant to this prospectus and you should not assume that such numbers represent or predict the actual number of Lifezone Metals Ordinary Shares, Earnout Shares or Sponsor Earnout Shares that Lifezone Metals will issue.

The individuals and entities listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Lifezone Metals Ordinary Shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

The securities held by certain of the Selling Securityholders are subject to transfer restrictions, as described in the section entitled “Description of Lifezone Metals’ Securities — Transfer”.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part. Any such prospectus supplement or post-effective amendment may add, update, substitute or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Lifezone Metals Ordinary Shares registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See the section entitled “Plan of Distribution.”

	Securities beneficially owned prior to this offering		Securities being offered		Securities beneficially owned after sale
Name of Selling Securityholder	Lifezone Metals Ordinary Shares	Warrants	Lifezone Metals Ordinary Shares	Private Placement Warrants	Lifezone Metals Ordinary Shares(1)%		Warrants(1)%
GoGreen Sponsor 1 LP(2)	1,725,000	—	1,725,000	—	—	—	—	—
Keith and Jane Liddell(3)	33,182,012	—	33,182,012	—	—	—	—	—
Peter Smedvig(4)	19,345,318	—	19,345,318	—	—	—	—	—
Varna Holdings Limited(5)	8,079,245	—	8,079,245	—	—	—	—	—
Kamberg Investments Limited(6)	5,687,052	—	5,687,052	—	—	—	—	—
Dr. Mike Adams(7)	340,144	—	340,144	—	—	—	—	—
Duncan Bullivant(8)	2,422,063	—	2,422,063	—	—	—	—	—
BHP Billiton (UK) DDS Limited(9)	1,631,639	—	1,631,639	—	—	—	—	—
Chris von Christierson(10)	1,100,961	—	1,100,961	—	—	—	—	—
Poer-Poer Limited(11)	940,561	—	940,561	—	—	—	—	—
Simon Liddell(12)	797,924	—	797,924	—	—	—	—	—
Rupert Pennant-Rea(13)	603,575	—	603,575	—	—	—	—	—
Anthony von Christierson(14)	708,579	—	708,579	—	—	—	—	—
Saccawa Investments Limited(15)	501,992	—	501,992	—	—	—	—	—
Chris Showalter(16)	4,814,519	—	4,814,519	—	—	—	—	—
The Zients Children’s Trust(17)	403,172	—	403,172	—	—	—	—	—
Nicholas von Christierson(18)	376,593	—	376,593	—	—	—	—	—
Nadia von Christierson(19)	251,062	—	251,062	—	—	—	—	—
Lisa Smith(20)	387,251	—	387,251	—	—	—	—	—
Chris Medway(21)	258,694	—	258,694	—	—	—	—	—
Charles Liddell(22)	126,715	—	126,715	—	—	—	—	—
Natasha Liddell(23)	260,404	—	260,404	—	—	—	—	—
Katsura Investments Limited(24)	36,054	—	36,054	—	—	—	—	—
Inkaba Holdings Limited(25)	26,580	—	26,580	—	—	—	—	—
Pochote Investments Limited(26)	17,763	—	17,763	—	—	—	—	—
Cinctive Global Master Fund Ltd . (27)	3,290,505	550,000	2,840,505	100,000	—	—	450,000	3.1%
Grantham, Mayo, Van Otterloo & Co. LLC(28)	2,500,000	—	2,500,000	—	—	—	—	—
Blackrock, Inc.(29)	1,225,000	—	1,225,000	—	—	—	—	—
Prudential Jennison Natural Resources Fund, Inc.(30)	452,817	—	452,817	—	—	—	—	—
Kimmeridge Heritage LLC(31)	100,000	—	100,000	—	—	—	—	—
John Dowd(32)	3,129,012	134,500	3,129,012	134,500	—	—	—	—
MDL Small Self Administered Pension Scheme(33)	50,000	—	50,000	—	—	—	—	—
Govind Friedland(34)	713,657	50,000	713,657	50,000	—	—	—	—
Adam Horowitz and Evelyn Horowitz(35)	20,000	—	20,000	—	—	—	—	—
Charles Hansard(36)	20,000	—	20,000	—	—	—	—	—
Christian Ravina(37)	20,000	—	20,000	—	—	—	—	—
Oracle Global Fund, Inc.(38)	15,000	—	15,000	—	—	—	—	—
S. K. Hatfield Rev. Trust(39)	15,000	—	15,000	—	—	—	—	—
Robert van Doorn(40)	10,000	—	10,000	—	—	—	—	—
Sergei Pokrovsky(41)	358,835	20,000	358,835	20,000	—	—	—	—
H.R. Snyder(42)	7,000	—	7,000	—	—	—	—	—
Luna Pacific LLC(43)	5,000	—	5,000	—	—	—	—	—
Robyn Scott(44)	5,000	—	5,000	—	—	—	—	—
Alain Cheneviere(45)	20,000	—	20,000	—	—	—	—	—
Charles Helmore(46)	5,000	—	5,000	—	—	—	—	—
Philippe Le Roux(47)	5,000	—	5,000	—	—	—	—	—
Christopher Paus(48)	20,000	—	20,000	—	—	—	—	—
Silver Birch Trust(49)	7,500	—	7,500	—	—	—	—	—
Ole B. Hjertaker(50)	10,000	—	10,000	—	—	—	—	—
Hermetica Limited(51)	5,367,435	—	5,367,435	—	—	—	—	—

	Securities beneficially owned prior to this offering		Securities being offered		Securities beneficially owned after sale
Name of Selling Securityholder	Lifezone Metals Ordinary Shares	Warrants	Lifezone Metals Ordinary Shares	Private Placement Warrants	Lifezone Metals Ordinary Shares(1)%		Warrants(1)%
Michael Sedoy(52)	518,134	5,000	518,134	5,000	—	—	—	—
Natalia Shvachko(53)	36,412	5,000	36,412	5,000	—	—	—	—
Vikas Anand(54)	293,873	1,250	293,873	1,250	—	—	—	—
Dan Foley(55)	141,129	500	141,129	500	—	—	—	—
Hans Hvide Invest AS(56)	888,848	120,000	888,848	120,000	—	—	—	—
Ivan Romanovsky(57)	118,338	16,250	118,338	16,250	—	—	—	—
IMUA Capital Investments, LLC(58)	728,232	100,000	728,232	100,000	—	—	—	—
Livia Mahler(59)	51,381	5,000	51,381	5,000	—	—	—	—
Charles Weaver(60)	7,485	—	7,485	—	—	—	—	—
Peggy Wang(61)	51,381	5,000	51,381	5,000	—	—	—	—
Ruslan Akhmadiev(62)	36,412	5,000	36,412	5,000	—	—	—	—
Nereida Flannery(63)	87,792	10,000	87,792	10,000	—	—	—	—
Dennis V. McGinn(64)	14,970	—	14,970	—	—	—	—	—
Neha Palmer(65)	14,970	—	14,970	—	—	—	—	—
Gregory Hill(66)	14,970	—	14,970	—	—	—	—	—
Andrew Poole(67)	29,940	—	29,940	—	—	—	—	—
Bryce Quin(68)	22,455	—	22,455	—	—	—	—	—
Robert Friedland(69)	7,485	—	7,485	—	—	—	—	—
Singer-Weaver, LLC(70)	36,412	5,000	36,412	5,000	—	—	—	—
Damian Lee Pearson(71)	18,206	2,500	18,206	2,500	—	—	—	—
Easton-Weaver, LLC(72)	91,029	12,500	91,029	12,500	—	—	—	—
Roger Morrison Trust #2 – Megan Grossman Share(73)	36,412	5,000	36,412	5,000	—	—	—	—
Mark Newman(74)	15,706	2,500	15,706	2,500	—	—	—	—
The Chemical Market Analysis and Consulting Company(75)	7,485	—	7,485	—	—	—	—	—
Eric Stein Krafft(76)	72,823	10,000	72,823	10,000	—	—	—	—
CAI Optimum Fund VCC(77)	182,058	25,000	182,058	25,000	—	—	—	—
SYMONDS SECURITIES LTD. (BVI)(78)	91,029	12,500	91,029	12,500	—	—	—	—
Eric Jayaweera(79)	36,412	5,000	36,412	5,000	—	—	—	—
Simon Farrant(80)	102,238	—	102,238	—	—	—	—	—
Daniel Major(81)	11,227	—	11,227	—	—	—	—	—
SCP Resource Finance LP(82)	112,274	—	112,274	—	—	—	—	—
Werrus Energy Management Company, LLC(83)	72,823	10,000	72,823	10,000	—	—	—	—
Jacqueline Anne Walsh as trustee of the S&J Walsh Trust(84)	108,647	—	108,647	—	—	—	—	—
Timothy Paul Arundel Newton(85)	118,915	—	118,915	—	—	—	—	—
Brett David Muller(86)	217,403	—	217,403	—	—	—	—	—
Brett Simon Lawson(87)	55,035	—	55,035	—	—	—	—	—

____________

*        Less than one percent.

(1)      Assumes the sale of all Lifezone Metals Ordinary Shares and Private Placement Warrants offered in this prospectus.

(2)      Consists of 1,725,000 Sponsor Earnout Shares. The business address of GoGreen Sponsor 1 LP is 1021 Main St., Suite #1960, Houston, TX 77002. Securities are held by GoGreen Sponsor 1 LP, a Delaware limited partnership. GoGreen Holdings 1 LLC is the general partner of GoGreen Sponsor I LP of which John Dowd is the managing member. By virtue of such relationship, Mr. Dowd has voting and investment discretion with respect to the securities held of record by GoGreen Sponsor 1 LP. Mr. Dowd disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(3)      Consists of (a) (i) 5,172,747 Lifezone Metals Ordinary Shares and (ii) 2,069,099 Earnout Shares beneficially owned solely by Keith Liddell, (b) (i) 18,045,777 Lifezone Metals Ordinary Shares and (ii) 7,218,311 Earnout Shares beneficially owned jointly between Keith Liddell and Jane Liddell and (c) (i) 482,913 Lifezone Metals Ordinary Shares and (ii) 193,165 Earnout Shares beneficially owned solely by Jane Liddell. By virtue of their relationship, Keith Liddell and Jane Liddell may be deemed to have beneficial ownership of the shares owned solely by Jane Liddell or Keith Liddell, respectively. Each of Keith

Liddell and Jane Liddell disclaims any beneficial ownership of the shares owned solely by the other, other than to the extent of any pecuniary interest he or she may have therein, directly or indirectly. The business address of Keith Liddell and Jane Liddell is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

(4)      Consists of (i) 13,820,941 Lifezone Metals Ordinary Shares and (ii) 5,524,377 Earnout Shares. The business address of Peter Smedvig is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

(5)      Consists of (i) 5,770,889 Lifezone Metals Ordinary Shares and (ii) 2,308,356 Earnout Shares. The Company has been informed that (a) Varna Holdings Limited is wholly owned by Varna Trust, (b) the trustee of Varna Trust is Celtic Trust Company Limited, a company established in the British Virgin Islands, (c) the board of directors of Celtic Trust Company Limited makes voting and investment decisions on a joint decision making basis, and no single individual has sole decision making power, and (d) that the beneficiaries of The Kamberg Trust include members of the von Christierson family. The business address of Varna Holdings Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.

(6)      Consists of (i) 4,062,180 Lifezone Metals Ordinary Shares and (ii) 1,624,872 Earnout Shares. The Company has been informed that (a) Kamberg Investments Limited is wholly owned by The Kamberg Trust, (b) the trustee of The Kamberg Trust is Celtic Trust Company Limited, a company established in the British Virgin Islands, (c) the board of directors of Celtic Trust Company Limited makes voting and investment decisions on a joint decision making basis, and no single individual has sole decision making power, and (d) that the beneficiaries of The Kamberg Trust include members of the von Christierson family. The business address of Kamberg Investments Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.

(7)      Consists of (i) 242,960 Lifezone Metals Ordinary Shares and (ii) 97,184 Earnout Shares. The business address of Dr. Mike Adams is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

(8)      Consists of (i) 1,730,045 Lifezone Metals Ordinary Shares and (ii) 692,018 Earnout Shares. The business address of Duncan Bullivant is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

(9)      Consists of (i) 1,165,456 Lifezone Metals Ordinary Shares and (ii) 466,183 Earnout Shares. The business address of BHP Billiton (UK) DDS Limited is Nova South, 160 Victoria Street, London, United Kingdom, SW1E 5LB.

(10)    Consists of (i) 789,258 Lifezone Metals Ordinary Shares and (ii) 311,703 Earnout Shares. The business address of Chris von Christierson is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

(11)    Consists of (i) 671,829 Lifezone Metals Ordinary Shares and (ii) 268,732 Earnout Shares. The business address of Poer-Poer Limited is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

(12)    Consists of (i) 569,946 Lifezone Metals Ordinary Shares and (ii) 227,978 Earnout Shares. The business address of Simon Liddell is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

(13)    Consists of (i) 431,125 Lifezone Metals Ordinary Shares and (ii) 172,450 Earnout Shares. The business address of Rupert Pennant-Rea is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

(14)    Consists of (i) 506,128 Lifezone Metals Ordinary Shares and (ii) 202,451 Earnout Shares. The business address of Anthony von Christierson is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

(15)    Consists of (i) 358,566 Lifezone Metals Ordinary Shares, and (ii) 143,426 Earnout Shares. The business address of Saccawa Investments Limited is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

(16)    Consists of (i) 3,438,942 Lifezone Metals Ordinary Shares and (ii) 1,375,577 Earnout Shares. The business address of Chris Showalter is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

(17)    Consists of (i) 287,980 Lifezone Metals Ordinary Shares and (ii) 115,192 Earnout Shares. The business address of The Zients Children’s Trust is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

(18)    Consists of (i) 268,995 Lifezone Metals Ordinary Shares and (ii) 107,598 Earnout Shares. The business address of Nicholas von Christierson is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

(19)    Consists of (i) 179,330 Lifezone Metals Ordinary Shares and (ii) 71,732 Earnout Shares. The business address of Nadia von Christierson is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

(20)    Consists of (i) 276,608 Lifezone Metals Ordinary Shares and (ii) 110,643 Earnout Shares. The business address of Lisa Smith is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

(21)    Consists of (i) 184,781 Lifezone Metals Ordinary Shares and (ii) 73,913 Earnout Shares. The business address of Chris Medway is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

(22)    Consists of (i) 90,511 Lifezone Metals Ordinary Shares and (ii) 36,204 Earnout Shares. The business address of Charles Liddell is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

(23)    Consists of (i) 186,003 Lifezone Metals Ordinary Shares and (ii) 74,401 Earnout Shares. The business address of Natasha Liddell is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

(24)    Consists of (i) 25,753 Lifezone Metals Ordinary Shares and (ii) 10,301 Earnout Shares. The business address of Katsura Investments Limited is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

(25)    Consists of (i) 18,986 Lifezone Metals Ordinary Shares and (ii) 7,594 Earnout Shares. The business address of Inkaba Holdings Limited is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

(26)    Consists of (i) 12,688 Lifezone Metals Ordinary Shares and (ii) 5,075 Earnout Shares. The business address of Pochote Investments Limited is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

(27)    Consists of 2,740,505 Lifezone Metals Ordinary Shares and 550,000 Warrants (including 550,000 Lifezone Metals Ordinary Shares issuable upon exercise of such Warrants). Richard Schimel, Co-CIO of Cinctive Capital Management L.P., is the investment manager of Cinctive Global Master Fund Ltd. The business address of Cinctive Global Master Fund Ltd. is 55 Hudson Yards, 42nd FL, New York, New York.

(28)    The registered holders of the shares are GMO Resources Fund, a series of GMO Trust, GMO Climate Change Fund, a series of GMO Trust, GMO Climate Change Investment Fund, a series of GMO Investments ICAV, GMO Climate Change Select Investment Fund, a series of GMO Investments ICAV, GMO Implementation Fund, a series of GMO Trust, GMO Resources UCITS Fund, a sub-fund of GMO Investments ICAV and GMO Global Real Return (UCITS) Fund, a sub-fund of GMO Funds plc. Grantham, Mayo, Van Otterloo & Co. LLC is the investment advisor of each such holder. The business address of Grantham, Mayo, Van Otterloo & Co. LLC is 53 State Street, Boston, MA 02109.

(29)    The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock World Mining Trust plc and Blackrock Energy and Resources Income Trust PLC. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 50 Hudson Yards, New York, NY 10001. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

(30)    Neil Brown and John Saunders are the Portfolio Managers of Prudential Jennison Natural Resources Fund, Inc. The business address of Prudential Jennison Natural Resources Fund, Inc. is 655 Broad Street, 17 Floor Newark, NJ 07102.

(31)    The managing members of Kimmeridge Heritage LLC are Benjamin Dell, Neil McMahon and Karim Henry Makansi. The business address of Kimmeridge Heritage LLC is 15 Little West 12th Street, 5th Floor, New York, NY 10014.

(32)    Consists of (a) 1,269,512 Lifezone Metals Ordinary Shares and 134,500 Warrants owned by John Dowd (including 134,500 Lifezone Metals Ordinary Shares issuable upon exercise of such Warrants) and (b) 1,725,000 Sponsor Earnout Shares owned by GoGreen Sponsor 1 LP, a Delaware limited partnership. GoGreen Holdings 1 LLC is the general partner of GoGreen Sponsor I LP of which John Dowd is the managing member. By virtue of such relationship, Mr. Dowd has voting and investment discretion with respect to the securities held of record by GoGreen Sponsor 1 LP. Mr. Dowd disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of John Dowd is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man. Prior to the consummation of the Business Combination, John Dowd was the Chief Executive Officer and Chairman of GoGreen.

(33)    The trustee of MDL Small Self Administered Pension Scheme is Maurice Day Lawson. The business address of MDL Small Self Administered Pension Scheme is 296 Golders Green Road, London, United Kingdom.

(34)    Consists of 663,657 Lifezone Metals Ordinary Shares and 50,000 Warrants (including 50,000 Lifezone Metals Ordinary Shares issuable upon exercise of such Warrants). The business address of Govind Friedland is 36 Robin Hood Road, Pound Ridge NY 10576. Prior to the consummation of the Business Combination, Govind Friedland was the Chief Operating Officer of GoGreen.

(35)    The business address of Adam Horowitz and Evelyn Horowitz is 30 Belair Drive, Constantia, Capetown, South Africa.

(36)    The business address of Charles Hansard is Gerald Lodge, 2 Gerald Mews, London, United Kingdom.

(37)    The business address of Christian Ravina is 23 Onslow Court, Drayton Gardens, London, United Kingdom.

(38)    Mitzel Delos Reyes on behalf of Oracle Management Limited is the Investment manager of Oracle Global Fund, Inc. The business address of Oracle Global Fund, Inc. is 12 North Shore Road, Pembroke, HM 03, Bermuda.

(39)    The trustee of S. K. Hatfield Rev. Trust is Steven Kim Hatfield. The business address of S. K. Hatfield Rev. Trust is 833 NW 15th St, Oklahoma City, Oklahoma.

(40)    The business address of Robert van Doorn is 4896 Headland Drive, West Vancouver, California.

(41)    Consists of 338,835 Lifezone Metals Ordinary Shares and 20,000 Warrants (including 20,000 Lifezone Metals Ordinary Shares issuable upon exercise of such Warrants). The business address of Sergei Pokrovsky is 42 Woodland Park Place, The Woodlands, Texas. Prior to the consummation of the Business Combination, Sergei Pokrovsky was the Chief Decarbonization Officer of GoGreen.

(42)    The business address of H.R. Snyder is 4 Riverside Trail, Toronto, Canada.

(43)    The principal of Luna Pacific LLC is Andrew Fedak. The business address of Luna Pacific LLC is 1782 Stanford Avenue, Menlo Park, California.

(44)    The business address of Robyn Scott is 2 Vicarage Drive, London, United Kingdom.

(45)    The business address of Alain Cheneviere is 9 Avenue Jardin, Exotique, Monaco.

(46)    The business address of Charles Helmore is 58a Winchester Street, London, United Kingdom.

(47)    The business address of Philippe Le Roux is 29A Royal Crescent, London, United Kingdom.

(48)    The business address of Christopher Paus is 93 Abbotsbury Road, London, United Kingdom.

(49)    The trustee of Silver Birch Trust is Alasdair Pein, whose business address is Rose de France, 17 Boulevard de Suisse, Monaco. Mr. Pein disclaims any beneficial ownership of the reported shares.

(50)    The business address of Ole B. Hjertaker is Ekraveien 11, Oslo, Norway.

(51)    Consists of (i) 3,833,882 Lifezone Metals Ordinary Shares and (ii) 1,533,553 Earnout Shares. The Company has been informed that (a) Hermetica Limited is wholly owned by The Hermetica Trust, (b) the trustee of The Hermetica Trust is LJ Skye Trustees Limited, (c) the board of directors of LJ Skye Trustees Limited makes voting and investment decisions on a joint decision making basis, and no single individual has sole decision making power, and (d) that the beneficiaries of The Hermetica Trust include children of Dr. Mike Adams. The business address of Hermetica Limited is Craigmuir Chambers, PO Box 71, Road Town, Tortola, VG1110, British Virgin Islands.

(52)    Consists of 513,134 Lifezone Metals Ordinary Shares and 5,000 Warrants (including 5,000 Lifezone Metals Ordinary Shares issuable upon exercise of such Warrants). The business address of Michael P Sedoy is 308E Hopkins Ave, Unit 301, Aspen, CO 81611. Prior to the consummation of the Business Combination, Michael Sedoy was the Chief Financial Officer of GoGreen.

(53)    Consists of 31,412 Lifezone Metals Ordinary Shares and 5,000 Warrants (including 5,000 Lifezone Metals Ordinary Shares issuable upon exercise of such Warrants). The business address of Natalia Shvachko is 308E Hopkins Ave, Unit 301, Aspen, CO 81611.

(54)    The business address of Vikas Anand is 30 Chapel Lane, Riverside, CT 06878. Prior to the consummation of the Business Combination, Vikas Anand was the Chief Development Officer of GoGreen.

(55)    Consists of 140,629 Lifezone Metals Ordinary Shares and 500 Warrants (including 500 Lifezone Metals Ordinary Shares issuable upon exercise of such Warrants). The business address of Daniel J Foley is 244 Maison Court, Elmhurst, IL 60126. Prior to the consummation of the Business Combination, Daniel Foley was the Chief Technology Officer of GoGreen.

(56)    Consists of 768,848 Lifezone Metals Ordinary Shares and 120,000 Warrants (including 120,000 Lifezone Metals Ordinary Shares issuable upon exercise of such Warrants). Robert Hvide Macleod is the chairman of Hans Hvide Invest AS. The business address of Robert Hvide Macleod is Madserud Alle 28, 0274, Oslo, Norway. Prior to the consummation of the Business Combination, Robert Hvide Macleod was a director of GoGreen.

(57)    Consists of 102,088 Lifezone Metals Ordinary Shares and 16,250 Warrants (including 16,250 Lifezone Metals Ordinary Shares issuable upon exercise of such Warrants). The business address of Ivan V. Romanovsky is 1021 Main St, Suite 1960, Houston, TX 77002.

(58)    Consists of 628,232 Lifezone Metals Ordinary Shares and 100,000 Warrants (including 100,000 Lifezone Metals Ordinary Shares issuable upon exercise of such Warrants). James Sapanski is the manager and chief investment officer of IMUA CAPITAL INVESTMENTS, LLC. Mr. Sapanski disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of James Sapanski is 559 Oenoke Ridge, New Canaan, CT 06840.

(59)    Consists of 46,381 Lifezone Metals Ordinary Shares and 5,000 Warrants (including 5,000 Lifezone Metals Ordinary Shares issuable upon exercise of such Warrants). The business address of Livia Mahler is 3886 West 36th Avenue, Vancouver, British Columbia, Canada, V6N 2S6. Prior to the consummation of the Business Combination, Livia Mahler was a director of GoGreen.

(60)    The business address of Charles Weaver is 4 Truscott Place, Aspen, CO 81611.

(61)    Consists of 46,381 Lifezone Metals Ordinary Shares and 5,000 Warrants (including 5,000 Lifezone Metals Ordinary Shares issuable upon exercise of such Warrants). The business address of Peggy Wang is 33 Seymour, Apt 2A, Midlevels, Hong Kong, SAR.

(62)    Consists of 31,412 Lifezone Metals Ordinary Shares and 5,000 Warrants (including 5,000 Lifezone Metals Ordinary Shares issuable upon exercise of such Warrants). The business address of Ruslan Akhmadiev is 1215 Studer St, Houston TX 77007, USA.

(63)    Consists of 77,792 Lifezone Metals Ordinary Shares and 10,000 Warrants (including 10,000 Lifezone Metals Ordinary Shares issuable upon exercise of such Warrants). The business address of Nereida Flannery is 41 Lower Cheung Sha Beach, Hong Kong. Prior to the consummation of the Business Combination, Nereida Flannery was a director of GoGreen.

(64)    The business address of Dennis V. McGinn is 46415 Millstone Landing Road, Lexington Park, MD 20653. Prior to the consummation of the Business Combination, Dennis McGinn was a director of GoGreen.

(65)    The business address of Neha Patel Palmer is 3826 25th Street, San Francisco, CA 94114. Prior to the consummation of the Business Combination, Neha Palmer was a director of GoGreen.

(66)    The business address of Gregory Hill is P.O. Box, 1449, Wilson, WY 83014. Prior to the consummation of the Business Combination, Gregory Paul Hill was a director of GoGreen.

(67)    The business address of Andrew J. Poole is 4219 Alba Rd, Houston TX 77018. Prior to the consummation of the Business Combination, Andrew J. Poole was a an executive advisor of GoGreen.

(68)    The business address of Bryce Quin is 620 Dorado Drive, Mandeville, LA 70471.

(69)    The business address of Robert Friedland is 150 Beach Road, The Gateway West #25-03, Singapore 189720.

(70)    Consists of 31,412 Lifezone Metals Ordinary Shares and 5,000 Warrants (including 5,000 Lifezone Metals Ordinary Shares issuable upon exercise of such Warrants). Charles Weaver is a member of Singer Weaver, LLC. The business address of Charles Weaver is 4 Truscott Place, Aspen, CO 81611.

(71)    Consists of 15,706 Lifezone Metals Ordinary Shares and 2,500 Warrants (including 2,500 Lifezone Metals Ordinary Shares issuable upon exercise of such Warrants). The business address of Damian Lee Pearson is Flat A, 2/F Arezzo, 33 Seymour Road, Mid-Levels, Hong Kong.

(72)    Consists of 78,529 Lifezone Metals Ordinary Shares and 12,500 Warrants (including 12,500 Lifezone Metals Ordinary Shares issuable upon exercise of such Warrants). Edward W Easton is the member of Easton-Weaver, LLC. The business address of Edward W Easton is 10165 NW 19th Street, Doral, FL. US 33172.

(73)    Consists of 31,412 Lifezone Metals Ordinary Shares and 5,000 Warrants (including 5,000 Lifezone Metals Ordinary Shares issuable upon exercise of such Warrants). The trustees of Roger Morrison Trust #2 — Megan Grossman Share are Megan Grossman and Sidney A. Reitz, each of whom can act independently for the trust. The business address of Megan Grossman is P.O. Box 737, Salina, KS, 67402 and the business address of Sidney A. Reitz is 119 W. Iron Ave, P.O. Box 1247, Salina, KS, 67402.

(74)    The business address of Mark Newman is Parkview Tower 5, 1039, 88 Tai Tam Reservoir Road, Hong Kong.

(75)    Graham Copley is the member of The Chemical Market Analysis and Consulting Company. The business address of Graham Copley is 1160 Dairy Ashford Road, Suite 609, Houston, TX 77079.

(76)    Consists of 62,823 Lifezone Metals Ordinary Shares and 10,000 Warrants (including 10,000 Lifezone Metals Ordinary Shares issuable upon exercise of such Warrants). The business address of Eric Krafft is Le Roccabella, 24 avenue Princesse Grace, 98000 Monaco.

(77)    Consists of 157,058 Lifezone Metals Ordinary Shares and 25,000 Warrants (including 25,000 Lifezone Metals Ordinary Shares issuable upon exercise of such Warrants). Tang Chow Yang Eugene, Tan Kun Chiao George and Cattaliya Beevor are the managers of CAI OPTIMUM FUND VCC, and the business address of such managers is 160 Robinson Road, #24-08 SBF Center, Singapore 068914.

(78)    Consists of 78,529 Lifezone Metals Ordinary Shares and 12,500 Warrants (including 12,500 Lifezone Metals Ordinary Shares issuable upon exercise of such Warrants). Tarek Fawaz is the Sole Director of SYMONDS SECURITIES LTD. (BVI). The business address of Tarek Fawaz is Talet El Khayat Area, Takieddine Street, El Ola Building, 7th Floor, Beirut, Lebanon.

(79)    Consists of 31,412 Lifezone Metals Ordinary Shares and 5,000 Warrants (including 5,000 Lifezone Metals Ordinary Shares issuable upon exercise of such Warrants). The business address of Eric Jayaweera is 25 Windrose Way, Greenwich, CT 06830.

(80)    The business address of Simon Farrant is 9523 Teichman Road, Galveston, Texas, TX 77554. Prior to the consummation of the Business Combination, Simon Farrant was an Investor Relations Advisor of GoGreen.

(81)    The business address of Dan Major is Hawthorns Farm, Knatts Lane, Sevenoaks, Kent, UK TN15 6YA.

(82)    1000433639 Ontario Inc. has the power to vote and dispose of the securities held by SCP Resource Finance LP. 1000433639 Ontario Inc. disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest it may have therein, directly or indirectly. The business address of SCP Resource Finance LP is 70 York Street, Suite 1200, Toronto, M5J 1S9 Canada.

(83)    Consists of 62,823 Lifezone Metals Ordinary Shares and 10,000 Warrants (including 10,000 Lifezone Metals Ordinary Shares issuable upon exercise of such Warrants). Sergei Pokrovsky is the sole member of Werrus Energy Management Company, LLC. The business address of Sergei Pokrovsky is Main St., Suite #1960, Houston, TX 77002.

(84)    Jacqueline Anne Walsh is the trustee of the S&J Walsh Trust. The address of Jacqueline Anne Walsh as trustee of the S&J Walsh Trust is 22 Glanville Street, Mosman Park, WA 6012, Australia.

(85)    The address of Timothy Paul Arundel Newton is 10 Moir Street, Perth, WA 6000, Australia.

(86)    The address of Brett David Muller is 8 Hogg Avenue, Salter Point, WA 6152, Australia. Prior to the consummation of the Simulus Acquisition, Brett David Muller was a director of SGPL.

(87)    The address of Brett Simon Lawson is 108 Hensman Street, South Perth, WA 6151, Australia.

Material Relationships with Selling Securityholders

See the section entitled “Certain Relationships and Related Party Transactions”.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

GoGreen’s Related Party Transactions

GoGreen Founder Shares

On April 7, 2021, the Sponsor purchased 7,187,500 GoGreen founder shares, up to 937,500 of which were subject to forfeiture, for an aggregate price of $25,000. On September 21, 2021, the Sponsor forfeited 1,437,500 GoGreen founder shares, resulting in the Sponsor holding 5,750,000 GoGreen founder shares, up to 750,000 of which were subject to forfeiture. On October 20, 2021, GoGreen effectuated a share capitalization of 1,150,000 GoGreen founder shares, resulting in an aggregate of 6,900,000 GoGreen founder shares outstanding and held by the Sponsor, up to 900,000 of which were subject to forfeiture. The Sponsor subsequently granted an interest in the Sponsor, representing an aggregate of 200,000 GoGreen founder shares, to the members of GoGreen’s board of directors and advisors for the same per-share consideration that it originally paid for such shares, resulting in the Sponsor holding 6,700,000 GoGreen founder shares after giving effect to the grant of interest. The Sponsor agreed to forfeit up to 900,000 GoGreen founder shares to the extent the over-allotment option in the IPO was not exercised in full by the underwriters. As a result of the underwriters’ over-allotment exercise in full, no shares were subject to forfeiture. GoGreen founder shares automatically converted into ordinary shares upon consummation of the Business Combination on a one-for-one basis, subject to certain adjustments.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its GoGreen founder shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last sale price of the ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which GoGreen completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of GoGreen’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Placement Warrants

Simultaneously with the closing of the IPO, GoGreen consummated a sale of 1,335,000 units, at a price of $10.00 per unit, to the Sponsor, generating gross proceeds of $13,350,000.

Each whole GoGreen placement warrant was exercisable for one whole GoGreen ordinary share at a price of $11.50 per share. A portion of the proceeds from the GoGreen placement warrants was added to the proceeds from the IPO held in the Trust Account. The GoGreen placement warrants were non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Related Party Loans

On March 17, 2021, the Sponsor agreed to loan GoGreen an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Promissory Note”). In September 2021, GoGreen issued to the Sponsor an Amended and Restated Promissory Note, which increased the loan amount to $500,000 and extended the due date to March 31, 2022. On October 25, 2021, GoGreen repaid $375,000 of borrowings outstanding under the Promissory Note.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of GoGreen’s officers and directors were permitted, but not obligated, to loan GoGreen funds as may be required. On June 6, 2022, GoGreen issued a promissory note (the “Note”) in the principal amount of up to $300,000 to the Sponsor. The Note was issued in connection with advances the Sponsor had made to GoGreen for working capital expenses.

On January 18, 2023, the Sponsor requested that GoGreen extend the date by which GoGreen must consummate an initial business combination from January 25, 2023 to April 25, 2023. In connection with such extension, on January 19, 2023, GoGreen issued the First Extension Note in the principal amount of $2,760,000 to the Sponsor. Also on January 19, 2023, the Sponsor deposited the first Extension Payment of $2,760,000 (representing $0.10 per public share) into the Trust Account. This deposit enabled GoGreen to implement the First Extension. The First Extension was the first of two three-month extensions permitted under GoGreen’s governing documents. On April 10, 2023, the

Sponsor requested that GoGreen extend the date by which GoGreen must consummate an initial business combination from April 25, 2023 to July 25, 2023. In connection with the Second Extension, on April 11, 2023, GoGreen issued the Second Extension Note in the aggregate principal amount of $2,760,000 to the Sponsor and Lifezone Limited. Also on April 14, 2023, each of the Sponsor and Lifezone Limited deposited a payment of $1,380,000 (each such deposit representing 50% of the second Extension Payment) into the Trust account. These deposits enabled GoGreen to implement the Second Extension. The Second Extension was the second of two three-month extensions permitted under GoGreen’s governing documents.

On January 19, 2023, GoGreen issued a First Working Capital Note for borrowings of up to $300,000 from the Sponsor in connection with advances the Sponsor had made to GoGreen for working capital purposes. GoGreen had drawn down $300,000 under the Working Capital Note. On April 10, 2023, GoGreen issued the Second Working Capital Note for borrowings of up to $300,000 from the Sponsor in connection with advances the Sponsor had made to GoGreen for working capital purposes, which note was fully drawn. On June 12, 2023, GoGreen issued a note for borrowings of up to $100,000 from the Sponsor for working capital purposes, which note was fully drawn.

In connection with the Business Combination, all borrowings by GoGreen owed to the Sponsor (and, in the case of the Second Extension Note, Lifezone Limited) were repaid in full out of the proceeds of the Trust Account released to GoGreen.

Administrative Services Agreement

GoGreen had agreed, commencing on the date the securities of GoGreen are first listed on the New York Stock Exchange through the earlier of GoGreen’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services. The administrative services agreement was terminated in connection with the consummation of the Business Combination.

Registration and Shareholder Rights Agreement

On October 20, 2021, GoGreen entered into the Registration and Shareholder Rights Agreement with respect to the Private Placement Warrants, GoGreen warrants issuable upon conversion of working capital loans (if any) and the GoGreen ordinary shares issuable upon exercise of the foregoing. The existing Registration and Shareholder Rights Agreement was terminated by the New Registration Rights Agreement that was entered into on the Share Acquisition Closing Date. See “— Lifezone Metals’ Related Party Transactions — New Registration Rights Agreement.”

Lifezone Metals’ Related Party Transactions

Subscription Agreements

See “Prospectus Summary — Overview — Subscription Agreements.”

New Registration Rights Agreement

See “Lifezone Metals Ordinary Shares Eligible for Future Sale — Registration Rights.”

LHL’s Related Party Transactions

Licensing Arrangements

Kelltech License Agreement

See “Lifezone Metals’ Business — Material Contracts — Licensing Arrangements — Kelltech License Agreement.”

Lifezone-KNL Development, Licensing and Services Agreement

See “Lifezone Metals’ Business — Material Contracts — Licensing Arrangements — Lifezone-KNL Development, Licensing and Services Agreement.”

Services agreements

Lifezone-KTSA Technical Services Agreement

See “Lifezone Metals’ Business — Material Contracts — Service Agreement — Lifezone-KTSA Technical Services Agreement.”

Lifezone-Kellplant Technical Services Agreement

See “Lifezone Metals’ Business — Material Contracts — Service Agreement — Lifezone-Kellplant Technical Services Agreement.”

Shareholders’ Agreement

In connection with the Lifezone Holdings Transaction, on June 24, 2022, certain shareholders of LHL and LHL entered into a Shareholders Agreement (the “LHL Shareholders Agreement”), pursuant to which such shareholders agreed to exercise their rights in relation to LHL, including certain board appointment and corporate governance rights, in accordance with the terms and conditions thereof.

In particular, the LHL Shareholders Agreement includes an agreement among the LHL shareholders party thereto to exercise all voting rights attached to their ordinary shares of LHL in favor of each of the following: (a) the board of directors of LHL will consist of at least two directors and no more than seven directors, (b) Keith Liddell and Shelagh Jane Liddell, for so long as between them they hold at least 15% of the ordinary shares of LHL, are entitled to nominate for appointment one director, (c) Varna Holdings Limited and Peter T. Smedvig, for so long as between them they hold at least 15% of the ordinary shares of LHL, are entitled to nominate for appointment one director and (d) the remaining directors will be appointed by, and any director may be removed by, a resolution approved by the holders of at least 75% of the ordinary shares of LHL.

The LHL Shareholders’ Agreement terminated at the consummation of the Business Combination.

Related Party Loans

Loan agreements each in the principal amount of $75,000 (the “Shareholder Loan Agreements”) were entered into between Lifezone Limited (as lender) and Chris Showalter (as borrower) dated May 6, 2019 and June 2, 2019 and between Lifezone Limited (as lender) and each of Anthony von Christierson and Michael Adams (each, as a borrower) dated May 6, 2019, in each case to enable the borrower to fund an acquisition of shares of KNL pursuant to a fundraising. Each Shareholder Loan Agreement is secured by the shares of KNL owned by each borrower. The loans under the Shareholder Loan Agreements do not bear interest. On November 12, 2020, Lifezone Limited, KNL, Chris Showalter, Anthony von Christierson and Michael Adams entered into a Deed of Novation pursuant to which KNL assumed the rights and responsibilities of Lifezone Limited under each Shareholder Loan Agreement.

Prior to the consummation of the Business Combination, the full principal amount of each loan under the Shareholder Loan Agreements was repaid.

Transactions with Significant Shareholders and Their Extended Families

LHL had a commercial agreement with Keshel Consult Limited for the engagement of Keith Liddell as a technical consultant of Lifezone Limited. For the six months ended June 30, 2023, $281,695 was paid or payable to Keshel Consult Limited (June 30, 2022: $315,552). The total amount outstanding as at June 30, 2023 was $0 (June 30, 2022: $0). This commercial agreement between LHL and Keshel Consult Limited was terminated on June 30, 2023, and was replaced by a commercial agreement between LHL and Keith Liddell directly with effect from July 1, 2023.

Mr. Charles Liddell (stepson of Mr. Keith Liddell) is the owner / partner in the Australian firm Integrated Finance Limited. For the six months ended June 30, 2023, Integrated Finance Limited was paid or payable $63,163 (June 30, 2022: $29,040) for the provision of information technology services to KNL. The total amount outstanding as of June 30, 2023 was $0 (June 30, 2022: $0).

DESCRIPTION OF LIFEZONE METALS’ SECURITIES

Lifezone Metals is an Isle of Man company limited by shares and its affairs are governed by its amended and restated memorandum and articles of association (“A&R Articles of Association”) and the IOM Companies Act (each as amended or modified from time to time).

As provided in the A&R Articles of Association, subject to the IOM Companies Act, Lifezone Metals has unlimited capacity to carry on or undertake any business or activity, do any act or enter into any transaction. The registered office of Lifezone Metals is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

All Lifezone Metals Ordinary Shares are subject to, and have been or will be created under, the laws of the Isle of Man. The following summary of the of the material terms of the Lifezone Metals Ordinary Shares is qualified in its entirety by reference to the complete text of the A&R Articles of Association. You are urged to read the A&R Articles of Association in its entirety for a complete description of the rights and preferences of shareholders of Lifezone Metals.

Authorized Shares

The A&R Articles of Association authorize the issuance of an unlimited number of Lifezone Metals Ordinary Shares unless otherwise directed by the board. All of Lifezone Metals’ outstanding ordinary shares are fully paid and non-assessable.

Our Lifezone Metals Ordinary Shares are listed on the NYSE under the symbol “LZM.”

Initial settlement of the Lifezone Metals Ordinary Shares occurred on the Merger Closing Date through The Depository Trust Company, or DTC, in accordance with its customary settlement procedures for equity securities. Each person owning Lifezone Metals Ordinary Shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the Lifezone Metals Ordinary Shares.

The following are summaries of material provisions of the A&R Articles of Association insofar as they relate to the material terms of the Lifezone Metals Ordinary Shares.

Lifezone Metals Ordinary Shares

Voting Rights

Except as otherwise specified in the A&R Articles of Association or as required by law or NYSE rules, holders of Lifezone Metals Ordinary Shares registered in the register of members of Lifezone Metals will vote as a single class. Holders of Lifezone Metals Ordinary Shares shall at all times vote together on all resolutions submitted to a vote of the members. Voting at any meeting of members is by show of hands unless a poll is demanded. A poll may be demanded by the chairperson of such meeting, at least five members present in person or by proxy, or by a member or members present in person or by proxy representing not less than one-tenth of the voting rights of all the members.

The holders of Lifezone Metals Ordinary Shares are entitled to one vote per share on all matters to be voted on by shareholders. The A&R Articles of Association do not provide for cumulative voting with respect to the election of directors. The Lifezone Metals Board is divided into three classes, each consisting initially of an equal number of directors (to the extent feasible).

Transfer

All Lifezone Metals Ordinary Shares are issued in registered form and may be freely transferred under the A&R Articles of Association, unless any such transfer is restricted or prohibited by another instrument, the NYSE rules or applicable securities laws.

Under the A&R Articles of Association, uncertificated ordinary shares that are listed on a recognized exchange may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the laws, rules, procedures and other requirements applicable to shares listed on the recognized exchange and subject to the A&R Articles of Association, the IOM Companies Act and the Isle of Man Uncertificated Securities Regulations 2006.

Among other things, the shareholders of LHL and certain key shareholders of GoGreen and limited partners of the Sponsor, have agreed, pursuant to the Lock-Up Agreements and the Sponsor Support Agreement, not to transfer their Lifezone Metals Ordinary Shares during the applicable lock-up period following the consummation of the Business Combination. Further, the shareholders of SGPL receiving Lifezone Metals Ordinary Shares as consideration pursuant to the Simulus Acquisition have agreed, pursuant to the Simulus SSA, not to transfer such Lifezone Metals Ordinary Shares during the applicable lock-up period following the consummation of the Simulus Acquisition. Additionally, any Lifezone Metals Ordinary Shares and Lifezone Metals warrants received in the Business Combination by persons who are or become affiliates of Lifezone Metals for purposes of Rule 144 under the Securities Act may be resold only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Lifezone Metals generally include individuals or entities that control, are controlled by or are under common control with, Lifezone Metals and may include the directors and executive officers of Lifezone Metals, as well as its significant shareholders.

Purchase of ordinary shares by Lifezone Metals

The IOM Companies Act and the A&R Articles of Association permit Lifezone Metals to purchase its own shares with the prior written consent of the relevant members, or pursuant to an offer to all members, on such terms and in such manner as may be determined by its board of directors and by a resolution of directors in accordance with the prescribed requirements of the IOM Companies Act.

Dividends and Distributions

Pursuant to the A&R Articles of Association and the IOM Companies Act the Lifezone Metals board may from time to time declare dividends and other distributions, and authorize payment thereof, if the Lifezone Metals Board is satisfied that, in accordance with the IOM Companies Act, immediately after the payment of any such dividend or distribution, (a) Lifezone Metals will be able to pay its debts as they become due in the normal course of its business and (b) the value of Lifezone Metals’ assets will exceed the value of its liabilities. Each Lifezone Metals ordinary share has equal rights with regard to dividends and to distributions of the surplus assets of Lifezone Metals, if any.

Other Rights

Under the A&R Articles of Association, the holders of Lifezone Metals Ordinary Shares are not entitled to any pre-emptive rights or anti-dilution rights. Lifezone Metals Ordinary Shares are not subject to any sinking fund provisions.

Issuance of Additional Shares

The A&R Articles of Association authorize the board of directors of Lifezone Metals to issue additional Lifezone Metals Ordinary Shares from time to time as the board of directors shall determine, subject to the IOM Companies Act and the provisions, if any, in the A&R Articles of Association and, where applicable, the rules and regulations of any applicable exchange, the SEC and/or any other competent regulatory authority and without prejudice to any rights attached to any existing shares.

However, under Isle of Man law, Lifezone Metals’ directors may only exercise the rights and powers granted to them under the A&R Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of Lifezone Metals.

Meetings of Shareholders

Under the A&R Articles of Association, Lifezone Metals is required to hold an annual general meeting each year. The Lifezone Metals board may call an annual general meeting on not less than 21 clear days’ notice or an extraordinary general meeting upon not less than 14 clear days’ notice unless such notice is waived in accordance with the A&R Articles of Association. A meeting notice must specify, among other things, the place, day and time of the meeting and the general nature of the business to be conducted at such meeting. At any meeting of Lifezone Metals shareholders, one or more shareholders entitled to attend and to vote on the business to be transacted and holding more than 50% of the Lifezone Metals Ordinary Shares shall be a quorum. Subject to the requirements of the IOM Companies Act and Isle of Man law, only those matters set forth in the notice of the general meeting or (solely in the case of a meeting convened upon a Members’ Requisition (as defined below)) properly requested in connection with a Members’ Requisition may be considered or acted upon at a meeting of Lifezone Metals shareholders.

Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Under the IOM Companies Act shareholders have the right to require the directors to call an extraordinary general meetings of shareholders (a “Lifezone Metals Members’ Requisition”). To properly call an extraordinary general meeting pursuant to a Lifezone Metals Members Requisition, (a) the request of shareholders representing not less than 10% of the voting power represented by all issued and outstanding shares of Lifezone Metals in respect of the matter for which such meeting is requested must be deposited at the registered office of Lifezone Metals and (b) the requisitioning shareholders must comply with certain information requirements specified in the A&R Articles of Association.

In connection with any meeting of shareholders, the right of a shareholder to bring other business or to nominate a candidate for election to the Lifezone Metals board must be exercised in compliance with the requirements of the A&R Articles of Association. Among other things, notice of such other business or nomination must be received at the registered office of Lifezone Metals not later than the close of business on the date that is 120 days before, and not earlier than the close of business on the date that is 150 days before, the one-year anniversary of the preceding year’s annual general meeting, subject to certain exceptions.

Liquidation

On a liquidation or winding up of Lifezone Metals assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis.

Inspection of Books and Records

Any director of Lifezone Metals is entitled, on giving reasonable notice to Lifezone Metals, to inspect the documents and records maintained by Lifezone Metals and to make copies of or take extracts from such documents and records.

A company is required to keep at the office of its registered agent: its memorandum and articles of association of the company; the register of members or a copy of the register of members; the register of directors or a copy of the register of directors; the register of charges (if any) or a copy of the register of charges; copies of all notices and other documents filed by the company in the previous six years; originals or copies of the accounting records required to be kept under the IOM Companies Act; and originals of any financial statements prepared.

Anti-Takeover Provisions

Some provisions of the A&R Articles of Association may discourage, delay or prevent a change of control of Lifezone Metals or management that members may consider favorable, including, among other things:

•        a classified board of directors with staggered, three-year terms;

•        the ability of the board of directors to issue preferred shares and to determine the price and other terms of those shares, including preferences and voting rights, potentially without shareholder approval;

•        the limitation of liability of, and the indemnification of and advancement of expenses to, members of the board of directors;

•        advance notice procedures with which members must comply to nominate candidates to the board of directors or to propose matters to be acted upon at an annual general meeting or extraordinary general meeting, which could preclude members from bringing matters before an annual general meeting or extraordinary general meeting and delay changes in the board of directors;

•        that members may not act by written consent in lieu of a meeting;

•        the right of the board of directors to fill vacancies created by the expansion of the board of directors or the resignation, death or removal of a director; and

•        that the A&R Articles of Association may be amended only by the affirmative vote of the holders of at least three-fourths of the votes cast at a general meeting.

However, under Isle of Man law, the directors of Lifezone Metals may only exercise the rights and powers granted to them under the IOM Companies Act for proper purposes and for what they believe in good faith to be in the best interests of Lifezone Metals.

Lifezone Metals Warrants

At the Merger Effective Time, each GoGreen warrant issued, outstanding and unexercised immediately prior to the Merger Effective Time was automatically assumed by Lifezone Metals and converted into one Lifezone Metals Warrant. Immediately after the Merger Effective Time, there were 14,467,500 Lifezone Metals Warrants outstanding.

Each Lifezone Metals Warrant represents the right to purchase one Lifezone Metals ordinary share at a price of $11.50 per share in cash. The Lifezone Metals Warrants will become exercisable 30 days after the date of the consummation of the Business Combination (subject to the effectiveness of a registration statement with respect to the Lifezone Metals Ordinary Shares to be issued upon exercise of the Warrants, provided that if no such registration statement is effective within 60 business days after the consummation of the Business Combination, the Warrants will become exercisable on a cashless basis until the effectiveness of such registration statement; the registration statement of which this prospectus forms a part registers such Lifezone Metals Ordinary Shares) and will expire upon the earlier of (a) the date that is five (5) years after the date of the consummation of the Business Combination and (b) a liquidation of Lifezone Metals.

The exercise price of the Lifezone Metals Warrants, and the number of Lifezone Metals Ordinary Shares issuable upon exercise thereof, will be subject to adjustment under certain circumstances, including if Lifezone Metals (a) pays any dividend in Lifezone Metals Ordinary Shares, (b) subdivides the outstanding Lifezone Metals Ordinary Shares, (c) pays an extraordinary dividend in cash or (d) issues additional Lifezone Metals Ordinary Shares at an issue price of less than $9.20 per share.

Once the Lifezone Metals Warrants become exercisable, Lifezone Metals will have the right to redeem not less than all of the Lifezone Metals Warrants at any time prior to their expiration, at a redemption price of $0.01 per warrant, if (i) the last reported sales price of Lifezone Metals Ordinary Shares has been at least $18.00 per share on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given and (ii) there is an effective registration statement covering the Lifezone Metals Ordinary Shares issuable upon exercise of the Lifezone Metals warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period or Lifezone Metals has elected to require the exercise of the Warrants on a “cashless basis.”

No fractional shares will be issued upon exercise of the Lifezone Metals Warrants. If, upon exercise, a holder would be entitled to receive a fractional interest in Lifezone Metals Ordinary Shares, Lifezone Metals will round down to the nearest whole number of shares to be issued to the Warrant holder.

LIFEZONE METALS ORDINARY SHARES ELIGIBLE FOR FUTURE SALE

We had 79,918,599 Lifezone Metals Ordinary Shares issued and outstanding as of September 29, 2023, and 14,467,500 Lifezone Metals Ordinary Shares are issuable upon the exercise of the Warrants. The Lifezone Metals Ordinary Shares issued to the shareholders of GoGreen in connection with the Business Combination are freely transferable without further registration under the Securities Act unless held by the Sponsor, affiliates of GoGreen, LHL or Lifezone Metals, or by any person who was an affiliate of a party to the Business Combination at the time such transaction was submitted for vote or consent and who acquired such securities in connection with such transaction. Sales of substantial amounts of the Lifezone Metals Ordinary Shares in the public market could adversely affect prevailing market prices of the Lifezone Metals Ordinary Shares.

Lock-up Agreements

In connection with the Share Acquisition Closing, the Key LHL Shareholders entered into agreements (the “LHL Shareholder Lock-Up Agreements”) providing that the Key LHL Shareholders will not, subject to certain exceptions (including the payment of taxes arising from the Business Combination), transfer any Restricted Securities (as defined in the LHL Shareholder Lock-Up Agreements) during the period commencing from the Share Acquisition Closing Date until 180 days after the Share Acquisition Closing Date.

In connection with the Share Acquisition Closing, the Sponsor entered into an agreement (the “Sponsor Lock-Up Agreement”) providing that it will not, subject to certain exceptions, transfer (i) Phase I Lock-up Shares (as defined below) until the date that is 60 days after the Share Acquisition Closing Date and (ii) Phase II Lock-up Shares (as defined below) until the date that is 180 days after the Share Acquisition Closing Date. For purposes of the Sponsor Lock-Up Agreement, “Phase I Lock-up Shares” means the number of Lifezone Metals Ordinary Shares that are received by the Sponsor in exchange for the number of GoGreen Class A ordinary shares held by the Sponsor immediately prior to the Merger Effective Time, and “Phase II Lock-up Securities” means any Lifezone Metals Ordinary Shares and any warrants to purchase Lifezone Metals Ordinary Shares that are held by the Sponsor following the Merger Closing Date, other than Phase I Lock-up Shares or Lifezone Metals Ordinary Shares acquired in the PIPE Financing. Upon the distribution of the Lifezone Metals Ordinary Shares and Warrants received by the Sponsor in connection with the Business Combination to the Selling Securityholders who are limited partners of the Sponsor, each such Selling Securityholder entered into an agreement substantially similar to the Sponsor Lock-Up Agreement providing that such Selling Securityholder will not, subject to certain exceptions, transfer (i) Phase I Lock-up Shares until the date that is 60 days after the Share Acquisition Closing Date and (ii) Phase II Lock-up Shares until the date that is 180 days after the Share Acquisition Closing Date.

Further, the Simulus SSA provides that the shareholders of SGPL receiving Lifezone Metals Ordinary Shares as consideration pursuant to the Simulus Acquisition will not, subject to certain exceptions, dispose of, transfer or assign any such Lifezone Metals Ordinary Shares for a period of six months following the closing of the Simulus Acquisition.

Registration Rights

Pursuant to the Subscription Agreements, Lifezone Metals must file a registration statement registering up to 7,017,317 Lifezone Metals Ordinary Shares held by the PIPE Investors within 30 calendar days after the consummation of the Business Combination. We are registering the offer and sale of the securities issued to the PIPE Investors in connection with the PIPE Investment to satisfy these registration rights.

On the Merger Closing Date, GoGreen and Sponsor terminated the existing registration rights agreement and Lifezone Metals, certain LHL Shareholders and Sponsor (“Registration Rights Holders”) entered into a registration rights agreement (the “New Registration Rights Agreement”) with respect to certain securities held by the Registration Rights Holders, in each case effective as of the Share Acquisition Closing, pursuant to which Lifezone Metals agreed to register for resale certain Lifezone Metals Ordinary Shares and other equity securities of Lifezone Metals that are held by the parties thereto from time to time. In connection with the distribution of Lifezone Metals Ordinary Shares and Warrants by the Sponsor to its limited partners, such limited partners joined the New Registration Rights Agreement as Registration Rights Holders. Pursuant to the New Registration Rights Agreement, Lifezone Metals agreed to file a shelf registration statement registering the resale of all of the Registrable Securities (as defined in the

New Registration Rights Agreement) no later than 30 days of the Share Acquisition Closing. Lifezone Metals also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The New Registration Rights Agreement also provides that Lifezone Metals will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities. We are registering the offer and sale of the securities issued to the LHL Shareholders and the Sponsor (which securities have been distributed by the Sponsor to Selling Securityholders who are limited partners of the Sponsor) in connection with the Business Combination to satisfy these registration rights as well.

Additionally, the Simulus SSA provides registration rights to the former shareholders of SGPL with respect to the Lifezone Metals Ordinary Shares issued to them pursuant to the Simulus Acquisition. We are registering the offer and sale of the securities issued to the former shareholders of SGPL in connection with the Simulus to satisfy these registration rights.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”) and subject to the restrictions set forth below under “Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies”, a person who has beneficially owned restricted Lifezone Metals Ordinary Shares or Warrants for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Lifezone Metals is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Lifezone Metals Ordinary Shares or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        one percent (1%) of the total number of Lifezone Metals Ordinary Shares then issued and outstanding; and

•        the average weekly reported trading volume of the Lifezone Metals Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Lifezone Metals.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•        at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, reflecting its status as an entity that is not a shell company, which we filed with the SEC on July 11, 2023.

While we were formed as a shell company, upon the completion of the Business Combination we are no longer be a shell company, and so, provided the conditions set forth in the exceptions listed above are satisfied, we expect that Rule 144 will become available for the resale of the above-noted restricted securities.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, to the extent we adhere to the requirements of Rule 701 in issuing such securities, each of our employees, consultants or advisors who purchases equity shares from us in connection with a compensatory stock plan or other written agreement executed prior to the consummation of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Earnout Shares

Under the Business Combination Agreement, in exchange for their LHL ordinary shares and in addition to the Exchange Shares, Lifezone Metals will issue to the eligible LHL Shareholders, within five business days after the occurrence of the Triggering Events described below, with respect to such Triggering Event the following number of Earnout Shares, upon the terms and subject to the conditions set forth in the Business Combination Agreement:

•        upon the occurrence of Triggering Event I, a one-time issuance of 12,536,026 Earnout Shares; and

•        upon the occurrence of Triggering Event II, a one-time issuance of 12,536,026 Earnout Shares.

For the avoidance of doubt, the eligible LHL Shareholders with respect to a Triggering Event will be issued Earnout Shares upon the occurrence of each Triggering Event. However, each Triggering Event will only occur once, if at all, and the sum of the Earnout Shares will in no event exceed 25,072,052.

If there is a Change of Control during the Earnout Period (or a definitive contract providing for a Change of Control is entered into during the Earnout Period and such Change of Control is ultimately consummated, even if such consummation occurs after the Earnout Period) pursuant to which Lifezone Metals or its shareholders will receive consideration implying a value per Lifezone Metals ordinary share (as determined in good faith by the Lifezone Metals board) of:

•        less than $14.00, then no Earnout Shares will be issuable;

•        greater than or equal to $14.00 but less than $16.00, then, (a) immediately prior to such Change of Control, Lifezone Metals will issue 12,536,026 Lifezone Metals Ordinary Shares (less any Earnout Shares issued prior to such Change of Control) and (b) thereafter, no further Earnout Shares will be issuable; or

•        greater than or equal to $16.00, then, (a) immediately prior to such Change of Control, Lifezone Metals will issue 25,072,052 Lifezone Metals Ordinary Shares (less any Earnout Shares issued prior to such Change of Control to the eligible LHL Shareholders with respect to the Change of Control), and (b) thereafter, no further Earnout Shares will be issuable.

Sponsor Earnout Shares

In addition, the Sponsor agreed that 1,725,000 Lifezone Metals Ordinary Shares issued to the Sponsor at the Merger Closing shall be subject to vesting. Subject to the terms and conditions of the Business Combination Agreement and the Ancillary Documents, upon the occurrence of (a) Triggering Event I, 50% of such Sponsor Earnout Shares will vest (i.e., 862,500 Lifezone Metals Ordinary Shares) and (b) Triggering Event II, 50% of such Sponsor Earnout Shares will vest (i.e., 862,500 Lifezone Metals Ordinary Shares). For the avoidance of doubt, the Sponsor Earnout Shares will vest solely with respect to a Triggering Event that occurs. However, each Triggering Event will only occur once, if at all, and the sum of such Sponsor Earnout Shares will in no event exceed 1,725,000.

If there is a Change of Control during the Earnout Period (or a definitive Contract providing for a Change of Control is entered into during the Earnout Period and such Change of Control is ultimately consummated, even if such consummation occurs after the Earnout Period) pursuant to which Lifezone Metals or its shareholders will receive consideration implying a value per Lifezone Metals ordinary share (as determined in good faith by the Lifezone Metals board) of:

•        less than $14.00, then the Sponsor Earnout Shares will be forfeited;

•        greater than or equal to $14.00 but less than $16.00, then (a) immediately prior to such Change of Control, 50% of such Sponsor Earnout Shares will vest (i.e., 862,500 Lifezone Metals Ordinary Shares) (less any Sponsor Earnout Shares vested prior to such Change of Control) and (b) thereafter, the remaining Sponsor Earnout Shares shall be forfeited; or

•        greater than or equal to $16.00, then (a) immediately prior to such Change of Control, 100% of such Sponsor Earnout Shares will vest (i.e., 1,725,000 Lifezone Metals Ordinary Shares) (less any Sponsor Earnout Shares vested prior to such Change of Control with respect to the Change of Control), and (b) thereafter, no Lifezone Metals Ordinary Shares will constitute Sponsor Earnout Shares.

TAXATION

Isle of Man Tax Considerations

The Isle of Man has a regime for the taxation of income, but there are no taxes on capital gains, stamp taxes or inheritance taxes in the Isle of Man. The Isle of Man operates a zero rate of income tax for most corporate taxpayers, including Lifezone Metals. There will be no required withholding by Lifezone Metals on account of Isle of Man tax in respect of dividends paid by Lifezone Metals.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following is a discussion of the material U.S. federal income tax considerations for U.S. Holders (as defined below) of the ownership and disposition of Lifezone Metals Ordinary Shares and Warrants. For purposes of this discussion, a “Holder” is a beneficial owner of Lifezone Metals Ordinary Shares or Warrants. This discussion applies only to Lifezone Metals Ordinary Shares and Warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Code for U.S. federal income tax purposes (generally, property held for investment). This discussion is based on the provisions of the Code, U.S. Treasury regulations (“Treasury Regulations”), administrative rules, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could significantly alter the tax considerations described herein. The Company has not sought any rulings from the IRS with respect to the statements made and the positions or conclusions described in this summary. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, the IRS, or a court will agree with such statements, positions, and conclusions.

This summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any U.S. state or local or non-U.S. tax laws, or any tax treaties. Furthermore, this discussion does not address all U.S. federal income tax considerations that may be relevant to particular holders in light of their personal circumstances or that may be relevant to certain categories of investors that may be subject to special rules under the U.S. federal income tax laws, such as:

•        banks, insurance companies, or other financial institutions;

•        tax-exempt or governmental organizations;

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•        dealers in securities or foreign currencies;

•        persons whose functional currency is not the U.S. dollar;

•        traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•        “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•        persons deemed to sell Lifezone Metals Ordinary Shares or Warrants under the constructive sale provisions of the Code;

•        persons that acquired Lifezone Metals Ordinary Shares or Warrants through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•        persons that hold Lifezone Metals Ordinary Shares or Warrants as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, or other integrated investment or risk reduction transaction;

•        certain former citizens or long-term residents of the United States;

•        except as specifically provided below, persons that actually or constructively own 5% or more (by vote or value) of any class of shares of the Company;

•        holders of Private Placement Warrants;

•        the Company’s officers or directors; and

•        holders who are not U.S. Holders.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Lifezone Metals Ordinary Shares or Warrants, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding Lifezone Metals Ordinary Shares or Warrants are urged to consult with their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

ALL HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holder Defined

For purposes of this discussion, a “U.S. Holder” is a Holder that, for U.S. federal income tax purposes, is:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable Treasury Regulations to be treated as a United States person.

Passive Foreign Investment Company Rules

Adverse U.S. federal income tax rules apply to United States persons that hold shares in a foreign (i.e., non-U.S.) corporation classified as a PFIC for U.S. federal income tax purposes. In general, the Company will be treated as a PFIC with respect to a U.S. Holder in any taxable year in which, after applying certain look-through rules, either (a) at least 75% of its gross income for such taxable year consists of passive income (e.g., dividends, interest, rents (other than rents derived from the active conduct of a trade or business), and gains from the disposition of passive assets); or (b) the average percentage (ordinarily averaged quarterly over the year) by value of its assets during such taxable year that produce or are held for the production of passive income is at least 50%.

Because PFIC status is based on income, assets and activities for the entire taxable year and because revenue production of the Company is uncertain, it is not possible to determine PFIC status for any taxable year until after the close of the taxable year. There can be no assurance that the Company will not meet the PFIC income or asset test for the current taxable year or any future taxable year. If the Company is a PFIC for any taxable year in which a U.S. Holder held Lifezone Metals Ordinary Shares or Warrants, the Company will be treated as a PFIC for subsequent years even if the Company would not be classified as a PFIC in those years.

If the Company were treated as a PFIC for any taxable year during which a U.S. Holder held Lifezone Metals Ordinary Shares or Warrants, a U.S. Holder would be subject to significant adverse tax consequences, including interest charges and additional taxes, on certain excess distributions, sales, exchanges, or other dispositions of Lifezone Metals Ordinary Shares and certain transactions involving subsidiaries of the Company that are themselves

PFICs. A U.S. Holder may mitigate certain, but not all, of these adverse consequences by timely making certain elections with respect to its Lifezone Metals Ordinary Shares. If Lifezone Metals determines that it is a PFIC for any taxable year, upon written request, it will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there is no assurance that Lifezone Metals will timely provide such required information. There is also no assurance that Lifezone Metals will have timely knowledge of its status as a PFIC in the future or of the required information to be provided. In addition, certain information reporting requirements apply with respect to the ownership of Lifezone Metals Ordinary Shares. It is unclear how various aspects of the PFIC rules apply to the Warrants, and U.S. Holders are strongly urged to consult with their own tax advisors regarding the application of such rules to their Warrants in their particular circumstances.

The remainder of this discussion assumes Company has not and will not be classified as PFIC.

THE PFIC RULES ARE VERY COMPLEX, ARE AFFECTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, AND THEIR APPLICATION IS UNCERTAIN. U.S. HOLDERS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE APPLICATION OF THE PFIC RULES TO THEM IN THEIR PARTICULAR CIRCUMSTANCES AND ANY RESULTING TAX CONSEQUENCES.

Tax Characterization of Distributions with Respect to Lifezone Metals Ordinary Shares

If the Company pays distributions of cash or other property to U.S. Holders of Lifezone Metals Ordinary Shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and will be treated as described in the section entitled “Distributions Treated as Dividends” below. Because Lifezone Metals may not maintain calculations of earnings and profits under U.S. federal income tax principles, it is possible that the full amount of distributions paid by Lifezone Metals will need to be reported as dividends for U.S. federal income tax purposes.

Possible Constructive Distributions with Respect to Warrants

The terms of the Warrants provide for an adjustment to the number of Lifezone Metals Ordinary Shares for which Warrants may be exercised or to the exercise price of the Warrants in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from the Company if, for example, the adjustment increases the warrantholders’ proportionate interest in the Company’s assets or earnings and profits (e.g., through an increase in the number of Lifezone Metals Ordinary Shares that would be obtained upon exercise or through a decrease in the exercise price of the Warrants) as a result of a distribution of cash or other property to the U.S. Holders of Lifezone Metals Ordinary Shares. Any such constructive distribution would be treated in the same manner as if U.S. Holders of Warrants received a cash distribution from the Company generally equal to the fair market value of the increased interest and would be taxed in a manner similar to distributions to U.S. Holders of Lifezone Metals Ordinary Shares described herein. Please see the section entitled “Tax Characterization of Distributions with Respect to Lifezone Metals Ordinary Shares” above. For certain information reporting purposes, the Company is required to determine the date and amount of any such constructive distributions. Proposed Treasury Regulations, which the Company may rely on prior to the issuance of final Treasury Regulations, specify how the date and amount of any such constructive distributions are determined.

Distributions Treated as Dividends

Dividends paid by the Company will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Dividends the Company pays to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to U.S. federal income tax at the lower applicable long-term capital gains tax rate only if (i) Lifezone Metals Ordinary Shares are readily tradable on an established securities market in the United States, and (ii) a certain holding period and other requirements are met. If such requirements are not satisfied, a non-corporate U.S. Holder may be subject to tax on the dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale or Other Taxable Exchange or Disposition of Lifezone Metals Ordinary Shares and Warrants

Upon a sale or other taxable disposition of Lifezone Metals Ordinary Shares or Warrants (which, in general, would include a redemption of Lifezone Metals Ordinary Shares or Warrants that is treated as a sale of such securities), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in the Lifezone Metals Ordinary Shares or Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Lifezone Metals Ordinary Shares or Warrants, as applicable, so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Cash Exercise of a Warrant

A U.S. Holder generally will not recognize gain or loss on the acquisition of Lifezone Metals Ordinary Shares upon the exercise of a Warrant for cash. The U.S. Holder’s tax basis in its Lifezone Metals Ordinary Shares received upon exercise of a Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Lifezone Metals Ordinary Shares received upon exercise of the Warrant will commence on the date of exercise of the Warrant or the immediately following date. In either case, the holding period will not include the period during which the U.S. Holder held the Warrant.

Cashless Exercise of a Warrant

The tax characterization of a cashless exercise of a Warrant is not clear under current U.S. federal tax law. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax characterizations and resultant tax consequences would be adopted by the IRS or upheld by a court of law. Accordingly, U.S. Holders should consult with their own tax advisors regarding the tax consequences of a cashless exercise.

A cashless exercise could potentially be characterized as any of the following for U.S. federal income tax purposes: (i) not a realization event and thus tax-deferred, (ii) a realization event that qualifies as a tax-deferred “recapitalization,” or (iii) a taxable realization event. The tax consequences of all three characterizations are generally described below. U.S. Holders should consult with their own tax advisors regarding the tax consequences of a cashless exercise.

If a cashless exercise were characterized as either not a realization event or as a realization event that qualifies as a recapitalization, a U.S. Holder would not recognize any gain or loss on the exchange of Warrants for Lifezone Metals Ordinary Shares. A U.S. Holder’s basis in the Lifezone Metals Ordinary Shares received would generally equal the U.S. Holder’s aggregate basis in the exchanged Warrants.

If the cashless exercise were not a realization event, it is unclear whether a U.S. Holder’s holding period in the Lifezone Metals Ordinary Shares would be treated as commencing on the date of exchange of the Warrants or on the immediately following date, but the holding period would not include the period during which the U.S. Holder held the Warrants. On the other hand, if the cashless exercise were characterized as a realization event that qualifies as a recapitalization, the holding period of the Lifezone Metals Ordinary Shares would include the holding period of the warrants exercised therefor.

If the cashless exercise were treated as a realization event that does not qualify as a recapitalization, the cashless exercise could be treated in whole or in part as a taxable exchange in which gain or loss would be recognized by the U.S. Holder. Under this characterization, a portion of the Warrants to be exercised on a cashless basis would be deemed to have been surrendered in payment of the exercise price of the remaining portion of such warrants, which would be deemed to be exercised. In such a case, a U.S. Holder would effectively be deemed to have sold a number of Warrants having an aggregate value equal to the exercise price of the remaining Warrants deemed exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between the value of the portion of the warrants deemed sold and its adjusted tax basis in such warrants (generally in the manner described in the section entitled “Gain or Loss on Sale or Other Taxable Exchange or Disposition of Lifezone Metals Ordinary Shares and Warrants” above), and the U.S. Holder’s tax basis in its Lifezone Metals Ordinary Shares received would generally equal the sum of the U.S. Holder’s tax basis in the remaining Warrants deemed exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the Lifezone Metals Ordinary Shares would commence on the date of exercise of the Warrants or on the date following the date of exercise of the Warrants, but the holding period would not include the period during which the U.S. Holder held the Warrants.

Redemption or Repurchase of Warrants for Cash

If the Company redeems the Warrants for cash as permitted under the terms of the Warrant Agreement or if the Company repurchases Warrants in an open market transaction, such redemption or repurchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described in the section entitled “Gain or Loss on Sale or Other Taxable Exchange or Disposition of Lifezone Metals Ordinary Shares and Warrants” above.

Expiration of a Warrant

If a Warrant is allowed to expire unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

Dividends paid to U.S. Holders with respect to Lifezone Metals Ordinary Shares and proceeds from the sale, exchange, or redemption of Lifezone Metals Ordinary Shares or Warrants may be subject, under certain circumstances, to information reporting and backup withholding. Backup withholding will not apply, however, to a U.S. Holder that (i) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its exempt status) or (ii) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including stock, securities, or cash) to us. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. An interest in the Company constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult with their own tax advisors regarding the foreign financial asset and other reporting obligations and their application to their ownership of Lifezone Metals Ordinary Shares and Warrants.

THE FOREGOING DISCUSSION IS NOT A COMPREHENSIVE DISCUSSION OF ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF LIFEZONE METALS ORDINARY SHARES AND WARRANTS. SUCH HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF OWNING LIFEZONE METALS ORDINARY SHARES AND WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT (AND ANY POTENTIAL FUTURE CHANGES THERETO) OF ANY U.S. FEDERAL, STATE OR LOCAL OR NON-U.S. TAX LAWS AND ANY INCOME TAX TREATIES.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Securityholders named in this prospectus, or their pledgees, transferees or their successors that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, of: (i) 103,675,724 Lifezone Metals Ordinary Shares, including up to 26,767,088 Earnout Shares and Sponsor Earnout Shares; and (ii) 667,500 Private Placement Warrants. In addition, we are also issuing up to (a) 13,800,000 Lifezone Metals Ordinary Shares issuable upon exercise of the Public Warrants, which warrants were previously registered and were assumed by Lifezone Metals pursuant to the Warrant Assumption Agreement, and (b) 667,500 Lifezone Metals Ordinary Shares issuable upon exercise of the Private Placement Warrants.

We will not receive any proceeds from any sale by the Selling Securityholders of the Lifezone Metals Ordinary Shares or the Private Placement Warrants being registered hereunder. We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses. We will receive proceeds from the exercise of the Warrants in the event that such Warrants are exercised for cash.

The Selling Securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus. As used herein, “Selling Securityholders” means the persons listed in the tables in the section “Selling Securityholders”, and the pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) selling securities received after the date of this prospectus from the Selling Securityholders that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public by the Selling Securityholders. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or resold by the Selling Securityholders.

Sales of the securities offered hereby may be effected by the Selling Securityholders from time to time in one or more types of transactions (which may include block transactions) on the NYSE at prevailing market prices, in negotiated transactions, through put or call options transactions relating to the securities offered hereby, through short sales of the securities offered hereby, or a combination of such methods of sale. Such transactions may or may not involve brokers or dealers. In effecting sales, brokers or dealers engaged by the Selling Securityholder may arrange for other brokers or dealers to participate. Broker-dealer transactions may include purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus, ordinary brokerage transactions or transactions in which the broker-dealer solicits purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers participating in the distribution of the securities covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those broker-dealers may be deemed to be underwriting commissions under the Securities Act. The Selling Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any broker-dealers regarding the sale of the securities covered by this prospectus.

Pursuant to Rule 145 of the Securities Act, public sales of the securities offered hereby by any party to the transactions contemplated by the Business Combination Agreement, other than the Company, or by any person who is an affiliate of a party to such transactions at the time such transactions were submitted for vote or consent, and who acquired such securities in connection with such transactions, will be deemed to have been made pursuant to a distribution and therefore made by an “underwriter” within the meaning of the Securities Act.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. Rule 144 is not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met: (i) the issuer of the securities that was formerly a shell company has ceased to be a shell company; (ii) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (iii) the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding

12 months (or such shorter period that the issuer was required to file such reports and materials), other than current reports; and (iv) at least one year has elapsed from the time that the issuer filed current Form 20-F type information with the SEC reflecting its status as an entity that is not a shell company (which we filed with the SEC on July 11, 2023).

The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

A Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the pledgees, transferees or successors that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that such a pledgee, transferee or successor intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part to name specifically such person as a Selling Securityholder.

Upon our being notified by any Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of securities offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•        the name of the participating broker-dealer(s);

•        the specific securities involved;

•        the initial price at which such securities are to be sold;

•        the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

•        other facts material to the transaction.

The Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities in the course of hedging positions they assume with the Selling Securityholders. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

In compliance with the guidelines of the Financial Industry Regulatory Authority, the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any Financial Industry Regulatory Authority member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act. The Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

In connection with the Share Acquisition Closing, the Key LHL Shareholders entered into agreements (the “LHL Shareholder Lock-Up Agreements”) providing that the Key LHL Shareholders will not, subject to certain exceptions (including the payment of taxes arising from the Business Combination), transfer any Restricted Securities (as defined in the LHL Shareholder Lock-Up Agreements) during the period commencing from the Share Acquisition Closing Date until 180 days after the Share Acquisition Closing Date. In connection with the Share Acquisition Closing, the Sponsor entered into an agreement (the “Sponsor Lock-Up Agreement”) providing that it will not, subject to certain exceptions, transfer (i) Phase I Lock-up Shares (as defined below) until the date that is 60 days after the Share Acquisition Closing Date and (ii) Phase II Lock-up Shares (as defined below) until the date that is 180 days after the Share Acquisition Closing Date. For purposes of the Sponsor Lock-Up Agreement, “Phase I Lock-up Shares” means the number of Lifezone Metals Ordinary Shares that are received by the Sponsor in exchange for the number of GoGreen Class A ordinary shares held by the Sponsor immediately prior to the Merger Effective Time, and “Phase II Lock-up Securities” means any Lifezone Metals Ordinary Shares and any warrants to purchase Lifezone Metals Ordinary Shares that are held by the Sponsor following the Merger Closing Date, other than Phase I Lock-up Shares or Lifezone Metals Ordinary Shares acquired in the PIPE Financing. Upon the distribution of the Lifezone Metals Ordinary Shares and Warrants received by the Sponsor in connection with the Business Combination to the Selling Securityholders who are limited partners of the Sponsor, each such Selling Securityholder entered into an agreement substantially similar to the Sponsor Lock-Up Agreement providing that such Selling Securityholder will not, subject to certain exceptions, transfer (i) Phase I Lock-up Shares until the date that is 60 days after the Share Acquisition Closing Date and (ii) Phase II Lock-up Shares until the date that is 180 days after the Share Acquisition Closing Date. Further, the Simulus SSA provides that the shareholders of SGPL receiving Lifezone Metals Ordinary Shares as consideration pursuant to the Simulus Acquisition will not, subject to certain exceptions, dispose of, transfer or assign any such Lifezone Metals Ordinary Shares for a period of six months following the closing of the Simulus Acquisition.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

EXPENSES RELATED TO THE OFFERING

We estimate the following expenses in connection with the offer and sale of our Lifezone Metals Ordinary Shares and Warrants by the Selling Securityholders. With the exception of the SEC Registration Fee, all amounts are estimates.

SEC registration fee	$165,615.02
Legal fees and expenses	125,000†
Accountants’ fees and expenses	10,000†
Printing expenses	10,000†
Transfer agent fees and expenses	*
Miscellaneous costs	*
Total	$310,615.02

____________

*        These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

†        Estimated solely for purposes of this section. Actual expenses may vary.

We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

EXPERTS

The consolidated financial statements of LHL as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the reports of Grant Thornton Ireland, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of GoGreen Investments Corporation included in this prospectus and elsewhere in the registration statement have been so included in reliance on the report (which contains an explanatory paragraph relating to GoGreen Investments Corporation’s ability to continue as a going concern as described in Note 1 to the financial statements) of Citrin Cooperman & Company, LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

Raymond Kohlsmith, BSc (Hons.) (Geol) 1980, P.Geo (1044) PGO Canada has prepared the Technical Report Summary. The Qualified Person is employed by TNL, an indirect subsidiary of Lifezone Metals, as Exploration Geology Manager and is a qualified person as defined in subpart 1300 of Regulation S-K.

As at the date hereof, none of the above-named experts has received, or is to receive, in connection with the offering, an interest, direct or indirect, in Lifezone Metals or its subsidiaries, other than the 16,730 Lifezone Metals Ordinary Shares owned by Raymond Kohlsmith.

LEGAL MATTERS

Appleby (Isle of Man) LLC, 33-37 Athol Street, Douglas, Isle of Man, IM1 1LB, has passed upon the validity of the Lifezone Metals Ordinary Shares offered by this prospectus under Isle of Man law and certain other Isle of Man legal matters for Lifezone Metals. Appleby (Cayman) Ltd. has passed upon certain Cayman Islands legal matters for Lifezone Metals.

Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, United States, as U.S. counsel to Lifezone Metals, has passed upon the validity of the securities offered by this prospectus with respect to the validity of the warrants under New York law.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES UNDER
U.S. SECURITIES LAWS

Lifezone Metals is an Isle of Man company and substantially all of its assets and operations are located outside of the U.S. In addition, certain of Lifezone Metals’ directors and officers reside outside the U.S. As a result, it may be difficult for you to effect service of process within the U.S. or elsewhere upon these persons. It may also be difficult for you to enforce in the jurisdictions in which Lifezone Metals operates or Isle of Man courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against Lifezone Metals and its officers and directors, certain of whom are not residents in the U.S. and the substantial majority of whose assets are located outside of the U.S. It may be difficult or impossible for you to bring an action against Lifezone Metals in the Isle of Man if you believe your rights under the U.S. securities laws have been infringed. In addition, there is uncertainty as to whether the courts of the Isle of Man or jurisdictions in which Lifezone Metals operates would recognize or enforce judgments of U.S. courts against Lifezone Metals or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state and it is uncertain whether such Isle of Man or courts in jurisdictions in which Lifezone Metals operates would hear original actions brought in the Isle of Man or jurisdictions in which Lifezone Metals operates against Lifezone Metals or such persons predicated upon the securities laws of the U.S. or any state.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to certain of the informational filing requirements of the Exchange Act. As a foreign private issuer, we are not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, we are exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the U.S. proxy rules under Section 14 of the Exchange Act. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, while we expect to submit quarterly interim consolidated financial data to the SEC under cover of the SEC’s Form 6-K, we are not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies and are not be required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act.

The SEC maintains a website at http://www.sec.gov that contains reports and other information that we file with or furnish electronically with the SEC.

INDEX TO FINANCIAL STATEMENTS

Page
Audited financial statements of GoGreen as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and for the period from March 17, 2021 (inception) to December 31, 2021
Report of Independent Registered Public Accounting Firm (PCAOB ID 2468)	F-2
Balance Sheets as of December 31, 2022 and December 31, 2021	F-3
Statements of Operations for the Year Ended December 31, 2022 and for the Period from March 17, 2021 (Inception) Through December 31, 2021	F-4
Statements of Changes in Shareholders’ Deficit for the Year Ended December 31, 2022 and for the Period from March 17, 2021 (Inception) Through December 31, 2021	F-5
Statements of Cash Flows for the Year Ended December 31, 2022 and for the Period from March 17, 2021 (Inception) Through December 31, 2021	F-6
Notes to Financial Statements	F-7 – F-23
Audited consolidated financial statements of Lifezone Holdings Limited as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021
Report of Independent Registered Public Accounting Firm	F-45
Statement of Comprehensive (Loss) Income for the Years Ended December 31, 2022 and December 31, 2021	F-46
Statement of Financial Position at December 31, 2022 and December 31, 2021	F-47
Statement of Changes in Equity for the Years Ended December 31, 2022 and December 31, 2021	F-48
Statement of Cash Flows for the Years Ended December 31, 2022 and December 31, 2021	F-49
Notes to the Financial Statements	F-50 – F-92
Unaudited condensed consolidated interim financial statements of Lifezone Holdings Limited as of June 30, 2023, and for the six months ended June 30, 2023 and 2022
Report of Independent Registered Public Accounting Firm	F-93
Condensed Consolidated Interim Statement of Comprehensive Loss for the Six Months Ended June 30, 2023 and June 30, 2022	F-94
Condensed Consolidated Interim Statement of Financial Position as of June 30, 2023 and December 31, 2022	F-95
Condensed Consolidated Interim Statement of Changes in Equity for the Six Months Ended June 30, 2023 and June 30, 2022	F-96
Condensed Consolidated Interim Cash Flow Statement for the Six Months Ended June 30, 2023 and June 30, 2022	F-97
Notes to the Condensed Consolidated Interim Financial Statements	F-98 – F-128

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of GoGreen Investments Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of GoGreen Investments Corporation (the “Company”) as of December 31, 2022 and 2021, and the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and the period from March 17, 2021 (inception) to December 31, 2021, and the related notes (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and the period from March 17, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United State of America.

Emphasis of a Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to complete a Business Combination by the close of business on April 25, 2023, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ CITRIN COOPERMAN & COMPANY

We have served as the Company’s auditor since 2021.

New York, New York
February 24, 2023

GOGREEN INVESTMENTS CORPORATION
BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$18,810	$474,799
Prepaid expenses	288,674	532,932
Total current assets	307,484	1,007,731
Long-term assets:
Prepaid expenses, net of current portion	—	288,674
Investments held in Trust Account	285,650,505	281,524,163
Total assets	$285,957,989	282,820,568
LIABILITIES, REDEEMABLE ORDINARY SHARES, AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$4,187,043	$78,562
Note payable to Sponsor	300,000	—
Total current liabilities	4,487,043	78,562
Long-term liability:
Deferred underwriting commission	4,830,000	9,660,000
Total liabilities	9,317,043	9,738,562
Commitments and contingencies (Note 6)
Class A shares subject to possible redemption, $0.0001 par value; 27,600,000 shares at redemption value of $10.20 per share	281,524,163	281,524,163
Shareholders’ deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized, none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized, 1,335,000 shares issued and outstanding	134	134
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized, 6,900,000 shares issued and outstanding	690	690
Additional paid-in-capital	—	—
Accumulated deficit	(4,884,041)	(8,442,981)
Total shareholders’ deficit	(4,883,217)	(8,442,157)
Total liabilities, redeemable ordinary shares, and shareholders’ deficit	$285,957,989	$282,820,568

The accompanying notes are an integral part of these financial statements.

GOGREEN INVESTMENTS CORPORATION
STATEMENTS OF OPERATIONS

	Year ended December 31, 2022	Period from March 17, 2021 (inception) through December 31, 2021
General and administrative expenses	$5,397,402	$479,576
Loss from operations	(5,397,402)	(479,576)
Other income:
Interest income on investments held in Trust Account	4,126,342	4,163
Net loss	$(1,271,060)	$(475,413)
Weighted average Redeemable Class A ordinary shares outstanding, basic and diluted	27,600,000	6,900,000
Basic and diluted net income (loss) per Redeemable Class A ordinary share	$(0.04)	$4.14
Weighted average Nonredeemable Class A and Class B ordinary shares outstanding, basic and diluted	8,235,000	7,336,735
Basic and diluted net loss per Nonredeemable Class A and Class B ordinary share	$(0.04)	$(0.03)

The accompanying notes are an integral part of these financial statements.

GOGREEN INVESTMENTS CORPORATION
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2022

	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balances, December 31, 2021	1,335,000	$134	6,900,000	$690	$—	$(8,442,981)	$(8,442,157)
Waiver of deferred underwriting fees	—	—	—	—	—	4,830,000	4,830,000
Net loss	—	—	—	—	—	(1,271,060)	(1,271,060)
Balances, December 31, 2022	1,335,000	$134	6,900,000	$690	$—	$(4,884,041)	$(4,883,217)

FOR THE PERIOD FROM MARCH 17, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Shareholders Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balances, March 17, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Sale of Class B ordinary shares to Sponsor	—	—	8,337,500	834	24,166	—	25,000
Forfeiture of Class B ordinary shares	—	—	(1,437,500)	(144)	144	—	—
Sale of Class A placement shares	1,335,000	134	—	—	13,349,866	—	13,350,000
Fair Value of public warrants	—	—	—	—	7,424,038	—	7,424,038
Accretion of Class A ordinary shares subject to redemption	—	—	—	—	(20,798,214)	(7,967,568)	(28,765,782)
Net loss	—	—	—	—	—	(475,413)	(475,413)
Balances, December 31, 2021	1,335,000	$134	6,900,000	$690	$—	$(8,442,981)	$(8,442,157)

The accompanying notes are an integral part of these financial statements.

GOGREEN INVESTMENTS CORPORATION
STATEMENTS OF CASH FLOWS

	Year ended December 31, 2022	From March 17, 2021 (inception) through December 31, 2021
Cash flows from operating activities:
Net loss	$(1,271,060)	$(475,413)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income on investments held in Trust Account	(4,126,342)	(4,163)
Changes in operating assets and liabilities:
Prepaid expenses	532,932	(821,606)
Accounts payable and accrued expenses	4,108,481	78,562
Net cash used in operating activities	(755,989)	(1,222,620)
Cash flows from investing activities:
Investment of cash in trust account	—	(281,520,000)
Net cash used in investing activities	—	(281,520,000)
Cash flows from financing activities:
Proceeds from sale of Class B Ordinary Shares to Sponsor	—	25,000
Proceeds from sale of Units in Initial Public Offering		276,000,000
Proceeds from sale of Private Placement Units		13,350,000
Repayment of Sponsor Loan		(375,000)
Proceeds from Sponsor Loan	300,000	375,000
Payment of deferred offering costs	—	(6,157,581)
Net cash provided by financing activities	300,000	283,217,419
Net change in cash	(455,989)	474,799
Cash at beginning of period	474,799	—
Cash at end of period	$18,810	$474,799
Waiver of deferred underwriting costs	$(4,830,000)	$—
Deferred underwriting costs	$—	$9,660,000
Accretion of Class A ordinary shares carrying value to redemption value	$—	$28,765,782

The accompanying notes are an integral part of these financial statements.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

GoGreen Investments Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on March 17, 2021, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the clean/renewable energy space. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

All activity through October 25, 2021, relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. Since the Initial Public Offering, the Company’s activities have been limited to the evaluation of Business Combination candidates, and the Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. On December 13, 2022, The Company and Lifezone Metals Limited (“Lifezone Metals”), an entity incorporated in the Isle of Man entered into a business combination agreement (“Lifezone Business Combination Agreement”). Since entering into the Lifezone Business Combination Agreement the Company’s activities will be limited to completing the Business Combination (as described in Note 10).

The registration statement of the Company’s Initial Public Offering was declared effective on October 20, 2021. On October 25, 2021, the Company consummated the Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $276,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 1,335,000 units (each, a “Placement Unit” and collectively, the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to GoGreen 1 LP, a Delaware limited partnership (the “Sponsor”), generating gross proceeds of $13,350,000, which is described in Note 4.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, an amount equal to $281,520,000 ($10.20 per Unit sold in the Initial Public Offering), including certain of the proceeds of the Placement Units, was held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

At October 25, 2021, transaction costs amounted to $15,817,581, consisting of $15,180,000 of underwriting fees, of which $5,520,000 was paid at the closing and $9,660,000 is deferred and held in the Trust Account, and $637,581 of other offering costs.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The Company will provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.20 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption were recorded at their redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity (“ASC 480”).” The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5), Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares, Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by April 25, 2023 (or by July 25, 2023 if the Company extends the period of time to consummate its Business Combination in accordance with the terms of the Amended and Restated Memorandum and Articles of Association (the “Combination Period”) (as described in Note 11)), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under Cayman law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares and Placement Shares (any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of either Working Capital Loans or extension loans made to the Company) if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit of $10.00. Further on October 19, 2022, the Company and one of the underwriters executed a waiver letter and the underwriter waived $4,830,000 of the deferred underwriting commission (see Note 6). Subsequently, on January 26, 2023, the Company and the second underwriter executed a waiver letter and the underwriter waived $4,830,000 of the remaining deferred underwriting fee (see Note 11).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933 (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Going Concern

As of December 31, 2022, the Company had cash of $18,810, a working capital deficit of $4,179,559, accumulated deficit of $4,884,041 and net cash used in operations of $755,989.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover certain offering costs on the Company’s behalf in exchange for issuance of Founder Shares (see Note 5) and a promissory note, as amended, from the Sponsor (see Note 5). Subsequent to the Initial Public Offering, the Company’s liquidity needs have been satisfied through a portion of the net proceeds from the Placement Units, and the funding of working capital loans received from its Sponsor. Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. In order to finance transaction costs in connection with a Business Combination, the Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs and there is no guarantee that the Company will receive such funds. As of December 31, 2022 and 2021, there were $300,000 and $0 outstanding under Working Capital Loans (as defined in Note 5). As of December 31, 2022, the Company does not have sufficient working capital and will need to borrow additional funds from its Sponsor in order to fund its operations. Subsequent to December 31, 2022, the Company borrowed an additional $200,000 from its Sponsor (see Note 11).

Furthermore, if the Company is unable to complete a business combination by April 25, 2023 (or July 25, 2023 if the Company extends the period available to complete a business combination), the Company will cease all operations except for purposes of liquidation. On January 18, 2023, the Sponsor requested that the Company extend the date by which it must consummate an initial business combination from January 25, 2023 to April 25, 2023. In connection with the extension, on January 19, 2023, the Company issued a note (the “Extension Note”) in the principal amount of $2,760,000 to the Sponsor. Also on January 19, 2023, the Sponsor deposited a payment (the “Extension Payment”) of $2,760,000 (representing $0.10 per public share) into the Trust account. This deposit enabled the Company to implement the extension. The extension is the first of two three-month extensions permitted under the Company’s governing documents (as described in Note 11).

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” if the Company is unable to complete a Business Combination by the close of business on April 25, 2023, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash and cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

Investments Held in Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised solely of investments in money market funds that invest in U.S. government treasury obligations and generally have a readily determinable fair value. Such securities and investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period. Interest earned is paid in kind through the issuance of additional U.S. government treasury obligations and recognized as interest income in the statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred that are directly related to the Initial Public Offering. Offering costs of $15,371,022 and $446,539 were charged against the carrying value of the Class A ordinary shares and public warrants, respectively, at October 25, 2021, based on the relative value of the Class A ordinary shares and public warrants upon the completion of the Initial Public Offering.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation limit of $250,000. As of December 31, 2022 and 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.

Fair Value Measurement

ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The three levels of the fair value hierarchy under ASC 820 are as follows:

•        Level 1 — Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

•        Level 2 — Pricing inputs are other than quoted prices included within Level 1 that are observable for the investment, either directly or indirectly. Level 2 pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•        Level 3 — Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own ordinary shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the warrants issued in the Units and Placement Units qualify for equity accounting treatment.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Redeemable Shares

All of the 27,600,000 Class A ordinary shares sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation if there is a shareholder vote or tender offer in connection with a Business Combination and in connection with certain amendments to the Company’s Amended and Restated Memorandum and Articles of Association. In accordance with SEC staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in retained earnings, or in the absence of retained earnings, in additional paid-in capital. As of December 31, 2021, the Company recorded an adjustment to present the redeemable Class A ordinary shares at redemption value of $28,765,782, of which $20,798,214 was recorded against additional paid-in capital and $7,967,568 was recorded in accumulated deficit.

At December 31, 2022, the Class A ordinary shares reflected in the accompanying balance sheet are reconciled in the following table:

Gross proceeds	$276,000,000
Less:	—
Proceeds allocated to Public Warrants	(7,866,000)
Offering costs attributable to Class A ordinary shares	(15,375,619)
Plus:
Accretion of carrying value to redemption value	28,765,782
Class A ordinary shares subject to possible redemption	$281,524,163

Income Taxes

ASC 740, “Income Taxes,” (“ASC 740”) clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company is considered an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Share Compensation Expense

The Company accounts for share-based compensation expense in accordance with ASC 718, “Compensation — Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date and recognized over the requisite service period. To the extent a stock-based award is subject to a performance condition, the amount of expense recorded in a given period, if any, reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. Forfeitures are recognized as incurred.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company’s Class B ordinary shares deemed transferred to its incoming directors and advisors by way of granting of an interest in the Sponsor (see Note 5) were deemed to be within the scope of ASC 718. The fair value of equity awards was estimated using a Monte Carlo Model Simulation. The key assumptions in the option pricing model utilized were assumptions related to the expected separation date of the Units, anticipated Business Combination date, purchase price, share-price volatility, expected term, exercise date, risk-free interest rate and present value. The expected volatility as of the Initial Public Offering closing date was derived based upon similar SPAC warrants. The fair value of the Class B ordinary Share was $2,482,200 or $7.88 per share. The shares deemed transferred are subject to a performance condition, namely the occurrence of a Business Combination. This performance condition is considered in determining the grant date fair value of these instruments for valuation purposes. Compensation expense related to the Class B ordinary shares is recognized only when the performance condition is probable of occurrence, or more specifically when a Business Combination is consummated. Therefore, no share-based compensation expense has been recognized during the year ended December 31, 2022 or for the period from March 17, 2021 (inception) through December 31, 2021. The unrecognized compensation expense related to the Class B ordinary shares at December 31, 2022 and 2021, was $2,482,200 and will be recorded when a performance condition occurs.

During the year ended December 31, 2022, the Company’s Sponsor transferred an additional 115,000 Class B ordinary shares as compensation to service providers. The shares transferred are subject to a performance condition, namely the occurrence of a Business Combination. This performance condition is considered in determining the grant date fair value of these instruments for valuation purposes. Compensation expense related to the Class B ordinary shares is recognized only when the performance condition is probable of occurrence, or more specifically when a Business Combination is consummated. Therefore, no share-based compensation expense has been recognized during the year ended December 31, 2022. The unrecognized compensation expense related to the Class B ordinary shares at December 31, 2022, will be recorded when a performance condition occurs.

Net Income (Loss) Per Ordinary Share

The Company’s statements of operations includes a presentation of income (loss) per share for Class A redeemable ordinary shares and income (loss) per share for Class A and Class B non-redeemable shares in a manner similar to the two-class method in calculating net income (loss) per ordinary share. Net income (loss) per ordinary share, basic and diluted, for redeemable ordinary shares is computed by dividing the pro rata net income (loss) between the redeemable ordinary share and the non-redeemable ordinary share by the weighted average number of ordinary shares outstanding for the period, as adjusted for the effects of deemed dividend under the assumption that they represent dividends to the holders of the redeemable ordinary shares. Net income (loss) per ordinary share, basic and diluted, for non-redeemable ordinary shares is computed by dividing the pro rata net income (loss) between the redeemable and non-redeemable ordinary shares by the weighted average number of ordinary shares outstanding for the period.

The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the Public Offering since the exercise of the warrants is contingent upon the occurrence of future events. For the year ended December 31, 2022, the Company did not have any dilutive warrants, securities or other contracts that could potentially, be exercised or converted into ordinary shares. As a result, diluted income (loss) per ordinary share is the same as basic ordinary share for the year ended December 31, 2022.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

A reconciliation of net income (loss) per ordinary share as adjusted for the portion of income (loss) that is attributable to ordinary shares subject to redemption is as follows:

	Year ended December 31, 2022	Period from March 17, 2021 (inception) through December 31, 2021
Redeemable Class A Ordinary Share:
Net loss allocable to ordinary shareholders	$(1,271,060)	$(475,413)
Less: Net income (loss) allocable to Nonredeemable Class A and Class B ordinary shares	(292,094)	(244,999)
Plus: Deemed dividend to Class A shareholders	—	28,765,782
Net income (loss) allocable to Redeemable Class A ordinary shares	$(978,966)	$28,535,368
Basic and diluted weighted average number of Redeemable Class A ordinary shares	27,600,000	6,900,000
Basic and diluted income (loss) available to Redeemable Class A ordinary shares	$(0.04)	$4.14
Nonredeemable Class A and Class B Ordinary Shares
Net loss allocable to Nonredeemable Class A and Class B ordinary shares	(292,094)	(244,999)
Basic and diluted weighted average number of Nonredeemable Class A and Class B ordinary shares	8,235,000	7,336,735
Basic and diluted (loss) available to Nonredeemable Class A and Class B ordinary shares	$(0.04)	$(0.03)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Public Offering

Pursuant to the Initial Public Offering, the Company sold 27,600,000 Units at a price of $10.00 per Unit, including the underwriter over-allotment of 3,600,000 Units. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8).

Note 4 — Private Placement

The Sponsor purchased an aggregate of 1,335,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $13,350,000, in a private placement that occurred simultaneously with the closing of the Initial Public Offering. Each Placement Unit consists of one Class A ordinary share (“Placement Share”) and one-half of one redeemable warrant (each, a “Placement Warrant”). Each whole Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Placement Units was added to the proceeds from the Initial Public Offering being held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Placement Units and all underlying securities will expire worthless.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 5 — Related-Party Transactions

Founder Shares

On April 7, 2021, the Sponsor purchased 7,187,500 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, up to 937,500 of which were subject to forfeiture, for an aggregate price of $25,000. On September 21, 2021, the Sponsor forfeited 1,437,500 Founder Shares, resulting in the Sponsor holding 5,750,000 Founder Shares, up to 750,000 of which were subject to forfeiture. On October 20, 2021, the Company effectuated a share capitalization of 1,150,000 Founder Shares, resulting in an aggregate of 6,900,000 Founder Shares outstanding and held by the Sponsor, up to 900,000 of which were subject to forfeiture. The Sponsor subsequently granted an interest in the Sponsor, representing an aggregate of 200,000 Founder Shares to the members of the Company’s board of directors and advisors for the same per-share consideration that it originally paid for such shares, resulting in the Sponsor holding 6,700,000 Founder Shares after giving effect to the grant of interest. Founder Shares will automatically convert into Class A ordinary shares upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7. The Sponsor agreed to forfeit up to 900,000 Founder Shares to the extent the over-allotment option was not exercised in full by the underwriters. As a result of the underwriters’ over-allotment exercise in full, no shares are currently subject to forfeiture. On December 13, 2022, the Sponsor agreed to deposit 1,725,000 of Founder Shares (the “Sponsor Earn-Out Shares”) into escrow at the closing of the proposed Business Combination. These shares vest on trading price conditions that are met at any time prior to the fifth anniversary of the closing of the Business Combination (as described in Note 10).

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related-Party Loans

On March 17, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). In September 2021, the Company issued to the Sponsor an Amended and Restated Promissory Note, which increased the loan amount to $500,000 and extended the due date to March 31, 2022. On October 25, 2021, the Company repaid $375,000 of borrowings outstanding under the Promissory Note.

In addition, in order to finance operations and transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination at a price of $10.00 per unit. The units would be identical to the Placement Units. On June 6, 2022, the Company issued a promissory note (the “Note”) for borrowings of up to $300,000 from the Sponsor. As of December 31, 2022, the Company has $300,000 outstanding under the Note. On January 19, 2023, the Company issued a promissory note (the “Working Capital Note”) for borrowings of up to $300,000 from the Sponsor, of which $200,000 has been borrowed under the Working Capital Note as of February 24, 2023 (as described Note 11).

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 5 — Related-Party Transactions (cont.)

On January 18, 2023, the Sponsor requested that the Company extend the date by which it must consummate an initial business combination from January 25, 2023 to April 25, 2023. In connection with the extension, on January 19, 2023, the Company issued the Extension Note in the principal amount of $2,760,000 to the Sponsor. Also on January 19, 2023, the Sponsor deposited the Extension Payment of $2,760,000 (representing $0.10 per public share) into the Trust account. This deposit enabled the Company to implement the extension. The extension is the first of two three-month extensions permitted under the Company’s governing documents (as described in Note 11).

Administrative Support Agreement

The Company has agreed, commencing on the date the securities of the Company are first listed on the New York Stock Exchange through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services.

Note 6 — Commitments

Registration Rights

The holders of the Founder Shares, Placement Units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of extension loans or Working Capital Loans, and any Class A ordinary shares issuable upon the exercise of the Placement Warrants and any Class A ordinary shares and warrants (and underlying Class A ordinary shares) that may be issued upon conversion of units issued as part of the Working Capital Loans and Class A ordinary shares issuable upon conversion of the Founder Shares, will be entitled to registration rights pursuant to a registration rights agreement signed on October 20, 2021, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A ordinary shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities.

Underwriting Agreement

The Company paid the underwriters a cash underwriting discount of $0.20 per Unit, or $5,520,000 in the aggregate upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of (i) $0.35 per Unit of the gross proceeds of the initial 27,600,000 Units sold in the Initial Public Offering, or $9,660,000. The deferred underwriting fee will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. On October 19, 2022, the Company and one of its underwriters executed a waiver letter and the underwriter waived $4,830,000 of the deferred underwriting fee which was recognized as an adjustment to accumulated deficit. At December 31, 2022 and 2021, the deferred underwriting fee payable was $4,830,000 and $9,660,000, respectively. Subsequently, on January 26, 2023, the Company and the second underwriter executed a waiver letter and the underwriter waived $4,830,000 of the remaining deferred underwriting fee (see Note 11).

Placement Agent Agreements

On June 20, 2022, the Company entered into an agreement with a placement agent in connection with its proposed business combination. Upon consummation of the proposed business combination, the Company shall pay a transaction fee, payable in cash, of (i) two million dollars ($2,000,000) plus (ii) 2.0% of the fair market value of all of the consideration paid by investors for the securities issued in connection with the proposed business combination before deduction of the expenses related to the transaction.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 6 — Commitments (cont.)

On January 11, 2023, the Company entered into an agreement with a placement agent in connection with its proposed business combination. Upon consummation of the proposed business combination, the Company shall pay a transaction fee of (i) one million dollars ($1,000,000), (ii) 3% of the aggregate cash consideration paid for the securities issued in connection with the PIPE financing by any investor(s) who was initially identified and contracted or otherwise sourced by the placement agent, and (iii) up to 150,000 ordinary shares of the Company from the Company’s Sponsor.

Note 7 — Shareholders’ Deficit

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no preference shares issued or outstanding.

Ordinary Shares

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2022 and 2021, there were 28,935,000 Class A ordinary shares issued and outstanding.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At December 31, 2022 and 2021, there were 6,900,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by applicable law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the Initial Public Offering (not including the Class A ordinary shares underlying the Placement Units) plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of either Working Capital Loans or extension loans made to the Company).

In connection with the execution of the Lifezone Business Combination, the Sponsor agreed to deposit 1,725,000 Class B ordinary shares into escrow. These shares will be released to the Sponsor in the event that certain conditions are met within a specified time frame (see Note 10).

Note 8 — Warrants

Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The warrants will become exercisable 30 days after the completion of a Business Combination. The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 8 — Warrants (cont.)

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue Class A ordinary shares upon exercise of a warrant unless Class A ordinary shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a post-effective amendment to this registration statement or a new registration statement under the Securities Act, covering the Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating thereto until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable; and

•        if, and only if, the reported last sale price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the warrants for redemption, management will have the option to require all holders that wish to exercise the warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 8 — Warrants (cont.)

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares, Placement Units (or any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of either Working Capital Loans or extension loans made to the Company) held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the arithmetic average of the daily volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value or the Newly Issued Price.

The Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

Note 9 — Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured on a recurring basis as of December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

	December 31, 2022	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investment in United States Treasury money market mutual funds	$285,650,505	$285,650,505	$—	$—
	December 31, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investment in United States Treasury money market mutual funds	$281,524,163	$281,524,163	$—	$—

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 10 — Lifezone Business Combination

Business Combination Agreement

On December 13, 2022, the Company, Lifezone Metals, an entity incorporated in the Isle of Man, the Company’s Sponsor, Aqua Merger Sub (“Merger Sub”), an entity incorporated in the Caymen Islands and wholly owned subsidiary of Lifezone Metals, Lifezone Holdings Limited (“LHL”), the LHL Shareholders Representative and the LHL Shareholders entered into the Lifezone Business Combination Agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions precedent in the Lifezone Business Combination Agreement, the following transactions will occur: (a) the merger of the Company with and into Merger Sub, with Merger Sub surviving the merger and the security holders of the Company (other than the security holders of the Company electing to redeem their ordinary shares or exercising their dissenters’ rights) becoming security holders of Lifezone Metals in accordance with the Companies Act, (b) the automatic conversion and exchange of (i) each issued and outstanding public warrant of the Company for the right to receive one Lifezone Metals public warrant and (ii) each issued and outstanding private warrant of the Company (whether or not a whole warrant) into the right to receive one Lifezone Metals private warrant, (c) the acquisition by Lifezone Metals of all of the issued and outstanding share capital of LHL from the LHL Shareholders in exchange for the issuance of Lifezone Metals ordinary shares and, if applicable, the issuance of Earnout Shares (as defined in the Lifezone Business Combination Agreement), pursuant to which LHL will become a direct wholly owned subsidiary of Lifezone Metals, and (d) the other transactions contemplated by the Lifezone Business Combination Agreement and the Ancillary Documents referred to therein.

In consideration for the Merger, each shareholder of the Company will receive one Lifezone Metals ordinary share and one Lifezone Metals warrant for each ordinary share and whole warrant they hold in the Company, respectively, immediately prior to the Merger. In accordance with the terms and subject to the conditions of the Lifezone Business Combination Agreement, the consideration to be received by the LHL Shareholders (fully diluted for the exercise and vesting of (i) any outstanding options to purchase LHL ordinary shares, whether or not exercisable and whether or not vested, granted under the LHL option plan (“LHL Options”) (ii) any restricted stock units granted by LHL (a) payable in LHL ordinary shares or (b) the value of which is determined with reference to the value of the shares of LHL, whether or not exercisable and whether or not vested (“LHL RSUs”)) in connection with the Share Acquisition will be the issuance of an aggregate number of Lifezone Metals ordinary shares equal to (a) $626,801,280 divided by (b) $10.00. As additional consideration for the LHL ordinary shares acquired by Lifezone Metals in connection with the Share Acquisition, Lifezone Metals will issue to eligible LHL Shareholders up to an aggregate of 25,072,052 Earnout Shares, subject to certain triggering events, as described further in the Lifezone Business Combination Agreement.

In connection with the closing of the Share Acquisition (the “Share Acquisition Closing”), unvested LHL options will vest and become exercisable and the vesting of LHL RSUs will accelerate and holders of LHL awards will have the opportunity to exercise their LHL options and settle their LHL RSUs, in each case, subject to full payment of the applicable exercise price or call price. LHL ordinary shares delivered pursuant to the exercise or settlement of a LHL equity award will be treated the same as other LHL ordinary shares in connection with the Share Acquisition Closing. On the Share Acquisition Closing, any unexercised LHL options or LHL RSUs whose call price is not paid in full will lapse for no consideration.

Sponsor Support Agreement

In connection with the execution of the Lifezone Business Combination Agreement, the Company’s sponsor entered into a support agreement (the “Sponsor Support Agreement”) with the Company, Lifezone Metals and LHL, pursuant to which the Company’s Sponsor has agreed to, among other things, (a) vote at any meeting of the Company’s shareholders to be called for approval of the LHL Transactions all ordinary shares of the Company held of record or thereafter acquired by the Sponsor (collectively, the “Sponsor Securities”) in favor of the Shareholder Approval Matters, (b) be bound by certain other covenants and agreements related to the LHL Transactions and (c) be bound by certain transfer restrictions with respect to the Sponsor Securities and warrants exercisable for Sponsor Securities,

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 10 — Lifezone Business Combination (cont.)

in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. The Sponsor Support Agreement also provides that the Company’s sponsor has agreed irrevocably to waive its redemption rights in connection with the consummation of the LHL Transactions with respect to any Sponsor Securities they may hold.

Subject to the conditions set forth in the Sponsor Support Agreement, the Company’s Sponsor additionally agreed to deposit 1,725,000 of the Class B ordinary shares of Sponsor Securities (“Sponsor Earn-Out Shares”) into escrow and, if at any time prior to or as of the fifth anniversary of the Share Acquisition Closing, the volume-weighted average price (as adjusted for share splits, share capitalization, reorganizations, recapitalizations and the like) over any 20 trading days within any 30 trading day period, is greater than or equal to: (i) $14.00, then 862,500 of the Sponsor Earn-Out Shares will vest, or (ii) $16.00, then 1,725,000 of the Sponsor Earn-Out Shares (less any Sponsor Earnout Shares previously vested pursuant to clause (i)) will vest. If a Change of Control (as defined in the Sponsor Support Agreement) occurs as of or prior to the fifth anniversary of the Share Acquisition Closing, pursuant to which Lifezone Metals or its shareholders receive consideration implying a value per Lifezone Metals ordinary share (as determined in good faith by the board of directors of Lifezone Metals) of (a) less than $14.00, then no Sponsor Earnout Shares will vest, (b) greater than or equal to $14.00 but less than $16.00, 862,500 Sponsor Earnout Shares will vest, and (c) greater than or equal to $16.00, then 1,725,000 Sponsor Earnout Shares (less any Sponsor Earnout Shares previously vested pursuant to clause (b)) will vest.

Subject to the conditions set forth in the Sponsor Support Agreement, each LHL Shareholder’s Closing Number of Shares (as defined in the Lifezone Business Combination) issued at the Share Acquisition Closing shall be increased by a number of Lifezone Metals ordinary shares equal to the number of Sponsor Securities forfeited pursuant to the Sponsor Support Agreement. The Company’s Sponsor shall forfeit its shares at a value of $10 per share, up to a maximum value of $35 million, to the extent Lifezone Metals would have less than $50 million of net cash from the PIPE Investment and the Trust account after payment of certain transaction expenses, as set forth in the Lifezone Business Combination Agreement. These shares will be forfeited first from the Sponsor Earn-Out Shares subject to vesting at the $16 level and then those subject to vesting at the $14 level, until there are no Sponsor Earn-Out Shares remaining, and thereafter, from Lifezone Metals ordinary shares that the Company’s Sponsor would have received as transaction consideration. An equivalent number of Lifezone Metals ordinary shares will be issued to the LHL Shareholders at the Share Acquisition Closing.

PIPE Subscription Agreements

Upon closing of the Lifezone Business Combination, the Company and Lifezone Metals entered into subscription agreements (the “Subscription Agreements”) with certain institutional and accredited investors, pursuant to which such investors agreed to subscribe for and purchase, and Lifezone Metals agreed to issue and sell to such investors an aggregate of 7,017,317 Lifezone Metals ordinary shares for $10.00 per share, for aggregate gross proceeds of $70,173,170.00 (the “PIPE Financing”). The Subscription Agreements provide that Lifezone Metals will grant the investors in the PIPE Financing certain customary registration rights. The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the LHL Transactions.

New Registration Rights Agreement

The Lifezone Business Combination Agreement contemplates that, at the Share Acquisition Closing, Lifezone Metals, certain LHL equityholders, certain Company equityholders, the Company’s Sponsor and the Company will enter into the New Registration Rights Agreement, pursuant to which Lifezone Metals will agree to register for resale certain shares of Lifezone Metals ordinary shares and other equity securities of Lifezone Metals that are held by the parties thereto from time to time. Pursuant to the New Registration Rights Agreement, Lifezone Metals will agree to file a shelf registration statement registering the resale of all of the Registrable Securities (as defined in the New Registration Rights Agreement) no later than 30 days of the Share Acquisition Closing. Lifezone Metals also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The New Registration Rights Agreement also provides that Lifezone Metals will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 10 — Lifezone Business Combination (cont.)

Warrant Assumption Agreement

The Lifezone Business Combination Agreement contemplates that, immediately prior to the Merger Effective Time, the Company and Continental will enter into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), which amends that certain Warrant Agreement, dated as of October 20, 2021, by and between the Company and Continental, as warrant agent (the “Existing Warrant Agreement”), pursuant to which (a) the Company will assign to Lifezone Metals, and Lifezone Metals will assume, all of the Company’s right, title and interest in and to the Existing Warrant Agreement and (b) each warrant of the Company shall be modified to no longer entitle the holder to purchase the Company’s ordinary shares and instead acquire an equal number of Lifezone Metals ordinary shares per warrant of the Company.

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 19, 2023, the Company issued a promissory note (the “Extension Note”) in the principal amount of $2,760,000 (the “Extension Payment”) to the Company’s Sponsor in connection with the Extension, which is the first of two three-month extensions permitted under the Company’s governing documents and provides the Company with additional time to complete its initial business combination. The Extension Note bears no interest and is due and payable in cash upon the earlier to occur of (i) the date on which the Company’s initial business combination is consummated and (ii) the liquidation of the Company on or before April 25, 2023 (unless extended to July 25, 2023) or such later liquidation date as may be approved by the Company’s shareholders.

On January 19, 2023, the Company issued a promissory note (the “Working Capital Note”) in the principal amount of $300,000 to the Company’s sponsor for working capital purposes. The Working Capital Note bears no interest and is due and payable in cash upon the earlier to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective. As of February 24, 2023, a total of $200,000 has been borrowed under the Working Capital Note.

On January 25, 2023, the Company sold all of the money market funds that invest in U.S. government treasury obligations held in its Trust Account and placed the proceeds into an interest bearing savings account held in the Trust Account.

On January 26, 2023, the Company and the second underwriter executed a waiver letter and the underwriter waived the remaining $4,830,000 deferred underwriting fee.

GOGREEN INVESTMENTS CORPORATION
UNAUDITED CONDENSED BALANCE SHEETS

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash	$38	$18,810
Prepaid expenses	—	288,674
Total current assets	38	307,484
Long-term assets:
Cash in Trust Account	296,895,420	—
Investments held in Trust Account	—	285,650,505
Total Assets	$296,895,458	$285,957,989
LIABILITIES, REDEEMABLE CLASS A ORDINARY SHARES, AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$5,928,216	$4,187,043
Note payable to Sponsor	1,000,000	300,000
Extension notes payable	5,520,000	—
Total current liabilities	12,448,216	4,487,043
Long-term liability:
Deferred underwriting commission	—	4,830,000
Total Liabilities	12,448,216	9,317,043
Commitments and Contingencies (Note 6)
Class A shares subject to possible redemption, $0.0001 par value; 27,600,000 shares at redemption value of $10.76 and $10.20 per share	296,895,420	281,524,163
Shareholders’ deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized, none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized, 1,335,000 issued and outstanding	134	134
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized, 6,900,000 shares issued and outstanding	690	690
Additional paid-in-capital	—	—
Accumulated deficit	(12,449,002)	(4,884,041)
Total Shareholders’ Deficit	(12,448,178)	(4,883,217)
Total Liabilities, Redeemable Class A Ordinary Shares, and Shareholders’ Deficit	$296,895,458	$285,957,989

See accompanying notes to the unaudited condensed financial statements.

GOGREEN INVESTMENTS CORPORATION
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
General and administrative expenses	$(1,444,984)	$(384,411)	$(2,748,619)	$(782,368)
Loss from Operations	(1,444,984)	(384,411)	(2,748,619)	(782,368)
Other income:
Interest income on cash and investments held in Trust Account	3,120,222	399,841	5,724,915	422,816
Net Income (loss)	$1,675,238	$15,430	$2,976,296	$(359,552)
Weighted average Redeemable Class A ordinary shares outstanding, basic and diluted	27,600,000	27,600,000	27,600,000	27,600,000
Basic and diluted net income (loss) per Redeemable Class A ordinary share	$0.17	$0.00	$0.21	$(0.01)
Weighted average Nonredeemable Class A and Class B ordinary shares outstanding, basic and diluted	8,235,000	8,235,000	8,235,000	8,235,000
Basic and diluted net income (loss) per Nonredeemable Class A and Class B ordinary share	$(0.38)	$0.00	$(0.35)	$(0.01)

See accompanying notes to the unaudited condensed financial statements.

GOGREEN INVESTMENTS CORPORATION
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balances, December 31, 2022	1,335,000	$134	6,900,000	$690	—	$(4,884,041)	$(4,883,217)
Waiver of deferred underwriting fees	—	—	—	—	—	4,830,000	4,830,000
Net income	—	—	—	—	—	1,301,058	1,301,058
Balances, March 31, 2023	1,335,000	$134	6,900,000	$690	—	$1,247,017	$1,247,841
Accretion of Redeemable Class A Ordinary Shares to redemption value	—	—	—	—	—	(15,371,257)	(15,371,257)
Net income	—	—	—	—	—	1,675,238	1,675,238
Balances, June 30, 2023	1,335,000	$134	6,900,000	$690	—	$(12,449,002)	$(12,448,178)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balances, December 31, 2021	1,335,000	$134	6,900,000	$690	—	$(8,442,981)	$(8,442,157)
Net loss	—	—	—	—	—	(374,982)	(374,982)
Balances, March 31, 2023	1,335,000	$134	6,900,000	$690	—	$(8,817,963)	$(8,817,139)
Net income						15,430	15,430
Balances, June 30, 2022	1,335,000	$134	6,900,000	$690	—	$(8,802,533)	$(8,801,709)

See accompanying notes to the unaudited condensed financial statements.

GOGREEN INVESTMENTS CORPORATION
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the six months ended June 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$2,976,296	$(359,552)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest income on cash and investments held in Trust Account	(5,724,915)	(422,816)
Changes in operating assets and liabilities:
Prepaid expenses	288,674	266,465
Accounts payable and accrued expenses	1,741,173	22,762
Net cash used in operating activities	(718,772)	(493,141)
Cash flows from investing activities:
Cash deposited into Trust Account	$(5,520,000)	$—
Net cash used in investing activities	(5,520,000)	—
Cash flows from financing activities:
Proceeds from Sponsor Loan	$700,000	$200,000
Proceeds from Extension Loan	5,520,000	—
Net cash provided by financing activities	6,220,000	200,000
Net change in cash	(18,722)	(293,141)
Cash at beginning of period	18,810	474,799
Cash at end of period	$38	$181,658

Supplemental Disclosure of Non-cash activities:
Waiver of deferred underwriting costs	$4,830,000	—

See accompanying notes to the unaudited condensed financial statements.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

GoGreen Investments Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on March 17, 2021, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the clean/renewable energy space. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. All activity through October 25, 2021, relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. Since the Initial Public Offering, the Company’s activities have been limited to the evaluation of Business Combination candidates, and the Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest.

The registration statement of the Company’s Initial Public Offering was declared effective on October 20, 2021. On October 25, 2021, the Company consummated the Initial Public Offering of 27,600,000 units, (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $276,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 1,335,000 units (each, a “Placement Unit” and collectively, the “Placement Units” and with respect to the Class A ordinary shares included in the Placement Units being offered, the “Placement Shares”) at a price of $10.00 per Placement Unit in a private placement to GoGreen 1 LP, a Delaware limited partnership (the “Sponsor”), generating gross proceeds of $13,350,000, which is described in Note 4.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, an amount equal to $281,520,000 ($10.20 per Unit sold in the Initial Public Offering), including certain of the proceeds of the Placement Units, was held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (I) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.

At October 25, 2021, transaction costs amounted to $15,817,581, consisting of $15,180,000 of underwriting fees, of which $5,520,000 was paid at the closing and $9,660,000 is deferred and held in the Trust Account, and $637,581 of other offering costs.

The Company will provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.20 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption were recorded at their redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity (“ASC 480”).” The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5), Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares, Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by July 25, 2023 unless otherwise extended in accordance with the terms of the Amended and Restated Memorandum and Articles of Association (the “Combination Period”) the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under Cayman law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares and Placement Shares (any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of either Working Capital Loans or extension loans made to the Company) if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters had agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company did not complete a Business Combination within the Combination Period and, in such event, such amounts were to be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit of $10.00. On October 19, 2022, the Company and one of the underwriters executed a waiver letter and the underwriter waived $4,830,000 of the deferred underwriting commission (see Note 6). On January 26, 2023, the Company and the second underwriter executed a waiver letter and the underwriter waived $4,830,000 of the remaining deferred underwriting fee (see Note 6).

On December 13, 2022, the Company, Lifezone Metals Limited, an Isle of Man company (“LML”), the Company’s Sponsor, Aqua Merger Sub (“Merger Sub”), an entity incorporated in the Cayman Islands and wholly owned subsidiary of Lifezone Holdings Limited (“LHL”), Keith Liddell (solely in the capacity of LHL shareholder representative, the “LHL Shareholders Representative”), and certain LHL shareholders (the “LHL Shareholders”) entered into the Business Combination Agreement, and, on July 6, 2023 (the “Closing Date”), the parties to the Business Combination Agreement consummated the business combination (the “Lifezone Business Combination”), pursuant to which, the following transactions occurred: (a) the merger of the Company with and into Merger Sub, with Merger Sub surviving the Merger and the security holders of the Company (other than the security holders of the Company electing to redeem their ordinary shares or exercising their dissenters’ rights) becoming security holders of LML in accordance with the Companies Act, (b) the automatic conversion and exchange of (i) each issued and outstanding Public warrant of the Company for the right to receive one LML public warrant and (ii) each issued and outstanding Placement warrant of the Company (whether or not a whole warrant) into the right to receive one LML private warrant, (c) the acquisition by LML of all of the issued and outstanding share capital of LHL from the LHL Shareholders in exchange for the issuance of LML Ordinary Shares and, if applicable, the issuance of Earn-out Shares (as defined in the Business Combination Agreement), pursuant to which LHL became a direct wholly owned subsidiary of LML, and (d) the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents referred to therein. After entering into the Business Combination Agreement, the Company’s activities were limited to completing the Lifezone Business Combination (see Note 10 Lifezone Business Combination).

Note 2 — Summary of Significant accounting policies

Basis of preparation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

The unaudited condensed financial statements and notes thereto should be read in conjunction with the Company’s audited financial statements and notes thereto for the fiscal year ended December 31, 2022 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Form 10-K”). The accompanying condensed balance sheet at December 31, 2022 has been derived from the audited Balance Sheet at December 31, 2022 contained in the Company’s 2022 Form 10-K. Results of operations for interim periods are not necessarily indicative of the results of operations for a full year.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant accounting policies (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash and cash equivalents. The Company did not have any cash equivalents as of June 30, 2023 and December 31, 2022.

Investments held in Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised solely of cash and investments in money market funds that invest in U.S. government treasury obligations and generally have a readily determinable fair value. Such securities and investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period. Interest earned is paid in kind through the issuance of additional U.S. government treasury obligations and recognized as interest income in the statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant accounting policies (cont.)

Offering costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred that are directly related to the Initial Public Offering (“IPO”). Offering costs of $15,371,022 and $446,539 were charged against the carrying value of the Class A ordinary shares and public warrants, respectively, at October 25, 2021, based on the relative value of the Class A ordinary shares and public warrants upon the completion of the IPO.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation limit of $250,000. As of June 30, 2023 and December 31, 2022, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.

Fair Value Measurement

ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The three levels of the fair value hierarchy under ASC 820 are as follows:

•        Level 1 — Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

•        Level 2 — Pricing inputs are other than quoted prices included within Level 1 that are observable for the investment, either directly or indirectly. Level 2 pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•        Level 3 — Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant accounting policies (cont.)

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own ordinary shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and management concluded that the warrants issued in the Units and Placement Units qualified for equity accounting treatment.

Redeemable Shares

All of the 27,600,000 Class A ordinary shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation if there is a shareholder vote or tender offer in connection with a Business Combination and in connection with certain amendments to the Company’s Amended and Restated Memorandum and Articles of Association. In accordance with SEC staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in retained earnings, or in the absence of retained earnings, in additional paid-in capital. As of October 25, 2021, the Company recorded an adjustment to present the redeemable Class A ordinary shares at redemption value of $28,765,782, of which $20,798,214 was recorded against additional paid-in capital and $7,967,568 was recorded in accumulated deficit. As of June 30, 2023, the Company recorded an additional adjustment to present the Class A ordinary shares at redemption value of $15,371,257 which was recorded in accumulated deficit.

At June 30, 2023, the Class A ordinary shares reflected in the accompanying condensed balance sheet are reconciled in the following table

Gross proceeds	$276,000,000
Less:	—
Proceeds allocated to Public Warrants	(7,866,000)
Offering costs attributable to Class A ordinary shares	(15,375,619)
Plus:
Accretion of carrying value to redemption value	44,137,039
Class A ordinary shares subject to possible redemption	$296,895,420

Income Taxes

ASC 740, “Income Taxes,” (“ASC 740”) clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant accounting policies (cont.)

The Company is considered an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Share Compensation Expense

The Company accounts for share-based compensation expense in accordance with ASC 718, “Compensation Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date and recognized over the requisite service period. To the extent a stock-based award is subject to performance conditions, the amount of expense recorded in a given period, if any, reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. Forfeitures are recognized as incurred.

The Company’s Class B ordinary shares deemed transferred to its incoming directors and advisors by way of granting an interest in the Sponsor (see Note 5) were deemed to be within the scope of ASC 718. The fair value of equity awards was estimated using a Monte Carlo Model Simulation. The key assumptions in the option pricing model utilized were assumptions related to the expected separation date of the Units, anticipated Business Combination date, purchase price, share-price volatility, expected term, exercise date, risk-free interest rate and present value. The expected volatility as of the IPO closing date was derived based upon similar SPAC warrants.

Share Compensation Expense

During the year ended December 31, 2022, the Company’s Sponsor transferred an additional 115,000 Class B ordinary shares as compensation to service providers. The fair value of the Class B ordinary Share was $2,482,200 or $7.88 per share.

The shares deemed transferred are subject to performance conditions, namely the occurrence of a Business Combination. This performance condition is considered in determining the grant date fair value of these instruments for valuation purposes. Compensation expense related to the Class B ordinary shares is recognized only when the performance condition is probable of occurrence, or more specifically when a Business Combination is consummated. Therefore, no share-based compensation expense was recognized during the three and six months ended June 30, 2023. The unrecognized compensation expense related to the Class B ordinary shares at June 30, 2023 and December 31, 2022, was $2,482,200 and was recorded when the Lifezone Business Combination occurred (see Note 10 Lifezone Business Combination).

Net Income (Loss) Per Ordinary Share

The Company’s condensed statements of operations includes a presentation of income (loss) per share for Class A redeemable ordinary shares and income (loss) per share for Class A and Class B non-redeemable shares in a manner similar to the two-class method in calculating net income (loss) per ordinary share. Net income (loss) per ordinary share, basic and diluted, for redeemable ordinary shares is computed by dividing the pro rata net income (loss) between the redeemable ordinary share and the non-redeemable ordinary share by the weighted average number of ordinary shares outstanding for the period, as adjusted for the effects of deemed dividend under the assumption that they represent dividends to the holders of the redeemable ordinary shares. Net income (loss) per ordinary share, basic and diluted, for non-redeemable ordinary shares is computed by dividing the pro rata net income (loss) between the redeemable and non-redeemable ordinary shares by the weighted average number of ordinary shares outstanding for the period.

The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the Public Offering since the exercise of the warrants is contingent upon the occurrence of future events. For the period ended June 30, 2023, the Company did not have any dilutive warrants, securities or other contracts that could potentially be exercised or converted into ordinary shares. As a result, diluted income (loss) per ordinary share is the same as basic income (loss) per ordinary share for the six months ended June 30, 2023 and 2022.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant accounting policies (cont.)

A reconciliation of net income (loss) per ordinary share as adjusted for the portion of income (loss) that is attributable to ordinary shares subject to redemption is shown on following page:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income (loss) allocable to ordinary shareholders	$1,675,238	$15,430	$2,976,296	$(359,552)
Less: Accretion of temporary equity to redemption value	(15,371,257)	—	(15,371,257)	—
Net income (loss) including accretion of temporary equity to redemption value	$(13,696,019)	$15,430	$(12,394,961)	$(359,552)

Redeemable Class A Ordinary Shares:
Net income (loss) allocable to Redeemable shareholders	(10,548,629)	11,884	(9,546,558)	(276,926)
Less: Accretion of temporary equity to redemption value	15,371,257	—	15,371,257	—
Net income (loss) allocable to Redeemable Class A ordinary shareholders	4,822,628	11,884	5,824,698	(276,926)
Basic and diluted weighted average number of Redeemable Class A ordinary shares	27,600,000	27,600,000	27,600,000	27,600,000
Basic and diluted income (loss) available to Redeemable Class A ordinary shares	$0.17	$0.00	$0.21	$(0.01)

Nonredeemable Class A and Class B Ordinary Shares:
Net income (loss) allocable to Nonredeemable Class A and Class B ordinary shares	$(3,147,390)	$3,546	$(2,848,402)	$(82,626)
Basic and diluted weighted average number of Nonredeemable Class A and Class B ordinary shares	8,235,000	8,235,000	8,235,000	8,235,000
Basic and diluted income (loss) available to Nonredeemable Class A and Class B ordinary shares	$(0.38)	$0.00	$(0.35)	$(0.01)

Note 3 — Public Offering

Pursuant to the IPO, the Company sold 27,600,000 Units at a price of $10.00 per Unit, including the underwriter over-allotment of 3,600,000 Units. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). At the Merger Effective Time, each Public Warrant (whether or not a whole warrant) outstanding immediately prior to the Merger Effective Time (but after giving effect to the Unit Separation) was automatically and irrevocably modified such that such Public Warrant no longer entitles the holder thereof to purchase the amount of GoGreen ordinary shares set forth therein, and in substitution thereof such warrant entitles the holder thereof to acquire such equal number of LML Ordinary Shares per such warrant (as described in Note 10 Lifezone Business Combination).

In connection with the execution of the Lifezone Business Combination, 26,072,446 Class A ordinary shares were redeemed for cash from the Company’s Trust Account. As a result, $280,426,113 (or approximately $10.76 per share) was removed from the Company’s trust account to pay redeeming shareholders.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 4 — Private Placement

The Sponsor purchased an aggregate of 1,335,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $13,350,000, in a private placement that occurred simultaneously with the closing of the IPO. Each Placement Unit consists of one Class A ordinary share (“Placement Share”) and one-half of one redeemable warrant (each, a “Placement Warrant”). Each whole Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Placement Units was added to the proceeds from the IPO being held in the Trust Account.

Note 5 — Related-Party Transactions

Founder Shares

On April 7, 2021, the Sponsor purchased 7,187,500 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, up to 937,500 of which were subject to forfeiture, for an aggregate price of $25,000. On September 21, 2021, the Sponsor forfeited 1,437,500 Founder Shares, resulting in the Sponsor holding 5,750,000 Founder Shares, up to 750,000 of which were subject to forfeiture. On October 20, 2021, the Company effectuated a share capitalization of 1,150,000 Founder Shares, resulting in an aggregate of 6,900,000 Founder Shares outstanding and held by the Sponsor, up to 900,000 of which were subject to forfeiture. The Sponsor subsequently granted an interest in the Sponsor, representing an aggregate of 200,000 Founder Shares to the members of the Company’s Board of Directors and advisors for the same per-share consideration that it originally paid for such shares, resulting in the Sponsor holding 6,700,000 Founder Shares after giving effect to the grant of interest. At the Merger Effective Time, after giving effect to the Unit Separation, each issued and outstanding Founder Share was automatically cancelled in exchange for the right of the holder thereof to receive one LML Ordinary Share, as described in Note 10 Lifezone Business Combination.

The Sponsor agreed to forfeit up to 900,000 Founder Shares to the extent the over-allotment option was not exercised in full by the underwriters. As a result of the underwriters’ over-allotment exercise in full, no shares are currently subject to forfeiture. On December 13, 2022, in connection with the Business Combination Agreement, the Sponsor agreed to deposit 1,725,000 of Founder Shares (the “Sponsor Earn-Out Shares”) into escrow at the closing of the proposed Lifezone Business Combination. These shares vest on trading price conditions that are met at any time prior to the fifth anniversary of the closing of the Business Combination (as described in Note 10 Lifezone Business Combination).

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related-Party Loans

On March 17, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Promissory Note”). In September 2021, the Company issued to the Sponsor an Amended and Restated Promissory Note, which increased the loan amount to $500,000 and extended the due date to March 31, 2022. On October 25, 2021, the Company repaid $375,000 of outstanding borrowing under the Promissory Note.

In addition, in order to finance operations and transaction costs in connection with the Lifezone Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 5 — Related-Party Transactions (cont.)

Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination at a price of $10.00 per unit. The units would be identical to the Placement Units. On June 6, 2022, the Company issued a promissory note (the “First Working Capital Note”) for borrowings of up to $300,000 from the Sponsor.

On January 19, 2023, the Company issued a promissory note (the “Second Working Capital Note”) for borrowings of up to $300,000 from the Sponsor. On April 10, 2023, the Company issued a promissory note (the “Third Working Capital Note”) for borrowings of up to $300,000 from the Sponsor. The Note was issued in connection with advances the Sponsor had made to the Company for working capital expenses. On June 12, 2023, the Company issued a note for borrowings of up to $100,000 from the Sponsor for working capital purposes (the “Fourth Working Capital Note”), which was fully drawn at June 30, 2023. The First, Second, Third and Fourth Working Capital Notes, are collectively referred to as the (“Working Capital Notes”).

As of June 30, 2023, and December 31, 2022, the Company has $1,000,000 and $300,000, respectively outstanding under the Working Capital Notes. As described in Note 10, Lifezone Business Combination, the Working Capital Notes were repaid in full with cash from the Trust Account on the Closing Date, when LML, LHL a limited company incorporated and domiciled in Isle of Man and the Company consummated the Lifezone Business Combination.

On January 18, 2023, the Sponsor requested that the Company effectuate the First Extension. In connection with the First Extension, on January 19, 2023, the Company issued the First Extension Note in the aggregate principal amount of $2,760,000 to the Sponsor. Also on January 19, 2023, the Sponsor deposited the First Extension Payment of $2,760,000 (representing $0.10 per public share) into the Trust Account. This deposit enabled the Company to implement the First Extension. The First Extension is the first of two three-month extensions permitted under the Company’s governing documents.

Additionally, on April 10, 2023, the Sponsor requested that the Company effectuate the Second Extension. In connection with the Second Extension, on April 10, 2023, the Company issued the Second Extension Note in the aggregate principal amount of $2,760,000 (representing $0.10 per public share) to the Sponsor and Lifezone Limited (“LZL”). On April 12, 2023, LZL deposited the Lifezone Extension Payment of $1,380,000 (representing $0.05 per public share) into the Trust Account. On April 13, 2023, the Sponsor deposited the Sponsor Payment of $1,380,000 into the Trust Account. These deposits enabled the Company to implement the Second Extension. In connection with the extension payment provided by LZL, the Sponsor agreed to forfeit the right to receive 41,400 Class B ordinary shares in LML immediately prior to the Closing Date. On the Closing Date the extension loans were repaid in full from cash in the Trust account.

Administrative Support Agreement

The Company has agreed, commencing on the date the securities of the Company Green are first listed on the NYSE through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services. The Company recognized $30,000 and $60,000 of expense, for each of the three and six months ended June 30, 2023 and 2022, respectively in connection with this agreement. This agreement terminated upon completion of the Lifezone Business Combination (see Note 10, Lifezone Business Combination).

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 6 — Commitments

Registration Rights

The holders of the Founder Shares, Placement Units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of extension loans or Working Capital Loans, and any Class A ordinary shares issuable upon the exercise of the Placement Warrants and any Class A ordinary shares and warrants (and underlying Class A ordinary shares) that may be issued upon conversion of units issued as part of the Working Capital Loans and Class A ordinary shares issuable upon conversion of the Founder Shares, will be entitled to registration rights pursuant to a registration rights agreement signed on October 20, 2021, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A ordinary shares).

The holders of the Founder Shares, Placement Units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of extension loans or Working Capital Loans, and any Class A ordinary shares issuable upon the exercise of the Placement Warrants and any Class A ordinary shares and warrants (and underlying Class A ordinary shares) that may be issued upon conversion of units issued as part of the Working Capital Loans and Class A ordinary shares issuable upon conversion of the Founder Shares, will be entitled to registration rights pursuant to a registration rights agreement signed on October 20, 2021, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A ordinary shares).

The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities.

Underwriting Agreement

The Company paid the underwriters a cash underwriting discount of $0.20 per Unit, or $5,520,000 in the aggregate upon the closing of the IPO. In addition, the underwriters were entitled to a deferred fee of (i) $0.35 per Unit of the gross proceeds of the initial 27,600,000 Units sold in the IPO, or $9,660,000. The deferred underwriting fee was payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. On October 19, 2022, the Company and one of its underwriters executed a waiver letter and the underwriter waived $4,830,000 of the deferred underwriting fee which was recognized an adjustment to accumulated deficit. Additionally, on January 26, 2023, the Company and the second underwriter executed a waiver letter and the underwriter waived $4,830,000 of the remaining deferred underwriting fee. At June 30, 2023 and December 31, 2022, the deferred underwriting fee payable was $0 and $4,830,000, respectively.

Placement Agent Agreements

On June 20, 2022, the Company entered into an agreement with a placement agent in connection with its proposed Business Combination. Upon consummation of the proposed business combination, the Company shall pay a transaction fee, payable in cash, of (i) two million dollars ($2,000,000) plus (ii) 2.0% of the fair market value of all of the consideration paid by PIPE Financing investor(s) for the securities issued in connection with the proposed Business Combination before deduction of the expenses related to the transaction. In connection with the execution of the Lifezone Business Combination, a total of $3,427,358 was paid in cash under this agreement by LML.

On January 11, 2023, the Company entered into an agreement with a placement agent in connection with its proposed Business Combination. Upon consummation of the proposed Business Combination, the Company shall pay a transaction fee of (i) one million dollars ($1,000,000), (ii) 3% of the aggregate cash consideration paid for the securities issued in connection with the PIPE Financing by any investor(s) who was initially identified and contracted or otherwise sourced by the placement agent, and (iii) up to 150,000 ordinary shares of the Company from

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 6 — Commitments (cont.)

the Company’s Sponsor. In connection with the execution of the Lifezone Business Combination, a total of $1,472,500 was paid in cash and 112,274 ordinary shares were issued to the placement agent. Of the remaining 37,726 ordinary Sponsor Earnout Shares, 18,863 ordinary shares will be released under Trigger Event 1 and the remaining 18,863 ordinary shares under Trigger Event 2 to the Sponsor at the below price per share under the below trading conditions: (see Note 10, Lifezone Business Combination).

$14.00 per share for any 20 trading days within a 30-trading day period (Trigger Event 1)

$16.00 per share for any 20 trading days within a 30-trading day period (Trigger Event 2)

Upon completion of the Lifezone Business Combination a total of $70,173,170 was raised from the PIPE Financing (see Note 10, Lifezone Business Combination).

Note 7 — Shareholders’ Equity (Deficit)

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s Board of Directors. At June 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

Ordinary Shares

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At June 30, 2023 and December 31, 2022, there were 28,935,000 Class A ordinary shares issued and outstanding.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At June 30, 2023 and December 31, 2022, there were 6,900,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by applicable law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the IPO (not including the Class A ordinary shares underlying the Placement Units) plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of either Working Capital Loans or extension loans made to the Company).

In connection with the execution of the Business Combination Agreement, the Sponsor agreed to deposit 1,725,000 Class B ordinary shares into escrow. An initial 862,500 Class B ordinary shares will be released under Trigger Event 1 and the remaining 862,500 Class B ordinary shares under Trigger Event 2 to the Sponsor at the below price per share under the below trading conditions: (see Note 10, Lifezone Business Combination).

$14.00 per share for any 20 trading days within a 30-trading day period (Trigger Event 1)

$16.00 per share for any 20 trading days within a 30-trading day period (Trigger Event 2)

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8 — Public and Placement Warrants

Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and Placement Units and only whole warrants will trade. The warrants will become exercisable 30 days after the completion of a Business Combination. The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue Class A ordinary shares upon exercise of a warrant unless Class A ordinary shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a post-effective amendment to this registration statement or a new registration statement under the Securities Act, covering the Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating thereto until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable; and

•        if, and only if, the reported last sale price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the warrants for redemption, management will have the option to require all holders that wish to exercise the warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8 — Public and Placement Warrants (cont.)

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s Board of Directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares, Placement Units (or any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of either Working Capital Loans or extension loans made to the Company) held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the arithmetic average of the daily volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value or the Newly Issued Price.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Placement Warrants will not be transferable, assignable, or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available (see Note 10, Lifezone Business Combination).

Note 9 — Fair Value Measurements

The following tables present information about the Company’s assets and liabilities that are measured on a recurring basis as of December 31, 2022, and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

	December 31, 2022	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investment in United States Treasury money market mutual funds	285,650,505	$285,650,505
Total	$285,650,505	$285,650,505	$—	$—

As of June 30, 2023 the treasury shares were transferred to cash.

Note 10 — Lifezone Business Combination

Business Combination

On December 13, 2022, the Company, LML, the Company’s Sponsor, Merger Sub, the LHL Shareholders Representative and certain LHL shareholders entered into the Business Combination Agreement, and, on July 6, 2023, the parties to the Business Combination Agreement consummated the Lifezone Business Combination, pursuant to which, the following transactions occurred: (a) the merger of the Company with and into Merger Sub, with Merger Sub surviving the Merger and the security holders of the Company (other than the security holders of the Company electing to redeem their ordinary shares or exercising their dissenters’ rights) becoming security holders

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 10 — Lifezone Business Combination (cont.)

of LML in accordance with the Companies Act, (b) the automatic conversion and exchange of (i) each issued and outstanding Public Warrant of the Company for the right to receive one LML public warrant and (ii) each issued and outstanding Placement Warrant of the Company (whether or not a whole warrant) into the right to receive one LML private warrant, (c) the acquisition by LML of all of the issued and outstanding share capital of LHL from the LHL Shareholders in exchange for the issuance of LML Ordinary Shares and, if applicable, the issuance of Earn-out Shares (as defined in the Business Combination Agreement), pursuant to which LHL became a direct wholly owned subsidiary of LML, and (d) the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents referred to therein.

In consideration for the Merger, each shareholder of the Company received one LML Ordinary Share and one LML warrant for each ordinary share and whole warrant they held in the Company, respectively, immediately prior to the Merger. In accordance with the terms and subject to the conditions of the Business Combination Agreement, the consideration received by the LHL shareholders (fully diluted for the exercise and vesting of (i) any outstanding options to purchase LHL ordinary shares, whether or not exercisable and whether or not vested, granted under the LHL option plan and (ii) any RSUs granted by LHL (a) payable in LHL ordinary shares or (b) the value of which is determined with reference to the value of the shares of LHL, whether or not exercisable and whether or not vested) in connection with the closing of the Lifezone Business Combination was the issuance of an aggregate number of LML Ordinary Shares equal to (a) $626,801,280 divided by (b) $10.00. As additional consideration for the LHL ordinary shares acquired by LML in connection with the Share Acquisition, LML will issue to eligible LHL shareholders up to an aggregate of 25,072,052 Earn-out Shares, subject to certain triggering events, as described further in the Business Combination Agreement.

On July 5, 2023, in accordance with the terms of the Business Combination Agreement, the Company merged with and into Merger Sub, with Merger Sub surviving the Merger. Immediately prior to the Merger Effective Time, each issued and outstanding Unit and Placement Unit was automatically detached and separated into one Class A ordinary share of the Company, par value $0.0001 per share (a “GoGreen Class A Share”), and one-half of a warrant entitling the holder thereof to purchase Class A Shares of the Company (a “GoGreen Warrant”), in each case in accordance with the terms of the applicable Unit and Placement Unit and with fractional entitlements to the Public and Placement Warrants rounded down to the nearest whole number of warrants without cash settlement for such rounded fraction in accordance with the terms of the Business Combination Agreement (the “Unit Separation”).

At the Merger Effective Time, after giving effect to the Unit Separation, each issued and outstanding GoGreen Class A Share, and Class B ordinary share of GoGreen, par value $0.0001 per share (“GoGreen Class B Shares” and, together with the GoGreen Class A Shares, the “GoGreen Shares”), other than the Public Shares of security holders who elected to redeem their Public Shares or exercised their dissenters’ rights, was automatically cancelled in exchange for the right of the holder thereof to receive one LML Ordinary Share. Further, each GoGreen Warrant (whether or not a whole warrant) outstanding immediately prior to the Merger Effective Time (but after giving effect to the Unit Separation) was automatically and irrevocably modified such that such warrant no longer entitles the holder thereof to purchase the amount of the Company Class A ordinary shares set forth therein, and in substitution thereof such warrant entitles the holder thereof to acquire such equal number of LML Ordinary Shares per such warrant.

In connection with the closing of the Lifezone Business Combination, which occurred on July 6, 2023, unvested LHL options vested and became exercisable and the vesting of LHL RSUs accelerated and holders of LHL awards had the opportunity to exercise their LHL options and settle their LHL RSUs, in each case, subject to full payment of the applicable exercise price or call price, either in cash or on a cashless basis. All of the holders of LHL awards elected to exercise or settle, as applicable, all of their LHL awards. LHL ordinary shares delivered pursuant to the exercise or settlement of an LHL equity award were treated the same as other LHL ordinary shares in connection with the closing of the Lifezone Business Combination.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 10 — Lifezone Business Combination (cont.)

Prior to the extraordinary general meeting of GoGreen’s shareholders held on June 29, 2023 (the “EGM”) in connection with the Lifezone Business Combination, holders of 26,072,446 GoGreen Class A Shares, representing approximately 94.5% of the total GoGreen Class A Shares held by public shareholders, exercised their right to redeem their shares for cash. As a result, $280,426,112.72 (or approximately $10.76 per share) was removed from the Trust Account to pay such shareholders for the Redemption Shares. This left 1,527,554 residual shares in trust at a redeemable share price of $10.76.

PIPE Subscription Agreements

In connection with the execution of the Lifezone Business Combination, the Company and LML entered into subscription agreements (the “Subscription Agreements”) with certain institutional and accredited investors, pursuant to which such investors agreed to subscribe for and purchase, and LML agreed to issue and sell to such investors an aggregate of 7,017,317 LML Ordinary Shares for $10.00 per share, for aggregate gross proceeds of $70,173,170. The Subscription Agreements provide that LML will grant the investors in the PIPE Financing certain customary registration rights. The closings under the Subscription Agreements occurred substantially concurrently with the closing of the transactions contemplated by the Business Combination Agreement.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Company’s sponsor entered into a support agreement (the “Sponsor Support Agreement”) with the Company, LML and LHL, pursuant to which the Company’s Sponsor has agreed to, among other things, (a) vote at any meeting of the Company’s shareholders to be called for approval of the Lifezone Business Combination (b) be bound by certain other covenants and agreements related to the Lifezone Business Combination and (c) be bound by certain transfer restrictions with respect to all ordinary shares of the Company held of record or thereafter acquired by the Sponsor (collectively, the “Sponsor Securities”) and warrants exercisable for Sponsor Securities, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. The Sponsor Support Agreement also provides that the Company’s Sponsor has agreed irrevocably to waive its redemption rights in connection with the consummation of the Lifezone Business Combination with respect to any Sponsor Securities they may hold.

Subject to the conditions set forth in the Sponsor Support Agreement, the Company’s Sponsor additionally agreed to deposit 1,725,000 of the Class B ordinary shares of Sponsor Securities (“Sponsor Earn-Out Shares”) into escrow and, if at any time prior to or as of the fifth anniversary of the Lifezone Business Combination, the volume-weighted average price (as adjusted for share splits, share capitalization, reorganizations, recapitalizations and the like) over any 20 trading days within any 30 trading day period, is greater than or equal to: (i) $14.00, then 862,500 of the Sponsor Earn-Out Shares will vest, or (ii) $16.00, then 1,725,000 of the Sponsor Earn-Out Shares (less any Sponsor Earnout Shares previously vested pursuant to clause (i)) will vest. If a Change of Control (as defined in the Sponsor Support Agreement) occurs as of or prior to the fifth anniversary of the Lifezone Business Combination, pursuant to which LML or its shareholders receive consideration implying a value per LML Ordinary Share (as determined in good faith by the board of directors of LML) of (a) less than $14.00, then no Sponsor Earn-out Shares will vest, (b) greater than or equal to $14.00 but less than $16.00, 862,500 Sponsor Earn-out Shares will vest, and (c) greater than or equal to $16.00, then 1,725,000 Sponsor Earn-out Shares (less any Sponsor Earnout Shares previously vested pursuant to clause (b)) will vest.

New Registration Rights Agreement

Pursuant to the Business Combination Agreement, at the closing of the Lifezone Business Combination, LML, certain LHL equity holders, certain Company equity holders, the Company’s Sponsor and the Company entered into the New Registration Rights Agreement, pursuant to which LML agreed to register for the resale of certain shares of LML Ordinary Shares and other equity securities of LML that are held by the parties thereto from time to time. Pursuant to the New Registration Rights Agreement, LML agreed to file a shelf registration statement registering the resale of all of the Registrable Securities (as defined in the New Registration Rights Agreement) no later than

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 10 — Lifezone Business Combination (cont.)

30 days of the Closing Date. LML also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The New Registration Rights Agreement also provides that LML will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities.

Warrant Assumption Agreement

Pursuant to the Business Combination Agreement, immediately prior to the Merger Effective Time, the Company and Continental stock transfer agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), which amended that certain Warrant Agreement, dated as of October 20, 2021, by and between the Company and Continental, as warrant agent (the “Existing Warrant Agreement”), pursuant to which (a) the Company assigned to LML, and LML assumed, all of the Company’s right, title and interest in and to the Existing Warrant Agreement and (b) each warrant of the Company was modified to no longer entitle the holder to purchase the Company’s ordinary shares and instead acquire an equal number of LML Ordinary Shares per warrant of the Company.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Lifezone Holdings Limited

Opinion on the financial statements

We have audited the accompanying consolidated statements of financial position of Lifezone Holdings Limited and its subsidiaries (the “Group”) as of December 31, 2022 and 2021, the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for opinion

These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON

We have served as the Group’s auditor since 2021.

Dublin, Ireland

April 17, 2023

Lifezone Holdings Limited
Consolidated Statement of Comprehensive Income
for the Year Ended 31 December 2022

	Note	31 December 2022	31 December 2021
		$	$
Revenue	5	2,927,460	2,092,575
(including related party revenues of $2,854,869 and $2,092,575 for the years ended December 31, 2022 and 2021, respectively)

Loss on foreign exchange	9	(55,701)	(66,295)
General and administrative expenses	9	(28,559,519)	(20,055,303)
Operating loss		(25,687,760)	(18,029,023)

Share of loss of joint ventures	25	—	—
Interest income	6	224,389	10,979
(including interest income on shareholder loans of $10,137 and $7,357 for the years ended December 31, 2022 and 2021, respectively)
Gain on remeasurement of contingent consideration	23	235,505	—
Interest expense	7	(266,354)	(160,840)
Loss before tax		(25,494,220)	(18,178,884)
Income tax	18	—	—
Loss for the year		(25,494,220)	(18,178,884)

Other comprehensive income
Other comprehensive income that may be reclassified to profit or loss in subsequent periods (net of tax):
Exchange gain on translation of foreign operations	25	115,864	—
Total other comprehensive income for the year		115,864	—
Total comprehensive loss for the financial year		(25,378,356)	(18,178,884)

Net loss for the year:
Attributable to ordinary shareholders of the company	25	(23,583,342)	(18,002,646)
Attributable to noncontrolling interests		(1,910,878)	(176,238)
		(25,494,220)	(18,178,884)
Total comprehensive loss;
Attributable to ordinary shareholders of the company	25	(23,467,478)	(18,002,646)
Attributable to noncontrolling interests		(1,910,878)	(176,238)
		(25,378,356)	(18,178,884)
Net loss per share:
Basic and diluted loss per share	26	(38.02)	(29.65)

All amounts related to continued operations.

Keith Liddell

Chairman

Date April 17, 2023

Lifezone Holdings Limited
Consolidated Statement of Financial Position
for the Year Ended 31 December 2022

	Note	31 December 2022	31 December 2021
		$	$
Assets
Non-current assets
Exploration and evaluation assets and mining data	16	18,455,306	12,746,135
Patents	15	602,867	581,417
Other intangible assets	15	92,096	—
Property and equipment	14	884,322	1,000,845
Investments in joint ventures	27	—	—
Right-of-use assets	14	352,307	—
		20,386,898	14,328,397

Current assets
Inventories	13	49,736	—
Trade and other receivables	12	6,005,207	1,939,242

(including receivables from related parties of $655,683 and $645,546 as of 31 December 2022 and 2021, respectively and receivables from affiliated entities of $959,935 and $Nil as of 31 December 2022 and 2021, respectively)

Subscription receivable	17	50,000,000	—
Restricted deposit		—	—
Cash and cash equivalents	10	20,535,210	45,624,110
		76,590,153	47,563,352
Total assets		96,977,051	61,891,749

Liabilities and equity

Equity
Share capital	25	3,101	1,843
Share premium	25	25,436,656	25,436,656
Shared based payment reserve	25	25,483,348	9,988,094
Other reserves	25	(15,495,254)	—
Foreign currency translation reserve	25	115,864	—
Redemption reserve	25	280,808	280,808
Accumulated deficit		(44,290,602)	(20,707,260)
Total Shareholders’ (deficit) equity		(8,466,079)	15,000,141
Convertible loans	25	—	39,040,000
Non-controlling interests	25	84,452,884	(176,238)
Total equity		75,986,805	53,863,903

Non-current liabilities
Lease liabilities	21	290,576	—
Long term asset retirement obligation provision	24	303,000	—
Contingent consideration	23	3,689,755	5,681,603
		4,283,331	5,681,603
Current liabilities
Related party payables	22	—	208,550
Lease liabilities	21	105,304	—
Trade and other payables	20	16,601,611	2,137,693
		16,706,915	2,346,243
Total liabilities		20,990,246	8,027,846
Total equity and liabilities		96,977,051	61,891,749

Keith Liddell

Chairman

Date April 17, 2023

Lifezone Holdings Limited
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED 31 DECEMBER 2022

	Note	Share Capital	Share Premium	Shared Based Payment Reserve	Other Reserves	Foreign currency translation reserve	Redemption Reserve	Accumulated Deficit	Total Shareholders’ equity	Convertible loans issued	Non- controlling Interest	Total equity
		$	$	$	$	$	$	$	$	$	$	$
At 01 January 2021		1,779	14,677,090	—	—	—	280,808	(2,704,614)	12,255,063	—	—	12,255,063

Total loss for the financial year		—	—	—	—	—	—	(18,002,646)	(18,002,646)	—	(176,238)	(18,178,884)

Transactions with shareholders:
Issuance of shares during the year		64	10,999,566	—	—	—	—	—	10,999,630	—	—	10,999,630
Share-based compensation		—	—	9,988,094	—	—	—	—	9,988,094	—	—	9,988,094
Convertible loans issued		—	—	—	—	—	—	—	—	40,000,000	—	40,000,000
Issuance fees on convertible loans		—	—	—	—	—	—	—	—	(960,000)	—	(960,000)
Share issuance fees		—	(240,000)	—	—	—	—	—	(240,000)	—	—	(240,000)
Total transactions with shareholders		64	10,759,566	9,988,094	—	—	—	—	20,747,724	39,040,000	—	59,787,724

At 31 December 2021		1,843	25,436,656	9,988,094	—	—	280,808	(20,707,260)	15,000,141	39,040,000	(176,238)	53,863,903

Total loss for the financial year		—	—	—	—	—	—	(23,583,342)	(23,583,342)	—	(1,910,878)	(25,494,220)
Total other comprehensive income for the financial year		—	—	—	—	115,864	—	—	115,864	—	—	115,864

Transactions with shareholders:
Movements in convertible loans		—	—	—	—	—	—	—	—	(40,000,000)	40,000,000	—
Conversion of convertible loans		—	—	—	—	—	—	—	—	960,000	(960,000)	—
Recognition of subscription shares		—	—	—	—	—	—	—	—	—	50,000,000	50,000,000
Transaction costs on issuance of subscription shares		—	—	—	—	—	—	—	—	—	(2,500,000)	(2,500,000)
Movements in shared based payment reserve		—	—	15,495,254	(15,495,254)	—	—	—	—	—	—	—
Issuance of ordinary shares		1,258	—	—	—	—	—	—	1,258	—	—	1,258
Total transactions with shareholders		1,258	—	15,495,254	(15,495,254)	—	—	—	1,258	(39,040,000)	86,540,000	47,501,258

At 31 December 2022	25	3,101	25,436,656	25,483,348	(15,495,254)	115,864	280,808	(44,290,602)	(8,466,079)	—	84,452,884	75,986,805

Lifezone Holdings Limited
CONSOLIDATED CASH FLOW STATEMENT
FOR THE YEAR ENDED 31 DECEMBER 2022

	Note	2022	2021
		$	$
Cash flows from operating activities
Consolidated loss for year		(25,378,356)	(18,178,884)
Adjustments for:
Interest income	6	(224,389)	(10,979)
Amortization of intangibles	15	71,095	62,646
Foreign exchange loss	9	55,701	66,295
Movements in fair value adjustments in RSUs and options reserves		—	9,988,094
Loss of disposal on property and equipment	14	271,791	—
Interest expense	7	266,354	—
Gain on remeasurement of contingent consideration	23	(235,505)	—
Depreciation, depletion, amortisation and right-of-use assets	14	247,032	25,527
Operating loss before working capital changes		(24,926,277)	(8,047,301)
Changes in trade and other receivables		(2,596,111)	(9,709)
Changes in related party receivables		(959,935)	(52,225)
Changes in inventories	13	(49,736)	—
Changes in other current assets		(543,280)	—
Changes in prepaid mining license	12	4,783	(848,125)
Changes in customer credit to related party	22	(208,550)	208,550
Changes in trade and other payables	20	12,243,791	1,660,002
Net cash used in operating activities		(17,035,315)	(7,088,808)

Cash flows from investing activities
Interest received from bank	6	214,252	3,279
Restricted deposit released from escrow		—	8,004,370
Patent costs incurred		(92,545)	(110,239)
Expenditures on property and equipment	14	(277,364)	(93,750)
Expenditures on other intangible assets	15	(92,096)	—
Investment in exploration and evaluation assets	16	(5,709,171)	—
Acquisition of subsidiaries, net of cash acquired	26	(7,591)	(7,997,155)
Payment of contingent consideration relating to acquisition of subsidiaries	23	(2,000,000)	—
Interest from restricted deposit	11	—	594
Net cash used in investing activities		(7,964,515)	(192,901)

Cash flows from financing activities
Payment of lease liabilities	21	(80,933)	—
Proceeds from the issuance of shares	25	—	10,759,630
Proceeds from the issuance of loan instrument	25	—	39,040,000
Net cash provided by financing activities		(80,933)	49,799,630

Net (decrease) increase in cash and cash equivalents		(25,080,763)	42,517,921

Cash and cash equivalents
Effect of exchange rate changes in cash		(8,137)	—
Beginning of year		45,624,110	3,106,189
End of year		20,535,210	45,624,110

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

1. General information

The consolidated financial statements of Lifezone Holdings Limited (“LHL”), and its subsidiaries (collectively, the Group) for the year ended 31 December 2022 were authorised for issue in accordance with a resolution of the Directors on 17 April 2023. LHL (the Company or the parent) is a limited company incorporated and domiciled in Isle of Man and whose shares are not publicly traded. The registered office is located at Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

The Group is engaged in the development, patenting and licensing of hydrometallurgical technology for use in the extractive metallurgy, minerals and recycling industries. Information on the Group’s structure is provided in note 2.3. Information on other related party relationships of the Group is provided in note 22.

History and Organization

LHL, was incorporated on 28 March 2022, as a holding company for Lifezone Limited (“LZL”) and acquired 100% of the equity interest in LZL on 24 June 2022. As part of this acquisition, LZL shares were split 1:200, and, LHL shares were issued to LZL shareholders at the time on a 1:1 basis. Further, on 24 June 2022 (at the same time as the Lifezone Holdings Transaction), the shareholders of Kabanga Nickel Limited (“KNL”) (other than LZL) exchanged their shares of KNL for shares of LHL on a 1:1 basis (the “Flip-Up”).

As LHL did not have any previous operations, LZL and KNL (together with its subsidiaries) are viewed as the predecessors to LHL and its consolidated subsidiaries, and the flip-up was accounted for as a common control transaction using the predecessor value method.

On December 13, 2022, Lifezone Metals Limited, an Isle of Man company (“Lifezone Metals” or the “Company”) and GoGreen Investments Corporation, an exempted company incorporated under the laws of the Cayman Islands (“GoGreen”), entered into a Business Combination Agreement, with GoGreen Sponsor 1 LP, a Delaware limited partnership (the “Sponsor”), Aqua Merger Sub, a Cayman Islands exempted company (the “Merger Sub”) and wholly owned direct subsidiary of Lifezone Metals, Lifezone Holdings Limited, an Isle of Man company (“LHL”). The closing of the transaction is expected to take place in the second quarter of 2023, and Lifezone Metals is expected to be listed on the New York Stock Exchange (“NYSE”).

2. Significant accounting policies

2.1. Segment information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance.

The Company views its operations and manages its business in two operating segments, (i) our metals extraction and refining business; and (ii) our intellectual property (“IP”) licensing business. This is closely managed by the Company’s Chief Executive Officer (the “CEO”) and Directors.

The metals extraction and refining segment of the business consists of the Group’s interest in KNL.

The intellectual property segment is managed through our wholly owned subsidiary, LZL, who own a family of patents for hydrometallurgical metal beneficiation. LZL’s business model is to own interests in and/or operate processing refineries that use its patented technology and accumulated IP and skills to economically beneficiate metals to produce refined products for sale with potentially significantly reduced carbon footprint and cost when compared to traditional smelting and refining methods. These include the Kabanga Hydromet technology, which is under development, and the Kell Process Technology, which is proposed to be utilized at the Kell-Sedibelo-Lifezone Refinery. LZL also expects to generate income from consulting fees and the licensing of its proprietary technology to other parties in return for royalties.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

2.2. Basis of preparation

The Group’s consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements have been prepared on a historical cost basis except for financial assets, financial liabilities and contingent consideration that have been measured at fair value.

The consolidated financial statements incorporate the results of business combinations under common control using the predecessor value method. In the consolidated statement of financial position, the acquiree’s identifiable assets and liabilities are initially recognised at their carrying values at the acquisition date. The increase in the fair value of share-based payment reserves, assumed by LHL as part of the business combination under common control, are accounted for directly in equity under Other Reserves. The results of acquired operations are included in the consolidated statement of comprehensive income from the date on which control is obtained.

The Group has prepared the consolidated financial statements on the basis that it will continue to operate as a going concern as discussed in note 2.6.

2.3. Basis of consolidation

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries as of 31 December 2022. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if, and only if, the Group has:

•        power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee);

•        exposure, or rights, to variable returns from its involvement with the investee; or

•        the ability to use its power over the investee to affect its returns.

Generally, there is a presumption that a majority of voting rights results in control. To support this presumption and when the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

•        the contractual arrangement(s) with the other vote holders of the investee;

•        rights arising from other contractual arrangements; and

•        the Group’s voting rights and potential voting rights.

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary.

Profit or loss and each component of other comprehensive income (“OCI”) are attributed to the equity holders of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated on full consolidation.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If the Group loses control over a subsidiary, it derecognises the related assets (including goodwill), liabilities, non-controlling interest and other components of equity, while any resultant gain or loss is recognised in profit or loss. Any investment retained is recognised at fair value.

The consolidated financial statements comprise the financial statements as of 31 December 2022 comprise the financial statements of below subsidiaries.

Name of subsidiary	Direct/Indirect	Country of incorporation	Principal place of Business	Percentage of Ownership (%)
				2022	2021
Lifezone Limited	Direct	Isle of Man	United Kingdom	100.0%	100.0%
LZ Services Limited	Indirect	United Kingdom	United Kingdom	100.0%	0.0%
Kabanga Holdings Limited	Indirect	Cayman Islands	Cayman Islands	91.1%	100.0%
Kabanga Nickel Company Limited	Indirect	Tanzania	Tanzania	91.1%	100.0%
Kabanga Nickel Limited	Indirect	United Kingdom	United Kingdom	91.1%	100.0%
Kagera Mining Company Limited	Indirect	Tanzania	Tanzania	91.1%	100.0%
Metprotech Pacific Proprietary Limited	Indirect	Australia	Australia	100.0%	0.0%
Romanex International Limited	Indirect	Canada	Canada	100.0%	100.0%
Tembo Nickel Corporation Limited	Indirect	Tanzania	Tanzania	76.5%	84.0%
Tembo Nickel Mining Corporation Limited	Indirect	Tanzania	Tanzania	76.5%	84.0%
Tembo Nickel Refining Corporation Limited	Indirect	Tanzania	Tanzania	76.5%	84.0%

In October 2022, BHP also agreed to invest a further $50 million in KNL in the form of equity under the Tranche 2 Subscription Agreement, the completion of which is subject to certain conditions. The Company satisfied substantially all the closing conditions and received the $50 million on 15 February 2023 and issued a stock certificate on the same day, bringing BHP’s interest in KNL from 8.9% as of 31 December 2022 to 17.0%, effective 15 February 2023.

The Group attributes total comprehensive income or loss of subsidiaries between the owners of the parent and the non-controlling interests based on their respective ownership interests.

2.4. Fair value measurement

The Group measures its share options and reserve stock units (RSUs) at fair value.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•        In the principal market for the asset or liability or

•        In the absence of a principal market, in the most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by the Group.

The fair value is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs.

Equity Instruments for which fair value is measured or disclosed in the financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•        Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•        Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•        Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For instruments that are recognised in the financial statements at fair value, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

The management determines the policies and procedures for non-recurring measurement, such as share options and restricted stock units. There are no recurring fair value measurements, and the movement in the fair value of the share options and restricted stock units is due to a modification during the year.

External valuers are involved for valuation of the equity instruments. Involvement of external valuers is determined management. Selection criteria include market knowledge, reputation, independence and whether professional standards are maintained. Share options and restricted stock units are currently measured under Level 3, the inputs for which are disclosed in note 25.

2.5. Business combinations under common control

Business combinations involving entities under common control are outside the scope of IFRS 3 Business Combinations and there is no other specific IFRS guidance. Accordingly, management used its judgement to develop an accounting policy that is relevant and reliable, in accordance with IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors.

Business combinations under common control are accounted for using IAS 8 the predecessor value method. The predecessor value method involves accounting for the assets and liabilities of the acquired business at the existing carrying values, and no goodwill is recorded. Any difference between the acquirer’s cost of investment and acquirees’ equity is presented separately as other reserve within equity on consolidation. The increase in the fair value of share-based payment reserves, assumed by LHL as part of the business combination under common control, are accounted for directly in equity under Other Reserves, as disclosed in note 2.2.

The group has applied the predecessor value method with comparative periods restated as if the combination had taken place at the beginning of the earliest comparative period presented.

If the Group loses control of a subsidiary, it:

(a)     derecognizes the assets (including goodwill) and liabilities of the subsidiary;

(b)    recognizes the fair value of the consideration received;

(c)     recognizes the fair value of any investments retained;

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

(d)    recognizes any surplus or deficit in profit or loss; and

(e)     reclassifies the parent’s share of components previously recognised in other comprehensive income to profit or loss, if any.

2.5.1. Acquisitions

The Group accounts for asset acquisitions using the acquisition method when an acquired set of assets and activities do not constitute a business. A business is defined as a set of activities and assets that include an input and a substantive process that together significantly contribute to the ability to create outputs.

An acquired process is considered substantive if it is critical to the ability to continue producing outputs, and the inputs acquired include an organized workforce with the necessary skills, knowledge, or experience to perform that process or it significantly contributes to the ability to continue producing outputs and is considered unique or scarce or cannot be replaced without significant cost, effort or delay in the ability to continue producing outputs.

Assets and liabilities are initially measured at cost allocated based on the relative fair value of the assets and liabilities acquired. As such no goodwill or bargain purchase gain is recognised upon acquisition. Any transaction costs are capitalized, and the Group does not recognize any deferred tax assets or liabilities which arise.

Initial measurement of any contingent consideration which is included in the acquisition is recognised as a liability for the expected variable payments at the time control of the underlying assets and liabilities is obtained. Subsequent measurement of any change in the fair value of the contingent consideration is recognised in profit or loss in the year of change.

2.6. Going concern

The management of the Group (“Management”) has assessed the going concern assumptions of the Group during the preparation of these consolidated financial statements.

The Group had net comprehensive loss of $25,378,356 for the year ended 31 December 2022 (2021: $18,178,884), accumulated losses of $44,290,602 at 31 December 2022 (2021: $20,707,260), and negative cash flow of $25,080,763 for the year ended 31 December 2022, compared to positive cash flow $42,517,921 for the year ended 31 December 2021.

Notwithstanding these results, Management believes there are no events or conditions that raises doubt on the ability of the Group to continue as a going concern for a reasonable period of time after the preparation of the consolidated financial statements. The assessment includes knowledge of the Group’s current cash available to the Group as at 31 December 2022, in addition to the recent additional $50 million investment by BHP Billiton (UK) DDS Limited (“BHP”) received subsequent to the date of the financial statements as discussed in note 17, along with the expected inflow of cash from the business combination and a planned liquidity event in 2023. After considering cash outflows, the Directors have a reasonable expectation that the Group will receive the funds necessary to continue its operations for a reasonable period of time from the date of the consolidated financial statements.

2.7. Functional and reporting currency

These financial statements are presented in USD ($), which is the Company’s functional currency, and all values are rounded to the nearest dollar ($), except where otherwise indicated. The functional currency is the currency of the primary economic environment in which the entity operates. Accordingly, the Group measures its financial results and financial position in USD ($).

The reporting currency used for the preparation of the financial statements is USD ($), which is the currency in which the share capital of the Company is denominated.

The Company and its subsidiary undertaking incur transactions in USD ($), British Pounds (“GBP”) (£), Australian Dollars (“AUD”) ($), and Tanzanian Shillings (“TZS”).

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

For subsidiaries, LZ Services Limited, the functional currency is GBP and Metprotech Pacific Pty Limited the reporting currency is AUD. The balances of the subsidiaries reporting under other currencies are translated to USD as discussed in note 2.8.

2.8. Foreign currency transactions and balances

Transactions in foreign currencies are initially recorded using the rate of exchange ruling at the date of the transaction. Foreign exchange gains and losses resulting from the settlement of such transactions, as well as from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies, are recognised in the statement of comprehensive loss.

Assets and liabilities are translated into the Group’s reporting currency using the exchange rates in effect at balance sheet dates. Equity accounts are translated at historical rates, except for the change in retained earnings during the year, which is the result of the income statement translation process. Revenue and expense accounts are translated using the weighted average exchange rate during the period. The cumulative translation adjustments associated with the net assets of foreign subsidiaries are recorded in accumulated other comprehensive income/loss in the consolidated statements of shareholder’s equity.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions.

2.9. Current and non-current distinction

The Group presents assets and liabilities in the consolidated statement of financial position based on current/non-current classification.

An asset is classified as current when:

(a)     the Group expects to realize the asset, or intends to sell or consume it, in its normal operating cycle;

(b)    the Group expects to realize the asset within twelve months after the reporting period;

(c)     the Group holds the asset primarily for the purpose of trading; or

(d)    cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period.

All other assets are classified as non-current.

A liability is classified as current when:

(a)     the Group expects to settle the liability in its normal operating cycle;

(b)    the liability is due to be settled within twelve months after the reporting period;

(c)     the Group does not have an unconditional right to defer settlement of the liability for at least twelve months after the reporting period; or

(d)    the Group holds the liability primarily for the purpose of trading.

The Group classifies all other liabilities as non-current.

Deferred tax assets and liabilities are classified as non-current assets and liabilities.

2.10. Financial instruments

Recognition

Financial assets and financial liabilities are recognised when the Group becomes a party to the contractual provisions of the financial instrument.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

Classification and initial measurement of financial assets

Except for those receivables that do not contain a significant financing component and are measured at the transaction price in accordance with IFRS 15 Revenue from Contracts with Customers, all financial assets are initially measured at fair value adjusted for transaction costs, if any.

Financial assets, other than those designated and effective as hedging instruments, are classified into the following categories:

•        Amortised cost

•        Fair value through profit or loss (FVTPL)

•        Fair value through other comprehensive income (FVOCI)

The Group does not have any financial assets categorized as FVTPL and FVOCI as at 31 December 2022 and 2021.

The classification is determined by both:

•        The Group’s business model for managing financial assets.

•        The contractual cash flow characteristic of the financial asset.

Subsequent measurement of financial assets

Financial assets are measured at amortised cost if the assets meet the following conditions (and are not designated as FVTPL):

•        they are held within a business model whose objective is to hold the financial assets and collect its contractual cash flows.

•        the contractual terms of the financial assets give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding.

After initial recognition, these are measured at amortised cost using the effective interest method and are subject to impairment. Discounting is omitted where the effect of discounting is immaterial. The Group’s cash and cash equivalents, other receivables, related party receivables and receivable from affiliated entities fall into this category of financial instruments.

Derecognition

A financial asset (or, where applicable, a part of a financial asset or part of a Group of similar financial assets) is primarily derecognised (i.e., removed from the Group’s consolidated statement of financial position) when:

•        The rights to receive cash flows from the asset have expired, or

•        The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a pass-through.’ arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

Group continues to recognise the transferred asset to the extent of its continuing involvement. In that case, the Group also recognises an associated liability. The transferred assets and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

Impairment of financial assets

Financial assets are assessed for indicators of impairment at each balance sheet date. Financial assets are impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been impacted.

For certain categories of financial assets, such as trade receivables, assets that are assessed not to be impaired individually are subsequently assessed for impairment on a collective basis.

For financial assets carried at amortised cost, the amount of the impairment is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the financial asset’s original effective interest rate.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables, where the carrying amount is reduced through the use of an allowance account. When a trade receivable is considered uncollectable, it is written off against the allowance. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognised in profit or loss.

If in a subsequent period the amount of the impairment loss decreases, and the decrease can be related objectively to an event occurring after the impairment was recognised, the previously recognised impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortised cost would have been had the impairment not been recognised.

Interest income

For all financial instruments measured at amortised cost, interest income is recognised using the effective interest rate (EIR) method. The EIR is the rate that exactly discounts the estimated future cash receipts over the expected life of the financial instrument or a shorter period, where appropriate, to the net carrying amount of the financial asset. Interest income is recognised in the statement of comprehensive income.

Classification and initial measurement of financial liabilities

Financial liabilities are classified, at initial recognition, as financial liabilities at FVTPL and payables, as appropriate.

All financial liabilities are recognised initially at fair value. The Group’s financial liabilities include trade and other payables, contingent consideration, and long-term rehabilitation provision.

Financial liabilities are measured subsequently at amortised cost using the effective interest method which are carried subsequently at fair value with gains or losses recognised in profit or loss.

All interest-related charges and, if applicable, changes in an instrument’s fair value that are reported in profit or loss are included within interest expense or interest income.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

Payables

This category pertains to financial liabilities that are not held for trading or not designated as at FVTPL upon the inception of the liability. These include liabilities arising from operations (e.g., accounts payable, accrued liabilities). Payables are recognised initially at fair value and are subsequently carried at amortised cost. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate.

This accounting policy applies to the Group’s trade and other payables.

Offsetting financial instruments

Financial assets and financial liabilities are offset, and the net amount is reported in the statement of financial position if there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Derecognition

Financial liabilities are derecognised when the associated obligation is discharged or cancelled or expires.

When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognised in profit or loss and other comprehensive income.

2.11. Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits, together with other short-term, highly liquid investments maturing within 90 days from the date of acquisition that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. At various times during the year ended 31 December 2022, the Group maintained cash balances in banks in excess of insurable limits. The Group has not experienced any losses on such amounts.

2.12. Restricted deposit

Restricted deposits comprise cash or cash equivalents held in escrow and advance payments made to third party. These are restricted from being exchanged or from being used to settle a liability.

2.13. Provisions

Provisions are recognised when the Group has a present obligation as a result of a past event, and it is probable that the Group will be required to settle the obligation. Provisions are measured at the best estimate of the expenditure required to settle the obligation at the balance sheet date and are discounted to present value where the effect is material.

Asset retirement obligation

Asset retirement obligation will be incurred by the Group either while operating, or at the end of the operating life of, the Group’s facilities and mine properties. The Group assesses its asset retirement obligation at each reporting date. The Group recognises an asset retirement obligation where it has a legal and constructive obligation as a result of past events, and it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount of obligation can be made.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

Over time, the discounted liability is increased for the change in present value based on the discount rates that reflect current market assessments and the risks specific to the liability. The periodic unwinding of the discount is recognised in the Statement of Comprehensive Income as part of interest expense.

2.14. Accruals

Accruals expenditure activities are accounted for in the year, not simply when cash payments are made. In particular:

•        supplies are recorded as expenditure when they are consumed — where there is a gap between the date supplies are received and their consumption, they are carried as inventories on the Statement of Financial Position;

•        expenses in relation to services received (including services provided by employees) are recorded as expenditure when the services are received rather than when payments are made; and

•        Where revenue and expenditure have been recognised, but cash has not been paid, a liability is recorded on the Statement of Financial Position.

2.15. Investments in joint ventures

Under the equity method, the investment in joint ventures is carried in the statement of financial position at cost and adjusted thereafter for the post-acquisition change in the Group’s share of the profit and loss and other comprehensive income of the joint ventures. After the interest in the joint ventures is reduced to zero, additional losses are provided for, and a liability is recognised, only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the joint ventures.

The financial statements of the joint venture are prepared for the same reporting period as the Group. When necessary, adjustments are made to bring the accounting policies in line with those of the Group.

The Group determines at each reporting date whether there is any objective evidence that the investment in joint ventures is impaired in accordance with IFRS 9 Financial Instruments.

Subsequent measurement

In determining the value in use of the investments in joint ventures the Group estimates:

(a)     Its share of present value of the estimated future cash flows expected to be generated by the joint venture, including the cash flows from operations of the joint venture and the proceeds on the ultimate disposal of the investment; or

(b)    The present value of the estimated future cash flows expected to arise from dividends to be received from the investment and from its ultimate disposal.

Upon loss of significant influence over a joint venture, the Group measures and recognizes any retaining investment at its fair value. Any difference between the carrying amount of a joint venture upon loss of significant influence and the fair value of the retaining investment and proceeds from disposal is recognised in profit or loss.

2.16. Property and equipment

Property and equipment are initially recognised at acquisition cost and carried at historical cost less accumulated depreciation and impairment losses, if any. Subsequent acquisitions are included in the asset’s carrying amount or recognised as a separate asset as appropriate only when it is certain the item can be measured reliably. Depreciation is calculated using the straight-line method to allocate the property and equipment’s value over the lower of their legal or estimated useful lives. Property and equipment with indefinite lives are not depreciated and are assessed for impairment on an annual basis.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

When significant parts of property and equipment are required to be replaced in intervals, the Group recognizes such parts as individual assets with specific useful lives and depreciation, respectively. The carrying amount of those parts that are replaced is derecognised in accordance with the derecognition provisions of IAS 16 Property, plant and equipment.

Property and equipment are initially recognised at acquisition cost and carried at historical cost less accumulated depreciation and impairment losses, if any. Subsequent acquisitions are included in the asset’s carrying amount or recognised as a separate asset as appropriate only when it is certain the item can be measured reliably. Depreciation is calculated using the straight-line method to allocate the property and equipment’s value over the lower of their legal or estimated useful lives. Property and equipment with indefinite lives are not depreciated and are assessed for impairment on an annual basis.

When significant parts of property and equipment are required to be replaced in intervals, the Group recognizes such parts as individual assets with specific useful lives and depreciation, respectively. The carrying amount of those parts that are replaced is derecognised in accordance with the derecognition provisions of IAS 16 Property, plant and equipment.

When a major inspection is performed, its cost is recognised in the carrying amount of the property and equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognised in profit or loss as incurred.

Depreciation is calculated on a straight-line basis over the estimated economic lives of the following assets:

Buildings	39 years
Transportation equipment	5 years
Office and computer equipment	3 – 5 years

An item of property and equipment and any significant part initially recognised is de-recognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising from de-recognition of the asset is recognised in profit or loss.

The assets’ residual values, useful lives and methods of depreciation are reviewed at each financial year-end and adjusted prospectively, if appropriate.

2.17. Exploration and evaluation expenditure

The Group activity involves the search for mineral resources, the determination of technical feasibility and the assessment of commercial viability of an identified resource, and reports Exploration and evaluation expenditure under IFRS 6 as the basis of accounting.

Group activity includes:

•        researching and analyzing historical exploration data;

•        gathering exploration data through geophysical studies;

•        exploratory drilling and sampling;

•        determining and examining the volume and grade of the resource;

•        surveying transportation and infrastructure requirements; and

•        conducting market and finance studies.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

The Group applies the area of interest method when accounting for Group costs. License costs paid in connection with a right to explore in an existing exploration area are capitalised and amortised over the term of the permit.

Once the legal right to explore has been acquired, the Group expenditure is charged to profit or loss as incurred, unless the Group concludes that a future economic benefit is more likely than not to be realised. These costs include directly attributable employee remuneration, materials and fuel used, surveying costs, drilling costs and payments made to contractors.

All direct costs related to the acquisition of exploration rights are capitalized on a property-by-property basis. The Group assesses the carrying costs for impairment when indicators of impairment exist. All other exploration and evaluation expenditures are charged to operations until such time as it has been determined that a property has economically recoverable reserves, in which case subsequent exploration and evaluation costs and the costs incurred to develop a property are capitalized into mineral properties.

At the commencement of production, depletion of each mineral property will be provided on a units-of-production basis using estimated reserves as the depletion base.

Group expenditure incurred on license’s where a Committee for Mineral Reserves International Reporting Standards (CRIRSCO)-compliant resource has not yet been established, is expensed as incurred until sufficient evaluation has occurred in order to establish a CRIRSCO-compliant resource.

Upon the establishment of a CRIRSCO-compliant resource (at which point, the Group considers it probable that economic benefits will be realised), the Group capitalizes any further evaluation expenditure incurred for the particular license as the Group assets up to the point when a CRIRSCO-compliant reserve is established. Capitalised exploration and evaluation expenditure is considered to be a tangible asset.

Costs expensed during this phase are included in “General and administrative expenses’ in the statement of profit or loss and other comprehensive income.

Exploration and evaluation assets consist of certain mining data acquired in conjunction with the acquisition described in note 27. The mining data an indefinite life and is not being amortised. Following the completion of the ongoing definitive feasibility study which involves capital expenditure to identify and delineate mineral reserves through geological and geotechnical surveying and drilling, at that point, the useful life of the Exploration and evaluation assets will be determined and amortised.

Exploration and evaluation assets are subject to impairment indicators that their carrying amount may not be recoverable. Where the carrying value of an asset exceeds its recoverable amount, which is the higher of value in use and fair value less costs to sell, the asset is written down accordingly. An impairment loss is charged to profit or loss in the statement of comprehensive income.

An exploration and evaluation asset shall no longer be classified as such when the technical feasibility and commercial viability of extracting a mineral resource are demonstrable. Exploration and evaluation assets shall be assessed for impairment indicators, and any impairment loss recognised, before reclassification.

For the purposes of assessing impairment indicators, assets are grouped at the lowest levels for which there are largely independent cash flows (cash-general units). As a result, some assets may be tested individually for impairment, and some may be tested at a cash-generating unit level.

Impairment indicator reviews for exploration and evaluation stage mineral properties are carried out on a property by property basis, with each property representing a single cash generating unit. An impairment review is undertaken when indicators of impairment arise, but typically when one of the following circumstances apply:

•        Rights to explore in an area have expired or will expire in the near future without renewal;

•        No further exploration or evaluation is planned or budgeted;

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

•        A decision to discontinue exploration and evaluation in an area because of absence of commercial reserves; and

•        Sufficient data exists to indicate that the book value will not be fully recovered from future development and production

2.18 Development expenditure

Development expenditure is project related expenditure incurred during the period between project feasibility and commencement of construction or operational stages of the mining or refinery facilities.

Typically, this will include expenditure on the following:

•        acquisition of rights and options over existing projects partially developed by third parties;

•        land purchase, land purchase options, land leases, title insurance;

•        land improvements, structures, and monitoring equipment;

•        surveys, assessments, and feasibility studies;

•        project related legal and professional fees; and

•        internal salary costs and attributable overheads of staff directly involved with project development.

The Group’s policy on initial capitalization of development expenditure and the subsequent, presentation and disclosure of the resulting assets is as follows:

Initial capitalization

Costs are capitalised to the extent that they can be directly attributed to clearly defined projects from which economic benefit is expected (more likely than not) to flow.

The Group has established procedures to:

•        ensure opportunities are assessed and, where there is a good indication of their ultimate operational and economic viability, a project is initiated which will then be included in the formal development tracking and monitoring process; and

•        track progress of projects through the development process including regularly reassessing their operational and economic viability.

At 31 December 2022 and 2021, there were no development costs capitalised.

Subsequent reclassification

Once the technical feasibility and commercial viability of extracting a mineral resource becomes demonstrable, any previously recognised exploration and evaluation asset falls outside the scope of IFRS 6 and is reclassified in accordance with other relevant Standards.

Impairment

Development expenditure assets are tested for impairment when reclassified between tangible or intangible assets, or whenever facts and circumstances indicate impairment. An impairment loss is recognised for the amount by which the exploration and evaluation assets’ carrying amount exceeds their recoverable amount. The recoverable amount is the higher of the capitalised assets’ fair value, less costs to sell and their value in use.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

2.19 Contingencies

Loss contingencies are recorded as liabilities when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Contingent assets are not recognised in accordance with IAS 37.

Initial measurement of any contingent consideration which arises from asset acquisition is recognised as a liability for the expected variable payments at the time of the transaction. Any change in the carrying value resulting from accretion of interest of the contingent consideration or remeasurement due to significant changes assumptions is recognised in the Statement of Comprehensive Income.

2.20 Inventories

Inventories are stated at the lower of cost (calculated on a weighted average basis) and net realisable value. Net realisable value refers to the net amount that an entity expects to realise from the sale of inventory in the ordinary course of business. Inventories currently largely consist of fuel used in vehicles used in the mining operation.

Cost comprises direct purchase costs.

2.21 Intangible Assets

Recognition

The Group’s intangible assets consist of computer software and patents. The intangible assets are initially recognised at acquisition cost or acquired as part of a business combination and carried at historical cost less accumulated amortization and impairment losses, if any. Subsequent acquisitions are included in the asset’s carrying amount or recognised as a separate asset as appropriate only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably.

The useful lives of intangible assets are assessed as either finite or indefinite.

Intangible assets are amortised on a straight-line basis over their estimated useful lives, which are as follows:

Computer software	3 years
Patents	12 years

Intangible assets with finite lives are amortised over their useful economic lives and assessed for impairment whenever there is an indication that the intangible asset may be impaired. Amortization is calculated using the straight-line method to allocate the intangible asset’s value over the lower of their legal or estimated useful lives. Intangible assets with indefinite lives are not amortised and are assessed for impairment on an annual basis.

Subsequent measurement

Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognised in the statement of profit or loss and other comprehensive income in the expense category that is consistent with the function of the intangible assets.

Derecognition

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in the statement of profit or loss and other comprehensive income when the asset is derecognised.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

2.22 Impairment of non-financial assets

The Group assesses at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating unit (“CGUs”) fair value less costs of disposals and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets.

When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. For assets where an impairment loss subsequently reverses, the carrying amount of the asset (CGU) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined has no impairment loss been recognised for the asset (CGU) in prior years. A reversal of an impairment loss is recognised immediately in the statement of comprehensive income.

An intangible asset with an indefinite useful life is not amortised but is tested annually for impairment. When an intangible asset is disposed of, the gain or loss on disposal is included in profit or loss.

2.23 Share capital

Share capital represents the nominal par value of shares that have been issued.

Ordinary shares are classified as equity.

Share capital may be issued in consideration for services provided to the Group. The amount of share capital issued is based on the fair market value of the services provided.

2.24 Share premium

Share premium includes any consideration received in excess of the par value upon the issue of share capital. Any transaction costs associated with the issuing of shares are deducted from share premium, net of any related taxes.

2.25 Convertible loan

Convertible loan that will convert to a fixed number of shares based on the terms of the contract are recorded as equity.

Transaction costs are deducted from equity when the equity transaction is initially recognised. The carrying amount of the conversion option is not remeasured in subsequent years.

2.26 Interest expense and income

Interest income is recognised using the effective interest rate method. Interest income is derived from interest on funds invested.

All interest-related charges and, if applicable, changes in an instrument’s fair value that are reported in profit or loss are included within interest costs.

2.27 Expenses

Expenses are recognised in profit or loss upon utilization of the service or as incurred.

2.28 Revenue recognition

Revenue is attributable to the Group’s principal activity from its consulting and management services with regards to the Group’s licenses of patents for use in mineral beneficiation operations to affiliated companies primarily in Africa and consulting and management services to non-affiliated companies.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

The group has not engaged in metal extraction revenue as exploration work is in progress.

To determine whether to recognize revenue, the Group follows a 5-step process:

1.      Identifying the contract with a customer;

2.      Identifying the performance obligations;

3.      Determining the transaction price;

4.      Allocating the transaction price to the performance obligations; and

5.      Recognizing revenue when/as performance obligation(s) are satisfied.

Contracts are identified with customers based on implicit or explicit terms as expressed verbally or within written agreements. The consulting and management services provided are not individually distinct and accordingly contracts entered into do not have multiple performance obligations. Transaction prices are stated within the agreement or are verbally agreed to with no variable elements and are allocated to one performance obligation. Accordingly, revenues from the sale of consulting and management services are recognised at the transaction price during the period the services were provided.

The Group recognizes contract liabilities for consideration received in respect of unsatisfied performance obligations and reports these amounts as liabilities in the Statement of Financial Position. Similarly, if the Group satisfies a performance obligation before it receives the consideration, the Group recognizes either a contract asset or a receivable in its Statement of Financial Position, depending on whether something other than the passage of time is required before the consideration is due.

2.29 Leases

The Group has a lease contract for building used in its operations with a lease term of 5 years. The Group’s obligations under its leases are secured by the lessor’s title to the leased assets.

At the commencement date of the lease, the Group recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (charge based on the $rate/square metre) with an element of interest bearing, less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating the lease, if the lease term reflects the Group exercising the option to terminate. Variable lease payments that do not depend on an index or a rate are recognised as expenses (unless they are incurred to produce inventories) in the period in which the event or condition that triggers the payment occurs.

There are no leases contracts that include variable lease payments.

2.30 Right-of-use assets

The Group recognises right-of-use assets at the commencement date of the lease (i.e., the date when the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets include the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets, as follows:

•        Buildings 5 years

•        The right-of-use assets are also subject to impairment as covered by policy in note 2.22.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

If ownership of the leased asset transfers to the Group at the end of the lease term or the cost reflects the exercise of a purchase option, depreciation is calculated using the estimated useful life of the asset and depreciated on a straight-line basis.

2.31 Taxation

Tax expense is recognised in profit or loss and comprises the sum of current and deferred tax not recognised in other comprehensive income or directly in equity.

Deferred tax is recognised in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for:

•        temporary differences on the initial recognition of assets and liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit; and

•        temporary differences to the extent that it is probable that they will not reverse in the foreseeable future.

Deferred tax is measured at the tax rates at which the temporary differences are expected to reverse, using tax rates enacted or substantively enacted at the reporting date. Deferred tax assets and liabilities are offset where the entity has a legally enforceable right to set off current tax assets against current tax liabilities and the deferred tax assets and liabilities relate to the same taxation authority. Deferred tax assets are recognised to the extent that it is probable that there will be taxable profits in the foreseeable future against which they can be utilized.

The Group did not recognize any deferred tax assets for the years ended 31 December 2022 and 2021.

2.32 Adoption of new and revised standards

New standards issued and effective

At the date of authorization of these financial statements, several new, but not yet effective, IFRS and amendments to existing IFRS and Interpretations have been published by the IASB. None of these IFRS or amendments to existing IFRS have been adopted early by the Company.

Management anticipates that all relevant pronouncements will be adopted for the first period beginning on or after the effective date of the pronouncement. New IFRS, amendments and Interpretations not adopted in the current year have not been disclosed as they are not expected to have a material impact on the Company’s financial statements.

•        Reference to the Conceptual Framework (Amendments to IFRS 3)

•        COVID-19 — Related Rent Concessions beyond 30 June 2021 (Amendments to IFRS 16)

•        Property, Plant and Equipment: Proceeds Before Intended Use (Amendments to IAS 16)

•        Onerous Contracts — Cost of Fulfilling a Contract (Amendments to IAS 37)

•        Annual Improvements (2018-2020 Cycle):

—     Subsidiary as a First-time Adopter (Amendments to IFRS 1)

—     Fees in the ‘10 per cent’ Test for Derecognition of Liabilities (Amendments to IFRS 9)

—     Lease Incentives (Amendments to IFRS 16)

—     Taxation in Fair Value Measurements (Amendments to IAS 41).

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

New and amended standards not yet effective

The standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group’s financial statements that the Group reasonably expects will have an impact on its disclosures, financial position or performance when applied at a future date, are disclosed below. The Group intends to adopt these standards, if applicable, when they become effective.

•        IFRS 17 ‘Insurance Contracts’

•        Amendments to IFRS 17 ‘Insurance Contracts’ (Amendments to IFRS 17 and IFRS 4)

•        Classification of Liabilities as Current or Non-current (Amendments to IAS 1)

•        Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2)

•        Deferred Tax Related to Assets and Liabilities Arising from a Single Transaction (Amendments to IAS 12)

•        Disclosure of Accounting Policies (Amendments to IAS 1)

•        Definition of Accounting Estimates (Amendments to IAS 8)

The Group is currently assessing the impact of the amendments to determine the impact they will have on the Group’s accounting policy disclosures.

3. Key sources of estimation and uncertainty

Significant accounting judgements, estimates and assumptions

The preparation of the Group’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures, and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in the future period.

3.1. Significant accounting judgements

In the process of applying the Group’s accounting policies, management has made their best judgements, apart from those involving estimations, which has the most significant effect on the amounts recognised in the financial statements.

3.1.1. Business Combination due to Ownership Change (Flip-Up of Ownership)

The ownership of both LZL and KNL was significantly changed on 24 June 2022. This reorganization was completed to simplify the ownership structure (the “flip-up”).

Management deemed the business combination is a business combination under common control (BCUCC) as there is no change in the ultimate owners and therefore outside the scope of IFRS 3.

In summary, the shareholders of LZL and KNL received shares for the newly formed entity, Limited Holdings Limited (“LHL”). Effectively, keeping the ultimate ownership the same prior to the flip-up as post flip-up.

Management could either use the acquisition or predecessor value method to account for the business combination. In order to determine which method suits the business combination best, we considered the following facts in making the determination:

•        ownership remains unchanged throughout the flip-up;

•        no cash exchanged hands in this transaction as shareholders of the pre-existing entities received a 1:1 share exchange for KNL shareholders and 1:200 for LZL shareholders in the newly formed entity, LHL;

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

3. Key sources of estimation and uncertainty (cont.)

•        the management of the combining entities is typically performed with respect to each other. This occurred both before and after the flip up; and

•        the purpose of this flip up of ownership is to simplify the organizational structure. This is evidenced by the fact that the ultimate owners of the Group remain the same before and after the flip-up.

Based on the four points above, predecessor accounting was deemed the appropriate method of accounting for the business combination.

3.2. Estimates and assumptions

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Group based its assumptions and estimates on parameters available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising that are beyond the control of the Group. Such changes are reflected in the assumptions when they occur.

3.2.1. Useful lives and residual values of depreciable assets

As described in the depreciable asset accounting policy, management estimates the useful life of the Group’s property and equipment based on expected utility of the assets.

3.2.2. Provision for expected credit losses (“ECL”)

To comply with the requirements of IFRS 9, the Group adopted the simplified approach for its trade and related party receivables and general approach for its cash and cash equivalents and calculates ECL based on lifetime ECL which considers the historical credit loss experience, adjusted for forward-looking factors specific to the customer and economic environment. ECL is the difference between contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive. Information about the ECL of the Group’s cash and cash equivalents and trade and related party receivables are disclosed in note 29.

3.2.3. Valuation of contingent consideration

The Group has measured the contingent consideration incurred in the asset acquisition during the previous year at the expected payment adjusted for present value at the date of the acquisition. The contingent consideration has been discounted using the Group’s incremental borrowing rate, based on the prime plus 1% (4.25%) rate as at date of the asset acquisition of 30 April 2021.

3.2.4. Estimating the incremental borrowing rate

The Group cannot readily determine the interest rate implicit in its leases. Therefore, it uses the relevant incremental borrowing rate (IBR) to measure lease liabilities. The IBR is the rate of interest that the Group would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. The IBR, therefore, reflects what the Group would have to pay, which requires estimation when no observable rates are available (such as for subsidiaries that do not enter into financing transactions) and to make adjustments to reflect the terms and conditions of the lease. The Group estimates the IBR using observable inputs (such as market interest rates) when available and is required to consider certain contract and entity-specific judgements estimates.

3.2.5. Impairment of non-financial assets

Impairment review is performed only when certain impairment indicators are present. Determining the fair value of assets requires estimation of cash flows expected to be generated from the continued use and ultimate disposition of such assets.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

3. Key sources of estimation and uncertainty (cont.)

While it is believed that the assumptions used in the estimation of fair values reflected in the financial statements are appropriate and reasonable, significant changes in these assumptions may materially affect the assessment of recoverable values and any resulting impairment loss could have a material adverse impact on the financial performance.

The Group did not recognise impairment loss as at 31 December 2022 (2021: $Nil).

3.2.6. Share-based payments and options

The Group issues equity-settled awards as an incentive to certain senior management, employees, and consultants. These equity-settled awards include restricted share units (“RSUs”) and share options. The fair value of equity-settled awards granted is recognised as an expense with a corresponding credit to the share-based payment reserve. The fair value is estimated at the date of grant using the Black-Scholes pricing model, taking into account the terms and conditions attached to the grant. Share-based payments issued without a service condition are expensed in full at the grant date.

Valuation of restricted stock units (RSUs) and share options

As described in the share-based payment note 25 Group estimates the fair value of its restricted stock units and share options using the Black-Scholes pricing model. The probability of vesting, which is incorporated in the fair valuation of the RSUs, requires significant management judgement and is estimated at 60% (2021: 50%) Management has considered several factors in arriving at this estimation, including the strength of the Group’s asset base and technology, management team experience, and certain external market factors. Please refer to note 25 for the significant inputs used in the valuation of RSUs and share options.

3.2.7. Existence of impairment indicators for exploration and evaluation assets

In accordance with the Group’s accounting policy, all direct costs related to the acquisition of exploration rights are capitalized on a property-by-property basis. There is no certainty that costs incurred to acquire exploration rights will result in discoveries of commercial quantities of minerals. The Group applies judgment to determine whether indicators of impairment exist for these capitalized costs. Management uses several criteria in making this assessment, including the period for which the Group has the right to explore, expected renewals of exploration rights, whether substantive expenditures on further exploration and evaluation of mineral properties are budgeted, and evaluation of the results of exploration and evaluation activities up to the reporting date.

At 31 December 2022 the Group has concluded no impairment indicators exist for any of its exploration and evaluation assets.

3.2.8. Reclamation and closure costs (asset retirement obligation)

The ultimate asset retirement obligation costs are uncertain, and cost estimates can vary in response to many factors, including estimates of the extent and costs of rehabilitation activities, technological changes, regulatory changes and changes in discount rates. These uncertainties may result in future actual expenditure differing from the amounts currently provided. Therefore, significant estimates and assumptions are made in determining the provision for asset retirement. As a result, there could be significant adjustments to the provisions established which would affect future financial result. The provision at reporting date represents management’s best estimate of the present value of the future asset retirement obligation required.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

4. Segment information

For management purposes, the Group is organized into business units based on the main types of activities and has two reportable operating segments, as follows:

•        Metals extraction and refining business; and

•        Intellectual property (“IP”) licensing business.

The Metals extraction and refining segment of the business consists of the Group’s interest in KNL.

The intellectual property segment is managed through the Group’s wholly owned subsidiary, LZL.

The Executive Management Committee monitors the operating results of its business units separately for the purpose of making decisions about resource allocation and performance assessment and is the Group’s Chief Operating Decision Maker (CODM). Segment performance is evaluated based on loss for the year before taxes and is measured consistently with loss for the year in the consolidated financial statements.

However, the Group’s financing (including finance costs and finance income) and income taxes are managed on a group basis and are allocated to the intellectual property segment.

Each of these operating segments is managed separately as each requires different technological expertise, marketing approaches and other resources. All inter-segment transfers are carried out at arm’s length terms comparable to transactions with third parties.

Inter-segment eliminations and transactions are identified separately, and the combined segments’ information is reconciled to the Statement of Financial Position and Statement of Comprehensive Income.

Inter-segment revenues are eliminated upon consolidation and reflected in the ‘Inter-segment eliminations’ column.

The results for the years ended 31 December 2022 and 2021 respectively are shown below.

	Intellectual Property	Metals Extraction	Inter-Segment eliminations	31 December 2022
	$	$	$	$
Revenue	12,472,124	—	(9,544,664)	2,927,460
Interest income	95,063	129,326	—	224,389

Loss on foreign exchange	(6,068)	(49,633)	—	(55,701)
General and administrative expenses	(17,799,242)	(20,304,941)	9,544,664	(28,559,519)
Gain on remeasurement of contingent consideration	—	235,505	—	235,505
Interest expense	—	(266,354)	—	(266,354)
Loss before tax	(5,238,123)	(20,256,097)	—	(25,494,220)

Segment assets	27,650,454	391,565,426	(322,238,829)	96,977,051
Segment liabilities	(11,231,295)	(326,286,630)	316,527,678	(20,990,247)

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

4. Segment information (cont.)

	Intellectual Property	Metals Extraction	Inter-Segment eliminations	31 December 2021
	$	$	$	$
Revenue	2,092,575	—	—	2,092,575
Interest income	10,385	594	—	10,979

Gain (loss) on foreign exchange	7,592	(73,887)	—	(66,295)
General and administrative expenses	(11,260,080)	(8,795,223)	—	(20,055,303)
Interest expense	—	(160,840)	—	(160,840)
Loss before tax	(9,149,528)	(9,029,356)	—	(18,178,884)

Segment assets	12,499,446	50,341,931	(949,628)	61,891,749
Segment liabilities	(839,647)	(7,363,199)	175,000	(8,027,846)

5. Revenue

	31 December 2022	31 December 2021
	$	$
Kellplant Proprietary Ltd	1,510,830	1,466,825
Kelltechnology SA Proprietary Ltd	1,344,039	625,750
Consulting and management fee with affiliated companies	2,854,869	2,092,575
Non-affiliated company revenue	72,591	—
	2,927,460	2,092,575

Revenue is attributable to the Group’s principal activity from its consulting and management services with regards to the Group’s licenses of patents for use in mineral beneficiation operations to affiliated companies primarily in Africa and consulting and management services to non-affiliated companies.

6. Interest income

	31 December 2022	31 December 2021
	$	$
Interest on shareholder loans	10,137	7,357
Other interest	214,252	3,622
	224,389	10,979

Other interest income arises from cash in bank deposits with bank interest averaging 0.10 – 1.40% over the period.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

7. Interest expense

	Note	31 December 2022	31 December 2021
		$	$
Interest accretion on contingent consideration	23	243,657	160,840
Interest accretion on lease liability	21	20,745	—
Other interest expenses		1,952	—
		266,354	160,840

8. Summary statement of employee benefits, depreciation and amortization for the years ended:

Key management compensation and benefits amounted to $6,438,341 (2021: $5,884,016), consisting of $2,135,626 (2021: $Nil) in short-term employee benefits and $4,302,715 (2021: $5,884,016) in post-employment benefits.

9. General and administrative expenses

Following is a summary key expenses in included in administrative expenses for the year ended:

	Note	31 December 2022	31 December 2021
		$	$
Wages & employee benefits		4,403,080	543,006
Professional Fees		7,649,831	6,722,078
Directors fees		192,298	30,353
Legal expenses		10,278,807	1,234,066
Mining expenses		1,314,483	216,990
Depreciation of property and equipment	14	129,596	25,527
Depreciation of right of use asset	14	117,436	—
Loss on disposal of property and equipment	14	271,791	—
Amortization of intangible assets	15	71,095	62,646
Share-based payment expense – share options	25	—	463,094
Share-based payment expense – restricted stock units	25	—	9,525,000
Transactions with shareholders stamp duty taxes		1,446,033	—
Loss on foreign exchange	15	55,701	66,295

10. Cash and cash equivalents

	31 December 2022	31 December 2021
	$	$
Cash in banks	20,535,210	45,624,110

Cash in banks earn interest at the bank deposit rates averaging 0.10 – 1.40% over the period.

Interest income from cash and cash equivalents amounted to $214,252 for the year ended 31 December 2022 (2021: $3,622) as per note 6.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

11. Restricted deposits

Restricted deposits are cash held in escrow made to a third party as of 31 December 2020. In 2021, the escrow balance was released in conjunction with the acquisition of Kabanga Holdings Limited and Romanex International Limited and their subsidiaries listed in the consolidated entities table in note 2.3.

Restricted cash earns interest at the bank deposit rates. Interest income from these balances amounted to $Nil for the year ended 31 December 2022 (2021: $594).

12. Trade and other receivables

Other receivables consist of the following:

	Note	31 December 2022	31 December 2021
		$	$
VAT receivables		2,827,070	380,190
Other receivables		158,231	47,715
Receivables from affiliated entities	22	959,935	—
Prepayments		560,946	17,666
Related party receivables	22	655,683	645,546
Prepaid mining license		843,342	848,125
		6,005,207	1,939,242

The Group is required to pay an annual fee to maintain its mining license with the Tanzanian government. The prepaid portion of the fee was $843,342 as of 31 December 2022 (2021: $848,125).

Receivables from affiliated entities relate to short term services to and payments on behalf of affiliated entities disclosed in note 22. Trade receivables arising from Revenue activities are included as part of receivables from affiliated entities. Credit terms are 30 days from the start of the period being charged.

VAT receivables are short term and receivables within three months following applicable VAT refund application in the local tax jurisdiction.

All other receivables are short term in nature.

13. Inventories

	31 December 2022	31 December 2021
	$	$
Fuel	49,736	—

Inventories consist of fuel used in vehicles for mining operations.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

14. Property and equipment and right-of-use assets

The Group’s property and equipment and right-of-use assets include building, transportation equipment, and office and computer equipment. The carrying amounts for the reporting periods can be analyzed as follows:

	Buildings	Transportation equipment	Office and computer equipment	Total Property and equipment	Right-of-use assets	Total
	$	$	$	$	$	$
Cost
Balance at 1 January 2021	—	—	—	—	—	—
Additions	932,623	41,457	52,292	1,026,372	—	1,026,372
Balance at 31 December 2021	932,623	41,457	52,292	1,026,372	—	1,026,372

Accumulated depreciation
Balance at 1 January 2021	—	—	—		—	—
Charge for the year	(14,713)	(7,773)	(3,041)	(25,527)	—	(25,527)
Balance at 31 December 2021	(14,713)	(7,773)	(3,041)	(25,527)	—	(25,527)
Carrying amount at 31 December 2021	917,910	33,684	49,251	1,000,845	—	1,000,845

Cost
Balance at 1 January 2022	932,623	41,457	52,292	1,026,372	—	1,026,372
Additions	—	82,495	202,369	284,864	469,743	754,607
Disposals for the year	(255,346)	—	(16,445)	(271,791)	—	(271,791)
Balance at 31 December 2022	677,277	123,952	238,216	1,039,445	469,743	1,509,188

Accumulated depreciation
Balance at 1 January 2022	(14,713)	(7,773)	(3,041)	(25,527)	—	(25,527)
Charge for the year	(22,068)	(36,639)	(70,889)	(129,596)	(117,436)	(247,032)
Balance at 31 December 2022	(36,781)	(44,412)	(73,930)	(155,123)	(117,436)	(272,559)
Carrying amount at 31 December 2022	640,496	79,540	164,286	884,322	352,307	1,236,629

During the year, the Group disposed certain buildings and office and computer equipment with a carrying value of $271,791 (2021: $Nil). These assets relate to the Tanzanian operations deemed no longer in use. The Group recognised loss on disposal of property and equipment amounting to $271,791 (2021: $Nil) in the Statement of Comprehensive Income.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

15. Intangibles assets

	Patents	Software	Total Intangibles
	$	$	$
Cost
Balance at 1 January 2021	696,628	—	696,628
Additions during the year	110,240	—	110,240
Balance at 31 December 2021	806,868	—	806,868

Accumulated amortization
Balance at 1 January 2021	(162,805)	—	(162,805)
Charge for the year	(62,646)	—	(62,646)
Balance at 31 December 2021	(225,451)	—	(225,451)
Carrying amount at 31 December 2021	581,417	—	581,417

Cost
Balance at 1 January 2022	806,868	—	806,868
Additions during the year	92,545	92,096	184,641
Balance at 31 December 2022	899,413	92,096	991,509

Accumulated amortization
Balance at 1 January 2022	(225,451)	—	(225,451)
Charge for the year	(71,095)	—	(71,095)
Balance at 31 December 2022	(296,546)	—	(296,546)
Carrying amount at 31 December 2022	602,867	92,096	694,963

The Group’s intellectual property includes six active patent families, covering various enhancements to the Hydromet technology process for metal production from ores, concentrates and other feedstocks, including platinum group metals, gold, silver, base metals and rare metals. These enhancements span the handling of gangue elements, purification steps, diverse feed materials, and carbon emissions minimization.

The intangible assets are initially recognised at acquisition cost and carried at historical cost less accumulated amortization and impairment losses. Subsequent acquisitions are included in the asset’s carrying amount or recognised as a separate asset as appropriate only when it is probable that future economic benefits associated with the item will flow to Group and the cost of the item can be measured reliably.

Amortization is calculated using the straight-line method to allocate the intangible asset’s value over the lower of its legal or estimated useful life, which in the IP licensing business averages approximately 12 years. The Group estimates the useful life of its intangible assets based on expected utility of the assets.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

16. Exploration and evaluation assets and mining data

	Mining Data	Exploration and evaluation assets	Total
	$	$	$
Cost
Balance at 1 January 2021	—	—	—
Additions during the year	12,746,135	—	12,746,135
Balance at 31 December 2021	12,746,135	—	12,746,135

Accumulated amortization
Balance at 1 January 2021	—	—	—
Charge for the year	—	—	—
Balance at 31 December 2021	—	—	—
Carrying amount at 31 December 2021	12,746,135	—	12,746,135

Cost
Balance at 1 January 2022	12,746,135	—	12,746,135
Additions during the year	—	5,709,171	5,709,171
Balance at 31 December 2022	12,746,135	5,709,171	18,455,306

Accumulated amortization
Balance at 1 January 2022	—	—	—
Charge for the year	—	—	—
Balance at 31 December 2022	—	—	—
Carrying amount at 31 December 2022	12,746,135	5,709,171	18,455,306

Mining data acquired in conjunction with the acquisition described in note 27. The mining data has an indefinite life and is not being amortised. Following the completion of the ongoing definitive feasibility study which involves capital expenditure to identify and delineate mineral reserves through geological and geotechnical surveying and drilling, at that point, the useful life of the exploration and evaluation assets will be determined and amortised.

Exploration and evaluation assets and mining data are evaluated for impairment indicators for the reporting periods. No such impairment indicators existed for the reporting periods.

Additions during the year relate to drilling (to upgrade resource status), resettlement work (mainly land survey and valuation of assets that includes land and crops within the Special Mining License) and environmental impact studies.

Drilling costs are capitalized and recognised as exploration and evaluation assets.

In 2022, the Group expensed $Nil exploration and evaluation expenditure to Statement of Comprehensive Income (2021: $Nil).

17. Subscription receivable

	31 December 2022	31 December 2021
	$	$
Subscription receivable	50,000,000	—

In October 2022, BHP agreed to invest a further $50 million in KNL in the form of equity under the Tranche 2 subscription agreement, the completion of which was subject to certain conditions, including Tanzanian Fair Competition Commission (FCC) Merger Filing approval, Section 56 Comfort Letter from the Government of Tanzania’s special negotiation team (GNT). The Company satisfied substantially all the closing conditions and received the $50 million on 15 February 2023 and issued a stock certificate on the same day, bringing BHP’s interest in KNL from 8.9% as of 31 December 2022 to 17.0%, effective 15 February 2023.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

18. Tax

	31 December 2022	31 December 2021
	$	$
Reconciliation of the tax expense
Loss for the year before tax	(25,494,220)	(18,178,884)
Tax using the Isle of Man corporation tax rate of 0%	—	—
Differences in overseas taxation rates	4,753,021	741,497
Movement in unrecognized deferred tax assets	(4,753,021)	(741,497)
	—	—

19. Deferred tax

Deferred tax assets of as of 31 December 2022 and 2021 are not recognised in the statement of financial position as it was uncertain that the Group would have future taxable profits against which the deferred tax assets would be utilised.

20. Trade and other payables

	31 December 2022	31 December 2021
	$	$
Trade payables	645,677	722,200
VAT Payable	595,412	—
Accrued expenses	15,360,522	1,415,493
	16,601,611	2,137,693

All amounts are short-term. The carrying value of trade payables and accrued expenses are considered to be a reasonable approximation of their fair value.

Included in accrued expenses are $9,649,642 (2021: $Nil) of accrued professional cost as of 2022 year-end in relation to the business combination with GoGreen Investments, a publicly listed special acquisition company (“SPAC”) on the NYSE. Upon closing of the merger transaction, our balance sheet with GoGreen’s cash in trust after redemptions and expenses will have in excess of $70 million. Closing of the transaction is expected to take place in second quarter of 2023.

A further $2,500,000 (2021: $Nil) is included in accrued expenses in relation to transaction costs associated with the Subscription receivable as per note 17.

21. Lease liabilities

The Group entered into a contract with Cordula Limited, Tanzania for lease of office space used in the Group’s operations. The term of lease is five (5) years. The Group’s obligations under its leases are secured by the lessor’s title to the leased assets. The lease contract does not include variable lease payments.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

21. Lease liabilities (cont.)

The roll forward analysis of lease liability is presented below:

31 December 2022
$
At 1 January	—
Additions	456,068
Interest accretion on lease liability	20,745
Payments	(80,933)
At 31 December	395,880

Current	105,304
Non-current	290,576
395,880

There were no lease contracts in 2021.

Shown below is the maturity analysis of the undiscounted lease payments:

Undiscounted future lease payments
Less than 1 year	122,513
More than 1 year but less than 5 years	311,850
434,363

22. Significant related party transactions

Related party revenue

The Group had sales to related parties as follows for the periods ended 31 December:

	31 December 2022	31 December 2021
	$	$
Transactions with affiliated companies
Kellplant Proprietary Ltd	1,510,830	1,466,825
Kelltechnology SA Proprietary Ltd	1,344,039	625,750
Consulting and management fee revenue	2,854,869	2,092,575

Revenue is attributable to the Group’s principal activity of consulting for the operations of mineral beneficiation operations primarily in Africa as discussed in note 5. These affiliated entities are joint venture entities of the Group, as disclosed in note 28.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

22. Significant related party transactions (cont.)

Related party expenses

The Group incurred operating expenses from related parties as follows for the periods ended 31 December:

	31 December 2022	31 December 2021
	$	$
Transactions with shareholders
Consultancy fees	4,216,345	5,884,016
Wages	2,221,996	—
Directors fees	192,298	30,353

Professional and consulting fees are incurred through the course of the Company’s mineral beneficiation consulting services. Legal and professional, consulting, and director services are provided by certain shareholders of the Company. For the year ended 31 December 2022, consulting fees expense amounted to $4,216,345 (2021: $5,884,016), wages amounted to $2,221,996 (2021: $Nil) and director fees amounted to $192,298 (2021: $30,353).

Related party receivables

The Group had receivables due from related parties as follows at 31 December:

	31 December 2022	31 December 2021
	$	$
Balances with affiliated entities
BHP Billiton (UK) DDS Limited	211,099	—
Kelltechnology SA Proprietary Ltd	748,836	—
Other receivables	959,935	—

Balances with key management personnel
Related party receivables – Interest free	375,000	375,000
Related party receivables – Interest bearing	280,683	270,546
	655,683	645,546

Receivables from affiliated entities

Relate to short term services to and payments on behalf of affiliated entities and are considered provided at arm’s length.

Balances with key management personnel

In 2020, the Company has provided loans to shareholders amounting to $375,000. As of 31 December 2022, these loan receivables are still outstanding. The loans with the management of the Company are interest free and repayable on demand and are not considered provided at arm’s length.

Related party receivables — Interest bearing is unsecured, bear a SONIA (2021: LIBOR), plus 3% interest rate, and is repayable on demand and are considered provided at arm’s length.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

22. Significant related party transactions (cont.)

Related party payables

The Group had payables due to related parties as follows at 31 December:

	31 December 2022	31 December 2021
	$	$
Balances with affiliated entities
Customer credit	—	208,550
	—	208,550

Customer credits represent amounts due from vendors and suppliers for expenses incurred during the normal course of business.

Related party share-based payments

The Company granted restricted stock units to key management personnel as described in note 3.2.6. and provided in detail in note 25.

Related party agreements

The Group has certain consulting agreements with key management personnel and directors. These are disclosed in the Related party expenses paragraph of note 22.

Commitments and contingencies

Pursuant to a share purchase agreement dated 9 December 2019, LZL serves as guarantor of the purchase of shares by a subsidiary, KNL, which was finalised in April 2021. Subject to the share purchase agreement, a consideration is due to the seller upon the completion of a feasibility study estimated to occur within the next twenty-four months as described in note 23.

23. Contingent consideration

In April 2021, the Group acquired group of subsidiary companies for $14 million. A total of $8 million was released from escrow in 2021, with the remaining $6 million due to the seller in stage payments as below:

•        The first tranche amounting to $2 million: payable at the earlier of completion of feasibility study and 3rd anniversary of the contract from date of signing.

•        The second tranche amounting to $4 million: payable at earlier of completion of feasibility study or 5th anniversary of the contract from date of signing.

On 15 December 2022, the Group made the first tranche payment amounting to $2 million. The remaining $4 million is expected to be paid by the 4th quarter of 2024. The present value of the outstanding balance of contingent consideration as of 31 December 2022, discounted at prime, plus 1%, at 4.25% has been reported on the Statement of Financial Position at $3,689,755 (2021: $5,681,603).

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

23. Contingent consideration (cont.)

The carrying amounts for the reporting periods can be analyzed as follows:

	31 December 2022	31 December 2021
	$	$
Gross carrying amount
At 01 January	5,681,603	—
Additions	—	5,520,763
Repayment	(2,000,000)	—
Remeasurement gain	(235,505)	—
Accretion of interest	243,657	160,840
At 31 December	3,689,755	5,681,603

The Group remeasured the remaining portion of contingent consideration amounting to $4 million to consider the current progress of the definitive feasibility study. As at 31 December 2022, the Group assessed that it is highly probable that the completion of the definitive feasibility study will be achieved by the 5th anniversary of the contract from the date of signing, well within the agreed timeline (2021: 2nd quarter of 2023). The remeasurement charge has been recognised in the Statement of Comprehensive Income.

24. Long term rehabilitation provision

	31 December 2022	31 December 2021
	$	$
Asset retirement obligation provision	303,000	—

The Group’s mining, processing, exploration, and development activities are subject to various Government controls and regulations relating to protection of the environment, including requirements for the closure and reclamation of mining properties. Through the exploration and evaluation operations of the mining property, asset retirement obligations are incurred.

The Group makes full provision for the future cost of asset retirement on a discounted basis at the time of developing the mines and installing and using those facilities. The asset retirement obligation represents the present value of rehabilitation costs relating to mine sites. These provisions have been created based on the Group’s internal estimates. Assumptions based on the current economic environment have been made, which management believes are a reasonable basis upon which to estimate the future liability. These estimates are reviewed regularly to consider any material changes to the assumptions because of changes in laws and regulations, public expectations, prices, discovery and analysis of site conditions and changes in technology to restore the mine sites. However, actual asset retirement cost will ultimately depend upon future market prices for the necessary rehabilitation works required that will reflect market conditions at the relevant time. The Group has estimated the present value of asset retirement obligations under present environmental regulations as of 31 December 2022 at $303,000 (2021: $Nil)

25. Equity

LHL, was incorporated on 28 March 2022, as a holding company for Lifezone Limited (“LZL”) and acquired 100% of the equity interest in LZL on 24 June 2022. As part of this acquisition, LZL shares were split 1:200, and LHL shares were issued to LZL shareholders at the time on a 1:1 basis. Further, on June 24, 2022 (at the same time as the Lifezone Holdings Transaction), the shareholders of Kabanga Nickel Limited (“KNL”) (other than Lifezone Limited) exchanged their shares of KNL for shares of LHL (the “Flip-Up”) in consideration for issuing shares of LHL on a 1:1 basis.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

25. Equity (cont.)

	31 December 2022		31 December 2021
	Number of Shares	$	Number of Shares	$
Share capital:
Number of ordinary shares in issue	620,290		620,290
Nominal average value per ordinary per share		$0.005		$0.003
Nominal value of ordinary total shares		$3,101		$1,843

The number of shares and nominal average value have been adjusted to retrospectively reflect the impact of the flip-up in accordance with the predecessor value method of accounting for the business combination under common control.

Reconciliation of Share Capital movement

	31 December 2022		31 December 2021
	Number of Shares	$	Number of Shares	$
Share capital, beginning	620,290	1,843

Transactions with shareholders
Share flip up transaction
Swap of Lifezone and Kabanga Nickel Limited shares	(620,290)	(1,843)
Issue of Lifezone Holding Limited shares	620,290	3,101
Total transactions with shareholders		1,258

Share capital, ending	620,290	3,101	620,290	1,843

Share premium		25,676,656		25,676,656
Stock issuance fees		(240,000)		(240,000)
Total shared based payment reserve		25,436,656		25,436,656

Restricted stock units		14,379,698		9,525,000
Share options		11,103,650		463,094
Total share premium		25,483,348		9,988,094

Other Reserves		(15,495,254)		—
Translations Reserve		115,864		—
Redemption Reserve		280,808		280,808

Convertible loans		—		40,000,000
Issuance fees on convertible shares		—		(960,000)
Total convertible loans		—		39,040,000
		35,824,523		74,747,401

Share capital

Share capital reflects the par value of shares issued as shown on the consolidated statements of financial position in the presentational currency USD.

Share premium

Share premium reflects the excess of consideration received, net of issue costs, over par value of shares.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

25. Equity (cont.)

Other reserve

Other reserves reflect revaluation of Share-based payments and Restricted stock units.

Foreign currency translation reserve

Assets and liabilities of the Group’s foreign subsidiaries are translated into USD using the exchange rates in effect on the consolidated balance sheet dates. Equity accounts are translated at historical rates, except for the change in retained earnings during the year, which is the result of the Statement of Comprehensive Income translation process. Revenue and expense accounts are translated using the weighted average exchange rate during the period. The cumulative translation adjustments associated with the net assets of foreign subsidiaries are recorded in the Group’s consolidated translation reserves. The Group has subsidiaries functioning in GBP and AUD.

Accumulated deficit

This includes all current and prior period accumulated losses of the Group.

Convertible loan

On 24 December 2021, one of the Group’s subsidiaries, KNL, entered into a $40 million convertible loan agreement with BHP. The loan was convertible into 35,277 ordinary shares in KNL and represents 8.9% of the total voting and economic share rights in the KNL. BHP equity ownership is subject to Tanzanian Fair Competition Clearance (FCC) approval. The loan was expected to be converted into ordinary shares of the Company upon receipt of FCC approval. The Company had recorded the BHP convertible loan as equity based on the conversion terms of the agreement.

In May 2022, after KNL’s receipt of FCC approval, BHP requested that the $40 million convertible loan be converted into shares. The conversion took place on 1st July 2022 and is now reflected as a Non-controlling Interest in Equity.

Non-controlling Interest

In January 2021, the Group and the government of Tanzania established a joint venture Group in Tanzania called Tembo Nickel Corporation Limited (“TNCL”) in order to develop, process and refine products from the Kabanga Nickel project. The government owns a non-dilutable free carried interest representing 16% of the issued share capital of TNCL. The Government’s 16% interest in the joint venture arrangement is presented as a noncontrolling interest on the consolidated financial statements.

In December 2021, the Group established a joint venture with BHP under the Lifezone Subscription Agreement, following the conversion of convertible loans on 1st July 2022, BHP held an 8.9% interest in KNL and with the converted loans into shares reflected within Non-controlling Interest’s Equity.

In October 2022, BHP also agreed to invest a further $50 million in KNL in the form of equity under the Tranche 2 Subscription Agreement, the completion of which is subject to certain conditions. The Company satisfied substantially all the closing conditions and received the $50 million on 15 February 2023 and issued a stock certificate on the same day, bringing BHP’s interest in KNL from 8.9% as of 31 December 2022 to 17.0%, effective 15 February 2023.

Restricted stock units

On 10 November 2021, restricted stock units were granted to key management personnel for 150 ordinary shares at $1.00 per share with a ten-year lapse date.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

25. Equity (cont.)

The restricted stock units vest only upon certain events being one of the following:

•        Asset sale — arm’s-length sale of all or substantially all of the assets of LHL

•        Share sale — arm’s-length sale of shares in LHL to a buyer which results in a change of control of LHL

•        Listing — listing of the shares of the Company, or a holding company formed for the purposes of the listing, on any recognised investment exchange such as the London Stock Exchange or the NYSE

The fair value of restricted stock units recognised as expensed in the year ended 31 December 2022 was $Nil (2021: $9,525,000) with a weighted remaining contractual life of 9 years (2021: 10 years).

The following are the inputs to the model for the equity instruments granted during the year:

	31 December 2022 RSU Inputs	31 December 2021 RSU Inputs
Days to Expiration	3,287	3,636
Volatility	57.90%	52.40%
Risk free interest rate	0.36%	0.33%
Share price at grant	$1.00	$1.00
Discount for lack of marketability	14%	21%
Probability of vesting	60%	50%

In 2022, the probability of vesting is estimated at 60% (2021: 50%). If the probability of vesting is increased to 70%, the corresponding share base payment will increase by $2,947,418 if the probability of vesting is decreased to 50%, the corresponding share base payment will decrease by ($2,947,418).

The following table summarises the RSU activity for the year:

	RSUs Unit	Fair value ($)
Balance at 01 January 2021	—	—
Granted	150	$9,525,000
Lapsed	—	—
Exercised	—	—
Outstanding at 31 December 2021	150	9,525,000
Granted	—	—
Released*	(150)	—
Exchanged*	30,000	—
Lapsed	—	—
Fair value adjustment	—	4,854,698
Exercised	—	—
Outstanding at 31 December 2022	30,000	14,379,698

____________

*        As part of the Flip-Up transaction as mentioned above, the 150 RSU units granted by subsidiary LZL in 2021 units were exchanged for 30,000 RSU units in LHL in May 2022.

Share-based payments

In 2021, the Board of Directors approved the grant of a total of 18,054 share options exercisable at a weighted average price of $74.48 to certain management personnel. Based on certain milestones, 11,916 (66.7%) units vested in 2021, none of the units were exercised. The remaining units vest upon an exit event. Share options recognised as

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

25. Equity (cont.)

expense in the year ended 31 December 2022 was $Nil (2021: $463,094). The increase in the fair value of share-based payment reserves, assumed by LHL as part of the business combination under common control, are accounted for directly in equity under other reserves in 2022.

The fair value of share options recognised on statement of financial position ended 31 December 2022 was $11,103,650 (2021: $463,094), included as part of Share-based payment reserve, along with RSUs.

There were no share options granted in 2022.

The following are the inputs to the model for the equity instruments granted:

Stock Options	2022 Inputs	2021 Inputs
Days to Expiration	893 – 3,084	1,461 – 3,652
Volatility	56.2% – 64.7%	44% – 47%
Risk free interest rate	0.52% – 1.50%	0.52% – 1.50%
Share price at grant	$58.16	$58.16

The share options outstanding as at December 2022 have a weighted remaining contractual life of 7.69 years (2021: 7.86 years) with exercise prices of $58.16 and $101.78

The number and weighted average exercise price of share options per ordinary share is as follows:

Share Options
	Units	Weighted price ($)
Balance at 01 January 2021	—	—
Granted	18,054	74
Lapsed	—	—
Exercised	—	—
Outstanding at 31 December 2021	18,054	74
Granted	—	—
Lapsed	—	—
Exercised	—	—
Outstanding at 31 December 2022	18,054	74

26. Earnings per share (EPS)

Basic EPS is calculated by dividing the loss for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.

Diluted EPS is calculated by dividing the loss attributable to ordinary equity holders of the parent (after adjusting for interest on the convertible preference shares) by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

26. Earnings per share (EPS) (cont.)

The following table sets forth the reconciliation of the numerator and denominator used in the computation of basic and diluted loss per common share for the period ended 31 December 2022 and 31 December 2021:

Net loss per share	31 December 2022	31 December 2021
	$	$
Numerator:
Net loss used for basic earnings per share	(23,583,342)	(18,002,646)
Denominator:
Basic weighted-average outstanding common shares	620,290	607,237
Effect of dilutive potential common shares resulting from options	18,054	9,916
Effect of dilutive potential common RSU stock units	30,000	150
Weighted-average shares outstanding – diluted	668,344	617,303
Net loss per common share:
Basic and diluted loss per share	(38.02)	(29.65)

Where a loss has occurred, basic and diluted loss per share is the same because the outstanding share options are antidilutive. Accordingly diluted LPS equals basic LPS. The share options and RSUs outstanding at 31 December 2022, totaling 48,054 (2021: 10,066) are potentially dilutive.

27. Interests in other entities

Acquisitions during the current year

In January 2022, Lifezone Limited acquired Metprotech Pacific Proprietary Limited from related parties Keith and Shelagh Liddell under a share purchase agreement for $7,591.

Acquisitions during the previous year

In April of 2021, the Group completed the acquisition of all shares of Kabanga Holdings Limited (KHL) from Barrick International (Barbados) Corporation (BIBC) and Glencore Canada Corporation (GCC) and all shares of Romanex International Limited (RIL) from GCC and Sutton Resources Limited (SRL).

Kabanga Nickel Company Limited (KNCL) and Kagera Mining Company Limited (KMCL) were previous license holders and owners of assets related to the Kabanga Nickel project, a nickel deposit in north-west Tanzania, which is considered the largest development-ready nickel sulphide project globally. BIBC, GCC and SRL had 8.33%, 66.67% and 25% ultimate economic interest in the Kabanga nickel project, respectively. Following the completed acquisition, the Group owns 100% economic interest in the Kabanga Nickel project.

Through the acquisition of KHL and RIL, the Group acquired 100% of KNCL and KMCL, each owned 60% by KHL and 40% by RIL.

	Country of incorporation	Principal place of Business	Percentage of Ownership (%)
Acquired Entities:
Kabanga Holdings Limited	Cayman Islands	Cayman Islands	100%
Romanex International Limited	Canada	Canada	100%
Kabanga Nickel Company Limited	Tanzania	Tanzania	100%
Kagera Mining Company Limited	Tanzania	Tanzania	100%

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

27. Interests in other entities (cont.)

Acquisition date fair values

The fair values of identifiable assets acquired, and liabilities assumed as at the date of acquisition were:

31 December 2021
$
Assets
Mining data (note 16)	12,746,135
Property and equipment (note 14)	932,623
Cash	3,005
13,681,763
Liabilities
Trade and other payables	(161,000)
Total net assets acquired	13,520,763

The total consideration paid comprises the following:

Paid at closing out of escrow	8,000,000
Contingent consideration (note 23)	5,520,763
Total consideration	13,520,763

Paid at closing out of escrow	8,000,000
Cash acquired	(3,005)
Net cash outflow in 2021	7,996,995

28. Joint ventures

The nature of the activities of all the Group’s joint ventures is trading in and operation of industrial scale the metals extraction and metals refining investments, which are seen as complementing the Group’s operations and contributing to achieving the Group’s overall strategy.

Details of each of the Group’s joint ventures at the end of the reporting period are as follows:

	Country of incorporation	Principal place of Business	Percentage of Ownership (%)
			2022	2021
Joint venture equity entities:
Kelltech Limited	Mauritius	South Africa	50.00%	50.00%
Kelltechnology SA Proprietary Ltd	South Africa	South Africa	33.33%	33.33%
Kellplant Proprietary Ltd	South Africa	South Africa	33.33%	33.33%

The Group has a 50% interest in Kelltech Limited, a joint venture LZL has granted an exclusive license to use the Kell Process Technology in Angola, Botswana, the Democratic Republic of Congo, Lesotho, Malawi, Madagascar, Mozambique, Namibia, Swaziland, Tanzania, Zambia, Zimbabwe, South Africa and the Seychelles (the “SADC License Area” and the license, the “Kell License”).

The Group has a 33.33% interest in Kelltechnology SA Proprietary Ltd (“KTSA”), a joint venture Kelltech Limited has further exclusively sub-licensed to its 33.33% subsidiary, KTSA, the rights to the Kell Process Technology in the SADC License Area. The remaining 33.33% interest in KTSA is held by the Industrial Development Corporation of South Africa (“IDC”), a South African national development finance institution.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

28. Joint ventures (cont.)

The Group has a 33.33% interest in Kellplant Proprietary Ltd (“Kellplant”), a wholly owned subsidiary of KTSA. Kellplant will own and operate the refinery at Pilanesberg (the “Kell-Sedibelo-Lifezone Refinery”) that will process platinum group metals (collectively, “PGMs”) and precious metals such as gold and silver, applying the Kell Process Technology.

Although the Group hold majority ownership in these companies, the Group did not have ultimate control as all major decisions had to be agreed unanimously by all parties before they could be actioned.

Management therefore considered it appropriate to account for these entities as joint ventures.

All Interest joint ventures are accounted for using the equity method as described in note 2.15.

The Group has recognised its 50% share in Kelltech Limited share capital of $1,000, which is fully impaired.

29. Financial risk review

This note presents information about the Group’s exposure to financial risks and the Group’s management of capital. The Group’s risk management is coordinated by its directors. The Group does not actively engage in the trading of financial assets for speculative purposes. The most significant financial risks to which the Group is exposed are described below:

a) Market risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk affecting the Group comprises of credit risk, liquidity rate risk and foreign currency risk. Financial instruments affected by market risk include deposits, trade receivables, related party receivables, trade payables, accrued liabilities, contingent considerations and long-term rehabilitation provision.

The sensitivity analysis in the following sections relates to the positions as of 31 December 2022 and 2021.

The sensitivity analysis is intended to illustrate the sensitivity to changes in market variables on the Group’s financial instruments and show the impact on profit or loss and shareholders’ equity, where applicable.

The analysis excludes the impact of movements in market variables on the carrying value of provisions.

The following assumptions have been made in calculating the sensitivity analysis:

•        The statement of financial position sensitivity relates to derivatives and foreign currency-denominated trade receivables.

•        The sensitivity of the relevant profit before tax item and/or equity is the effect of the assumed changes in respective market risks. This is based on the financial assets and financial liabilities held at 31 December 2022 and 31 December 2021; and

•        The impact on equity is the same as the impact on profit before tax.

b) Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Group’s revenue is currently concentrated with two major customers, KTSA and Kellplant, both affiliated entities, and accordingly the Group is exposed to the possibility of loss if such customers default. The Group addresses this risk by monitoring its commercial relationship with such customers and by seeking to develop additional patented technology and entering into new partnerships.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

29. Financial risk review (cont.)

Loan credit is extended to the Directors of the Group. Credit risk is therefore regarded as low. The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was:

	31 December 2022	31 December 2021
	$	$
Cash and cash equivalents	20,535,210	45,624,110
Subscription receivable	50,000,000	—
Trade and other receivables	158,231	47,715
Receivable from affiliated companies	1,615,618	645,546
	72,309,059	46,317,371

The Group evaluated the collectability of the loan receivable and determined that no loss allowance is required.

Set out below is the information about the credit risk exposure of the Group’s financial assets as at 31 December 2022 and 2021:

		Days past due
	Current	31 – 60	61 – 90	91 – 120	>120	Impairment	Total
As at 31 December 2022
Cash and cash equivalent	20,535,210	—	—	—	—	—	20,535,210
Subscription receivable	50,000,000	—	—	—	—	—	50,000,000
Trade and other receivables	79,648	66,861	—	11,722	—	—	158,231
Receivable from affiliated entities	748,836	—	—	—	211,099	—	959,935
Related party receivables	655,683	—	—	—	—	—	655,683
	72,019,377	66,861	—	11,722	211,099	—	72,309,059
		Days past due
	Current	31 – 60	61 – 90	91 – 120	>120	Impairment	Total
As at 31 December 2021
Cash and cash equivalent	45,624,110	—	—	—	—	—	45,624,110
Trade and other receivables	—	47,715	—	—	—	—	47,715
Related party receivables	645,546	—	—	—	—	—	645,546
	46,269,656	47,715	—	—	—	—	46,317,371

c) Liquidity risk

Liquidity risk arises from the possibility that the Group will not be able to meet its financial obligations as they fall due. The Group has historically been supported financially by its shareholders. The risk of its shareholders discontinuing the provision of financing was historically regarded as low. The Group proposes to fund its upfront capital requirements and ongoing operations through current cash reserves, selling equity securities or obtaining debt financing.

The Group is supported financially by the shareholders. The risk of the shareholders discontinuing the provision of financing is regarded as low. The following are the contractual maturities of financial liabilities:

	31 December 2022	31 December 2021
	$	$
<=30 days	16,029,218	2,137,693
61 – 90 days	23,018	—
>=121 days	4,691,328	5,681,603
Total	20,743,563	7,819,296

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

29. Financial risk review (cont.)

d) Foreign currency risk

The Group has financial instruments which are denominated in currencies other than USD, its reporting currency. The Group mostly incurs expenditures for which it owes money denominated in non-U.S. dollar currencies, including pounds sterling and Australian dollars. As a result, movement of such currencies could adversely affect the Group’s results of operations and financial position.

The following table includes financial instruments which are denominated in foreign currencies:

	31 December 2022	31 December 2021
	GBP £	GBP £
Cash in banks	359,021	28,265
Other receivables	—	237,869
Trade and other payables	77,301	108,912

	TZS $	TZS $
Cash in banks	600,859,075	571,228,633

	AUD $	AUD $
Cash in banks	1,456,988	—
Trade and other payables	919,785	—

There were no financial instruments denominated in AUD as at 31 December 2021.

Sensitivity analysis

The following table demonstrates the estimated sensitivity to a reasonably possible change in the GBP, TZS and AUD exchange rates, with all other variables held constant. The impact on the Group’s profit is due to changes in the fair value of monetary assets and liabilities. The Group’s exposure to foreign currency changes for all other currencies is not material.

Effect on Profit	31 December 2022	31 December 2021
Change in GBP Rate
10%	43,204	46,815
-10%	(43,204)	(46,815)

Change in AUD Rate
10%	(97,851)	—
-10%	97,851	—

Change in TZS Rate
10%	(25,744)	9,862
-10%	25,744	(9,862)

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

29. Financial risk review (cont.)

There was no Australian cost in 2021

There were no financial instruments denominated in AUD as at 31 December 2021.

e) Capital management

For the purpose of the Group’s capital management, capital includes issued capital, share premium and other equity reserves attributable to the equity holders of the parent. The primary objective of the Group’s capital management is to maximize the shareholder value.

Management assesses the Group’s capital requirements in order to maintain an efficient overall financing structure while avoiding excessive leverage. The Group manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust its capital structure, the Group may issue new shares to finance its operating requirements.

30. Contingent liabilities

In 2020, KNCL, a subsidiary of LHL, filed a tax appeal at the Tax Revenue Appeals Tribunal to dispute a tax assessment regarding withholding tax for imported services provided to the Company by non-resident entities. The amount of tax in dispute as at 31 December 2020 was $3,664,624 (TZS 8,426,336,706). As at 31 December 2022, the appeal is still pending at the Tax Revenue Appeals Tribunal awaiting a hearing date.

Additionally, in 2021, the Company also filed an appeal before the Tax Revenue Appeals Tribunal against the Tax Revenue Authority (“TRA”) to challenge the TRA’s claim for withholding tax. The nature of tax assessment is the same as above. The amount of tax in dispute is $183,396 (TZS 421,811,314). As at 31 December 2022, the Group is still negotiating an out-of-court settlement with the TRA for all matters under dispute.

In the opinion of management and in consultation with its legal counsel, the probability that the tax appeals filed will result to an adverse outcome is low.

31. Subsequent events

Management evaluated all activity of the Group through the date the consolidated financial statements were available to be issued and concluded that the following subsequent events have occurred that would require recognition or disclosure in the consolidated financial statements or the relevant notes.

On October 14, 2022, the Group signed a second investment agreement into KNL with BHP, which comprises a $50 million share subscription, subject to certain closing conditions. The Company satisfied substantially all the closing conditions and received the $50 million on 15 February 2023 and issued a stock certificate on the same day, bringing BHP’s interest in KNL from 8.9% as of 31 December 2022 to 17.0%, effective 15 February 2023.

On September 5, 2022, the Group executed a non-binding term sheet with Harmony Minerals Limited and Dutwa Minerals Limited, the owners of the Dutwa Nickel Project in Tanzania, to acquire all the tangible assets and all registered and unregistered intellectual property of each of the companies. The Dutwa acquisition is subject to the parties entering into definitive documentation and various other conditions, including Lifezone entering into a framework agreement with the Government of Tanzania (the “GoT”) in respect of the Dutwa Nickel Project, similar to the Framework Agreement entered into in respect of the Kabanga Project. In the event we proceed with the Dutwa Acquisition, we will have to make further payments on the satisfaction of various conditions, in addition to the $400,000 non-refundable deposit we have paid in September 2022. We will also have to spend funds to develop the Dutwa project. At the date of signing these accounts, we had not completed all the conditions outlined.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

31. Subsequent events (cont.)

On March 22, 2023, the Group executed a term sheet with Simulus Group PTY in Australia, to acquire all the tangible assets, subsidiaries, and all registered and unregistered intellectual property of the company in return for non-binding $1 million deposit payment. Subject to completion of the Simulus acquisition, the purchase terms of the deal will consist of a combination of cash and a planned liquidity event in 2023.

There were no other significant events to note subsequent to the year-end which require adjustments to, or disclosures in the financial statements.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Lifezone Holdings Limited

Results of Review of Interim Financial Statements

We have reviewed the accompanying unaudited condensed consolidated interim financial statements of Lifezone Holdings Limited (the “Company”) and consolidated subsidiaries as of June 30, 2023, and for the six-month period then ended, and the related notes (collectively referred to as the “interim financial statements”). Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with International Financial Reporting Standards.

Basis for Review Results

These interim financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

GRANT THORNTON
Dublin, Ireland

September 18, 2023

Lifezone Holdings Limited
UNAUDITED CONDENSED CONSOLIDATED INTERIM
STATEMENT OF COMPREHENSIVE LOSS
for the six months ended June 30, 2023 and June 30, 2022

	Note	H1 2023	H1 2022
		$	$
Revenue	5	506,748	1,114,305
(Including related party revenues of $495,048 and $1,065,162 for the periods ended June 30, 2023 and June 30, 2022, respectively)
Gain (loss) on foreign exchange	8	86,547	(30,473)

General and administrative expenses	8	(13,412,649)	(5,515,073)
Operating loss		(12,819,354)	(4,431,241)
Interest income	6	269,800	27,816
Interest expense	7	(91,668)	(130,555)
Loss before tax		(12,641,222)	(4,533,980)
Income tax		—	—
Loss for the financial period		(12,641,222)	(4,533,980)
Other comprehensive income
Other comprehensive income that may be reclassified to profit or loss in subsequent periods (net of tax):
Exchange (loss) gain on translation of foreign operations		(84,291)	35,189
Total other comprehensive (loss) income for the period		(84,291)	35,189

Total comprehensive loss for the financial period		(12,725,513)	(4,498,791)
Net loss for the period:
Attributable to ordinary shareholders of the company		(10,403,600)	(4,214,565)
Attributable to noncontrolling interests		(2,237,622)	(319,415)
		(12,641,222)	(4,533,980)
Total comprehensive loss:
Attributable to ordinary shareholders of the company		(10,487,891)	(4,179,376)
Attributable to noncontrolling interests		(2,237,622)	(319,415)
		(12,725,513)	(4,498,791)
Net loss per share
Basic and diluted fer Redeemable Class A ordinary share	21	(16.77)	(6.79)
/s/ Ingo Hofmaier
Ingo Hofmaier Chief Financial Officer Date: September 20, 2023

See accompanying notes to unaudited condensed consolidated interim financial statements.

Lifezone Holdings Limited
UNAUDITED CONDENSED CONSOLIDATED INTERIM
STATEMENT OF FINANCIAL POSITION
as of June 30, 2023 and December 31, 2022

	Note	June 30, 2023	December 31, 2022
		$	$
Assets
Non-current assets
Exploration and evaluation assets and mining data	12	35,921,121	18,455,306
Patents	13	613,613	602,867
Other intangible assets	13	92,096	92,096
Property and equipment	11	1,030,135	884,322
Right-of-use assets	11	440,827	352,307
		38,097,792	20,386,898
Current assets
Inventories		66,942	49,736
Trade and other receivables	10	10,247,585	6,005,207

(Including receivables from related parties of $150,000 and $655,683 as of June 30, 2023, and December 31, 2022, respectively and receivables from affiliated entities of $1,466,634 and $959,935 as of June 30, 2023 and December 31, 2022, respectively)

Subscription receivable	15	—	50,000,000
Cash and cash equivalents	9	44,410,732	20,535,210
		52,725,316	76,590,153
Total assets		92,823,051	96,977,051

Liabilities and equity

Equity
Share capital	20	3,101	3,101
Share premium	20	25,436,656	25,436,656
Shared based payment reserve	20	25,483,348	25,483,348
Other reserves	20	(15,495,254)	(15,495,254)
Foreign currency translation reserve	20	31,573	115,864
Redemption reserve	20	280,808	280,808
Accumulated deficit	20	(54,694,202)	(44,290,602)
Total Shareholders’ (deficit) equity		(18,953,970)	(8,466,079)
Non-controlling interests	20	82,215,262	84,452,884
Total equity		63,261,292	75,986,805

Non-current liabilities
Lease liabilities	16	351,076	290,576
Long term asset retirement obligation provision	19	303,000	303,000
Contingent consideration	18	3,768,859	3,689,755
		4,422,935	4,283,331
Current liabilities
Lease liabilities	16	145,142	105,304
Trade and other payables	14	24,993,682	16,601,611
		25,138,824	16,706,915

Total liabilities		29,561,759	20,990,246

Total equity and liabilities		92,823,051	96,977,051
/s/ Ingo Hofmaier
Ingo Hofmaier Chief Financial Officer Date: September 20, 2023

See accompanying notes to unaudited condensed consolidated interim financial statements.

Lifezone Holdings Limited
UNAUDITED CONDENSED CONSOLIDATED INTERIM STATEMENT OF CHANGES IN EQUITY
for the six months ended June 30, 2023 and June 30, 2022

	Note	Share Capital	Share Premium	Shared Based Payment Reserve	Other Reserves	Foreign currency translation reserve	Redemption Reserve	Accumulated Deficit	Total Shareholders’ equity	Convertible loans issued	Non- controlling Interest	Total equity
		$	$	$	$	$	$	$	$	$	$	$
At January 1, 2022		1,843	25,436,656	9,988,094	—	—	280,808	(20,707,260)	15,000,141	39,040,000	(176,238)	53,863,903
Transactions with shareholders:
Issuance of ordinary shares		1,258	—	—	—	—	—	—	1,258	—	—	1,258
Total transactions with shareholders		1,258	—	—	—	—	—	—	1,258	—	—	1,258
Total loss for the interim financial period		—	—	—	—	—	—	(4,214,565)	(4,214,565)	—	(319,415)	(4,533,980)
Total other comprehensive income for the interim financial period		—	—	—	—	35,189	—	—	35,189	—	—	35,189
At June 30, 2022		3,101	25,436,656	9,988,094	—	35,189	280,808	(24,921,825)	10,822,023	39,040,000	(495,653)	49,366,370

At January 1, 2023		3,101	25,436,656	25,483,348	(15,495,254)	115,864	280,808	(44,290,602)	(8,466,079)	—	84,452,884	75,986,805
Total loss for the interim financial period		—	—	—	—	—	—	(10,403,600)	(10,403,600)	—	(2,237,622)	(12,641,222)
Total other comprehensive loss for the interim financial period		—	—	—	—	(84,291)	—	—	(84,291)	—	—	(84,291)
At June 30, 2023	20	3,101	25,436,656	25,483,348	(15,495,254)	31,573	280,808	(54,694,202)	(18,953,970)	—	82,215,262	63,261,292

See accompanying notes to unaudited condensed consolidated interim financial statements.

Lifezone Holdings Limited
UNAUDITED CONDENSED CONSOLIDATED INTERIM
CASH FLOW STATEMENT
for the six months ended June 30, 2023 and June 30, 2022

	Note	June 30 2023	June 30 2022
		$	$
Cash flows from operating activities
Consolidated loss for year		(12,725,513)	(4,498,791)
Adjustments for:
Interest income	6	(269,800)	(27,816)
Amortization of intangible assets	13	38,301	33,619
Foreign exchange (gain) loss	8	(86,547)	30,473
Interest expense	7	91,668	130,555
Depreciation of property and equipment and right-of-use assets	11	169,721	69,176
Operating loss before working capital changes		(12,782,170)	(4,262,784)
Changes in trade and other receivables		(1,072,573)	(1,138,799)
Changes in related party receivables		(1,374,175)	(150,806)
Changes in inventories		(17,206)	(40,753)
Changes in other current assets		(2,202,145)	(94,957)
Changes in prepaid mining license		499,903	503,436
Changes in customer credit to related party		—	(208,550)
Changes in trade and other payables	14	10,892,071	618,571
Net cash used in operating activities		(6,056,295)	(4,774,642)
Cash flows from investing activities
Interest received from bank		262,959	23,651
Patent costs incurred		(49,047)	(35,395)
Expenditures on property and equipment	11	(253,505)	65,351
Investment in exploration and evaluation assets	12	(17,465,815)	(1,998,059)
Acquisition of subsidiaries, net of cash acquired	22	—	(7,591)
Net cash used in investing activities		(17,505,408)	(1,952,043)
Cash flows from financing activities
Payment of lease liabilities	16	(62,775)	(38,610)
Proceeds from receipt of subscription receivable, net of transaction cost	15	47,500,000	—
Net cash provided by (used in) financing activities		47,437,225	(38,610)
Net increase (decrease) in cash and cash equivalents		23,875,522	(6,765,295)
Cash and cash equivalents
Beginning of period		20,535,210	45,624,110
End of period		44,410,732	38,858,815

See accompanying notes to unaudited condensed consolidated interim financial statements

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

1. General information

Lifezone Holdings Limited (“LHL”) is a limited company incorporated and domiciled in Isle of Man and whose shares are not publicly traded. The registered office is located at Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man. The Unaudited Condensed Consolidated Interim Financial Statements of LHL, and its subsidiaries (collectively, “LHL Group”) for the six months ended June 30, 2023, were authorized for issue in accordance with a resolution of the Directors of LHL on September 18, 2023 and the Directors of Lifezone Metals Limited on September 19, 2023.

The Unaudited Condensed Consolidated Interim Financial Statements of LHL Group have been reviewed by Grant Thornton Ireland, an independent public accountant prior to filing in accordance with the standards of the United States Public Company Accounting Oversight Board applicable to reviews of interim financial information.

LHL Group is a modern metals company engaged in the development, patenting, and licensing of its hydro-metallurgical processing technology (“Hydromet Technology”) for use in the extractive metallurgy, minerals, and recycling industries. LHL’s primary asset is the Kabanga Nickel project in Tanzania, considered one of the world’s largest, highest grade and development ready nickel sulfide deposit globally. Information on LHL Group’s structure is provided in Note 2.3.

Information on other related party relationships of LHL Group is provided in Note 17.

History and organization

LHL was formed as a holding company for Lifezone Limited (“LZL”) and acquired 100% of the equity interest (including outstanding options and Restricted Stock Units, “RSUs”) in LZL on June 24, 2022, in consideration for issuing shares of LHL on a 1:1 basis to the LZL shareholders at the time (following a 1:200 split of shares of LZL) (the “Lifezone Holdings Transaction”). Also, on June 24, 2022 (just prior to the Lifezone Holdings Transaction), the shareholders of Kabanga Nickel Limited (“KNL”), other than LZL and BHP Billiton (UK) DDS Limited (“BHP”), exchanged their shares of KNL for shares of LHL on a 1:1 basis (the “Flip-Up”). The KNL options were also exchanged for options in LHL on a 1:1 basis as part of the Flip-Up.

As LHL did not have any previous operations, LZL and KNL (together with its subsidiaries) are together viewed as the predecessors to LHL and its consolidated subsidiaries. As a result, the consolidated financial statements of LHL recognize the assets and liabilities received in the Lifezone Holdings Transaction and the Flip-Up at their historical carrying amounts, as reflected in the historical financial statements of LZL and KNL (together with its subsidiaries).

On December 13, 2022, Lifezone Metals Limited, an Isle of Man company (“LML”) and GoGreen Investments Corporation (“GoGreen”), an exempted special purchase acquisition company (“SPAC”) incorporated under the laws of the Cayman Islands and formerly listed on the New York Stock Exchange (“NYSE”), entered into a Business Combination Agreement (“BCA”) with GoGreen Sponsor 1 LP, a Delaware limited partnership (the “Sponsor”), Aqua Merger Sub, a Cayman Islands exempted company (the “Merger Sub”) and LHL, a wholly owned direct subsidiary of LML.

History and Organization (continued)

On July 6, 2023 LML, LHL and GoGreen consummated the business combination pursuant to the BCA (the “Business Combination”). The transaction was unanimously approved by GoGreen’s Board of Directors and was approved at the extraordinary general meeting of GoGreen’s shareholders held on June 29, 2023 (the “EGM”). GoGreen’s shareholders also voted to approve all other proposals presented at the EGM. As a result of the Business Combination, the Merger Sub, as the surviving entity after the Business Combination transaction, and LHL each became wholly owned subsidiaries of LML.

On the Closing Date, LML’s Ordinary Shares and the LML Warrants commenced trading on the NYSE, under the new ticker symbols “LZM” and “LZMW”, respectively.

Information on the Business Combination and the NYSE listing are provided in Note 27.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

2. Significant accounting policies

2.1. Basis of preparation

LHL Group’s Unaudited Condensed Consolidated Interim Financial Statements for the six months ended June 30, 2023 have been prepared in accordance with IAS 34 ‘Interim Financial Reporting’ under the International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”) and are reported in U.S. dollars (“USD” or “$”).

The Unaudited Condensed Consolidated Interim Financial Statements have been prepared on a historical cost basis unless otherwise stated.

The same accounting policies, presentation and methods of computation have been followed in these Unaudited Condensed Consolidated Interim Financial Statements as were applied in the preparation of LHL Group’s financial statements for the year ended December 31, 2022, except for the impact of the adoption of the Standards and Interpretations as described in Note 2.2

These standards and amendments do not have a significant impact on these Interim Financial Statements and therefore the disclosures have not been made.

However, whilst they do not affect these Unaudited Condensed Consolidated Interim Financial Statements, they will impact on some entities. Entities should assess the impact of these new Standards on their financial statements based on their own facts and circumstances and make appropriate disclosures. In addition, if practical expedients are going to be used, then this intention should be disclosed.

The Unaudited Condensed Consolidated Interim Financial Statements incorporate the results of Business Combinations under common control using the predecessor value method that occurred in 2022. In the Unaudited Condensed Consolidated Interim Statement of Financial Position, the acquiree’s identifiable assets and liabilities are initially recognized at their carrying values at the acquisition date. The increase in the fair value of share-based payment reserves, assumed by LHL Group as part of the Business Combination under common control, is accounted for directly in equity under Other Reserves. The results of acquired operations are included in the Unaudited Condensed Consolidated Interim Statement of Comprehensive Income from the date on which control is obtained.

LHL Group has prepared the Unaudited Condensed Consolidated Interim Financial Statements on the basis that it will continue to operate as a going concern as discussed in Note 2.5.

The Unaudited Condensed Consolidated Interim Financial Statements comprise the financial statements of the LHL Group as of June 30, 2023. Control is achieved when LHL Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, LHL Group controls an investee if, and only if, LHL Group has:

•        power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee);

•        exposure, or rights, to variable returns from its involvement with the investee; or

•        the ability to use its power over the investee to affect its returns.

Generally, there is a presumption that a majority of voting rights results in control. To support this presumption and when LHL Group has less than a majority of the voting or similar rights of an investee, LHL Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

•        the contractual arrangement(s) with the other vote holders of the investee;

•        rights arising from other contractual arrangements; and

•        LHL Group’s voting rights and potential voting rights.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

2. Significant accounting policies (cont.)

LHL Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when LHL Group obtains control over the subsidiary and ceases when LHL Group loses control of the subsidiary. Assets, liabilities, income, and expenses of a subsidiary acquired or disposed of during the year are included in the Unaudited Condensed Consolidated Interim Financial Statements from the date LHL Group gains control until the date LHL Group ceases to control the subsidiary.

2.2. Accounting pronouncements

The accounting policies adopted in the preparation of the unaudited condensed consolidated interim financial statements are consistent with those followed in the preparation of the Company’s annual consolidated financial statements for the year ended December 31, 2022, except for the adoption of new standards effective as of January 1, 2023. The Company has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective. Several amendments apply for the first time in 2023, but do not have an impact on the unaudited condensed consolidated interim financial statements of the Company, as follows:

•        IFRS 17 ‘Insurance Contracts’

•        Deferred Tax related to Assets and Liabilities arising from a Single Transaction (Amendments to IAS 12)

•        Definition of Accounting Estimates (Amendments to IAS 8)

•        Disclosure of Accounting Policies (Amendments to IAS 1 and Practice Statement 2)

2.3. Basis of consolidation

Profit or loss and each component of other comprehensive income are attributed to the equity holders of LML as the parent of LHL and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with LHL Group’s accounting policies. All intra-group assets and liabilities, equity, income, expenses, and cash flows relating to transactions between members of LHL are eliminated on full consolidation.

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If LHL Group loses control over a subsidiary, it derecognizes the related assets (including goodwill), liabilities, non-controlling interest, and other components of equity, while any resultant gain or loss is recognized in profit or loss. Any investment remains recognized at fair value.

After an initial $50 million investment in December 2021 (see Note 20), BHP agreed to invest a further $50 million into KNL in the form of equity under the Tranche 2 Subscription Agreement signed on October 14, 2022. KNL satisfied substantially all the closing conditions by December 31, 2022, received $50 million on February 15, 2023 and issued a stock certificate on the same day. This brought BHP’s interest in KNL from 8.9% as of December 31, 2022 to 17.0%, effective February 15, 2023.

LHL Group attributes total comprehensive income or loss of subsidiaries between the owners of LML as the parent and the non-controlling interests based on their respective ownership interests.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

2. Significant accounting policies (cont.)

The Consolidated Financial Statements comprise the financial statements as of June 30, 2023, comprise the financial statements of subsidiaries on following.

Name of subsidiary	Direct/ Indirect	Country of incorporation	Principal place of Business	Percentage of Ownership (%)
				2023	2022
Lifezone Limited	Direct	Isle of Man	Isle of Man	100.0%	100.0%
LZ Services Limited	Indirect	United Kingdom	United Kingdom	100.0%	100.0%
Kabanga Holdings Limited	Indirect	Cayman Islands	Cayman Islands	83.0%	91.1%
Kabanga Nickel Company Limited	Indirect	Tanzania	Tanzania	83.0%	91.1%
Kabanga Nickel Limited	Indirect	United Kingdom	United Kingdom	83.0%	91.1%
Kagera Mining Company Limited	Indirect	Tanzania	Tanzania	83.0%	91.1%
Metprotech Pacific Proprietary Limited	Indirect	Australia	Australia	100.0%	100.0%
Romanex International Limited	Indirect	Canada	Canada	83.0%	91.1%
Tembo Nickel Corporation Limited	Indirect	Tanzania	Tanzania	69.7%	76.5%
Tembo Nickel Mining Company Limited	Indirect	Tanzania	Tanzania	69.7%	76.5%
Tembo Nickel Refining Company Limited	Indirect	Tanzania	Tanzania	69.7%	76.5%

2.4. Business combinations under common control

Business combinations involving entities under common control are outside the scope of IFRS 3 ‘Business Combinations’ and there is no other specific IFRS guidance. Accordingly, management used its judgement to develop an accounting policy that is relevant and reliable, in accordance with IAS 8 ‘Accounting Policies, Changes in Accounting Estimates and Errors’.

2.5. Going concern

The management of LML and LHL Group (“Management”) have assessed the going concern assumptions of LHL Group during the preparation of these Unaudited Condensed Consolidated Interim Financial Statements. LHL Group had net comprehensive loss attributable to ordinary shareholders of the company of $10.4 million for the six months ended June 30, 2023 (June 30, 2022: $4.2 million), accumulated losses of $54.7 million at June 30, 2023 (December 31, 2022: $44.3 million).

Positive cash flow for the six months ended June 30, 2023 was $23.9 million (June 30, 2022: net outflows $6.8 million). Consisting of $47.5 million net inflows (June 30, 2022: net outflows $0.04 million) from financing activities arising from investment by BHP in KNL, one of LHL’s subsidiaries, on February 15, 2023. Net outflows from operating activities of $6.1 million (June 30, 2022: net outflows $4.8 million) and net outflows from investing activities of $17.5 million (June 30, 2022: net outflows $1.9 million), mainly relating to expenditure for the Kabanga Nickel project.

On July 6, 2023, LML consummated the Business Combination pursuant to the BCA and the Private Investment in Public Equity (“PIPE”) financing pursuant to various Subscription Agreements. Prior to the EGM in connection with the Business Combination, holders of 26,072,446 GoGreen Class A Shares, representing approximately 94.5% of the total GoGreen Class A Shares held by public shareholders, exercised their right to redeem their shares for cash.

As of June 30, 2023, prior to the Business Combination, LHL had consolidated cash and cash equivalents of $44.4 million. As of July 31, 2023, LML had consolidated cash and cash equivalents of $84.4 million. The primary movements between June 30, 2023 and July 31, 2023 relate to $74.7 million gross proceeds from the Business Combination and the PIPE Financing transactions, settling the majority of $20.6 million in transaction expenses, the $7.5 million completion payment to the shareholders of The Simulus Group Pty Ltd (“SGPL”) and the balance of outflows in July 2023 of $6.5 million relating to working capital expenses and investments into exploration and evaluation assets.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

2. Significant accounting policies (cont.)

Based on LML’s current and increasing liquidity and anticipated funding requirements, LML will need additional capital in the future to fund its operations and project developments. LML’s future operating losses and capital requirements may vary materially from those currently planned and will depend on many factors including LML’s growth rate, the execution of various growth projects, and the demand for the Hydromet Technology, capital costs for the construction costs for the Kabanga Nickel project, and the demand for the minerals we intend to extract in our metals extraction business and as well as LML’s working capital requirements.

To enhance our liquidity position or increase our cash reserve for future investments or operations, we continue to explore arrangements with potential customers for the eventual offtake of the metals we produce in the future at the Kabanga Nickel project, and we may in the future seek equity, mezzanine and alternative or debt financing. Additionally, we may receive the proceeds from any exercise of any Warrants in cash. Each LML Warrant represents the right to purchase one LML Ordinary Share at a price of $11.50 per share in cash.

LML filed a registration statement on Form F-1 with SEC on August 22, 2023. Once declared effective by the SEC, the F-1 will register the resale of certain Lifezone Metals shares and warrants owned by certain previous LHL shareholders, the SPAC Sponsor (including its limited partners), PIPE investors and Simulus vendors. Pursuant to the BCA, a 180-day lock-up period following the Closing applies to (i) 5,133,600 Lifezone Metals shares and 667,500 warrants received by the SPAC Sponsor and (ii) the Lifezone Metals shares received by the previous LHL shareholders who owned 1.5% or more of the outstanding LHL shares prior to the Closing, in each case, subject to certain exceptions. 1,335,00 Lifezone Metals shares received by the SPAC Sponsor are subject to a 60-day lock-up.

We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive is dependent upon the market price of our LML Ordinary Shares.

On September 19, 2023, the market price for our LML Ordinary Shares was $12.65. When the market price for our LML Ordinary Shares is less than $11.50 per share (i.e., the Warrants are “out of the money”), we believe warrant holders will be unlikely to exercise their Warrants. If all the Warrants are exercised, an additional 14,467,500 LML Ordinary Shares would be outstanding.

The Unaudited Condensed Consolidated Interim Financial Statements have been prepared on a going concern basis which contemplates the continuity of normal business activities and the realization of assets and discharge of liabilities in the ordinary course of business. LML has not generated significant revenues from operations and, as common with many exploration-stage mining companies, LML raises financing for its exploration, study and research and development activities in discrete tranches. As such, the ability of LHL Group to continue as a going concern depends on its ability to secure this additional financing. In case LML issues additional equity in the future, shareholders could face significant dilution in their holdings.

Together with its brokers and financial advisors, LML continuously monitors capital market conditions, and the Board recurrently considers various forms of financing available to LML and the LHL Group.

In the event that LML and/or the LHL Group is unable to secure sufficient funding, it may not be able to fully develop its projects, and this may have a consequential impact on the carrying value of the related exploration assets and the investment of LHL Group in its subsidiaries as well as the going concern status of LML and/or the LHL Group. Given the nature of LML and the LHL Group’s current activities, it will remain dependent on equity, mezzanine, debt funding or monetizing the offtake from the Kabanga Nickel project until such time as the LHL Group becomes self-financing from the commercial production of its mineral resources and royalties received from intellectual property rights linked to its Hydromet Technology. To the extent that the LHL Group foresees increasing financing risks, jeopardizing the existence of LML and/or the LHL Group, LML and/or the LHL Group can accelerate the reduction of costs and aim for smaller, more targeted capital raises.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

2. Significant accounting policies (cont.)

Given that LML and/or the LHL Group will likely need to raise funds within twelve months from the date of approval of these unaudited condensed consolidated interim financial statements for project development, new projects, acquisitions and to fund operations beyond the next 12 months, the situation gives rise to a material uncertainty as there can be no assurance LML and/or the LHL Group will be able to raise required financing in the future. Notwithstanding this material uncertainty, the Directors of LML and LHL consider it appropriate to prepare the financial statements on a going concern basis given LML’s ability to raise necessary funding and its shareholder base at LML and at KNL. The financial statements do not include the adjustments that would result if LML was unable to continue as a going concern.

2.6. Functional and reporting currency

These Unaudited Condensed Consolidated Interim Financial Statements are presented in USD or $, which is LHL Group’s functional currency, and all values are rounded to the nearest U.S. dollar, except where otherwise indicated. The functional currency is the currency of the primary economic environment in which the entity operates. Accordingly, LHL Group measures its financial results and financial position in USD.

The reporting currency used for the preparation of the Unaudited Condensed Consolidated Interim Financial Statements is USD, which is the currency of the primary economic environment in which LHL Group operates.

LHL Group incurs transactions in USD, British Pounds (“GBP”), Australian Dollars (“AUD”) and Tanzanian Shillings (“TZS”).

Subsidiaries LZ Services Limited (“LZSL”) a company incorporated in England and Wales and Metprotech Pacific Pty Ltd (“Metprotech”) a company incorporated in Australia, are wholly owned subsidiaries of LZL and have functional currencies as GBP and AUD respectively. The balances of the subsidiaries reporting under other currencies are translated to USD.

3. Key sources of estimation and uncertainty

Significant accounting judgements, estimates and assumptions.

The preparation of LHL Group’s Unaudited Condensed Consolidated Interim Financial Statements requires Management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures, and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in the future period.

The judgements, estimates and assumptions applied in the Unaudited Condensed Consolidated Interim Financial Statements, including the key sources of estimation uncertainty, were the same as those applied in the Group’s last annual financial statements for the year ended December 31, 2022.

4. Segment information

For management purposes, LHL Group is organized into business units based on the main types of activities and has two reportable operating segments, as follows:

•        Metals extraction and refining business; and

•        Intellectual property (“IP”) licensing business.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

4. Segment information (cont.)

The Metals extraction and refining segment of the business consists of LHL Group’s interest in KNL, comprising the Kabanga Nickel project. The IP segment is managed through LHL’s wholly owned subsidiary, LZL.

On July 3, 2023, Metprotech acquired SGPL. Please refer to Note 27.

The Chief Executive Officer ensures that the corporate strategy is being implemented, manages LHL Group on a day-to-day basis, monitors the operating results of its two business units separately for the purpose of making decisions about resource allocation and performance assessment and is LHL Group’s Chief Operating Decision Maker. Segment performance is evaluated based on cash flows and operating profit or loss before taxes and is measured consistently with operating profit or loss in the Unaudited Condensed Consolidated Interim Financial Statements.

However, LHL Group’s financing and treasury function (including finance costs and finance income) and income taxes are managed on a group basis and are allocated to the IP segment.

Each of these operating segments is managed separately as each requires different technological expertise, marketing approaches and other resources. All inter-segment transfers are carried out at arm’s length terms comparable to transactions with third parties.

Inter-segment eliminations and transactions are identified separately, and the combined segments’ information is reconciled to the Statement of Financial Position and Statement of Comprehensive Income.

Inter-segment revenues are eliminated upon consolidation and reflected in the ‘Inter-segment eliminations’ column.

The results for the six months ending June 30, 2023 and June 30, 2022 respectively are shown below.

	Intellectual Property	Metals Extraction	Inter-Segment eliminations	Total
	$	$	$	$
For the six-month ended June 30, 2023
Revenue	4,875,321	508,190	(4,876,763)	506,748
Interest income	67,191	202,609	—	269,800
Gain (loss) on foreign exchange	(133,984)	220,531	—	86,547
General and administrative expenses	(9,192,202)	(9,097,210)	4,876,763	(13,412,649)
Interest expense	—	(91,668)	—	(91,668)
Loss before tax	(4,383,674)	(8,257,548)	—	(12,641,222)

For the period ended June 30, 2023
Segment assets	10,849,336	81,973,715	—	92,823,051
Segment liabilities	(21,235,003)	(8,326,756)	—	(29,561,759)

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

4. Segment information (cont.)

General and administrative expenses

Included within general and administrative expenses are non-recurring listing and capital raising costs of $8,003,016 (June 30, 2022: $74,143), which relate to professional services costs in relation to the business combination with GoGreen and the listing on the NYSE and have been allocated across the Intellectual Property and the Metals Extraction segments based on Segment assets.

	Intellectual Property	Metals Extraction	Inter-Segment eliminations	Total
	$	$	$	$
For the six-month ended June 30, 2022
Revenue	4,409,057	—	(3,294,752)	1,114,305
Interest income	10,993	16,823	—	27,816
(Loss) gain on foreign exchange	(31,261)	788	—	(30,473)
General and administrative expenses	(1,304,360)	(7,505,465)	3,294,752	(5,515,073)
Interest expense	—	(130,555)	—	(130,555)
(Loss) gain before tax	3,084,429	(7,618,409)	—	(4,533,980)

For the period ended June 30, 2022
Segment assets	13,670,804	44,689,162	—	58,359,966
Segment liabilities	(746,785)	(8,246,811)	—	(8,993,596)

5. Revenue

	Six months ended
	2023	2022
	$	$
Kellplant Proprietary Ltd	129,680	755,415
Kelltechnology SA Proprietary Ltd	365,368	309,747
Consulting and management fee with affiliated companies	495,048	1,065,162
Non-affiliated company revenue	11,700	49,143
	506,748	1,114,305

Revenue is attributable to LHL Group’s principal activity of consulting for the operations of mineral beneficiation operations primarily in South Africa. These affiliated entities are joint venture entities of the LHL Group. LZL has a 50% interest in Kelltech Limited. LZL has a 33.33% interest in Kelltechnology SA Proprietary Ltd (“KTSA”), a joint venture Kelltech Limited. LZL has a 33.33% interest in Kellplant Proprietary Ltd (“Kellplant”), a wholly owned subsidiary of KTSA as disclosed in detail in Note 23.

6. Interest income

	Six months ended
	2023	2022
	$	$
Interest on shareholder loans	6,841	4,165
Other interest	262,959	23,651
	269,800	27,816

Other interest income arises from cash in bank deposits with bank interest averaging 0.10 -1.40% over the period.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

7. Interest expense

		Six months ended
	Note	2023	2022
		$	$
Interest accretion on contingent consideration	18	79,104	119,809
Interest accretion on lease liability	16	12,564	10,746
		91,668	130,555

8. General and administrative expenses

The following is a summary of key expenses included in general and administrative expenses:

		Six months ended
	Note	2023	2022
		$	$
Wages & employee benefits		1,816,542	1,299,134
Professional fees		2,189,645	1,969,720
Non-recurring listing and equity raising costs		8,002,016	74,143
Directors’ fees		86,500	87,125
Legal expenses		465,220	142,164
Mining expenses		—	583,238
Depreciation of property and equipment	11	107,692	45,689
Depreciation of right of use asset	11	62,029	23,487
Amortization of intangible assets		38,301	33,619
(Loss) gain on foreign exchange		(86,547)	30,473

Non-recurring listing and equity raising costs (including transaction listing cost) of $8,003,016 (June 30, 2022: $74,143) relate to the business combination with GoGreen.

9. Cash and cash equivalents

	June 30, 2023	December 31, 2022
	$	$
Cash in banks	44,410,732	20,535,210

Cash in banks earns interest at the bank deposit rates averaging 0.10 – 1.40% over the period.

Interest income from cash and cash equivalents amounted to $262,959 for the six months ended June 30, 2023 (December 31, 2022: $214,252).

10. Trade and other receivables

Other receivables consist of the following:

		June 30, 2023	December 31, 2022
	Note
		$	$
VAT receivables		3,065,206	2,827,070
Other receivables		1,079,215	158,231
Receivables from affiliated entities	17	2,846,634	959,935
Prepayments		2,763,091	560,946
Related party receivables	17	150,000	655,683
Prepaid mining license		343,439	843,342
		10,247,585	6,005,207

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

10. Trade and other receivables (cont.)

LHL’s Tanzanian subsidiary, namely TNCL, is required to pay an annual fee to maintain its mining license with the Tanzanian Mining Commission. The prepaid portion of the fee is reflected in the Prepaid mining license balance above.

Receivables from affiliated entities relate to short term services and payments on behalf of affiliated entities disclosed in Note 17. Trade receivables arising from Revenue activities are included as part of Receivables from affiliated entities. Credit terms are 30 days from the start of the period being charged.

VAT receivables are short term and receivable within twelve months following applicable VAT refund application in the local tax jurisdiction. LHL Group has VAT receivables with Tanzania, United Kingdom, and Australian tax authorities.

All other receivables are short term in nature.

11. Property and equipment and right-of-use assets

LHL Group’s property and equipment and right-of-use assets include building, transportation equipment, and office and computer equipment. The carrying amounts for the reporting periods can be analyzed as follows:

	Buildings	Transportation equipment	Office and computer equipment	Total Property and equipment	Right-of-use assets	Total
	$	$	$	$	$	$
Cost
As at January 1, 2022	932,623	41,457	52,292	1,026,372	—	1,026,372
Additions	—	82,495	202,369	284,864	469,743	754,607
Disposals for the period	(255,346)	—	(16,445)	(271,791)	—	(271,791)
As at December 31, 2022	677,277	123,952	238,216	1,039,445	469,743	1,509,188

Accumulated depreciation
As at January 1, 2022	(14,713)	(7,773)	(3,041)	(25,527)	—	(25,527)
Charge for the period	(22,068)	(36,639)	(70,889)	(129,596)	(117,436)	(247,032)
As at December 31, 2022	(36,781)	(44,412)	(73,930)	(155,123)	(117,436)	(272,559)
Carrying amount as at December 31, 2022	640,496	79,540	164,286	884,322	352,307	1,236,629

Cost
As at January 1, 2023	677,277	123,952	238,216	1,039,445	469,743	1,509,188
Additions	—	75,551	177,954	253,505	150,549	404,054
As at June 30, 2023	677,277	199,503	416,170	1,292,950	620,292	1,913,242

Accumulated depreciation
As at January 1, 2023	(36,781)	(44,412)	(73,930)	(155,123)	(117,436)	(272,559)
Charge for the period	(11,034)	(33,639)	(63,019)	(107,692)	(62,029)	(169,721)
As at June 30, 2023	(47,815)	(78,051)	(136,949)	(262,815)	(179,465)	(442,280)
Carrying amount as at June 30, 2023	629,462	121,452	279,221	1,030,135	440,827	1,470,962

During 2022, LHL Group disposed of certain buildings and office and computer equipment with a carrying value of $271,791. These assets relate to the legacy Tanzanian operations deemed no longer in use. LHL Group recognized a loss on disposal of property and equipment amounting to $271,791 in the prior year audited Consolidated Statement of Comprehensive Income.

There were no disposals during the six months ended June 30, 2023.

Non-cash additions of $150,549 relating to leased office space was recognized in 2023.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

12. Exploration and evaluation assets and mining data

	Mining Data	Exploration and evaluation assets	Total
	$	$	$
Cost
As at January 1, 2022	12,746,135	—	12,746,135
Additions during the period	—	5,709,171	5,709,171
Carrying amount as at December 31, 2022	12,746,135	5,709,171	18,455,306
Cost
As at January 1, 2023	12,746,135	5,709,171	18,455,306
Additions during the period	—	17,465,815	17,465,815
Carrying amount as at June 30, 2023	12,746,135	23,174,986	35,921,121

The capitalization of exploration and evaluation (“E&E”) costs operates on the premise that the expenditure could result in cash in-flows over time, and that there is a reasonable prospect that the project can be developed into a profitable mining operation and that the expenditure are correlated with the exploration activities and study work of a mineral resource within a valid license area.

E&E expenditures are recognized and measured at cost, giving rise to an exploration asset. LHL Group considers exploration assets as intangible assets.

LHL Group assesses exploration assets for impairment testing when facts and circumstances suggest that the carrying amount exceeds the recoverable amount. In making this assessment, LHL Group have regard to the facts and circumstances noted in IFRS 6, paragraph 20. In performing their assessment of each of these factors, as at June 30, 2023, LHL Group have:

•        reviewed the time period that group companies have the right to explore the area and noted no instances of expiration, or licences that are expected to expire in the near future and not be renewed.

•        determined that further E&E expenditure is either budgeted or planned for all licences;

•        not decided to discontinue exploration activity due to there being a lack of quantifiable mineral resource; and

•        not identified any instances where sufficient data exists to indicate that there are licences where the E&E expenditure is unlikely to be recovered from successful development or sale.

LHL Group assesses on a project-by-project basis if the exploration and evaluation phase has concluded. At the earliest, an exploration asset gets reclassified as a development asset when a current and positive Feasibility Study describing the development path for the mineral resource was released and is available publicly. That is usually also the time when a mineral reserve gets declared. A reclassification will happen at the latest when an exploration asset gets approved for development.

Where the LHL Group is unsuccessful in acquiring or being granted a tenement area, any such costs are immediately expensed. All other costs incurred prior to securing the legal right to undertake exploration activities on a project are written-off as incurred. Exploration expenditures to be capitalized do not include expenditures incurred after the technical feasibility and commercial viability of extracting a mineral resource are demonstrable.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

13. Intangibles assets

	Patents	Software	Total Intangibles
	$	$	$
Cost
As at January 1, 2022	806,868	—	806,868
Additions during the period	92,545	92,096	184,641
As at December 31, 2022	899,413	92,096	991,509

Accumulated amortization
As at January 1, 2022	(225,451)	—	(225,451)
Charge for the period	(71,095)	—	(71,095)
As at December 31, 2022	(296,546)	—	(296,546)

Carrying amount as at December 31, 2022	602,867	92,096	694,963

Cost
As at January 1, 2023	899,413	92,096	991,509
Additions during the period	49,047	—	49,047
As at June 30, 2023	948,460	92,096	1,040,556

Accumulated amortization
As at January 1, 2023	(296,546)	—	(296,546)
Charge for the period	(38,301)	—	(38,301)
As at June 30, 2023	(334,847)	—	(334,847)

Carrying amount as at June 30, 2023	613,613	92,096	705,709

14. Trade and other payables

	June 30, 2023	December 31, 2022

	$	$
Trade payables	2,878,050	645,677
VAT Payable	114,336	595,412
Accrued expenses	22,001,296	15,360,522
	24,993,682	16,601,611

Included in Accrued expenses and Trade payables are $20,599,583 (December 31, 2022: $9,649,642) of accrued professional cost (and transaction listing cost) as of June 30, 2023 in relation to the Business Combination with GoGreen.

All amounts are short-term. The carrying value of trade payables and accrued expenses are considered to be a reasonable approximation of their fair value.

15. Subscription receivable

	June 30, 2023	December 31, 2022
	$	$
Subscription receivable	—	50,000,000

In October 2022, BHP agreed to invest a further $50 million in KNL in the form of equity under the Tranche 2 Subscription Agreement. Please refer to Note 2.5.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

16. Lease liabilities

LHL’s Tanzanian subsidiary, TNCL entered into a contract with Cordula Limited, Tanzania for lease of office space in Dar Es Salaam used for operations in 2022 and an additional contract in 2023 for a further 5 years. The terms of the lease were five (5) years. Obligations under its lease are secured by the lessor’s title to the leased assets. The lease contract does not include variable lease payments.

The roll forward analysis of lease liability is presented below:

June 30, 2023

$
As at January 1, 2022	—
Additions	456,068
Interest accretion on lease liability	20,745
Payments	(80,933)
As at January 1, 2023	395,880

Current	105,304
Non-current	290,576
395,880

As at January 1, 2023	395,880
Additions	150,549
Interest accretion on lease liability	12,564
Payments	(62,775)
As at June 30, 2023	496,218

Current	145,142
Non-current	351,076
496,218

Shown below is the maturity analysis of the undiscounted lease payments:

	June 30, 2023	December 31, 2022
	$	$
Less than 1 year	175,838	122,513
More than 1 year but less than 5 years	361,656	311,850
	537,494	434,363

17. Significant related party transactions

Related Party relationships with shareholders with significant influence

The three founding shareholders of LHL and members of their immediate family are related parties, some with significant influence over the affairs of LHL. Keith Liddell and family, Chris von Christierson and family, and Peter Smedvig, personally and via various investment companies collectively held 84.9%. of the outstanding LHL shares as of June 30, 2023. The three families are long-term financial supporters of the business and are not considered to be related to each other and are not considered to control or jointly control the financial and operating policy decisions of LML or the LHL Group.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

17. Significant related party transactions (cont.)

The Liddell family holdings are in aggregate approximately 41.2% of all outstanding LHL shares as of June 30, 2023. Keith Liddell is a director at various group companies and was the Chairman of LHL until the listing at the NYSE, when he became the Chairman of LML. He is also retained as a consultant via Keshel Consult Limited to provide metallurgical engineering services to LHL in matters related to metals recovery and advice in respect of design, engineering, commissioning, and operation of LHL’s metal and mineral projects. This commercial agreement between LHL and Keshel Consult Limited was terminated on June 30, 2023, and replaced with a commercial agreement between LHL and Keith Liddell directly with effect from July 1, 2023. His children, Simon Liddell and Natasha Liddell are employees of the company Metprotech; Simon Liddell is a director of the company Metprotech, and Natasha Liddell is a director of LZL and LHL and a member of the Executive Committee. Keith’s stepson, Charles Liddell, has an IT consultancy agreement with KNL. Keith Liddell holds his shares jointly with his wife Shelagh Jane, who has not received compensation during the reporting period and has no commercial agreement with LHL Group.

Chris von Christierson and close family members holdings are in aggregate less than 20% of all outstanding LHL shares as of June 30, 2023. Chris von Christierson is a director at various group companies. His son, Anthony von Christierson, a former investment banker, played a key role in the listing project for LML, which we successfully completed on the Closing Date. The holdings in trusts where family members are beneficiaries are classified as true trust holdings managed by professional trustees, making Chris von Christierson and close family members not related parties with significant influence.

Peter Smedvig holds in aggregate 23.7% of all LHL shares as of June 30, 2023. LHL has no commercial relationships beyond Peter Smedvig’s shareholding in LHL and no compensation or transfer of resources took place during the reporting period.

Director Compensation

During the period January to June 2023, Keith Liddell was paid $14,688 (January to June 2022: $14,688) as a non-executive director by LZL, a wholly owned subsidiary of LHL and Keith Liddell was paid $14,688 (January to June 2022: $14,688) as a non-executive director by KNL, a subsidiary of LHL.

During the period January to June 2023, Chris von Christierson, through Southern Prospecting (UK) Limited was paid $14,438 (January to June 2022: $14,438) as non-executive director by LZL, a wholly owned subsidiary of LHL, and through Southern Prospecting (UK) Limited was paid $14,438 (January to June 2022: $14,438) as a non-executive director by KNL, a subsidiary of LHL. Chris von Christierson resigned as a non-executive director of LHL, LZL and KNL with effect from August 31, 2023.

Natasha Liddell was a non-paid Director of LHL and LZL.

Directorships

Name of entity	Type	Keith Liddell	Natasha Liddell	Simon Liddell	Chris von Christierson
Lifezone Holdings Limited	Subsidiary	•	•		•
Lifezone Limited	Subsidiary	•	•		•
LZ Services Limited	Subsidiary	•
Metprotech Pacific Pty Limited	Subsidiary	•		•
Kabanga Nickel Limited	Subsidiary	•			•
Tembo Nickel Mining Company Limited	Subsidiary	•			•
Tembo Nickel Refining Company Limited	Subsidiary	•			•
Tembo Nickel Corp. Limited	Subsidiary	•
Kelltech Ltd	Joint venture	•
Kelltechnology South Africa (RF) (Pty) Ltd	Joint venture	•

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

17. Significant related party transactions (cont.)

Transactions with significant shareholders and their extended families

LHL had a commercial agreement with Keshel Consult Limited for the engagement of Keith Liddell as a technical consultant of LZL. For the six months ending June 30, 2023 $281,695 was paid or payable to Keshel Consult Limited (June 30, 2022: $315,552). The total amount outstanding as at June 30, 2023 was $nil (June 30, 2022: $nil). This commercial agreement between LHL and Keshel Consult Limited was terminated on June 30, 2023, and replaced with a commercial agreement between LHL and Keith Liddell directly with effect from July 1, 2023.

Mr. Charles Liddell (stepson of Mr. Keith Liddell) is the owner / partner in the Australian firm Integrated Finance Limited. For the six months ending June 30, 2023, Integrated Finance Limited were paid or payable $63,163 (June 30, 2022: $29,040) for the provision of information technology services to KNL, a wholly owned subsidiary of LHL. The total amount outstanding as of June 30, 2023 is $nil (June 30, 2022: $nil).

Ms. Natasha Liddell (the daughter of Mr. Keith Liddell) is a paid employee of Metprotech, a wholly owned subsidiary of LHL. For the six months ending June 30, 2023, Ms. Natsha Liddell was paid $146,224 (June 30, 2022: $144,478), including short-term bonuses and pension payments. She joined Metprotech from BHP Australia in 2022 and is responsible for Sustainability and Communications at LML and the LHL Group.

Mr. Simon Liddell (the son of Mr. Keith Liddell) is a paid employee of Metprotech, a wholly owned subsidiary of LHL. For the six months ending June 30, 2023, Mr. Simon Liddell was paid $144,904 (June 30, 2022: $72,406), including short-term bonuses and pension payments. He is VP Mining and has extensive underground mining experience, having joined from Gold Fields in Australia in 2022.

LZL has a commercial agreement with Southern Prospecting (UK) Limited for the engagement of Chris von Christierson as a consultant of LZL, a wholly owned subsidiary of LHL, in respect of mining projects and management. For the six months ending June 30, 2023 Southern Prospecting was paid $37,536 (June 30, 2022: $37,536). The total amount outstanding at June 30, 2023 was $nil (June 30, 2022: $nil). This commercial agreement with Southern Prospecting (UK) Limited was terminated on August 31, 2023.

LZL has a commercial agreement with Transition Resources Limited for the engagement of Anthony von Christierson as a consultant of LZL. For the six months ending June 30, 2023 $137,751 was paid or payable to Transition Resources Limited (June 30, 2022: $136,412). The total amount outstanding at June 30, 2023 was $31,982 (June 30, 2022: $nil). This commercial agreement with Transition Resources Limited was terminated on July 31, 2023, ahead of the completion of the listing project, led by Anthony von Christierson. As of August 1, 2023, he is an employee of LZSL, a wholly owned subsidiary of LHL and is a Senior Vice President that heads our business development department.

Related Party Loans

Loan agreements each in the principal amount of $75,000 (the “Shareholder Loan Agreements”) were entered into between LZL (as lender) and Chris Showalter (as borrower) dated May 6, 2019 and June 2, 2019 and between LZL (as lender) and each of Anthony von Christierson and Michael Adams (each, as a borrower) dated May 6, 2019, in each case to enable the borrower to fund an acquisition of shares of KNL pursuant to a fundraising. Chris Showalter and Mike Adams are members of the Executive Committee, and Anthony von Christierson is a Senior Vice President that heads our business development department. Each Shareholder Loan Agreement was secured by the shares of KNL owned by each borrower. The loans under the Shareholder Loan Agreements did not bear interest. On November 12, 2020, LZL, KNL, Chris Showalter, Anthony von Christierson and Michael Adams entered into a Deed of Novation pursuant to which KNL assumed the rights and responsibilities of LZL under each Shareholder Loan Agreement. Prior to the consummation of the Business Combination, the full principal amount of each loan under the Shareholder Loan Agreements was repaid.

At the time of the listing, LHL did not provide personal loans to directors or a member of the Executive Committee.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

17. Significant related party transactions (cont.)

Lisa Smith, a shareholder, but not considered holding significant influence over LHL has a loan of $75,000 with KNL. As at June 30, 2023 this was outstanding and is expected to be repaid before December 31, 2023.

Related party receivables

LHL had receivables due from related parties as follows.

	June 30, 2023	December 31, 2022
	$	$
Balances with affiliated entities
BHP Billiton (UK) DDS Limited	352,430	211,099
GoGreen Investments Corporation	1,380,000	—
Kelltechnology SA Proprietary Ltd	1,114,204	748,836
Other receivables	2,846,634	959,935
Balances with key management personnel
Related party receivables – Interest free	150,000	375,000
Related party receivables – Interest bearing	—	280,683
	150,000	655,683

Balances with key management personnel

Prior to the consummation of the Business Combination on the Closing Date, the full principal amount of each loan under the Shareholder Loan Agreements with all related parties were repaid in full.

This comprised:

Related Party Borrower	Officer Position	Lending Company Entity	Amount Repaid
Chris Showalter	Chief Executive Officer	Lifezone Limited	$287,524
Chris Showalter	Chief Executive Officer	Kabanga Nickel Limited	$150,000
Dr Michael Adams	Chief Technology Officer	Kabanga Nickel Limited	$75,000
Anthony von Christierson	Senior Vice President: Commercial & Business Development	Kabanga Nickel Limited	$75,000

Related party share-based payments

LHL granted restricted stock units to key management personnel as described in detail in Note 20.

Receivables from affiliated entities

Relate to short-term services to and payments on behalf of affiliated entities and are considered provided at arm’s length.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

17. Significant related party transactions (cont.)

Remuneration of key management personnel

	Six months ended
	2023	2022
	$	$
Cash compensation for services	1,584,740	1,236,512
Short-term bonuses	512,524	—
Pension and medical benefits	32,135	22,855
Total compensation paid to key management personnel	2,129,399	1,259,367

The amounts disclosed in the table are the amounts recognized as an expense during the reporting period related to key management personnel as listed below.

Keith Liddell	Chairman
Chris Showalter	Chief Executive Officer
Ingo Hofmaier	Chief Financial Officer (joined June 29, 2023)
Dr Michael Adams	Chief Technology Officer
Gerick Mouton	Chief Operating Officer
Spencer Davis	Group General Counsel (joined March 1, 2023)
Natasha Liddell	Chief Sustainability Officer
Anthony von Christierson	Senior Vice President: Commercial and Business Development
Benedict Busunzu	Tembo Nickel Chief Executive Officer

Related party revenue

LHL Group had sales to related parties as follows for the period ending:

	Six months ended
	2023	2022
	$	$
Transactions with affiliated companies
Kellplant Proprietary Ltd	129,680	755,415
Kelltechnology South Africa (RF) Proprietary Ltd	365,368	309,747
Consulting and management fee revenue	495,048	1,065,162

Revenue is attributable to LHL Group’s principal activity of consulting for the operations of mineral beneficiation operations primarily in South Africa as discussed in Note 5. These affiliated entities are joint venture entities of LZL. LZL has a 50% interest in Kelltech Limited. LZL has a 33.33% interest in KTSA, a joint venture Kelltech Limited. LZL has a 33.33% interest in Kellplant, a wholly owned subsidiary of KTSA as disclosed in detail in Note 23.

18. Contingent consideration

In April 2021, KNL completed the acquisition of all shares of Kabanga Holdings Limited from Barrick International (Barbados) Corporation and Glencore Canada Corporation (“GCC”) and all shares of Romanex International Limited from GCC and Sutton Resources Limited (“SRL”) for a total consideration of $14 million, to acquire the physical assets and all historical IP related to the Kabanga Nickel project. The IP relates to a significant amount of data and exploration and study expenses that earlier owners invested into the Kabanga Nickel project.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

18. Contingent consideration (cont.)

Of the $14 million, $8 million was paid by KNL to the previous owners before completion of the acquisition, with the remaining $6 million due to the sellers in stage payments as below:

•        The first tranche amounting to $2 million: payable at the earlier of completion of feasibility study and 3rd anniversary of the contract from date of signing.

•        The second tranche amounting to $4 million: payable at the earlier of the completion of feasibility study or the 5th anniversary of the contract from date of signing.

On December 15, 2022 KNL made the first tranche payment amounting to $2 million. The remaining $4 million is expected to be paid at the completion of a definitive feasibility study (“DFS”) or on December 9, 2024, whatever is earlier.

The present value of the outstanding balance of contingent consideration as of June 30, 2023 discounted at 4.25% has been reported on the Statement of Financial Position at $3,768,859 (December 31, 2022: $3,689,755).

The carrying amounts for the reporting periods can be analyzed as follows:

$
Gross carrying amount
At January 1, 2022	5,681,603
Repayment	(2,000,000)
Remeasurement gain	(235,505)
Accretion of interest	243,657
At December 31, 2022	3,689,755
Accretion of interest	79,104
At June 30, 2023	3,768,859

The discounted % reflects a 2-year facility appropriately priced market comparable commercial loan offered by the company bank.

19. Long term rehabilitation provision

	June 30, 2023	December 31, 2022
	$	$
Asset retirement obligation provision	303,000	303,000

LHL Group’s mining, processing, exploration, and development activities are subject to various Tanzanian Government controls and regulations relating to protection of the environment, including requirements for the closure and reclamation of mining properties. Through the exploration and evaluation operations of the mining property, asset retirement obligations are incurred.

LHL Group makes full provision for the future cost of asset retirement on a discounted cash flow basis at the time of developing the mines and installing and using those facilities. The asset retirement obligation represents the present value of rehabilitation costs relating to mine sites. These provisions have been created based on LHL Group’s internal estimates. Assumptions based on the current economic environment have been made, which Management believes are a reasonable basis upon which to estimate the future liability. These estimates are reviewed regularly to consider any material changes to the assumptions because of changes in laws and regulations, public expectations, prices, discovery and analysis of site conditions and changes in technology to restore the mine sites. However, actual asset retirement cost will ultimately depend upon future market prices for the necessary rehabilitation work required that will reflect market conditions at the relevant time. LHL Group has provided for asset retirement obligations under present environmental regulations as of June 30, 2023 at $303,000 (December 31, 2022: $303,000).

Management has not reassessed the asset retirement obligation provision during the 6 months ended June 30, 2023.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

20. Equity

LHL was incorporated on March 28, 2022, as a holding company for LZL and acquired 100% of the equity interest in LZL on June 24, 2022. Refer to Note 1.

	June 30, 2023		December 31, 2022
	Number of Shares	$	Number of Shares	$
Share capital:
Lifezone Holding Limited
Number of ordinary shares in issue	620,290		620,290
Nominal average value per ordinary per share		0.005		0.005
Nominal value of ordinary total shares:
Lifezone Holding Limited		3,101		3,101

The number of shares and nominal average value have been adjusted to retrospectively reflect the impact of the Flip-Up in accordance with the predecessor value method of accounting for the business combination under common control.

Share capital

Share capital reflects the par value of shares issued as shown on the Unaudited Condensed Consolidated Interim Financial Position in the presentational currency USD.

Share premium

Share premium reflects the excess of consideration received, net of issue costs, over par value of shares.

Other reserve

Other reserves reflect revaluation of Share-based payments and Restricted stock units.

Foreign currency translation reserve

The assets and liabilities of LHL’s foreign subsidiaries are translated into USD using the exchange rates in effect on the Unaudited Condensed Consolidated Interim Balance Sheet dates. Equity accounts are translated at historical rates, except for the change in retained earnings during the year, which is the result of the Unaudited Condensed Consolidated Interim Statement of Comprehensive Income translation process. Revenue and expense accounts are translated using the weighted average exchange rate during the period. The cumulative translation adjustments associated with the net assets of foreign subsidiaries are recorded in LHL’s unaudited condensed consolidated interim translation reserves. LHL has subsidiaries functioning in GBP and AUD.

Accumulated deficit

This includes all current and prior period accumulated losses of LHL Group.

Convertible loan

On December 24, 2021, KNL entered into a $40 million convertible loan agreement with BHP. The loan was convertible into 35,277 ordinary shares in KNL which represented 8.9% of the total voting and economic share rights in the KNL on a fully diluted basis. Conversion of the loan to equity was subject to clearance from the Tanzanian Fair Competition Commission approval. The Company had recorded the BHP convertible loan as equity based on the conversion terms of the agreement.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

20. Equity (cont.)

Reconciliation of Shareholders’ (deficit) movement

	June 30, 2023		December 31, 2022
	Number of Shares	$	Number of Shares	$
Share capital, beginning	620,290	3,101		1,843

Transactions with shareholders
Share flip up transaction
Swap of Lifezone and Kabanga Nickel Limited shares			(620,290)	(1,843)
Issue of Lifezone Holding Limited shares			620,290	3,101
Total transactions with shareholders				1,258

Lifezone Holding Limited	620,290		620,290
Share capital, ending	620,290	3,101	620,290	3,101

Share premium		25,676,656		25,676,656
Stock issuance fees		(240,000)		(240,000)
Total shared based payment reserve		25,436,656		25,436,656

Restricted stock units		14,379,698		14,379,698
Share options		11,103,650		11,103,650
Total share premium		25,483,348		25,483,348

Other Reserves		(15,495,254)		(15,495,254)
Translations Reserve		31,573		115,864
Redemption Reserve		280,808		280,808
Accumulated deficit		(54,694,202)		(44,290,602)
Total Shareholders’ deficit		(18,953,970)		(8,466,079)

Non-controlling Interest

In January 2021, KNL and the Government of Tanzania established a joint venture company in Tanzania called TNCL in order to develop, process and refine products from the Kabanga Nickel project. Through the Treasury Registrar, the Government of Tanzania owns a non-dilutable free-carried interest representing 16% of the issued share capital of TNCL. The government’s 16% interest in the joint venture arrangement is presented as a Non-controlling Interest in the Unaudited Condensed Consolidated Interim Financial Statements.

In October 2022, BHP also agreed to invest a further $50 million into KNL in the form of equity under the Tranche 2 Subscription Agreement. Refer to Note 1. KNL satisfied substantially all the closing conditions and received the $50 million on 15 February 2023 and issued a stock certificate on the same day, bringing BHP’s interest in KNL from 8.9% as of December 31, 2022 to 17.0%, effective February 15, 2023.

Restricted stock units

On November 10, 2021, restricted stock units were granted to key management personnel for 150 ordinary shares at $1.00 per share with a ten-year lapse date.

The restricted stock units vest only upon certain events being one of the following:

•        Asset sale — arm’s-length sale of all or substantially all of the assets of LHL

•        Share sale — arm’s-length sale of shares in LHL to a buyer which results in a change of control of LHL

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

20. Equity (cont.)

•        Listing — listing of the shares of LHL, or a holding company formed for the purposes of the listing, on any recognized investment exchange such as the London Stock Exchange or the Nasdaq Stock Market

The fair value of restricted stock units recognized as expensed in the six months ended June 30, 2023 was $Nil (December 31, 2022: $Nil) with a weighted remaining contractual life of 8.51 years (December 13, 2022: 9 years). The increase in the fair value of share-based payment reserves, assumed by LHL Group as part of the business combination under common control, are accounted for directly in equity under other reserves in 2022 and 2023 respectively.

The fair value of restricted stock units recognized on the statement of financial position ended June 30, 2023 was $14,379,698 (December 31, 2022: $14,379,698), included as part of Share-based payment reserve.

The following are the inputs to the model for the equity instruments granted during the year:

	June 30, 2023 RSU Inputs	December 31, 2022 RSU Inputs
Days to Expiration	3,106	3,287
Volatility	45.4%	57.9%
Risk free interest rate	0.44%	0.36%
Share price at grant	$1.00	$1.00
Discount for lack of marketability	6%	14%
Probability of vesting	100.0%	60.0%

As of June 30, 2023, the probability of vesting is estimated at 100% (December 31, 2022: 60%).

For details of the BCA transaction, refer to Note 1.

Prior to completion of the BCA with GoGreen, GoGreen shareholders approved the transaction at an EGM held on June 29, 2023, prior to the 30 June, 2023 valuation date.

The EGM transaction approval was the final legal step in pursuing the Business Combination. Based on this, Management assigned a 100% probability of an exit event via a Business Combination with GoGreen which occurred on the Closing Date.

The final transaction steps involved the exercise of all outstanding LHL RSUs (totaling 30,000), as described in detail in Note 27, for shares before all outstanding shares of LHL were exchanged for shares in LML on the Closing Date with a ratio of c. 94:1).

	RSUs Unit	Fair value ($)
Balance as at January 1, 2022	150	9,525,000
Granted	—	—
Released*	(150)	—
Exchanged*	30,000	—
Lapsed	—	—
Fair value adjustment	—	4,854,698
Exercised	—	—
Outstanding at December 31, 2022	30,000	14,379,698

Balance as at January 1, 2023	30,000	14,379,698
Outstanding as at June 30, 2023	30,000	14,379,698

____________

*        As part of the Flip-Up transaction as mentioned in Note 1, the 150 restricted stock units granted by subsidiary LZL in 2021 units were exchanged for 30,000 restricted stock units in LHL in May 2022

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

20. Equity (cont.)

Under the BCA with GoGreen Investments, as described in detail in Note 27. GOGN investors approved the merger in a special meeting held on June 29, 2023, prior to the Valuation Date. The GOGN investor approval was the final legal hurdle in pursuing the SPAC merger with LHL. Based on this, Management assigned a 100% probability of an exit event via a SPAC with GoGreen Investments.

As described in detail in Note 27, the final transaction steps involved the exercise of all outstanding RSU in LHL, for shares before all outstanding shares of LHL were exchanged for shares in LML. On the Closing Date, LML purchased the shares of LHL (with a ratio of c. 94:1).

Share-based payments

In 2021, the Board of Directors approved the grant of a total of 18,054 share options exercisable at a weighted average price of $74.48 to certain management personnel. Based on certain milestones, 11,916 (66.7%) units vested in 2021, none of the units were exercised. The remaining units vest upon an exit event. Share options recognized as expense in the six months ended June 30, 2023 was $Nil (December 31, 2022: $Nil). The increase in the fair value of share-based payment reserves, assumed by LHL as part of the Business Combination under common control, are accounted for directly in equity under other reserves in 2022 and 2023 respectively.

The fair value of share options recognized on the Statement of Financial Position as at June 30, 2023 was $11.1 million (December 31, 2022: $11.1 million), included as part of Share-based payment reserve.

There were no share options granted in the six months ending June 30, 2023.

The following are the inputs to the model for the equity instruments granted:

	June 30, 2023 Options Inputs	December 31, 2022 Options Inputs
Days to Expiration	712 – 2,903	893 – 3,084
Volatility	45.4%	56.2% – 64.7%
Risk free interest rate	0.44%	0.52% – 1.50%
Share price at grant	58.16	58.16

The share options outstanding as of June 30, 2023 have a weighted remaining contractual life of 7.30 years (December 31, 2022: 7.69 years) with exercise prices of $58.16 and $101.78.

The number and weighted average exercise price of share options per ordinary share is as follows:

	Share Options
	Units	Weighted price ($)
Balance as at January 1, 2022	18,054	74.48
Outstanding at December 31, 2022	18,054	74.48

Balance as at January 1, 2023	18,054	74.58
Outstanding as at June 30, 2023	18,054	74.48

As per the above, the Business Combination transaction also involved the exercise of all outstanding LHL options, as described in detail in Note 27, for shares before all outstanding shares of LHL were exchanged for shares in LML on the Closing Date with a ratio of c. 94:1).

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

21. Earnings per share (EPS)

Basic EPS is calculated by dividing the loss for the year attributable to ordinary equity holders of LML as the parent by the weighted average number of ordinary shares outstanding during the year.

Diluted EPS is calculated by dividing the loss attributable to ordinary equity holders of LML as the parent (after adjusting for interest on the convertible preference shares) by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.

The following table sets forth the reconciliation of the numerator and denominator used in the computation of basic and diluted loss per common share for the six months ended June 30, 2023 and June 30, 2022:

	Six months ended
	2023	2022
	$	$
Numerator:
Net loss used for basic earnings per share	(10,403,600)	(4,214,565)

Denominator:
Basic weighted-average outstanding common shares	620,290	620,290
Effect of dilutive potential common shares resulting from options	18,054	18,054
Effect of dilutive potential common restricted stock units	30,000	30,000
Weighted-average shares outstanding – diluted	668,344	668,344

Net loss per common share:
Basic and diluted loss per share	(16.77)	(6.79)

Where a loss has occurred, basic and diluted loss per share is the same because the outstanding share options are anti-dilutive. Accordingly, diluted Loss Per Share (“LPS”) equals basic LPS. The share options and RSUs outstanding as at June 30, 2023, totaling 48,054 (2022: 48,054) are considered dilutive.

22. Interests in other entities

Acquisitions during the current period

There were no acquisitions in the six months ending June 30, 2023. Please refer to Note 27 for the subsequent event acquisition of SGPL and completion of the BCA.

Acquisitions during the previous period

In January 2022, LZL acquired Metprotech from related parties Keith Liddell and Shelagh Jane Liddell under a share purchase agreement for $7,591.

23. Joint ventures

The nature of the activities of all LHL Group’s joint ventures is trading in and operation of industrial scale the metals extraction and metals refining investments, which are seen as complementing LHL Group’s operations and contributing to achieving LHL Group’s overall strategy.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

23. Joint ventures (cont.)

Details of each of LHL Group’s joint ventures at the end of the reporting period are as follows:

JV Equity Entities:	Country of incorporation	Principal place of Business	Percentage of Ownership (%)
			2023	2022
Kelltech Limited	Mauritius	Mauritius	50%	50%
Kelltechnology South Africa (RF) Proprietary Ltd	South Africa	South Africa	33%	33%
Kellplant Proprietary Ltd	South Africa	South Africa	33%	33%

LZL has a 50% interest in Kelltech Limited, a joint venture LZL has granted an exclusive license to use the Hydromet Technology across Angola, Botswana, the Democratic Republic of Congo, Lesotho, Malawi, Madagascar, Mozambique, Namibia, Swaziland, Tanzania, Zambia, Zimbabwe, South Africa, and the Seychelles (the “SADC License Area” and the license, the “Kell License”). The Kell License relates to LZL’s Hydromet Technology applicable to just precious metals projects.

Kelltech Limited owns 66.67% of KTSA and has further exclusively sub-licensed the Kell License to KTSA. The remaining 33.33% interest in KTSA is held by the Industrial Development Corporation of South Africa, a South African national development finance institution. LHL has 33.33% interest in KTSA.

Kellplant is a wholly owned subsidiary of KTSA with LZL having a 33.33% interest in Kellplant. Kellplant is expected to own and operate a refinery at SRL’s Pilanesberg Platinum Mines operations in South Africa that will utilize LZL’s Hydromet Technology to process and refine platinum group metals (“PGMs”), other precious metals and base metals.

The development of the Kellplant Hydromet refinery project is on hold and will need to be rescoped following SRL’s decision to update their mine plan and scope the refinery to process its underground mining operations, which have not been developed yet.

Kellplant is a wholly owned subsidiary of KTSA, with LZL having a 33.33% interest in Kellplant. Kellplant is expected to own and operate a refinery at SRL’s Pilanesberg Platinum Mines operations in South Africa that will utilize LZL’s Hydromet Technology to process and refine PGMs, other precious metals and base metals.

Although LHL Group holds majority ownership in these companies, LHL Group did not have ultimate control as all major decisions had to be agreed unanimously by all parties before they could be actioned. Management therefore considered it appropriate to account for these entities as joint ventures.

All joint ventures are accounted for using the equity method.

LHL Group has recognized its 50% share in Kelltech Limited share capital of $1,000, which is fully impaired.

24. Financial risk review

This note presents information about LHL Group’s exposure to financial risks and LHL Group’s management of capital. LHL Group ‘s risk management is coordinated by its directors and LHL Group does not operate any hedging operations or does not buy or sell any financial derivatives. The most significant financial risks to which LHL Group is exposed are described below:

a)      Market risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises of interest rate risk, risks related to the price of equity instruments, commodity price risk and foreign exchange rates.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

24. Financial risk review (cont.)

Market risk affecting LHL Group comprises of interest rate risk, commodity price risk and foreign exchange rates. Financial instruments affected by prices of financial instruments and commodities include deposits, trade receivables, related party receivables, trade payables, accrued liabilities, contingent considerations, and long-term rehabilitation provision.

The sensitivity analysis in the following sections relates to the positions as of June 30, 2023 and December 31, 2022.

The sensitivity analysis is intended to illustrate the sensitivity to changes in market variables on LHL Group’s financial instruments and show the impact on profit or loss and shareholders’ equity, where applicable.

The analysis excludes the impact of movements in market variables on the carrying value of provisions.

The following assumptions have been made in calculating the sensitivity analysis:

•        The Statement of Financial Position sensitivity relates to foreign currency-denominated trade receivables.

•        The sensitivity of the relevant profit before tax item and/or equity is the effect of the assumed changes in respective market risks. This is based on the financial assets and financial liabilities held at June 30, 2023 and December 31, 2022; and

•        The impact on equity is the same as the impact on profit before tax.

b)      Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. LHL’s revenue is currently concentrated with two primary customers, KTSA and Kellplant, both affiliated entities, and accordingly LHL Group is exposed to the possibility of loss if such customers default. LHL Group addresses this risk by monitoring its commercial relationship with such customers and by seeking to develop additional patented technology and entering into new partnerships.

Loan credit is extended to the Directors of KNL. Credit risk is therefore regarded as low. The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was:

LHL Group evaluated the collectability of the loan receivable and determined that no allowance loss is required.

Set out in the following page is the information about the credit risk exposure of LHL Group’s financial assets as at June 30, 2023 and December 31, 2022:

	June 30, 2023	December 31, 2022
	$	$
Cash and cash equivalents	44,410,732	20,535,210
Subscription receivable	—	50,000,000
Trade and other receivables	1,079,215	158,231
Receivable from affiliated companies	2,996,634	1,615,618
	48,486,581	72,309,059

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

24. Financial risk review (cont.)

		Days past due
	Current	31 – 60	61 – 90	91 – 120	>120	Impairment	Total
At June 30, 2023
Cash and cash equivalent	44,410,732	—	—	—	—	—	44,410,732
Trade and other receivables	5,765	1,073,450	—	—	—	—	1,079,215
Receivable from affiliated entities	1,114,204	—	—	—	1,732,430	—	2,846,634
Related party receivables	150,000	—	—	—	—	—	150,000
	45,680,701	1,073,450	—	—	1,732,430	—	48,486,581
		Days past due
	Current	31 – 60	61 – 90	91 – 120	>120	Impairment	Total
At December 31, 2022
Cash and cash equivalent	20,535,210	—	—	—	—	—	20,535,210
Subscription receivable	50,000,000	—	—	—	—	—	50,000,000
Trade and other receivables	79,648	66,861	—	11,722	—	—	158,231
Receivable from affiliated entities	748,836	—	—	—	211,099	—	959,935
Related party receivables	655,683	—	—	—	—	—	655,683
	72,019,377	66,861	—	11,722	211,099	—	72,309,059

c)      Liquidity risk

Liquidity risk arises from the possibility that LHL Group will not be able to meet its financial obligations as they fall due. LHL Group has historically been supported financially by its shareholders. The risk of its shareholders discontinuing the provision of financing was historically regarded as low. LHL Group proposes funding its upfront capital requirements and ongoing operations through current cash reserves, selling equity securities or obtaining debt financing.

	June 30 2023	December 31 2022

	$	$
<=30 days	24,889,809	16,029,218
61 – 90 days	31,388	23,018
>=121 days	4,799,057	4,691,328
Total	29,720,254	20,743,564

d)      Foreign currency risk

LHL Group has financial instruments which are denominated in currencies other than USD, its reporting currency. LHL Group mostly incurs expenditures for which it owes money denominated in non-U.S. dollar currencies, including GBP, TZS, ZAR, and AUD. As a result, the movement of such currencies could adversely affect LHL Group’s results of operations and financial position.

The following table includes financial instruments which are denominated in foreign currencies:

	June 30, 2023	December 31, 2022

	GBP £	GBP £
Cash in banks	2,198,406	359,021
Trade and other payables	159,902	77,301

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

24. Financial risk review (cont.)

	AUD $	AUD $
Cash in banks	1,681,150	1,456,988
Trade and other payables	252,021	919,785
	TZS $	TZS $
Cash in banks	702,533,655	600,859,075
	ZAR $	ZAR $
Cash in banks	863,939	—

____________

*        There were no ZAR held currency at December 31, 2022

Sensitivity analysis

The following table demonstrates the estimated sensitivity to a reasonably possible change in the GBP, TZS, ZAR, and AUD exchange rates, with all other variables held constant. The impact on LHL Group’s profit is due to changes in the fair value of monetary assets and liabilities. LHL Group’s exposure to foreign currency changes for all other currencies is not material.

	June 30, 2023	December 31, 2022
Effect on Profit
Change in GBP Rate
10%	277,338	43,204
-10%	(277,338)	43,204

Change in AUD Rate
10%	(111,553)	(97,851)
-10%	111,553	97,851

Change in TZS Rate
10%	(29,090)	(25,744)
-10%	29,090	25,744

Change in ZAR Rate
10%	(4,583)	—
-10%	4,583	—

____________

*        There were no ZAR held currency at December 31, 2022

b)      Capital management.

For the purpose of LHL Group’s capital management, capital includes issued capital, share premium and other equity reserves attributable to the equity holders of LML as the parent. The primary objective of LHL Group’s capital management is to maximize the shareholder value.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

24. Financial risk review (cont.)

Management assesses LHL Group’s capital requirements in order to maintain an efficient overall financing structure while avoiding excessive leverage. LHL Group manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust its capital structure, LHL Group may issue new shares to finance its operating requirements, through certain offtake arrangements.

25. Contingent liabilities

In 2020, Kabanga Nickel Company Ltd (“KNCL”), a subsidiary of LHL, filed a tax appeal at the Tax Revenue Appeals Tribunal of Tanzania to dispute a tax assessment regarding withholding tax for imported services to KNCL by non-resident entities when KNCL was under previous joint owners, Barrick Gold, and Glencore management. The amount of tax in dispute as at December 31, 2020 was $3,664,624 (TZS 8,426,336,706). As at June 30, 2023, the appeal is still pending at the Tax Revenue Appeals Tribunal awaiting a hearing date.

Additionally, in 2021, the Company also filed an appeal before the Tax Revenue Appeals Tribunal against the Tax Revenue Authority (“TRA”) to challenge the TRA’s claim for withholding tax. The nature of tax assessment is the same as above. The amount of tax in dispute is $183,396 (TZS 421,811,314). As at June 30, 2023, LHL is still negotiating an out-of-court settlement with the TRA for all matters under dispute.

In the opinion of Management and in consultation with its legal counsel, the probability that the tax appeals filed will result in an adverse outcome is low.

26. Significant events during the interim period

On September 5, 2022, LZL entered into a non-binding term sheet with Harmony Minerals Limited and Dutwa Minerals Limited for the acquisition of all the tangible assets and all registered and unregistered IP relating to the Dutwa Nickel project (excluding the Ngasamo deposit in the Dutwa Nickel project area). The Dutwa Nickel project is a laterite ore deposit located in northern central Tanzania, and the excess sulphuric acid produced while processing Kabanga ore could be used to leach the ore from Dutwa, providing unparalleled synergies between both operations.

On April 27, 2023 the term sheet was amended, and the acquisition remains subject to the parties entering into a definitive documentation.

In the event LZL proceeds with the Dutwa acquisition, pursuant to the terms of the amended term sheet, LZL will have to make payments cumulatively amounting to initially $12.6 million on the satisfaction of various conditions, in addition to the non-refundable deposit of $0.4 million which LZL paid on September 12, 2022.

As at the date of these Condensed Consolidated Interim Financial Statements discussion between the Government of Tanzania and the sellers were ongoing and the transaction had not completed.

27. Subsequent events

Business Combination Agreement (Reverse Acquisition)

On July 6, 2023 (“Closing Date”), LML listed on the NYSE through the completion of a Business Combination between LHL and GoGreen, formerly a blank check company listed on the NYSE.

The Business Combination, which is not within the scope of IFRS 3 since GoGreen does not meet the definition of a business in accordance with IFRS 3, will be accounted for within the scope of IFRS 2 ’Share Based Payments’ meaning as such, the Business Combination will be treated as the equivalent of LHL issuing shares at the closing of the Business Combination for the net assets of GoGreen as of the closing date, accompanied by a recapitalization.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

27. Subsequent events (cont.)

As GoGreen’s net assets were predominantly comprised of cash offset against current liabilities, the fair value of the GoGreen’s net assets as of June 30, 2023, prior to the BCA, it is considered to be the best indicator of the fair value and, therefore, the estimated preliminary purchase consideration. The net assets of GoGreen will be stated at fair value, with no goodwill or other intangible assets recorded. Any excess of fair value of LHL shares issued over the fair value of GoGreen’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and will be recognized as an expense.

According to IFRS 3, LHL is deemed the accounting predecessor of the combined business, and LML, as the new parent company of the combined business, will be the successor Securities and Exchange Commission (“SEC”) registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

The BCA was signed between both parties on December 13, 2022 concurrent to the closing the PIPE placement of $70.2m. Immediately prior to the Business Combination closing, LML owned all outstanding shares in the SPAC in return for issuing ordinary shares and warrants in LML to existing SPAC investors pro rata to their warrant and shareholdings.

The BCA was signed by, among others, LML, LHL and GoGreen on December 13, 2022. The Closing occurred concurrently with the closing of the PIPE placement totaling $70.2 million. At the Closing, LML acquired GoGreen and former GoGreen shareholders received the number of LML shares and warrants equal to their former holdings of GoGreen shares and warrants. Immediately prior to the Closing, holders of all outstanding LHL options (18,054 total) and restricted stock units (30,000 total) elected to exercise or settle, respectively, their options and restricted stock units for LHL shares, and all outstanding LHL shares were subsequently exchanged for LML shares at the Closing. On 6 July, LML purchased the shares of LHL (with a ratio of c. 94:1)

The Business Combination is expected to have a significant impact on our future capital structure and operating results. The most significant change in LHL Group’s future reported financial positions is an estimated net increase in cash (as compared to our consolidated balance sheet at June 30, 2023) of $74.7 million, including $70.2 million in gross proceeds from the PIPE Investment to be consummated substantially simultaneously with the Business Combination of which $20.6 million represents deferred listing and capital raising fees related to LML initial public offering. The outstanding warrants associated with the BCA will also be recognized in LML future reported financial position.

As a result of the Business Combination, LHL, through its new parent company LML, will become a SEC-registered Foreign Private Issuer (“FPI”) listed on the NYSE, which will require implementing procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company.

Following the Closing, LML shareholders comprised all prior shareholders of LHL, all prior shareholders of GoGreen (including its public shareholders post-redemptions and the SPAC Sponsor) plus all PIPE investors resulting in LML having a total of 79,418,599 shares issued and outstanding. Pursuant to earn-out arrangements under the BCA, former LHL shareholders and the SPAC Sponsor will receive additional LML shares if the daily volume-weighted average price of LML shares equals or exceeds (i) $14.00 per share for any 20 trading days within a 30 trading day period (“Trigger Event 1”) and (ii) $16.00 for any 20 trading days within a 30 trading day period (“Trigger Event 2”). Of the total shares issued and outstanding, 1,725,000 shares are issued but in escrow and relate to the SPAC Sponsor earn-outs, which are subject to the occurrence of the two trigger events.

LML filed a registration statement on Form F-1 with SEC on August 22, 2023. Once declared effective by the SEC, the F-1 will register the resale of certain Lifezone Metals shares and warrants owned by certain previous LHL shareholders, the SPAC Sponsor (including its limited partners), PIPE investors and Simulus vendors. Pursuant to the BCA, a 180-day lock-up period following the Closing Date applies to (i) 5,133,600 LML shares and 667,500 warrants

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

27. Subsequent events (cont.)

received by the SPAC Sponsor and (ii) the LML shares received by the previous LHL shareholders who owned 1.5% or more of the outstanding LHL shares prior to the Closing Date, in each case, subject to certain exceptions. 1,335,00 LML shares received by the SPAC Sponsor are subject to a 60-day lock-up.

Prior to the Business Combination closing, the SPAC incurred 94.47% of redemptions from public shareholders following a redemption vote deadline of June 27, 2023. This left 1,527,554 residual shares in trust at a redeemable share price of $10.76.

Gross proceeds from the SPAC merger were $16.5 million in addition to $70.2 million raised from PIPE investors at $10 per share, resulting in $86.6 million gross proceeds for LML before transaction costs.

Following the Business Combination completion on the Closing Date, net increase in cash (as compared to our Consolidated Balance Sheet at June 30, 2023) increased to $119.1 million with $20.6 million of deferred listing and capital raising fees related to LML initial public offering was paid early July 2023.

The LML shareholdings are summarized below upon closing of the BCA and with the fully diluted capitalization position.

Shareholders	Shares At Closing	% At Closing	Shares (Fully Diluted)	Fully Diluted %
Previous LHL Shareholders	62,680,131	78.9%	62,680,131	52.5%
Previous GoGreen Sponsor	6,468,600	8.1%	6,468,600	5.4%
Previous GoGreen Public Shareholders	1,527,554	1.9%	1,527,554	1.3%
PIPE Investors	7,017,317	8.8%	7,017,317	5.9%
Total	77,693,602	97.8%	77,693,602	65.0%

Simulus Consideration Shares
Simulus Vendors			500,000	0.4%
Total			78,193,602	0.4%

Warrants ($11.50 Exercise Share Price)
Previous GoGreen Public Warrants			13,800,000	11.6%
Previous GoGreen Sponsor Warrants			667,500	0.6%
Total			14,467,500	12.1%

Earn-out Trigger Event 1 ($14.00 per Share)
Previous LHL Shareholders			12,536,026	10.5%
Previous GoGreen Sponsor	862,500	1.1%*	862,500	0.7%
Total	862,500	1.1%	13,398,526	11.2%

Earn-out Trigger Event 2 ($16.00 per Share)
Previous LHL Shareholders			12,536,026	10.5%
Previous GoGreen Sponsor	862,500	1.1%*	862,500	0.7%
Total	862,500	1.1%	13,398,526	11.2%

Fully Diluted Total	79,418,599	100.0%	119,458,154	100.0%

____________

*        Issued shares but in escrow

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
for the six months ended June 30, 2023

27. Subsequent events (cont.)

Acquisition of Simulus Laboratory

On July 3, 2023, Metprotech, a wholly owned subsidiary of LHL, signed a Share Sale Agreement with the vendors of SGPL, a leading hydrometallurgical laboratory and engineering company located in Perth, Australia.

The transaction formally closed on July 18, 2023 for a total purchase consideration of $13.5 million comprising a $1.0 million deposit paid on March 27, 2023, a cash consideration of $7.5 million paid on closing and 500,000 shares in LML, valued at $10 per share. The vendors are restricted from disposing of, transferring, or assigning their consideration shares for a period of six months from the completion date.

There were no other significant events to note subsequent to June 30, 2023 which require adjustments to, or disclosures in these Unaudited Condensed Consolidated Interim Financial Statements.